THIS SOLICITATION IS BEING CONDUCTED TO OBTAIN SUFFICIENT ACCEPTANCES OF A PLAN OF REORGANIZATION BEFORE THE FILING OF VOLUNTARY REORGANIZATION CASES UNDER CHAPTER 11 OF THE BANKRUPTCY CODE.  HAIGHTS CROSS COMMUNICATIONS, INC. AND ITS DIRECT AND INDIRECT U.S. SUBSIDIARIES HAVE NOT FILED FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR APPROVED BY THE BANKRUPTCY COURT OR THE SECURITIES AND EXCHANGE COMMISSION.  IN THE EVENT THAT THESE COMPANIES FILE PETITIONS FOR RELIEF UNDER CHAPTER 11 OF THE BANKRUPTCY CODE AND SEEK CONFIRMATION OF THE JOINT PREPACKAGED PLAN OF REORGANIZATION DESCRIBED HEREIN, THIS DISCLOSURE STATEMENT WILL BE SUBMITTED TO THE BANKRUPTCY COURT FOR APPROVAL.

DISCLOSURE STATEMENT, DATED DECEMBER 4, 2009

Solicitation of Votes with Respect to the
Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of:

HAIGHTS CROSS COMMUNICATIONS, INC.

and each of its wholly owned direct and indirect U.S. subsidiaries Haights Cross Operating
Company, Recorded Books, LLC, Triumph Learning, LLC and SNEP, LLC from Lenders and Holders of:

Credit Agreement Dated as of August 15, 2008
11 ¾% Senior Notes Due 2011
12 ½% Senior Discount Notes Due 2011

THE VOTING DEADLINE TO ACCEPT OR REJECT THE JOINT PREPACKAGED
PLAN OF REORGANIZATION IS 11:59 P.M.,
NEW YORK CITY TIME, ON JANUARY 4, 2010,
 UNLESS EXTENDED BY THE COMPANY.

RECOMMENDATION BY THE COMPANY:
The Boards of Directors (or the equivalent authorized body) of the Prospective Debtors have approved the solicitation, the Joint Prepackaged Plan of Reorganization, and the transactions contemplated thereby, and recommend that all creditors whose votes are being solicited submit ballots to accept the Joint Prepackaged Plan of Reorganization.

The Prospective Debtors hereby solicit from (a) Lenders under that certain Credit Agreement, dated as of August 15, 2008, as amended, by and among Haights Cross Operating Company, as borrower, the guarantors party thereto, including Haights Cross Communications, Inc., and The Bank of New York Mellon, as administrative agent on behalf of the Lenders party thereto from time to time, (b) Holders of Haights Cross Operating Company’s 11 ¾% Senior Notes due 2011 and (c) Holders of Haights Cross Communications, Inc.’s 12 ½% Senior Discount Notes due 2011, votes to accept or reject the Prospective Debtors’ Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code.  All capitalized terms used herein shall have the meanings ascribed to them in Annex II hereto.1  A copy of the Plan is attached hereto as Exhibit A.

ONLY HOLDERS OF SECURED CREDIT AGREEMENT CLAIMS, SENIOR NOTE CLAIMS, SENIOR DISCOUNT NOTE CLAIMS AND EQUITY INTERESTS IN HOLDINGS ARE IMPAIRED UNDER THE PLAN.

VOTES ON THE PLAN ARE BEING SOLICITED ONLY FROM HOLDERS OF SECURED CREDIT AGREEMENT CLAIMS, SENIOR NOTE CLAIMS AND SENIOR DISCOUNT NOTE CLAIMS – ONLY HOLDERS OF SUCH CLAIMS AS OF THE DECEMBER 4, 2009 VOTING RECORD DATE ARE ENTITLED TO VOTE ON THE PLAN.  THE VOTING DEADLINE IS JANUARY 4, 2010.  WE RESERVE THE RIGHT TO ESTABLISH A LATER VOTING RECORD DATE IN THE EVENT THAT WE DECIDE TO EXTEND THE VOTING DEADLINE.  VOTES ARE NOT BEING SOLICITED FROM HOLDERS OF EQUITY INTERESTS IN HOLDINGS OR FROM ANY OF THE PROSPECTIVE DEBTORS’ OTHER CREDITORS.

HOLDERS OF OTHER PRIORITY CLAIMS, GENERAL UNSECURED CLAIMS, INCLUDING HOLDERS OF PREPETITION TRADE CLAIMS, CUSTOMERS AND EMPLOYEES, AND INTERCOMPANY CLAIMS WILL NOT BE IMPAIRED BY THE PLAN, AND AS A RESULT, THE RIGHT TO RECEIVE PAYMENT IN FULL ON ACCOUNT OF EXISTING OBLIGATIONS IS NOT ALTERED BY THE PLAN.  DURING THE CHAPTER 11 CASES, WE INTEND TO OPERATE OUR BUSINESS IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL OF OUR GENERAL UNSECURED CREDITORS, INCLUDING ALL TRADE CREDITORS, CUSTOMERS AND EMPLOYEES, OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

[1]
The Prospective Debtors, as defined in Annex II, shall be referred to herein collectively either as the “Debtors” or the “Prospective Debtors,” and together with their non-Debtor affiliates as the “Company.” The terms “we,” “our” and “us” refer to the Company, the Debtors or the Prospective Debtors, as the context requires.

AS EXPLAINED BELOW IN GREATER DETAIL, THE PLAN SUPPORT PARTIES, WHICH ARE HOLDERS OF 100% OF THE OUTSTANDING PRINCIPAL AMOUNT UNDER THE SECURED CREDIT AGREEMENT, APPROXIMATELY 80% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE SENIOR NOTES AND APPROXIMATELY 13% OF THE OUTSTANDING PRINCIPAL AMOUNT OF THE SENIOR DISCOUNT NOTES, ALREADY HAVE AGREED TO VOTE TO ACCEPT THE PLAN, IN ACCORDANCE WITH THE TERMS OF THE PLAN SUPPORT AGREEMENT.  THE BOARD OF DIRECTORS (OR THE EQUIVALENT AUTHORIZED BODY) OF EACH OF THE PROSPECTIVE DEBTORS HAS APPROVED THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN.  THE BOARD OF DIRECTORS (OR THE EQUIVALENT AUTHORIZED BODIES) OF THE PROSPECTIVE DEBTORS RECOMMEND THAT ALL HOLDERS OF CLAIMS THAT ARE ENTITLED TO VOTE ON THE PLAN SUBMIT BALLOTS TO ACCEPT THE PLAN.

THIS DISCLOSURE STATEMENT AND THE ACCOMPANYING MATERIALS ARE BEING SENT TO HOLDERS OF SECURED CREDIT AGREEMENT CLAIMS, SENIOR NOTE CLAIMS AND SENIOR DISCOUNT NOTE CLAIMS WHO WERE REGISTERED HOLDERS AS OF THE VOTING RECORD DATE.

GENERAL BACKGROUND				1
I.	VOTING PROCEDURES AND REQUIREMENTS			26
	A.	Ballots		26
	B.	Procedures for Subscribing to Rights Offering		27
	C.	Procedures for Casting and Deadlines for Voting on the Plan		27
	D.	Parties Entitled to Vote on the Plan		28
	E.	Counting of Ballots and Master Ballots for Determining Acceptance of the Plan		29
II.	RISK FACTORS			31
	A.	Risks Relating to the Chapter 11 Cases		31
		1.	General	31
		2.	Failure to Satisfy Vote Requirement	31
		3.	Method of Solicitation	31
		4.	Risks Associated with Resolicitation	32
		5.	Classification and Treatment of Claims and Equity Interests	32
		6.	Nonacceptance of the Plan—Confirmation by Nonconsensual “Cram Down”	33
		7.	Certain Risks of Nonconfirmation or Delay of Confirmation	33
		8.	Alternatives to Confirmation and Consummation of the Plan	34
		9.	Risk of Nonoccurrence of the Effective Date	34
		10.	Termination Rights Under Plan Support Agreement	35
		11.	Inability to Assume Certain Contracts	35
	B.	Factors Affecting the Value of the Securities to Be Issued Under the Plan of Reorganization		35
		1.	Capital Requirements	35
		2.	Variances From Projections	36
		3.	Recovery Percentages May Differ From Estimates	36
		4.	Lack of Trading Market for New Securities and Restrictions on Transfer of New Securities	36
		5.	Dividends on New Securities	37
		6.	Ownership of Voting Stock.	37
		7.	Collateral Securing New First Lien Notes and New Second Lien Notes	38
		8.	Subordination of the Second Lien Notes	39
		9.	Covenants under the indentures governing the New Notes and under any future debt agreements restrict our future operations.	40
		10.	The imposition of certain permitted liens could adversely affect the value of the collateral.	41
		11.	The collateral is subject to casualty risks.	41
		12.	Rights of holders of New Notes in the collateral may be adversely affected by bankruptcy proceedings.	41
		13.	Any future pledge of collateral might be avoidable in bankruptcy.	42
		14.	Rights of holders of New Notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.	42
		15.	We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the New Notes and the related guarantees thereof.	42

i

		16.	There are certain categories of property that are excluded from the collateral.	43
		17.	Ranking of New Common Stock	43
	C.	Risks Relating to the Company’s Financial Condition and Business		43
		1.	Leverage and Debt Service	43
		2.	Floating Rate Indebtedness	45
		3.	Enforcement of Defaults by Entities Not Party to the Plan Support Agreement	45
		4.	Treatment of Trade Vendors and Other Unsecured Claims in the Chapter 11 Cases and Risk of Failure to Obtain Authority to Pay Their Claims in the Ordinary Course of Business	45
		5.	Disruption of Operations and Retention of Key Customers and Key Employees	46
		6.	The recent U.S. financial turmoil and associated economic downturn has and may continue to harm our Test-prep and Intervention and Library businesses and prospects.	46
		7.	We may be unable to compete successfully in our highly competitive industry.	47
		8.	We have a history of losses, which we expect to continue, and we might not ever achieve or maintain profitability.	47
		9.	We may be required to reduce the value of our inventory, long-lived assets and/or goodwill, which could materially adversely affect our financial condition and results of operations.	48
		10.	Misuse, misappropriation or other loss of our proprietary rights could have a material adverse effect on our results of operations.	48
		11.	We may have to defend against intellectual property infringement claims and other claims that may cause us to incur significant costs and may divert management attention.	49
		12.	Growth of multimedia products may compete with and reduce our publishing activities.	49
		13.	Technological changes may reduce our sale of products	49
		14.	Our business may be adversely affected by an increase in paper or postage costs.	50
		15.	Our success depends in large part on our ability to update and expand the content of existing products and develop new products in a cost-effective manner and on a timely basis.	50
		16.	If the federal NCLB Act is materially changed, repealed, or found unconstitutional, our revenue and profitability could be adversely affected	50
		17.	If there is a substantial reduction in the emphasis placed by federal and state governments on assessment and remediation in K-12 education, our business may be adversely affected.	50
		18.	We are dependent on a limited number of suppliers and service providers, and any interruption of supply or services from these vendors could have a material adverse effect on our operations.	51
		19.	Disruption in our distribution centers could significantly lower our revenues and profitability.	51
		20.	We are dependent upon a central computer system and if we experience damage, service interruptions or failures in this system, or if our security measures are breached, our customer relationships and our ability to attract new customers may be adversely affected.	51
III.	BACKGROUND AND EVENTS LEADING UP TO THE SOLICITATION			52

	A.	Background		52
	B.	Equity Ownership and Debt Structure		55
		1.	Equity Ownership Structure	55
		2.	Debt Structure	55
IV.	THE BUSINESS			57
	A.	General		57
	B.	Products		57
		1.	Test-prep and Intervention	57
		2.	Library	60
	C.	Seasonality		61
	D.	Customers		61
		1.	Test-prep and Intervention	61
		2.	Library	61
	E.	Product and Content Development		61
		1.	Test-prep and Intervention	62
		2.	Library	63
	F.	Sales and Marketing		64
		1.	Test-prep and Intervention	64
		2.	Library	65
	G.	Competition		65
		1.	Test-prep and Intervention	65
		2.	Library	66
	H.	Production and Fulfillment		66
	I.	Intellectual Property		66
	J.	Executive Officers		67
	K.	Employees		69
	L.	Properties		69
	M.	Environmental Regulation		70
	N.	Legal Proceedings		70
V.	THE PLAN – CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION			71
	A.	Overview of Chapter 11		71
	B.	Administrative Expense Claims, Priority Tax Claims and Other Unclassified Claims		71
		1.	Administrative Expense Claims	71
		2.	Ordinary Course Liabilities	71
		3.	Priority Tax Claims	72
		4.	Professional Fees	72
		5.	Prepetition Indenture Trustee Fees and Expenses	72
	C.	Classification of Claims and Equity Interests		73
	D.	Treatment of Claims and Equity Interests		75
		1.	Treatment of Claims and Equity Interests	75
		2.	Confirmation Pursuant to 1129(b) of the Bankruptcy Code	80
		3.	Special Provision Regarding Unimpaired Claims	80
		4.	Issuances Subject to Future Dilution	80
	E.	Means of Implementation of Plan		81
		1.	Compromise of Controversies	81
		2.	Guarantees	81
		3.	Vesting of Assets	81
		4.	Continued Corporate Existence and New Constituent Documents	81
		5.	Cancellation of Notes, Instruments, Debentures, Equity Interests and Liens	82
		6.	Directors and Officers of the Reorganized Debtors	83
		7.	Corporate Action	83

		8.	Sources of Cash for Plan Distribution	84
		9.	Restructuring Transactions	84
		10.	Voting Agreement	84
VI.	THE PLAN – OTHER PROVISIONS			85
	A.	Treatment of Executory Contracts and Unexpired Leases		85
		1.	Assumption and Cure of Executory Contracts and Unexpired Leases	85
		2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	86
		3.	Indemnification of Directors, Officers and Employees	86
		4.	Compensation and Benefit Programs	87
		5.	Termination of Prepetition Equity Agreements	87
	B.	Provisions Governing Distributions		87
		1.	Date of Distributions	87
		2.	Interest On Claims	87
		3.	Disbursing Agent	88
		4.	Mandatory Exchange Date	88
		5.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	89
		6.	Setoff and Recoupment	89
		7.	Surrender of Cancelled Instruments or Securities	89
		8.	Lost, Stolen, Mutilated or Destroyed Debt or Equity Securities	90
	C.	Procedures for Resolving Disputed Claims		90
		1.	Prosecution of Objections to Claims; Distributions	90
		2.	Estimation of Claims	91
	D.	Conditions Precedent to Confirmation and Effective Date of the Plan		91
		1.	Conditions Precedent to Confirmation	91
		2.	Conditions Precedent to the Effective Date and Waiver of Conditions	91
		3.	Modification of Plan	92
		4.	Effect of Withdrawal or Revocation and Reservation of Rights	93
		5.	Substantial Consummation of Plan	93
	E.	Effect of Plan Confirmation		93
		1.	Binding Effect	93
		2.	Discharge of Claims	93
		3.	Releases	94
		4.	Exculpation and Limitation of Liability	95
		5.	Injunction	95
		6.	Term of Bankruptcy Injunction or Stays	96
		7.	Termination of Subordination Rights and Settlement of Related Claims	96
		8.	Preservation of Rights of Action	96
	F.	Retention of Jurisdiction		97
	G.	Miscellaneous Provisions		99
		1.	Payment of Statutory Fees	99
		2.	Section 1145 Exemption	99
		3.	Governing Law	99
		4.	Severability of Plan Provisions	99
		5.	Inconsistency	100
		6.	Section 1125(e) of the Bankruptcy Code	100
		7.	Exemption from Certain Transfer Taxes	100
		8.	Tax Reporting, Withholding and Compliance	101
		9.	Schedules and Exhibits	101
		10.	No Prejudice	101
		11.	Allocation of Payments	101
		12.	Terms of Injunctions Or Stay	101

VII.	RIGHTS OFFERING			102
	A.	Issuance of Senior Discount Note Rights		102
	B.	Solicitation of Institutional Accredited Investors Only		102
	C.	Rights Offering Amount		103
	D.	Exercise Price		103
	E.	Exercise of Senior Discount Note Rights		104
	F.	Transfer and Revocation of Senior Discount Note Rights		106
	G.	Use of Proceeds of the Rights Offering		106
VIII.	DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS RELATED TO THE PLAN			106
	A.	Description of the New First Lien Notes		106
	B.	Description of the New Second Lien Notes		112
	C.	Description of New Common Stock, Exit Warrants and Reorganized Holdings Certificate of Incorporation		120
		1.	Description of New Common Stock	120
		2.	Description of Exit Warrants	121
		3.	Description of Reorganized Holdings Certificate of Incorporation	122
	D.	Description of Registration Rights Agreement		124
	E.	Description of Intercreditor Agreement		124
	F.	Description of Voting Agreement		124
	G.	Description of Certain Retention Agreements with Financial Advisors		125
	H.	Effect of Proposed Restructuring Transactions on Management Agreements		126
IX.	POST-REORGANIZATION CAPITAL STRUCTURE			127
X.	PROJECTIONS AND VALUATION ANALYSIS			128
	A.	Consolidated Condensed Projected Financial Statements		128
		1.	Responsibility for and Purpose of the Projections	128
		2.	Pro Forma Financial Projections	128
		3.	General Assumptions	130
	B.	Valuation		137
		1.	Valuation Methodology	140
XI.	THE BEST INTERESTS TEST / LIQUIDATION ANALYSIS			142
	A.	The Best Interests Test		142
	B.	Liquidation Analysis		143
		1.	Hypothetical Ch. 7 Liquidation Analysis - Haights Cross Communications, Inc.	144
		2.	Hypothetical Ch. 7 Liquidation Analysis - Haights Cross Operating Company	146
		3.	Footnotes to Liquidation Analysis	147
XII.	CERTAIN OTHER LEGAL CONSIDERATIONS			151
	A.	Solicitation of Votes Prior to Commencement of Chapter 11 Cases		151
		1.	Section 3(a)(9) of the Securities Act	151
		2.	Section 4(2) of the Securities Act	151
	B.	Sales of Securities and Section 4(2) of the Securities Act		151
	C.	Offers and Sales under Section 1145 of the Bankruptcy Code		152
		1.	Initial Offer and Sale of Securities	152
		2.	Subsequent Transfers of Securities	152
		3.	Subsequent Transfers Under State Law	153
XIII.	CERTAIN FEDERAL INCOME TAX CONSIDERATIONS			154
	A.	Tax Consequences to the Company		155
		1.	Cancellation of Debt (“COD”) Income	155

v

		2.	Applicable High Yield Discount Obligations – Limitation on Interest Deductions	156
		3.	Section 382 Limitation	156
		4.	Alternative Minimum Tax	158
	B.	Tax Consequences to the Impaired Lenders and Impaired Noteholders		158
		1.	Exchange of the Secured Credit Agreement Claims for Cash or New First Lien Notes	158
		2.	Exchange of the Senior Note Claims for New Second Lien Notes, New Common Stock, Senior Note Cash Consideration, if any, Rights Offering Proceeds, if any	160
		3.	Exchange of the Senior Discount Note Claims for New Common Stock and Exit Warrants	164
		4.	Original Issue Discount (“OID”)	166
		5.	Backup Withholding	168
XIV.	THE ANTICIPATED CHAPTER 11 CASES OF THE PROSPECTIVE DEBTORS			169
	A.	First Day Orders		169
		1.	Provisions for Employees	169
		2.	Trade Vendors and Other Unsecured Creditors	169
		3.	Cash Management	169
		4.	Cash Collateral	170
		5.	Taxes	170
		6.	Net Operating Loss Trading	170
		7.	Insurance	170
		8.	Utility Service	170
		9.	Scheduling Order	170
		10.	Joint Administration	170
		11.	Relief from Filing Deadline for Schedules	171
		12.	Retention of Professionals	171
XV.	CONFIRMATION			172
	A.	Confirmation Hearing		172
	B.	Requirements for Confirmation		172
	C.	Class Acceptance of the Plan		172
	D.	Nonconsensual Confirmation		173
	E.	Plan Meets Requirements for Confirmation		173
		1.	Best Interests of Creditors—Liquidation Analysis	173
		2.	Feasibility of the Plan	174
	F.	Alternatives to Confirmation and Consummation of the Plan		175
		1.	Alternative Plans of Reorganization	175
		2.	Dismissal of the Prospective Debtors’ Chapter 11 Cases	175
		3.	Liquidation Under Chapter 7 or Chapter 11	176
RECOMMENDATION AND CONCLUSION				177

ANNEXES

I.	List of Prospective Debtors
II.	Definitions

EXHIBITS

A.	Plan of Reorganization
B.	Plan Support Agreement (Redacted)
C.	Reorganized Holdings Certificate of Incorporation
D.	Term Sheet for the Registration Rights Agreement
E.	Voting Agreement
F.	New First Lien Note Indenture
G.	New Second Lien Note Indenture
H.	Third Quarter 2009 Financial Statements and Management Discussion & Analysis
I.	Intercreditor Agreement
J.	Projections

GENERAL BACKGROUND

We negotiated the terms of the Plan with the Plan Support Parties.  As a result of such negotiations, the Plan Support Parties entered into the Plan Support Agreement, pursuant to which, among other things, the Plan Support Parties agreed, subject to the terms of the Plan Support Agreement, to vote to accept the Plan.  A redacted copy of the Plan Support Agreement is attached hereto as Exhibit B.  The Plan Support Parties have informed us that, as of the date of the Plan Support Agreement, collectively they held or controlled 100% of the outstanding principal amount under the Secured Credit Agreement, approximately 80% of the outstanding principal amount of the Senior Notes and approximately 13% of the outstanding principal amount of the Senior Discount Notes.  As a result, 100% of the dollar value and 100% in number of the Class 2 Claims, approximately 80% of the dollar value of Class 4 Claims and 13% of the dollar value of Class 5 Claims have agreed to vote in favor of the Plan in accordance with the terms of the Plan Support Agreement.

THE PLAN SUPPORT PARTIES SUPPORT THE PROPOSED FINANCIAL RESTRUCTURING DESCRIBED HEREIN AND HAVE AGREED TO VOTE TO ACCEPT THE PLAN, SUBJECT TO THE TERMS OF THE PLAN SUPPORT AGREEMENT.

If the Plan is confirmed and becomes effective, the Secured Credit Agreement Claims would be exchanged, in full satisfaction of all obligations thereunder, for Cash in an amount equal to the aggregate amount of such Claims; provided, however, that in the event the Prospective Debtors, notwithstanding their commercially reasonable best efforts, are unable to consummate the Alternative Financing, the Secured Credit Agreement Claims would be exchanged for (a) New First Lien Notes and (b) Cash equal to the difference between (x) the aggregate amount of Secured Credit Agreement Claims and (y) the aggregate principal amount of the New First Lien Notes.  The Senior Note Claims would be exchanged, in full satisfaction of all obligations thereunder, for (a) New Second Lien Notes, (b) the Senior Note Stock Consideration (subject to adjustment for rounding of fractional shares), (c) any Senior Note Cash Consideration and (d) any Rights Offering Proceeds; provided, however, that if the class representing the Senior Discount Note Claims has not voted to accept the Plan, the Senior Note Claims would be exchanged, in full satisfaction of all obligations thereunder, for (a) New Second Lien Notes, (b) 9,000,000 shares of New Common Stock (subject to adjustment for rounding of fractional shares), which amount shall be equal to 100% of the total number of shares of New Common Stock issued under the Plan and (c) any Senior Note Cash Consideration.  So long as the class representing the Senior Discount Note Claims has voted to accept the Plan, the Senior Discount Note Claims would be exchanged, in full satisfaction of all obligations thereunder, for a pro-rata distribution of:  (a) 720,000 shares of New Common Stock (subject to adjustment for rounding of fractional shares), which amount shall be equal to approximately 8% of the total number of shares of New Common Stock issued under the Plan and (b) Exit Warrants.  If, however, the class representing the Senior Discount Note Claims does not vote to accept the Plan, then the Holders of such Senior Discount Note Claims would receive nothing.  On the Effective Date, all Equity Interests in Holdings will be cancelled or extinguished.  All other classified Claims and Equity Interests that are Allowed will be Unimpaired.

All of the capital stock rights described above will be subject to dilution upon issuance of the Exit Warrants and/or future issuances, including management awards.

We do not believe that Reorganized Holdings will be immediately subject to reporting requirements under the Exchange Act following the Effective Date.

As of the date hereof, none of the Prospective Debtors are under the jurisdiction of the Bankruptcy Court.  If we receive the requisite acceptances of the Plan from Impaired Lenders and Impaired Noteholders in number and dollar amount to satisfy the requirements for acceptance of the Plan in accordance with the Bankruptcy Code, we intend to commence the Chapter 11 Cases and to seek confirmation of the Plan by the Bankruptcy Court promptly thereafter.  The confirmation of the Plan is subject to, among other things, judicial approval of this Disclosure Statement and the Plan.  If the Plan is confirmed by the Bankruptcy Court and the Effective Date occurs, all Impaired Lenders and Impaired Noteholders (including, in each case, those who do not submit Ballots, those who submit Ballots to reject the Plan and those whose Ballots are rejected because they are illegible, incomplete or unsigned) will be bound by the Plan and the transactions contemplated thereby.

DURING THE CHAPTER 11 CASES, WE INTEND TO OPERATE OUR BUSINESS IN THE ORDINARY COURSE AND WILL SEEK AUTHORIZATION FROM THE BANKRUPTCY COURT TO MAKE PAYMENT IN FULL ON A TIMELY BASIS TO ALL OF OUR GENERAL UNSECURED CREDITORS, INCLUDING ALL TRADE CREDITORS, CUSTOMERS AND EMPLOYEES, OF ALL AMOUNTS DUE PRIOR TO AND DURING THE CHAPTER 11 CASES.

We believe that confirmation of the Plan is in the best interests of creditors and other parties in interest, and, therefore, that the Plan should be confirmed.  The Prospective Debtors recommend that all eligible parties vote to accept the Plan.

This Disclosure Statement and the Plan (and all exhibits, schedules and appendices hereto and thereto), the accompanying forms of Ballot and Master Ballot, and the related materials delivered together herewith are being furnished to Impaired Lenders pursuant to section 4(2) of the Securities Act and section 1126(b) of the Bankruptcy Code and to Impaired Noteholders pursuant to section 3(a)(9) of the Securities Act and section 1126(b) of the Bankruptcy Code, in connection with the solicitation of votes to accept or reject the Plan (and the transactions contemplated thereby, as described herein).

The Voting Agent for the Plan is:

Globic Advisors, Inc.
One Liberty Plaza, 23rd Floor
New York, NY 10006
Attention:  Robert Stevens
Banks and Brokers call: 212-201-5346
Toll-Free: 1-800-974-5771
Facsimile:  212-271-3252

The Company’s legal advisor is Brown Rudnick LLP.  They can be contacted at:

Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attention: Steven D. Pohl, Esq.
Telephone: (617) 856-8200
Facsimile: (617) 856-8201

The legal advisor to the Informal Committee of Senior Notes is Shearman & Sterling LLP.
They can be contacted at:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:
Andrew V. Tenzer, Esq.
Michael H. Torkin, Esq.
Telephone: (212) 848-4000
Facsimile: (212) 848-7179

The solicitation of votes on the Plan will be made in reliance on the exemption from the registration requirements of the Securities Act provided by section 3(a)(9) thereof with respect to Impaired Noteholders and section 4(2) thereof with respect to Impaired Lenders.  The offer and sale of New Common Stock pursuant to the Rights Offering is and will be made in reliance on the exemption from the registration requirements of the Securities Act provided by section 4(2) thereof.  Except for the New Common Stock issued pursuant to the Rights Offering, each of the new securities issued in accordance with the Plan (i.e., the shares of New Common Stock, the Exit Warrants (and the shares of New Common Stock issued upon exercise thereof), the New First Lien Notes and the New Second Lien Notes), will be issued pursuant to the exemption from the registration requirements of the Securities Act provided by section 1145 of the Bankruptcy Code.

THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY, AND THE NEW SECURITIES TO BE ISSUED ON THE EFFECTIVE DATE WILL NOT HAVE BEEN THE SUBJECT OF A REGISTRATION STATEMENT FILED WITH, THE SEC OR ANY SECURITIES REGULATORY AUTHORITY OF ANY STATE UNDER THE SECURITIES ACT OR UNDER ANY STATE SECURITIES OR “BLUE SKY” LAWS.  THE PLAN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

AS A RESULT OF THESE FACTORS AND THE TRANSFER RESTRICTIONS DESCRIBED HEREIN THERE MAY NOT BE ANY LIQUID MARKET FOR THE NEW SECURITIES AND WE CANNOT ASSURE THAT ANY MARKET WILL EVER DEVELOP.  THE REORGANIZED DEBTORS WILL NOT BE OBLIGATED TO COMPLETE ANY PUBLIC OFFERING FOLLOWING THE EFFECTIVE DATE OF THE PLAN (OTHER THAN AS MAY BE REQUIRED UNDER THE REGISTRATION RIGHTS AGREEMENT).

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE.  ANY PARTY DESIRING ANY SUCH ADVICE SHOULD CONSULT WITH ITS OWN ADVISORS.

EACH IMPAIRED LENDER AND IMPAIRED NOTEHOLDER SHOULD REVIEW THIS DISCLOSURE STATEMENT AND THE PLAN AND ALL EXHIBITS HERETO AND THERETO BEFORE CASTING A BALLOT.  THIS DISCLOSURE STATEMENT CONTAINS A SUMMARY OF CERTAIN PROVISIONS OF THE PLAN AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION.  WE BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF AND PROVIDE ADEQUATE INFORMATION WITH RESPECT TO THE DOCUMENTS SUMMARIZED; HOWEVER, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF THOSE DOCUMENTS AND AS OTHERWISE PROVIDED HEREIN.

THIS DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING US AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS, ALL OF WHICH ARE BASED ON VARIOUS ESTIMATES AND ASSUMPTIONS.  SUCH INFORMATION AND STATEMENTS ARE SUBJECT TO INHERENT UNCERTAINTIES AND TO A WIDE VARIETY OF SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE RISKS, INCLUDING THOSE SUMMARIZED HEREIN.

THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR THE SOLICITATION OF AN OFFER TO EXCHANGE OR BUY, ANY SECURITIES THAT MAY BE DEEMED TO BE OFFERED HEREBY WITH RESPECT TO ANY HOLDER OF A SECURED CREDIT AGREEMENT CLAIM OR SENIOR DISCOUNT NOTE CLAIM (WITH RESPECT TO THE RIGHTS OFFERING) THAT IS NOT AN “ACCREDITED INVESTOR” AS DEFINED IN REGULATION D UNDER THE SECURITIES ACT.  ANY BALLOT SUBMITTED BY A HOLDER OF A SECURED CREDIT AGREEMENT CLAIM THAT IS NOT AN “ACCREDITED INVESTOR” WILL BE DEEMED A REJECTION OF THE PLAN FOR PURPOSES OF DETERMINING WHETHER REQUISITE VOTES FOR ACCEPTANCES OF THE PLAN HAVE BEEN RECEIVED.  ANY SUBSCRIPTION FORM SUBMITTED BY A HOLDER OF A SENIOR DISCOUNT NOTE CLAIM THAT IS NOT AN INSTITUTIONAL “ACCREDITED INVESTOR” WILL BE DEEMED NULL AND VOID.  IN ANY STATE OR OTHER JURISDICTION (DOMESTIC OR FOREIGN) IN WHICH ANY SECURITIES THAT MAY BE DEEMED TO BE OFFERED HEREBY ARE REQUIRED TO BE QUALIFIED FOR OFFERING IN SUCH JURISDICTION, NO OFFER IS HEREBY BEING MADE TO, AND THE RECEIPT OF BALLOTS OR SUBSCRIPTION FORMS WILL NOT BE ACCEPTED FROM, RESIDENTS OF SUCH JURISDICTION UNLESS AND UNTIL SUCH REQUIREMENTS, IN THE SOLE AND FINAL DETERMINATION OF THE PROSPECTIVE DEBTORS, HAVE BEEN FULLY SATISFIED.  UNTIL SUCH TIME, ANY BALLOT SUBMITTED WITH RESPECT TO ANY SUCH CREDITOR WILL BE DEEMED NULL AND VOID AND WILL NOT CONSTITUTE A REJECTION OR ACCEPTANCE FOR PURPOSES OF DETERMINING WHETHER REQUISITE VOTES FOR ACCEPTANCE OF THE PLAN HAVE BEEN RECEIVED AND ANY SUBSCRIPTION FORM SUBMITTED WITH RESPECT TO ANY SUCH CREDITOR WILL BE DEEMED NULL AND VOID.

ACTUAL EVENTS, CIRCUMSTANCES, EFFECTS AND RESULTS MAY VARY SIGNIFICANTLY FROM THOSE INCLUDED IN, OR CONTEMPLATED BY, THE PROJECTED FINANCIAL INFORMATION AND OTHER FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.  SUCH PROJECTIONS AND STATEMENTS ARE NOT NECESSARILY INDICATIVE OF THE FUTURE FINANCIAL CONDITION OR RESULTS OF OPERATIONS OF THE COMPANY AND SHOULD NOT BE REGARDED AS REPRESENTATIONS BY US, OUR ADVISORS OR ANY OTHER PERSONS THAT THE PROJECTED FINANCIAL CONDITION OR RESULTS CAN OR WILL BE ACHIEVED.  THERE CAN BE NO ASSURANCE THAT OUR ACTUAL ABILITY TO COVER OUR FUTURE PRINCIPAL AND CASH INTEREST PAYMENT OBLIGATIONS WILL NOT DIFFER FROM THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

NEITHER OUR INDEPENDENT AUDITORS NOR ANY OTHER INDEPENDENT ACCOUNTANTS HAVE COMPILED, EXAMINED OR PERFORMED ANY PROCEDURES WITH RESPECT TO THE FINANCIAL PROJECTIONS, THE ENTERPRISE VALUATION OR THE LIQUIDATION ANALYSIS CONTAINED HEREIN, NOR HAVE THEY EXPRESSED ANY OPINION OR ANY OTHER FORM OF ASSURANCE AS TO SUCH INFORMATION OR ITS ACHIEVABILITY, NOR DO THEY ASSUME ANY RESPONSIBILITY FOR OR CLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS, THE ENTERPRISE VALUATION OR LIQUIDATION ANALYSIS.

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE INFORMATION REGARDING THE HISTORY, BUSINESS AND OPERATIONS OF THE PROSPECTIVE DEBTORS AND THE HISTORICAL FINANCIAL INFORMATION REGARDING THE PROSPECTIVE DEBTORS IS INCLUDED FOR PURPOSES OF SOLICITING ACCEPTANCES OF THE PLAN BUT, AS TO CONTESTED MATTERS AND ADVERSARY PROCEEDINGS, IS NOT TO BE CONSTRUED AS AN ADMISSION OR A STIPULATION BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS.

THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR TO REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE PROSPECTIVE DEBTORS OR ANY OTHER PARTY, OR BE DEEMED A REPRESENTATION OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE PROSPECTIVE DEBTORS OR HOLDERS OF CLAIMS OR EQUITY INTERESTS.

FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THIS DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PSLRA AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES AND RISKS DESCRIBED HEREIN.

SEE THE SECTION ENTITLED “RISK FACTORS” OF THIS DISCLOSURE STATEMENT FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE PLAN.

All exhibits to this Disclosure Statement are incorporated into and are a part of this Disclosure Statement as if fully set forth herein.

In addition to the information contained in this Disclosure Statement and the Plan, the Company will make available to each Holder the opportunity to ask questions and receive answers concerning the terms and conditions of the Plan.  Paul Crecca, President, Chief Executive Officer and Director, and Mark Kurtz, Senior Vice President and Chief Financial Officer, as representatives of the Company, will each be available via telephone at (914) 289-9420 and (914) 289-9480, respectively, during normal business hours to answer questions with respect to the Plan.  Other than these persons, no person has been authorized to give any information or make any representation on our behalf not contained, or incorporated by reference, in this Disclosure Statement or the Plan and, if given or made, such information or representation must not be relied upon as having been authorized.

The delivery of this Disclosure Statement shall not, under any circumstances, create any implication that the information it contains (or incorporates by reference from other documents or reports), is correct as of any time subsequent to the date hereof (or the date of a document or report incorporated by reference), or that there has been no change in the information set forth herein (or in a document or report incorporated by reference) or in our affairs since the date hereof (or thereof).  All statements contained in this Disclosure Statement are made as of the date hereof unless otherwise specified.

COMPANY INFORMATION

Our corporate headquarters are located at 10 New King Street, Suite 102, White Plains, New York 10604.  Certain financial information can be found on our website at www.haightscross.com/dyncnt/financial.cfm.  Information on our website is not a part of this Disclosure Statement, except to the extent that any such information expressly is incorporated herein.

On September 10, 2007, Holdings filed a Form 15 with the SEC terminating its reporting obligations under the Exchange Act.  As a result, certain information contained in our earlier public reports may no longer be accurate and should not be relied upon.  We are not obligated to update such information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Disclosure Statement contains statements relating to future results of the Company that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The forward-looking statements included in this Disclosure Statement include statements concerning our plans, objectives, goals, strategies, projections, future events, future sales or performance, adequacy of capital, capital expenditures, financing needs, plans or intentions relating to business trends and other information that is not historical information. When used in this Statement, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, projections and management’s examination of business trends, are based upon our current expectations, beliefs, projections and assumptions. Our expectations, beliefs, projections and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure that our financial condition or results of operations will meet the expectations set forth in our forward-looking statements. The forward-looking statements that we make in this Disclosure Statement are subject to a variety of risks, uncertainties, and other factors known and unknown that could cause actual results to differ materially from such forward-looking statements.

Without limitation of the foregoing, among the important factors or risks that could cause our actual results to differ from those contained in our forward-looking statements are: (i) the effect of a continued weak economy on sales of our products; (ii) current or future defaults under our existing indebtedness as it pertains to our ability to complete the Solicitation; (iii) our inability to make required interest payments on our existing indebtedness and the continued effectiveness of forbearance agreements with respect to such payments during the solicitation period; (iv) our substantial leverage and indebtedness, even if the proposed restructuring is successful, which may adversely affect our ability to operate our business and place us at a competitive disadvantage in our industry; (v) our obligation to meet financial covenants and inability to take certain actions because of restrictions contained in our debt instruments, as they may be amended, which may adversely affect our operations; (vi) our history of losses, which we expect to continue; (vii) changes in funding of school systems and libraries by federal, state and local governments due to weaknesses in the United States economy that are or may continue to result in the curtailment, delay or reduction in federal, state and local government funding available to schools and libraries for the purchase of our products, which have and could continue to reduce our sales and adversely affect our results of operations; (viii) the effect that a substantial reduction in the emphasis placed by federal and state governments on assessment and remediation in K-12 education would have on our sales and operations; (ix) our inability to compete in the highly competitive industries in which we operate; (x) the effect that misuse, misappropriation or other loss of our proprietary rights could have on our results of operations; (xi) our need to defend against intellectual property infringement and other claims, which may cause us to incur significant costs and divert management attention; (xii) our dependence on key personnel; (xiii) a growth in multimedia products that may compete with and reduce our publishing activities; (xiv) technological changes that may reduce the sales of our products; (xv) the effect of an increase in paper or postage costs, which could adversely affect our business; (xvi) our ability to update and expand the content of existing products and develop new products in a cost effective manner and on a timely basis; (xvii) the effect that a material change to or repeal of the federal government’s NCLB Act would have on our revenue and profitability; (xviii) our dependence on a limited number of suppliers and service providers, the interruption of supply or service with which could have a material adverse effect on our operations; (xix) a disruption in our distribution centers could significantly lower our revenues and profitability; (xx) our dependence on a central computer system, which if damaged, or if service is interrupted or a failure occurs, could adversely affect our customer relationships and harm our ability to attract new customers; (xxi) the effect of changes in accounting, regulatory and/or tax policies and practices, including the additional professional and internal costs necessary for compliance with accounting rules; (xxii) limitations on our ability to utilize our net operating loss carryforwards; (xxiii) the seasonal and cyclical nature of sales of our products; (xxiv) changes in the competitive environment, including those which could adversely affect our cost of sales; (xxv) changes in the relative profitability of products sold; (xxvi) regulatory changes that could affect the purchase of our products; (xxvii) delays and unanticipated expenses in developing new programs and other products or in developing new technology products, and market acceptance and use of online instruction and assessment materials; (xxviii) the risk that our well-known authors will depart and write for our competitors; (xxix) various factors that may affect the value of the New Securities to be issued under the Plan; (xxx) our relationship with and payment terms provided by our trade creditors; (xxxi) additional financing requirements post-restructuring; (xxxii) the Rights Offering and the mechanics and commitments associated therewith; (xxxiii) the continued effectiveness of material restructuring agreements, including the Plan Support Agreement; (xxxiv) our ability to obtain relief from the Bankruptcy Court in order to facilitate our ability to operate smoothly under chapter 11; (xxxv) the confirmation and consummation of the Plan; and (xxxvi) each of the other risks identified in Article II “RISK FACTORS”. Due to these uncertainties, we cannot assure readers that any forward-looking statements will prove to be correct.

Information included in this Disclosure Statement is made as of the date hereof. We undertake no obligation, and disclaim any duty, to update our forward-looking statements, including any financial projections we make; provided, however, we may be required to update or otherwise modify the information contained herein in order to comply with certain provisions of the Bankruptcy Code governing the solicitation of votes for acceptance of the Plan. We do not endorse any projections regarding future performance that may be made by third parties.

There may be events in the future that we are not able to predict accurately or over which we have no control.  The risk factors listed in this Disclosure Statement under “Risk Factors,” as well as any cautionary language contained in this Disclosure Statement, provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations we describe in our forward-looking statements.  Impaired Lenders and Impaired Noteholders should be aware that the occurrence of the events described in these risk factors and elsewhere in this Disclosure Statement could have a material adverse effect on our business, operating results and financial condition.

SUMMARY OF THE SOLICITATION AND PLAN

This summary does not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included elsewhere in this Disclosure Statement and in the accompanying Plan.

Background Information:
The Plan Support Agreement comprises an initial agreement that was entered into on September 3, 2009.  We intend to effectuate the proposed financial restructuring through a prepackaged plan of reorganization (referred to herein as the Plan) in the Chapter 11 Cases.

The Plan Support Parties, who as of October 29, 2009 together held 100% of the outstanding principal amount of the loans under the Secured Credit Agreement, approximately 80% of the outstanding principal amount of the Senior Notes and approximately 13% of the outstanding principal amount of the Senior Discount Notes, have  agreed, subject to the terms of the Plan Support Agreement, to vote to accept the Plan.  We expect to commence the Chapter 11 Cases as soon as practicable after the Voting Deadline if we obtain the requisite number of votes for the Plan from Impaired Lenders and Impaired Noteholders who submit votes.  The Bankruptcy Code requires acceptance by creditors in each of Class 2, Class 4 and Class 5 that hold at least two-thirds in dollar amount and a majority in number of allowed claims in their Class, in both cases counting only those claims actually voting to accept or reject the Plan.  If such required votes are not obtained from the Impaired Lenders and the Impaired Noteholders, we may commence the Chapter 11 Cases and seek to “cram down” unconsenting creditors pursuant to section 1129(b) of the Bankruptcy Code.  See Article XV.  “CONFIRMATION.”

The Solicitation:
We are soliciting votes to accept or reject the Plan from Lenders under the Secured Credit Agreement and beneficial owners (or their legal representatives or nominees) of Senior Notes and Senior Discount Notes.  See Article I.B. “VOTING PROCEDURES AND REQUIREMENTS — Procedures for Casting and Deadlines for Voting on the Plan.”

Voting Record Date:
Only Impaired Lenders and Impaired Noteholders that are beneficial owners (or their legal representatives or nominees) as of the Voting Record Date, which has been set as the close of business on December 4, 2009, will be entitled to vote on the Plan.  We reserve the right to establish a later Voting Record Date in the event that we decide to extend the Voting Deadline.  See Article I.B. “VOTING PROCEDURES AND REQUIREMENTS — Procedures for Casting and Deadlines for Voting on the Plan.”

Voting Deadline; Extension; Termination; Amendments:
The Voting Deadline is 11:59 p.m., New York City Time, on January 4, 2010.  If the Voting Deadline is extended, the term Voting Deadline will mean the latest time and date as to which the Solicitation is extended.  Any extension of the Voting Deadline, which the Prospective Debtors reserve the right to do subject to any consents required by the Plan Support Agreement, will be followed as promptly as practicable by notice of the extension by press release or other public announcement.  See Article I.B. “VOTING PROCEDURES AND REQUIREMENTS—Procedures for Casting and Deadlines for Voting on the Plan.”

Voting Procedures:
If you are a Lender under the Secured Credit Agreement or a beneficial owner (or the legal representative of a beneficial owner) of Senior Notes or Senior Discount Notes as of the Voting Record Date, you should deliver a properly completed Ballot to the Voting Agent or your Nominee, as applicable.  In the event that you deliver a Ballot to a Nominee, your Nominee will be required to complete and submit a Master Ballot to the Voting Agent, on or before the Voting Deadline.  Ballots submitted directly to the Voting Agent by registered Holders must also be received on or before the Voting Deadline.
See Article I. “VOTING PROCEDURES AND REQUIREMENTS.”

Revocation or Withdrawal of Ballots:
Except with respect to a Plan Support Party, upon the expiration or termination of this Solicitation, Impaired Lenders, Impaired Noteholders and Nominees may not revoke or withdraw their Ballots and Master Ballots; provided, however, that prior to the expiration or termination of this Solicitation, Impaired Lenders and Impaired Noteholders may withdraw any votes cast even if such votes have been delivered to the Voting Agent.  The rights and limitations of the Plan Support Parties with respect to revocation or withdrawal of a Ballot are governed by the Plan Support Agreement.  See Article I.B. “VOTING PROCEDURES AND REQUIREMENTS—Procedures for Casting and Deadlines for Voting on the Plan.”

Voting Agent:
We have retained Globic Advisors, Inc. as Voting Agent in connection with this Solicitation.  Deliveries of Master Ballots and Ballots should be directed to Globic Advisors, Inc. at the address set forth on the back cover page of this Disclosure Statement or to your Nominee, pursuant to the instructions contained in the Master Ballots and Ballots.  See Article I. “VOTING PROCEDURES AND REQUIREMENTS.”

The Plan:
As a general matter, in order for the Plan to become effective and for any distributions to be made thereunder, the Plan must, among other things, be confirmed by the Bankruptcy Court.  For the Plan to be confirmed, votes to approve the Plan must be received on or prior to the Voting Deadline from Holders of Impaired Claims that constitute (i) at least two-thirds in amount of the Claims of the Holders in each Impaired Class of Claims who actually cast votes in respect of the Plan and (ii) more than one-half in number of the Holders of each Impaired Class of Claims who actually cast votes with respect to the Plan, and the Plan must be confirmed by the Bankruptcy Court.  See Article XV.C. “CONFIRMATION—Class Acceptance of the Plan.”  The Plan may be confirmed by the Bankruptcy Court, however, so long as one Impaired Class of Claims votes to accept the Plan and the Plan satisfies the requirements of section 1129(b) of the Bankruptcy Code (as further described under Article XV.D. “CONFIRMATION—Nonconsensual Confirmation”).  The only Classes of Claims or Equity Interests Impaired under the Plan are Class 2 – Secured Credit Agreement Claims, Class 4 – Senior Note Claims, Class 5 – Senior Discount Note Claims and Class 9 – Prepetition Holdings Equity Securities.  Holders of Claims or Equity Interests in Classes 1, 3, 6, 7 and 8 are Unimpaired and therefore are deemed to have accepted the Plan and therefore, are not entitled to vote on the Plan.  Holders of Class 9 – Prepetition Holdings Equity Securities are not entitled to receive any distributions under the Plan, and, as a result, are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.  See Article I.C. “VOTING PROCEDURES AND REQUIREMENTS—Parties Entitled to Vote on the Plan.”  If the Plan is confirmed by the Bankruptcy Court:

(a)       With respect to Class 2 Holders of Allowed Secured Credit Agreement Claims, if the Prospective Debtors consummate an Alternative Financing, each Holder of Allowed Secured Credit Agreement Claims will receive, in full satisfaction and discharge thereof, Cash in an amount equal to its Allowed Secured Credit Agreement Claims.  If the Prospective Debtors are unable to consummate an Alternative Financing, then on, or as soon as practicable after, the Effective Date, each Holder of Allowed Secured Credit Agreement Claims shall receive, in full satisfaction and discharge thereof, (A) its Pro-Rata Share of the New First Lien Notes and (B) Cash equal to the difference between (x) the amount of its Allowed Secured Credit Agreement Claims and (y) the principal amount of its Pro-Rata Share of the New First Lien Notes.  All Adequate Protection Payments will be applied against the Cash distributions contemplated under Section 3.2(b)(iii), and provided the Confirmation Order becomes a Final Order, no Holder of Secured Credit Agreement Claims will be required to disgorge or otherwise turn over any portion of such payments. See Article V.D.1. “THE PLAN — CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION — Treatment of Claims and Equity Interests — Treatment of Claims and Equity Interests.”

(b)       With respect to Class 4 Holders of Allowed Senior Note Claims:

(i)        If Class 5 accepts the Plan, then each Holder of an Allowed Senior Note Claim will receive, in full satisfaction and discharge thereof, its Pro-Rata Share of (w) the New Second Lien Notes, (x) the Senior Note Stock Consideration (subject to adjustment for rounding of fractional shares), (y) any Senior Note Cash Consideration and (z) any Rights Offering Proceeds.

(ii)       If Class 5 does not vote to accept the Plan, then each Holder of an Allowed Senior Note Claim will receive its Pro-Rata Share of (x) the New Second Lien Notes, (y) 9,000,000 shares of New Common Stock (subject to adjustment for rounding of fractional shares), which amount shall be equal to 100% of the total number of shares of New Common Stock issued under the Plan subject to dilution for the Exit Warrants  and (z) any Senior Note Cash Consideration.

(c)       With respect to Class 5 Holders of Allowed Senior Discount Note Claims:

(i)        If Class 5 accepts the Plan, then each such Holder will receive, in full satisfaction and discharge thereof, its Pro-Rata Share of (x) 720,000 shares of New Common Stock (subject to adjustment for rounding of fractional shares), which amount shall be equal to approximately 8% of the total number of shares of New Common Stock issued under the Plan and (y) Exit Warrants.

(ii)       If Class 5 rejects the Plan, then no such Holder will be entitled to, nor shall it receive or retain, any property or interest in property on account of such Senior Discount Note Claim.

(d)       See Article V.D.1. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION—Treatment of Claims and Equity Interests—Treatment of Claims and Equity Interests.”

All of the capital stock rights described above will be subject to dilution upon future issuances, including the Exit Warrants and any management awards.

Effectiveness of the Plan:
The Effective Date will not occur and distributions will not be made under the Plan unless the requisite votes to accept the Plan under the Bankruptcy Code have been received, the Plan has been confirmed by the Bankruptcy Court as satisfying the requirements set forth in section 1129 of the Bankruptcy Code and the other conditions to effectiveness set forth in Article VIII of the Plan have been satisfied.  We cannot assure you that the requisite votes to accept the Plan under the Bankruptcy Code will be received, that the Plan will be confirmed by the Bankruptcy Court, or that the other conditions to effectiveness of the Plan will be satisfied.  See Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases.”

If the Plan is confirmed by the Bankruptcy Court and becomes effective, every Holder of a Claim against or Equity Interest in the Prospective Debtors will be bound by the terms of the Plan, whether or not such Holder voted to accept the Plan.  See Article VI.E. “THE PLAN—OTHER PROVISIONS—Effect of Plan Confirmation.”

Treatment of Claims and Equity Interests:
The table below summarizes each Class of Claims and Equity Interests in the Plan, the treatment of each Class and the projected recoveries of each Class. The projected recoveries (if the Plan is approved) are based upon certain assumptions contained in the valuation analysis as set forth in Article X hereof and, in the case of New Common Stock or Exit Warrants, are subject to dilution upon future issuances of capital stock of Reorganized Holdings, including management awards.  See Article V.D. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION—Treatment of Claims and Equity Interests.”

Class	Type of Claim or Equity Interest	Plan Treatment of Allowed Claims in Class	Status/Voting Right	Projected Recovery Under Plan
Unclassified	Administrative Expense Claims	Paid in full in Cash.	N/A	100%
Unclassified	Priority Tax Claims	Paid in full in Cash, or treated in accordance with Bankruptcy Code section 1129(a)(9)(C).	N/A	100%
Class 1	Other Priority Claims	Paid in full in Cash.	N/A	100%
Class 2	Secured Credit Agreement Claims	If Alternative Financing is consummated, paid in full in Cash; if Alternative Financing is not consummated, Holders will receive the New First Lien Notes and Cash equal to the difference between (x) the aggregate amount of Allowed Secured Credit Agreement Claims and (y) the aggregate principal amount of the New First Lien Notes.	Impaired/Entitled to Vote.	100%
Class 3	Other Secured Claims	At the election of the Applicable Debtor, either: (A) Paid in fill in Cash, (B) reinstated pursuant to section 1124(2) of the Bankruptcy Code or (C) receive the collateral securing such Claim.	Unimpaired/Deemed to Accept.	100%

Class	Type of Claim or Equity Interest	Plan Treatment of Allowed Claims in Class	Status/Voting Right	Projected Recovery Under Plan
Class 4	Senior Note Claims
(X) If Class 5 accepts the Plan: will receive, on or as soon as practicable after the Effective Date: (A) the New Second Lien Notes plus (B) the Senior Note Stock Consideration (subject to adjustment for rounding of fractional shares) plus (C) any Senior Note Cash Consideration plus (D) any Rights Offering Proceeds.
(Y) If Class 5 rejects the Plan: will receive, on or as soon as practicable after the Effective Date (A) the New Second Lien Notes plus (B) 900,000 shares of New Common Stock plus (C) any Senior Note Cash Consideration.
			Impaired/Entitled to Vote.	Approximately 87.1%/90.2%[2]

[2]	The projected recovery shall be 87.1% if the Holders of the Class 5 Senior Discount Note Claims vote to accept the Plan or 90.2% if the Senior Discount Noteholders do not vote to accept the Plan.

Class	Type of Claim or Equity Interest	Plan Treatment of Allowed Claims in Class	Status/Voting Right	Projected Recovery Under Plan
Class 5	Senior Discount Note Claims
(X) If Class 5 accepts the Plan: will receive, on or as soon as practicable after the Effective Date, a Pro-Rata Share of (A) 720,000 shares of New Common Stock plus (B) Exit Warrants.
(Y) If Class 5 rejects the Plan: no recovery.
			Impaired/Entitled to Vote.	Approximately 4.2%/0%[3]

[3]	The projected recovery shall be 4.2% if the Holders of the Class 5 Senior Discount Note Claims vote to accept the Plan or 0% if the Senior Discount Noteholders do not vote to accept the Plan.

Class	Type of Claim or Equity Interest	Plan Treatment of Allowed Claims in Class	Status/Voting Right	Projected Recovery Under Plan
Class 6	General Unsecured Claims	Reinstated pursuant to section 1124(2) of the Bankruptcy Code.	Unimpaired/Deemed to Accept.	100%
Class 7	Intercompany Claims	Reinstated pursuant to section 1124(2) of the Bankruptcy Code.	Unimpaired/Deemed to Accept.	100%
Class 8	Surviving Equity Interests	Reinstated pursuant to section 1124(2) of the Bankruptcy Code.	Unimpaired/Deemed to Accept.	100%
Class 9	Prepetition Holdings Equity Interests	No recovery.	Impaired/Deemed to Reject/Not entitled to Vote.	0%

Distribution Date:
Distributions to be made under the Plan generally will be made or become effective as of the Effective Date, or as soon as practicable thereafter.  See Article VI.B.1. “THE PLAN—OTHER PROVISIONS—Provisions Governing Distributions—Date of Distributions.”

Plan Supplement:
We will file the Plan Supplement no later than ten days prior to the first date on which the Confirmation Hearing is scheduled to be held.  It is anticipated that the Plan Supplement will include, among other things, forms of the Exit Warrant, the Registration Rights Agreement and the New Constituent Documents.  Pursuant to the Plan, each of these documents and agreements are required to be in form and substance reasonably satisfactory to certain parties specified in the Plan, including the Requisite Plan Support Parties.  The Plan Supplement also will disclose the identity and compensation of the directors of the Reorganized Debtors, which will be selected in accordance with section 4.9 of the Plan.  See Article V.E.6. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION—Means of Implementation of Plan—Directors and Officers of the Reorganized Debtors.”

Rights Offering:
We will conduct the Rights Offering pursuant to which Eligible Holders of Senior Discount Note Claims, as of the Subscription Record Date, will be entitled to subscribe for shares of New Common Stock. The Rights Offering will only be consummated if the Plan is consummated and the Class 5 Senior Discount Notes  Claims have approved the Plan.  The Rights Offering is more fully described herein.  See Article VII.  “RIGHTS OFFERING.”

Subscription Record Date:
Distributions of Senior Discount Note Rights will be made to Eligible Holders of Claims in Class 5 as of the Subscription Record Date.  See Article VII.A. “RIGHTS OFFERING—Issuance of Subscription Rights.”

Reorganized Holdings Certificate of Incorporation:
The Reorganized Holdings Certificate of Incorporation will be in substantially the form attached hereto as Exhibit C.  See Article VIII.C.2.  “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of New Common Stock and Certificate of Incorporation—Description of Reorganized Holdings Certificate of Incorporation.”

Board of Directors:
Section 4.9 of the Plan provides that the initial Reorganized Holdings Board of Directors will be composed of seven directors.  See Article V.E.6. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION—Means of Implementation of Plan—Directors and Officers of the Reorganized Debtors.”

Non-Reporting Status:
The Plan contemplates that Reorganized Holdings will not be a reporting issuer under the Exchange Act nor will shares of Reorganized Holdings Common Stock be registered under the Securities Act or Exchange Act immediately following the Effective Date.

Registration Rights Agreement:
On, or as soon as practicable after, the Effective Date, Reorganized Holdings will enter into the Registration Rights Agreement with certain recipients of shares of New Common Stock that will incorporate the terms described in Article VIII.D. herein and as further identified in the Term Sheet for the Registration Rights Agreement attached hereto as Exhibit D.  See Article VIII.D.  “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of Registration Rights Agreement.”

Voting Agreement:
On, or as soon as practicable after, the Effective Date, Reorganized Holdings will enter into the Voting Agreement with the recipients of shares of New Common Stock that will incorporate the terms described in Article VIII.F. herein and as further identified in the form of Voting Agreement attached hereto as Exhibit E.  See Article VIII.F.  “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of Voting Agreement.”

New First Lien Notes:
The New First Lien Notes will be issued in an aggregate principal amount of $100 million and will have a three-year term (commencing on the Effective Date).  Interest will accrue at a rate of LIBOR + 10.0% per annum (LIBOR floor of 3.0%) as more fully described herein.  The New First Lien Note Indenture will be in substantially the form attached hereto as hereto as Exhibit F.  See Article VIII.A.  “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of New First Lien Notes.”

The New First Lien Notes may be replaced with Alternative Financing, the terms of which would be disclosed in a Plan Supplement.

New Second Lien Notes:
The New Second Lien Notes will be issued in an aggregate principal amount of $80 million less the amount of any Senior Note Cash Consideration and will have a four-year term (commencing on the Effective Date).  Interest will accrue at a rate of LIBOR + 13.0% per annum (LIBOR floor of 3.0%), of which 1.0% shall be permitted to be paid in kind, subject to a cash flow test which, if met, causes cash payment, as more fully described herein.  The New Second Lien Note Indenture will be in substantially the form attached hereto as hereto as Exhibit G.  See Article VIII.B.  “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of New Second Lien Notes.”

The New Second Lien Notes will be expressly subordinated and junior in right of payment to the New First Lien Notes (and up to $25 million of other indebtedness we may incur under a senior credit facility) pursuant to the terms of the New Second Lien Note Indenture; and the lien on the collateral securing the New Second Lien Notes will be junior to the lien on the collateral securing the New First Lien Notes (and up to $25 million of other indebtedness we may incur under a senior credit facility) pursuant to the Intercreditor Agreement.

Releases:
In consideration for the contributions of certain parties to the Chapter 11 Cases, the Plan provides for certain waivers, exculpations, releases and injunctions.  See Article VI.E.3.  “THE PLAN—OTHER PROVISIONS—Effect of Plan Confirmation—Releases.”

Certain U.S. Federal Income Tax Consequences:	For a summary of certain U.S. federal income tax consequences of this Solicitation to Impaired Lenders and Impaired Noteholders, see Article XIII. “CERTAIN FEDERAL INCOME TAX CONSIDERATIONS.”

Risk Factors:
Prior to deciding whether and how to vote on the Plan, each Holder of Senior Note Claims and Subordinated Note Claims should consider carefully all of the information in this Disclosure Statement, especially the “Risk Factors” described in Article II hereof.  See Article II.  “RISK FACTORS.”

The foregoing is only a brief summary of certain provisions of the Plan.  You should read the full text of the Plan and the more detailed information and financial statements contained elsewhere in this Disclosure Statement.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

The following table sets forth certain selected consolidated historical financial information of the Company.  Historical financial information as of and for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 has been derived from our audited consolidated financial statements.  Historical financial data as of and for the nine months ended September 30, 2008 and 2009 have been derived from our unaudited interim consolidated financial statements. These audited annual and unaudited interim consolidated financial statements have been included in our periodic reports previously filed with the SEC except for financial data as of and for the nine months ended September 30, 2009, which are attached hereto as Exhibit H.  Our unaudited interim consolidated financial statements, in the opinion of our management, include all normal recurring accruals necessary to state fairly the data included therein in accordance with generally accepted accounting principles for interim financial information.  Interim results are not necessarily indicative of the results to be expected for the entire fiscal year.

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in thousands)					(Dollars in thousands)
Consolidated Statements of Operations Data:
Revenue:
Test-prep and Intervention	$34,421	$64,501	$73,909	$86,074	$83,668	$66,768	$56,057
Library	68,878	76,626	81,328	84,529	87,411	68,319	60,777
Total revenue	103,299	141,127	155,237	170,603	171,079	135,087	116,834
Cost of goods sold	35,327	42,144	42,905	46,607	47,441	36,641	31,459
Selling, general and administrative expense(1)	43,697	60,135	67,591	80,895	81,422	61,246	57,606
Amortization of pre-publication costs(2)	5,781	8,845	12,043	14,279	19,359	12,065	14,477
Goodwill impairment charges(3)	—	—	10,419	—	31,600	—	—
Asset impairment charges(4)	—	—	—	565	—	—	—
Depreciation and amortization	1,770	3,571	3,696	3,727	4,241	3,177	2,930
Income (loss) from operations	16,724	26,432	18,583	24,530	(12,984)	21,958	10,362
Gain on troubled debt restructuring(5)	—	—	—	115,489	—	—	—
Interest expense and other(6)(7)	(50,281)	(61,215)	(66,256)	(62,272)	(45,649)	(34,676)	(37,134)
(Loss) income before taxes, discontinued operations and cumulative effect of accounting change	(33,557)	(34,783)	(47,673)	77,747	(58,633)	(12,718)	(26,772)
(Provision) benefit for income tax	(2,331)	(3,356)	(2,086)	(3,508)	6,075	2,639	(1,517)
(Loss) income before discontinued operations and cumulative effect of accounting change	(35,888)	(38,139)	(49,759)	74,239	(52,558)	(10,079)	(28,289)
(Loss) income from discontinued operations	9,474	3,902	(23,096)	(10,689)	14,551	15,933	(9)
Cumulative effect of accounting change(7)	—	2,213	—	—	—	—	—
Net (loss) income	$(26,414)	$(32,024)	$(72,855)	$63,550	$(38,007)	$5,854	$(28,298)

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in thousands)					(Dollars in thousands)
Other Financial Data:

Additions to pre-publication costs(2)	$7,907	$15,470	$17,108	$17,985	$19,003	$15,547	$10,408
Additions to property and equipment	2,202	2,071	1,506	1,545	1,248	839	1,427
Interest expense(6)	48,194	59,370	65,787	61,772	44,747	33,353	35,792
Net cash provided by (used in):
Operating activities	3,643	13,225	11,401	14,954	11,051	(1,597)	5,483
Investing activities	(87,994)	(19,217)	(18,130)	(19,553)	29,621	33,489	(11,839)
Financing activities	116,569	(1,802)	(1,393)	(3,426)	(50,909)	(50,801)	(358)
Ratio of earnings to fixed charges(8)	—	—	—	2.1	—	—	—

	Year Ended December 31,					Nine Months Ended September 30,
	2004	2005	2006	2007	2008	2008	2009
	(Dollars in thousands)					(Dollars in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$78,581	$69,592	$69,847	$61,784	$47,414	$40,834	$40,733
Working capital (deficiency)(9)	155,774	152,456	121,378	(25,379)	(320,520)	68,950	(339,783)
Total assets	399,703	401,319	362,686	344,772	243,376	283,825	228,734
Total debt(5)(6)	492,848	520,743	552,769	414,882	381,819	377,967	384,163
Redeemable preferred stock(5)(6)	36,882	37,717	41,051	—	—	—	—
Total stockholders’ deficit	(192,819)	(228,121)	(303,919)	(146,829)	(186,583)	(141,287)	(214,391)

(1)
Selling, general and administrative expense is a summary of the following captions from our consolidated statement of operations: marketing and sales, fulfillment and distribution, general and administrative, and restructuring. For the years ended December 31, 2004 and 2005, our selling, general and administrative expense includes restructuring and restructuring related charges of $0.4 million and $0.4 million, respectively, relating to IT system implementation costs at our Recorded Books and Triumph Learning businesses. For the year ended December 31, 2006 our selling, general and administrative expense includes restructuring and restructuring related charges of $0.8 million, relating to the consolidation of the Iowa-based warehousing, customer service and order fulfillment functions of our Buckle Down Publishing business with our then-existing shared service facility in Northborough, Massachusetts and IT system implementation costs at our Recorded Books business. For the year ended December 31, 2007, our selling, general and administrative expense includes restructuring charges of $1.2 million related to Buckle Down Publishing and Options Publishing businesses. For the year ended December 31, 2008 our selling, general and administrative expense includes restructuring and restructuring related charges of $2.0 million, relating to Buckle Down Publishing and Options Publishing businesses.

(2)
We capitalize and amortize the pre-publication costs associated with the development of our new products. These costs primarily include author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to the product. Also included is the intangible value assigned to the backlist of acquired companies. These capitalized pre-publication and intangible costs are amortized over the anticipated life of the product, for a period not exceeding five years.

(3)
Goodwill and other intangible assets with indefinite lives are tested for impairment annually, as required by SFAS No. 142, “Goodwill and Other Intangible Assets.”  For the year ended December 31, 2006 financial results include a $10.4 million goodwill impairment charge related to our Options Publishing businesses. For the year ended December 31, 2008 financial results include a $31.6 million goodwill impairment charge related to our Triumph Learning businesses.

(4)
The year ended December 31, 2007 included a restructuring of our Test-prep and Intervention segment with the consolidating of our Options Publishing business into our Triumph Learning business. In connection with the consolidation, our building located in Merrimack, New Hampshire was abandoned and offered for sale resulting in a $0.6 million impairment charge from a fair value assessment of the building.

(5)
On August 10, 2007, we consummated the Recapitalization Agreement and, under the terms of the Recapitalization Agreement, holders of our previously outstanding Series A Preferred Stock (“Preferred A”), Series B Preferred Stock (“Preferred B”) and Series C Preferred Stock (“Preferred C”) converted their shares into shares of common stock. The Company recorded a gain of $115.5 million on troubled debt restructuring in the year ended December 31, 2007, based on the difference in carrying value of the Preferred B compared to the fair value, based on an independent appraisal, of the common shares exchanged. The gain includes approximately $1.9 million in transaction costs and a $2.8 million benefit from consequential balance sheet write offs, primarily the unamortized portion of the deferred gain on Preferred B. The recapitalization of the Preferred A and Preferred C also resulted in gains based on their carrying value compared to the fair value of the common shares exchanged, but because of their classification as equity instruments, the gains of $33.0 million and $1.3 million, respectively, are reflected as Gain on Recapitalization in the calculation of net income available to common stockholders.

(6)
On January 1, 2004 we adopted Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 establishes standards for classifying and measuring as liabilities certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity. This adoption required that our Preferred B be classified as debt on our consolidated balance sheet and that the dividends and accretion related to the Preferred B be classified as interest expense on a going forward basis. On August 10, 2007, we consummated the Recapitalization Agreement and under the terms of the Recapitalization Agreement, holders of our previously outstanding Preferred A, Preferred B and Preferred C converted their shares into shares of common stock..

(7)
The financial statements for the year ended December 31, 2005 include a change in accounting to reflect our outstanding Warrants as liabilities in accordance with FASB Staff Position FAS 150-5: Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares That Are Redeemable. As a result of recording these Preferred Warrants as liabilities which should be marked to fair market value, the Company recorded a gain of $2.2 million, which is presented as a cumulative effect of accounting change for the year ended December 31, 2005. On August 10, 2007 we consummated the recapitalization pursuant to the Recapitalization Agreement. Upon the closing of the Recapitalization Agreement, all outstanding shares of Preferred Warrants were converted into warrants to acquire common stock at an agreed upon rate.

(8)
The “ratio of earnings to fixed charges” is an analytical tool used to assist investors in evaluating a company’s ability to meet the interest requirements of debt securities or the dividend requirements of preferred stock. Earnings for the purpose of this calculation are defined as pretax income before the effects of discontinued operations, extraordinary items and the cumulative effect of accounting change. Fixed charges are defined as the sum of interest expense, amortization of deferred financing costs, and the interest portion of rental expense. Earnings for the year ended December 31, 2008 included a $31.6 million of goodwill impairment charge in  Triumph Learning  business. Earnings for the year ended December 31, 2007 included a $115.5 million gain on troubled debt restructuring. Excluding the impact of this gain, earning would have been insufficient to cover fixed charges by $37.8 million. For the years ended December 31, 2004, 2005, 2006 and 2008 earnings were inadequate to cover fixed charges by, $33.6 million, $34.8 million, $47.7 and $58.6 million, respectively.

(9)
At December 31, 2007 the working capital deficiency resulted from the reclassifications of our Term Loans due August 15, 2008 as a current liability.  At December 31, 2008 the working capital resulted from the reclassifications of our Term Loans, Senior Discount Notes and Senior Notes as a current liability due to defaults under our loan agreements.

I.	VOTING PROCEDURES AND REQUIREMENTS

The following instructions for voting to accept or reject the Plan, together with the instructions contained in the Ballot and Master Ballot, constitute the Voting Instructions.  To vote on the Plan, you must be a beneficial Holder of a Class 2 Secured Credit Agreement Claim, a Class 4 Senior Note Claim or a Class 5 Senior Discount Note Claim as of the Voting Record Date.  Please note that we reserve the right to establish a later Voting Record Date in the event that we decide to extend the Voting Deadline.  To vote, you must fill out and sign a Ballot (if you are not a Nominee) or Master Ballot (if you are a Nominee) enclosed herewith.

A.	Ballots

1.           General Provisions

After carefully reviewing this Disclosure Statement and its exhibits, including the Plan, please indicate your acceptance or rejection of the Plan by completing the enclosed Ballot.  Ballots should be returned to your Nominee or the Voting Agent as directed below.

If you do not receive a Ballot for a Claim that you believe you hold and that is in a Class that is entitled to vote on the Plan, or if a Ballot is damaged or lost or if you have any questions regarding the procedures for voting on the Plan, you should contact:

Globic Advisors, Inc.
One Liberty Plaza, 23rd Floor
New York, NY 10006
Attention:  Robert Stevens
Banks and Brokers call: 212-201-5346
Toll-Free: 1-800-974-5771
Facsimile:  212-271-3252

2.           Special Instructions for Nominees

A Nominee should transmit a Ballot with a copy of this Disclosure Statement and the Plan to each beneficial owner of Impaired Notes held in the name of such Nominee as of the Voting Record Date.  Please note that we reserve the right to establish a later Voting Record Date in the event that we decide to extend the Voting Deadline.  Each such beneficial owner should return its Ballot to its Nominee, and the Nominee should complete and submit the Master Ballot in accordance with the instructions in this Article I.A. and the Master Ballot.  All Ballots must be retained by the Nominee for inspection for at least one year after the Voting Deadline.  If a Nominee requires additional copies of this Disclosure Statement or Ballots, it should contact:

Globic Advisors, Inc.
One Liberty Plaza, 23rd Floor
New York, NY 10006
Attention:  Robert Stevens
Banks and Brokers call: 212-201-5346
Toll-Free: 1-800-974-5771
Facsimile:  212-271-3252

B.           Procedures for Subscribing to Rights Offering

So long as Class 5 accepts the Plan, each Eligible Holder of an Allowed Senior Discount Note Claim shall have the opportunity, but not the obligation, to participate in the Rights Offering.  The Subscription Form will be included with the Ballots and will request that any such Eligible Holder that desires to participate in the Rights Offering subscribe according to the procedures therein.  For additional information regarding the subscription procedures and the terms and conditions of the Rights Offering, see Article VII “RIGHTS OFFERING” herein.

C.	Procedures for Casting and Deadlines for Voting on the Plan

If you are the Holder of a Senior Note Claim or a Senior Discount Note Claim and your Senior Notes or Senior Discount Notes are held by a Nominee or registered in “street name,” please complete the information requested on the Ballot, and return the Ballot to your Nominee in sufficient time for your Nominee to then forward your vote to the Voting Agent so that it is actually received by the Voting Agent before the Voting Deadline.  To ensure your Nominee has sufficient time to cast your vote on your behalf, it is important that your Ballot be mailed or delivered to your Nominee well in advance of the Voting Deadline.  Any Master Ballot received after the Voting Deadline will not be included in any calculation to determine whether the parties entitled to vote on the Plan have voted to accept or reject the Plan.  When a Ballot or Master Ballot is returned indicating acceptance or rejection of the Plan, but is unsigned, illegible or incomplete, the unsigned, illegible or incomplete Ballot or Master Ballot will not be included in any calculation to determine whether the requisite parties entitled to vote on the Plan have voted to accept the Plan.

If the Senior Notes or Senior Discount Notes are registered in your own name, please complete the information requested on the Ballot, sign, date, and indicate your vote on the Ballot, and return the Ballot in the enclosed return envelope, by first class mail,  courier or hand delivery, to the Voting Agent at the following address:

Globic Advisors, Inc.
One Liberty Plaza, 23rd Floor
New York, NY 10006
Attention:  Robert Stevens
Banks and Brokers call: 212-201-5346
Toll-Free: 1-800-974-5771
Facsimile:  212-271-3252

BALLOTS AND MASTER BALLOTS WILL NOT BE COUNTED IF THEY ARE RECEIVED BY THE VOTING AGENT AFTER THE VOTING DEADLINE OR ARE ILLEGIBLE, INCOMPLETE OR UNSIGNED.

Subject to the terms of the Plan Support Agreement, we reserve the right to terminate the Solicitation at any time prior to the Voting Deadline.  Additionally, upon notice to the Holders of Senior Note Claims and Senior Discount Note Claims, we reserve the right to amend this Solicitation at any time prior to the Voting Deadline; provided, however, that any such amendment is made after acquiring any and all consents required under the terms of the Plan and/or the Plan Support Agreement, as applicable.

We also reserve the right to extend the Voting Deadline, subject to the terms of the Plan Support Agreement.  Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement.  In the event of an extension of the Voting Deadline, we reserve the right to establish a later Voting Record Date.

Except with respect to a Plan Support Party, upon the expiration or termination of the Solicitation, Ballots and Master Ballots may not be revoked or withdrawn; provided, however, that prior to the expiration or termination of the Solicitation, Ballots and Master Ballots may be revoked or withdrawn even if such votes have been delivered to the Voting Agent.  A Plan Support Party’s rights with respect to revocation or withdrawal of a Ballot are governed by the Plan Support Agreement.

At this time, we are not requesting the delivery of, and neither we, nor the Voting Agent, will accept certificates representing any Prepetition Notes or Equity Interests.

D.	Parties Entitled to Vote on the Plan

Pursuant to section 1126 of the Bankruptcy Code, each Impaired Class of Claims that is not deemed to accept or reject the Plan is entitled to vote to accept or reject the Plan.  A class is “impaired” unless the legal, equitable and contractual rights of the holders of claims or interests in that class are left unaltered by a plan of reorganization or if the plan reinstates the claims or interests held by members of such class by (i) curing any defaults which exist, (ii) reinstating the maturity of such claims or interests, (iii) compensating the holders of such claims or interests for damages which result from the reasonable reliance on any contractual provision or law that allows acceleration of such claims or interests, (iv) compensating the holders (other than the debtor or an insider) of any claims arising from failure to perform a nonmonetary obligation for any actual pecuniary loss incurred by such holder as a result of such failure and (v) otherwise leaving unaltered any legal, equitable or contractual rights to which the claims or interests entitle the holders of such claims or interests.

Classes that are not impaired under a plan are conclusively presumed to accept such plan pursuant to section 1126(f) of the Bankruptcy Code.  Accordingly, votes are not solicited from the holders of claims or interests in classes that are not impaired.

Section 1126(g) of the Bankruptcy Code provides that a class of claims or equity interests is presumed to have rejected a plan of reorganization if such plan does not entitle the holders of claims or equity interests in such class to receive or retain any property on account of such claims or interests.  Accordingly, votes are not being solicited from the holders of claims or interests in such classes.

Votes to accept the Plan are being solicited only from Impaired Classes that are not deemed to accept or reject the Plan.  Holders of Claims in Class 2, Class 4 and Class 5 are Impaired under the Plan, and Holders of Claims therein are the only Holders of Claims that are entitled to vote to accept or reject the Plan.  No other Class of Claims or Equity Interests is entitled to vote on the Plan.

E.	Counting of Ballots and Master Ballots for Determining Acceptance of the Plan

Only those Ballots and Master Ballots (other than any Ballot or Master Ballot that is illegible, incomplete or unsigned) that are received on or prior to the Voting Deadline will be counted for purposes of determining whether each Impaired Class that is entitled to vote has voted to accept or reject the Plan.

Under the Bankruptcy Code, a voting class of claims is deemed to have accepted a plan if it is accepted by holders holding at least two-thirds in amount and more than one-half in number of the allowed claims in such class that vote on the plan.

THE PLAN SUPPORT PARTIES HAVE AGREED TO VOTE IN FAVOR OF THE PLAN SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE PLAN SUPPORT AGREEMENT.  THE PLAN SUPPORT PARTIES HOLD 100% OF THE DOLLAR VALUE OF AND REPRESENT 100% OF THE NUMBER OF CLAIMS IN CLASS 2, APPROXIMATELY 80% OF THE DOLLAR VALUE OF CLASS 4 AND APPROXIMATELY 13% OF THE DOLLAR VALUE OF CLASS 5 CLAIMS.

Section 1126(b) of the Bankruptcy Code provides that a holder of a claim or interest that has accepted or rejected a plan before the commencement of a case under the Bankruptcy Code is presumed to have accepted or rejected the plan if (i) the solicitation of such acceptance or rejection was in compliance with any applicable non-bankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation or (ii) if there is no such law, rule or regulation, such acceptance or rejection was solicited after disclosure to such holder of “adequate information,” as defined in section 1125(a) of the Bankruptcy Code.  Section 1125 of the Bankruptcy Code defines “adequate information” as information of a kind and in sufficient detail as is reasonably practicable in light of the nature and history of a company and the condition of such company’s books and records, that would enable a hypothetical reasonable investor typical of holders of claims or equity interests of the relevant class to make an informed judgment about the plan of reorganization.  In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest that has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be presumed to have accepted or rejected the plan if the court finds after notice and a hearing that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for such creditors and equity security holders to accept or reject the plan, or that the solicitation was not in compliance with section 1126(b) of the Bankruptcy Code.

We believe that this Solicitation is proper under applicable non-bankruptcy law, rules and regulations.  The Prospective Debtors cannot be certain, however, that this Solicitation will be approved by the Bankruptcy Court.  If such approval is not obtained, then we may have to solicit votes to accept or reject the Plan from one or more Classes that were not previously solicited.  There also is a risk that confirmation of the Plan would be denied by the Bankruptcy Court and if confirmation (and subsequent consummation) does not occur by March 18, 2010 (or such later date as may be agreed to by the Plan Support Parties), the Plan Support Agreement will terminate unless the Requisite Plan Support Parties elect to waive such termination pursuant to the terms thereof.

We believe that, with respect to the Plan, all the requirements of Bankruptcy Rule 3018(b) will be satisfied.  This Disclosure Statement and the Plan, together with the accompanying materials, are being transmitted to the Holders of Secured Credit Agreement Claims, Senior Note Claims and Senior Discount Note Claims to solicit their votes to accept or reject the Plan.  We believe that this Disclosure Statement contains adequate information for all of the Holders of Secured Credit Agreement Claims, Senior Note Claims and Senior Discount Note Claims to cast informed votes to accept or reject the Plan.

II.	RISK FACTORS

A.	Risks Relating to the Chapter 11 Cases

1.	General

The filing of bankruptcy petitions by the Prospective Debtors and the publicity attendant thereto may affect our businesses adversely.  Any such adverse effects may worsen during the pendency of a protracted bankruptcy case if the Plan is not timely confirmed and consummated as expected.

2.	Failure to Satisfy Vote Requirement

If we obtain the requisite votes from the Holders of Allowed Secured Credit Agreement Claims, Allowed Senior Note Claims and Allowed Senior Discount Note Claims to accept the Plan in accordance with the requirements of the Bankruptcy Code, we intend to file voluntary petitions for reorganization under chapter 11 of the Bankruptcy Code and to seek, as promptly as practicable thereafter, confirmation of the Plan.  In the event that sufficient votes are not received from the Holders of Allowed Secured Credit Agreement Claims, Allowed Senior Note Claims and Allowed Senior Discount Note Claims, we nevertheless may file petitions for relief under chapter 11 of the Bankruptcy Code.  In such event, we may seek to accomplish an alternative restructuring of our capital structure and obligations.  We may decide to seek consent to any such restructuring plan by means of another out-of-court solicitation for acceptance of a plan of reorganization.  We cannot assure that the terms of any such alternative restructuring would be similar to or as favorable to Holders of Claims as those proposed in the Plan.

3.	Method of Solicitation

Section 1126(b) of the Bankruptcy Code provides that the holder of a claim against, or interest in, a debtor who accepts or rejects a plan of reorganization before the commencement of a chapter 11 case is deemed to have accepted or rejected such plan under the Bankruptcy Code so long as the solicitation of such acceptance was made in accordance with applicable non-bankruptcy law governing the adequacy of disclosure in connection with such solicitations, or, if such laws do not exist, such acceptance was solicited after disclosure of “adequate information,” as defined in section 1125 of the Bankruptcy Code.

In addition, Bankruptcy Rule 3018(b) states that a holder of a claim or interest who has accepted or rejected a plan before the commencement of the case under the Bankruptcy Code shall not be deemed to have accepted or rejected the plan if the court finds that the plan was not transmitted to substantially all creditors and equity security holders of the same class, that an unreasonably short time was prescribed for such creditors and equity security holders to accept or reject the plan, or that the solicitation was not in compliance with section 1126(b) of the Bankruptcy Code.

In order to satisfy the requirements of section 1126(b) of the Bankruptcy Code and Bankruptcy Rule 3018(b), we are attempting to deliver this Disclosure Statement to all Holders of Secured Credit Agreement Claims, Senior Note Claims and Senior Discount Note Claims as of the Voting Record Date.  In that regard, we believe that the solicitation of votes to accept or reject the Plan is proper under applicable non-bankruptcy law, rules and regulations.  We cannot be certain, however, that our solicitation of acceptances or rejections will be approved by the Bankruptcy Court and if such approval is not obtained the confirmation of the Plan could be denied.  If the Bankruptcy Court were to conclude that we did not satisfy the solicitation requirements then we may seek to resolicit votes to accept or reject the Plan or to solicit votes to accept or reject the Plan from one or more Classes that were not previously solicited.  We cannot provide any assurances that such a resolicitation would be successful.

4.	Risks Associated with Resolicitation

In the event that we resolicit acceptances of the Plan from parties entitled to vote thereon, confirmation of the Plan could be delayed and possibly jeopardized.  Nonconfirmation of the Plan could result in an extended chapter 11 proceeding, during which time we could experience significant deterioration in our relationships with our trade vendors and major customers.  Furthermore, if the Effective Date is significantly delayed, there is a risk that certain material restructuring agreements, such as the Plan Support Agreement, may expire or be terminated in accordance with their terms.  Article II.A.10. “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Termination Rights Under Plan Support Agreement.”

5.	Classification and Treatment of Claims and Equity Interests

Section 1122 of the Bankruptcy Code requires that the Plan classify Claims against, and Equity Interests in, the Prospective Debtors.  The Bankruptcy Code also provides that the Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class.  We believe that all Claims and Equity Interests have been appropriately classified in the Plan.  We have elected to separately classify General Unsecured Claims because such Claims are largely those of trade creditors, many of whom are key suppliers of products and services essential to our operations.  Accordingly, any impairment of these Claims could be detrimental to our ability to obtain essential trade credit and could substantially impair the ability of the Prospective Debtors to do business with trade creditors whose goods and services are essential.  To the extent that the Bankruptcy Court determines that such classification is incorrect, the Bankruptcy Court could deny confirmation of the Plan.

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the Holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest.  We believe that we have complied with the requirement of equal treatment.  To the extent that the Bankruptcy Court finds that the Plan does not satisfy such requirement, the Bankruptcy Court could deny confirmation of the Plan.

Issues or disputes relating to classification and/or treatment could result in a delay in the confirmation and consummation of the Plan and could increase the risk that the Plan will not be confirmed or consummated.

6.	Nonacceptance of the Plan—Confirmation by Nonconsensual “Cram Down”

It is possible that a Class entitled to vote on the Plan may vote against confirmation of the Plan.  In the event that a Class of Claims does not vote to accept the Plan, the Bankruptcy Court nevertheless may confirm the Plan at our request pursuant to the “cram down” provisions of the Bankruptcy Code if at least one impaired Class of Claims has accepted the Plan (with such acceptance being determined without including the acceptance of any “insider” (as defined in the Bankruptcy Code) in such Class) and, as to each impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such impaired class.

Although we believe that the Plan will meet such tests, we cannot assure you that the Bankruptcy Court would reach the same conclusion.  Under section 1129(b)(2)(C) of the Bankruptcy Code, the condition that a plan be “fair and equitable” with respect to a class of claims includes the requirement that the holder of any claims that are junior to the claims of such class will not receive or retain any property under the plan on account of such junior claims.  If, however, the Bankruptcy Court does not confirm the Plan, we may pursue one of the following alternatives:  (i) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code, (ii) dismissal of the Chapter 11 Cases or (iii) liquidation of the Prospective Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.  See Article XV.F.  “CONFIRMATION—Alternatives to Confirmation and Consummation of the Plan.”

7.	Certain Risks of Nonconfirmation or Delay of Confirmation

It is possible that the Chapter 11 Cases could evolve into lengthy and contested cases, the results of which cannot be predicted.

Regardless of whether all Classes of Claims accept or are presumed to have accepted the Plan, the Plan still may not be confirmed by the Bankruptcy Court, which sits as a court of equity and may exercise substantial discretion.  A nonaccepting creditor might challenge the adequacy of the disclosure, the solicitation procedures and results, or the terms of the Plan as not being in compliance with the Bankruptcy Code.  In such event, we may seek to resolicit acceptances.  Nonetheless, confirmation of the Plan could be delayed and possibly jeopardized.  Additionally, we cannot assure you that the Plan will not require significant modifications for confirmation, or that such modifications would not require a resolicitation of acceptances.

Even if the Bankruptcy Court were to determine that the disclosure and the balloting procedures were appropriate and the results were accurate and appropriate, the Bankruptcy Court could nevertheless decline to confirm the Plan if it were to find that any statutory conditions to confirmation had not been met, including that the terms of the Plan are fair and equitable to nonaccepting Classes.  Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that the Plan “does not unfairly discriminate” and is “fair and equitable” with respect to any nonaccepting Classes, that the confirmation of the Plan is not likely to be followed by a liquidation or a need for further financial reorganization and that the value of distributions to nonaccepting Holders of Impaired Claims and Impaired Equity Interests will not be less than the value of distributions such Holders would receive if the Company were liquidated under chapter 7 of the Bankruptcy Code.  See Article XV.E.1. “CONFIRMATION—Plan Meets Requirements for Confirmation—Best Interests of Creditors—Liquidation Analysis.”  Although we believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court would reach the same conclusion.  See Article XV.E.  “CONFIRMATION—Plan Meets Requirements for Confirmation.”

The confirmation and consummation of the Plan also are subject to certain other conditions.  See Article VI.D.  “THE PLAN—OTHER PROVISIONS—Conditions Precedent to Confirmation and Effective Date of the Plan.”  We cannot assure that these conditions will be satisfied or, if not satisfied, that we could or would waive such conditions, or that any required consent to such waiver would be obtained.

If the Plan is not confirmed in a timely manner, it is unclear whether the transactions contemplated thereby could be implemented and what Holders of Claims and Equity Interests would ultimately receive in respect of their Claims and Equity Interests.  If an alternative plan of reorganization could not be agreed to, it is possible that we would have to liquidate our assets, in which case it is likely that Holders of Claims would receive less than they would have received pursuant to the Plan.  See Article XV.F.3. “CONFIRMATION—Alternatives to Confirmation and Consummation of the Plan—Liquidation Under Chapter 7 or Chapter 11.”  Moreover, nonconfirmation of the Plan could result in an extended chapter 11 proceeding, during which time we could experience significant deterioration in our relationships with our trade vendors and major customers.  Furthermore, if the Effective Date is significantly delayed, there is a risk that certain material restructuring agreements may expire or be terminated in accordance with their terms.  Article II.A.10. “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Termination Rights Under Plan Support Agreement.”

8.	Alternatives to Confirmation and Consummation of the Plan

We cannot assure that the Plan will be confirmed or consummated.  If we commence the Chapter 11 Cases and the Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives include (i) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code, (ii) dismissal of the Chapter 11 Cases and (iii) liquidation of the Prospective Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.  We believe the Plan is significantly more attractive than these alternatives because we believe, among other things, that it will minimize disputes concerning our reorganization, significantly shorten the time required to accomplish the reorganization, reduce the expenses of a case under chapter 11 of the Bankruptcy Code, minimize the disruption to our business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 of the Bankruptcy Code.

9.	Risk of Nonoccurrence of the Effective Date

Although we believe that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to such timing.  The effectiveness of the Plan is subject to a number of conditions precedent, as outlined in section 8.2 of the Plan, and we cannot assure that all such conditions will occur (or be waived in accordance with the terms of the Plan).  If, for this or any other reason, the Effective Date is significantly delayed, there is a risk that certain material restructuring agreements, such as the Plan Support Agreement, may expire or be terminated in accordance with their terms.  Article II.A.10. “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Termination Rights Under Plan Support Agreement.”

10.	Termination Rights Under Plan Support Agreement

Our ability to consummate the transactions contemplated by the Plan is conditioned upon, among other things, satisfaction of the terms contained in the Plan Support Agreement and Plan Documents, which contains certain closing conditions and termination rights.  As discussed in Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases,” there are several risks that, if realized, could have the effect of extending the chapter 11 proceeding beyond the anticipated timeline.  If this happens, the termination rights may be triggered.

The Plan Support Parties are entitled to terminate the Plan Support Agreement if, among other things, (a)(i) the solicitation of votes to accept or reject the Plan is not concluded by January 12, 2010, (ii) we fail to commence the Chapter 11 Cases prior to January 15, 2010, or (iii) the Effective Date does not occur prior to March 18, 2010, as such dates may be extended by the Requisite Plan Support Parties, (b) a material adverse effect with respect to the Prospective Debtors or their businesses occurs or (c) we materially breach the terms of the Plan Support Agreement.  Upon termination, the Plan Support Parties could withdraw their votes for the Plan, which would substantially impede our ability to consummate the proposed restructuring.

11.	Inability to Assume Certain Contracts

The Plan provides for the assumption of all our executory contracts and unexpired leases.  Our intention is to preserve as much of the benefit of our existing contracts as possible.  Certain limited classes of executory contracts, however, may not be assumed without the consent of the counterparty.  In these cases, we would need to obtain the consent of the counterparty to maintain the benefit of the contract.  There is no guarantee that such consent would be forthcoming or that material conditions would not be attached to any such consent that would make assuming such contracts unreasonable.  We would then be required to either forego the benefits offered by such contracts or to find alternative arrangements to replace them.

B.	Factors Affecting the Value of the Securities to Be Issued Under the Plan of Reorganization

1.	Capital Requirements

The Reorganized Debtors’ business is expected to have substantial capital expenditure needs.  Although the Plan reduces our debt obligations, we will remain highly leveraged, and our ability to gain access to additional capital, if needed, cannot be assured, particularly in view of competitive factors and industry conditions.

2.	Variances From Projections

A fundamental premise of the Plan is that it restructures our indebtedness as reflected in the Projections.  The Projections reflect numerous assumptions concerning the anticipated future performance of the Reorganized Debtors and their subsidiaries, some of which may not occur.  Such assumptions include, among others, assumptions concerning the general economy, our ability to manage costs and achieve cost reductions, our ability to establish market strength, consumer purchasing trends and preferences, the ability to stabilize and grow our sales base and control future operating expenses and other risk factors described below.  We believe that the assumptions underlying the Projections are reasonable.  Unanticipated events and circumstances occurring subsequent to the preparation of the Projections, however, may affect our actual financial results.  Additionally, upon the Effective Date, Reorganized Holdings will have new directors who may elect not to pursue the same business plan that underlies the Projections.  In addition, no adjustments for Fresh Start Accounting have been included in the Projections.  For example, the allocation of the valuation among asset classes performed as part of Fresh Start Accounting will effect future depreciation, amortization, cost of goods sold and tax expenses that have not been reflected in the Projections.  The actual results achieved throughout the Projection Period, therefore, necessarily will vary from the projected results, and such variations may be material and adverse.  Accordingly, Holders of Claims and Equity Interests and other interested parties are cautioned not to place undue reliance on the Projections.

3.	Recovery Percentages May Differ From Estimates

The estimated percentage recovery by Holders of Secured Credit Agreement Claims, Senior Note Claims and Senior Discount Note Claims is based upon estimated values of the New First Lien Notes, the New Second Lien Notes, the Exit Warrants and the New Common Stock.  Given that the market and economic conditions upon which such values are based are beyond our control, the actual results achieved necessarily will vary from the estimate.  Such variations may be material and adverse.  See “SUMMARY OF THE SOLICITATION AND PLAN.”

4.	Lack of Trading Market for New Securities and Restrictions on Transfer of New Securities

The New Securities will be new issues with no established trading market or prior trading history.  There can be no assurance regarding the future development of a market for the New Securities, the ability of holders thereof to sell their New Securities or the price for which such holders may be able to sell such New Securities.  If a market were to develop, the New Securities could trade at prices lower than their initial values under the Plan.  The trading prices of the New Securities will depend on many factors, including factors beyond our control.  Furthermore, the liquidity of, and trading market for, the New Securities may be adversely affected by price declines and volatility in the market for similar securities, as well as by any changes in our financial condition or results of operations.

The shares of New Common Stock issued in the Rights Offering will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be resold absent a registration statement under the Securities Act or the availability of an exemption under the Securities Act.

To the extent that Persons who receive New Securities pursuant to the Plan are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, including as an “affiliate” of the issuer, resales by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Consequently, an “underwriter” or “affiliate” may not resell New Securities except in compliance with the registration requirements of the Securities Act or an exemption therefrom, including Rule 144.  In addition, any person who is an “underwriter” but not an “issuer,” including an “affiliate,” with respect to an offer and sale of securities is entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b) of the Bankruptcy Code.

The New Common Stock also will be subject to mandatory voting pursuant to the terms of the Voting Agreement and to substantial restrictions on transfer contained in the Reorganized Holdings Certificate of Incorporation (see the description of the proposed transfer restrictions contained in Section VIII.C.3. hereto).  In addition, the Exit Warrants may only be sold to holders of New Common Stock or other holders of Exit Warrants.

Consequently, any Holder of the New Securities may have to bear the economic risk associated with such stock for an indefinite period of time.  We do not intend to register the New Securities under the Securities Act until required under the Registration Rights Agreement, or to list the New Common Stock on any securities exchange.  Holders of New Securities should not expect to receive reports or financial statements from us except to the extent required by the Registration Rights Agreement, the New First Lien Note Indenture or the New Second Lien Note Indenture, or to the extent voluntarily provided.

Furthermore, recipients of Senior Discount Note Rights may not sell, assign or otherwise transfer their Senior Discount Note Rights.  Because the Senior Discount Note Rights are non-transferable, there will not be a market for the Senior Discount Note Rights.

5.	Dividends on New Securities

We do not anticipate that we will generate sufficient net profits to pay cash dividends to holders of the New Common Stock for the foreseeable future.  In addition, provisions in the New First Lien Note Indenture and the New Second Lien Note Indenture will limit our ability to pay dividends.

6.	Ownership of Voting Stock.

We expect that after our Restructuring, a large percentage of our New Common Stock may be beneficially owned by a small number of stockholders.  A limited number of our shareholders may therefore be able to direct our policies, select a majority of our directors and control stockholder actions such as the approval of agreements to be executed in connection with the sales process. The interests of these shareholders and their affiliates may conflict with the interest of our other investors. These conflicting interests could include, without limitation:

•	interests in our outstanding New First Lien Notes, New Second Lien Notes or other obligations;

•	investments in media businesses and businesses that support or enhance media properties, including publishing businesses;

•	ownership of controlling or non-controlling interests in media and related businesses, including publishing businesses, some of which may compete with us; and

•	the participation in the acquisition of one or more of our business units in connection with our sales process.

To the extent that conflicts of interests may arise between us and our principal stockholders or their affiliates, these conflicts may be resolved in a manner adverse to other of our investors.

7.	Collateral Securing New First Lien Notes and New Second Lien Notes

The value of the collateral securing the New First Lien Notes and the New Second Lien Notes may not be sufficient to satisfy our obligations under such New Notes. In addition, the indenture for the New Notes permits us to incur up to $25 million of indebtedness under a senior credit facility which may be secured equally and ratably on a first priority basis with the New First Lien Notes (hereinafter “other first lien debt”); and to the extent we incur other first lien debt the interest of the holders of the New Notes in the collateral securing the New Notes will be diluted.  No appraisal of the value of the collateral was made in connection with the offerings of the New Notes, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the New Notes (and any other first lien debt we may incur).

To the extent liens permitted under the indentures governing the New Notes and other rights  encumber any of the collateral securing the New Notes, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the collateral trustee or the holders of the New Notes to realize or foreclose on the collateral.

8.	Subordination of the Second Lien Notes

The New Second Lien Notes will be expressly subordinated and junior in right of payment to the New First Lien Notes (and up to $25 million of other first lien debt we may incur under a senior credit facility) pursuant to the terms of the New Second Lien Note Indenture; and the lien on the collateral securing the New Second Lien Notes will be junior to the lien on the collateral securing the New First Lien Notes (and any other first lien debt we may incur) pursuant to the Intercreditor Agreement.  As a result, upon any distribution to creditors of the Reorganized Debtors in a bankruptcy, liquidation or reorganization or similar proceeding relating to the Reorganized Debtors or their assets, the holders of New First Lien Notes (and any other first lien debt we may incur) will be entitled to be paid in full and in cash from the proceeds of the collateral or otherwise before any payment may be made from such proceeds with respect to the New Second Lien Notes.  In any of these cases, the Reorganized Debtors may not have sufficient funds to pay all of its creditors and the holders of the New Second Lien Notes may not receive any payments on account of such debt unless and until the holders of the New First Lien Notes (and any other first lien debt we may incur) have been repaid in full.

In addition, enforcement rights of the holders of New Second Lien Notes with respect to the collateral will be subject to an Intercreditor Agreement containing customary “standstill” periods and other restrictions on enforcement.  Essentially, these restrictions provide that until the New First Lien Notes (and any other first lien debt) are paid in full (i) any decisions to be made in connection with any foreclosure or other enforcement action with respect to all or any part of the collateral will be made by holders of the New First Lien Notes (and any other first lien debt) without any input from the holders of the New Second Lien Notes and (ii) the holders of Second Lien Notes are prohibited from exercising any of their rights or remedies as a secured creditor with respect to the collateral until 120 days after the later of the date of (a) the date of the declaration of an event of default under the new Second Lien Note Indenture and acceleration of the New Second Lien Notes or (b) the date the collateral trustee for the New First Lien Notes is notified of the event of default under the New Second Lien Note Indenture; provided, however, that notwithstanding the foregoing, the holders of the New Second Lien Notes may not exercise any of their rights or remedies as a secured creditor with respect to the collateral so long as the holders of the New First Lien Notes (and any other first lien debt) are diligently pursuing their rights and remedies with respect to the collateral.

Furthermore, the subordination provisions of the New Second Lien Note Indenture limit the rights of the holders of the New Second Lien Notes as unsecured creditors vis-à-vis the holders of the New First Lien Notes (and any other first lien debt) as follows:

•
upon any payment default under the New First Lien Note Indenture (or any other first lien debt), no payments may be made on the Second Lien Notes unless and until such default is cured or waived or the New First Lien Notes (or such other first lien debt) cease to exist;

•
upon any other default under the New First Lien Note Indenture (or any other first lien debt) which (with or without notice, the passage of time or both) would permit the holders thereof to accelerate such indebtedness, the trustee under the New First Lien Note Indenture (or the representative under any other first lien debt) may issue a “payment blockage notice” and, unless such notice is waived or such indebtedness is accelerated, prohibits us from making any payments on the New Second Lien Notes until the earliest to occur of (i) the date on which such default is cured or waived or such indebtedness is discharged or paid in full, (ii) 179 days pass after the date on which the payment blockage notice is received, and (iii) such payment blockage period shall have been voluntarily terminated;

•
upon an event of default under the New Second Lien Note Indenture (other than events of default related to bankruptcy or insolvency), the holders of the New Second Lien Notes cannot accelerate the New Second Lien Notes until 5 business days after the date written notice of such acceleration is delivered to the trustee under the New First Lien Note Indenture;

•
an event that is solely an event of default under the New First Lien Note Indenture (or other first lien debt) does not become an event of default under the New Second Lien Note Indenture (due to the cross default provisions under the New Second Lien Note Indenture) until after a 45 day grace period under the New Second Lien Note Indenture which is in addition to any grace period under the New First Lien Note Indenture (or other first lien debt); and

•	upon any mandatory redemption of the New Notes, the New First Lien Notes must be redeemed in full before any New Second Lien Notes are redeemed.

9.	Covenants under the indentures governing the New Notes and under any future debt agreements restrict our future operations.

The indentures governing the New Notes will impose operating and financial restrictions that limit our discretion on some business matters, which could make it more difficult for us to expand our business, finance our operations and engage in other business activities that may be in our interest.  These restrictions include compliance with, or maintenance of, certain financial tests and ratios, including a maximum leverage ratio, an interest coverage ratio and limits on the amount of capital expenditures we may make.  These restrictions also limit our ability and that of our subsidiaries to, among other things:

•	incur additional indebtedness or place additional liens on our assets;

•	pay dividends or make other distributions on, redeem or repurchase our capital stock;

•	make investments or repay subordinated indebtedness;

•	engage in sale-leaseback transactions;

•	enter into transactions with affiliates;

•	sell assets;

•	create restrictions on dividends and other payments to us from our subsidiaries;

•	issue or sell stock of our subsidiaries;

•	engage in a merger, consolidation or other business combination; or

•	change the nature of our businesses.

Any additional indebtedness we may incur in the future may subject us to similar or even more restrictive conditions.

10.	The imposition of certain permitted liens could adversely affect the value of the collateral.

The collateral securing the New Notes will be subject to liens permitted under the terms  of the indentures governing the New Notes and the related security documents, whether arising on or after the date the New Notes are issued.  The existence of any permitted liens could  adversely affect the value of the collateral securing the New Notes and the other first lien debt as well as the ability of the collateral trustee to realize or foreclose on such collateral.  The liens of such third parties could also have priority over the liens securing the New Notes and the other first lien debt.  For example, in the future if we were to acquire another company that already had outstanding indebtedness secured by all of its assets, that indebtedness would have a priority claim on the acquired company’s assets.  Even if that Company’s assets are pledged to secure the New Notes and the related guarantees, the lien securing the New Notes and guarantees will be junior to the lien on such assets that existed at the time we acquired the Company.  See the definition of ‘‘Permitted Liens’’ in the indentures governing the New Notes in Exhibits F and G to this Disclosure Statement.

11.	The collateral is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business.  There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part.  Insurance proceeds may not compensate us fully for our losses.  If there is a complete or partial loss of any of the pledged collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the New Notes and any other first lien debt.

12.	Rights of holders of New Notes in the collateral may be adversely affected by bankruptcy proceedings.

The right of the collateral trustee to repossess and dispose of the collateral securing the New Notes or any related guarantee thereof upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or any guarantor of the New Notes prior to or possibly even after the collateral trustee has repossessed and disposed of the collateral.  Under federal bankruptcy law, a secured creditor, such as the collateral trustee, is prohibited from repossessing its security from a debtor in a bankruptcy case or from disposing of security repossessed from a debtor, without bankruptcy court approval.  Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”  The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the New Notes or any related guarantee could be delayed following commencement of a bankruptcy case, whether or when the collateral trustee would repossess or dispose of the collateral, or whether or to what extent holders of the New Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.”  Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the New Notes, the holders of the New Notes would have “undersecured claims” as to the difference.  Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

13.	Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral trustee, including pursuant to security documents delivered after the date of the indentures governing the New Notes, might be avoidable by the pledgor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the New Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor were to be commenced within 90 days following the pledge or, in certain circumstances, a longer period.

14.	Rights of holders of New Notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

The security interest in the collateral securing the New Notes includes assets, both tangible and intangible, whether now owned or acquired or arising in the future.  Applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified.  There can be no assurance that the collateral trustee will monitor, or that we will inform the collateral trustee of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral.  Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the New Notes against third parties.

15.	We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the New Notes and the related guarantees thereof.

The indentures governing the New Notes and the related security documents allow us to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from, the collateral securing the New Notes, the related guarantees and other first lien debt.  So long as no default or event of default under the indentures or the security documents would result therefrom, we may, among other things, without any release or consent by the collateral trustee, conduct ordinary course activities with respect to most of the collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and using the proceeds from any such sale or disposition to reinvest in the business or repay debt.  Our decisions with respect to the collateral may not always be in the best interests of the holders of the New Notes.

16.	There are certain categories of property that are excluded from the collateral.

Certain categories of assets are excluded from the collateral securing the New Notes and the related guarantees thereof.  Excluded assets may include, without limitation, all of the assets of our foreign subsidiaries (unless such subsidiaries become guarantors), 35% of the capital stock of our foreign subsidiaries held by the Reorganized Debtors, certain items of property, including without limitation, items as to which a security interest cannot be granted without violating contract rights, applicable licenses or law, as more fully set forth in the security documents.  If an event of default occurs and the New Notes are accelerated, the New Notes and the guarantees thereof will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.  In addition, the collateral trustee may not perfect its security interest in certain items of collateral to the extent the cost of perfecting such liens on such collateral would outweigh the benefit of perfecting the liens on such collateral or to the extent the value of such collateral is de minimis.  In the event a third party takes steps to perfect its lien on the collateral over which the collateral trustee has not perfected its security interest, the lien of such third party may have priority over the lien of the collateral trustee in such item of collateral.

17.	Ranking of New Common Stock

New Common Stock will rank junior to all of our existing and future liabilities, and will be subject to the risks described above.  In addition, in the event of a subsequent bankruptcy, liquidation or winding-up, our assets will be available to make payments with respect to our obligations pursuant to the terms of the New Common Stock only after all of our indebtedness and other liabilities have been paid.

C.	Risks Relating to the Company’s Financial Condition and Business

1.	Leverage and Debt Service

We are highly leveraged and will remain so even if the Plan is confirmed and the transactions contemplated thereunder are consummated.  Our high levels of indebtedness could have important consequences, including:

(a)
requiring us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness thereby reducing the availability of cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

(b)	increasing our vulnerability to adverse general economic or industry conditions;

(c)	limiting our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate;

(d)	impairing our ability to obtain additional financing in the future for working capital, capital expenditures, debt service requirements, acquisitions, general corporate purposes or other purposes;

(e)	placing us at a competitive disadvantage to our competitors who are not as highly leveraged; or

(f)
triggering an event of default under the New First Lien Notes Indenture or the New Second Lien Notes Indenture if we fail to comply with the financial and other restrictive covenants contained therein.

The indentures governing our New First Lien Notes and New Second Lien Notes also require us to satisfy certain financial covenants.  Our ability to comply with any covenants may be adversely affected by general economic conditions, political decisions, industry conditions and other events beyond our control. As a result, we cannot assure you that we will be able to comply with these covenants, when and if they become applicable to us. Our failure to comply with these covenants should they become applicable to us, could result in an event of default, which could materially and adversely affect our operating results, our financial condition and liquidity.

In order to adequately service our indebtedness, we will require a significant amount of cash.  Our future cash flow may not be sufficient to meet our obligations and commitments.  If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as a further refinancing or restructuring of our indebtedness, selling material assets or operations or seeking to raise additional debt or equity capital.  These actions may not be implemented on a timely basis or on satisfactory terms or at all, and may not enable us to continue to satisfy our capital requirements.  Restrictive covenants in our indebtedness may prohibit us from adopting any of these alternatives (with the failure to comply with these covenants resulting in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness).  We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our outstanding debt instruments, if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments of those debt instruments.  To the extent that interest on the New Second Lien Notes is paid-in-kind rather than in cash, our leverage will continue to increase, which could further exacerbate the risks described above.

2.	Floating Rate Indebtedness

Our New First Lien Notes and New Second Lien Notes will bear interest at floating rates, which may adversely affect our cash flow and liquidity.  If there is a rise in interest rates, our debt service obligations on the amounts owed in connection with the New First Lien Notes and New Second Lien Notes would increase even though the principal amount of our indebtedness remained the same.  We cannot assure you that we will be able to limit our exposure to such rate fluctuations by entering into an interest rate hedging agreement on favorable terms, or at all, in the future.

3.	Enforcement of Defaults by Entities Not Party to the Plan Support Agreement

The Plan Support Agreement can be terminated prior to the commencement of the Chapter 11 Cases if, among other things, the trustee or Holders of the Senior Notes or Senior Discount Notes (i) seeks a judgment lien, a prejudgment lien or attachment of any form of equitable relief and we have not filed for protection under Chapter 11 of the Bankruptcy Code prior to receipt of termination from the Plan Support Parties or (ii) commence any other action or proceeding to collect or recover amounts due and payable with respect to such notes and an order granting the relief requested has been entered by the applicable court.  Although Holders of a substantial proportion of the outstanding principal amount of Impaired Notes are party to the Plan Support Agreement, it is possible that these termination events could be triggered by actions of Holders who have not agreed to the Plan Support Agreement, in particular, the Holders of the Senior Discount Notes.

4.	Treatment of Trade Vendors and Other Unsecured Claims in the Chapter 11 Cases and Risk of Failure to Obtain Authority to Pay Their Claims in the Ordinary Course of Business

We believe that our ability to continue to receive significant levels of trade support following the Petition Date will require that we obtain a “first day order” from the Bankruptcy Court authorizing us to continue to pay trade vendors and other unsecured creditors in the ordinary course of business, including obligations which arise prior to the filing of the Chapter 11 Cases.  Although we believe that ample precedent exists for obtaining such an order in chapter 11 cases such as ours, there can be no assurance that the Bankruptcy Court will grant the order or that trade support will not further erode.

Irrespective of whether we are able to obtain such an order, the Plan provides that Holders of General Unsecured Claims will be Unimpaired.  Thus even if such an order is not obtained, General Unsecured Claims will be paid on the latest of (x) the Effective Date, (y) the date on which the claim becomes Allowed, and (z) such later date as may be mutually agreed by the Holder of the claim and us.  As a result, no General Unsecured Claims are anticipated to be restructured or otherwise reduced in connection with the Plan.

There will be no Claims bar date established in connection with the Plan, however, and in the absence of a bar date, there will be uncertainty with respect to the overall liabilities of the Reorganized Debtors because there will be no requirement for Holders of General Unsecured Claims to identify the nature and amount of their Claims by timely Filing a proof of claim.  If we had elected to pursue an alternative plan of reorganization in which General Unsecured Claims were Impaired, the amount of indebtedness with respect to such Claims could have been reduced, and the total liabilities of the Reorganized Debtors would be clearer.  We believe, however, that the Plan is a superior alternative to any alternative plan of reorganization which would Impair the Holders of General Unsecured Claims because: (i) a large number of the Holders of General Unsecured Claims are key suppliers of products and services used by the Company and any Impairment of these Claims could be detrimental to our ability to obtain essential trade credit and could substantially impair our ability to do business with trade creditors whose goods and services are essential and (ii) we believe the Plan can be consummated on a more expeditious and significantly less contentious and costly basis if General Unsecured Claims are Unimpaired than if such Claims were to be Impaired.

5.	Disruption of Operations and Retention of Key Customers and Key Employees

The commencement and pendency of the Chapter 11 Cases could adversely affect our relationships with our customers and suppliers, as well as our ability to retain or attract high-quality employees.  In such event, weakened operating results may occur that could give rise to variances from the stated Projections.

Certain customers and suppliers have expressed concerns with respect to our ability to ensure continuity of supply and payments of invoices.  Although we believe we have addressed these concerns, there can be no assurance that certain customers and suppliers will continue to do business with us.

Our ability to operate our businesses and implement our strategies effectively depends, in part, on the efforts of our executive officers and other key employees.  In this way, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel in key areas, including engineering, sales and marketing, operations, information technology, and finance and the continued service of our key operations, marketing, editing and sales personnel.  Because of the traditional stigma associated with any bankruptcy, regardless of whether it may improve our financial condition, the commencement of the Chapter 11 Cases may adversely affect our ability to attract and retain the requisite highly-skilled personnel and key employees.  Although we intend to seek authority from the Bankruptcy Court to pay, among other things, all prepetition wages, salaries, commissions and employee benefits, we cannot assure you that the Bankruptcy Court will grant such an order, or that, even with such an order, our highly skilled personnel and key employees will commence or continue their employment with us, and their failure to do so could have a material adverse effect on our business.

6.	The recent U.S. financial turmoil and associated economic downturn has and may continue to harm our Test-prep and Intervention and Library businesses and prospects.

The worldwide financial turmoil and associated economic downturn has resulted in the curtailment, delay or reduction in federal, state and local government funding available to schools and libraries and the general retail markets. During 2008, we derived more than 82.8% of our revenue from schools, school districts and school and public libraries. These institutions depend on funding from federal, state and local governments to purchase our products. Many state and local governments have faced, and may continue to face, budget deficits. In addition, the government appropriations process is often slow, unpredictable and subject to factors outside of our control. Curtailments, delays or reductions in the funding of schools or libraries has reduced and could continue to reduce our revenue.

Lack of adequate funding results in decreased revenue on the sale of our products. For example, in the fourth quarter of 2008 our revenue decreased to $36.0 million compared to $42.0 million in the fourth quarter of 2007. In order to mitigate any resulting decrease in revenue, we have designed and implemented a cost-savings plan. We cannot assure that these cost savings initiatives will offset any decrease in revenue effected by the downturn in funding. If our revenue grows more slowly than we anticipate, or if our cost savings initiatives are not successful, our business and prospects will be harmed. Any continuing or further reduction or delay in governmental funding earmarked for education or library materials could have a material adverse effect on our operations.

7.	We may be unable to compete successfully in our highly competitive industry.

We operate in highly competitive markets. Many of our competitors are larger and have greater financial resources than us. As a result, these competitors may be able to devote greater resources to the promotion and sale of their products than we can. Conversely, other competitors are smaller than us and focused on narrow, niche market opportunities. These smaller companies may be able to adapt more quickly to new or emerging technologies and changes in customer preferences. In each of our business segments, we expect to meet significant competition in regard to our existing products and new products we might introduce. Further, competitors might expand their product offerings, either through internal product development or acquisitions of our businesses’ direct competitors.

To maintain a competitive advantage, we will need to continue to invest in product development and sales and marketing. We may not have sufficient resources to make the necessary investments to compete successfully against our competitors. We cannot assure you that we will be able to compete effectively with these companies in the future, and if we are unable to compete effectively, our financial condition and results of operations will be materially adversely affected.

8.	We have a history of losses, which we expect to continue, and we might not ever achieve or maintain profitability.

We have experienced losses every year since our inception through 2008. In 2008, we had net loss of $38.5 million and had a stockholders deficit of $186.4 million and a working capital deficiency of $320.3 million (including long term debt in default classified as current of $381.8 million) as of December 31, 2008. The 2008 net loss was due, in part, to a goodwill impairment charge of $31.6 million. The loss for the nine months ending September 30, 2009 was $28,298,000. We expect to continue to incur losses for the foreseeable future. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations, our business will be harmed.

9.	We may be required to reduce the value of our inventory, long-lived assets and/or goodwill, which could materially adversely affect our financial condition and results of operations.

We may be required to reduce inventory carrying values using the lower of cost or market approach in the future due to a decline in market conditions in our businesses, which could have a material adverse effect on our financial condition and results of operations. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our acquired businesses is impaired. Any resulting impairment loss related to reductions in the value of our long-lived assets or our goodwill could materially adversely affect our financial condition and results of operations.

Each fiscal year, the Company performs an annual goodwill impairment test.  An impairment charge of $31.6 million was incurred in the fourth quarter of 2008. Assumptions used in our impairment test regarding future operating results of our reporting units could prove to be inaccurate. This could cause an adverse change in our valuation and thus any of our goodwill impairment tests may have been flawed. Any future impairment tests are subject to the same risks.
10.	Misuse, misappropriation or other loss of our proprietary rights could have a material adverse effect on our results of operations.

Our success depends in part on our intellectual property rights in the products that we develop. We rely on a combination of registered and common law copyright, trademark and trade secret laws of the United States and other countries, as well as customer licensing agreements, employee and third-party nondisclosure agreements and other methods to protect our proprietary rights. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights or develop technology or products that are similar to ours. Any such infringement or misappropriation could materially adversely affect our future financial results, reduce or eliminate any competitive advantage we have developed and otherwise harm our business. Enforcing our intellectual property rights could result in substantial costs and a diversion of management’s attention and resources, which could materially affect our business, financial condition, cash flows or results of operations, and we may not prevail.

We do not include any mechanisms in our materials or products to prevent or inhibit unauthorized copying. If such copying or misuse were to occur to any substantial degree, our results of operations could be materially adversely affected. In addition, our U.S. registrations may not be enforceable or effective in protecting our trademarks and copyrights, especially outside of the United States.

11.	We may have to defend against intellectual property infringement claims and other claims that may cause us to incur significant costs and may divert management attention.

Although we believe that our products do not infringe on the intellectual property rights of others, other parties may assert claims that we have violated or infringed on a copyright, trademark or other proprietary right belonging to them. We license third-party content to create some of our products. In these license agreements, the licensors have generally agreed to defend, indemnify and hold us harmless with respect to any claims by a third party that the licensed content infringes other proprietary rights. We cannot assure you that these provisions will be adequate to protect us from infringement claims regarding the use of such third-party intellectual property. In addition, in some instances we buy products created by third parties from distributors and re-package and redistribute such products without a license or other permission from the third party creators. Although we believe that the manner in which we license third party content to create our products, as well as the manner in which we purchase third party products and re-package and redistribute them, complies with applicable trademark and copyright laws, any infringement claims could result in the expenditure of significant financial and managerial resources on our part and, if such claims are finally determined to be meritorious, could materially adversely affect our business, results of operations and financial condition.

In addition, we may be vulnerable to claims of defamation, negligence, personal injury or other legal theories relating to the information we publish, including content licensed from third parties. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims. Furthermore, if such claims are successful, we may be required to cease selling or alter our product, pay financial damages or obtain licenses from others (if available on favorable terms or at all). Any of the foregoing could cause us to incur significant costs and prevent us from distributing or selling our products.

12.	Growth of multimedia products may compete with and reduce our publishing activities.

The traditional media platform is being increasingly challenged by the growing body of multimedia products. Multimedia products serve as ancillary tools to traditional publishing mediums such as print but can also serve as stand-alone interactive tools replacing traditional publishing mediums. The continued growth of multimedia products may detract from the viability of our traditional publishing activities.

13.	Technological changes may reduce our sale of products

Both the traditional publishing industry and the online services industry continue to experience technological change. The publishing industry continues to evolve from traditional mechanical format printing to full digital printing. An inability to keep pace with the new technologies and standards in the print industry could negatively impact the competitiveness of our products. Our future success will depend on our ability to address the increasingly sophisticated needs of our customers by producing and marketing enhancements to our products that respond to technological changes or customer requirements. We may be required to invest significant capital in additional technology in order to remain competitive. In addition, the provision of online services is characterized by continuing improvements in technology that results in the frequent introduction of new products, short product life cycles and continual improvement in product price/performance characteristics. A failure on our part to effectively manage a product transition will directly affect the demand for our products and the profitability of our operations.

14.	Our business may be adversely affected by an increase in paper or postage costs.

The price of paper constitutes a significant portion of our costs relating to our print book products and direct mail solicitations. Significant increases in the price of paper may have an adverse effect on our future results. Postage for product distribution and direct mail solicitations is also one of our significant expenses. To manage the potential effect of inflation on paper costs, we negotiate arrangements of up to one year with brokers to ensure a supply of needed paper at fixed pricing, and when advantageous, we purchase and inventory raw material paper in advance of our production need. Although we distribute many of our products under a contract with the United Parcel Service, shipping and postage costs increase periodically and can be expected to increase in the future. If the costs of paper or postage increase and we are unable to pass on these increased costs to our customers, our operating results could be adversely affected.

15.	Our success depends in large part on our ability to update and expand the content of existing products and develop new products in a cost-effective manner and on a timely basis.

We believe that the development of high quality products each year contributes not only to near-term revenue growth, but also to revenue in subsequent periods by increasing the longevity and sustaining the competitiveness of our back list. The update and expansion of our existing products and the development of new products may not be accepted by the markets we serve. If we cannot respond to changes in industry requirements, our business may be adversely affected. Even if we are able to develop acceptable new products, we may not be able to introduce these new products as quickly as the markets require or as quickly as our competitors introduce competing new products.

16.	If the federal NCLB Act is materially changed, repealed, or found unconstitutional, our revenue and profitability could be adversely affected

The NCLB Act, and its implementation have been criticized by certain representatives of states and schools, including complaints that federal funding is not sufficient to carry out all aspects of NCLB. If the legislation is repealed, found to be unconstitutional or is amended in a manner that results in reduced state participation in assessment and remediation programs, our revenue and profitability could be adversely affected.

17.	If there is a substantial reduction in the emphasis placed by federal and state governments on assessment and remediation in K-12 education, our business may be adversely affected.

The success of our test-prep and intervention and K-12 supplemental education businesses depends on the continued use of standardized tests. If the use of standardized tests declines or falls out of favor with educational institutions or state and local governments, the markets for many of our products will deteriorate and our business may be materially adversely affected.

18.	We are dependent on a limited number of suppliers and service providers, and any interruption of supply or services from these vendors could have a material adverse effect on our operations.

We are dependent on a limited number of suppliers for certain of our product lines, and a limited number of service providers, such as delivery service from United Parcel Service. Any interruption of supply from current vendors or any material increased costs could cause significant delays in the shipment of such products and could have a material adverse effect on our business, financial condition, and results of operations. Increases in freight costs charged to us or inability to ship products, whether real or perceived, could have a material adverse effect on our business, financial condition, and results of operations.

19.	Disruption in our distribution centers could significantly lower our revenues and profitability.

We currently maintain national distribution centers located in Littleton, Massachusetts and Prince Frederick, Maryland, which are essential to the efficient operation of our national distribution network. Any serious disruption to these distribution centers due to fire, earthquake, act of terrorism or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers. In addition, we could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace the centers. As a result, any such disruption could significantly lower our revenues and profitability.

20.
We are dependent upon a central computer system and if we experience damage, service interruptions or failures in this system, or if our security measures are breached, our customer relationships and our ability to attract new customers may be adversely affected.

Our business could be interrupted by damage to or disruption of our central computer system from natural disasters, a fire, power loss, hardware or software malfunctions, penetration by computer hackers, terrorist acts, vandalism, sabotage, computer viruses, vendor performance failures or insolvency, and other causes. As a result of any of the foregoing, we may lose data, our relationships with our customers may be impaired, we may lose customers, our ability to attract new customers may be adversely affected and we could be exposed to contractual liability. The precautions that we have taken to protect ourselves from, or minimize the impact of, such events, such as our disaster recovery plans, may not be adequate and we may be unable to recover data used in our operations.

III.	BACKGROUND AND EVENTS LEADING UP TO THE SOLICITATION

A.	Background

The worldwide financial turmoil and associated economic downturn beginning in 2008 resulted in the curtailment, delay or reduction in federal, state and local government funding available to schools and libraries, the Company’s core markets and the general retail markets. Lack of adequate funding resulted in decreased revenue on the sale of such products. In order to mitigate any resulting decrease in revenue, the Company initiated an extensive restructuring of its operations, and, in March 2009, our Board adopted a revised business plan that included significant proposed costs savings initiatives. The revised business plan was implemented to enable us to meet our financial covenants under the Secured Credit Agreement through fiscal year 2009.

Despite our implementation of this revised business plan, which included significant cost savings, our independent registered public accounting firm determined that these actions may not be sufficient for us to meet our financial covenants under our Secured Credit Agreement through fiscal year 2009, which could result in a going concern qualification in its audit opinion.  Such going concern qualification would be a covenant default under the Secured Credit Agreement.  As a result, as of April 15, 2009, we had not completed our audited financial statements as required under our Secured Credit Agreement or filed our 2008 Annual Report with the SEC as required under our Prepetition Indentures.  As of May 29, 2009, we further had not completed our first quarter financial statements required under the Secured Credit Agreement or filed our First Quarter 2009 Quarterly Report with the SEC as required under the Prepetition Indentures, resulting in further defaults under the Secured Credit Agreement and the Prepetition Indentures.  These defaults under the Prepetition Indentures also resulted in a cross-default under the Secured Credit Agreement. Ultimately, in connection with the audit of our December 31, 2008 financial statements, our independent registered public accounting firm included an explanatory paragraph that indicates that these uncertainties raised substantial doubt about our ability to continue as a going concern.

Discussions with our auditors prior to the issuance of the Company’s financial statements had led us to retain Houlihan Lokey in January 2009 as our financial advisor to assist us with the development of a comprehensive financial restructuring plan.  With Houlihan Lokey’s assistance, in January 2009 we engaged the Lenders to begin discussing the possibility of implementing a financial restructuring.

To address the defaults in the Secured Credit Agreement caused by our failure to file our 2008 Form 10-K within the required time period and without a “going concern” opinion, we sought an agreement from the Lenders to forbear from exercising their rights under the Secured Credit Agreement.  Following negotiations, on April 15, 2009, we entered into a short-term forbearance agreement with the Lenders relating to our financial reporting defaults.  We subsequently entered into further forbearance agreements or extensions thereof on April 23, 2009, May 1, 2009 and May 6, 2009.

On May 7, 2009, we entered into a Fourth Forbearance Agreement and Amendment No. 1 to our Secured Credit Agreement (the “Forbearance Agreement”). The Forbearance Agreement also provided for a forbearance relating to defaults, if any, resulting from our failure to satisfy our financial covenants under the Secured Credit Agreement for the periods ended December 31, 2008 and March 31, 2009.

Also on May 7, 2009, we received a notice from the Prepetition Indenture Trustees that our failure to timely file our SEC Reports constituted a default under the Prepetition Indentures.  The Prepetition Indentures provide that the Company had 60 days from receipt of this notice of default to cure such default before an event of default occurred under the Prepetition Indentures. If an event of default occurred under the Prepetition Indentures, then the Prepetition Indenture Trustees or the Holders of 25% of the Senior Note Principal Amount or the Senior Discount Note Principal Amount, respectively, may thereafter declare the applicable notes to be due and payable immediately.

On May 29, 2009, we filed our 2008 Annual Report with the SEC, thus curing the event of default noticed to the Company on May 7, 2009 by the Prepetition Indenture Trustees.

On June 8, 2009, we announced the execution of a lock-up agreement with a holder of our Senior Discount Notes and certain of its affiliates (the “Lock-Up Agreement”).  Pursuant to the Lock-Up Agreement, we launched an exchange offer for our Senior Discount Notes, pursuant to which we offered to exchange such notes for our common stock (the “Exchange Offer”).

On June 17, 2009, we executed a commitment letter with certain of the Lenders, pursuant to which such Lenders agreed to provide financing to replace the amounts outstanding under our Secured Credit Agreement (the “Commitment Letter”).

We extended the expiration of our Forbearance Agreement, Exchange Offer and Commitment Letter several times during July.  However, we were not able to obtain the requisite level of participation in the Exchange Offer needed to consummate the exchange.

On July 23, 2009, we announced our intention that, unless the Exchange Offer was  consummated, we would forego making our interest payment on our Senior Discount Notes due August 3, 2009 and enter the 30 day cure period.

On July 30, 2009, we again extended the Forbearance Agreement and Commitment Letter. We also announced our intention to begin discussing alternative restructuring plans with the Senior Noteholders.

On August 3, 2009, we failed to make the scheduled interest payment of approximately $8.4 million on our Senior Discount Notes.

On August 17, 2009, we failed to make the scheduled interest payment of approximately $8.1 million on our Senior Notes.  On this day, our Commitment Letter expired.

These non-payments of interest resulted in us being in default under the Prepetition Indentures.  After the expiration of the applicable cure periods in the Prepetition Indentures, the non-payments of interest gave rise to events of default under the Prepetition Indentures and the Secured Credit Agreement.  Such events of default under the applicable Prepetition Indenture permits acceleration of such notes by the Holders of 25% of the principal amount thereof or the applicable Prepetition Indenture Trustee.

On August 20, 2009, we reached an agreement in principle with Lenders holding 100% of the Secured Credit Agreement Principal Amount and Holders of more than 80% of the Senior Note Principal Amount to seek a restructuring through Chapter 11 on agreed-to-terms.  The parties agreed to negotiate in good faith to memorialize the agreement in principle as a plan support agreement.  In connection therewith, on August 20, 2009, we terminated the Exchange Offer for our Senior Discount Notes.

Also on August 20, 2009, in connection with an extension of the Forbearance Agreement, the Lenders earned a forbearance fee equal to six percent (6%) of the outstanding amount of the senior secured term loan, plus accrued and unpaid interest on such loan (the “6% Fee”), plus one percent (1%) of the amount of the senior secured term loan acquired by certain holders with whom the Company was in discussions (all together, the “Forbearance Fee”).  Two-thirds of the 6% Fee was payable upon execution of the extension of the Forbearance Agreement, and the remainder of the Forbearance Fee was added to the principal amount of the senior secured term loan subject to the Secured Credit Agreement.

Following negotiations with the Plan Support Parties, we entered into the Plan Support Agreement on September 3, 2009, with Lenders holding 100% of the Secured Credit Agreement Principal Amount, Holders of more than 80% of the Senior Note Principal Amount and Holders of more than 13% of the Senior Discount Note Principal Amount.  Subject to the terms and conditions thereof, the Plan Support Agreement requires the Plan Support Parties to vote in favor of the Plan.  On October 14, 2009, the Requisite Plan Support Parties agreed to extend the date by which the Solicitation must be commenced to November 1, 2009.  On October 29, 2009, the Requisite Plan Support Parties agreed to extend the date by which the Solicitation must be commenced to November 9, 2009 and also extended the Outside Date to November 23, 2009.  On November 4, 2009, the Requisite Plan Support Parties agreed to extend the date by which the Solicitation must be commenced to November 16, 2009.  On November 13, 2009, the Requisite Plan Support Parties agreed to extend the date by which the Solicitation must be commenced to November 25, 2009 and also extended the Outside Date to November 30, 2009.  On November 25, 2009, the Requisite Plan Support Parties agreed to extend the date by which the Solicitation must be commenced to December 4, 2009 and also extended the Outside Date to December 4, 2009.  As previously disclosed, the Company had entered into a number of forbearance agreements pursuant to which the Lenders agreed to forbear exercising any rights and remedies under the Secured Credit Agreement primarily relating to certain financial covenant and reporting defaults.  Under the Plan Support Agreement, the Plan Support Parties  have agreed to forbear exercising any rights and remedies relating to certain specified forbearance items with respect to the Secured Credit Agreement and the Senior Note Indenture until the occurrence of the Termination Date under and as defined in the Plan Support Agreement, subject to the right of earlier termination in certain other limited circumstances.

On September 10, 2009, we filed with the SEC a Form 15 certification and notice of our suspension of our duty to file reports under sections 13 and 15(d) of the Exchange Act, and issued a press release announcing that, as a result, we would no longer make periodic reporting filings with the SEC.

On October 5, 2009, our management team met with the Plan Support Parties at the offices of Houlihan Lokey and presented an overview of the business and our revised financial forecast for 2010 – 2014.

On December 3, 2009, the board of directors (or the equivalent authorized body) of each of the Prospective Debtors determined that consummation of the transactions contemplated by the Plan was in the best interests of the Prospective Debtors and their stakeholders and authorized the commencement of this Solicitation.

B.	Equity Ownership and Debt Structure

1.	Equity Ownership Structure

Each Prospective Debtor (other than Holdings) is either a direct or indirect wholly-owned subsidiary of Holdings.  The authorized capital stock of Holdings consists of 30,000,000 shares of common stock, $0.0003 par value per share.  As of December 4, 2009, there were 9,958,112 shares of Holdings common stock and warrants to purchase 70,301 shares of Holdings common stock outstanding.

2.	Debt Structure

(a)	Prepetition Secured Credit Agreement

Holdings and certain of its subsidiaries are parties to the Secured Credit Agreement.  The Secured Credit Agreement is comprised of the Prepetition Term Loan.  The Prepetition Term Loan bears interest at a rate equal, at the Haights’ option, to either: (a) the three month LIBOR rate (with a floor of 3.00%) plus 12.25% per annum, payable monthly; or (b) the prime rate (with a floor of 5.25%) plus 11% per annum, payable monthly.  In the event of specified defaults under the Secured Credit Agreement these interest rates may increase by an additional 2%.  Prepayment of the Prepetition Term Loan is subject to a prepayment penalty of 1% with respect to prepayments occurring between August 15, 2009 to August 15, 2010 and 0% with respect to any period thereafter.

As of November 30, 2009, the outstanding principal amount due under the Prepetition Term Loan is $109,882,158.23, plus accrued and unpaid interest thereon.  The obligations under the Secured Credit Agreement are secured by a first priority lien on substantially all assets of the Prospective Debtors.  We intend to repay all Secured Credit Agreement Claims on or after the Effective Date pursuant to the terms of the Plan, as described below in Article V “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION.”

(b)	Senior Notes

As of the date hereof, the outstanding principal amount due in respect of the Senior Notes is $138.8 million, plus accrued and unpaid interest thereon.  The Senior Notes bear interest at a fixed rate of 11 ¾% per annum.  Haights is the issuer of the Senior Notes.  The Senior Notes are guaranteed on a joint and several basis by all of the other Prospective Debtors.  The Senior Notes are unsecured.

(c)	Senior Discount Notes

As of the date hereof, the outstanding principal amount due in respect of the Senior Discount Notes is $135.0 million, plus accrued and unpaid interest thereon.  The Senior Discount Notes bear interest at a fixed rate of 12 ½% per annum.  Holdings is the issuer of the Senior Discount Notes.  The Senior Discount Notes are unsecured and are not guaranteed by any of the other Prospective Debtors.

IV.	THE BUSINESS

A.	General

We were formed in Delaware in 1997 and are a leading developer and publisher of products for the K-12 Education and library markets. Our products include state-specific test preparation materials, skills assessment and intervention books and unabridged audiobooks. Between November 2007 and January 2008, we initiated a sale process for all of our operating businesses. On June 30, 2008 we sold the subsidiary that contained our Oakstone Publishing business, which operated our Medical Education segment. On August 27, 2008 we sold the subsidiary that contained our Sundance Newbridge business, which operated our K-12 Supplemental Education segment.

B.	Products

Our products are sold primarily to schools and libraries and we believe we have leading positions in the two markets we serve:

1.	Test-prep and Intervention

Triumph Learning.  Our Test-prep and Intervention segment publishes test preparation materials, skills based instructional and assessment products, and standards-based supplemental materials for students in grades K-12 in language arts, math, science and social studies, and intervention programs based on educational principles and research. Our products are published under the well-known imprints of Coach, Buckle Down and Options Publishing. The Coach and Buckle Down brands have been used in classrooms for over 21 years, and the Options brand for 17 years.

On September 28, 2007, the Board of Directors authorized a restructuring of Options Publishing and Triumph Learning, whereby the management of Options Publishing was merged into Triumph Learning and the warehouse functions of Options Publishing were consolidated into the shared services division; the accounting functions were taken over by the Triumph Learning general accounting group located in New York City; customer services, warehousing and fulfillment were incorporated in to the shared service facility in Northborough, MA; and the manufacturing and product purchasing functions were consolidated into a new shared manufacturing group that was being formed in our Iowa City location. The purpose of this restructuring was to save operational costs and to improve the product development process. Furthermore, certain functions of Triumph Learning were moved to other locations to improve processes, leverage shared resources and take advantage of lower cost facilities. The accounts receivable and cash applications functions were relocated to Northborough, MA; and the manufacturing functions located in NY were moved into the previously discussed shared manufacturing function in Iowa City. Additionally, as of January 1, 2008, the Triumph Learning accounting group took over certain accounting functions from Sundance/Newbridge related to the shared service facility in Northborough, MA. This restructuring process was completed during the first quarter of 2008.

On November 19, 2008 the board approved the consolidation of the management of the Buckle Down/Options operations in Iowa under the Triumph Learning management in New York City.   This resulted in the elimination of the President of Buckle Down; the moving of the marketing function to the companies New York City facility, the consolidation of sales management  and product development to be managed in the New York office.  In addition to reducing costs, this action better allowed the company to leverage its resources and coordinate activities in product development, sales and marketing.

On March 11, 2009 the board approved the closing of our sales, marketing and product development facility in Iowa City.  These actions allowed us to complete the consolidation of the Buckle Down and Options operations that began in November 2008.  The remaining product development and sales and marketing  functions have been moved to the Company’s New York City facility location.

Our test-preparation and intervention products are sold primarily to schools and school districts and cover reading, writing, math, science and social studies., Triumph Learning also publishes skills assessment products and complementary skills books focused on building reading, math, social studies, writing and other basic skills, which can be used either alone or in conjunction with our test-prep books.

Triumph Learning and Buckle Down product lines include:

Product Line	Grades	Description

Coach	1-12th	Approximately 975 state-specific test-prep workbooks covering 22 states; and 450 complementary skills books and collections of state-specific practice tests.

Buckle Down	3rd-12th	Approximately 595 state-specific test-prep workbooks covering 23 states; and collections of state-specific practice tests.

We believe Triumph Learning’s competitive advantages include the customer loyalty they have built over 21 years of providing state-specific test preparation materials, the breadth and depth of their product lines and the degree to which they customize each product to each state test. Unlike other test-preparation publishers, who may offer one series of products for all states or who partially customize books, our titles are highly customized and precisely focused on each state’s specific standards. Our products provide high quality instruction on each of the subjects assessed on the state test. Our practice tests, included in both Coach and Buckle Down books, have the benefit of helping students become more familiar with the actual test they will be taking because they match the features — including format, typeface, lettering or numbering system, style of answer foils and question type — of each state’s particular exam.

Options Publishing.  Under our Options Publishing imprint, we publish skills assessment products and standards-based supplemental materials for grades K-8 in reading, writing, science, and literature, and intervention programs based on educational principles and research. The core focus of Options Publishing’s product strategy is to create and offer products with effective learning techniques and extensive practice to assist students struggling with the current grade level curriculum. These products are often used in after-school, tutorial, and summer school environments, otherwise known as intervention settings, by students who have not initially achieved required skill levels through the classroom. Options Publishing offers more than 560 workbook titles, 2 intervention kit products and 65 intervention kit titles, and over 45 different product lines, including:

Product Line	Grades	Description
Comprehensive Reading Assessment Comprehensive Math Assessment Comprehensive Science Assessment Comprehensive Social Studies Assessment	K-8th	Comprehensive assessment of students’ skills in the specific subject, extensive exercises and lessons to improve performance in one book.

GPS	2nd-6th	State specific leveled skills based reading kit. Provides essential reading skill required to achieve proficiency on standardized tests.

CSK	2nd-5th	Paired fiction and non-fiction reading program designed to help increase reading comprehension; Includes interactive practice.

Best Practices in Reading	1st-8th	Each book uses research-based strategies, modeling in early lessons, and skills development to help students learn to become independent readers and thinkers.

Intervention Packages – Math or Reading	K-8th
Programs for after school, summer school and special programs, ability to diagnose students’ current functioning  levels, instruction for critical skills and strategies, and extensive additional practice.

We believe Options Publishing’s competitive strengths include its concentrated focus on developing products for the struggling student market and its knowledge of classroom trends and teacher demands through its extensive field sales network, which allows Options Publishing to rapidly create responsive product solutions. Options Publishing’s product development team has a track record of success in creating new products for the struggling student market in a timely and cost effective manner. Options Publishing’s sales and marketing effort is also a meaningful competitive strength. Its experienced field sales force is able to reach the significant struggling student school districts, and the extensive use of product sampling helps ensure students and teachers in the classroom environment remember and value Options products.

2.	Library

Our Library segment publishes unabridged audiobooks and other products, under our Recorded Books imprint, for adults and children and markets these titles to public libraries, schools and consumers.

Recorded Books.  Recorded Books publishes and markets unabridged audiobooks in the U.S. and U.K. markets across multiple genres of literature, including mystery, history, classics, inspirational, western, romance, and sports, primarily in CD and audiocassette format. Recorded Books released over 700 new titles in 2008, and has over 7,500 titles on its backlist. Recorded Books licenses the right to produce an unabridged audiobook for the library market, usually on an exclusive basis, from the author or trade book publisher. Recorded Books’ unabridged audiobooks, which generally run 10 to 20 hours in length, are  known for their high quality, from the engaging narration of the book performed by professional voiceover artists to the quality of recording and packaging materials used in the end product. Recorded Books’ dedication to quality production has won it numerous industry awards. In addition, to meet the increasing demand of its customers, Recorded Books supplements its proprietary audiobooks by distributing non-proprietary titles.

Approximately 36% of Recorded Books’ sales to public libraries are through its Continuous-Order-Plans (COP). In a COP, a public library agrees to purchase a specific number of new titles each quarter, with the size of such quarterly purchases ranging from 6 titles to over 400 titles. The COP arrangement automatically renews each year and benefits from high customer renewal rates. The new titles at each COP level are selected by Recorded Books, and while the library has the right to return COP titles, such returns have occurred at a rate of less than 4% of library sales historically. Our Continuous-Order-Plans represent a meaningful, recurring revenue stream for our Recorded Books imprint. As of December 31, 2008, over 3,000 libraries participate in our COP program.

In addition to its extensive production of unabridged audiobooks, Recorded Books has leveraged its expertise in audio-based products, and its reputation with the library market, by creating new product lines such as The Modern Scholar series, and licensing on an exclusive basis for sale to the library market such well known product lines as the Pimsleur Language series and a growing collection of independent films from The Film Movement. Beginning in late 2004, Recorded Books began to offer a downloadable audiobook service to the public library market, in which libraries pay an annual subscription fee based on usage, which allows their patrons to download audiobooks to their computers or portable music players. Recorded Books also offers proprietary and non-proprietary audiobooks to libraries and consumers under its Audio Adventures and Landmark brands.

We believe Recorded Books is the largest publisher of unabridged audiobooks in the United States. This position gives us a competitive advantage in negotiating audiobook rights for the majority of the best titles in the market. Another competitive advantage is Recorded Books’ reputation for high quality, which along with offering some of the best titles in the industry, has resulted in a very high level of customer satisfaction and brand loyalty. We also believe our dedicated employee field sales force for the public library market is a significant competitive advantage, allowing us to capture a larger share of the public library audiobook market.

C.	Seasonality

Our business is subject to moderate seasonal fluctuations. Our revenue and income from operations have historically been higher during the second and third calendar quarters.

D.	Customers

Our customer base is highly diversified across a broad range of end customers in the Test-prep and Intervention and Library markets.  In 2008, no one customer accounted for more than 4% of our consolidated revenue, and our ten largest customers accounted for 7.2% of our consolidated revenue.

1.	Test-prep and Intervention

Triumph Learning sold its products to approximately 41,000 customers, consisting mostly of schools and school districts, in 2008, with such customers accounting for substantially all of 2008 revenue for this segment.

2.	Library

Recorded Books sold its products to approximately 9,000 U.S. and U.K. public libraries, 14,000 schools and school libraries, and 24,000 consumers and consumer related distributors in 2008. In addition, Recorded Books sells and rents its products to consumers at retail locations and through direct mail and other channels.

E.	Product and Content Development

We make significant investments in product development, which is an important focus at each of our businesses and, we believe, a key factor in the continued success of our backlist. Though the product development process varies across our imprints and brands, all of our product development efforts feature a disciplined approach designed to reduce the risk of introducing products that will not receive market acceptance or achieve profitable sales levels. Our editors, managers and sales force generate new product ideas that are outsourced to freelance authors for writing and development, providing us with significant operating leverage. We limit expenditures during the product development process until we see evidence of feasibility and likely success in the market.

There are two important aspects of product development across our various imprints: the identification of new product lines and the development of new titles within existing and new products lines.

Identification of New Product Lines.  The identification of new product lines is the core of the new product development culture across our company and is primarily the responsibility of the senior management of our various publishing imprints. New product ideas originate from many sources, including the product development teams for each imprint, our sales forces, internal market and customer research studies and reviews of competitive product offerings. Once we identify a new product line that we consider promising, we prepare a business and financial plan. Assuming the expected return on investment exceeds our minimum requirements, we then subject the product concept to a customer review and feedback process. For smaller new product lines, this process might simply include an informal review by established market contacts. For larger new product lines, we conduct organized customer focus groups to gather comprehensive feedback. Upon a successful customer review, the product development team takes over to begin creating the new titles under the new product line.

Development of New Titles.  Across our various imprints, we have published more than 1,000 new proprietary titles each year since 2003. In the development of these new titles, we invested $17.1 million, $18.0 million and $19.0 million in 2006, 2007, and 2008, respectively. Our product development teams for each imprint lead the creation of our new proprietary titles, working with independent authors, illustrators, designers, artists and narrators. We believe that our use of independent experts enables us to produce a significant number of new titles each year with a relatively small in-house product development team. This approach also gives the resources to continue producing and expanding our product lines and to create new product lines more quickly. We engage the majority of these independent product development partners on a work-for-hire basis, while some well-known authors create products for us under a royalty arrangement. Our imprint-specific product development teams are responsible for the final product design and layout prior to transferring the new product master to production for printing or duplication. Our products require varying periods of development time depending upon the complexity of the graphics and design, and the writing and editing process. We develop most of our new Test-prep and Intervention titles in a six- to twelve-month period. We generally produce new Recorded Books titles in a three- to six-month timeframe.

While the important aspects of product development are similar across our imprints, the actual processes vary by imprint based on the market, specific customer needs and product requirements.

1.	Test-prep and Intervention

For the Coach and Buckle Down product lines, including the online assessment products, Triumph Learning’s product development team’s efforts involve a three-pronged approach that focuses on updating existing state-specific materials in response to changes in state tests, developing non-state-specific skills materials and entering new state markets with customized titles. Thus, to be successful, test-preparation publishers must anticipate these changes and deliver product soon after the new tests are issued. Triumph Learning’s authors, editors and sales representatives have long-term relationships with personnel in state education departments that allow it to monitor changes in state tests as well as to receive up-to-date information on standards changes and test formats as soon as they become available. Triumph Learning’s editorial leadership screens new editorial hires for an understanding of the curriculum, a commitment to quality and a sensitivity to the needs of students and educators. These editors then seek to cultivate a broad pool of authors that can produce high quality test preparation material. The combination of these factors, together with its 41 years of experience developing content, usually enables all of Triumph Learning’s brands to be first to market with high quality test-preparation products that it develops for and targets toward specific states.

When evaluating whether to develop product for a new state, Triumph Learning analyzes the size of the state, the consequences of performance on the state’s test, the state’s average expenditures on instructional materials and the competitive landscape. Once Triumph Learning decides to enter a state, it works closely with the educators in that state and carefully analyzes the state’s tests in order to develop products that address specific testing needs in the context of the state’s curriculum. In order to maintain the state-specific focus and credibility of its product line, Triumph Learning strives to match and customize the type, difficulty, structure and presentation of questions to the state test in the markets in which it publishes. Triumph Learning’s writing, editorial and graphic design teams create and adapt content for each test to achieve a custom product that matches the state test as closely as possible.

Triumph Learning’s Options Publishing imprint is known for its focused quality product for the struggling student market. The development team is composed of experienced editors — all former educators — who have in-depth expertise in the various curriculum areas that Options Publishing targets. Paying close attention to information from schools, teachers, administrators and field salespeople, Options Publishing has been able to develop product quickly and take advantage of new market opportunities, often before its competitors, and to constantly explore new niches as the market and funding sources change.

2.	Library

Recorded Books begins its product development efforts by acquiring the rights to produce books in the recorded audiobook format. Recorded Books utilizes its deep, long-standing relationships with publishers, agents and authors to review or preview books for rights acquisition. These relationships improve its ability to identify high quality product early and obtain the rights at reasonable costs. In some instances, Recorded Books’ ongoing relationships allow it to purchase the exclusive unabridged audio rights to a title directly from the author prior to completion or publication, thereby reducing its acquisition cost. Recorded Books has also successfully purchased rights in competitive auctions. Through its Continuous-Order (COP) plans, Recorded Books has the ability to sell automatically up to 3,000 copies of a title to libraries across the country on the first day of a new title release, giving Recorded Books a significant advantage over its competitors in the library market when purchasing rights.

Recorded Books’ direct, daily interaction with librarians often enables it to be first to market with new products that satisfy specific market demands. For example, in response to direct requests and feedback from its library customers, from 2002 through 2006, Recorded Books introduced an audio lecture series, The Modern Scholar; a remastered Classics imprint; The Bible on audiocassette and compact disk; and a downloadable audiobook service provided in conjunction with NetLibrary and in 2008, added a Science Fiction imprint as well as a Canadian imprint.

In 2005, Recorded Books partnered with Dr. Janet Allen, a prominent educator/lecturer on reading instruction and literacy, to develop Dr. Janet Allen’s Plugged Into Reading, a curriculum level product that teams audiobooks with young adult fiction and non-fiction titles coupled with teacher guides written to those materials.  The product was launched in spring 2006 and now accounts for over 60% of Recorded Books’ school channel revenue.

Recorded Books operates an audiobook recording studio in New York City, employing as independent contractors voice talent from the stage and screen industries. The studio director casts each work individually, choosing the narrators whose talents best fit the type of book being recorded. The studio operates seven recording booths and creates between 700 and 1,000 recordings each year varying in length from less than one hour to more than 45 hours each. Each recording is edited and proofread against the written work to ensure faithfulness to the word-for-word reproduction of the unabridged text. We employ a full-time linguist who researches pronunciations in each text, supplying narrators with pronunciation guides for each recording session. Final recordings undergo quality control review at our facilities in Prince Frederick, Maryland as a part of the duplication and assembly process.

F.	Sales and Marketing

We place a great deal of emphasis on utilizing a multi-tiered sales and marketing strategy. We recognize the importance of having a flexible, integrated and fully-coordinated sales and marketing effort to reach all potential customer levels. We conduct our sales and marketing activities through employees and independent field sales representatives, inside and outsourced telesales and telemarketing, direct mail with catalogs, product promotional pieces, conventions, and teacher workshops and through our involvement in professional associations.

As of December 31, 2008, our employee field sales force consisted of 81 sales professionals and 11 sales representatives focused on telemarketing. In addition, as of that date, we utilized the services of 29 outside representatives to sell our products. In 2008, we distributed approximately eight million catalogs to potential customers across our various imprints.

While the principles are the same across our imprints, the execution of the marketing plans varies by business in accordance with their particular markets and customers.

1.	Test-prep and Intervention

Triumph Learning sells its products through a multi-channel approach, in which almost all members of its sales force, including both employees and independent sales representatives, sell Triumph Learning products exclusively. Triumph Learning has implemented various strategies to improve sales penetration and reduce cost of sales, including the introduction of a telesales program. Triumph Learning complements its sales representatives, both inside and field, with targeted direct mail campaigns, especially during critical buying periods. Triumph Learning also regularly mails catalogs to its customers, samples new and existing products, attends key local, regional and national conferences is increasing the focus of the use of electronic direct response and fax campaigns, as well as targeted print, in order to reach specific customers and maximize contact with customers during optimal purchase cycles.

In November 2008, Triumph Learning consolidated the sales and marketing function of Coach, Buckle Down and Options under a single management team.  This allowed the company to eliminate duplicate functions, and reduce costs while better leveraging the company’s sales and marketing resources  It also enable the company to more efficiently leverage and coordinate sales efforts across brands.  While the company has consolidated management, it continues to maintain separate sales forces and marketing campaigns for each brand.

2.	Library

Recorded Books has internal sales representatives and sales managers that sell exclusively to public libraries throughout the United States, as well as sales representatives and sales managers that target public libraries in the United Kingdom. We believe Recorded Books has one of the largest field sales organization dedicated to selling audiobooks in the U.S. public library market in the U.S., which provides it with a significant competitive advantage in selling product into this customer channel. In support of this sales force, in 2008, Recorded Books mailed fourteen separate catalogs to over 16,000 public library locations in the United States and an additional four catalogs, on a quarterly basis, to approximately 3,000 public libraries in the United Kingdom.

In the school market, Recorded Books has a combination of internal and independent sales representatives. Field representatives are supplemented by internal telesales representatives. Recorded Books also mailed approximately 2,200,000 catalogs to schools in the United States in 2008. These catalogs were sent in three seasonal mailings so as to coincide with most schools’ regular buying cycles.

In the consumer market, Recorded Books markets its audiobooks and other products for rental and sale directly through the use of catalog mailings and its website. On average, Recorded Books mails approximately 30,000 to 40,000 catalogs per month directly to consumers. Recorded Books also distributes titles through booksellers, such as Barnes & Noble, Borders and Waldenbooks.

G.	Competition

Our imprints face competition from numerous publishers and more recently software companies offering print and electronic products to the same market niches we serve. We believe we compete successfully in these markets based on our well-established product lines and brand names, our reputation for quality products and new product development, our broad range of product offerings, our competitive pricing, the strength of our sales and marketing efforts and our commitment to continued product innovation.

1.	Test-prep and Intervention

Triumph Learning and Buckle Down generally face competition from small companies that publish products that are state or subject area focused, such as math or reading, or from large educational publishers that publish products focused on national standards. Additionally, large educational publishers provide state-specific test-preparation products as part of an overall Basal program. We believe the quality of the competive product provided by the basal publisher is of a lower quality and less comprehensive as it is a premium provided in the text book adoption process. Triumph Learning and Buckle Down’s primary competitors include People’s Publishing, Continental Press, Contemporary Publishing, Amsco and Curriculum Associates. Options Publishing faces competition in its skills assessment and intervention product categories from Harcourt Achieve, Curriculum Associates, Great Source and Scholastic.

Competition for the electronic products comes primarily from smaller start-up software companies.  As most of our competitors are not publishers, we believe the quality and breadth of our content is superior than that offered by other companies.  Triumph Learning’s primary competitors include Study Island and People’s Publishing.

2.	Library

Recorded Books faces competition in the public library market from other publishers of unabridged audiobooks, including Books on Tape, a division of Random House, BBC Audio (Chivers), Blackstone, Brilliance Audio and Audio Editions, none of which, we believe, is more than one-half the size of Recorded Books in the public library market. In the retail channel, which is not a major emphasis for Recorded Books, we compete with the large trade publishers, including Random House, Simon & Schuster, Harper Collins and Time Warner.

H.	Production and Fulfillment

The principal raw materials used in our products are paper, cassette tapes and audio compact discs. We purchase paper and audio media from suppliers directly based on price, quality and, to a lesser extent, availability. Paper is a commodity product which is affected by demand, capacity and economic conditions. We believe that adequate sources of supply will continue to be available to fulfill our requirements.

Nearly all of our print products are printed and bound by third parties with whom we have contracts. We believe that outside printing and binding services at competitive prices are readily available. We conduct much of our pre-press production, typesetting, layout and design functions internally, which we believe provides us with greater quality control and flexibility over the creative process. We produce the product master files for our non-print products, including our audiocassettes and compact discs, internally and then replicate both in-house and through third party vendors as volume, scheduling and packaging demands dictate.

In general, we maintain an inventory of our products in owned or leased warehouse facilities and fulfill customer orders from these locations.

I.	Intellectual Property

We regard our trademarks, copyrights, trade secrets and similar intellectual property as valuable assets and rely upon trademark and copyright laws to protect our rights. For some of our products that involve the use of content created by third parties, we enter into license agreements that generally give us the exclusive right to use this content for specified purposes in specified geographic areas and mediums. In addition, in some cases we buy products created by third parties from distributors and re-package and redistribute such products.

Our efforts to protect our intellectual property rights could be inadequate to deter misappropriation of proprietary information. For example, we may not detect unauthorized use of our intellectual property. In addition, the legal status of intellectual property on the Internet is currently subject to various uncertainties. However, we do not believe any single copyrighted product to be significant in the event of inappropriate use, and as the majority of our customers are schools and public libraries we further believe that likelihood of these customers purchasing unauthorized copies of our copyrighted products is very small. To our knowledge, there are no threatened or pending legal proceedings or claims related to our intellectual property that are likely to have, individually or in the aggregate, a material adverse effect on our business, financial condition or results of operations.

J.	Executive Officers

The Company’s executive officers are as follows:

Name	Age	Title(s)
Paul J. Crecca	51	President, Chief Executive Officer and Director
Mark Kurtz	44	Senior Vice President and Chief Financial Officer
Melissa Linsky	50	Senior Vice President – Finance and Planning
John A. Lawler	49	President and Chief Executive Officer, Triumph Learning
Scott Williams	48	President, Recorded Books

Set forth below is a brief description of the business experience of the executive officers listed above.

Paul J. Crecca has served as a member of our Board of Directors since October 2004 and as our Chief Executive Officer and President since November 2007. Mr. Crecca also has served as President of Haights Cross Operating Company since March 2008. Mr. Crecca served as our Interim Chief Executive Officer and Interim President from August 2007 to November 2007. Mr. Crecca also served as our Executive Vice President and Chief Financial Officer from January 1998 to August 2007. Additionally, Mr. Crecca served as our Chief Operating Officer from January 1998 to June 2000 and as Treasurer from 2001 to 2004. From 1995 to 1998, Mr. Crecca served as Executive Vice President — Finance of the Marvel Comics Group, an operating division of Marvel Entertainment Group, Inc. From 1985 to 1995, Mr. Crecca served as Chief Financial Officer of Dun & Bradstreet International, a division of the Dun & Bradstreet Corporation. Prior to 1985, Mr. Crecca was employed as an audit manager for Ernst & Young LLP. Mr. Crecca, a C.P.A. since 1981, received a B.A. from the Rutgers College of Arts and Sciences and an M.B.A. from the Rutgers Graduate School of Business Management.

Mark Kurtz has served as our Senior Vice President, and Chief Financial Officer since December 2007. Mr. Kurtz served as our Vice President, Finance and Accounting, and Chief Accounting Officer from December 1999 to December 2007. From June 1996 to December 1999, Mr. Kurtz served as Chief Accounting Officer of Oakstone Publishing. Prior to joining Oakstone Publishing, Mr. Kurtz served as a senior manager at Hardman Guess Frost and Cummings, a public accounting firm. Mr. Kurtz, a C.P.A. since 1989, received a B.B.A. from the University of Montevallo.

Melissa L. Linsky has served as our Senior Vice President — Finance & Planning since December 2007. Ms. Linsky served as our Vice President, Finance and Planning from June 1999 to December 2007 and as our Treasurer since October 2004. From 1998 to 1999, Ms. Linsky served as Vice President of Finance and Planning at the MacManus Group, an advertising and communications company, and from 1995 to 1997 served as Vice President of Marvel Comics Group, an operating division of Marvel Entertainment Group, Inc. From 1988 to 1995, Ms. Linsky served as Assistant Vice President of Dun & Bradstreet International, a division of the Dun & Bradstreet Corporation, and from 1984 to 1988 as Assistant Treasurer at Chase Manhattan Bank. Ms. Linsky received a B.B.A. magna cum laude from Temple University and an M.B.A. from New York University’s Stern School of Business.

John A. Lawler has served as President and Chief Executive Officer of Triumph Learning since January 2009.  Prior to joining the Company, Mr. Lawler led his own consulting  firm, Arrow Advisory, LLC, which specialized in assisting media companies to raise capital and develop and execute innovative growth strategies. From 2001 to 2006, Mr. Lawler was the President and Chief Executive Officer of Martindale-Hubbell and chief executive of the Emerging Markets division at LexisNexis. Prior to 2001, Mr. Lawler held executive positions in business and product development, sales and marketing, and general management with Dun & Bradstreet. Mr. Lawler received a B.A. from Williams College and an M.B.A. from University of Virginia.

Scott Williams has served as President of Recorded Books since October 2007. From January 2003 to October 2007, Mr. Williams served as Chief Operating Officer of Recorded Books. Mr. Williams joined Recorded Books in 1992 as a Public Library Sales Representative. Mr. Williams received his B.A. from Hobart College.

The following table sets forth, for the year ending December 31, 2008, the information regarding the cash compensation paid by us, as well as other compensation paid or accrued for that period, to each of our current executive and principal officers named below, in all capacities in which they served.

Name and Principal Position	Year	Compensation[3]	Other[4]	Total Compensation
Paul J. Crecca, President and Chief Executive Officer	2008	$806,894	$45,730	$852,624
Mark Kurtz, Senior Vice President and Chief Financial Officer	2008	$250,000	$134,040	$384,040
Melissa Linsky, Senior Vice President – Finance and Planning	2008	$250,000	$131,086	$381,086

Name and Principal Position	Year	Compensation[3]	Other[4]	Total Compensation
John A. Lawler, President and Chief Executive Officer, Triumph Learning[5]	2008	N/A	N/A	N/A
Scott Williams, President, Recorded Books	2008	$251,385	$96,055	$347,440
3 Includes base compensation, annual bonus and stock awards.

4 For each executive officer, the amounts in this column also consist of: (i) non-equity incentive payments earned pursuant to our Annual Management/Employee Bonus Plan, (ii) contributions by the Company under its 401(k) plan and (iii) car allowances.

5 John A. Lawler joined Triumph Learning, LLC in January 2009.

K.	Employees

As of August 31, 2009, the Prospective Debtors had 439 full and part-time employees. None of the Prospective Debtors’ employees are represented by any union or other labor organization, and the Prospective Debtors have had no strikes or work stoppages.

L.	Properties

The Company owns a 52,000 square foot office, warehouse and production facility for its business located at 270 Skipjack Road, Prince Frederick, Maryland.

The Company also leases additional office, warehouse and mixed use facilities for their businesses, as summarized in the table below:

Leased Location	Use	Sq. Ft.	Expiration Date
136 Madison Avenue New York, NY	Office	16,500	March 30, 2010
10 New King Street White Plains, NY	Office	5,450	March 30, 2010
301 Bugeye Square Prince Frederick, MD	Warehouse	9,000	March 31, 2010
826-828 Broadway New York, NY	Recording Studios	11,500	August 31, 2010
200 Skipjack Road Prince Frederick, MD	Warehouse	23,000	November 30, 2012
1-3 Distribution Center Circle Littleton, MA	Warehouse/Office	80,000	Approximately October 31, 2014
Units 4 Rearsby Business Park, Rearsby, UK	Warehouse/Office	20,000	December 31, 2015
5540-B Ketch Road Building “C” Prince Frederick, MD	Warehouse	12,000	December 31, 2015

We believe that our properties, taken as a whole, are in good operating condition and are suitable and adequate for our current business operations, and that suitable additional or alternative space will be available at commercially reasonable terms for future expansion, if necessary.

M.	Environmental Regulation

We are subject to environmental laws and regulations, including those that regulate the generation and disposal of hazardous materials and worker health and safety. We believe that we currently conduct our operations in material compliance with applicable environmental laws and regulations. Based on our experience to date and the nature of our operations, we believe that the future cost of compliance with existing environmental laws and regulations and liability for known environmental claims will not have a material adverse effect on our financial condition, results of operations or liquidity.

N.	Legal Proceedings

In September 2009, Mid-West Tape, LLC, filed a complaint against our subsidiary, Recorded Books, LLC, in the U.S. District Court for the Northern District of Ohio.  Generally, the complaint challenges Recorded Books’ practice of labeling the retail versions of audiobooks “Not for Sale to Libraries”, which Midwest Tape claims unlawfully interferes with its resale business, claiming that such practice constitutes copyright misuse and unfair competition, and violates Section 43(b) of the Lanham Act (false advertising) and the Ohio Deceptive Trade Practices Act.   The complaint seeks to permanently enjoin us from so labeling our audiobooks or otherwise stating or implying that versions of our audiobooks may not be purchased by libraries or others, to require us to issue a corrective public statement and to engage in appropriate corrective advertising, to destroy or otherwise dispose of all offending materials, to pay unspecified damages to Mid-West Tape, together its costs and attorney’s fees, and to obtain such further relief as the Court deems equitable.  We have denied any liability and filed a motion to dismiss those claims for failure to state a claim upon which relief can be granted.

We are a party to various other legal proceedings and claims arising out of the ordinary course of our business.

V.	THE PLAN – CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION

A.	Overview of Chapter 11

Chapter 11 is the business reorganization chapter of the Bankruptcy Code.  Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its financial affairs for the benefit of itself and its creditors and equity holders.  The principal goals of chapter 11 are to permit the rehabilitation of the debtor and provide for equality of treatment of similarly situated creditors.

The Plan provides, among other things, for a restructuring of our financial indebtedness.  The goal of the Plan is to delever our balance sheet in order to provide us with a capital structure that will best enable us to compete effectively in our markets.

The following summary is a brief overview of the Plan and is qualified in its entirety by reference to the full text of the Plan and the more detailed information and financial statements contained elsewhere in this Disclosure Statement.

B.	Administrative Expense Claims, Priority Tax Claims and Other Unclassified Claims

1.	Administrative Expense Claims

Each Holder of an Allowed Administrative Expense Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the amount of such Allowed Administrative Expense Claim (except to the extent that such Holder agrees to less favorable treatment thereof) on, or as soon as practicable after, the latest of (a) the Effective Date, (b) thirty days after the date on which such Administrative Expense Claim becomes Allowed, (c) the date on which such Administrative Claim becomes due and payable and (d) such other date as mutually may be agreed to by such Holder, the Requisite Plan Support Parties and the Prospective Debtors.

2.	Ordinary Course Liabilities

Notwithstanding Section 2.1 of the Plan, Allowed Administrative Expense Claims based on liabilities incurred by a Prospective Debtor in the ordinary course of its business, including (i) Administrative Expense Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Prospective Debtor's business, (ii) Administrative Expense Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), (iii) Administrative Expense Claims arising from executory contracts and unexpired leases and (iv) Intercompany Expense Claims that are Administrative Claims, will be paid by the applicable Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claims, without further action by the Holders of such Administrative Claims or further approval by the Bankruptcy Court.

3.	Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the amount of such Allowed Priority Tax Claim (except to the extent that such Holder agrees to less favorable treatment thereof) on, or as soon as practicable after, the latest of (a) the Effective Date, (b) thirty days after the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Priority Tax Claim becomes due and payable and (d) such other date as mutually may be agreed to by such Holder, the Requisite Plan Support Parties and the Prospective Debtors; provided, however, that the Prospective Debtors shall be authorized, at their option, and in lieu of payment in full of an Allowed Priority Tax Claim, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

4.	Professional Fees

Each Professional requesting compensation pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date must File an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the sixtieth day following the Effective Date.  Without limiting the foregoing, any Prospective Debtor or Reorganized Debtor, as the case may be, may pay the charges incurred by the Prospective Debtors on and after the Confirmation Date for any Professional’s fees disbursements, expenses or related support services, without application to or approval by the Bankruptcy Court.

Notwithstanding the paragraph above, all reasonable fees and expenses of the Professional Advisors to the Informal Committee of Senior Notes that are incurred in connection with the Chapter 11 Cases (whether incurred before or after the Petition Date, but no later than the Effective Date, and in each case, subject to the terms and provisions of any applicable fee letter or other similar reimbursement agreement between Haights and such Professional Advisors) shall be deemed to be Allowed Administrative Expense Claims for purposes hereof.

5.	Prepetition Indenture Trustee Fees and Expenses

The Prepetition Indenture Trustees have provided and will continue to provide necessary services under the Prepetition Indentures prior to and after the Petition Date.  On, or as soon as practicable after, the Effective Date, the Debtors shall pay all reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees in the performance of their duties (including, but not limited to, the reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees’ professionals (to the extent payable under the terms of the Prepetition Indentures)) prior to the Effective Date, provided (a) such fees, costs and expenses are reimbursable under the terms of the applicable Prepetition Indentures and (b) any dispute in connection with such fees, costs and expenses has been resolved by Final Order.  The Reorganized Debtors shall promptly pay to the Prepetition Indenture Trustees any fees, costs and expenses reimbursable under the terms of the applicable Prepetition Indentures that are not disputed and shall attempt to resolve the disputed portion, if any, consensually.  To the extent the Reorganized Debtors and the Prepetition Indenture Trustees are unable to consensually resolve any disputes regarding fees, costs or expenses and the Prepetition Indenture Trustees continue to seek payment of such disputed amount pursuant to this section, such payment shall occur following the entry of a Final Order of the Bankruptcy Court resolving such dispute.  Notwithstanding Section 4.5 hereof, the Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by any Prepetition Indenture Trustee (to the extent payable under the terms of the Prepetition Indentures) after the Effective Date in connection with the distributions required pursuant to Section 6.3 of the Plan or the implementation of any provisions of the Plan (including, but not limited to, the reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees’ professionals).  Distributions received by the Holders of Allowed Senior Note Claims and Allowed Senior Discount Note Claims, pursuant to the Plan, shall not be reduced on account of the payment of the Prepetition Indenture Trustees’ fees, costs and expenses pursuant to the terms of the Plan.  Nothing in this section shall affect the rights of the Prepetition Indenture Trustees preserved under Section 4.5 of the Plan.

C.           Classification of Claims and Equity Interests

Section 1123(a)(1) of the Bankruptcy Code requires a plan of reorganization to designate classes of claims and classes of interests.  The Plan segregates the various Claims against the Prospective Debtors into various classes.

The Bankruptcy Code also provides that, except for certain Claims classified for administrative convenience, the Plan may place a Claim or Equity Interest in a particular Class only if such Claim or Equity Interest is substantially similar to the other Claims or Equity Interests of such Class.  We believe that all Claims and Equity Interests have been appropriately classified in the Plan.

In the event that the Bankruptcy Court finds that a different classification is required for the Plan to be confirmed, we would seek (with the consent of any required parties) to

(i) modify the Plan to provide for whatever reasonable classification might be required for confirmation and (ii) use the acceptances received from any Holder of Claims pursuant to this Solicitation for the purpose of obtaining the approval of the Class or Classes of which such Holder ultimately is deemed to be a member.  Any such reclassification of Claims, although subject to the notice and hearing requirements of the Bankruptcy Code, could adversely affect the Class in which the Holder of such Claim was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required for approval of the Plan.  There can be no assurance that the Bankruptcy Court, after finding that a classification was inappropriate and required a reclassification, would approve the Plan based upon such reclassification.  Except to the extent that modification of classification in the Plan adversely affects the treatment of a Holder of Claims in a manner that requires resolicitation, we likely will, in accordance with the Bankruptcy Code and the Bankruptcy Rules, seek a determination by the Bankruptcy Court that acceptance of the Plan by any Holder of Claims pursuant to this Solicitation will constitute a consent to the Plan’s treatment of such Holder regardless of the Class to which such Holder is ultimately deemed to be a member.  See Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases.”

The Bankruptcy Code also requires that the Plan provide the same treatment for each Claim or Equity Interest of a particular Class unless the Holder of a particular Claim or Equity Interest agrees to a less favorable treatment of its Claim or Equity Interest.  We believe we have complied with the requirement of equal treatment for each Claim or Equity Interest of a particular Class.

Only Classes that are “impaired” (pursuant to section 1124 of the Bankruptcy Code) under the Plan are entitled to vote to accept or reject the Plan, unless the Class is deemed to have rejected the Plan.  As a general matter, a class of claims or equity interests is considered to be “unimpaired” under a plan of reorganization if the plan does not alter the legal, equitable and contractual rights of the holders of such claims or equity interests.  Under the Bankruptcy Code, holders of unimpaired claims are conclusively presumed to have accepted a proposed plan of reorganization.  Holders of Equity Interests which do not receive or retain anything under a proposed plan of reorganization are deemed to have rejected such plan.

The categories of Claims and Equity Interests outlined in the Plan and listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  Pursuant to section 3.1 of the Plan, a Claim or Equity Interest will be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest will fall within a particular Class only to the extent that such Claim or Equity Interest has not been paid or otherwise settled prior to the Effective Date.

The Plan classifies General Unsecured Claims as a separate Class because this Class is largely composed of trade creditors.  We intend to seek authority from the Bankruptcy Court to make payments on account of obligations to general unsecured creditors in the ordinary course of business, including any such obligations arising prior to the commencement of the Chapter 11 Cases.  The Plan also provides for nonimpairment by ensuring that Allowed General Unsecured Claims either will be paid in full in Cash or be reinstated pursuant to section 1124 of the Bankruptcy Code.

The classification of Claims and Equity Interests pursuant to the Plan is as follows:

Claims Against and Equity Interests in the Prospective Debtors

Class 1—Other Priority Claims

Class 2—Secured Credit Agreement Claims

Class 3—Other Secured Claims

Class 4—Senior Note Claims

Class 5—Senior Discount Note Claims

Class 6—General Unsecured Claims

Class 7—Intercompany Claims

Class 8—Surviving Equity Interests

Class 9—Prepetition Holdings Equity Interests

D.	Treatment of Claims and Equity Interests

The treatment of Claims and Equity Interests pursuant to Article III of the Plan is as follows:

1.	Treatment of Claims and Equity Interests

(a) Class 1—Other Priority Claims.

(i)
Impairment and Voting:  Class 1 is Unimpaired by the Plan.  Each Holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

(ii)
Treatment:  On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to the principal, interest and any other amounts that may be owed in respect of such Claim, so as to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder.

(b) Class 2—Secured Credit Agreement Claims.

(i)	Impairment and Voting: Class 2 is Impaired by the Plan. Each Holder of an Allowed Secured Credit Agreement Claim is entitled to vote to accept or reject the Plan.

(ii)
Allowance:  The Secured Credit Agreement Claims shall be deemed Allowed, in the aggregate, in the sum of (A) the Secured Credit Agreement Principal Amount plus (B) the accrued and unpaid interest thereon (including paid in kind interest and default interest as applicable) through the Effective Date plus (C) all fees and expenses owed and unpaid in connection with the Secured Credit Agreement, in each case as determined without accounting for Adequate Protection Payments.

(iii)
Treatment: If the Prospective Debtors consummate an Alternative Financing, then on, or as soon as practicable after, the Effective Date, each Holder of Allowed Secured Credit Agreement Claims shall receive, in full satisfaction and discharge thereof, Cash in an amount equal to its Allowed Secured Credit Agreement Claims.  If the Prospective Debtors are unable to consummate an Alternative Financing, then on, or as soon as practicable after, the Effective Date, each Holder of Allowed Secured Credit Agreement Claims shall receive, in full satisfaction and discharge thereof, (A) its Pro-Rata Share of the New First Lien Notes; and (B) Cash equal to the difference between (x) the amount of its Allowed Secured Credit Agreement Claims and (y) the principal amount of its Pro-Rata Share of the New First Lien Notes.  All Adequate Protection Payments shall be applied against the Cash distributions contemplated under Section 3.2(b)(iii) of the Plan, and provided the Confirmation Order becomes a Final Order, no Holder of Secured Credit Agreement Claims will be required to disgorge or otherwise turn over any portion of such payments.

(c) Class 3—Other Secured Claims.

(i)
Impairment and Voting:  Class 3 is Unimpaired by the Plan.  Each Holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

(ii)
Treatment:  On, or as soon as practicable after, the Effective Date, unless otherwise agreed by the Holder of an Allowed Other Secured Claim, the Requisite Plan Support Parties and the applicable Prospective Debtor or Reorganized Debtor, such Holder will receive treatment on account of its Allowed Other Secured Claim in the manner set forth in Option A, B or C below, at the election of the applicable Prospective Debtor.  The applicable Prospective Debtor will be deemed to have elected Option B except with respect to (a) any Allowed Other Secured Claim as to which the applicable Prospective Debtor elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which the applicable Prospective Debtor will be deemed to have elected Option A.

Option A:  On, or as soon as practicable after, the Effective Date, Allowed Claims in Class 3 with respect to which the applicable Prospective Debtor elects Option A will receive Cash equal to the amount of such Allowed Claim.

Option B:  On, or as soon as practicable after, the Effective Date, Allowed Claims in Class 3 with respect to which the applicable Prospective Debtor elects or is deemed to have elected Option B will be reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Claims are rendered Unimpaired.

Option C:  On, or as soon as practicable after, the Effective Date, a Holder of an Allowed Claim in Class 3 with respect to which the applicable Prospective Debtor elects Option C will be entitled to receive (and the applicable Prospective Debtor or Reorganized Debtor shall release and transfer to such Holder) the collateral securing such Allowed Claim.

(d) Class 4—Senior Note Claims.

(i)	Impairment and Voting: Class 4 is Impaired by the Plan. Each Holder of an Allowed Senior Note Claim is entitled to vote to accept or reject the Plan.

(ii)
Allowance:  The Senior Note Claims shall be deemed Allowed, in the aggregate, in the sum of (A) the Senior Note Principal Amount plus (B) the accrued and unpaid interest thereon through the Petition Date plus (C) all fees and expense owed and unpaid in connection with the Senior Notes, to the extent earned or accrued through the Petition Date.

(iii)
Treatment if Class 5 Accepts the Plan:  On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Senior Note Claim shall receive, in full satisfaction and discharge thereof, its Pro-Rata Share of (A) the New Second Lien Notes plus (B) the Senior Note Stock Consideration (subject to adjustment for rounding of fractional shares) (C) any Senior Note Cash Consideration plus (D) any Rights Offering Proceeds.

(iv)
Treatment if Class 5 Rejects the Plan:  On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Senior Note Claim shall receive, in full satisfaction and discharge thereof, its Pro-Rata Share of (A) the New Second Lien Notes plus (B) 9,000,000 shares of New Common Stock (subject to adjustment for rounding of fractional shares), which amount shall be equal to 100% of the total number of shares of New Common Stock issued under the Plan subject to dilution for the Exit Warrants and any future issuances, plus (C) any Senior Note Cash Consideration.

(e) Class 5—Senior Discount Note Claims.

(i)	Impairment and Voting: Class 5 is Impaired by the Plan. Each Holder of an Allowed Senior Discount Note Claim is entitled to vote to accept or reject the Plan.

(ii)
Allowance:  If Class 5 accepts the Plan, the Senior Discount Note Claims shall be deemed Allowed, in the aggregate, in the sum of (A) the Senior Discount Note Principal Amount plus (B) the accrued and unpaid interest thereon through the Petition Date plus (C) all fees and expenses owed and unpaid in connection with the Senior Discount Notes, to the extent earned or accrued through the Petition date.

(iii)
Treatment if Class 5 Accepts the Plan:  On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Senior Discount Note Claim shall receive, in full satisfaction and discharge thereof, its Pro-Rata Share of (A) 720,000 shares of New Common Stock (subject to adjustment for rounding of fractional shares), which amount shall be equal to approximately 8% of the total number of shares of New Common Stock issued under the Plan subject to dilution for the New Warrants and any future issuances, plus (B) the Exit Warrants.

(iv)
Treatment if Class 5 Rejects the Plan:  No Holder of a Senior Discount Note Claim shall be entitled to, nor shall it receive or retain, any property or interest in property on account of such Senior Discount Note Claim; provided, however, that nothing in the Plan shall affect the rights of the Senior Discount Note Indenture Trustee under Sections 2.5 and 4.5 of the Plan.

(f) Class 6—General Unsecured Claims.

(i)
Impairment and Voting:  Class 6 is Unimpaired by the Plan.  Each Holder of a General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

(ii)
Treatment:  Each Holder of an Allowed General Unsecured Claim, at the election of the applicable Prospective Debtor or Reorganized Debtor, shall (A) receive Cash equal to the principal amount of its Allowed General Unsecured Claim or (B) have the principal amount of its Allowed General Unsecured Claim reinstated pursuant to section 1124(2) of the Bankruptcy Code.  The failure of the Prospective Debtors or any other party in interest to File an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is reinstated hereunder shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article IX of the Plan) when and if such Claim is sought to be enforced.  Any cure amount that the Prospective Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated General Unsecured Claim shall be paid on, or as soon as practicable after, the latest of (x) the Effective Date, (y) within two (2) Business Days of the date on which such General Unsecured Claim becomes Allowed, or (z) such other date as may be agreed to by and among the Holder thereof, the Requisite Plan Support Parties and the Prospective Debtors.

(g) Class 7—Intercompany Claims.

(i)
Impairment and Voting:  Class 7 is Unimpaired by the Plan.  Each Holder of an Allowed Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

(ii)
Treatment:  Each Allowed Intercompany Claim shall be reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Claim is rendered Unimpaired, except to the extent that such Holder agrees to less favorable treatment thereof.

(h) Class 8—Surviving Equity Interests.

(i)
Impairment and Voting:  Class 8 is Unimpaired by the Plan.  Each Holder of a Surviving Equity Interest is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

(ii)	Treatment: On the Effective Date, all Surviving Equity Interests shall be reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Claim is rendered Unimpaired.

(i) Class 9—Prepetition Holdings Equity Interests.

(i)
Impairment and Voting:  Class 9 is Impaired by the Plan.  Each Holder of a Prepetition Holdings Equity Interest is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

(ii)
Treatment:  No Holder of a Prepetition Holdings Equity Interest shall be entitled to, nor shall it receive or retain, any property or interest in property on account of such Prepetition Holdings Equity Interest.

2.	Confirmation Pursuant to 1129(b) of the Bankruptcy Code

Section 3.3 of the Plan provides that if any Impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code, the Prospective Debtors reserve the right to amend or modify the Plan in accordance with Section 10.4 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both, in each case, with the consent of the Requisite Plan Support Parties.  With respect to any Class of Claims or Equity Interests that is deemed to reject the Plan, the Prospective Debtors will request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

3.	Special Provision Regarding Unimpaired Claims

Section 3.4 of the Plan provides that, except as otherwise provided in the Plan, nothing in the Plan will affect the Prospective Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to Setoff Claims or recoupments against Unimpaired Claims.

4.	Issuances Subject to Future Dilution

Section 3.5 of the Plan provides that all of the capital stock rights described in the Plan will be subject to dilution upon future issuances, including management awards.

E.	Means of Implementation of Plan

1.	Compromise of Controversies

The Plan is the product of extensive negotiations with the Plan Support Parties, as representatives of certain of the Classes of Claims that are Impaired by the Plan.  Section 4.1 of the Plan provides that in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

2.	Guarantees

The Secured Credit Agreement and the Senior Notes all have been guaranteed by certain of the Prospective Debtors.  Section 4.2 of the Plan contemplates that, on the Effective Date, all guarantees by any Prospective Debtor of the payment, performance, or collection of another Prospective Debtor with respect to the Claims specified in Class 2, Class 4 and Class 5 shall be forever discharged, eliminated, cancelled and of no further force and effect.  Upon the occurrence of the Effective Date, no Foreign Subsidiary that is a “Guarantor” under the Senior Note Indenture will guarantee or otherwise directly or indirectly provide credit support for any Indebtedness (as defined in the Senior Note Indenture) of the Company (as defined in the Senior Note Indenture) or any of its Domestic Subsidiaries (as defined in the Senior Note Indenture).  Therefore, pursuant to Section 10.05(d) of the Senior Note Indenture, upon the occurrence of the Effective Date, each such Foreign Subsidiary shall be released and relieved of any and all obligations under its Note Guarantee.  As promptly as practicable after the Effective Date, the Senior Note Indenture Trustee shall execute any and all documents required in order to evidence such release.

3.	Vesting of Assets

Pursuant to section 4.3 of the Plan, except as otherwise provided in the Plan or in any Plan Document, on the Effective Date, title to all Assets of any Prospective Debtor will vest in such Reorganized Debtor, free and clear of all Claims, liens, encumbrances and other interests.  Surviving Equity Interests shall be reinstated pursuant to section 1124(2) of the Bankruptcy Code, and the legal, equitable and contractual rights to which the Holders of such Allowed Surviving Equity Interests are entitled shall remain unaltered.  From and after the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire and dispose of property and settle and compromise Claims or Interests without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.  Without limiting the generality of the foregoing, the Prospective Debtors may, without application to or approval by the Bankruptcy Court, pay the fees and expenses of Professionals and other Professional Advisors that they incur after the Effective Date.

4.	Continued Corporate Existence and New Constituent Documents

On and after the occurrence of the Effective Date, the Reorganized Debtors will be authorized to operate their respective businesses, and to use, acquire or dispose of Assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.  Each of the Prospective Debtors, as Reorganized Debtors, will continue to exist on and after the Effective Date as a separate legal Entity with all of the powers available to such legal Entity under applicable law and pursuant to the applicable New Constituent Documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.

Pursuant to section 1123(a)(6) of the Bankruptcy Code, with respect to each Prospective Debtor that is a corporation, a limited liability corporation or a limited liability partnership, the charter (or other similar constituent document) is required, after the Effective Date, to provide for, among other things, a prohibition on the issuance of non-voting equity securities.  The Plan provides that the New Constituent Documents for each of the Prospective Debtors will be amended consistent with section 1123(a)(6) of the Bankruptcy Code.  Section 10.2 of the Plan provides that it is a condition precedent to the effectiveness of the Plan that the Reorganized Holdings Certificate of Incorporation must be duly filed with the Delaware Secretary of State, unless such condition is waived pursuant to the terms of the Plan.  In addition, on the Effective Date, the Reorganized Debtors will, in consultation with the Requisite Plan Support Parties, (a) make any and all filings as may be required in connection with the New Constituent Documents with the appropriate governmental offices and/or agencies and (b) take any and all other actions as may be required to render the New Constituent Documents effective.

5.	Cancellation of Notes, Instruments, Debentures, Equity Interests and Liens

Section 4.5 of the Plan provides that so long as the treatments provided for in, and the distributions contemplated by, Article III of the Plan are made as contemplated therein, each of (a) the Senior Notes, (b) the Senior Discount Notes, (c) the Prepetition Indentures, (d) the Prepetition Holdings Equity Interests, (e) the Secured Credit Agreement, (f) the Loan Documents and (g) any other notes, bonds, indentures, certificates or other instruments or documents evidencing or creating any Claims or Equity Interests that are Impaired under the Plan, will be cancelled and deemed terminated, and shall represent only the right to receive the distributions, if any, to which the Holders thereof are entitled under the Plan; provided, however, that the provisions of the Prepetition Indentures granting the Prepetition Indenture Trustees (1) charging liens or other rights against distributions payable to holders of the Prepetition Notes, to the extent that the Prepetition Indenture Trustees do not receive payments of their fees, costs and expenses payable pursuant to Section 2.5 of the Plan and (2) ability to make distributions to holders of Prepetition Notes as set forth in the Prepetition Indentures and the Plan shall survive the cancellation of the Prepetition Indentures and remain in full force and effect.  Except with respect to their obligations concerning the distributions to be made by the Disbursing Agent under the Plan (as described in section 6.3 of the Plan), as of the Effective Date, the Prepetition Indenture Trustees shall have no further obligations under their respective Prepetition Indentures.

Under section 4.6 of the Plan, upon the Effective Date, any Lien (other than a Lien with respect to a Class 3 Claim that is reinstated pursuant to the treatment provided by section 3.2(c) of the Plan) securing any Secured Claim will be deemed released, and the Holder of such Secured Claim will be authorized and directed to release any collateral or other property of any Prospective Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Prospective Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Prospective Debtors (or the Reorganized Debtors, as the case may be).

6.	Directors and Officers of the Reorganized Debtors

Pursuant to section 1129(a)(5) of the Bankruptcy Code, which requires, among other things, that the plan proponent disclose the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director or officer of the debtor, the identity and affiliations of each proposed member of the initial Reorganized Holdings Board of Directors (and, to the extent such Person is an insider, the nature of any compensation for such Person) will be disclosed in the Plan Supplement.  The initial Reorganized Holdings Board of Directors will consist of seven directors.  As long as the Class composed of Senior Discount Note Claims has voted to accept the Plan, one director shall be appointed by Holders of a majority in principal amount of Senior Discount Note Claims and the remaining directors shall be appointed by the Requisite Plan Support Parties. Notwithstanding the foregoing, in the event that any Holder of an Allowed Senior Discount Note Claim acquires more than 14% of the issued and outstanding shares of New Common Stock pursuant to the terms of the Plan and the Rights Offering, appointment rights shall be modified as described in Article VIII.C.3 hereof.  Each member of the initial Reorganized Holdings Board of Directors (other than the initial chief executive officer of Reorganized Holdings) will assume such position on the Effective Date and shall serve from and after the Effective Date until the first annual meeting of the Holders of New Common Stock.  Any subsequent Reorganized Holdings Board of Directors will be elected, classified, and composed in a manner consistent with the Reorganized Holdings Constituent Documents, and applicable non-bankruptcy law.  The identity and affiliations of each of the New Officers (and, to the extent such Person is an insider, the nature of any compensation for such Person) and proposed members of each other Reorganized Subsidiary Debtors’ Board of Directors also will be disclosed in the Plan Supplement.

7.	Corporate Action

Section 4.10 of the Plan provides that all actions contemplated by the Plan will be deemed authorized and approved in all respects, including (a) the adoption of the New Constituent Documents, (b) the selection of the directors and officers for the Reorganized Debtors, (c) the issuance of the New First Lien Notes (or the consummation of the Alternative Financing), (d) the issuance of the New Second Lien Notes (e) the issuance of the New Common Stock, (f) the issuance of the Exit Warrants, (g) the execution of and entry into the Registration Rights Agreement and (h) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Prospective Debtors or the Reorganized Debtors, and any corporate action required by us or the Reorganized Debtors in connection with the Plan, will be deemed to have occurred and will be in effect, without any requirement of further action by the security holders, directors or officers of the Prospective Debtors or the Reorganized Debtors.  Upon the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors will be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan (or necessary and desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including (i) the New First Lien Note Indenture (or the Alternative Financing Documents), (ii) the New Second Lien Note Indenture, (iii) the Registration Rights Agreement, and (iv) any and all other agreements, documents, securities and instruments relating to the foregoing.   The authorizations and approvals contemplated in section 4.10 of the Plan will be effective notwithstanding any requirements under any applicable non-bankruptcy law.

8.	Sources of Cash for Plan Distribution

Except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made under the Plan will be obtained from the Prospective Debtors’ and the Reorganized Debtors’ operations and Cash balances, the proceeds of any Alternative Financing and any Rights Offering Proceeds.

9.	Restructuring Transactions

Pursuant to section 4.12 of the Plan, from the Confirmation Date through the Effective Date, and subject to the reasonable consent of the Requisite Plan Support Parties, we will be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of our businesses, to otherwise simplify our overall corporate structure or to reincorporate certain of the Prospective Debtors under the laws of jurisdictions other than the laws of which they currently are incorporated.  In effecting the Restructuring Transactions, the Prospective Debtors will be permitted to (a) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree, (b) execute and deliver appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree, (c) file appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (d) take all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.  The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by us and the Requisite Plan Support Parties to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Prospective Debtors vesting in one or more surviving, resulting or acquiring corporations.  In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Prospective Debtor, such surviving, resulting or acquiring corporation will perform the obligations of such Prospective Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Prospective Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Prospective Debtor will perform such obligations.

10.	Voting Agreement

Pursuant to Section 4.13 of the Plan, all Persons that are entitled to receive shares of New Common Stock under the terms of the Plan (including, but not limited to, the Rights Offering) or upon exercise of the Exit Warrants shall be required to become parties to the Voting Agreement, and such Persons shall not be deemed to own such shares or receive certificates therefor unless and until they have executed and returned their respective signature pages to the Voting Agreement.  To the extent that any such Person fails to execute and return its signature page(s) to the Voting Agreement within one year following the Effective Date, the shares of New Common Stock that such Person otherwise would be entitled to receive shall be deemed undeliverable (pursuant to Section 6.5(b) of the Plan or otherwise) and shall be forfeited to the Reorganized Debtors.

VI.	THE PLAN – OTHER PROVISIONS

A.	Treatment of Executory Contracts and Unexpired Leases

1.	Assumption and Cure of Executory Contracts and Unexpired Leases

Section 365 of the Bankruptcy Code permits debtors to assume or reject executory contracts and unexpired leases with the authorization of the Bankruptcy Court.  Section 365 of the Bankruptcy Code further provides that an executory contract or unexpired lease can be assumed only if (i) certain defaults with respect to such contract or lease are cured (or adequate assurance of a prompt cure is provided), (ii) compensation for any pecuniary losses arising from such default are provided and (iii) “adequate assurance” of future performance is provided.  Section 1123(b)(2) of the Bankruptcy Code allows for the assumption of unrejected contracts and leases pursuant to the terms of a plan of reorganization.  Pursuant to Section 5.1 of the Plan, except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Effective Date, the Prospective Debtors shall be deemed to have assumed each executory contract and unexpired lease to which they are parties (including, but not limited to, non-exclusive or exclusive patent, trademark, copyright or other intellectual property licenses), unless such contract or lease (i) was assumed or rejected by the Prospective Debtors prior to such date, (ii) expired or terminated pursuant to its own terms prior to such date, (iii) is the subject of a motion to reject filed on or before the Confirmation Date or (iv) is set forth in a schedule, Filed as part of the Plan as an executory contract or unexpired lease to be rejected, filed as part of the Plan.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

Each executory contract and unexpired lease assumed pursuant to Article V of the Plan will revest in, and be fully enforceable by, the Reorganized Debtors in accordance with the terms thereof, except as otherwise modified by the provisions of the Plan, or by any order of the Bankruptcy Court.

Each executory contract and unexpired lease assumed pursuant to Article V of the Plan and related to the use, ability to acquire, or occupancy of real property will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (ii) all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject Filed on or before the Confirmation Date.

Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default will be satisfied by the Prospective Debtors.  If there is a dispute regarding (i) the nature or amount of any cure, (ii) the ability of the Prospective Debtors or any assignee thereof to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving such dispute and approving the assumption or assumption and assignment, as the case may be.

2.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Section 5.2 of the Plan provides that all proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within 30 days after the later of (a) the date of the order of the Bankruptcy Court approving such rejection and (b) the date of the Confirmation Order.  Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not Filed within such time period will be barred forever from assertion against the Prospective Debtors or the Reorganized Debtors, the Estates and their property, unless otherwise ordered by the Bankruptcy Court. The Allowed amount of a Claim shall be subject to the limitations of Section 502(b).  Section 502(b) of the Bankruptcy Code provides, among other things, for certain statutory limitations or “caps” on the size of allowed claims of certain types of creditors.  Among the types of claims that may be capped under section 502(b) of the Bankruptcy Code are (i) certain claims of lessors of real property and (ii) certain claims arising from the termination of employment contracts.

3.	Indemnification of Directors, Officers and Employees

Pursuant to section 5.3 of the Plan, any obligations or rights of the Prospective Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of Covered Persons pursuant to any applicable certificates of incorporation, by-laws, policy of providing employee indemnification, state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons’ service with, for, or on behalf of the Prospective Debtors prior to the Effective Date, will be treated as if they were executory contracts that are assumed under the Plan and will survive the Effective Date and remain unaffected thereby, and will not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date and shall be fully enforceable by the Reorganized Debtors and the Covered Persons.  Without limiting the generality of the foregoing: (i) the Debtors shall assume all of the directors’ and officers’ liability insurance policies existing as of the Petition Date and (ii) on or before the Effective Date, the Debtors shall purchase tail coverage for a period of six (6) years under a directors’ and officers’ insurance policy for current and former directors and officers covering claims for, among other things, breach of fiduciary duties.  The Debtors are authorized to purchase such tail coverage and, subject to the Order(s) entered in these Chapter 11 Cases authorizing the Debtors’ use of cash collateral, to pay all amounts with respect thereto, including premiums, payments to insurance brokers and payments of deductible and reserve funding, if applicable.

4.	Compensation and Benefit Programs

Section 5.5 of the Plan provides that except and to the extent previously assumed by an Order of the Bankruptcy Court, on or before the Confirmation Date, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Prospective Debtors applicable to their employees, retirees and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, and life, accidental death and dismemberment insurance plans, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under the Plan.  The Prospective Debtors’ obligations under such plans and programs shall survive confirmation of the Plan, except for (i) executory contracts or benefit plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.  In addition, the Prospective Debtors may, prior to the Confirmation Date, enter into employment agreements with key employees that may become effective on or prior to the Effective Date and survive consummation of the Plan.  Any such agreements will be included with the Plan Supplement or otherwise Filed with the Bankruptcy Court.

5.	Termination of Prepetition Equity Agreements

Section 5.7 of the Plan also provides that upon the Effective Date, each Prepetition Equity Agreement will be deemed terminated and of no further force and effect, and any Claim in respect thereof will be treated as a Prepetition Holdings Equity Interest under the Plan.

B.	Provisions Governing Distributions

1.	Date of Distributions

Pursuant to section 6.1 of the Plan, and except as otherwise provided therein, any distribution to be made or done under the Plan (or in connection with the Rights Offering) will be made on the Effective Date, or as soon as practicable thereafter.  Any payment or act required to be made under the Plan on a day that is not a Business Day will be made on the next succeeding Business Day.

2.	Interest On Claims

Section 6.2 of the Plan provides that, except for interest, fees and expenses owed and owing to the Lenders pursuant to the Loan Documents, unless otherwise specifically provided by the Plan or in the Confirmation Order, or by applicable bankruptcy law, post-petition interest shall not accrue and not be paid on Allowed Claims when due under the contract, agreement or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim.  Post-petition interest shall not accrue and not be paid upon any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made thereon, if and after such Disputed Claim becomes an Allowed Claim.

3.	Disbursing Agent

Section 6.3 of the Plan provides that, except as otherwise provided in the Plan, all distributions under the Plan will be made by the Reorganized Debtors, acting as Disbursing Agent thereunder.  The Disbursing Agent will be authorized to make any Cash payment required to be made under the Plan by check or wire transfer, at its discretion.  No distributions of fractional shares or fractions of dollars (whether in the form of Cash or notes) will be made under the Plan on account of Claims in Classes 2, 3, 4 and 5, and for purposes of distribution under the Plan on account of such Claims, fractional shares and fractions of dollars (whether in the form of Cash or notes) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).  The Reorganized Debtors will be permitted, without further order of the Bankruptcy Court, to employ or contract with any Entities to assist in or make the distributions required under the Plan.  The Plan also provides that the Prepetition Agent and the Prepetition Indenture Trustees (or such other recipients as these entities shall instruct) are to receive, in the first instance, all distributions on account of Allowed Secured Credit Agreement Claims, Allowed Senior Note Claims and Allowed Senior Discount Note Claims.  The Prepetition Agent and the Prepetition Indenture Trustees (or such other recipients as these entities have instructed) will be authorized and required to deliver such distributions to the applicable Holders as of the Mandatory Exchange Date pursuant to section 6.3 of the Plan.  Holders of Allowed Claims will receive such distributions only after they have surrendered their Prepetition Notes and/or any other instrument or documentation relating to such Claims to the Reorganized Debtors pursuant to any notice received in connection with section 6.7 of the Plan (or at such time as a waiver of such requirement has been received).  The Holder of any Allowed Claim that fails to surrender such securities in the manner required within two years of the Effective Date, will have such Claim discharged, and will forever be barred from asserting such Claim against any of the Reorganized Debtors or their respective property.

4.	Mandatory Exchange Date

Pursuant to section 6.4 of the Plan, as of the Mandatory Exchange Date relating to any Prepetition Indenture, the transfer register for such Prepetition Indenture will be closed and the transfer of the Prepetition Notes issued thereunder, or any interest therein, will be prohibited.  Neither the Disbursing Agent nor the Prepetition Indenture Trustee under such Prepetition Indenture will have any obligation to recognize the transfer or sale of, or any participation in, any Allowed Claims relating to such Prepetition Indenture that occurs after such Mandatory Exchange Date, and will be entitled for all purposes related to the Plan to recognize and make distributions only to Holders of such Claims as of the Mandatory Exchange Date.

5.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

Pursuant to section 6.5 of the Plan, any distribution to be made under the Plan to a Holder of an Allowed Claim will be made to the address of such Holder as set forth in the books and records of the Prospective Debtors or their agents, or in a letter of transmittal, unless the Prospective Debtors have been notified in writing of a change of address, including by the Filing of a proof of claim by such Holder that contains an address for such Holder that is different from the address reflected on such books and records or letter of transmittal.  In the event that any distribution or notice provided in connection with the Chapter 11 Cases to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or otherwise is unclaimed, the Disbursing Agent will make no further distribution to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then current address.  On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursing Agent will make such distribution without interest thereon.  Any Holder of an Allowed Claim that fails to assert a Claim under the Plan for an undeliverable or unclaimed distribution within one year after the Effective Date will be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and will forever be barred and enjoined from asserting such Claim against any of the Prospective Debtors, the Estates, or the Reorganized Debtors or their property.  Any Cash amounts in respect of undeliverable or unclaimed distributions for which a Claim is not made within the one-year period will be forfeited to the Reorganized Debtors.  Any securities issued by the Prospective Debtors in respect of undeliverable or unclaimed distributions for which a Claim is not made within the one-year period will be cancelled and extinguished.  Nothing contained in the Plan will require, or be construed to require, the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

6.	Setoff and Recoupment

Pursuant to section 6.6 of the Plan, the Reorganized Debtors will be permitted, but not required, to set off against any Claim (other than the Secured Credit Agreement Claims, the Senior Note Claims and the Senior Discount Note Claims, which Claims shall not be subject to setoff, recoupment or reduction of any kind), or the distributions to be made under the Plan on account of such Claim, any claims of any nature whatsoever the Prospective Debtors have against the Holder of such Claim.  The Plan also provides that neither the failure to exercise any such setoff nor the allowance of any Claim under the Plan will constitute a waiver or release by the Reorganized Debtors of any such claim the Reorganized Debtors may have against such Holder.

7.	Surrender of Cancelled Instruments or Securities

Under section 6.7 of the Plan, any Holder of a Claim evidenced by the instruments, securities or other documentation cancelled under section 4.5 of the Plan (including the Prepetition Agent and the Prepetition Indenture Trustees) is required to surrender such applicable instruments, securities or other documentation to the Reorganized Debtors, in accordance with written instructions to be provided to such Holder by the Reorganized Debtors, unless such requirement is waived in writing by the Prospective Debtors or the Reorganized Debtors.  With respect to any global note relating to any Prepetition Indenture that is held in the name of DTC, DTC will surrender the applicable instrument to the applicable Prepetition Indenture Trustee, and such Prepetition Indenture Trustee shall surrender such global note to the Reorganized Debtors.  Any distribution required to be made under the Plan on account of any such Claim will be treated as an undeliverable distribution under section 6.5(b) of the Plan pending the satisfaction of the terms of section 6.7(a) of the Plan.

Subject to section 6.8 of the Plan, any Holder of any Claim evidenced by the instruments, securities or other documentation cancelled under section 4.5 of the Plan that fails to surrender such applicable instruments, securities or other documentation in accordance with section 6.7(a) of the Plan within two years after the Effective Date will have such Claim, and the distribution on account of such Claim, discharged, and will forever be barred from asserting such Claim against any of the Reorganized Debtors or their respective property.

8.	Lost, Stolen, Mutilated or Destroyed Debt or Equity Securities

In the event that any instruments, securities or other documentation cancelled under section 4.5 of the Plan have been lost, stolen, mutilated or destroyed, the Holder of a Claim or Interest based upon such instruments, securities or documentation, in addition to any requirements under any applicable agreement, are required as a condition to receiving distributions under the Plan, and  in lieu of surrendering such instruments, securities or other documentation, to deliver to the Reorganized Debtors (a) evidence reasonably satisfactory to the Reorganized Debtors and the Requisite Plan Support Parties of such loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such Entity as the Holder of such Allowed Claim.  Such Holder will, upon compliance with Article VI of the Plan, be deemed to have surrendered such instruments, securities or other documentation for all purposes under the Plan.

C.	Procedures for Resolving Disputed Claims

1.	Prosecution of Objections to Claims; Distributions

Pursuant to section 7.1 of the Plan, Holders of Claims and Equity Interests need not File proofs of claim and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan.  On and after the Effective Date, except as otherwise provided herein, all valid Claims shall be paid in the ordinary course of business of the Reorganized Debtors.  If the Prospective Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, as if the Chapter 11 Cases had not been commenced, provided, however, that the Prospective Debtors may elect, at their sole discretion, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a Holder of a Claim, provided further however, that before the Effective Date, the Prospective Debtors shall not take any action pursuant to section 7.1 of the Plan without the reasonable consent of the Requisite Plan Support Parties.

Pursuant to section 7.3 of the Plan, notwithstanding any other provision of the Plan, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

Pursuant to section 7.4 of the Plan, to the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of the Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim.

2.	Estimation of Claims

Pursuant to section 7.2 of the Plan, the Prospective Debtors (or the Reorganized Debtors, as the case may be) and any parties in interest, including the Requisite Plan Support Parties, will be permitted, at any time, to request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Prospective Debtors (or the Reorganized Debtors, as the case may be) or any parties in interest, including the Requisite Plan Support Parties, previously had objected to such Claim or whether the Bankruptcy Court had ruled on such objection, and the Plan provides that the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during any litigation concerning any objection to such Claim, including during the pendency of any appeal relating to such objection.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If such estimated amount constitutes a maximum limitation on the amount of such Claim, the Prospective Debtors (or the Reorganized Debtors, as the case may be) or, prior to the Effective Date, any parties in interest, including the Requisite Plan Support Parties, may elect to pursue any supplemental proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

D.	Conditions Precedent to Confirmation and Effective Date of the Plan

1.	Conditions Precedent to Confirmation

Section 8.1 of the Plan provides that the Confirmation Order shall not be entered unless and until such Confirmation Order is in form and substance reasonably satisfactory to the Prospective Debtors and the Requisite Plan Support Parties.

2.	Conditions Precedent to the Effective Date and Waiver of Conditions

Section 8.2 of the Plan provides that the Effective Date will not occur unless and until each of the following conditions has occurred or has been waived:

(a)           the Confirmation Order shall (i) have been entered in form and substance reasonably satisfactory to the Prospective Debtors and the Requisite Plan Support Parties, (ii) not have been amended or otherwise modified after its entry in any manner that is not reasonably satisfactory to the Prospective Debtors and the Requisite Support Parties and (iii) have become a Final Order;

(b)           the execution and delivery of (i) the New First Lien Note Indenture (or Alternative Financing Documents), (ii) the New Second Lien Note Indenture, (iii) the New Constituent Documents, (iv) the Intercreditor Agreement, (v) all other documents and agreements necessary to implement the terms of the Plan; and (vi) all other Plan Documents to be executed as of the Effective Date;

(c)           the Reorganized Holdings Certificate of Incorporation shall have been duly filed with the Delaware Secretary of State;

(d)          all authorizations, consents and approvals determined by the Prospective Debtors or the Requisite Plan Support Parties to be necessary to implement the terms of the Plan shall have been obtained;

(e)           there shall be no order, opinion, ruling or other decision issued or entered by any governmental entity or any court of competent jurisdiction staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan;

(f)           there shall be no circumstance that would give rise to a default or an event of default (or reasonably could be expected with the passage of time to give rise to a default or event of default) under any of the Plan Documents;

(g)          all Plan Documents and the transactions contemplated thereby shall be consistent in all material respects with the Disclosure Statement, and all other documents material to the consummation of the transactions contemplated under the Plan shall be in form and substance reasonably acceptable to the Prospective Debtors and Requisite Plan Support Parties; and

(h)          all other actions necessary to implement the terms of the Plan shall have been taken.

The conditions set forth above may be waived, pursuant to section 8.3 of the Plan, in whole or in part, at any time by the Prospective Debtors, with the reasonable consent of the Requisite Plan Support Parties (not to be conditioned or delayed), without notice or leave or order of the Bankruptcy Court.

3.	Modification of Plan

Section 1127 of the Bankruptcy Code provides for the modification of a plan of reorganization, subject to certain statutory requirements.  A modification of the Plan prior to confirmation of the Plan would require compliance with the Bankruptcy Code provisions governing the filing and content, solicitation and disclosure, and confirmation of a plan of reorganization.  Section 1127 of the Bankruptcy Code also provides for modification of a plan of reorganization after confirmation (but prior to substantial consummation) of such plan if circumstances warrant such modification and the court, after notice and a hearing, confirms such plan as modified under section 1129 of the Bankruptcy Code.  Section 8.4 of the Plan provides that the Prospective Debtors, with the reasonable consent of the Requisite Plan Support Parties, may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date.  After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Prospective Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of Holders of Claims or Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

4.	Effect of Withdrawal or Revocation and Reservation of Rights

The Prospective Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date, subject to the Plan Support Agreement.  Section 8.5 of the Plan provides that if the Plan is so revoked or withdrawn, or if the Effective Date fails to occur, then the Plan will be deemed null and void in its entirety, and of no force or effect.  In such event, nothing contained in the Plan will be deemed to constitute a waiver or release of (i) any Claims or rights of the Informal Committee of Senior Notes or any Plan Support Party or (ii) any Claim against or Equity Interest in any Prospective Debtor or any other Entity, or to prejudice in any manner, in any further proceedings involving any Prospective Debtor, the rights of (a) any Prospective Debtor or any other Entity or (b) the Informal Committee of Senior Notes or any Plan Support Party.

The Plan will have no force or effect unless and until the Confirmation Order is entered.  Section 8.6 of the Plan clarifies that prior to the Effective Date, none of the Filing of the Plan, any statement or provision contained in the Plan, or action taken by the Prospective Debtors with respect to the Plan will be, or will be deemed to be, an admission or waiver of any rights of any Prospective Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

5.	Substantial Consummation of Plan

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) will be deemed to occur on the Effective Date.

E.	Effect of Plan Confirmation

1.	Binding Effect

Section 9.1 of the Plan provides that, on and after the Confirmation Date, the provisions of the Plan will bind any Holder of a Claim against, or Equity Interest in, the Prospective Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such Holder is Impaired under the Plan and whether or not such holder has accepted the Plan.  The Plan will also be binding upon the Prospective Debtors and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

2.	Discharge of Claims

Section 1141(d)(1)(A) of the Bankruptcy Code provides debtors with a discharge of debts that arose before the date of the confirmation of a plan of reorganization.  Except as otherwise provided in Article III of the Plan, Section 9.2 of the Plan provides that upon the Effective Date, all existing Claims and Equity Interests will be, and will be deemed to be, discharged and terminated.

3.	Releases

The Plan provides for certain releases, including releases against certain non-debtor third-parties.  Although we believe that these provisions in the Plan are permissible under the Bankruptcy Code, arguments exist that certain case law would permit a contrary conclusion which, if accepted by the Bankruptcy Court, may result in the Plan not being confirmed.  See Article II.A.7.  “RISK FACTORS—Risks Relating to the Chapter 11 Cases—Certain Risks of Nonconfirmation or Delay of Confirmation.”

(a)	Releases By the Prospective Debtors

Section 9.3(a) of the Plan provides that upon the Effective Date, the Prospective Debtors, the Reorganized Debtors and any successors, in their individual capacities and as debtors in possession, will be deemed, to the fullest extent permitted by applicable law, forever to release, waive and discharge the Releasees from all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Prospective Debtors or Reorganized Debtors to enforce the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Prospective Debtors, the Reorganized Debtors or any successors or their property, the Chapter 11 Cases, the Plan or this Disclosure Statement, and that could have been asserted by or on behalf of the Prospective Debtors, the Estates or the Reorganized Debtors; provided however, that the foregoing shall not release, waive or discharge any claim or obligation relating to or arising out of (i) the willful misconduct, gross negligence, intentional fraud or criminal conduct of any Releasee or (ii) any continuing contractual obligation owed by any Releasee to or for the benefit of the Prospective Debtors.

(b)	Releases By Holders of Claims

Section 9.3(b) of the Plan provides that, for good and valuable consideration, the adequacy of which is thereby confirmed in the Plan, upon the Effective Date, each Releasor, in consideration for the obligations of the Prospective Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, will be deemed forever to release, waive and discharge the Releasees from all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the obligations of the Prospective Debtors and the Reorganized Debtors under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Prospective Debtors, the Reorganized Debtors or any sucessors or their property, the Chapter 11 Cases, the Plan or this Disclosure Statement; provided, however, that the foregoing will not release, waive or discharge any claim or obligation relating to or arising out of (x) the willful misconduct, gross negligence, intentional fraud or criminal conduct of any Releasee or (y) any continuing contractual obligation owes by any Releasee to or for the benefit of such Releasor.

Section 9.3(c) further provides that the releases in Section 9.3(a) and 9.3(b) of the Plan will not limit, abridge or otherwise affect the rights of Covered Persons pursuant to Section 5.3 of the Plan.

4.	Exculpation and Limitation of Liability

Section 9.4 of the Plan provides that none of the Prospective Debtors, the Reorganized Debtors, the Releasees or any official committee appointed in the Chapter 11 Cases, or any of their respective present or former members, partners, officers, directors, managers, employees, advisors, attorneys or agents, will have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence, willful misconduct, fraud or criminal conduct as determined by a final order entered by a court of competent jurisdiction; provided, however, that the foregoing shall apply to the members of any official committee solely to the extent that any such act or omission constituted an exercise of any such Person’s fiduciary duties acting as an official committee member.  Without limiting the foregoing, the Plan provides that the Prospective Debtors, the Reorganized Debtors, the Releasees or any official committee appointed in the Chapter 11 Cases will, in all respects, be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan and related thereto.

5.	Injunction

(a)	General

Section 9.5 of the Plan provides that all Entities that hold or have held Claims or Equity Interests (other than the Claims that are reinstated under section 3.2 of the Plan) and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals and affiliates, permanently are enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Prospective Debtors or the Reorganized Debtors,

(ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Prospective Debtors or Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Prospective Debtors or Reorganized Debtors, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Prospective Debtors or Reorganized Debtors or against the property or interests in property of the Prospective Debtors or Reorganized Debtors, on account of such Claims or Equity Interests.  This injunction will not, however, preclude such Entities from exercising their rights pursuant to and consistent with the terms of the Plan and the contracts, instruments, releases, indentures and other agreements and documents delivered under and in connection with the Plan.

(b)	Injunction Against Interference With Plan

Section 9.5 of the Plan further provides that upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals and affiliates will be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.  By accepting distributions pursuant to the Plan, each Holder of an Allowed Claim will be deemed to have consented to the injunction set forth in section 9.5 of the Plan.

6.	Term of Bankruptcy Injunction or Stays

Section 362 of the Bankruptcy Code provides for an “automatic stay” that enjoins a large number of creditor enforcement actions against a debtor’s estate.  A debtor also may seek additional injunctive relief from the Bankruptcy Court pursuant to the court’s equitable powers under section 105 of the Bankruptcy Code.  Section 9.6 of the Plan provides that any such injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, will remain in full force and effect until the Effective Date.

7.	Termination of Subordination Rights and Settlement of Related Claims

The classification and manner of satisfying all Claims and Equity Interests under the Plan takes into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  Section 9.7 of the Plan, therefore, provides that all subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be enjoined permanently.  Accordingly, distributions under the Plan to Holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

8.	Preservation of Rights of Action

Under section 1123(b) of the Bankruptcy Code a plan may provide for the retention by the debtors of any claims, including rights and causes of action against other entities.  Pursuant to Section 9.8 of the Plan and subject to Sections 9.3 and 9.4 of the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and have the exclusive right to enforce, after the Effective Date, any claims, rights and Causes of Action that the Prospective Debtors or the Estates may hold against any Entity, including, but not limited to, Causes of Action against former employees, officers and directors (unless otherwise provided in the Plan), all claims relating to transactions under section 549 of the Bankruptcy Code, all transfers recoverable under section 550 of the Bankruptcy Code, all Causes of Action against any Entity on account of indebtedness and any other Causes of Action in favor of the Reorganized Debtors or their Estates.  The Reorganized Debtors will be permitted to pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.

F.	Retention of Jurisdiction

Article X of the Plan provides that pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including jurisdiction to:

(a)
Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

(b)
Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Confirmation Date; provided, however, that from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c)
Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Prospective Debtors are party or with respect to which any Prospective Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

(d)	Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(e)
Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Prospective Debtors that may be pending on the Effective Date;

(f)
Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Rights Offering or the Confirmation Order;

(g)
Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release or other agreement or document that is executed or created pursuant to the Plan, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such other documents;

(h)
Modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Rights Offering or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, this Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Rights Offering or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, in each case subject to the reasonable consent and approval of the Requisite Plan Support Parties;

(i)
Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation or enforcement of the Plan or the Confirmation Order;

(j)
Hear and determine any rights, claims or Causes of Action held by, or reserved by, or accruing to, the Prospective Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Prospective Debtors any other applicable law;

(k)	Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(l)
Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

(m)
Determine any other matters that may arise in connection with or relate to the Plan, this Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Rights Offering, or the Confirmation Order;

(n)	Enter an order of final decree closing the Chapter 11 Cases;

(o)	Hear and resolve all matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(p)	Hear and resolve all matters involving the nature, existence or scope of the Prospective Debtors’ discharge;

(q)	Hear and resolve all matters related to the property of the Estates from and after the Confirmation Date; and

(r)	Hear and resolve such other matters as may be provided in the Confirmation Order or as may be authorized by the Bankruptcy Code.

G.	Miscellaneous Provisions

1.	Payment of Statutory Fees

Section 1930 of title 28 of the United States Code requires the payment of certain filing and quarterly fees by debtors, and any such fees, as determined by the Bankruptcy Court at the confirmation hearing to be held pursuant to section 1128 of the Bankruptcy Code, will be paid on or before the Effective Date pursuant to section 11.1 of the Plan.

2.	Section 1145 Exemption

Section 11.2 of the Plan provides that pursuant to section 1145(a) of the Bankruptcy Code, the Exit Warrants, shares of New Common Stock (except those issued in the Rights Offering), shares of New Common Stock issuable upon exercise and payment under the Exit Warrant, the New First Lien Notes and the New Second Lien Notes issued under the Plan will be exempt from registration under section 5 of the Securities Act and may be resold by holders thereof without registration, unless the holder is an “underwriter” (as defined in section 1145(b)(1) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms thereof, applicable securities laws, the Reorganized Holdings Constituent Documents and the Registration Rights Agreement, as applicable.  See Article XII.B.  “CERTAIN OTHER LEGAL CONSIDERATIONS—Offers and sales under section 1145 of the Bankruptcy Code” for a discussion of section 1145.

3.	Governing Law

Section 11.3 of the Plan provides that except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law, rule or regulation is applicable, or to the extent that an exhibit or supplement to the Plan provides otherwise, the Plan will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction.

4.	Severability of Plan Provisions

Section 11.4 of the Plan provides that if, prior to entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Prospective Debtors (with the reasonable consent of the Requisite Plan Support Parties), will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision will then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation.  The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

5.	Inconsistency

In the event of any inconsistency among the Plan, this Disclosure Statement, the Plan Documents, any exhibit or schedule to the Plan, or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan will govern pursuant to section 11.5 of the Plan.

6.	Section 1125(e) of the Bankruptcy Code

Section 11.8 of the Plan provides that as of the Confirmation Date, (i) the Prospective Debtors will be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Prospective Debtors, the Plan Support Parties, the Informal Committee of Senior Notes and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys will be deemed to have participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code, in the offer and issuance of any securities under the Plan, and therefore, are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

7.	Exemption from Certain Transfer Taxes

Section 1146(a) of the Bankruptcy Code prohibits the imposition of a stamp or similar tax on the issuance, transfer or exchange of a security or the making or delivery of an instrument of transfer under a chapter 11 plan.  Section 11.9 of the Plan provides that pursuant to section 1146(a) of the Bankruptcy Code, no stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax will result from, or be levied on account of, (i) the issuance, transfer or exchange of notes or equity securities, (ii) the creation of any mortgage, deed of trust, lien, pledge or other security interest, (iii) the making or assignment of any lease or sublease, or (iv) the making or delivery of any deed or other instrument of transfer, under, in furtherance of or in connection with, the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property.  Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date will be deemed to have been in furtherance of, or in connection with, the Plan.

8.	Tax Reporting, Withholding and Compliance

Section 502(b)(2) of the Bankruptcy Code empowers debtors to obtain expedited determinations of tax liability with respect to postpetition tax periods and proscribes certain time limits within which governmental units must respond to tax returns for such periods.  Pursuant to section 11.10 of the Plan, the Reorganized Debtors will be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Prospective Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.  In connection with the Plan and all distributions thereunder, the Disbursing Agent will, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local or foreign tax authority, and all distributions under the Plan will be subject to any such withholding and reporting requirements.  The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

9.	Schedules and Exhibits

Other than for purposes of section 11.5 of the Plan, all exhibits and schedules to the Plan, including the Plan Supplement, will be deemed incorporated into and a part of the Plan as if fully set forth in the Plan.

10.	No Prejudice

Section 11.12 of the Plan provides that if the Confirmation Order is vacated or the Effective Date has not occurred within one year of the last day of the Confirmation Hearing, then (a) the Confirmation Order will be vacated, (b) the Plan will be null and void in all respects, (c) no distributions under the Plan will be made, (d) the Prospective Debtors and all Holders of Claims and Equity Interests will be restored to the status quo ante as of the day immediately preceding the Confirmation Date and (e) nothing contained in the Plan or this Disclosure Statement will:  (i) be deemed to constitute a waiver or release of (x) any Claims by the Informal Committee of Senior Notes or the Plan Support Parties or (y) any Claims against, or Equity Interests in, the Prospective Debtors; (ii) prejudice in any manner the rights of the Prospective Debtors, the Informal Committee of Senior Notes or the Plan Support Parties; or (iii) constitute an admission, acknowledgment, offer or undertaking by the Prospective Debtors, the Informal Committee of Senior Notes or the Plan Support Parties, in any respect.

11.	Allocation of Payments

To the extent that any Allowed Claim entitled to distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution will, for all income tax purposes, be allocated to the principal amount of such Claim first, and then, to the extent that the consideration exceeds such principal amount, to the portion of such Claim representing accrued but unpaid interest, pursuant to section 11.13 of the Plan.

12.	Terms of Injunctions Or Stay

Pursuant to section 11.15 of the Plan, unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), will remain in full force and effect until the Effective Date.

VII.	RIGHTS OFFERING

The Rights Offering is only being made to Holders of Senior Discount Note Claims that  Holdings reasonably believes is an “accredited investor” under Section 4(2) of the Securities Act and Regulation D promulgated thereunder that is not an individual (an “Institutional Accredited Investor”).

The shares of New Common Stock being offered in the Rights Offering have not been registered under the Securities Act.  The shares of New Common Stock being offered in the Rights Offering herein will be “restricted securities” within the meaning of Rule 144 under the Securities Act and subject to restrictions on transferability.  You may not sell or otherwise transfer such shares except pursuant to an effective registration statement under, or exemptions from the registration requirements of, the Securities Act and applicable state securities laws.

A.	Issuance of Senior Discount Note Rights

The Rights Offering will commence on the Subscription Commencement Date, and the Subscription Form included with the Ballots will request that any Eligible Holder that desires to participate in the Rights Offering subscribe therein.  The ability of an Eligible Holder to elect to participate in the Rights Offering will conclude on the Subscription Expiration Date.

So long as Class 5 votes to accept the Plan, each Eligible Holder of an Allowed Senior Discount Note Claim as of the Subscription Record Date will have the opportunity, but not the obligation, to participate in the Rights Offering.  Each such Eligible Holder may subscribe for all or a portion of its pro-rata share (determined as of the Subscription Record Date) of shares of New Common Stock offered through the Rights Offering.  In addition, Eligible Holders of Senior Discount Note Claims may oversubscribe (on a pro-rata basis) to exercise the Senior Discount Note Rights, if any, which are not subscribed for by other Eligible Holders of Allowed Senior Discount Note Claims.  To the extent that any Senior Discount Note Rights remain unexercised after the Subscription Expiration Date, such Senior Discount Note Rights will be null and void and have no further value.  No payment in lieu of the Senior Discount Note Rights will be made to any Eligible Holder of a Senior Discount Note Claim.

Participation in the Rights Offering may permit the Eligible Holder to designate one or more members of the board of directors of Reorganized  Holdings.  See Article VIII.F. “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS RELATED TO THE PLAN—Description of Voting Agreement.”

B.	Solicitation of Institutional Accredited Investors Only

Reorganized Holdings will issue New Common Stock pursuant to the Rights Offering in a private placement that is exempt from registration under the Securities Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder.  Each Holder of a Senior Discount Note Claim as of the Subscription Record Date that Holdings reasonably believes is an Institutional Accredited Investor” will have the opportunity, but not the obligation, to participate in the Rights Offering, provided, each such Holder that desires to subscribe, among other things, confirms to Holdings that it is an Institutional Accredited Investor”.

C.	Rights Offering Amount

As soon as reasonably practical after the Confirmation Date and in no event later than the Rights Offering Payment Date, the number of shares of New Common Stock attributable to the Senior Discount Note Rights that have been exercised shall be determined. Each Eligible Holder of a Senior Discount Note Claim exercising its Senior Discount Note Rights will receive a number of shares of New Common Stock equal to such Eligible Holder’s Subscription Purchase Price divided by the Exercise Price. Any unexercised Senior Discount Note Rights shall then expire and become null and void.

All of the capital stock rights described above will be subject to dilution upon future issuances, including the Exit Warrants and any management awards.  In addition, each share of New Common Stock purchased pursuant to the exercise of the Senior Discount Note Rights, if any, will reduce the Senior Note Stock Consideration for Holders of the Class 4 Allowed Senior Note Claims.  The Rights Offering Proceeds, if any, will be distributed to the Class 4 Allowed Senior Note Claims.

D.	Exercise Price

Each Eligible Holder of Senior Discount Note Rights shall be required to pay such Eligible Holder’s Subscription Purchase Price for the New Common Stock purchased pursuant to the exercise of the Senior Discount Note Rights.

The Exercise Price will not be known until the Confirmation Date. For illustrative purposes only, the following presents an example of the computation of the Exercise Price in the Rights Offering:

Exercise Price = the amount equal to the quotient of: (1)(A) the sum of (i) $100,000,000 and (ii) the Senior Note Principal Amount, plus accrued and unpaid interest thereon through the Petition Date,4 less (B) the sum of (x) the consolidated Cash balance of the Reorganized Debtors on the Effective Date in excess of $15 million (as estimated on the Confirmation Date and verified to the reasonable satisfaction of the Requisite Plan Support Parties), (y) the aggregate principal amount of the New First Lien Notes or Alternative Financing, as applicable, and (z) the aggregate principal amount of the New Second Lien Notes; divided by (2) 9,000,000

Exercise Price = ($100,000,000 plus $138,800,000 plus $15,238,552 accrued and unpaid interest on the Senior Notes through the Petition Date) less (estimated excess cash of $6,341,3185 plus $100,000,000 plus $80,000,000) divided by 9,000,000

Exercise Price = ($254,038,552 less $186,341,318) divided by 9,000,000

[4]	Projected using an assumed Petition Date of January 11, 2010.

[5]
Cash balance is estimated as of the Confirmation Date assuming an Effective Date of February 28, 2010 and is net of minimum $15 million working capital requirement, paydown of Secured Credit Agreement and financing expenses.

Exercise Price = $67,697,234 / 9,000,000

In this example, the 9,000,000 shares of New Common Stock to be issued on the Effective Date would have an Exercise Price of $7.52.  This amount would be the Exercise Price in the Rights Offering.

An Exercise Price of $7.52 would result in a Rights Offering Amount of 4,320,708 shares of New Common Stock.  Taking into effect the reduction in shares of New Common Stock that would be issued to Holders of Senior Note Claims, the Rights Offering, if fully subscribed, would constitute approximately 48.0% of the issued shares of our issued and outstanding New Common Stock on the Effective Date, subject to dilution for the Exit Warrants and other future issuances, including management awards.

The final Exercise Price and the Rights Offering Amount may differ from the illustration above.

Promptly after the Confirmation Date, we will distribute a notice to inform all subscribing Eligible Holders of the final Exercise Price, the acceptance of their Subscription Form, if applicable, and the total share amount that is applicable to their Subscription Purchase Price, as further described below.

E.	Exercise of Senior Discount Note Rights

Each Eligible Holder may exercise all or any portion of such Eligible Holder’s Senior Discount Note Rights pursuant to the procedures outlined below.  We may adopt such additional detailed procedures consistent with the provisions of the Plan to more efficiently administer the exercise of the Senior Discount Note Rights.

All questions concerning the timeliness, viability, form, and eligibility of any exercise of Senior Discount Note Rights will be determined by us, and our good faith determination in that regard shall be final and binding.  We may, in our discretion reasonably exercised in good faith, waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as we may determine, or reject any purported exercise of any Senior Discount Note Rights.  We will use commercially reasonable efforts to give notice to any Eligible Holder regarding any defect or irregularity in connection with any purported exercise of Senior Discount Note Rights by such Eligible Holder and may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that none of the Prospective Debtors, the Reorganized Debtors nor the Subscription Agent will incur any liability for failure to give such notification.

Shortly after the Subscription Record Date, we will cause the Subscription Form to be mailed to each Eligible Holder, together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Form, as well as instructions for the payment (to the extent required) of the applicable Subscription Purchase Price for such portion of the Senior Discount Note Rights sought to be exercised by such Eligible Holder.  Brokerage firms or banks holding Senior Discount Notes on behalf of beneficial owners will be provided with sufficient quantities of Subscription Forms and subscription materials to forward to beneficial owners of those securities.

In order to exercise the Senior Discount Note Rights, each Eligible Holder (or nominee thereof) must: (i) vote to accept the Plan; and (ii) return a duly completed Subscription Form to the Subscription Agent so that such form is actually received by the Subscription Agent on or before the Subscription Expiration Date.

If the Subscription Agent for any reason does not receive from an Eligible Holder (or its nominee) a duly completed Subscription Form on or prior to the Subscription Expiration Date, such Eligible Holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.

We will not issue fractional Senior Discount Note Rights or Cash in lieu of fractional Senior Discount Note Rights.  Fractional Senior Discount Note Rights will be rounded down to the nearest whole number.  Furthermore, we will not issue fractional shares of New Common Stock in the Rights Offering.  The number of shares to be issued to an Eligible Holder who subscribes to the Rights Offering shall be rounded down to the nearest whole share and any remaining unused Subscription Purchase Price shall be returned to the Eligible Holder.

Promptly after the Confirmation Date, we will distribute a notice to inform all subscribing Eligible Holders of the final Exercise Price, the acceptance of their Subscription Form, if applicable, and the total share amount that is applicable to their Subscription Purchase Price.  This notice will include a request for the Subscription Purchase Price to be delivered to the Subscription Agent (by wire, a certified bank or cashier’s check) prior to the Rights Offering Payment Date, which date shall be included in the notice and is expected to be approximately three (3) Business Days prior to the Effective Date.  The payments made in connection with the Rights Offering shall be deposited and held by the Subscription Agent in a trust account, or similarly segregated account or accounts which shall be separate and apart from the Subscription Agent’s general operating funds and any other funds subject to any Lien or any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at our option (and with the consent of the Requisite Committed Purchasers), but not later than 20 days after the Effective Date.  The Subscription Agent shall not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any Lien.

We will not issue fractional shares of New Common Stock in the  Rights Offering.  The number of shares to be issued to an Eligible Holder who subscribes to the Rights Offering shall be rounded down to the nearest whole share and any remaining unused Subscription Purchase Price shall be returned to the Eligible Holder.

To the extent an Eligible Holder subscribes to the Rights Offering, such subscription  shall be irrevocable until the earliest of (i) April 30, 2010, (ii) the decision by the Prospective Debtors to abandon the Plan or (iii) the rejection of the Plan by the Bankruptcy Court.  If an Eligible Holder subscribes to the Rights Offering but fails to pay the applicable Subscription Purchase Price to the Subscription Agent on or before the Rights Offering Payment Date, such holder shall (i) not receive the subscribed shares of New Common Stock and (ii) be subject to a breach of contract claim by the Prospective Debtors.

The New Common Stock also will be subject to mandatory voting pursuant to the terms of the Voting Agreement and to substantial restrictions on transfer contained in the Reorganized Holdings Certificate of Incorporation (see the description of the proposed transfer restrictions contained in Section VIII.C.3. hereof.

An Eligible Holder who acquires at least 10% of the shares of New Common Stock under the Plan and the Rights Offering will be permitted to become a party to the Registration Rights Agreement.  See Article VIII.D.  “DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS EXECUTED PURSUANT TO THE PLAN—Description of Registration Rights Agreement.”

Pursuant to Section 4.13 of the Plan, all Persons that are entitled to receive shares of New Common Stock under the terms of the Plan (including, but not limited to, the Rights Offering) or upon exercise of the Exit Warrants shall be required to become parties to the Voting Agreement, and such Persons shall not be deemed to own such shares or receive certificates therefor unless and until they have executed and returned their respective signature pages to the Voting Agreement.  To the extent that any such Person fails to execute and return its signature page(s) to the Voting Agreement within one year following the Effective Date, the shares of New Common Stock that such Person otherwise would be entitled to receive shall be deemed undeliverable (pursuant to Section 6.5(b) of the Plan or otherwise) and shall be forfeited to the Reorganized Debtors.

F.	Transfer and Revocation of Senior Discount Note Rights

The Senior Discount Note Rights are not Transferable.  Any Transfer or attempted Transfer of any Senior Discount Note Rights will be null and void, and we will not treat any purported transferee as the holder of any Senior Discount Note Rights.  Once an Eligible Holder has properly exercised any Senior Discount Note Rights, such exercise cannot be revoked.

G.	Use of Proceeds of the Rights Offering

The proceeds of the Rights Offering will be used to fund Cash payments to Holders of Allowed Senior Note Claims under the Plan.

VIII.	DESCRIPTION OF MATERIAL AGREEMENTS, INSTRUMENTS AND OTHER DOCUMENTS RELATED TO THE PLAN

A.	Description of the New First Lien Notes

The New First Lien Notes will be issued by Reorganized Haights in an aggregate principal amount of $100 million.  The terms and conditions of the New First Lien Notes and the New First Lien Note Indenture shall be substantially similar to the terms and conditions contained in the form of New First Lien Note Indenture attached hereto as Exhibit F.  A summary of certain of the principal terms of the New First Lien Notes and the New First Lien Note Indenture is set forth below.  This summary does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.  Capitalized terms used in this Article VIII.A. “Description of New First Lien Notes” but not otherwise defined in Annex II shall have the meanings assigned such terms in Exhibit F.

Title:	Floating Rate Senior Secured Notes Due 2013

Issuer:	Reorganized Haights

Principal Amount:	$100 million

Maturity:	The New First Lien Notes will mature approximately three years after the date the New First Lien Notes are originally issued. No scheduled principal payments will be required prior to maturity.

Interest:
LIBOR plus 1000 basis points (10%) per annum (LIBOR floor of 3.0%).
Interest shall be payable in arrears on the last day of the interest period selected by the Issuer (which may be one, two, three or six months) and at the end of every three months, in the case of interest periods of longer than three months, and upon any prepayment of the New First Lien Notes.  Interest shall be calculated on the basis of a 360-day year.

Additional Amounts:
The Issuer may be required to make additional payments on the New First Lien Notes in certain instances, including for breakage costs and gross-ups for tax withholding.  For a full description of these payments and the terms and conditions of when they are due, see Section 4A.14 of the New First Lien Note Indenture.

Guarantors:
The New First Lien Notes will be jointly and severally guaranteed on a senior secured basis by Reorganized Holdings and each of the Issuer’s domestic subsidiaries (SNEP, LLC, Triumph Learning, LLC and Recorded Books, LLC).
In addition, within 90 days after the issue date, holders representing a majority of the aggregate principal amount of New First Lien Notes may request the Issuer to cause its U.K. subsidiary, W.K. Howes Limited, to also become a Guarantor of the New First Lien Notes.

Collateral:
The New First Lien Notes and the related Note Guarantees will be secured by a first-priority security interest (subject to certain permitted liens) in substantially all of the assets of the Issuer and the Guarantors, subject to certain important exceptions specified in the documents governing the security interest.  The collateral securing the New First Lien Notes and the related Note Guarantees will also secure the New Second Lien Notes and related guarantees thereof, but the lien securing the New Second Lien Notes and related guarantees will be junior to the lien securing the New First Lien Notes and related Note Guarantees.  Pursuant to the Intercreditor Agreement, any proceeds from any foreclosure or other remedial action taken with respect to the collateral will first be applied to repay the New First Lien Notes in full before any such proceeds are applied to repay the New Second Lien Notes.  Pursuant to the terms of the Intercreditor Agreement and the New First Lien Note Indenture, the first priority lien securing the New First Lien Notes may also secure, on an equal and ratable basis, up to $25 million of other senior indebtedness that the Issuer and the Guarantors may incur in the future under a revolving credit facility, as permitted under the New First Lien Note Indenture.

Ranking:
The New First Lien Notes and the related Note Guarantees will be secured, unsubordinated obligations of the Issuer and the Guarantors and will rank:

•      senior in right of payment to the New Second Lien Notes and the related guarantees thereof as described in Article Twelve of the New Second Lien Note Indenture;

•      effectively senior in right of payment to the Issuer’s and the Guarantors’ unsecured and unsubordinated obligations to the extent of the value of the collateral securing the New First Lien Notes and the related Note Guarantees, and, to the extent of any unsecured remainder after payment of the value of the collateral, the New First Lien Notes and the related Note Guarantees will rank equally in right of payment with such unsecured and unsubordinated obligations of the Issuer and the Guarantors;

•      equal in right of payment with any unsubordinated indebtedness up to $25 million that the Issuer and the Guarantors may incur in the future under a revolving credit facility to the extent secured equally and ratably with the first-priority lien on the collateral securing the New First Lien Notes and the related Note Guarantees, as permitted by the New First Lien Note Indenture and the Intercreditor Agreement;

•      senior in right of payment to subordinated indebtedness, if any, of the Issuer and the Guarantors; and

•      structurally junior in right of payment to all indebtedness and other liabilities (including trade payables) of any subsidiaries of the Issuer or Restructured Holdings that do not guarantee the New First Lien Notes.

Optional Redemption:
The New First Lien Notes may be redeemed in whole or in part at any time or from time to time, at the Issuer’s option, upon not less than 10 Business Days’ nor more than 30 Business Days’ prior notice, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued and unpaid interest and Additional Amounts, if any, on the New First Lien Notes to be redeemed to the date of redemption, if redeemed during the twelve month period beginning on [date to be specified in the New First Lien Note Indenture] of the years indicated below:

Year	Percentage
2010	101.000%
2011	101.000%
2012 and thereafter	100.000%

Mandatory Redemption:

The Issuer will be required to redeem the New First Lien Notes at a redemption price equal to 100% of the principal amount of New First Lien Notes to be redeemed (except in connection with a Change of Control, in which case, the redemption price will be 101%), plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date upon the occurrence of any of the following events:

•      Incurrence of Subordinated Indebtedness:  If the Issuer or any Guarantor (each, an “Obligor”) incurs Subordinated Indebtedness under clause (g) of Section 4B.01 of the New First Lien Note Indenture, the Issuer shall, within 15 Business Days after the date of such incurrence, redeem an aggregate principal amount of New First Lien Notes equal to (x) 50% of the Net Cash Proceeds received from the first $7.0 million aggregate principal amount of such Indebtedness incurred and (y) 100% of the Net Cash Proceeds received from the incurrence of such Indebtedness in excess of $7.0 million aggregate principal amount.

•      Issuance or Sale of Equity Securities:  If any Obligor issues or sells equity securities (subject to certain exceptions described in the New First Lien Note Indenture), the Issuer shall, within 15 Business Days after the date of the issuance of such equity securities, redeem an aggregate principal amount of New First Lien Notes equal to 50% of the amount of the Net Cash Proceeds received from such issuance; provided that, so long as no Event of Default has occurred and is continuing either before or after giving effect thereto, the Issuer shall not be required to redeem any New First Lien Notes with respect to the first $10.0 million of Net Cash Proceeds received from the issuance of Qualified Equity Interests of Reorganized Holdings to the extent that such Net Cash Proceeds are used to make a Permitted Acquisition, permitted Capital Expenditures or for general corporate purposes.

•      Sale of Assets:  If any Obligor consummates a Disposition (subject to certain exceptions specified in the New First Lien Note Indenture), the Issuer shall apply the Net Cash Proceeds received from such Disposition within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets disposed of in the Dispositions or make a permitted Capital Expenditure, provided that the amount of Net Cash Proceeds that may be so applied shall not exceed $5 million in the aggregate; and to the extent such Net Cash Proceeds are not so applied within such 180-day period (“Excess Asset Sale Proceeds”), the Issuer shall, within 15 Business Days after such 180th day, redeem an aggregate principal amount of New First Lien Notes equal to 100% of such Excess Asset Sale Proceeds.

•      Proceeds of Casualty Events:  Upon the receipt of the proceeds of insurance, condemnation awards or other compensation in respect of any Casualty Event affecting any property of the Obligors, the Issuer shall apply the Net Cash Proceeds received, within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets that were the subject of the Casualty Event or make a permitted Capital Expenditure; and to the extent such Net Cash Proceeds are not so applied within such 180-day period (“Excess Casualty Event Proceeds”), the Issuer shall, within 15 Business Days after such 360th day, redeem an aggregate principal amount of New First Lien Notes equal to 100% of such Excess Casualty Event Proceeds.

•      Extraordinary Receipts:  Upon the receipt of any Extraordinary Receipts (subject to certain exceptions specified in the New First Lien Note Indenture), the Issuer shall, within 15 Business Days of such receipt, redeem the New First Lien Notes in an aggregate principal amount equal to 100% of such Extraordinary Receipts; provided that, as long as no Event of Default shall have occurred and be continuing or otherwise arises as a result thereof, the Issuer shall not be required to redeem any New First Lien Notes with respect to the first $500,000 of Extraordinary Receipts to the extent that such Extraordinary Receipts are utilized for working capital purposes, to make permitted Capital Expenditures and for other purposes within 180 days after the date of the receipt thereof.

• Change of Control: Within 30 Business Days after the occurrence of a Change of Control, the Issuer shall redeem all of the New First Lien Notes.

In the event the Issuer is required to redeem all or any part of the New First Lien Notes pursuant to the provisions described above under “Sale of Assets,” “Proceeds of Casualty Events” or “Extraordinary Receipts,” notwithstanding the foregoing provisions, the Issuer will not be required to redeem the New First Lien Notes until the amount of Net Cash Proceeds that is required to be used to redeem the New First Lien Notes pursuant to all such provisions is at least $1 million in the aggregate.

See Article Three of the New First Lien Note Indenture for the complete terms relating to optional and mandatory redemption of the New First Lien Notes.

All proceeds to be used in connection with mandatory redemptions described above will be applied, first, to redeem the New First Lien Notes until repaid in full and, second, to redeem the New Second Lien Notes.

Representation & Warranties:	The Obligors make certain representations and warranties in the New First Lien Note Indenture. See Article Five of the New First Lien Note Indenture and related definitions.

Certain Covenants
The Obligors agree to comply with the affirmative covenants set forth in the New First Lien Note Indenture, including, but not limited to, providing annual and quarterly financial statements, notices of material events and other information within certain time periods (see Sections 4A.01 and 4A.02).  For the full terms of these and other affirmative covenants, see Article Four A and related definitions of the New First Lien Note Indenture.

The New First Lien Note Indenture also contains covenants that, among other things, restrict the ability of the Obligors and their subsidiaries to, among other things:

•  incur indebtedness or make guarantees;

•  pay dividends on or make other distributions with respect to, or repurchase, capital stock or make other restricted payments;

•  allow liens to exist on their property;

•  make investments;

•  sell or otherwise dispose of their assets;

•  consolidate or merge;

•  acquire other businesses;

•  make capital expenditures;

•  enter into sale-leaseback transactions; and

•  enter into transactions with affiliates.

The First Lien Note Indenture also contains certain financial maintenance covenants, including a leverage ratio covenant and an interest coverage ratio covenant.  For the full terms and conditions of these and other negative and financial maintenance covenants, see Article Four B of the New First Lien Note Indenture and related definitions.
The financial covenants in the form of New First Lien Note Indenture are based on projections and circumstances existing as of the date hereof.  In the event that such projections or circumstances change in any material manner from and after the date hereof, the Debtors may adjust the financial covenants to reflect such changes, provided, however, that any such adjustments shall only be made with the consent of the Requisite Plan Support Parties.

Events of Default:
Events of Default under the New First Lien Note Indenture include, but are not limited to: the failure to pay principal, premium, interest and Additional Amounts, if any, on the New First Lien Notes when due; defaults or material breaches of representations and warranties under the New First Lien Note Indenture and any other Note Document; cross-defaults with respect to Material Indebtedness; certain insolvency or bankruptcy events; material judgment defaults; certain ERISA Events; actual or asserted impairment of any Note Guarantee, First Lien Note Security Document or any other Note Document or any security interest securing the New First Lien Notes.  See Article Six of the New First Lien Note Indenture for the full terms of the Events of Default and the remedies available to holders of New First Lien Notes upon the occurrence thereof.
All payments during an Event of Default shall be applied first to repay the New First Lien Notes in full, including all accrued and unpaid interest and Additional Amounts, if any, and all expenses, fees and costs thereon, and thereafter shall be applied to repay the New Second Lien Notes.

Transfer and Listing
It is expected that the New First Lien Notes will be issued pursuant to section 1145 of the Bankruptcy Code and will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  Accordingly, the New First Lien Notes may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Section 1145(b) of the Bankruptcy Code, including an “affiliate” of the Issuer, in which case, an “underwriter’ or “affiliate” many not resell any New First Lien Notes except in compliance with the registration requirements of the Securities Act or an exemption therefrom, including Rule 144 under the Securities Act.  See “XII Certain Other Legal Consideration – C.  Offers and Sales under Section 1145 of the Bankruptcy Code – 2.  Subsequent Transfers of Securities.”
The New First Lien Notes will not be listed on any securities exchange.

B.	Description of the New Second Lien Notes

The New Second Lien Notes will be issued by Reorganized Haights in an aggregate principal amount of $80 million less any Senior Note Cash Consideration.  The terms and conditions of the New Second Lien Notes and the New Second Lien Note Indenture shall be substantially similar to the terms and conditions contained in the form of New Second Lien Note Indenture attached hereto as Exhibit G.  A summary of certain of the principal terms of the New Second Lien Notes and the New Second Lien Note Indenture is set forth below.  This summary does not purport to be a complete description of the terms and conditions thereof, certain terms and conditions of which have not yet been determined.  Capitalized terms used in this Article VIII.B. “Description of New Second Lien Notes” but not otherwise defined in Annex II shall have the meanings assigned such terms in Exhibit G.

Title:	Floating Rate Second Priority Secured Subordinated Notes Due 2014

Issuer:	Reorganized Haights

Principal Amount:	$80 million (less any Senior Note Cash Consideration)

Maturity:	The New Second Lien Notes will mature approximately four years after the date the New Second Lien Notes are originally issued. No scheduled principal payments will be required prior to maturity.

Interest:
LIBOR plus 1300 basis points (13%) per annum (with a LIBOR floor of 3.0%).  Interest shall be paid in cash, however, if Reorganized Holdings’ Consolidated Net Cash Flow for the four consecutive fiscal quarters preceding any interest payment date for which financial statements are available is negative, then 100 basis points (1%) of the interest rate to be paid on such interest payment date (such amount being the “PIK Amount”) may, at the Issuer’s option, be paid by increasing the principal amount of the New Second Lien Notes or issuing additional New Second Lien Notes (“PIK Interest”) in an aggregate principal amount equal to the PIK Amount.

Interest shall be payable in arrears on the last day of the interest period selected by the Issuer (which may be one, two, three or six months) and at the end of every three months, in the case of interest periods of longer than three months, and upon any prepayment of the New Second Lien Notes.  Interest shall be calculated on the basis of a 360-day year.

Additional Amounts:
The Issuer may be required to make additional payments on the New Second Lien Notes in certain instances, including for breakage costs and gross-ups for tax withholding.  For a full description of these payments and the terms and conditions of when they are due, see Section 4A.14 of the New Second Lien Note Indenture.

Guarantors:
The New Second Lien Notes will be jointly and severally guaranteed on a senior secured basis by Reorganized Holdings and each of the Issuer’s domestic subsidiaries (SNEP, LLC, Triumph Learning, LLC and Recorded Books, LLC).

In addition, within 90 days after the issue date, holders representing a majority of the aggregate principal amount of New Second Lien Notes may request the Issuer to cause its U.K. subsidiary, W.K. Howes Limited, to also become a Guarantor of the New Second Lien Notes.

Collateral:
The New Second Lien Notes and the related Note Guarantees will be secured by a second-priority security interest (subject to certain permitted liens) in substantially all of the assets of the Issuer and the Guarantors, subject to certain important exceptions specified in the documents governing the security interest.  The collateral securing the New Second Lien Notes and the related Note Guarantees will also secure the New First Lien Notes and related guarantees thereof, but the lien securing the New First Lien Notes and related guarantees will be senior to the lien securing the New Second Lien Notes and related Note Guarantees.  Pursuant to the Intercreditor Agreement, any proceeds from any foreclosure or other remedial action taken with respect to the collateral will first be applied to repay the New First Lien Notes in full before any such proceeds are applied to repay the New Second Lien Notes.  Pursuant to the terms of the Intercreditor Agreement and the indentures governing both the New First Lien Notes and the New Second Lien Notes, the first priority lien securing the New First Lien Notes may also secure, equally and ratably, up to $25 million of other senior indebtedness that the Issuer and the Guarantors may incur in the future under a revolving credit facility (referred to herein as “other first lien secured debt”), as permitted under such Indentures.

Subordination:
Pursuant to the terms of the New Second Lien Note Indenture, the New Second Lien Notes will be expressly subordinated in right of payment to the New First Lien Notes and up to $25 million of other first lien debt that the Issuer and the Guarantors may incur in the future.  Accordingly, upon an event of default or in connection with any bankruptcy or insolvency proceedings involving the Issuer and the Guarantors, the New First Lien Notes and up to $25 million of other first lien debt that may be incurred in the future will be paid in full before any funds are applied to repay the New Second Lien Notes.  Furthermore, the subordination provisions of New Second Lien Note Indenture limits the rights of the holders of the New Second Lien Notes vis-à-vis the holders of the New First Lien Notes (and any other first lien secured debt) as follows:

•  upon any payment default under the New First Lien Note Indenture (or any other first lien secured debt), no payments may be made on the Second Lien Notes unless and until such default is cured or waived or the New First Lien Notes (or such other first lien secured debt) cease to exist;

•  upon any other default under the New First Lien Note Indenture (or any other first lien secured debt) which (with or without notice, the passage of time or both) would permit the holders thereof to accelerate such indebtedness, the trustee under the New First Lien Note Indenture (or the representative under any other first lien secured debt) may issue a “payment blockage notice” and, unless such notice is waived or such indebtedness is accelerated, prohibits us from making any payments on the New Second Lien Notes until the earliest to occur of (i) the date on which such default is cured or waived or otherwise ceases to exist or such indebtedness is discharged or paid in full, (ii) 179 days pass after the date on which the payment blockage notice is received, and (iii) such payment blockage period shall have been voluntarily terminated; and

•  upon an event of default under the New Second Lien Note Indenture (other than bankruptcy events of default), the holders of the New Second Lien Notes cannot accelerate the New Second Lien Notes until 5 business days after the date written notice of such acceleration is delivered to the trustee under the New First Lien Note Indenture;

Ranking:
The New Second Lien Notes and the related Note Guarantees will be secured (second priority), unsubordinated obligations of the Issuer and the Guarantors and will rank:

·   junior in right of payment to the New First Lien Notes and the related guarantees thereof;

·   junior in right of payment with any unsubordinated indebtedness up to $25 million of other first lien secured debt Guarantors may incur in the future under a revolving credit facility to the extent secured by the first-priority lien on the collateral securing the New First Lien Notes and the related guarantees thereof, as permitted by the New Second Lien Note Indenture and the Intercreditor Agreement;

·  effectively senior in right of payment to the Issuer’s and the Guarantors’ unsecured and unsubordinated obligations to the extent of the value of the collateral securing the New Second Lien Notes and the related Note Guarantees, and, to the extent of any unsecured remainder after payment of the value of the collateral, the New Second Lien Notes and the related Note Guarantees will rank equally in right of payment with such other obligations of the Issuer and the Guarantors;

·  senior in right of payment to subordinated indebtedness, if any, of the Issuer and the Guarantors; and

·   structurally junior in right of payment to all indebtedness and other liabilities (including trade payables) of any subsidiaries of the Issuer or Restructured Holdings that do not guarantee the New Second Lien Notes.

Optional Redemption:
The New Second Lien Notes may be redeemed in whole or in part at any time or from time to time, at the Issuer’s option, upon not less than 10 Business Days’ nor more than 30 Business Days’ prior notice, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued and unpaid interest and Additional Amounts, if any, on the New Second Lien Notes to be redeemed to the date of redemption, if redeemed during the twelve month period beginning on [date to be specified in the Second Lien Note Indenture] of the years indicated below:

Year	Percentage
2010	103.000%
2011	102.000%
2012	101.000%
2013 and thereafter	100.000%

Mandatory Redemption:
Subject to the prior discharge of the New First Lien Notes, the Issuer will be required to redeem the New Second Lien Notes at a redemption price equal to 100% of the principal amount of New Second Lien Notes to be redeemed (except in connection with a Change of Control, in which case, the redemption price will be 101%), plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date upon the occurrence of any of the following events:

·   Incurrence of Subordinated Indebtedness:  If the Issuer or any Guarantor (each, an “Obligor”) incurs Subordinated Indebtedness under clause (g) of Section 4B.01 of the New Second Lien Note Indenture, the Issuer shall, within 15 Business Days after the date of such incurrence, redeem an aggregate principal amount of New Second Lien Notes equal to (x) 50% of the Net Cash Proceeds received from the first $10.0 million aggregate principal amount of such Indebtedness incurred and (y) 100% of the Net Cash Proceeds received from the incurrence of such Indebtedness in excess of $10.0 million aggregate principal amount.

·   Issuance or Sale of Equity Securities:  If any Obligor issues or sells equity securities (subject to certain exceptions described in the New Second Lien Note Indenture), the Issuer shall, within 15 Business Days after the date of the issuance of such equity securities, redeem an aggregate principal amount of New Second Lien Notes equal to 50% of the amount of the Net Cash Proceeds received from such issuance; provided that, so long as no Event of Default has occurred and is continuing either before or after giving effect thereto, the Issuer shall not be required to redeem any New Second Lien Notes with respect to the first $15.0 million of Net Cash Proceeds received from the issuance of Qualified Equity Interests of Reorganized Holdings to the extent that such Net Cash Proceeds are used to make a Permitted Acquisition,  permitted Capital Expenditures or for general corporate purposes.

·  Sale of Assets:  If any Obligor consummates a Disposition (subject to certain exceptions specified in the New Second Lien Note Indenture), the Issuer shall apply the Net Cash Proceeds received from such Disposition within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets disposed of in the Dispositions or make a permitted Capital Expenditure, provided that the amount of Net Cash Proceeds that may be so applied shall not exceed $7.5 million in the aggregate; and to the extent such Net Cash Proceeds are not so applied within such 180-day period (“Excess Asset Sale Proceeds”), the Issuer shall, within 15 Business Days after such 180th day, redeem an aggregate principal amount of New Second Lien Notes equal to 100% of such Excess Asset Sale Proceeds.

·   Proceeds of Casualty Events:  Upon the receipt of the proceeds of insurance, condemnation awards or other compensation in respect of any Casualty Event affecting any property of the Obligors, the Issuer shall apply the Net Cash Proceeds received, within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets that were the subject of the Casualty Event or make a permitted Capital Expenditure; and to the extent such Net Cash Proceeds are not so applied within such 180-day period (“Excess Casualty Event Proceeds”), the Issuer shall, within 15 Business Days after such 360th day, redeem an aggregate principal amount of New Second Lien Notes equal to 100% of such Excess Casualty Event Proceeds.

·   Extraordinary Receipts:  Upon the receipt of any Extraordinary Receipts (subject to certain exceptions specified in the New Second Lien Note Indenture), the Issuer shall, within 15 Business Days of such receipt, redeem the New Second Lien Notes in an aggregate principal amount equal to 100% of such Extraordinary Receipts; provided that, as long as no Event of Default shall have occurred and be continuing or otherwise arises as a result thereof, the Issuer shall not be required to redeem any New Second Lien Notes with respect to the first $750,000 of Extraordinary Receipts to the extent that such Extraordinary Receipts are utilized for working capital purposes, to make permitted Capital Expenditures and for other purposes within 180 days after the date of the receipt thereof.

· Change of Control: Within 30 Business Days after the occurrence of a Change of Control, the Issuer shall redeem all of the New Second Lien Notes.

·   Redemption of Notes for Previous PIK Interest Upon Positive Consolidated Net Cash Flow.  If at any time (i) the Issuer has previously paid PIK Interest on the Notes, (ii) the aggregate amount of all PIK Interest that has been made previously is greater than the aggregate principal amount of Notes that have been redeemed previously pursuant to this clause (such excess amount being, the “Outstanding PIK Amount”), and (iii) the Parent’s Consolidated Net Cash Flow for the immediately preceding four consecutive fiscal quarters for which Consolidated financial statements of the Obligors are available is positive, then within 15 Business Days after the date the Obligors have delivered the quarterly or annual financial statements to the Trustee as required under the Indenture, the Issuer shall redeem an aggregate principal amount of Notes equal to the amount of the Consolidated Net Cash Flow, but not to exceed the Outstanding PIK Amount, at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.  The Issuer will not be required to redeem Notes pursuant to this provision until the aggregate principal amount of Notes that is required to be redeemed is at least $200,000.

In the event the Issuer is required to redeem all or any part of the New Second Lien Notes pursuant to the provisions described above under “Sale of Assets,” “Proceeds of Casualty Events” or “Extraordinary Receipts,” notwithstanding the foregoing provisions, the Issuer will not be required to redeem the New Second Lien Notes until the amount of Net Cash Proceeds that is required to be used to redeem the New Second Lien Notes pursuant to all such provisions is at least $1 million in the aggregate.

See Article Three of the New Second Lien Note Indenture for the complete terms relating to optional and mandatory redemption of the New Second Lien Notes.

Except in the case of any redemption described above under “Redemption of Notes for Previous PIK Interest Upon Positive Consolidated Net Cash Flow,” all proceeds to be used in connection with mandatory redemptions will be applied, first, to redeem the New First Lien Notes until repaid in full and, second, to redeem the New Second Lien Notes.

Representation & Warranties:	The Obligors make certain representations and warranties in the New Second Lien Note Indenture. See Article Five of the New Second Lien Note Indenture and related definitions.

Certain Covenants
The Obligors agree to comply with the affirmative covenants set forth in the New Second Lien Note Indenture, including, but not limited to, providing annual and quarterly financial statements, notices of material events and other information within certain time periods (see Sections 4A.01 and 4A.02).  For the full terms of these and other affirmative covenants, see Article Four A and related definitions of the New Second Lien Note Indenture.

The New Second Lien Note Indenture also contains covenants that, among other things, restrict the ability of the Obligors and their subsidiaries to, among other things:

•  incur indebtedness or make guarantees;

•  pay dividends on or make other distributions with respect to, or repurchase, capital stock or make other restricted payments;

•  allow liens to exist on their property;

•  make investments;

•  sell or otherwise dispose of their assets;

•  consolidate or merge;

•  acquire other businesses;

•  make capital expenditures;

•  enter into sale-leaseback transactions; and

•  enter into transactions with affiliates.

The Second Lien Note Indenture also contains certain financial maintenance covenants, including a leverage ratio covenant and an interest coverage ratio covenant.  For the full terms and conditions of these and other negative and financial maintenance covenants, see Article Four B of the New Second Lien Note Indenture and related definitions.

The financial covenants in the form of New Second Lien Note Indenture are based on projections and circumstances existing as of the date hereof.  In the event that such projections or circumstances change in any material manner from and after the date hereof, the Debtors may adjust the financial covenants to reflect such changes, provided, however, that any such adjustments shall only be made with the consent of the Requisite Plan Support Parties.

Events of Default:
Events of Default under the New Second Lien Note Indenture include, but are not limited to: the failure to pay principal, premium, interest and Additional Amounts, if any, on the New Second Lien Notes when due; defaults or material breaches of representations and warranties under the New Second Lien Note Indenture and any other Note Document; cross-defaults with respect to Material Indebtedness; certain insolvency or bankruptcy events; material judgment defaults; certain ERISA Events; actual or asserted impairment of any Note Guarantee, Second Lien Note Security Document or any other Note Document or any security interest securing the New Second Lien Notes.  See Article Six of the New Second Lien Note Indenture for the full terms of the Events of Default and the remedies available to holders of New Second Lien Notes upon the occurrence thereof.

All payments during an Event of Default shall be applied first to repay the New First Lien Notes in full, including all accrued and unpaid interest and Additional Amounts, if any, and all expenses, fees and costs thereon, and thereafter shall be applied to repay the New Second Lien Notes.

Transfer and Listing
It is expected that the New Second Lien Notes will be issued pursuant to section 1145 of the Bankruptcy Code and will be exempt from the registration requirements of the Securities Act, and state and local securities laws.  Accordingly, the New Second Lien Notes may be resold without registration under the Securities Act or other federal securities laws pursuant to the exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Section 1145(b) of the Bankruptcy Code, including an “affiliate” of the Issuer, in which case, an “underwriter’ or “affiliate” many not resell any New Second Lien Notes except in compliance with the registration requirements of the Securities Act or an exemption therefrom, including Rule 144 under the Securities Act.  See “XII Certain Other Legal Consideration – C.  Offers and Sales under Section 1145 of the Bankruptcy Code – 2.  Subsequent Transfers of Securities.”

The New Second Lien Notes will not be listed on any securities exchange.

C.	Description of New Common Stock, Exit Warrants and Reorganized Holdings Certificate of Incorporation

1.	Description of New Common Stock

Pursuant to the Reorganized Holdings Certificate of Incorporation, 15,000,000 shares of common stock, par value $0.01 per share, will be authorized.  All shares of New Common Stock, when issued pursuant to the Plan, will be fully paid and nonassessable.  All of the capital stock rights described herein will be subject to dilution upon exercise of any Exit Warrants and other future issuances of capital stock, including issuances of shares of New Common stock to management.

Pursuant to Section 4.13 of the Plan, all Persons that are entitled to receive shares of New Common Stock under the terms of the Plan (including, but not limited to, the Rights Offering) or upon exercise of the Exit Warrants shall be required to become parties to the Voting Agreement, and such Persons shall not be deemed to own such shares or receive certificates therefor unless and until they have executed and returned their respective signature pages to the Voting Agreement.  To the extent that any such Person fails to execute and return its signature page(s) to the Voting Agreement within one year following the Effective Date, the shares of New Common Stock that such Person otherwise would be entitled to receive shall be deemed undeliverable (pursuant to Section 6.5(b) of the Plan or otherwise) and shall be forfeited to the Reorganized Debtors.  The New Common Stock also will be subject to substantial restrictions on transfer contained in the Reorganized Holdings Certificate of Incorporation.

2.	Description of Exit Warrants

If Class 5 Senior Discount Note Claims accepts the Plan, on or as soon as practicable after the Effective Date, Holders of Class 5 Senior Discount Note Claims will receive a Pro-Rata Share of Exit Warrants.  A summary of certain of the principal terms of the Exit Warrants is set forth below.  This summary does not purport to be a complete description of the terms of the Exit Warrants.

Exercise Rights:
The Exit Warrants, when exercised, shall entitle the holder thereof to purchase fully paid and non-assessable-shares of New Common Stock (subject to adjustment) at a price per share equal to the Exercise Price.

Term:	Exit Warrants must be exercised on or prior to the third anniversary of the Effective Date.

Exercise Price:
Based on our estimation of the Exercise Price as calculated in Article VII.D. hereof, we project that the initial exercise price of each share of New Common Stock issued upon exercise of an Exit Warrant will be $7.52 per share (subject to adjustment).  The formula for calculating the Exercise Price is:

An amount equal to the quotient of: (1)(A) the sum of (i) $100,000,000 and (ii) the Senior Note Principal Amount, plus accrued but unpaid interest thereon through the Petition Date, less (B) the sum of (x) the consolidated Cash balance of the Reorganized Debtors on the Effective Date in excess of $15 million (as estimated on the Confirmation Date and verified to the reasonable satisfaction of the Requisite Plan Support Parties), (y) the aggregate principal amount of the New First Lien Notes or Alternative Financing, as applicable, and (z) the aggregate principal amount of the New Second Lien Notes; divided by (2) 9,000,000.

This is the same formula used to determine the Exercise Price in connection with the Rights Offering.  See Article VII.D. “RIGHTS OFFERING—Subscription Price.”

Antidilution Adjustments
The Exit Warrants shall contain customary terms to prevent dilution from occurring due to any of the following undertaken by Reorganized Holdings after the Effective Date:

•      stock dividends, stock splits, reverse stock splits or other stock combinations;

•      distributions Reorganized Haights of any rights, options or warrants to all or substantially all its stockholders entitling them for a period expiring within 60 days after a specified record date to subscribe for or purchase shares at a price per share less than the current market price per share on that record date; or

•      distributions by Reorganized Haights to all or substantially all its stockholders any of its assets (including cash) or debt securities or other securities or any rights or warrants to purchase its assets, debt securities or other securities.

Listing
It is currently anticipated that there will not be any public market for the Exit Warrants or the shares of New Common Stock issued upon the exercise thereof, and there is no present intention for the Exit Warrants or the shares of New Common Stock issued upon the exercise thereof to be listed on any principal securities exchange or market.

Restrictions on Transfer	Exit Warrants can be transferred only to Holders of New Common Stock or to other Holders of Exit Warrants.

Other Terms and Conditions	Terms and conditions customary for securities of this nature.

3.	Description of Reorganized Holdings Certificate of Incorporation

Section 8.2 of the Plan provides, among other things, that it is a condition precedent to the effectiveness of the Plan that the Reorganized Holdings Certificate of Incorporation be duly filed with the Delaware Secretary of State, unless such condition is waived pursuant to the terms of the Plan.

Certain principal terms of the Reorganized Holdings Certificate of Incorporation are summarized below.  This summary does not purport to be a complete description of the terms of the Reorganized Holdings Certificate of Incorporation.  Capitalized terms used in this Article VIII.C.3. “Description of Reorganized Holdings Certificate of Incorporation” but not otherwise defined in Annex II shall have the meanings assigned to such terms in the form of Reorganized Holdings Certificate of Incorporation attached hereto as Exhibit C.

Shareholder Voting and Approval Rights:
Reorganized Holdings shall not, without first obtaining the approval of shareholders holding [___]%[6] or more of the then outstanding common stock of Reorganized Holdings consummate any consolidation, merger or other business combination or sale of all or substantially all of its assets with an unaffiliated third party.
Supermajority Approval of the Common Stockholders shall be required to amend the Reorganized Holdings Certificate of Incorporation.

Reorganized Holdings shall not (and shall not commit to), without the prior affirmative vote of at least five directors: (i) approve the annual operating budget and capital expenditure budget and, with respect to either such budget, approve any interim increase in aggregate spending (other than cost of goods sold) that exceeds 10% of the total amount of such budget, (ii) authorize, reserve for issuance or issue capital stock; (iii) elect, remove or set the compensation of certain officers; (iv) approve or enter into the acquisition of any of business or entity; (v) approve or enter into any asset sale or corporate restructuring; (vi) incur any indebtedness or grant any guarantee or lien in excess of $10,000,000; (vii) repurchase, redeem or otherwise acquire its own stock; (viii) declare or pay dividends or other distributions on any of its own stock (other than to a direct or indirect wholly-owned subsidiary); (ix) dissolve, liquidate or wind up; and (x) change the number of members of the Board.

Tag Along Rights:
Other than with respect to stock transfers to affiliates or public stock offerings, if a Common Stockholder proposes to sell a number of shares Common Stock of Reorganized Holdings representing 50% or more of the shares outstanding, such Common Stockholder shall give the Tag Along Sale Notice to Reorganized Holdings and the other Common Stockholders at least 20 Business Days prior to the closing of such sale.  Each such other Common Stockholder shall have the right to include the shares of Common Stock of Reorganized Holdings it holds, on a pro rata basis, in such proposed sale.

[6]	To be inserted in final version of Reorganized Holdings Certificate of Incorporation to be filed as a Plan Supplement.

Drag Along Rights:
If a Common Stockholder proposes to sell shares of Common Stock of Reorganized Holdings representing an amount equal to more than [__]%[4] of the Common Shares then outstanding to any purchaser (other than its Affiliates), such Common Stockholder shall have the right to require the other Common Stockholders to include the shares of Common Stock of Reorganized Holdings they each individually hold, on a pro rata basis, in such proposed sale.

Survival:	The Tag Along Rights and Drag Along Rights shall not apply to, and shall be of no further force and effect following, an IPO.

Shareholder Transfer Limitation:
No Transfer of shares of Common Stock shall be effective, and any such Transfer shall be deemed null and void, if, as a result of any such Transfer, the record number of holders of Reorganized Holdings’ equity securities would exceed 450.

D.	Description of Registration Rights Agreement

On, or as soon as practicable after, the Effective Date, Reorganized Holdings will enter into the Registration Rights Agreement with certain recipients of shares of New Common Stock (solely to the extent that such shares represent at least 10% of the available New Common Stock) that, prior to the Effective Date, notifies us and counsel to the Informal Committee of Senior Notes, in writing, that such Person desires to be a party to the Registration Rights Agreement.  The term sheet describing the terms and conditions for the Registration Rights Agreement is attached hereto as Exhibit D.

E.	Description of Intercreditor Agreement

The relative rights and priorities of the holders of New First Lien Notes and the New Second Lien Notes will be governed by the terms of the Intercreditor Agreement, which will be in substantially the form attached hereto in Exhibit I.

F.	Description of Voting Agreement

All parties receiving New Common Stock under the Plan or in the Rights Offering, or upon exercise of the Exit Warrants, shall become a party to the Voting Agreement, which will be in substantially the form attached hereto in Exhibit E, as a condition precedent to becoming a stockholder and receiving stock certificates.

[7]	To be inserted in the final version of the Reorganized Holdings Certificate of Incorporation that shall be filed with the Plan Supplement.

Among other provisions, the Voting Agreement provides for the designation of directors to Reorganized Holding’s Board of Directors.  The Board shall consist of seven directors, one of which shall be an independent director and one of which shall be the CEO.  Each Principal Stockholder (as defined in the Voting Agreement) shall have the right to fill one directorship for so long as it holds at least 10% of the outstanding shares of Common Stock (as defined in the Reorganized Holdings Certificate of Incorporation).  In the event shares are distributed in exchange for the Senior Discount Notes pursuant to the terms of the Plan the holders of such shares shall have the right to fill one directorship until the Initial Meeting (as defined in the Reorganized Holdings Certificate of Incorporation).8

G.	Description of Certain Retention Agreements with Financial Advisors

Pursuant to the Houlihan Retention Agreement dated January 22, 2009 (as amended), we engaged Houlihan Lokey as our financial advisor in connection with the restructuring of our existing liabilities and indebtedness.  In connection with the Solicitation and the Plan, the Houlihan Retention Agreement provides for (i) the payment of monthly fees ranging from of $150,000 to $175,000 per month from the start of the engagement, and increasing to $200,000 per month once we file for bankruptcy protection (the “Monthly Fees”), (ii) a transaction work fee of $3.025 million in connection with the proposed restructuring of our Senior Notes and Senior Discount Notes (the “Work Fee”), (iii) a restructuring transaction fee equal to one percent (1.00%) of the principal amount plus accrued but unpaid interest owed under the Secured Credit Agreement, as such indebtedness may be reduced by a financing (the “Credit Agreement Transaction Fee”), (iv) a financing transaction fee equal to 1.00% of the gross proceeds of amounts raised in the Rights Offering (the “Rights Offering Transaction Fee”), and (v) various other financing fees ranging from 1% to 5% of the amount raised depending upon the nature of the financing transaction.  The Work Fee will be reduced by any Rights Offering Transaction Fee.  A portion of our Monthly Fees will also be credited towards the Work Fee and other transaction fees.  The Work Fee will be payable upon the earlier to occur of: (i) 180 days after the commencement of the solicitation or (ii) the effective date of the Plan.  Consistent with the requirements of section 3(a)(9) of the Securities Act, the Work Fee will be deemed to be earned in full regardless of whether the consents or acceptances received in connection with the Solicitation are sufficient for the Plan to be confirmed pursuant to the Bankruptcy Code.

[8]
This section is subject to modification to account for shares obtained by the Senior Discount Noteholders pursuant to the Rights Offering and as a distribution under Class 5 of the Plan (collectively, the “SDN Share Allocations”).  It is proposed that if, immediately following the Effective Date, a Senior Discount Noteholder, solely by virtue of its SDN Share Allocation, would own (i) 14% or more of the then issued and outstanding shares of Common Stock, such Senior Discount Noteholder shall be deemed to be a Principal Stockholder and shall have the right to fill one directorship, (ii) 42% or more of the then issued and outstanding shares of Common Stock, such Senior Discount Noteholder shall be deemed to be a Principal Stockholder and shall have the right to fill three directorships and (iii) 51% or more of the then issued and outstanding shares of Common Stock, such Senior Discount Noteholder shall be deemed to be a Principal Stockholder and shall have the right to fill four directorships.  If any directorships are granted hereunder, the class composed of the Senior Discount Noteholders shall not, as a class, be entitled to designate a director.  If any Principal Stockholder shall hold less than 10% of the outstanding shares of Common Stock by virtue of a Senior Discount Noteholder’s SDN Share Allocation, such Principal Stockholder shall lose its status as a Principal Stockholder.

H.	Effect of Proposed Restructuring Transactions on Management Agreements

Our President and Chief Executive Officer, Paul Crecca, is party to an Employment Agreement dated January 31, 2007, as amended on December 11, 2007, with the Company (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Crecca has the right to terminate his employment for “Good Reason,” as such term is defined in the Employment Agreement. The consummation of the proposed restructuring transactions described in this Disclosure Statement and the Plan may constitute a “Good Reason” because the current beneficial owners of Holdings’ common stock will no longer be able to elect at least 50% of the members of the Board of Directors of Holdings.  This change of control could be avoided if substantially all of the shares offered in the Rights Offering are sold to Eligible Holders of Senior Discount Note Claims.

Assuming the consummation of the Plan constitutes a change of control as defined in the Employment Agreement, Mr. Crecca could terminate his employment for Good Reason during the three month period that begins six months after the change of control occurs.  If Mr. Crecca elects to terminate his employment with the Company for Good Reason, he would receive the following: (a) his salary through the date of termination and any accrued but unpaid vacation, bonus or other benefits, (b) a cash lump sum payment of a pro-rated annual cash bonus for the year in which termination occurs, such bonus (before pro-ration) equal to the greater of (i) the current year target amount or (ii) the actual bonus paid or payable for the prior year, (c) a cash lump sum payment equal to two times the sum of (i) his base salary (calculated at the salary level in effect at the time of termination, including the 2009 waived salary increase, plus (ii) an amount equal to the higher of the current year bonus that would be payable at the target level, or the actual bonus paid or payable for performance in the year prior to the year of termination, plus (iii) an amount equal to the annual cost of medical plan benefits under COBRA or similar plan.  Mr. Crecca’s current base salary is $435,000, and he is eligible for a minimum cash annual bonus equal to 50% of his base salary.  In addition, Mr. Crecca is eligible for additional monthly payments equal to $25,000 during the twelve month period following such termination pursuant to his Noncompetition Agreement, dated January 31, 2007, with the Company.

IX.	POST-REORGANIZATION CAPITAL STRUCTURE

The following tables sets forth the consolidated debt and capitalization of Reorganized Holdings and its consolidated subsidiaries pre-transaction and post-restructuring, using the assumptions in the footnotes to the tables.  All of the capital stock rights (below) will be subject to dilution upon the issuance of the Exit Warrants and other future issuances, including management awards.  It is anticipated that as soon as reasonably practicable after the Effective Date, a management incentive plan shall be implemented for designated members of senior management.

Pre-Transaction Capitalization
$ in millions

Amount Outstanding

Secured
Secured Credit Agreement(1)	$110.4

Unsecured
Senior Notes	138.8
Senior Note Accrued Interest(1)	15.2
Senior Discount Notes	135.0
Senior Discount Note Accrued Interest(2)	16.5

Total Debt	$416.0

Equity Ownership:

Existing Common Stock and Warrant Holders	100.0%

Post-Restructuring Capitalization
$ in millions

Amount Outstanding

Secured
New First Lien Notes	$100.0
New Second Lien Notes	80.0

Total Debt	$180.0

Equity Ownership(3):
Senior Noteholders	92.0%
Senior Discount Noteholders(4)	8.0%

Warrants:

Senior Discount Noteholders(4)	10.0%

(1)	Projected as of 2/28/2010, assuming that is the Effective Date.
(2)	Projected as of 1/11/2010, assuming that is the Petition Date.
(3)
This capitalization table ignores the effect of any sales in the Rights Offering.  Shares sold in theRights Offering will be issued to former Senior Discount Noteholders and will reduce the number of shares issued to the Senior Noteholders.

(4)	In the event that the Senior Discount Noteholders do not approve the proposed Plan,the 8% New Common Stock will revert to the Senior Noteholders and no Exit Warrants will be issued.

X.	PROJECTIONS AND VALUATION ANALYSIS

A.	Consolidated Condensed Projected Financial Statements

1.	Responsibility for and Purpose of the Projections

As a condition to confirmation of a Plan, the Bankruptcy Code requires, among other things, that the Bankruptcy Court determine that confirmation is not likely to be followed by the liquidation or the need for further financial reorganization of the debtor.  This standard is generally referred to as “feasibility”.  In connection with the development of the Plan, and for purposes of determining whether the Plan satisfies this feasibility standard, the Prospective Debtors’ management has analyzed the ability of the Prospective Debtors to meet their obligations under the Plan and retain sufficient liquidity and capital resources to conduct their business.

The Prospective Debtors believe that the Plan meets the Bankruptcy Code’s feasibility requirement that Plan confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Prospective Debtors or any successor under the Plan.

2.	Pro Forma Financial Projections

In connection with the development of the Plan, and for the purposes of determining whether the Plan satisfies the feasibility standard, the Prospective Debtors analyzed their ability to satisfy financial obligations while maintaining sufficient liquidity and capital resources.  In this regard the Prospective Debtors, in consultation with their advisors, have prepared projected consolidated statements of income, consolidated statements of cash flows, and consolidated balance sheets of the Prospective Debtors for the fiscal years ending December 31, 2009, 2010, 2011, 2012, 2013, and 2014 (collectively, the “Projections”).

The Projections assume that the prepackaged Plan will be implemented in accordance with its stated terms, that there will be no significant disputes in connection with the approval of the Plan and that the prepackaged restructuring will be completed by March 31, 2010.

The Company anticipates that for the periods after the Effective Date it will be required to apply the concepts of “Fresh Start Accounting,” which are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.”  The adoption of Fresh Start Accounting requires the determination of the reorganization value of the entity that emerges from bankruptcy.  Reorganization value generally approximates fair value of the entity before considering liabilities.  The resulting reorganization value will be allocated among the individual categories of assets in the Projections.  These allocations will be made based on asset appraisals by independent valuation experts.  No Fresh Start Accounting adjustments have been included in the following Projections.  For example, the allocation of the valuation among asset classes performed as part of Fresh Start Accounting will effect future depreciation, amortization, cost of goods sold and tax expenses that have not been reflected in the Projections.  Adjustments made as a result of the application of Fresh Start Accounting will have a material affect on our reported results.

The Projections, which are set forth in Exhibit J to this Disclosure Statement, are based on a number of assumptions, and while the Prospective Debtors have prepared the Projections in good faith and believe the assumptions to be reasonable, it is important to note that the Prospective Debtors can provide no assurance that such assumptions will ultimately be realized.  The Projections should be read in conjunction with the assumptions and qualifications outlined in Section X.A. herein, as well as with the risk factors described in Article II hereof, with the audited consolidated financial statements for the fiscal year ended December 31, 2008 contained in the 2008 Annual Report and the Third Quarter 2009 Quarterly Report. Because these documents contain important information, users of this document are encouraged to read them. The Prospective Debtors’ 2008 Annual Report, as well as the Company’s other SEC filings, are available free from the SEC at www.sec.gov. The Third Quarter 2009 Quarterly Report is attached hereto as Exhibit H.

The Projections were prepared by the Company’s management in November 2009 and reflect the anticipated impact of the Plan and actual results through October 2009.  Therefore, the Projections assume that the Plan will be implemented in accordance with its stated terms.  The Projections are inherently uncertain as they are based on estimates and assumptions that rely on the forecast of key economic variables, including (but not limited to) unemployment, economic growth rates, tax receipts at the state and local government levels, relevant government budgetary spending levels, federal educational spending tied to the American Recovery and Reinvestment Act of 2009, demand for the Prospective Debtors’ products and services, capital market conditions, working capital needs, capital and product development expenditures, and the Prospective Debtors’ ability to maintain good customer and key vendor relations and appropriately manage the growth of their operations.  Accordingly, such projections, estimates and assumptions are not necessarily indicative of current values (including equity value), or future performance, which may be significantly less favorable or more favorable than as set forth herein.

THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE COMPANY OR ANY OTHER PERSON AS TO THE ACCURACY OF THE PROJECTIONS OR THAT ANY PROJECTIONS SET FORTH HEREIN WILL BE REALIZED.

THE PROJECTIONS WERE PREPARED BY THE COMPANY; THEY HAVE NOT BEEN AUDITED OR REVIEWED BY INDEPENDENT ACCOUNTANTS. THE SIGNIFICANT ASSUMPTIONS USED IN THE PREPARATION OF THE PROJECTIONS ARE STATED BELOW.

THE PROJECTIONS, INCLUDING THE UNDERLYING ASSUMPIONS, SHOULD BE CAREFULLY REVIEWED IN EVALUATING THE PLAN.

The following Projections are included herein:

•	Projected Consolidated Balance Sheets of Reorganized Debtor as of December 31, for each of the fiscal years from 2009 through 2014.

•	Projected Consolidated Statements of Income of Reorganized Debtor as of December 31, for each of the fiscal years from 2009 through 2014.
•	Projected Consolidated Statements of Cash Flow of Reorganized Debtor as of December 31, for each of the fiscal years from 2009 through 2014.

The Projections have been prepared based on accounting principles consistent with those currently utilized by the Company in the preparation of its consolidated financial statements, unless noted in the following assumptions. The projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below.

ALTHOUGH THE COMPANY BELIEVES THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, WHEN CONSIDERED ON AN OVERALL BASIS, ARE REASONABLE IN LIGHT OF CURRENT CIRCUMSTANCES AND EXPECTATIONS, NO ASSURANCE CAN BE GIVEN THAT ANY PROJECTIONS WILL BE REALIZED.

3.	General Assumptions

FYE 2009-2014 PLAN PROJECTIONS – MAJOR ASSUMPTIONS

The Projections assume certain specific economic and business conditions for the Projection Period, with the general assumptions based upon future industry supply/demand indicators, historic growth rates, and estimated directions of specific end markets based on information available in November 2009 when the Projections were completed. The assumptions take into account recent trends in educational media and publishing of both printed and recorded audio materials as a means to project future revenue growth/decline both organically through the Company’s existing customer base, and entry into new markets. The Company is anticipating operating in an environment of shrinking school, library and municipal budgets and deteriorating economic conditions through 2010 and into the first half of 2011. In developing the Projections, the Company has forecasted these associated assumptions at the business unit-level.

TRIUMPH LEARNING

Key Activities:

•
Triumph Learning’s projections for 2009 are based on significant operational restructuring actions substantially completed in the last quarter of 2008 and the first half of 2009. Sufficiently concerned about the effect the growing recession would have on school budgets in 2009 and ultimately future period sales, in September 2008 management initiated an extensive effort to restructure Triumph Learning to reduce its operating costs, an effort which was expanded with the significant economic decline in the 4th quarter of 2008.  Management identified and achieved cost savings in excess of $10 million, including a reduction in force of over 100 employees or approximately 25%, through the closure of secondary operating locations in Iowa City, Iowa and Austin, Texas with consolidation into its headquarters location in New York, New York, the consolidation of duplicate departmental functions, the restructuring and relocation of our Massachusetts-based customer service and product distribution center to a lower cost facility, and the careful evaluation of all other personnel and operating expenses under an assumption of reduced sales volumes in 2009 and likely beyond.

Revenues:

•
Due to anticipated continuing school budget constraints, during 2010, total Triumph Learning revenues are anticipated to decline by approximately 4.1% versus 2009. The American Recovery and Reinvestment Act of 2009, along with Triumph Learning’s new product offerings, are expected to partially mitigate an otherwise greater than forecasted decline. In particular, revenues at Triumph Learning’s Coach product line are projected to increase resulting from new print and electronic product releases in 2010. Triumph Learning’s Buckle Down and Options product lines revenues are projected to decline in 2010 principally resulting from general market conditions.

•
Projected revenues for 2011 are based on the assumption that projected 2010 revenues will be achieved, and that school market conditions will show improvement in the second half of 2011 (the first half of the 2011-2012 school year), and on that basis 2011 revenues are anticipated to improve by approximately 4.6%.  This projected growth will be led by improved revenue in Triumph’s Coach product line resulting from the continuing benefit of 2010 product releases in addition to new 2011 product launches.  Buckle Down and Options are anticipated to be flat in 2011, an improvement over their 2010 projected declines, as general macro and school market economic conditions begin to improve, in addition to benefits from new product releases.

•
Revenue projections for 2012 through 2014 are based on the underlying assumption that 2010 and 2011 projected revenues are achieved, and following that based on anticipated market conditions and product releases in each period respectively, however true visibility to those future factors is low.

Expenses:

•
In 2010, total operating expenses for Triumph Learning are projected to increase approximately 5.1%, which includes approximately $1.5 million of investment costs related to accelerating development efforts and marketing of electronic products and our Options intervention product line. Excluding these investments, total operating expenses are projected to increase approximately 1.5% following 2009, when management eliminated approximately $10 million from Triumph Learning’s cost structure through facility shut-downs and function consolidations in early 2009, wherein the add-back of necessary but reduced personnel to these consolidated functions did not occur until late 2009, with a full year expense effect in 2010.

•
Operating expenses are expected to increase approximately 5.7% in 2011 relative to 2010 reflecting variable expense increases related to the projected revenue growth of approximately 4.6%, in addition to certain continued investments in our electronic products and Options product line.

•
Operating expenses for 2012 through 2014 are projected to increase based on revenue growth and continuing growth investments, while projected to yield favorable operating leverage resulting in projected EBITDA margin improvements.

Revenue Assumptions. During 2009, Triumph Learning estimates approximately $70.1 million in revenues, down from $83.7 million the prior year. Revenues are then projected to decline to approximately $67.3 million in 2010 and ultimately increase to approximately $89.9 million in 2014.

Net EBITDA Assumptions. Net EBITDA for 2009 is projected to be approximately $15.0 million. Over the projected period Net EBITDA is expected to increase to approximately $18.8 million by 2014.  Net EBITDA margin is projected to decline slightly from approximately 21.5% of total revenues during 2009 to approximately 21.0% during 2014, due to product mix and investments building our electronic products line.

Product Development. Product development investment expenditures, which are capitalized in our consolidated balance sheet, are projected to increase from approximately $8.6 million in 2009 to approximately $12.0 million in 2010, peaking at approximately $14.5 million in 2012-2013 primarily related to the anticipated cycle of tests revisions requiring new Coach and Buckle Down test-prep products and investments to continue building Triumph’s electronic product lines.

RECORDED BOOKS

Key Activities:

•
Recorded Books’ projections for 2009 are based on numerous operational restructuring actions substantially completed in the first quarter of 2009.  Management identified and achieved cost savings in excess of $3 million, including a reduction in force of over 35 employees or approximately 10%, through the careful evaluation of all personnel and other operating expenses wherever possible under an assumption of reduced sales volumes.

Revenues:

•
Approximately 66% of Recorded Books revenues result from the US and UK public library markets and approximately 16% from the US school market.  In 2009, Recorded Books released several new and exciting digital products to the library market, and its Plugged-In to Reading product line achieved an exceptional reputation in the school market and is thus benefiting from federal stimulus funds for education.  These successful new product initiatives for libraries and schools, and others not mentioned, as well as the importance of Recorded Books products to public library services, are expected to buffer Recorded Books against the anticipated budget pressures facing US and UK public libraries, allowing Recorded Books to project a modest 1.3% revenue decline for 2010.

•
Projected revenues for 2011 are based on the assumption that projected 2010 revenues will be achieved, and that library and school market conditions will show improvement in the second half of 2011 (the first half of the 2011-2012 library and school year).  On that basis, 2011 revenues are anticipated improve by approximately 8.8%, led by strong growth projected for Recorded Books school segment resulting from a significant expansion of its field sales force in 2010 to capitalize on the success of Plugged-In to Reading and other new school product releases, and also reflecting growth in the library segment realized from the continued success of new electronic products.

•
Revenue projections for 2012 through 2014 are based on the underlying assumption that 2010 and 2011 projected revenues are achieved, and following that based on anticipated market conditions and product releases in each period respectively, however true visibility to those future factors is low.

Expenses:

•
In 2010, total operating expenses for Recorded Books are projected to increase approximately 3.7%, which includes approximately $1.5 million of investment costs related to the expansion of the school segment field sales force and technical resources for our many new electronic product releases.  Excluding these investments, total operating expenses are projected to increase less than 1% following 2009 when management eliminated approximately $3 million from Recorded Books’ cost structure. The small increase in total operating expenses excluding investments relative to revenue growth is attributable to marketing costs in support of new products.

•
Operating expenses are expected to increase approximately 8.9% in 2011 relative to 2010 reflecting variable expense increases related to the projected revenue growth of approximately 8.8%, in addition to certain continued investments in our school segment and electronic products.

•
Operating expenses for 2012 through 2014 are projected to increase based on revenue growth and continuing growth investments, while projected to yield favorable operating leverage resulting in projected EBITDA margin improvements.

Revenue Assumptions. During 2009, Recorded Books estimates approximately $78.8 million in revenues, down from approximately $87.4 million during the prior year. Revenues are then projected to decline slightly to approximately $77.8 million in 2010 and ultimately increase to approximately $105.1 million in 2014.

Net EBITDA Assumptions. Net EBITDA for 2009 is projected to be approximately $21.4 million. Over the projected period Net EBITDA is projected to increase to approximately $27.4 million by 2014. Net EBITDA margin is projected to decline slightly from approximately 27.1% of total revenues during 2009 to approximately 26.1% during 2014 resulting primarily from product mix changes over this period.

Product Development. Product development investment expenditures, which are capitalized in our consolidated balance sheet, are projected to increase from approximately $6.8 million in 2009, to approximately $7.4 million in 2010, and increasing each fiscal year with 2014 projected at approximately $9.0 million.

The Projections assume an Effective Date of December 31, 2009 with Allowed Claims and Allowed Interests treated as described in the Plan.  If the Prospective Debtors do not emerge from Chapter 11 as currently scheduled, additional Administrative Expense will be incurred until such time as the Plan is confirmed and becomes effective.  These Administrative Expenses could significantly impact the Prospective Debtors’ cash flows if the Effective Date is materially later than the Effective Date assumed in these Projections.

The Projections contain certain statements that are “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods.  Examples of forward-looking statements include, but are not limited to, the Company’s ability to successfully consummate a restructuring plan.

Forward-looking statements are based on the Company’s current expectations and assumptions regarding the Company’s business, the economy and other future conditions.  Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.   the Company’s actual results may differ materially from those contemplated by the forward-looking statements.   The Company cautions you, therefore, that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance.  These risks and uncertainties include, but are not limited to, statements the Prospective Debtors make regarding: (i)  the Company’s ability to develop, prosecute, confirm and consummate one or more Chapter 11 plans of reorganization (See “Chapter 11 Reorganization” herein), (ii) the potential adverse impact of the Chapter 11 filing on  the Company’s operations, management and employees, (iii) risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Prospective Debtors to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases, (iv) customer response to the Chapter 11 filing, (v) the adequacy of cash flows from operations and available cash to meet  the Company’s future liquidity needs, or (vi)  the Company’s continued viability,  the Company’s operations and results of operations.  Additional important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions and include the following:

•
factors impacting demand for  the Company’s products, such as budgetary constraints at the local government level for public schools and libraries, federal educational spending tied to the American Recovery and Reinvestment Act of 2009, and tax receipts collected by relevant local authorities;

•	competition from other providers of state-specific assessment materials and unabridged audio books in the library market;
•	technological changes driven by transition from distribution of physical content to digital forms;
•	changes in educational and library spending patterns as a result of new legislation;
•	pending, threatened or future legal proceedings; and

•	other factors that are described in “Risk Factors,” or are included with the Prospective Debtors’ filings with the United States Bankruptcy Court for the District of Delaware.

A more complete discussion of these factors and other risks applicable to  the Company’s business is contained in Article II hereof and Item 1A of the Company’s 2008 Annual Report and Part II, Item 1A of the Third Quarter 2009 Quarterly Report.

Any forward-looking statement made by the Prospective Debtors in the Projections, or on the Company’s behalf by its directors, officers or employees related to the information contained herein, speaks only as of the date of the Projections.  Factors or events that could cause  the Company’s actual results to differ may emerge from time to time, and it is not possible for  the Company to predict all of them.  The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

The Prospective Debtors do not, as a matter of course, publish their business plans and strategies or projections or anticipated financial position or results of operations.  Accordingly, the Prospective Debtors do not anticipate that they will, and disclaim any obligation to, furnish updated business plans or projections to holders of Claims or interests after the Confirmation Date, or to include such information in documents required to be filed with the Securities and Exchange Commission (if any) or otherwise make such information public.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD PUBLIC DISCLOSURE OR COMPLIANCE WITH PRACTICES RECOGNIZED TO BE IN ACCORDANCE WITH THE GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, PUBLISHED GUIDELINES OF THE SECURITIES AND EXCHANGE COMMISSION, THE RULES AND REGULATIONS PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS.  FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED OR REVIEWED BY INDEPENDENT CERTIFIED ACCOUNTANTS.

THE PROJECTIONS ARE ONLY AN ESTIMATE, AND ACTUAL RESULTS MAY VARY CONSIDERABLY FROM THE PROJECTIONS.  IN ADDITION, THE UNCERTAINTIES WHICH ARE INHERENT IN THE PROJECTIONS INCREASE FOR LATER YEARS IN THE PROJECTION PERIOD, DUE TO INCREASED DIFFICULTY ASSOCIATED WITH FORECASTING LEVELS OF ECONOMIC ACTIVITY AND THE COMPANY’S PERFORMANCE AT MORE DISTANT POINTS IN THE FUTURE.  CONSEQUENTLY, THE PROJECTED INFORMATION INCLUDED HEREIN SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE PROSPECTIVE DEBTORS, THE PROSPECTIVE DEBTORS’ ADVISORS OR ANY OTHER PERSON THAT THE PROJECTED RESULTS WILL BE ACHIEVED.  IMPAIRED CREDITORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE FOLLOWING PROJECTIONS IN DETERMINING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN.  ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN ARTICLE II OF THIS DISCLOSURE STATEMENT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

The Projections assume that (i) the Plan will be confirmed and consummated in accordance with its terms, (ii) there will be no material change in legislation or regulations, or the administration thereof, that will have an unexpected effect on the operations of the Reorganized Debtors, (iii) there will be no change in generally accepted accounting principles in the United States that will have a material effect on the reported financial results of the Reorganized Debtors, (iv) the application of “fresh start accounting” will not materially change the Prospective Debtors’ revenue accounting procedures and (v) there will be no material contingent or unliquidated litigation or indemnity Claims applicable to the Reorganized Debtors.  To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change.  In addition, although they are presented with numerical specificity and considered reasonable by the Prospective Debtors when taken as a whole, the assumptions and estimates underlying the Projections are subject to significant business, economic and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors.  Accordingly, the Projections are only an estimate and, therefore, necessarily speculative in nature.  It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time.   The Projections should be read together with the information, the assumptions, qualifications and footnotes to tables containing the Projections (which include projected statements of operations, projected balance sheets and projected statements of cash flows) set forth herein, and the historical consolidated financial information (including the notes and schedules thereto) as set forth in Exhibit H to this Disclosure Statement and included in the Prospective Debtors’ other financial statements as publicly filed with the SEC.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. The Projections contain statements which constitute “forward-looking statements” within the meaning of the Securities Act and the Exchange Act, as amended by the Private Securities Litigation Reform Act of 1995.  “Forward-looking statements” in the Projections include the intent, belief or current expectations of the Prospective Debtors and members of their management team with respect to the timing of, completion of and scope of the current restructuring, reorganization plan, strategic business plan, bank financing, debt and equity market conditions and the Prospective Debtors’ future liquidity, as well as the assumptions upon which such statements are based.  Although the Prospective Debtors believe that the expectations are based on reasonable assumptions within the bounds of their knowledge of their business and operations, parties in interest are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements.  Important factors currently known to the Prospective Debtors’ management that could cause actual results to differ materially from those contemplated by the forward-looking statements in the Projections include, but are not limited to, further adverse developments with respect to the Prospective Debtors’ liquidity position or operations of the Prospective Debtors’ business, adverse developments in the Prospective Debtors’ efforts to obtain their funding and adverse developments in the bank financing or public or private markets for debt or equity securities, adverse developments in the timing or results of the Prospective Debtors’ strategic business plan (including the timeline to emerge from Chapter 11), the ability of the Prospective Debtors to retain and attract new customers and maintain favorable vendor relationships, the difficulty in controlling costs and expenses as presently contemplated, the ability of the Prospective Debtors to return their operations to profitability, the level and nature of any restructuring and other one-time charges, and the possible negative effects of  changes in applicable legislation or enactment of new legislation that impacts the operation of Prospective Debtors’ business.

B.	Valuation

THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN THE PUBLIC OR PRIVATE MARKETS.  THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE.  SUCH TRADING VALUE, IF ANY MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZATION VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

Houlihan Lokey has advised the Company with respect to the reorganization value of the Company on a going concern basis post-reorganization.  Solely for purposes of the Plan, the estimated range of reorganization value of the Company was assumed to be $226.0 million to $255.0 (with a midpoint value of $240.5 million) as of an assumed Effective Date of December 31, 2009.  This estimated reorganization value is based on standard valuation analyses, including (i) a comparable companies analysis and (ii) a discounted cash flows analysis, each as described below.  Furthermore, upon emergence, Reorganized Debtors will issue a proposed total debt of $180 million (including $100 million in New First Lien Notes and $80 million of New Second Lien Notes).

HOULIHAN LOKEY’S ESTIMATE OF A RANGE OF ENTERPRISE VALUES DOES NOT CONSTITUTE AN OPINION AS TO FAIRNESS FROM A FINANCIAL PERSPECTIVE OF THE CONSIDERATION TO BE RECEIVED UNDER THE PLAN OR OF THE TERMS AND PROVISIONS OF THE PLAN.  THE ESTIMATED RANGE OF THE REORGANIZATION VALUE, AS OF AN ASSUMED EFFECTIVE DATE OF DECEMBER 31, 2009, REFLECTS WORK PERFORMED BY HOULIHAN LOKEY ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESS AND ASSETS OF THE COMPANY AVAILABLE TO HOULIHAN LOKEY AS OF DECEMBER 1, 2009. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT HOULIHAN LOKEY’S CONCLUSIONS, HOULIHAN LOKEY DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM ITS ESTIMATE.

The foregoing estimate of the reorganization value of the Company is based on a number of assumptions, including a successful reorganization of the Company’s business and finances in a timely manner, the implementation of the Company business plan, the achievement of the forecasts reflected in the Projections, consummation of the transactions as contemplated in the Plan (including the issuance of the New First Lien Notes and the New Second Lien Notes), the continuing leadership of the existing management team, market conditions as of December 1, 2009 continuing through the assumed Effective Date of December 31, 2009, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

With respect to the Projections prepared by the management of the Company and included in Exhibit J to this Disclosure Statement, Houlihan Lokey assumed that such Projections have been reasonably prepared in good faith and on a basis reflecting the currently available estimates and judgments of the Company as to the future operating and financial performance of the Company.  Houlihan Lokey’s estimate of a range of reorganization values assumes that the Projections will be achieved by the Company in all material respects, including revenue growth, operating margins, earnings and cash flow.  Certain of the results forecasted by the management of the Company are significantly better than the recent historical results of operations of the Company.  As a result, to the extent that the estimate of enterprise values is dependent upon the Company performing at the levels set forth in the Projections, such analysis must be considered speculative.  If the business performs at levels below those set forth in the Projections, such performance may have a material impact on the Projections and on the estimated range of values derived there from.

IN ESTIMATING THE RANGE OF THE REORGANIZATION VALUE AND EQUITY VALUE OF THE COMPANY, HOULIHAN LOKEY:

•	REVIEWED CERTAIN HISTORICAL FINANCIAL INFORMATION OF THE COMPANY (BOTH ON A CONSOLIDATED AND BUSINESS UNIT BASIS) FOR THE MOST RECENT 3 YEARS AND INTERIM PERIODS;

•
REVIEWED CERTAIN INTERNAL FINANCIAL AND OPERATING DATA OF THE COMPANY, INCLUDING THE PROJECTIONS, WHICH WERE PREPARED AND PROVIDED TO HOULIHAN LOKEY BY THE COMPANY’S MANAGEMENT AND WHICH RELATE TO THE COMPANY’S BUSINESS AND ITS PROSPECTS;

•
MET WITH CERTAIN MEMBERS OF THE COMPANY’S CORPORATE AND BUSINESS UNIT MANAGEMENT TO DISCUSS THE COMPANY’S OPERATIONS, FINANCIAL PERFORMANCE AND OPERATING TRENDS, COST-CUTTING MEASURES TAKEN AND CAPITAL EXPENDITURE PROGRAMS;

•	REVIEWED PUBLICLY AVAILABLE FINANCIAL DATA AND CONSIDERED THE MARKET VALUE OF PUBLIC COMPANIES THAT HOULIHAN LOKEY DEEMED GENERALLY COMPARABLE TO THE OPERATING BUSINESSES OF THE COMPANY;

•	CONSIDERED RELEVANT PRECEDENT TRANSACTIONS IN THE EDUCATIONAL PUBLISHING INDUSTRY;

•	REVIEWED THE TERMS OF THE MOST RECENT COMPETITIVE CAPITAL TERM SHEETS RECEIVED BY THE COMPANY;

•	REVIEWED THE COMPANY’S NOLS AND ANTICIPATED TAX BENEFIT POSITION POST-RESTRUCTURING;

•	CONSIDERED CERTAIN ECONOMIC AND INDUSTRY INFORMATION RELEVANT TO THE OPERATING BUSINESS;

•	REVIEWED DOCUMENTS AND PLEADINGS PREPARED BY THE COMPANY AND/OR ITS PROFESSIONALS IN CONNECTION WITH THE CHAPTER 11 CASE; AND

•	CONDUCTED OTHER STUDIES, ANALYSES, INQUIRIES AND INVESTIGATIONS HOULIHAN LOKEY DEEMED NECESSARY AND APPROPRIATE.

ALTHOUGH HOULIHAN LOKEY CONDUCTED A REVIEW AND ANALYSIS OF THE COMPANY’S BUSINESS, OPERATING ASSETS AND LIABILITIES AND THE COMPANY’S BUSINESS PLAN, IT ASSUMED AND RELIED ON THE ACCURACY AND COMPLETENESS OF ALL FINANCIAL AND OTHER INFORMATION FURNISHED TO IT BY THE COMPANY, AS WELL AS PUBLICLY AVAILABLE INFORMATION.  IN ADDITION, HOULIHAN LOKEY DID NOT INDEPENDENTLY VERIFY MANAGEMENT’S PROJECTIONS IN CONNECTION WITH SUCH ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE COMPANY WERE SOUGHT OR OBTAINED IN CONNECTION HEREWITH.

ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DO NOT PURPORT TO BE APPRAISALS OR NECESSARILY REFLECT THE VALUES THAT MAY BE REALIZED IF ASSETS ARE SOLD AS A GOING CONCERN, IN LIQUIDATION, OR OTHERWISE.

IN THE CASE OF THE COMPANY, THE ESTIMATES OF THE REORGANIZATION VALUE PREPARED BY HOULIHAN LOKEY REPRESENT THE HYPOTHETICAL REORGANIZATION VALUE OF THE COMPANY.  SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF THE FORMULATION AND NEGOTIATION OF THE PLAN AND THE ANALYSIS OF IMPLIED RELATIVE RECOVERIES TO CREDITORS THEREUNDER.  SUCH ESTIMATES REFLECT COMPUTATIONS OF THE RANGE OF THE ESTIMATED REORGANIZATION ENTERPRISE VALUE OF THE COMPANY THROUGH THE APPLICATION OF VARIOUS VALUATION TECHNIQUES AND DO NOT PURPORT TO REFLECT OR CONSTITUTE APPRAISALS, LIQUIDATION VALUES OR ESTIMATES OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH HEREIN.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES WHICH ARE DIFFICULT TO PREDICT AND WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS.  AS A RESULT, THE ESTIMATE OF THE RANGE OF THE REORGANIZATION ENTERPRISE VALUE OF THE COMPANY SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ACTUAL OUTCOMES, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE SET FORTH HEREIN.  SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES AND ACTUAL OUTCOMES AND RESULTS MAY DIFFER MATERIALLY FROM THOSE SET FORTH HEREIN.  IN ADDITION, THE VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT.  ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, AND OTHER FACTORS WHICH GENERALLY INFLUENCE THE PRICES OF SECURITIES.

1.	Valuation Methodology

Houlihan Lokey performed a variety of analyses and considered a variety of factors in preparing the valuation of the Company.  Several generally accepted valuation techniques for estimating the Company’s enterprise value were used.  Houlihan Lokey primarily relied on two methodologies: comparable public company analysis and discounted cash flow analysis.  Houlihan Lokey placed equal weighting on each of these analyses and made judgments as to the significance of each analysis in determining the Company’s indicated enterprise value range. While Houlihan Lokey also evaluated and considered recent relevant precedent transactions of companies deemed comparable, the limited number of comparable precedent transactions made that analysis ineffective as a valuation methodology. Houlihan Lokey’s valuation must be considered as a whole, and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to the Company’s enterprise value.

In preparing its valuation estimate, Houlihan Lokey performed a variety of analyses and considered a variety of factors, some of which are described herein.  The following summary does not purport to be a complete description of the analyses and factors undertaken to support Houlihan Lokey’s conclusions.  The preparation of a valuation is a complex process involving various determinations as to the most appropriate analyses and factors to consider, as well as the application of those analyses and factors under the particular circumstances.  As a result, the process involved in preparing a valuation is not readily summarized.

(a)	Comparable Public Company Analysis

A comparable public company analysis estimates value based on a comparison of the target company’s financial statistics with the financial statistics of public companies that are similar to the target company.  It establishes a benchmark for asset valuation by deriving the value of “comparable” assets, standardized using a common variable such as revenues, earnings, and cash flows.  The analysis includes a detailed multi-year financial comparison of each company’s income statement, balance sheet, and cash flow statement.  In addition, each company’s performance, profitability, margins, leverage and business trends are also examined.  Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company’s relative performance and valuation.

A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company.  Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses (in this case, educational media and print and audio publishing), business plans and associated risks, target market segments, recent financial and operating performance, growth prospects, market presence, size, margins and scale of operations.  The selection of truly comparable companies is often difficult and subject to interpretation. While Houlihan Lokey has analyzed a variety of potentially comparable companies for the educational and audio publishing businesses of the Company, this analysis is particularly difficult in this case, as there are no truly comparable companies to the Company that are publicly traded.  Other potentially comparable companies were analyzed but excluded from the valuation methodology as they are either not in directly comparable businesses, are private, have limited public market exposure, have different product distribution methodologies, or are divisions of much larger companies which make such comparisons less effective for valuation purposes.  However, the underlying concept is to develop a premise for relative value, which, when coupled with other approaches, presents a foundation for determining firm value.

In performing the Comparable Public Company Analysis for the Company, the following publicly traded companies in educational media and print and audio publishing sectors were deemed generally comparable to the Company in some or all of the factors described above and were selected: Pearson plc, The McGraw Hill Companies, Inc., John Wiley & Sons, Inc., Scholastic Corporation, and Courier Corporation. As mentioned above, while Houlihan Lokey examined other potentially comparable companies, those were excluded for the reasons previously mentioned.  Houlihan Lokey analyzed the current trading value for the comparable companies as a multiple of projected fiscal years 2009 and 2010 earnings before interest, taxes, depreciation, and amortization (“EBITDA”).  Given the current general economic conditions, particularly as related to school district and library spending, and in an attempt to not overly emphasize a difficult operating environment, Houlihan Lokey applied multiples to EBITDA for fiscal years 2009 and 2010 in an effort to “normalize” projected earnings variances.  As such, the derived multiples were applied to the Company’s adjusted EBITDA for the twelve months ending December 31, 2009 and December 31, 2010 and subsequently averaged together to determine the range of enterprise value.

(b)	Discounted Cash Flow Approach

The discounted cash flow (“DCF”) valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business.  The DCF methodology is a “forward looking” approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar to the Company.  The expected future cash flows have two components: the present value of the projected unlevered after-tax free cash flows for a determined period and the present value of the terminal value of cash flows (representing firm value beyond the time horizon of the Projections).  Houlihan Lokey’s discounted cash flow valuation is based on the business plan Projections of the Company’s operating results.  Houlihan Lokey discounted the projected cash flows using  the Company’s estimated weighted average cost of capital.

This approach relies on the company’s ability to project future cash flows with some degree of accuracy.  Because the Projections reflect significant assumptions made by  the Company’s management concerning anticipated results, the assumptions and judgments used in the Projections may or may not prove correct and, therefore, no assurance can be provided that projected results are attainable or will be realized.  Houlihan Lokey cannot and does not make any representations or warranties as to the accuracy or completeness of the Projections.

THE ESTIMATES OF THE REORGANIZATION VALUE AND EQUITY VALUE DETERMINED BY HOULIHAN LOKEY REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS.  THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF THE COMPANY ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE.  ANY SUCH VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE COMPANY ASSOCIATED WITH HOULIHAN LOKEY’S VALUATION ANALYSIS.

XI.	THE BEST INTERESTS TEST / LIQUIDATION ANALYSIS

A.	The Best Interests Test

Even if the Plan is accepted by each required impaired class of claims and interests, section 1129(a)(7) of the Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must determine that either:

•	each member of an impaired class of claims or interests has accepted the Plan; or

•
the Plan will provide each nonaccepting member of an impaired class of claims or interests a recovery that has a value at least equal to the value of the distribution that such member would receive if we were liquidated under chapter 7 of the Bankruptcy Code.

If all members of an impaired class of claims or interests accept the Plan, the best interests test does not apply with respect to that class.

The first step in meeting the best interests test is to determine the dollar amount that would be generated from the liquidation of our assets and properties in a chapter 7 liquidation case. The total amount available would be the sum of the proceeds from the disposition of our assets and the cash held by us at the time of the commencement of the chapter 7 case. The next step is to reduce that total by the amount of any claims secured by such assets (including post-petition interest), the costs and expenses of the liquidation, and such additional administrative expenses and priority claims that may result from the termination of our business and the use of chapter 7 for the purposes of liquidation. Finally, the present value of that amount (taking into account the time necessary to accomplish the liquidation) is allocated to creditors and stockholders in the strict order of priority in accordance with section 726 of the Bankruptcy Code which requires that no junior creditor receive any distribution until all senior creditors are paid in full. That present value can be compared to the value of the property that is proposed to be distributed under the Plan on the date the Plan becomes effective.

           After consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in a chapter 11 case, including:

•	the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee;

•	the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail; and

•	substantial increases in claims which would be satisfied on a priority basis or on a parity with creditors in a Chapter 11 Case,

and as illustrated in the following liquidation analysis, prepared with the assistance of our advisors, we have determined that confirmation of the Plan will provide each creditor and equity holder with a recovery that is not less than it would receive pursuant to our liquidation under chapter 7 of the Bankruptcy Code. Moreover, we believe that the value of any distributions from the liquidation proceeds to each class of allowed claims and interests in a chapter 7 case would be less than the value of distributions under the Plan because such distributions in chapter 7 may not occur for a substantial period of time. In this regard, it is possible that distribution of the proceeds of the liquidation could be delayed for a substantial time after the completion of such liquidation to resolve all objections to claims and prepare for distributions.

B.	Liquidation Analysis

We have prepared this liquidation analysis with the assistance of our financial advisors. The liquidation analysis estimates the values that may be obtained by claim and equity interest holders upon disposition of assets, pursuant to a liquidation in a bankruptcy case under chapter 7 of the Bankruptcy Code, as an alternative to continued operations of the business under the plan of reorganization. The liquidation analysis is based upon the assumptions discussed below. The liquidation analysis assumes we file for bankruptcy protection without a prepackaged plan and that results in a liquidation of the Debtors’ assets over a five (5) month period beginning on January 1, 2010. Because of the numerous risks, uncertainties and contingencies beyond our control, we cannot assure that the following recoveries could be realized. Moreover, because this liquidation analysis was prepared for purposes of the Plan and reflects our estimates of potential recoveries that could be realized in a liquidation, the amounts disclosed are not likely to be meaningful for us as a going concern or indicative of actual returns that may eventually be realized by our equity security holders in a non-liquidation context.

1.	Hypothetical Ch. 7 Liquidation Analysis - Haights Cross Communications, Inc.

	Notes	Values	Estimated Recovery %		Estimated Liquidation
		As of 10/31/09	Low Case	High Case	Low Case	High Case
Assets:
Current Assets
Cash and Cash Equivalents	A	$3,146,391	100%	100%	$3,146,391	$3,146,391
Prepaid Expenses and Other Current Assets	F	57,673	0%	0%	0	0
Total Current Assets		$3,204,064			$3,146,391	$3,146,391

Non-Current Assets
Deferred Financing Costs - Net	J	716,195	0%	0%	0	0
Remaining Equity Value in Haights		0	0%	0%	0	0
Total Non-Current Assets		$716,195			$0	$0

Total Assets		$3,920,259

Total Estimated Proceeds from Liquidation of Haights Cross Communications, Inc.					$3,146,391	$3,146,391

Estimated Costs Associated with Liquidation
Operating Costs Associated with Wind-Down(1)	M				$(200,000)	$(100,000)
Restructuring-Related Transaction Costs(2)	N				(157,320)	(157,320)
Total Costs Associated with Liquidation					$(357,320)	$(257,320)

Net Estimated Liquidation Proceeds Available for Distribution					$2,789,071	$2,889,071

			Estimated Recovery
Estimated Secured Claims as of 10/31/09		Claim Amount	Low Case	High Case
(None)

Guaranteed Deficiency Claim of Secured Credit Agreement(3)		$39,398,105	$2,789,071	$2,889,071

Residual Value for Unsecured Claims
			$0	$0
Estimated Unsecured Claims
12.5% Senior Discount Notes(4)	R	$150,943,359	$0	$0
Implied Recovery %			0.0%	0.0%

Residual Value for Equity Interests			$0	$0

(1) Represents estimated cash required to wind-down operations during a five (5) month period between January 1, 2010 and May 31, 2010.
(2) Trustee and professional fees associated with wind-down projected at 5% of estimated liquidation proceeds.
(3) Reflects the deficiency claim of the Secured Credit Agreement based on the midpoint of recovery cases from the Haights Cross Operating Company Liquidation Analysis.
(4) Balance as of December 31, 2009, including accrued but unpaid interest as of that date.  Assumes no interest accrues during the post-petition period.

2.	Hypothetical Ch. 7 Liquidation Analysis - Haights Cross Operating Company

	Notes	Values	Recovery %		Recovery Value
		As of 10/31/09	Low	High	Low	High
Assets:
Current Assets
Cash and Cash Equivalents	A	$42,978,326	100%	100%	$42,978,326	$42,978,326
Accounts Receivable - Net	B	19,779,531	80%	90%	15,823,625	17,801,578
Inventory - Net	C	16,187,157	25%	50%	4,046,789	8,093,578
Direct Response Advertising - Current	D	1,539,846	0%	0%	0	0
Royalty Advances	E	5,666,842	0%	0%	0	0
Prepaid Expenses and Other Current Assets	F	2,134,900	0%	5%	0	106,745
Total Current Assets		$88,286,601			$62,848,740	$68,980,228

Non-Current Assets
Fixed Assets - Net	G	$6,815,823	25%	40%	$1,703,956	$2,726,329
Prepublication Costs - Net	H	31,917,375	20%	40%	6,383,475	12,766,950
Goodwill - Net	I	83,400,742	0%	0%	0	0
Deferred Financing Costs - Net	J	4,627,399	0%	0%	0	0
Intangible Assets - Net	K	12,788,285	0%	0%	0	0
Other Long Term Assets	L	291,083	25%	50%	72,771	145,541
Total Non-Current Assets		$139,840,706			$8,160,201	$15,638,821

Total Assets		$228,127,307

Total Estimated Proceeds from Liquidation of Haights Cross Operating Company					$71,008,942	$84,619,048

Estimated Costs Associated with Liquidation
Operating Costs Associated with Wind-Down(1)	M				$(4,000,000)	$(2,500,000)
Restructuring-Related Transaction Costs(2)	N				(3,550,447)	(4,230,952)
Total Costs Associated with Liquidation					$(7,550,447)	$(6,730,952)

Net Estimated Liquidation Proceeds Available for Distribution					$63,458,495	$77,888,096

			Estimated Recovery
Estimated Secured Claims as of 10/31/09		Claim Amount	Low Case	High Case
Secured Credit Agreement(3)	O	$110,071,400	$63,458,495	$77,888,096
Implied Recovery %			57.7%	70.8%

Administrative Claims
Accounts Payable Incurred in the 20 days prior to filing	P	$11,953,133	$0	$0
Implied Recovery %			0.0%	0.0%

Residual Value for Unsecured Claims			$0	$0

Estimated Unsecured Claims
11.75% Senior Notes(4)	Q	$153,508,453
Accounts Payable and Other Accrued Liabilities	S	5,122,771
Total Unsecured Claims		$158,631,224	$0	$0
Implied Recovery %			0.0%	0.0%

Residual Value for Equity Interests			$0	$0

(1) Represents estimated cash required to wind-down operations during a five (5) month period between January 1, 2010 and May 31, 2010.
(2) Trustee and professional fees associated with wind-down projected at 5% of estimated liquidation proceeds.

(3) Balance as of December 31, 2009, including accrued but unpaid interest as of that date.  For purposes of this liquidation analysis only, assumes no interest accrues during the post-petition period starting December 31, 2009 due to the under-secured position of the Secured Credit Agreement.
(4) Balance as of December 31, 2009, including accrued but unpaid interest as of that date.  Assumes no interest accrues during the post-petition period.

3.	Footnotes to Liquidation Analysis

Unless stated otherwise, the book values used in this Liquidation Analysis are the estimated net book values of the Haights Cross Entities’ assets as of October 31, 2009. Actual results may vary significantly from those reflected.

Note A – Cash and Cash Equivalents

The Liquidation Analysis is based on the assumption that operations during the liquidation period would not generate additional cash available for distribution. It is assumed that cash and cash equivalents held in the Prospective Debtors’ accounts are fully available.

Note B – Accounts Receivable - Net

The analysis of accounts receivable assumes that a chapter 7 trustee would retain certain existing staff of the Prospective Debtors to handle an aggressive collection effort of outstanding trade accounts receivable from customers. Collections during a liquidation of the Prospective Debtors would likely be significantly compromised as customers may attempt to set-off outstanding amounts owed to the Prospective Debtors against alleged damage and breach of contract claims. The liquidation value of accounts receivable was estimated by applying a recovery factor consistent with the Prospective Debtors’ experience in collecting accounts receivable and the expectation of additional attempts to setoff. The estimate also considers the inevitable difficulty a liquidating company has in collecting its receivables and any concessions that might be required to facilitate the collection of certain accounts.

Note C – Inventory - Net

Inventory consists primarily of books, CDs and audiocassettes, which are valued at the lower of cost or market, as determined by the first-in, first-out method. The analysis assumes the existing staff of the Prospective Debtors would be significantly compromised as customers understand there will be no product support and updated future materials. Inventory consists of supplies, work in process and finished goods. The liquidation value of the inventory was estimated by applying a recovery factor that realizes the impairment the customer would perceive in the goods. The estimate considers the difficulty in liquidating a large amount of inventory in a short timeframe and with concessions that may be required by the customers.

Note D –Direct Response Advertising - Current

Direct response advertising costs are incurred to solicit sales from potential new customers who can be shown to have responded specifically to an advertising campaign that results in probable future economic benefits. The analysis recognizes this asset has no recovery value in liquidation.

Note E – Royalty Advances

Royalty advances are recorded as cash is advanced to authors and are expensed as related revenues are earned by authors. The payments are made on a non-refundable basis thus this analysis recognizes the asset has no recovery value in liquidation.

Note F – Prepaid Expenses and Other Current Assets

This account is comprised of pre-printed marketing materials and deposits for postage and similar assets. This analysis recognizes that in a liquidation these assets have very little cash value.

Note G –Fixed Assets - Net

This account includes furniture, equipment and leasehold improvements, stated at cost and depreciated using the straight-line method over their estimated useful lives, generally ranging from three to seven years, and a building that is being depreciated over 30 years, and leasehold improvements that are amortized over the shorter of their estimated useful life or the remaining term of the lease. This analysis recognizes that in a liquidation the majority of the assets will be liquidated at a very compromised value and the real estate market where are building is located is experiencing a depressed market.

Note H – Prepublication Costs

This account includes the capitalized costs associated with the development of our new products. These costs primarily include author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to the products. These costs are tracked at the product title or product series level and are amortized beginning in the month the product is introduced to market. These costs are amortized over the estimated life cycle of the book or product, based upon the sales performance of similarly existing products that are sold in the same business segment, for periods ranging from eighteen months to five years.  This valuation analysis contemplates the liquidation of the titles to other publishers and is based on experience by the Company’s management in liquidating titles in previous transactions.

Note I – Goodwill - Net

This account represents the excess of net acquisition cost over the estimated fair value of net assets acquired of purchased companies. We follow the provisions of  Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). Under SFAS No. 142, intangible assets considered to have indefinite lives, such as goodwill, are no longer amortized to expenses but are periodically evaluated for impairment at the reporting unit level. Intangible assets with finite lives continue to be amortized to expense over their useful lives. This analysis recognizes that in a liquation this asset has no value.

Note J – Deferred Financing Costs - Net

This account includes legal fees and costs associated with the existing debt. This analysis recognizes that in liquidation this asset has no value.

Note K – Intangibles - Net

This account consists of customer relationships, non-compete agreements and trademarks.  This analysis recognizes that in a liquidation this asset will have no value.

Note L – Other Long Term Assets

This account is largely comprised of deposits, a meaningful portion of which could potentially be recovered in a liquidation scenario.

Note M – Operating Costs Associated with Wind Down

Administrative expenses include operating costs during a projected five-month wind down period as projected at January 1, 2010, as well as the liquidation costs and expenses of the chapter 7 estates, but exclude chapter 7 trustee compensation and fees to professionals retained in the chapter 7 cases.

Corporate level payroll and operating costs during the liquidation are based upon the assumption that certain operating and corporate functions would be retained to assist a trustee with the liquidation process. The remaining staff would also be needed to maintain and close the accounting records and to complete certain administrative tasks including the preparation of payroll and tax returns.

Note N –Restructuring-Related Transaction Costs

This reflects the estimated chapter 7 trustee fees, which include compensation for services rendered by a chapter 7 trustee in accordance with section 326 of the Bankruptcy Code.  Additionally, it is anticipated that legal expenses would continue to be incurred during the wind-down of operations and therefore an estimate has been included.  Trustee and legal fees are calculated at 5% of the gross liquidation value of the Prospective Debtors’ assets.

Note O – Floating Rate Term Loan

On August 15, 2008, Haights Cross entered into a new credit agreement (“Credit Agreement”) with the administrative agent and collateral agent, and certain other lenders (collectively, the “Lenders”). Under the Credit Agreement, Haights Cross owes $110.071 million as of December 31, 2009 (principal balance of $109.2 million) under a senior secured term loan facility (“New Term Loan”).

Haights Cross Communications and all of its direct and indirect subsidiaries (other than Haights Cross) have guaranteed Haights Cross’ obligations under the New Term Loan. The New Term Loan is secured by first-priority liens on, and first-priority security interests in, substantially all of the assets of the Company and all guarantors to the Credit Agreement and a first priority security interest in 100% of the equity issued by Haights Cross’ direct and indirect subsidiaries.

In a chapter 7 liquidation scenario, the New Term Loan Lenders would receive distributions of liquidation proceeds before any unsecured claims.

Note P – Accounts Payable Incurred in the 20 days prior to filing

At any time, approximately 70% of the Company’s Accounts Payable have typically been incurred in the prior 20 days.

Note Q – 11.75% Senior Notes

Haights Cross Operating Company has $138.8 million of 11.75% Senior Notes outstanding.  The Senior Notes mature on August 15, 2011, and were effectively subordinated to the Term Loans to the extent of the collateral securing the Term Loans.

The Senior Notes are fully and unconditionally guaranteed, jointly and severally, by the Company and each of Haights Cross’ existing and future restricted subsidiaries.

Note R – 12. 5% Senior Discount Notes

Haights Cross Communications has $135.0 million aggregate principal amount at maturity of 12 1/2% Senior Discount Notes due 2011 (the “Senior Discount Notes”) outstanding. The Senior Discount Notes are general unsecured obligations of Haights Cross Communications and rank equally with all of Haights Cross Communications’ existing and future unsecured senior indebtedness and are senior to all of its future subordinated indebtedness. The Senior Discount Notes are effectively subordinated to all of Haights Cross Communications’ existing and future secured indebtedness, to the extent of the collateral securing such indebtedness. The senior discount notes are also structurally subordinated to all existing and future liabilities of our subsidiaries, including our New Term Loan, Senior Notes and trade payables. The Senior Discount Notes rank pari passu in right of payment to Haights Cross Communications’ guarantee of the Term Loans and the Senior Notes, but such guarantee obligations are secured.

Note S – Accounts Payable and Other Accrued Liabilities

For purposes of the Liquidation Analysis, management has assumed that General Unsecured Claims will consist of prepetition unpaid, unsecured obligations owed to vendors, employees and litigation parties, as well as claims for damages arising from the rejection of executory contracts (including programming contracts) and expired leases.  The Liquidation Analysis does not attempt to estimate any additional General Unsecured Claims that would arise as a result of the rejection of executory contracts (including programming contracts) and leases that would otherwise be assumed under the Prospective Debtors’ Plan, and the failure of the Prospective Debtors to perform under existing contracts. The amount of such additional claims could be substantial in amount.  General Unsecured Claims are assumed to be paid on a pro rata basis from the net liquidation proceeds available, if any, after the payment of all other Claims. For purposes of this Liquidation Analysis, General Unsecured Claims in the aggregate are estimated to be $17.1 million.

XII.	CERTAIN OTHER LEGAL CONSIDERATIONS

A.	Solicitation of Votes Prior to Commencement of Chapter 11 Cases

1.	Section 3(a)(9) of the Securities Act

We are relying on section 3(a)(9) of the Securities Act to exempt from the registration requirements of the Securities Act the offer to Impaired Noteholders of the New Second Lien Notes, Exit Warrants and the New Common Stock that may be deemed to be made pursuant to the solicitation of votes on the Plan.  Section 3(a)(9) of the Securities Act provides an exemption from the registration requirements of the Securities Act for any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.

Neither Holdings nor any of its direct or indirect subsidiaries has any contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting votes to accept or reject the Plan.  In addition, none of our financial advisors nor those to the Plan Support Parties, and no broker, dealer, salesperson, agent or any other person, has been engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the solicitation or the Plan (and the transactions contemplated thereby).

2.	Section 4(2) of the Securities Act

We are relying on section 4(2) of the Securities Act to exempt from the registration requirements of the Securities Act the offer to Impaired Lenders of the New First Lien Notes that may be deemed to be made pursuant to the solicitation of votes on the Plan.  To ensure compliance with Section 4(2) of the Securities Act, each such offer shall only be made to those Lenders who the Prospective Debtors reasonably believe to be institutional “accredited investors” (as such term is defined in Regulation D of the Securities Act).

B.	Sales of Securities and Section 4(2) of the Securities Act

We are relying on Section 4(2) of the Securities Act to exempt from the registration requirements of the Securities Act the sale of New Common Stock to Eligible Holders of Senior Discount Note Claims in the Rights Offering.  To ensure compliance with Section 4(2) of the Securities Act, each offer in the Rights Offering shall only be made to those Eligible Holders who the Prospective Debtors reasonably believe to be institutional “accredited investors” (as such term is defined in Regulation D of the Securities Act).

C.	Offers and Sales under Section 1145 of the Bankruptcy Code

1.	Initial Offer and Sale of Securities

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state securities laws if three principal requirements are satisfied:  (i) the securities are offered and sold under a plan of reorganization and are securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold a claim against, or an interest in, the debtor or such affiliate; and

(iii) the securities are issued entirely in exchange for the recipient’s claims against or interests in the debtor, or are issued “principally” in such exchange and “partly” in exchange for cash or property.  In addition, section 1145(a)(2) exempts from the registration under section 5 of the Securities Act and state securities laws, the offer of a security through any warrant, option, right to subscribe, or conversion privilege that was sold in the manner specified in section 1145(a)(1).  Other than the distribution of the shares of New Common Stock distributed in the Rights Offering, we believe that the distribution of the New First Lien Notes, New Second Lien Notes, Exit Warrants (and the shares of New Common Stock distributed pursuant to the exercise thereof) and the New Common Stock (other than those shares issued in the Rights Offering) under the Plan satisfy the requirements of sections 1145(a)(1) and 1145(a)(2) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

2.	Subsequent Transfers of Securities

To the extent not otherwise prohibited, and subject to the terms of the New Constituent Documents, the Voting Agreement, the New First Lien Note Indenture and the New Second Lien Note Indenture, as applicable, the New Securities issued under the Plan that are covered by sections 1145(a)(1) and 1145(a)(2) of the Bankruptcy Code may be resold by the holders thereof without registration unless, as more fully described below, the holder is an “underwriter” with respect to such securities, as such term is defined in section 1145(b)(1) of the Bankruptcy Code.  Generally, section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:  (i) purchases a claim against, an interest in, or a claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (ii) offers to sell securities offered under a plan for the holders of such securities; (iii) offers to buy such securities from the holders of such securities, if the offer to buy is:  (A) with a view to distributing such securities; and (B) under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; or (iv) is an “issuer” with respect to the securities, as the term “issuer” is used in section 2(a)(11) of the Securities Act.  Under section 2(a)(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer, or any person under direct or indirect common control of the issuer.  Such a person is an “affiliate” of the issuer.  “Control” (as such item is defined in rule 405 promulgated under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting of securities, by contract or otherwise.

To the extent that Persons who receive New Securities pursuant to the Plan are deemed to be “underwriters” as defined in section 1145(b) of the Bankruptcy Code, including as an “affiliate” of the issuer, resales by such Persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Consequently, an “underwriter” or “affiliate” may not resell New Securities except in compliance with the registration requirements of the Securities Act or an exemption therefrom, including Rule 144.  In addition, any person who is an “underwriter” but not an “issuer,” including an “affiliate,” with respect to an offer and sale of securities is entitled to engage in exempt “ordinary trading transactions” within the meaning of section 1145(b) of the Bankruptcy Code.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Securities to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person.  Accordingly, we express no view as to whether any particular Person receiving New Securities under the Plan would be an “underwriter” with respect to such Exit Warrants or New Securities.

The shares of New Common Stock issued in the Rights Offering will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be resold absent a registration statement under the Securities Act or the availability of an exemption under the Securities Act.

The New Common Stock also will be subject to mandatory voting pursuant to the terms of the Voting Agreement and to substantial restrictions on transfer contained in the Reorganized Holdings Certificate of Incorporation (see the description of the proposed transfer restrictions contained in Section VIII.C.3. hereto).  In addition, the Exit Warrants may only be sold to holders of New Common Stock or other holders of Exit Warrants.

Given the complex and subjective nature of the question of whether a particular holder may be an “underwriter,” we make no representation concerning the right of any Person to trade in the New Securities.  We recommend that potential recipients of the New Securities consult their own counsel concerning whether they may freely trade the New Securities without taking additional action to ensure compliance with the Securities Act, the Exchange Act or similar state and federal laws.

3.	Subsequent Transfers Under State Law

State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors.  Such exemptions generally are expected to be available for subsequent transfers of the New Securities.

We are not making any representation to any offeree of the securities issued under the Plan regarding the legality of any investment therein by such offeree under appropriate legal investment or similar laws or regulations.

XIII.	CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

CIRCULAR 230 DISCLOSURE:  HOLDERS ARE HEREBY NOTIFIED THAT:

(A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of certain significant federal income tax considerations of the Plan under the Tax Code.  This discussion is limited to certain tax considerations for Lenders, Senior Noteholders and Senior Discount Noteholders who are United States persons (as defined in the Tax Code) and who hold such interests as “capital assets” and Lenders who will hold the New First Lien Notes, Senior Noteholders who will hold the New Second Lien Notes and New Common Stock, and Senior Discount Noteholders who will hold New Common Stock as capital assets (generally property held for investment) within the meaning of section 1221 of the Tax Code.  This discussion does not apply to Holders of Claims or Equity Interests other than those held by Impaired Lenders and Impaired Noteholders.  This general description does not discuss all aspects of U.S. federal income taxation that may be relevant to Impaired Lenders and Impaired Noteholders in light of their personal investment circumstances, or to certain types of Impaired Lenders or Impaired Noteholders subject to special treatment under the federal income tax laws (for example, (i) banks, regulated investment companies, real estate investment trusts, insurance companies, employee stock ownership plans, brokers, dealers in securities or currencies, subchapter S corporations, entities treated as partnerships for U.S. federal income tax purposes, and tax exempt organizations, (ii) Persons who hold Claims or interests or who will hold the New Common Stock, the Exit Warrants, the Senior Discount Note Rights, the New First Lien Notes or the New Second Lien Notes as part of a straddle, hedge, conversion transaction or other integrated investment, (iii) Persons whose functional currency is not the U.S. dollar (iv) Persons that use a mark to market method of accounting and (v) Persons that are not U.S. persons under the Tax Code).  In addition, this discussion does not address state, local or non-U.S. taxes.  Furthermore, estate and gift tax issues are not addressed herein.  This discussion is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations all of which are subject to change (possibly with retroactive effect) by legislation, administrative action or judicial decision.  No opinion of counsel has been sought or obtained with respect to any federal income tax consequences of the Plan and no tax opinion is given by this Disclosure Statement.  No rulings or determination letters from the IRS or any other taxing authorities have been obtained or sought with respect to the Plan, and the description below is not binding upon the IRS or such other taxing authorities.  With respect to some of the federal income tax consequences discussed herein, the tax law is unclear.  Accordingly, it is possible that the IRS will disagree with the description below of the tax consequences, and there can be no certainty that the IRS would not prevail in any challenge it may decide to make in that regard.

FOR THE FOREGOING REASONS, ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE, AND LOCAL) OF THE PLAN TO THEM.  WE ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF THE CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY SPECIFIC HOLDER OF A CLAIM AGAINST US, NOR ARE WE RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES.

A.	Tax Consequences to the Company

We have reported an NOL carryover for federal income tax purposes of approximately $112 million, through the tax year ending December 31, 2008.  We expect to report additional losses with respect to our 2009 taxable year.  The amount of such NOL carryovers and other losses remain subject to adjustment by the IRS.  Moreover, as discussed below, such NOL carryovers and certain other tax attributes of the Company may be reduced and/or subjected to limitation upon the implementation of the Plan.

1.	Cancellation of Debt (“COD”) Income

As a result of the anticipated exchange of the Secured Credit Agreement Claims, the Senior Note Claims and the Senior Discount Claims for New Common Stock, New First Lien Notes, New Second Lien Notes, Exit Warrants, the Rights Offering Proceeds and Cash, as the case may be, pursuant to the Plan, the amount of our aggregate outstanding indebtedness will be reduced.  In general, for federal income tax purposes, a debtor will realize COD income when a creditor accepts less than full payment in satisfaction of its debt.  Under section 108 of the Tax Code, if a debtor corporation transfers stock to a creditor in satisfaction of its indebtedness, such corporation shall be treated as having satisfied the indebtedness with an amount of money equal to the fair market value of the stock.  Furthermore, when a corporation uses one debt instrument to retire another, it is treated as having satisfied its prior indebtedness for an amount equal to the “issue price” of the new debt instrument (see below).  Absent an exception, the amount of COD income realized must be included in taxable income.  Section 108 of the Tax Code provides in part that gross income does not include COD income if the discharge occurs in a case under the Bankruptcy Code.  Instead, the taxpayer applies the COD income that would otherwise be included in gross income to reduce the following tax attributes in the following order:  net operating losses or net operating loss carryovers, carryovers of the general business credit, carryovers of the minimum tax credit, net capital losses or capital loss carryovers, basis of the taxpayer’s depreciable and non-depreciable property, passive activity loss and credit carryovers and carryovers of foreign tax credit.  The taxpayer may elect to first reduce the basis of depreciable property.

We expect that we may realize a material amount of COD income pursuant to the transactions in the Plan.  The precise amount of COD income will not be known until after the Effective Date as it will depend, in part, on the value of the equity after emergence which cannot be known with certainty at this time.  Because the realization of COD income will occur in a case under the Bankruptcy Code, the Company will not recognize such COD income, but instead will reduce tax attributes after the end of the tax year in which the COD income is recognized.  We have not decided yet whether we will reduce our NOLs or elect to first reduce the basis of some or all of our depreciable property.

2.	Applicable High Yield Discount Obligations – Limitation on Interest Deductions

Under section 163 of the Tax Code, a corporation that issues an “applicable high yield discount obligation” will be limited in its ability to take a deduction for interest attributable to original issue discount (“OID”).  An “applicable high yield discount obligation” is a debt instrument which has a term of more than five years and a yield five percentage points or more in excess of the AFR in effect when the debt instrument was issued, and has “significant original issue discount.”  A debt instrument has “significant original issue discount” if for periods before the close of any accrual period ending after the date five years after the date of issue, the aggregate interest and OID accrued on the debt instrument exceeds the aggregate amount of interest and OID required to be paid on the debt instrument by more than the product of the issue price and the yield to maturity of the debt instrument.  If the yield on the debt instrument does not exceed the AFR by more than six percentage points the issuer will be denied a deduction for the original issue discount on the debt instrument until the interest is paid.  If the yield on the debt instrument does exceed the AFR by more than six percentage points, a portion of the total return on the debt instrument, measured by reference to such excess, is not deductible at all by the issuer and is treated when accrued as a distribution with respect to the issuer’s common stock which may be treated as a dividend eligible for the “dividends received” deduction for corporate holders of the debt instrument but is not eligible for “qualified dividend income” treatment for non-corporate holders (i.e., the reduced fifteen percent (15%) tax rate applicable through December 31, 2010).

The Senior Discount Notes were subject to the applicable high yield discount obligation rules.  However, following the Effective Date, we will not be subject to the rules governing applicable high yield discount obligations, because the New Notes will have a term of less than five (5) years.

3.	Section 382 Limitation

Under section 382 of the Tax Code, if a loss corporation undergoes an “ownership change,” the amount of its pre-change losses that may be utilized to offset future taxable income generally will be subject to an annual limitation.  Such limitation may also apply to subsequently recognized “built-in” losses, i.e., losses economically accrued but unrecognized as of the date of the ownership change.  In general, pursuant to section 382(l)(6) of the Tax Code, the annual limitation for a corporation that undergoes an ownership change pursuant to a plan of reorganization in a case under the Bankruptcy Code would be equal to the product of (i) the value of the loss corporation’s outstanding stock immediately after the ownership change (with certain adjustments) and (ii) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (which is, for example, 4.33% for November 2009).  Any unused portion of the annual limitation for any taxable year would be available in subsequent years.  However, if the loss corporation does not continue its historic business or use a significant portion of its business assets in a new business for two years after the ownership change, the annual limitation would be zero.

In general, an ownership change occurs if the percentage of the value of the loss corporation’s stock owned by one or more direct or indirect 5% shareholders (as specially defined for purposes of section 382 of the Tax Code) has increased by more than fifty (50) percentage points over the lowest percentage of that value owned by such 5% shareholders at any time during a three-year testing period.  The issuance of New Common Stock pursuant to the Plan will constitute an ownership change of the Company.  The Company intends to seek an order from the Bankruptcy Court to impose certain restrictions on the transferability of its equity prior to the Effective Date in order to prevent an ownership change prior to that time.

The Company underwent an ownership change in August 2007 and at such time the long-term tax-exempt rate was 4.5%.  If the long-term tax-exempt rate for the month of the ownership change occurring as a result of this plan is lower than 4.5%, then such lower limitation will apply; however, if such rate is higher, the 4.5% rate would continue to apply for NOLs existing at the time of the August 2007 ownership change and the higher long-term tax-exempt rate would apply to NOLs accruing after August 2007.  Similar rules apply with respect to net unrealized built-in gain (“NUBIG”) as discussed below.

As stated above, section 382 of the Tax Code also can operate to limit built-in losses recognized subsequent to the date of the ownership change.  If a loss corporation has a net unrealized built-in loss (“NUBIL”) at the time of an ownership change (taking into account most assets and all items of “built-in” income and deductions), then any built-in losses recognized (including by way of depreciation deductions) during the following five years (up to the amount of the original net built-in loss) generally will be treated as a pre-change loss and similarly will be subject to the annual limitation.  Conversely, if the loss corporation has a NUBIG at the time of an ownership change, any built-in gains recognized during the following five (5) years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance.  In general, a loss corporation’s NUBIG or NUBIL will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change.  At the time of the August 2007 ownership change the Company calculated and has reported that it was in a NUBIG position.  Further, the Company has had recognized built in gain (“RBIG”) since August 2007 that has increased its NOL limitation.  RBIG, calculated using one of two methods approved by the IRS in Notice 2003-65, provides a “boost” that increases the NOL limitation of taxpayers in a NUBIG position, during a five year “recognition period” following an ownership change.  Based on the estimated reorganization value of the Company, we currently anticipate that we will be in a NUBIG position on the Effective Date.  However, the ownership change resulting from the Plan will effectively erase the RBIG boost to the NOL limitation relating to the August 2007 ownership change, and any further RBIG boost under Notice 2003-65 would be calculated on a going-forward basis.

An exception to the foregoing annual limitation (and built-in gain and loss rules) generally applies pursuant to section 382(l)(5) of the Tax Code where shareholders and qualified creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed title 11 plan.  Under this exception, a debtor’s pre-change losses are not limited on an annual basis but such losses are subject to a one-time reduction in the amount of any interest deductions claimed during the three taxable years preceding the effective date of the reorganization and during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization.  Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor’s utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income.

A qualified creditor is a creditor who either (i) has held its debt continuously beginning at least 18 months prior to the filing of the title 11 case, or (ii) has at all times owned a claim that qualifies as an “ordinary course” claim (e.g., a trade creditor).  In addition, any stock received by a creditor who does not become a direct or indirect 5% shareholder of the reorganized debtor generally will be treated as received by a qualified creditor, other than in the case of any creditor whose participation in the plan makes evident to the debtor that the creditor has not owned the debt for the requisite period.  We have not yet determined whether we will be eligible for, and will choose to be governed by, the section 382(l)(5) exception or whether we will elect not to apply the section 382(l)(5) exception and will instead be subject to the section 382(l)(6) annual limitation and built-in gain and loss rules described above.

4.	Alternative Minimum Tax

In general, an AMT is imposed on a corporation’s alternative minimum taxable income at a 20% rate to the extent such tax exceeds the corporation’s regular federal income tax.  For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated.  In particular, even though a corporation otherwise might be able to offset all of its taxable income for regular tax purposes by available NOL carryforwards, only 90% of a corporation’s taxable income for AMT purposes may be offset by available NOL carryforwards (as recomputed for AMT purposes) resulting in an effective tax rate of 2%.

In addition, if a corporation undergoes an ownership change within the meaning of section 382 of the Tax Code and is in a NUBIL position (as determined for AMT purposes) on the date of the ownership change, the corporation’s aggregate tax basis in its assets would be adjusted for certain AMT purposes to reflect the fair market value of such assets as of the change date.  We do not anticipate being in a NUBIL position and thus do not anticipate being subject to this adjustment.

B.	Tax Consequences to the Impaired Lenders and Impaired Noteholders

1.	Exchange of the Secured Credit Agreement Claims for Cash or New First Lien Notes

Under the terms of the Plan, Holders of Secured Credit Agreement Claims generally will receive cash or, if sufficient cash is not available, New First Lien Notes in exchange for their Claims.  A Holder who receives solely cash in exchange for its Secured Credit Agreement Claims generally should recognize income, gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash received in exchange for its Secured Credit Agreement Claim, and (ii) the Holder’s adjusted tax basis in its Secured Credit Agreement Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the Holder, the nature of the Secured Credit Agreement Claim in such Holder’s hands, whether the Secured Credit Agreement Claim constitutes a capital asset in the hands of the Holder, whether the Secured Credit Agreement Claims were purchased at a discount, and whether and to what extent the Holder has previously claimed a bad debt deduction with respect to its Secured Credit Agreement Claims.

Each Holder of a Secured Credit Agreement Claim exchanged for New First Lien Notes generally should recognize gain or loss equal to the difference, if any, between (1) the issue price of the New First Lien Notes and any cash received in exchange for the Secured Credit Agreement Claims (excluding any Claim for accrued but unpaid interest), and (2) such Holder’s adjusted tax basis in the Secured Credit Agreement Claims (excluding any Claim for accrued but unpaid interest).  Any gain or loss recognized in the exchange generally should be capital or ordinary depending on the nature of the Holder’s interest in the Secured Credit Agreement Claims.  In the case of a noncorporate Holder, capital gain will be taxed at long term capital gains rates if the Holder’s holding period for the Secured Credit Agreement Claims is more than one (1) year at the time of the exchange. A Holder’s tax basis in the New First Lien Notes should equal the issue price of such notes, and a Holder’s holding period for the New First Lien Notes generally should begin on the day following the Effective Date.

The “issue price” of the New First Lien Notes generally should depend on whether, at any time during the sixty (60) day period ending thirty (30) days after the Effective Date, the New First Lien Notes or the Secured Credit Agreement Claims are traded on an “established market.”  If the New First Lien Notes or the Secured Credit Agreement Claims are treated for this purpose as traded on an established market, the issue price of the New First Lien Notes generally should equal the fair market value of the New First Lien Notes (or the Secured Credit Agreement Claims if they, rather than the New First Lien Notes, are traded on an established market) as of the Effective Date. Pursuant to applicable Treasury Regulations, an “established market” need not be a formal market. It is sufficient that the relevant debt obligation appears on a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions. Also, under certain circumstances, a debt obligation is considered to be publicly traded when price quotations for such debt are readily available from dealers, brokers or traders. If neither the New First Lien Notes nor the Secured Credit Agreement Claims are traded on an established market, the issue price of the New First Lien Notes generally should be their stated principal amount.  Although not entirely free from doubt, we believe that the New First Lien Notes and the Secured Credit Agreement Claims should not be considered to be traded on an “established market.”  Therefore, the issue price of the New First Lien Notes should equal the stated principal amount.  In general, the issuer’s determination of issue price will be binding on all Holders, other than a Holder that explicitly discloses its inconsistent treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year in which the exchange occurs.

Lenders will be treated as receiving an interest payment to the extent that a portion of the cash or New First Lien Notes received is allocable to accrued interest that accrued during the Lenders’ holding period for the notes exchanged therefor.  Accordingly, Lenders who previously had not included such accrued interest in income will recognize ordinary taxable income with respect to such interest payment, and Lenders who previously had included such accrued interest in income will recognize ordinary income or loss equal to the difference between the Lenders’ bases in such interest (i.e., the amount of such accrued interest recognized as income by such Lender) and the amount of the payment.  Each Lender is urged to consult its tax advisor regarding the allocation of consideration.

2.	Exchange of the Senior Note Claims for New Second Lien Notes, New Common Stock, Senior Note Cash Consideration, if any, Rights Offering Proceeds, if any

For Senior Noteholders that exchange their Senior Note Claims for New Second Lien Notes, New Common Stock, Senior Note Cash Consideration and Rights Offering Proceeds, if any (the “Senior Note Exchange”) pursuant to the Plan, the Company believes that the U.S. federal income tax treatment of the exchange is currently unclear.  Holders of Senior Notes are urged to consult their own tax advisors with respect to the U.S. federal income tax treatment.

The Senior Notes were issued by Haights and the New Common Stock consists of shares in Reorganized Holdings, its parent corporation.  If the Company reports the Senior Note Exchange as a contribution of the Senior Notes to Reorganized Holdings under section 351 of the Tax Code (the “351 Transaction”) (and the IRS does not successfully challenge such position) the Senior Note Exchange should be a tax-free exchange whereby the Senior Noteholders could recognize gain but not loss, subject to the discussion below.  The receipt of the New Second Lien Notes could be treated as an exchange of a pro rata portion of the Senior Notes for the New Second Lien Notes, followed by a contribution of the remaining portion of the Senior Notes to Reorganized Holdings in exchange for the New Common Stock, Senior Note Cash Consideration, if any, and the Rights Offering Proceeds, if any.  Treatment of the exchange of Senior Notes for New Second Lien Notes should not be a taxable event to the Senior Noteholders to the extent that both notes are treated as “securities” as discussed below; it is possible that the IRS may characterize a portion of the New Second Lien Notes as satisfaction of accrued but unpaid interest (if any  such interest exists at the time of the issuance).  The Company intends to take the position that all payments shall be first allocated to principal and thereafter to accrued but unpaid interest; however, there can be no assurance that the IRS will agree to this classification.  The subsequent contribution of a portion of the Senior Notes to Reorganized Holdings should qualify for U.S. federal income tax purposes as an exchange of property for stock under section 351 of the Tax Code, subject to the gain recognition rules discussed below.  Section 351 of the Tax Code generally provides that a transferor does not recognize gain or loss on the transfer of property to a corporation if such property is transferred solely in exchange for stock of the transferee corporation, and the transferors are in control of the transferee corporation immediately after the exchange.  For this purpose, “control” means ownership of (1) stock possessing at least eighty percent (80%) of the combined voting power of all classes of stock entitled to vote and (2) eighty percent (80%) of the shares of each other class of the corporation’s stock.  A transferor that receives other property in the exchange generally should recognize gain (but not loss) realized up to the fair market value of the other property received and any accrued market discount, and generally should receive a fair market value tax basis in any such other property.  Section 351 of the Tax Code does not consider debt of the transferee corporation that is not a “security” to be “property” affording the transferor nonrecognition treatment upon the exchange.  The preceding rule should not impact the 351 Transaction because the debt being transferred to Reorganized Holdings is debt of Haights.  Because the holders of Senior Notes will receive ninety-two percent (92%) of the New Common Stock (as reduced as applicable pursuant to the Rights Offering (see discussion below)), the Senior Note Exchange should satisfy the requirements of section 351 of the Tax Code.

A Senior Noteholder’s basis in the New Common Stock received pursuant to an exchange under section 351 of the Tax Code generally should equal such holder’s adjusted tax basis in the Senior Notes surrendered pursuant to the Senior Note Exchange (as reduced by the receipt of the New Second Lien Notes), increased by any gain recognized by such holder in the Senior Note Exchange and decreased by the amount of cash and fair market value of any other property received by such holder in the Senior Note Exchange.  The holding period of the New Common Stock generally should include the holding period of the Senior Notes, except that the holding period of any stock issued in respect of accrued but unpaid interest generally should begin on the date following the receipt of the New Common Stock.

However, the IRS has privately ruled that the satisfaction of a wholly-owned subsidiary’s debt with stock of such subsidiary’s parent corporation constituted two separate steps – first an exchange of stock for debt at the subsidiary level, and second an exchange of the subsidiary stock for stock of the parent (the “Two Step Reorganization Transaction”).  If the IRS reaches a similar conclusion regarding the Senior Note Exchange, the federal income tax consequences of the exchange of stock for debt at the Haights level (the first step) will depend on whether the Senior Notes are considered “securities” for federal income tax purposes.

The term “security” is not defined in the Tax Code or applicable Treasury Regulations.   Judicial decisions have held that the determination whether a particular debt constitutes a “security” is based on an overall evaluation of the nature of the original debt.  One of the most significant factors is the term of the original debt.  In general, debt obligations issued with a weighted average maturity at issuance of five (5) years or less do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more do constitute securities.  The term of the Senior Notes is eight (8) years.   Because the original term of the Senior Notes is greater than five (5) years and less than ten (10) years, there is significant uncertainty as to whether the Senior Notes would be treated as “securities.”  Additional factors to be considered include whether the debt instruments were secured, subordinate to other creditors, exposed to the risks of the enterprise and the intent of the parties.  The following discussion provides tax considerations relevant if the Senior Notes are properly classified as “securities” and if they are not classified as “securities” for U.S. federal income tax purposes.  We are not seeking a tax opinion with respect to this issue.  Senior Noteholders should consult their own tax advisors regarding whether the Senior Notes  are “securities” for U.S. federal income tax purposes.

Senior Notes Treated as Securities. If the Senior Notes are treated as “securities” for U.S. federal income tax purposes the first step of the Two Step Reorganization Transaction will be a recapitalization and Senior Noteholders will recognize gain, but not loss, for U.S. federal income tax purposes, equal to the lesser of (i) their overall gain on the exchange of their Senior Notes or (ii) the value of the “issue price” (discussed below) of the New Second Lien Notes they receive (for purposes of the discussion in this section, because the New Second Lien Notes have a term of four (4) years, we will not consider the New Second Lien Notes to be “securities” for U.S. federal income tax purposes).  Their overall gain on the exchange will be equal to the excess of the value of the Haights common stock deemed received and the “issue price” (discussed below) of the New Second Lien Notes they actually received (except any portion of such consideration which is attributable to accrued but unpaid interest) over their adjusted tax basis in their Senior Notes (other than any portion of such basis which is attributable to Claims for accrued but unpaid interest).  A Senior Noteholder’s adjusted tax basis in the Senior Notes (other than Claims for accrued but unpaid interest) generally will be the amount paid for such Senior Notes, reduced by prior principal payments on such Senior Notes.  A Holder’s initial tax basis in the New Second Lien Notes received in the exchange (other than any portion of such basis which is attributable to accrued but unpaid interest) will be equal to the issue price of such New Second Lien Notes on the Effective Date and the Holder’s holding period in the New Second Lien Notes will begin on the day after the Effective Date.

The second step of the Two Step Reorganization Transaction will be an exchange of the Haights common stock for New Common Stock, Senior Note Cash Consideration, and the Rights Offering Proceeds.  Such exchange should qualify as a tax-free transaction under section 351 of the Tax Code.  Senior Noteholders will recognize gain, but not loss, for U.S. federal income tax purposes, equal to the lesser of (i) their overall gain on the exchange of their Haights common stock or (ii) the fair market value of the Senior Note Cash Consideration, and the Rights Offering Proceeds (if any) they receive.  Their overall gain on the exchange will be equal to the excess of the sum of the fair market value of the New Common Stock, Senior Note Cash Consideration and the Rights Offering Proceeds they receive over their adjusted tax basis in their Haights common stock.  The Holder's adjusted tax basis in the New Common Stock will be the Holder’s adjusted tax basis in their Haights common stock, reduced by the value of the Senior Note Cash Consideration and Rights Offering Proceeds (if any) received, and increased by any gain recognized on the exchange.

Senior Notes Not Treated as Securities.  If the Senior Notes are not treated as “securities,” the first step of the Two Step Reorganization Transaction will constitute a taxable transaction and Senior Noteholders will recognize gain or loss on the exchange equal to the difference between their “amount realized” in the exchange and their adjusted tax basis in their Senior Notes.  Their amount realized will be the sum of the fair market value of the New Common Stock  and the “issue price” of the New Second Lien Notes  they receive (other than any portion of such consideration received in payment of accrued but unpaid interest).  The “issue price” of the New Second Lien Notes generally should depend on whether, at any time during the sixty (60) day period ending thirty (30) days after the Effective Date, the New Second Lien Notes or the Senior Notes are traded on an “established market.”  If the New Second Lien Notes or the Senior Notes are treated for this purpose as traded on an established market, the issue price of the New Second Lien Notes generally should equal the fair market value of the New Second Lien Notes (or the Senior Notes if they, rather than the New Second Lien Notes, are traded on an established market) as of the Effective Date. Pursuant to applicable Treasury Regulations, and as discussed above in section I.B.1, an “established market” need not be a formal market, but rather various modes of price dissemination may constitute an “established market.”  If neither the New Second Lien Notes nor the Senior Notes are traded on an established market, the issue price of the New Second Lien Notes generally should be their stated principal amount.  Although not entirely free from doubt, we believe that the New Second Lien Notes and the Senior Notes should not be considered to be traded on an “established market.”  Therefore, the issue price of the New Second Lien Notes should equal the stated principal amount.  In general, the issuer’s determination of issue price will be binding on all holders, other than a holder that explicitly discloses its inconsistent treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year in which the exchange occurs.  A Senior Noteholder’s adjusted tax basis in the Senior Notes (other than Claims for accrued but unpaid interest) would be the amount paid for such Senior Notes, reduced by principal payments received by the Senior Noteholder.  A Senior Noteholder’s gain or loss on the exchange would be capital gain (subject to the “market discount” rules discussed below) if the Senior Notes were held as a capital asset and would be long-term capital gain or loss if the Holder held the Senior Notes for more than one (1) year on the date of the exchange.  The Senior Noteholder’s initial tax basis in the Haights common stock deemed received in the exchange will be equal to its fair market value on the Effective Date.  The Senior Noteholder’s initial tax basis in the New Second Lien Notes actually received in the exchange will be equal to the issue price of the New Second Lien Notes on the Effective Date. The Senior Noteholder’s holding period in the New Second Lien Notes and the Haights common stock will begin on the day after the Effective Date.

The second step of the Two Step Reorganization Transaction will be an exchange of the Haights common stock for New Common Stock, the Senior Note Cash Consideration and the Rights Offering Proceeds.  Such exchange should qualify as a tax-free transaction under section 351 of the Tax Code.  Senior Noteholders will recognize gain, but not loss, for U.S. federal income tax purposes, equal to the lesser of (i) their overall gain on the exchange of their Haights common stock or (ii) the fair market value of the Senior Note Cash Consideration and the Rights Offering Proceeds (if any) they receive.  Their overall gain on the exchange will be equal to the excess of the sum of the fair market value of the New Common Stock, the Senior Note Cash Consideration, and the Rights Offering Proceeds they receive over their adjusted tax basis in their Haights common stock.  The Holder's adjusted tax basis in the New Common Stock will be the Holder’s adjusted tax basis in their Haights common stock, reduced by the amount of the Senior Note Cash Consideration and the Rights Offering Proceeds (if any) received, and increased by any gain recognized on the exchange.

Senior Noteholders will be treated as receiving an interest payment to the extent that a portion of the New Second Lien Notes, the New Common Stock, the Senior Note Cash Consideration, and Rights Offering Proceeds (if any) received is allocable to accrued interest that accrued during the Senior Noteholder’s holding period for the Senior Notes exchanged therefor.  Accordingly, Senior Noteholders who previously had not included such accrued interest in income will recognize ordinary taxable income with respect to such interest payment, and Senior Noteholder’s who previously had included such accrued interest in income will recognize ordinary income or loss equal to the difference between the Holder’s basis in such interest (i.e., the amount of such accrued interest recognized as income by such Holder) and the amount of the payment.  We intend to allocate the distributions of the New Second Lien Notes, New Common Stock, Senior Note Cash Consideration, and Rights Offering Proceeds (if any) to the Senior Noteholders first to the principal portion of the Senior Notes to the extent thereof and thereafter to any accrued interest on the Senior Notes.  However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.  Each Senior Noteholder is urged to consult its tax advisor regarding the allocation of consideration.

The two scenarios described above are not the only ways that the IRS may attempt to characterize the Senior Note Exchange.  While the Company believes it is unlikely, no assurance can be given that the structure of the Senior Note Exchange will not be successfully challenged and its steps re-ordered by the IRS.  We intend to report the senior note exchange as the 351 Transaction.

3.	Exchange of the Senior Discount Note Claims for New Common Stock and Exit Warrants

For Senior Discount Noteholders that exchange their Senior Discount Notes for New Common Stock and the Exit Warrants (the “Senior Discount Exchange”) pursuant to the Plan, the federal income tax consequences will depend on whether or not such exchange qualifies as a “recapitalization” under the Tax Code.  In general, the Tax Code requirements for recapitalization treatment for the Senior Discount Exchange will be met so long as the Senior Discount Notes are considered securities for federal income tax purposes.

The term “security” is not defined in the Tax Code or applicable Treasury Regulations.   Judicial decisions have held that the determination whether a particular debt constitutes a “security” is based on an overall evaluation of the nature of the original debt.  One of the most significant factors is the term of the original debt  In general, debt obligations issued with a weighted average maturity at issuance of five (5) years or less do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten (10) years or more do constitute securities.  The term of the Senior Discount Notes is seven (7) years.   Because the original term of the Senior Discount Notes is greater than five (5) years and less than ten (10) years, there is significant uncertainty as to whether the Senior Discount Notes would be treated as “securities.”  Additional factors to be considered include whether the debt instruments were secured, subordinate to other creditors, exposed to the risks of the enterprise and the intent of the parties.  The following discussion provides tax considerations relevant if the Senior Discount Notes are properly classified as “securities” and if they are not classified as “securities” for U.S. federal income tax purposes.  We are not seeking a tax opinion with respect to this issue.  Senior Discount Noteholders should consult their own tax advisors regarding whether the Senior Discount Notes are “securities” for U.S. federal income tax purposes.

Senior Discount Notes Treated as Securities.  If the Senior Discount Notes are treated as “securities” for U.S. federal income tax purposes, the exchange of the Senior Discount Notes for New Common Stock and the Exit Warrants would be a tax-free “recapitalization” for U.S. federal income tax purposes.  Accordingly, a Senior Discount Noteholder generally would not recognize gain or loss on the receipt of such consideration in exchange for Senior Discount Notes, except for any portion of the consideration that is attributable to accrued but unpaid interest on the Senior Discount Notes that has not previously been included in income.  New Common Stock received for accrued but unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in income.

A Senior Discount Noteholder’s aggregate initial tax basis in the New Common Stock and the Exit Warrants received in the exchange (other than consideration received as accrued but unpaid interest) generally would be the same as such Senior Discount Noteholder’s aggregate tax basis in the Senior Discount Notes exchanged for such consideration (allocated pro rata among the various types of consideration).  A Senior Discount Noteholder’s adjusted tax basis in the Senior Discount Notes generally will be the price paid for the Senior Discount Notes increased by any original issue discount and market discount (discussed below) previously included in income and reduced (but not below zero) by any amortizable bond premium previously deducted with respect to the Senior Discount Notes.  Amortizable bond premium is generally the excess of a Holder’s tax basis in the Senior Discount Notes immediately after they were acquired over their stated redemption price at maturity (the principal amount).  The Code provides that any accrued market discount in respect of the Senior Discount Notes in excess of the gain recognized in the exchange should not be currently includible in income under Treasury Regulations to be issued. However, such accrued market discount would carry over to any non-recognition property received in exchange therefor (i.e., to the New Common Stock and the Exit Warrants received in the exchange), such that any gain recognized by a U.S. Holder upon a subsequent disposition (or repayment) of such non-recognition property would be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific Treasury Regulations implementing this rule have not been issued.  A U.S. Holder’s holding period in for New Common Stock and the Exit Warrants received in the exchange generally would include the period during which the U.S. Holder held the Senior Discount Notes.  A Senior Discount Noteholder’s tax basis in the New Common Stock and the Exit Warrants received as accrued but unpaid interest will equal its fair market value and its holding period will commence on the day after the exchange.

Senior Discount Notes Not Treated as Securities.  If the Senior Discount Notes Claims are not “securities,” Senior Discount Noteholders will recognize gain or loss on the exchange equal to the difference between their “amount realized” in the exchange and their adjusted tax basis in their Senior Discount Notes. Their amount realized will be the sum of the fair market value of the New Common Stock and the Exit Warrants they receive (other than any portion of such consideration received in payment of accrued but unpaid interest).  A Senior Discount Noteholder’s adjusted tax basis in the Senior Discount Notes (other than Claims for accrued but unpaid interest) would be the amount paid for such Senior Discount Notes, reduced by principal payments received by the Senior Discount Noteholder.  A Senior Discount Noteholder’s gain or loss on the exchange would be capital gain (subject to the “market discount” rules discussed below) if the Senior Discount Notes were held as a capital asset and would be long-term capital gain or loss if the Senior Discount Noteholder held the Senior Discount Notes for more than one (1) year on the date of the exchange.    The Senior Discount Noteholder’s initial tax basis in the New Common Stock and the Exit Warrants received in the exchange will be equal to the fair market value of the New Common Stock and the Exit Warrants, respectively, on the Effective Date. The Senior Discount Noteholder’s holding period in the New Common Stock and the Exit Warrants will begin on the day after the Effective Date.

Senior Discount Noteholders will be treated as receiving an interest payment to the extent that a portion of the New Common Stock and the Exit Warrants received is allocable to accrued interest that accrued during the Senior Discount Noteholders’ holding period for the notes exchanged therefor.  Accordingly,  Senior Discount Noteholders who previously had not included such accrued interest in income will recognize ordinary taxable income with respect to such interest payment, and Senior Discount Noteholders who previously had included such accrued interest in income should recognize ordinary income or loss equal to the difference between the Senior Discount Noteholders’ basis in such interest (i.e., the amount of such accrued interest recognized as income by such Senior Discount Noteholders) and the amount of the payment.  However, the IRS has privately ruled that a holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID.  Accordingly, it is also unclear whether, by analogy, a holder of an Allowed Claim that does not constitute a security could be required to recognize a capital loss, rather than an ordinary loss, with respect to any previously included OID that is not paid in full.

We intend to allocate the distributions of the New Common Stock and the Exit Warrants to the Senior Discount Noteholders first to the principal portion of the Senior Discount Notes to the extent thereof and thereafter to any accrued interest on the Senior Discount Notes.  However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.  Each Senior Discount Noteholder is urged to consult its tax advisor regarding the allocation of consideration.

4.	Original Issue Discount (“OID”)

In general, OID is the difference between (1) the sum of all payments on a debt instrument other than “qualified stated interest” and (2) the issue price of the debt instrument.  Because the New Second Lien Notes do not unconditionally require us to pay interest in cash at least annually, none of the interest payments on the New Second Lien Notes will be qualified stated interest even if we pay interest currently in cash.  As a result, inclusions on the New Second Lien Notes will be determined pursuant to the OID rules, and a holder will be required to include OID in gross income as it accrues, possibly in advance of the receipt of cash, regardless of whether such holder uses the accrual method of accounting.

Applying the OID rules to the New Second Lien Notes, a holder generally will be required to include OID in income on an accrual basis using the yield to maturity of the New Second Lien Notes.  A payment of interest in the form of additional New Second Lien Notes will not be treated as a separate payment of interest, but the applicable stated interest on such additional New Second Lien Notes would be taken into account as OID.  If we in fact pay cash interest on the New Second Lien Notes, a holder will not adjust its OID inclusions.  Each payment of cash under the New Second Lien Notes will be treated first as a payment of any accrued OID that has not been allocated to prior payments and second as a payment of principal (which is not includable in income).  A holder generally will not be required to include separately in income cash payments received on the New Second Lien Notes to the extent such payments constitute payments of previously accrued OID.

Further, if the issue price of the New Second Lien Notes is less than the principal amount of such notes, holders may be required to include additional OID in income over the terms of the New Second Lien Notes based on a constant yield method of accrual.  The issue price of New Second Lien Notes depends on whether a substantial amount of such notes is considered to be “traded on an established market” within the meaning of the applicable U.S. Treasury regulations.  If a substantial amount of the New Second Lien Notes is considered to be traded on an established market, the issue price of such notes will be their trading price on the issue date.  If it is not the case that a substantial amount of the New Second Lien Notes is considered to be traded on an established market, but a substantial amount of the Senior Notes is considered to be so traded, the fair market value of the Senior Notes on the date of the exchange will be the issue price of the New Second Lien Notes.  If neither the New Second Lien Notes nor the Senior Notes are considered to be traded on an established market, the issue price of the New Second Lien Notes will be equal to their stated principal amount.  As previously discussed, we believe that the New Second Lien Notes or Senior Notes should not be considered traded on an established market and, thus, that the issue price of the New Second Lien Notes should equal their stated principal amount, but no assurance can be provided in this regard.

If a holder’s adjusted tax basis in its New Second Lien Notes immediately after the exchange is less than the issue price of such New Second Lien Notes, the amount of the difference will be treated as “market discount,” unless such difference is less than a specified de minimis amount.  Under the market discount rules, a holder will be required to treat any gain realized on the sale, exchange or retirement of a New Second Lien Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such disposition.  Market discount is considered to accrue ratably during the period from the date of acquisition to the maturity date of the New Second Lien Notes, unless the holder elects to accrue market discount under the rules applicable to OID.  A holder may elect to include market discount in income (generally as ordinary income) as it accrues, in which case the rule described above regarding the ordinary income treatment upon disposition will not apply.  Such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

In addition, if a holder’s adjusted tax basis in its New Second Lien Notes immediately after the exchange (i) is less than or equal to the principal amount of the New Second Lien Notes, but (ii) exceeds the issue price of such New Second Lien Note, such excess will be considered “acquisition premium.”  In such case, while the application of the acquisition premium rules is not entirely clear, a holder generally should be entitled to reduce its OID inclusions with respect to the New Second Lien Notes (as described in the second previous paragraph) by an amount equal to the amount of OID such holder would otherwise include in its gross income multiplied by a fraction, the numerator of which is the amount of acquisition premium and the denominator of which is the excess of (i) the principal amount of the New Second Lien Notes over (ii) the issue price of the New Second Lien Notes.

If a holder’s adjusted tax basis in its New Second Lien Notes immediately after the exchange exceeds the principal amount of such notes, such excess also will be considered “amortizable bond premium.”  In such case, while the application of the amortizable bond premium rules is not entirely clear, a holder generally may elect to offset interest income by an allocable portion of such holder’s premium, determined based on the yield to maturity.  Holders are urged to consult their tax advisors regarding the application of these rules and calculation of the amortizable bond premium for each applicable accrual period based on the holder’s method of accounting.

Finally, a holder is permitted to elect to include in gross income its entire return on its New Second Lien Notes (i.e., the excess of all remaining payments to be received on its New Second Lien Notes over its adjusted tax basis on its New Second Lien Notes) based on compounding of interest at a constant rate.  For this purpose, a holder should calculate the constant rate by constructing a fixed rate debt instrument, based on LIBOR plus a margin as of the issue date.

The manner in which one calculates OID on the New Second Lien Notes is extremely complex, and therefore, we urge you to consult your own tax advisor.

5.           Backup Withholding

Under certain circumstances a noteholder may be subject to backup withholding at the rate of 28% with respect to “reportable payments.”  We will be required to deduct and withhold the prescribed amount if (a) the noteholder fails to furnish a taxpayer identification number to us in the manner required, (b) the IRS notifies us that the taxpayer identification number furnished by the noteholder is incorrect, (c) there has been a failure of the noteholder to certify under penalty of perjury that the noteholder is not subject to withholding or (d) the noteholder is notified by the IRS that he or she failed to report properly payments of interest and dividends and the IRS has notified us that he or she is subject to backup withholding.

Backup withholding is not an additional tax.  Any amount withheld from a payment to a noteholder under the backup withholding rules is allowable as a credit against such holder’s U.S. federal income tax liability (and may entitle such noteholder to a refund), provided that the required information is furnished to the IRS on a timely basis.  Certain persons are exempt from backup withholding, including corporations and financial institutions.  Noteholders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

XIV.	THE ANTICIPATED CHAPTER 11 CASES OF THE PROSPECTIVE DEBTORS

A.	First Day Orders

On the first day of the Chapter 11 Cases or as soon as practicable thereafter, we intend to seek relief in the form of various “first day orders” from the Bankruptcy Court as to various matters, certain of which are described below.  We believe each of the requests, if granted, would facilitate the Chapter 11 Cases.  There can be no assurance, however, that the Bankruptcy Court will grant any such relief.  The following “first day orders” are not exhaustive and we reserve the right to seek further orders and additional relief from the Bankruptcy Court to the extent that we determine that such orders and relief are necessary or appropriate at such time as the bankruptcy proceedings are commenced, or to not seek portions of the relief described below.

1.	Provisions for Employees

We believe we have a valuable asset in our workforce and that the efforts of our employees are critical to a successful reorganization.  We intend to seek the approval of the Bankruptcy Court to honor payroll checks outstanding as of the Petition Date and to make payments under medical, severance, retirement and all other employee benefit programs.  We also will seek to make certain payments to contract personnel providers.

2.	Trade Vendors and Other Unsecured Creditors

We believe that good relationships with our vendors are necessary to the continued viability of our business during the Chapter 11 Cases.  We intend to seek an order from the Bankruptcy Court, authorizing payments as they become due in the ordinary course of business to such vendors and to other unsecured creditors subject to the continuation of ordinary trade terms, including amounts related to Claims arising prior to the Petition Date, and may also seek authority to continue certain customer programs.

3.	Cash Management

We believe it would be disruptive to our operations if we were forced to implement significant changes to our cash management system upon the commencement of the Chapter 11 Cases.  We intend to seek relief from the Bankruptcy Court authorizing us to maintain our cash management system and existing investment practices.

4.	Cash Collateral

              We believe that inability to obtain sufficient liquidity and to make payments on certain obligations on a timely basis would result in a loss of value to the detriment of our business and all parties to the Chapter 11 Cases.  We intend to seek authority to use cash collateral to ensure that we will have sufficient liquidity to complete the chapter 11 process and effectuate the Plan.  The proposed form of order for the use of cash collateral will be consensual and negotiated with our secured lenders.

5.	Taxes

We intend to seek authority to pay prepetition tax claims owed to various taxing authorities.

6.	Net Operating Loss Trading

We intend to seek authority to impose certain restrictions on the transferability of the equity in the Debtors prior to the Effective Date in order to prevent an ownership change prior to that time.  The proposed relief will protect the potential value of the Debtors' net operating loss carryforwards and certain other tax attributes.

7.	Insurance

We intend to seek authority to pay insurance premiums owed to various insurers of the Prospective Debtors.

8.	Utility Service

We intend to seek an order restraining utilities from discontinuing, altering or refusing service and establishing procedures for the provision of adequate assurance to such providers.

9.	Scheduling Order

We intend to file a motion seeking, inter alia, entry of an order (i) scheduling hearings to confirm the Plan, to find that this Disclosure Statement complies with sections 1126(b)(1) and 1126(b)(2) of the Bankruptcy Code and to approve the prepetition solicitation procedures and (ii) establishing deadlines and procedures for filing objections to confirmation of the Plan, the Disclosure Statement and the solicitation procedures.

10.	Joint Administration

We intend to seek approval for procedural consolidation and joint administration of the Chapter 11 Cases of the various Prospective Debtors.

11.	Relief from Filing Deadline for Schedules

We intend to seek an extension of or dispensation from certain filings including schedules of assets and liabilities, schedules of executory contracts and unexpired leases, lists of equity security holders, and statements of financial affairs.

12.	Retention of Professionals

We intend to seek authority to employ J.H. Cohn LLP as our accountants, Houlihan Lokey Howard & Zukin Capital, Inc. as our financial advisors, Brown Rudnick LLP and Richards, Layton & Finger, P.A., as our legal advisors.  We will also be seeking to retain a noticing agent.

XV.	CONFIRMATION

A.	Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing to consider confirmation of the Plan.  Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan of reorganization.

If we commence the Chapter 11 Cases and seek confirmation of the Plan, the Bankruptcy Court will schedule a Confirmation Hearing to consider whether the Plan satisfies the various requirements of the Bankruptcy Code.  At that time, the Prospective Debtors will submit a report to the Bankruptcy Court concerning the vote for acceptance or rejection of the Plan by the parties entitled to vote thereon.  We intend to seek a “first day order” scheduling the Confirmation Hearing, at which the Prospective Debtors will seek approval of this Disclosure Statement and confirmation of the Plan pursuant to sections 1125, 1128 and 1129 of the Bankruptcy Code.  The Confirmation Hearing Notice will be provided to all Holders of Claims and Equity Interests or their representatives as required by Bankruptcy Rule 2002.  Objections to confirmation must be filed with the Bankruptcy Court by the date designated in the Confirmation Hearing Notice and are governed by Bankruptcy Rules 3020(b) and 9014, and local rules of the Bankruptcy Court.  UNLESS AN OBJECTION TO CONFIRMATION OF THE PLAN IS TIMELY SERVED AND FILED IN ACCORDANCE WITH THE CONFIRMATION HEARING NOTICE, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

B.	Requirements for Confirmation

At the Confirmation Hearing, the Bankruptcy Court will determine whether the provisions of section 1129 of the Bankruptcy Code have been satisfied by the Plan.  If all of the provisions of section 1129 of the Bankruptcy Code are met, the Bankruptcy Court may enter an order confirming the Plan.  We believe that all of the requirements of section 1129 of the Bankruptcy Code will be satisfied.

C.	Class Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each impaired class of claims or interests accept a plan, subject to the exceptions described in the section entitled “cram down” below.  At least one impaired class of claims must accept a plan in order for the plan to be confirmed.

For a class of claims to accept a plan, section 1126 of the Bankruptcy Code requires acceptance by creditors that hold at least two-thirds in dollar amount and a majority in number of allowed claims of such class, in both cases counting only those claims actually voting to accept or reject the plan.  The holders of claims who fail to vote are not counted as either accepting or rejecting a plan.

For a class of interests to accept a plan, section 1126 of the Bankruptcy Code requires acceptance by interest holders that hold at least two-thirds in amount of the allowed interests of such class, counting only those interests actually voting to accept or reject the plan.  The holders of interests who fail to vote are not counted as either accepting or rejecting a plan.

If the Plan is confirmed, the Plan will be binding with respect to all Holders of Claims and Equity Interests of each Class, including Classes and members of such Classes that did not vote or that voted to reject the Plan.

We believe that the Plan satisfies all of the statutory requirements of chapter 11 of the Bankruptcy Code, that we have complied or will have complied with all of the requirements of chapter 11 and that the Plan has been proposed and made in good faith.

D.	Nonconsensual Confirmation

A court may confirm a plan, even if it is not accepted by all impaired classes, if the plan has been accepted by at least one impaired class of claims and the plan meets the “cram down” requirements set forth in section 1129(b) of the Bankruptcy Code.  Section 1129(b) of the Bankruptcy Code requires that the court find that a plan is “fair and equitable” and does not “discriminate unfairly” with respect to any nonaccepting impaired class of claims or interests.  With respect to a dissenting class of claims, the “fair and equitable” standard requires, among other things, that the plan contains one of two elements: (i) that each holder of a claim in such class receive or retain property having a value, as of the effective date of a plan, equal to the allowed amount of its claim, or (ii) that no holder of allowed claims or interests in any junior class receive or retain any property on account of such claims or interests.  With respect to a dissenting class of interests, the “fair and equitable” standard requires that the plan contain one of two elements.  It must provide either (i) that each holder of an interest in the class receive or retain property having a value, as of the effective date, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, or the value of such interests or (ii) that no holder of an interest in any junior class receive or retain any property on account of such interests.  The strict requirement of the allocation of full value to dissenting classes before junior classes can receive a distribution is known as the “absolute priority rule.”

In the event that any impaired Class shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, we reserve the right, subject to any necessary consents to, (i) request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code or (ii) modify the Plan in accordance with the terms thereof.  See Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases.”

E.	Plan Meets Requirements for Confirmation

1.	Best Interests of Creditors—Liquidation Analysis

Notwithstanding acceptance of the Plan by each impaired Class, to confirm the Plan, the Bankruptcy Court must determine that the Plan meets the requirements of section 1129(a)(7) of the Bankruptcy Code, that is, that the Plan is in the best interests of each Holder of a Claim or Equity Interest in an Impaired Class that has not voted to accept the Plan.  Accordingly, if an Impaired Class does not unanimously accept the Plan, the “best interests” test requires that the Bankruptcy Court find that the Plan provides to each non-consenting Holder in such Impaired class a recovery on account of such Holder’s Claim or Equity Interest that has a value at least equal to the value of the distribution that each such Holder would receive if the Prospective Debtors were liquidated under chapter 7 of the Bankruptcy Code.

We believe that confirmation of the Plan is in the best interests of the Holders of Claims and Equity Interests because it provides distributions to such Holders having a present value, as of the Effective Date, of not less than the value such Holders likely would receive if the Prospective Debtors were liquidated under chapter 7 of the Bankruptcy Code.  See Article X. “PROJECTIONS AND VALUATION ANALYSIS” and Article XI. “THE BEST INTERESTS TEST / LIQUIDATION ANALYSIS.”

To estimate what members of each Impaired Class of Claims or Equity Interests would receive if the Prospective Debtors were liquidated pursuant to chapter 7 of the Bankruptcy Code, we must first determine the aggregate dollar amount that would be available to such member for distribution if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code and the Prospective Debtors’ assets were liquidated by a chapter 7 trustee.  The resulting Liquidation Value of the Prospective Debtors would consist of the net proceeds from the disposition of assets of the Prospective Debtors, augmented by any cash held by the Prospective Debtors.

We believe that chapter 7 liquidation would result in a diminution in the value to be realized by Holders of Claims and Equity Interests due to, among other factors, (i) the failure to realize the maximum going-concern value of the Prospective Debtors’ assets, (ii) the incurrence of additional tax liabilities in the event of a liquidation, (iii) additional costs and expenses involved in the appointment of a chapter 7 trustee and attorneys, accountants and other professionals to assist such trustee in the chapter 7 case, (iv) additional expenses and Claims, some of which would be entitled to priority in payment, which would arise by reason of the liquidation, including Claims resulting from the rejection of unexpired real estate leases and other leases and executory contracts in connection with a cessation of the Prospective Debtors’ operations, and (v) the substantial time that would elapse before creditors would receive any distribution in respect of their Claims.  Consequently, we believe that the Plan, which provides for the continuation of our business, will provide a greater ultimate return to Holders of Claims and Equity Interests than would a chapter 7 liquidation.

At the Confirmation Hearing, the Bankruptcy Court will determine whether the non-consenting Holders of Claims (if any) in Impaired Classes will receive distributions under the Plan that are at least as great as the distributions that such Holders would receive upon a liquidation of the Prospective Debtors pursuant to chapter 7 of the Bankruptcy Code.

2.	Feasibility of the Plan

We believe that confirmation of the Plan is not likely to be followed by a liquidation of the Reorganized Debtors or a need for a further financial reorganization of the Reorganized Debtors.  Upon consummation of the Rights Offering, the Reorganized Debtors will have sufficient cash to fund distributions under the Plan and to support and meet their ongoing financial needs.  The Projections indicate that the Plan as proposed is feasible and that the Reorganized Debtors will be financially viable after confirmation of the Plan.

F.	Alternatives to Confirmation and Consummation of the Plan

If we commence the Chapter 11 Cases and the Plan is not subsequently confirmed by the Bankruptcy Court and consummated, the alternatives available to the Prospective Debtor would include (i) confirmation of an alternative plan of reorganization under chapter 11 of the Bankruptcy Code, (ii) an out-of-court restructuring involving a dismissal of the proceedings or (iii) liquidation under chapter 7 or chapter 11 of the Bankruptcy Code.  If the Plan is not confirmed, we will decide which alternative to pursue by weighing each of the available options and choosing the alternative or alternatives that are in the best interests of the Prospective Debtors, their stakeholders and other parties in interest.

1.	Alternative Plans of Reorganization

If the chapter 11 petitions are filed and Plan is not confirmed, the Prospective Debtors (or, if the exclusive period in which to file a plan of reorganization has expired or is terminated by the Bankruptcy Court, any other party in interest) could attempt to formulate a different plan of reorganization.  Such a plan might involve either a reorganization or continuation of our business or an orderly liquidation of our assets.

We believe that the Plan is a significantly more attractive alternative than those alternatives, because it could, among other things, minimize disputes during the reorganization of the Prospective Debtors, significantly shorten the time required to accomplish the reorganization, reduce the expenses of cases under chapter 11 of the Bankruptcy Code, minimize the disruption of our business that would result from a protracted and contested bankruptcy case and ultimately result in a larger distribution to creditors than would other types of reorganizations under chapter 11 of the Bankruptcy Code or a liquidation under chapter 7 or chapter 11 of the Bankruptcy Code.

2.	Dismissal of the Prospective Debtors’ Chapter 11 Cases

Dismissal of our Chapter 11 Cases would have the effect of restoring (or attempting to restore) all parties to the status quo ante.  Upon dismissal of our Chapter 11 Cases, we would lose the protections afforded by the Bankruptcy Code, thereby requiring, at the very least, an extensive and time-consuming process of negotiation with our creditors, and possibly resulting in costly and protracted litigation in various jurisdictions.  Most significantly, dismissal of our Chapter 11 Cases would permit secured prepetition lenders that have not been paid in full to foreclose upon the assets that are subject to their liens.  Moreover, the Prepetition Notes would be in default and subject to enforcement in accordance with their respective indentures.  Dismissal also will permit unpaid unsecured creditors to obtain and enforce judgments against us.  We believe that these actions would seriously undermine our ability to obtain financing and could lead ultimately to the liquidation of the Prospective Debtors under chapter 7 or chapter 11 of the Bankruptcy Code.  Therefore, we believe that dismissal of the Chapter 11 Cases is not a viable alternative to the Plan.

3.	Liquidation Under Chapter 7 or Chapter 11

If chapter 11 petitions are filed and no plan of reorganization is confirmed (and in certain other circumstances), the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the assets of the Prospective Debtors for distribution to creditors in accordance with the priorities established by the Bankruptcy Code.  A discussion of the potential effects that a chapter 7 liquidation would have on the recovery of Holders of Claims and Equity Interests is set forth under Article XI. “THE BEST INTERESTS TEST / LIQUIDATION ANALYSIS.”  In a liquidation, the assets of the Prospective Debtors would be sold in exchange for cash, securities or other property, which would then be distributed to creditors.  In contrast to the Plan (or an alternative reorganization under chapter 11 of the Bankruptcy Code), in which certain creditors would receive debt or equity securities of the Reorganized Debtors and would be subject to the risks associated with holding such securities, in a liquidation creditors might receive cash or other assets which are not subject to those risks.  See Article II.A. “RISK FACTORS—Risks Relating to the Chapter 11 Cases.”  We believe, however, that liquidation under chapter 7 would result in smaller distributions to Holders of Claims in certain Classes (and, as to certain Classes, no distributions) as compared to those provided for in the Plan because of, among other things, (i) failure to realize the greater going-concern value of the Prospective Debtors’ assets and the erosion in value of assets in a chapter 7 case due to the expeditious liquidation required and the “forced sale” atmosphere that would prevail, (ii) administrative expenses involved in the appointment of a trustee and professional advisors to such trustee and (iii) expenses and Claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the operations of the Prospective Debtors.  In addition, a chapter 7 liquidation is likely to result in substantial litigation and delays in ultimate distributions to creditors.  In the event of a chapter 7 liquidation, we believe that there would not be sufficient assets to make any distribution to unsecured creditors, and depending on the value realized in such a liquidation, certain priority claimants, and even secured creditors, also would not be paid in full.

In a liquidation under chapter 11, the Prospective Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7, potentially resulting in somewhat greater (but indeterminate) recoveries.  Although preferable to a chapter 7 liquidation, we believe that a liquidation under chapter 11 still would not realize the full going-concern value of the Prospective Debtors’ assets or the value of any accumulated net operating losses.  First, the going-concern value is predicated upon the Prospective Debtors continuing in operation.  In contrast, liquidation value assumes that the Prospective Debtors would be unable to continue functioning as a going concern and their assets would be sold separately.  Second, due to certain provisions of the Tax Code, it is unlikely that the Prospective Debtors could take advantage of the Prospective Debtors’ accumulated NOLs following a liquidation or a sale of the Prospective Debtors’ assets to an unaffiliated third party.  Consequently, the Prospective Debtors believe that a liquidation under chapter 11 is a less attractive alternative to creditors than the Plan because of the likelihood of a greater recovery provided for by the Plan.  See Article V. “THE PLAN—CLASSIFICATIONS, DISTRIBUTIONS AND IMPLEMENTATION” and Article XI. “THE BEST INTERESTS TEST / LIQUIDATION ANALYSIS.

RECOMMENDATION AND CONCLUSION

We believe that confirmation of the Plan is in the best interests of creditors and that the Plan should be confirmed.  We recommend that all Holders of Claims that are entitled to vote on the Plan vote to accept the Plan.

Dated:  December 4, 2009

Respectfully Submitted,

HAIGHTS CROSS COMMUNICATIONS, INC.

/s/ Paul J. Crecca
Name:	Paul J. Crecca
Title:	President and Chief Executive Officer

HAIGHTS CROSS OPERATING COMPANY

/s/ Paul J. Crecca
Name:	Paul J. Crecca
Title:	President and Chief Executive Officer

RECORDED BOOKS, LLC

/s/ Paul J. Crecca
Name:	Paul J. Crecca
Title:	Manager

TRIUMPH LEARNING, LLC

/s/ Paul J. Crecca
Name:	Paul J. Crecca
Title:	Manager

SNEP, LLC

/s/ Paul J. Crecca
Name:	Paul J. Crecca
Title:	Manager

ANNEX I

List of Prospective Debtors

Haights Cross Communications, Inc.

Haights Cross Operating Company

Recorded Books, LLC

Triumph Learning, LLC

SNEP, LLC

A-I-1

ANNEX II

Terms

“2008 Annual Report” means the Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2008.

“AFR” means the applicable federal rate.

“AMT” means alternative minimum tax.

“Adequate Protection Payments” shall have the meaning ascribed in the Plan.

“Administrative Expense Claims” shall have the meaning ascribed in the Plan.

“Allowed” shall have the meaning ascribed in the Plan.

“Alternative Financing” shall have the meaning ascribed in the Plan.

“Alternative Financing Documents” shall have the meaning ascribed in the Plan.

“Assets” shall have the meaning ascribed in the Plan.

“Ballot” shall have the meaning ascribed in the Plan.

“Bankruptcy Code” shall have the meaning ascribed in the Plan.

“Bankruptcy Court” shall have the meaning ascribed in the Plan.

“Bankruptcy Rules” shall have the meaning ascribed in the Plan.

“Business Day” shall have the meaning ascribed in the Plan.

“Cash” shall have the meaning ascribed in the Plan.

“Causes of Action” shall have the meaning ascribed in the Plan.

“Chapter 11 Cases” shall have the meaning ascribed in the Plan.

“Claim” shall have the meaning ascribed in the Plan.

“Class” shall have the meaning ascribed in the Plan.

“COD” shall have the meaning ascribed in Article XIII.A.1. herein.

“Commitment Letter” shall have the meaning ascribed in Article III.A. herein.

“Confirmation Date” shall have the meaning ascribed in the Plan.

A-II-1

“Confirmation Hearing” shall have the meaning ascribed in the Plan.

“Confirmation Hearing Notice” means a notice of the Confirmation Hearing.

“Confirmation Order” shall have the meaning ascribed in the Plan.

“Covered Persons” shall have the meaning ascribed in the Plan.

“Credit Agreement Transaction Fee” shall have the meaning ascribed in Article VIII.F. herein.

“DCF” shall have the meaning ascribed in Article X.B.1.b. herein.

“Disbursing Agent” shall have the meaning ascribed in the Plan.

“Disclosure Statement” means this Disclosure Statement.

“Disputed” shall have the meaning ascribed in the Plan.

“DTC” shall have the meaning ascribed in the Plan.

“EBITDA” shall have the meaning ascribed in Article X.B.1.a. herein.

“Effective Date” shall have the meaning ascribed in the Plan.

“Eligible Holder” shall have the meaning ascribed in the Plan.

“Employment Agreement” shall have the meaning ascribed in Article VIII.G. herein.

“Entity” shall have the meaning ascribed in the Plan.

“Equity Interests” shall have the meaning ascribed in the Plan.

“Estates” shall have the meaning ascribed in the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Offer” shall have the meaning ascribed in Article III.A. herein.

“Exercise Price” shall have the meaning ascribed in the Plan.

“Exit Warrants” shall have the meaning ascribed in the Plan.

“File”, “Filed” or “Filing” shall have the meaning ascribed in the Plan.

“Final Order” shall have the meaning ascribed in the Plan.

“First Quarter 2009 Quarterly Report” means the Quarterly Report on Form 10-Q of the Company for the three months ended March 31, 2009.

A-II-2

“Forbearance Agreement” shall have the meaning ascribed in Article III.A. herein.

“Fresh Start Accounting” shall have the meaning ascribed in Article X.A.2. herein.

“General Unsecured Claims” shall have the meaning ascribed in the Plan.

“Haights” shall have the meaning ascribed in the Plan.

“Holder” shall have the meaning ascribed in the Plan.

“Holdings” shall have the meaning ascribed in the Plan.

“Houlihan Lokey” means Houlihan Lokey Howard & Zukin Capital, Inc.

“Impaired” shall have the meaning ascribed in the Plan.

“Impaired Noteholders” means, collectively, Holders of the Impaired Notes.

“Impaired Notes” means, collectively, the Senior Notes and the Senior Discount Notes.

“Informal Committee of Senior Notes” shall have the meaning ascribed in the Plan.

“Institutional Accredited Investor” shall have the meaning ascribed in Article VII herein.

“Intercompany Claims” shall have the meaning ascribed in the Plan.

“Intercreditor Agreement” shall have the meaning ascribed in the Plan.

“IRS” means the Internal Revenue Service.

“Lenders” shall have the meaning ascribed in the Plan.

“LIBOR” means the applicable London Interbank Offered Rate.

“Lien” shall have the meaning ascribed in the Plan.

“Liquidation Analysis” means the liquidation analysis prepared by the Company and described in Article XI hereof.

“Liquidation Value” means the aggregate dollar amount that would be available for distribution if the Chapter 11 Cases were converted to cases under chapter 7 of the Bankruptcy Code and the Debtors’ assets were liquidated by a chapter 7 trustee.

“Loan Documents”  shall have the meaning ascribed in the Plan.

“Lock-Up Agreement” shall have the meaning ascribed in Article III.A. herein.

“Mandatory Exchange Date” shall have the meaning ascribed in the Plan.

A-II-3

“Master Ballot” means the form of master ballot distributed in connection with this Disclosure Statement.

“Monthly Fees” shall have the meaning ascribed in Article VIII.F. herein.

“NCLB Act” means the No Child Left Behind Act of 2001.

“New Common Stock” shall have the meaning ascribed in the Plan.

“New Constituent Documents” shall have the meaning ascribed in the Plan.

“New First Lien Note Indenture” shall have the meaning ascribed in the Plan.

“New First Lien Notes” shall have the meaning ascribed in the Plan.

“New Notes” shall mean, collectively, the New First Lien Notes and the New Second Lien Notes.

“New Officers” shall have the meaning ascribed in the Plan.

“New Second Lien Note Indenture” shall have the meaning ascribed in the Plan.

“New Second Lien Notes” shall have the meaning ascribed in the Plan.

“New Securities” means, collectively, the New First Lien Notes, the New Second Lien Notes and the New Common Stock.

“NOLs” means net operating losses, for federal income tax purposes, determined pursuant to the provisions of the Tax Code.

“Nominee” means, with respect to any beneficial owner of Impaired Notes, such Impaired Noteholder’s broker, bank or other nominee, or such person’s proxy holder or agent.

“Note Guarantee” shall have the meaning ascribed in the Plan.

“OID” shall have the meaning ascribed in Article XIII.A.1. herein.

“Other Priority Claims” shall have the meaning ascribed in the Plan.

“Other Secured Claims” shall have the meaning ascribed in the Plan.

 “Person” shall have the meaning ascribed in the Plan.

“Petition Date” shall have the meaning ascribed in the Plan.

“Plan” shall have the meaning ascribed in the Plan.  A copy of the Plan, as of the date hereof, is attached hereto as Exhibit A.

“Plan Documents” shall have the meaning ascribed in the Plan.

A-II-4

“Plan Supplement” shall have the meaning ascribed in the Plan.

“Plan Support Agreement” shall have the meaning ascribed in the Plan.  A redacted copy of the Plan Support Agreement is attached hereto as Exhibit B.

“Plan Support Party” shall have the meaning ascribed in the Plan.

“Prepetition Agent” shall have the meaning ascribed in the Plan.

“Prepetition Equity Agreements” shall have the meaning ascribed in the Plan.

“Prepetition Holdings Equity Interests” shall have the meaning ascribed in the Plan.

“Prepetition Indentures” shall have the meaning ascribed in the Plan.

“Prepetition Indenture Trustees” shall have the meaning ascribed in the Plan.

“Prepetition Notes” shall have the meaning ascribed in the Plan.

“Prepetition Term Loan” means the term loan provided under the Secured Credit Agreement.

“Priority Tax Claims” shall have the meaning ascribed in the Plan.

“Professional Advisors” shall have the meaning ascribed in the Plan.

“Professionals” shall have the meaning ascribed in the Plan.

“Projection Period” means fiscal years 2009 through 2014.

“Projections” means the financial projections prepared by the Company attached hereto as Exhibit J and as further defined in Article X hereof.

“Prospective Debtors” means the prospective debtors as defined in Annex II.

“Pro-Rata Share” shall have the meaning ascribed in the Plan.

“PSLRA” means the Private Securities Litigation Reform Act of 1995, as may be amended or modified from time to time.

“Registration Rights Agreement” shall have the meaning ascribed in the Plan.

“Releasees” shall have the meaning ascribed in the Plan.

“Reorganized Debtor” shall have the meaning ascribed in the Plan.

“Reorganized Haights” shall have the meaning ascribed in the Plan.

“Reorganized Holdings” shall have the meaning ascribed in the Plan.

“Reorganized Holdings Board of Directors” shall have the meaning ascribed in the Plan.

A-II-5

“Reorganized Holdings Certificate of Incorporation” shall have the meaning ascribed in the Plan.

“Reorganized Holdings Constituent Documents” shall have the meaning ascribed in the Plan.

“Reorganized Subsidiary Debtors’ Boards of Directors shall have the meaning ascribed in the Plan.

“Representatives”  shall have the meaning ascribed in the Plan.

“Requisite Plan Support Parties” shall have the meaning ascribed in the Plan.

“Restructuring Transactions” shall have the meaning ascribed in the Plan.

“Rights Offering” shall have the meaning ascribed in the Plan.

“Rights Offering Amount” means the number of shares of New Common Stock issued under the Rights Offering.

“Rights Offering Payment Date” means the date that is three Business Days prior to the anticipated Effective Date as notified by the Prospective Debtors.

“Rights Offering Proceeds” shall have the meaning ascribed in the Plan.

“Rights Offering Transaction Fee” shall have the meaning ascribed in Article VIII.F. herein.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means the 2008 Annual Report and the First Quarter 2009 Quarterly Report.

“Secured Claims” shall have the meaning ascribed in the Plan.

“Secured Credit Agreement” shall have the meaning ascribed in the Plan.

“Secured Credit Agreement Claims” shall have the meaning ascribed in the Plan.

“Secured Credit Agreement Principal Amount” shall have the meaning ascribed in the Plan.

“Secured Tax Claim” shall have the meaning ascribed in the Plan.

“Securities Act” shall have the meaning ascribed in the Plan.

“Senior Discount Exchange” means the exchange by Holders of Senior Discount Notes of such notes for New Common Stock and Exit Warrants.

“Senior Discount Note Claims” shall have the meaning ascribed in the Plan.

“Senior Discount Note Principal Amount” shall have the meaning ascribed in the Plan.

A-II-6

“Senior Discount Note Rights” shall have the meaning ascribed in the Plan.

“Senior Discount Noteholders” means Holders of Senior Discount Notes.

“Senior Discount Notes” shall have the meaning ascribed in the Plan.

“Senior Note Cash Consideration” shall have the meaning ascribed in the Plan.

“Senior Note Claims” shall have the meaning ascribed in the Plan.

“Senior Note Exchange” means the exchange by Holders of Senior Notes of such notes for New Second Lien Notes, New Common Stock and the proceeds from the Rights Offering, if consummated.

“Senior Note Indenture” shall have the meaning ascribed in the Plan.

“Senior Note Principal Amount” shall have the meaning ascribed in the Plan.

“Senior Note Stock Consideration” shall have the meaning ascribed in the Plan.

“Senior Noteholders” means Holders of Senior Notes.

“Senior Notes” shall have the meaning ascribed in the Plan.

“Setoff Claim”  shall have the meaning ascribed in the Plan.

“Solicitation” means the solicitation of votes to accept or reject the Plan pursuant to this Disclosure Statement.

“Subscription Agent” means Globic Advisors, Inc.

“Subscription Commencement Date” means December 4, 2009.

“Subscription Expiration Date” means the date on which the Rights Offering shall expire, which shall be 11:59 p.m. New York City Time on the voting deadline set forth herein for the conclusion of the Rights Offering.

“Subscription Form” means the form to be used by an Eligible Holder of Senior Discount Note Rights to participate in the Rights Offering.

“Subscription Purchase Price” means, for each holder of Senior Discount Note Rights, the amount payable by such holder with respect to the shares of New Common Stock allocated to such holder in the Rights Offering.

“Subscription Record Date” means December 4, 2009, the record date for distribution of Senior Discount Note Rights.

“Surviving Equity Interests” shall have the meaning ascribed in the Plan.

A-II-7

“Tax” shall have the meaning ascribed in the Plan.

“Tax Code” means the Internal Revenue Code of 1986, as may be amended or modified from time to time.

“Term Sheet” means that certain term sheet attached to the Plan Support Agreement, as amended from time to time.

“Third Quarter 2009 Quarterly Report” means the Quarterly Report of the Company for the nine months ended September 30, 2009 attached hereto as Exhibit H.

“Transfer” or “Transferable” means, with respect to any security or the right to receive a security or to participate in any offering of any security including the Rights Offering (each a “Security”), the sale, transfer, pledge, hypothecation, encumbrance, assignment, constructive sale, participation in, or other disposition of such Security or the Beneficial Ownership (as defined below) thereof, the offer to make such a sale, transfer, constructive sale, or other disposition, and each option, agreement, arrangement, or understanding, whether or not in writing and whether or not directly or indirectly, to effect any of the foregoing.  The term “constructive sale” for purposes of this definition means a short sale with respect to such Security, entering into or acquiring an offsetting derivative contract with respect to such Security, entering into or acquiring a futures or forward contract to deliver such security, or entering into any transaction that has substantially the same effect as any of the foregoing.  The term “Beneficially Owned” or “Beneficial Ownership” as used in this definition shall include, with respect to any Security, the beneficial ownership of such Security by a person and by any direct or indirect subsidiary of such person.

“Unimpaired” shall have the meaning ascribed in the Plan.

“Voting Agent” means Globic Advisors, Inc.

“Voting Agreement” shall have the meaning ascribed in the Plan.

 “Voting Deadline” means 11:59 p.m. New York City Time, on January 4, 2010, unless extended.

“Voting Instructions” means the voting instructions described in Article I hereof, together with the instructions contained in the Ballot and Master Ballot.

“Voting Record Date” means the close of business on December 4, 2009, unless extended.

“Work Fee” shall have the meaning ascribed in Article VIII.F. herein.

A-II-8

DISCLOSURE STATEMENT, DATED DECEMBER 4, 2009

Solicitation of Votes with Respect to the

Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code of:

HAIGHTS CROSS COMMUNICATIONS, INC.

and each of its wholly owned direct and indirect U.S. subsidiaries,
Haights Cross Operating Company, Recorded Books, LLC,
Triumph Learning, LLC and SNEP, LLC,
from Lenders and Holders of:

Credit Agreement Dated as of August 15, 2008
11 ¾% Senior Notes Due 2011
12 ½% Senior Discount Notes Due 2011

Impaired Lenders and Noteholders who wish to vote on the Plan of Reorganization should deliver a properly completed Ballot to their respective Nominees or to the Voting Agent in accordance with the instructions set forth in the Ballots, the Master Ballots and this Disclosure Statement.

The Voting Agent for this Solicitation is:

Globic Advisors, Inc.
One Liberty Plaza, 23rd Floor
New York, NY 10006
Attention:  Robert Stevens
Banks and Brokers call: 212-201-5346
Toll-Free: 1-800-974-5771
Facsimile:  212-271-3252

Any questions concerning the terms of this Disclosure Statement and any requests for assistance in completing and delivering the documents delivered with this Disclosure Statement or requests for additional copies of this Disclosure Statement or any of the documents delivered with this Disclosure Statement may be directed to Globic Advisors, Inc.

EXHIBIT A
to
Disclosure Statement:
Plan of Reorganization

IMPORTANT:  NO CHAPTER 11 CASE HAS BEEN COMMENCED AT THIS TIME.  THE SOLICITATION MATERIALS ACCOMPANYING THIS PLAN OF REORGANIZATION HAVE NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING “ADEQUATE INFORMATION” WITHIN THE MEANING OF 11 U.S.C. § 1125(a) NOR HAVE THEY BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION.  IN THE EVENT THAT THE DEBTORS DO FILE CHAPTER 11 CASES, THE DEBTORS EXPECT TO SEEK AN ORDER OR ORDERS OF THE BANKRUPTCY COURT, AMONG OTHER THINGS:  (1) APPROVING THE SOLICITATION OF VOTES AS HAVING BEEN IN COMPLIANCE WITH 11 U.S.C. § 1126(b); AND (2) CONFIRMING THE PLAN OF REORGANIZATION PURSUANT TO 11 U.S.C. § 1129.

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

x
:
:
:
In re:	:	Chapter 11
:
HAIGHTS CROSS COMMUNICATIONS, INC., et al.,	:	Case No. 09 – ________ (____)
:
Debtors.	:	(Joint Administration
	:	Requested)
:
:
x

DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

BROWN RUDNICK LLP
Steven D. Pohl
One Financial Center
Boston, MA 02111
Telephone: (617) 856-8200
Facsimile: (617) 856-8201

- and -
RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi
Paul N. Heath
Christopher M. Samis
One Rodney Square
920 North King Street
Wilmington, DE 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701

PROPOSED ATTORNEYS FOR DEBTORS AND
DEBTORS IN POSSESSION

i

ii

iii

DEBTORS’ JOINT PREPACKAGED PLAN OF REORGANIZATION
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

Haights Cross Communications, Inc., Haights Cross Operating Company, Recorded Books, LLC, Triumph Learning, LLC and SNEP, LLC, debtors and debtors in possession in the above-captioned cases, hereby respectfully propose the following joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code.  The only Entities entitled to vote on the Plan are the Holders of Secured Credit Agreement Claims, Senior Note Claims and Senior Discount Note Claims.  Prior to voting to accept or reject the Plan, such Holders are encouraged to read the Plan, the accompanying Disclosure Statement, and their respective exhibits and schedules, in their entirety.  No materials other than the Plan, the Disclosure Statement, and their respective exhibits and schedules have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan.

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and the restrictions on modifications to this Plan set forth in Section 8.4 hereof, the Debtors reserve the right to alter, amend, modify, revoke or withdraw this Plan at any time or from time to time prior to its substantial consummation.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION AND COMPUTATION OF TIME

Section 1.1. Defined Terms.

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

“Adequate Protection Payments” means all Cash payments made to the Holders of the Secured Credit Agreement Claims (other than for the reimbursement of out-of-pocket costs and expenses incurred by such Holders, including in relation to the fees and expenses of Professional Advisors) during the pendency of the Chapter 11 Cases as a form of “adequate protection” under sections 361, 362 and 363 of the Bankruptcy Code pursuant to an order of the Bankruptcy Court.

“Administrative Expense Claims” means all Claims constituting a cost or expense of administration of the Chapter 11 Cases Allowed under sections 503(b), 507(a)(1) and 507(b) of the Bankruptcy Code.

“Allowed” means, with respect to any Claim, such Claim or portion thereof:  (a) as to which no objection or request for estimation has been Filed, no litigation has commenced, and the Debtors otherwise have assented to the validity thereof; (b) as to which any objection or request for estimation that has been Filed has been settled, waived, withdrawn or denied by a Final Order; or (c) that is allowed (i) as a result of the entry, whether before or after the Effective Date, of a final order of a court of competent jurisdiction (including, but not limited to, the Bankruptcy Court), (ii) pursuant to the terms of an agreement by and among the Holder of such Claim, the Requisite Plan Support Parties and the Debtors (or the Reorganized Debtors, as the case may be) or (iii) under the terms of the Plan.

1

“Alternative Financing” means the financing contemplated by the Alternative Financing Commitment.

“Alternative Financing Commitment” means a commitment from one or more financial institutions, reasonably acceptable in form and substance to the Requisite Plan Support Parties and the Debtors, committing such financial institutions to provide at least $100 million of debt financing to Reorganized Haights, on terms and conditions reasonably acceptable to the Requisite Plan Support Parties and the Debtors and, in any event, not on terms and conditions less favorable than the New First Lien Notes.

“Alternative Financing Documents” means the agreements, notes, certificates, documents and instruments, and all exhibits, schedules and annexes thereto entered into in connection with the Alternative Financing, substantially in the forms set forth in the Plan Supplement, each of which shall be reasonably satisfactory, in form and substance, to the Debtors and the Requisite Plan Support Parties.

“Assets” means, with respect to any Debtor, all of such Debtor’s right, title and interest of any nature in property of any kind, wherever located, as specified in section 541 of the Bankruptcy Code.

“Ballot” means the ballot for voting to accept or reject the Plan prepared and distributed by the Debtors.

“Bankruptcy Code” means title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court under section 2075, title 28, United States Code, as amended from time to time, applicable to the Chapter 11 Cases, and the local rules of the Bankruptcy Court.

“Business Day” means any day, other than a Saturday, Sunday or a “legal holiday” (as such term is defined in Bankruptcy Rule 9006(a)).

“Cash” means legal tender of the United States of America.

“Causes of Action” means all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances and trespasses of, or belonging to, the Estates, whether known or unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or indirectly or derivatively, in law, equity or otherwise.

2

“Chapter 11 Cases” means the Debtors’ voluntary cases filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

“Chapter 11 Parties” means, collectively, (a) all Persons engaged or retained by the Debtors in connection with the Chapter 11 Cases (including in connection with the preparation of, and analyses relating to, the Disclosure Statement, the Plan and the Alternative Financing Documents, if applicable), (b) the Plan Support Parties, (c) the Prepetition Agent (and any predecessor administrative agent or collateral agent under the Secured Credit Agreement), (d) the Prepetition Indenture Trustees, (e) all Persons engaged or retained by the parties listed in (b) through (d) of this definition in connection with the Chapter 11 Cases (including in connection with the preparation of, and analyses relating to, the Disclosure Statement, the Plan and the Alternative Financing Documents, if applicable), and (f) any and all affiliates, members, managers, shareholders, partners, representatives, employees, attorneys, advisors and agents of any of the foregoing.

“Claim” means a claim as defined in section 101(5) of the Bankruptcy Code against any Debtor, whether or not asserted.

“Class” means any group of Claims classified by Article III of the Plan pursuant to sections 1122 and 1129(a)(1) of the Bankruptcy Code.

“Confirmation Date” means the date on which the Confirmation Order is entered on the docket maintained by the Bankruptcy Court pursuant to Bankruptcy Rule 5003.

“Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan under section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Covered Persons” means all directors, officers and other employees of the Debtors, as of the Petition Date, other than such directors, officers and other employees who are expelled or terminated for cause between the Petition Date and the Effective Date.

“Debtors” means, collectively, Holdings, Haights, Recorded Books, LLC, Triumph Learning, LLC and SNEP, LLC, as debtors and debtors in possession in the Chapter 11 Cases.

“Disallowed” means, with respect to any Claim, such Claim or portion thereof that has been disallowed or expunged by a Final Order.

“Disbursing Agent” means the Debtors or the Reorganized Debtors, or any Person designated by the Debtors or the Reorganized Debtors (with the reasonable consent of the Requisite Plan Support Parties), in the capacity as disbursing agent under the Plan.

“Disclosure Statement” means the disclosure statement relating to the Plan (including any exhibits and schedules thereto), as such disclosure statement may be amended, supplemented, or modified from time to time in a manner reasonably acceptable to the Requisite Plan Support Parties.

3

“Disputed” means, with respect to any Claim, such Claim or portion thereof as to which the Debtors or any parties in interest, including the Requisite Plan Support Parties, have interposed an objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or that otherwise is disputed by the Debtors in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

“DTC” means The Depository Trust Company.

“Effective Date” means the Business Day on which all conditions specified in Article VIII have been satisfied or, if capable of being waived, have been waived in accordance with Section 8.3.

“Eligible Holder” means any Holder of a Senior Discount Note Claim that is an institutional “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

“Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

“Equity Interests” means all outstanding ownership interests in any of the Debtors, including any interest evidenced by common or preferred stock, membership interest, option or other right to purchase or otherwise receive any ownership interest in any of the Debtors, or any right to payment or compensation based upon any such interest, whether or not such interest is owned by the holder of such right to payment or compensation.

“Estates” means the estates of the Debtors created pursuant to section 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

“Exercise Price” means an amount equal to the quotient of:  (1) (A) the sum of (i) $100,000,000 and (ii) the Senior Note Principal Amount, plus accrued but unpaid interest thereon through the Petition Date, less (B) the sum of (x) the consolidated Cash balance of the Reorganized Debtors on the Effective Date in excess of $15 million (as estimated on the Confirmation Date and verified to the reasonable satisfaction of the Requisite Plan Support Parties), (y) the aggregate principal amount of the New First Lien Notes or Alternative Financing, as applicable, and (z) the aggregate principal amount of the New Second Lien Notes; divided by (2) 9,000,000.

“Existing Director” means any individual serving, as of the Petition Date (or at any subsequent date through the Effective Date), as a director of any of the Debtors.

“Existing Employee” means any individual employed by any of the Debtors as of the Petition Date (or at any subsequent date through the Effective Date) who is not an Existing Officer or Existing Director.

“Existing Officer” means any individual serving, as of the Petition Date (or at any subsequent date through the Effective Date), as an officer of any of the Debtors.

4

“Existing Personnel” means, collectively, the Existing Directors, the Existing Officers and the Existing Employees.

“Exit Warrants” means warrants for 1,000,000 shares of New Common Stock, at a price per share equal to the Exercise  Price, the form of which warrants shall be attached as an exhibit to the Plan Supplement.

“File”, “Filed” or “Filing” means file, filed or filing with the Bankruptcy Court (or agent thereof) in connection with the Chapter 11 Cases.

“Final Order” means an order or judgment entered by the Bankruptcy Court:  (a) which has not been reversed, stayed, modified, amended or revoked, and as to which (i) any right to appeal or seek certiorari, review, reargument, stay or rehearing has been waived or (ii) the time to appeal or seek certiorari, review, reargument, stay or rehearing has expired and no appeal or petition for certiorari, review, reargument, stay or rehearing is pending; or (b) as to which an appeal has been taken or petition for certiorari, review, reargument, stay or rehearing has been Filed and (i) such appeal or petition for certiorari, review, reargument, stay or rehearing has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, review, reargument, stay or rehearing was sought and (ii) the time to appeal further or seek certiorari, further review, reargument, stay or rehearing has expired and no such further appeal or petition for certiorari, further review, reargument, stay or rehearing is pending; provided, however, that no order or judgment shall fail to be a “Final Order” hereunder solely because of the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code, Rule 59 or 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be Filed with respect to such order or judgment.

“Foreign Subsidiary” or “Foreign Subsidiaries” means W.F. Howes Limited, a company organized under the laws of the United Kingdom, and Wavesound Pty Ltd., a company organized under the laws of Australia, each a non-debtor foreign subsidiary of Recorded Books, LLC.

“General Unsecured Claims” means all Claims that are not Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Secured Credit Agreement Claims, Other Secured Claims, Senior Note Claims, Senior Discount Note Claims, Intercompany Claims, or Claims arising out of or in connection with Prepetition Holdings Equity Interests or Surviving Equity Interests.

“Haights” means Haights Cross Operating Company.

“Holder” means the beneficial holder of any Claim or Equity Interest.

“Holdings” means Haights Cross Communications, Inc.

“Impaired” means, with respect to a Claim or Equity Interest, such Claim or Equity Interest that is impaired pursuant to section 1124 of the Bankruptcy Code.

5

“Informal Committee of Senior Notes” means that certain informal committee composed of DDJ Capital Management, LLC, Bennett Management Corporation, AIG Global Investment Corp. and GoldenTree Asset Management, in each case on behalf of certain funds and accounts, so long as (a) the funds and/or accounts such firms manage and/or advise hold Prepetition Haights Indebtedness and (b) such firms have not resigned from such committee.

“Intercompany Claims” means all Claims held by any Debtor or any Foreign Subsidiary against any other Debtor or Foreign Subsidiary.

“Intercreditor Agreement” means the intercreditor agreement by and among Reorganized Haights, the New First Lien Collateral Trustee and the New Second Lien Collateral Trustee, in substantially the form attached as an exhibit to the Disclosure Statement, to be entered into on the Effective Date.

“Lenders” means the lenders party to the Secured Credit Agreement and any assignee thereof as permitted thereunder.

“Lien” means a lien as defined in section 101(37) of the Bankruptcy Code on or against any of the Debtors’ property or the Estates.

“Loan Documents” means, collectively (a) the Secured Credit Agreement and (b) any other “Loan Document” as defined in the Secured Credit Agreement.

 “Mandatory Exchange Date” means, with respect to any Prepetition Indenture (or any Claims related thereto or arising thereunder), any Business Day selected by the applicable Prepetition Indenture Trustee as the date on which the surrender by the holders of any and all notes issued under such Prepetition Indenture (or giving rise to such Claims) shall occur, which Business Day shall be the Effective Date, or as soon as practicable following the Effective Date, but in no event later than the third Business Day following the Effective Date.

“New Common Stock” means the common stock of Reorganized Holdings, par value $0.01 per share, 15,000,000 shares of which shall be authorized pursuant to the Reorganized Holdings Certificate of Incorporation, which common stock shall be the sole class of voting stock of Reorganized Holdings.

“New Constituent Documents” means (a) with respect to Reorganized Holdings, the Reorganized Holdings Constituent Documents and (b) with respect to any other Reorganized Debtor, the certificate of incorporation, formation or registration (including, if applicable, certificate of name change), articles of incorporation or association, memorandum of association, memorandum of continuance, charter, by-laws, or one or more similar agreements, instruments or documents constituting the organization or formation of such Reorganized Debtor, as amended and restated as of the Effective Date, in each case (i) amended and restated to, among other things, (x) prohibit the issuance of non-voting equity securities by such Reorganized Debtor to the extent required under section 1123(a)(6) of the Bankruptcy Code and (y) otherwise give effect to the provisions of the Plan, and (ii) in form and substance satisfactory to the Requisite Plan Support Parties.

“New First Lien Collateral Trustee” means Wells Fargo Bank, N.A., as collateral trustee under the New First Lien Note Indenture, or any successor collateral trustee thereunder.

6

“New First Lien Note Indenture” means the indenture by and among Reorganized Haights, as issuer, Reorganized Holdings and certain direct and indirect subsidiaries of Reorganized Holdings, as guarantors, and the New First Lien Note Indenture Trustee relating to the New First Lien Notes, the preliminary form of which is attached to the Disclosure Statement as Exhibit F and the final form of which shall be included in the Plan Supplement, which indenture shall be satisfactory, in form and substance, to the Requisite Plan Support Parties.

“New First Lien Note Indenture Trustee” means Wells Fargo Bank, N.A., as indenture trustee under the New First Lien Note Indenture, or any successor indenture trustee thereunder.

“New First Lien Notes” means the first lien notes to be issued by Reorganized Haights pursuant to and in accordance with the New First Lien Note Indenture, in the original principal amount of $100 million.

“New Officers” means the officers of the Reorganized Debtors immediately following the Effective Date.

 “New Second Lien Collateral Trustee” means Wells Fargo Bank, N.A., as collateral trustee under the New Second Lien Note Indenture, or any successor collateral trustee thereunder.

“New Second Lien Note Indenture” means the indenture by and among Reorganized Haights, as issuer, Reorganized Holdings and certain direct and indirect subsidiaries of Reorganized Holdings, as guarantors, and the New Second Lien Note Indenture Trustee relating to the New Second Lien Notes, the preliminary form of which is attached to the Disclosure Statement as Exhibit G and the final form of which shall be included in the Plan Supplement, which indenture shall be satisfactory, in form and substance, to the Requisite Plan Support Parties.

“New Second Lien Note Indenture Trustee” means Wells Fargo Bank, N.A., as indenture trustee under the New Second Lien Note Indenture, or any successor indenture trustee thereunder.

“New Second Lien Notes” means the floating rate second priority secured subordinated notes to be issued by Reorganized Haights pursuant to and in accordance with the New Second Lien Note Indenture, in the original principal amount of $80 million less the amount of any Senior Note Cash Consideration.

“Note Guarantee” has the meaning set forth in the Senior Note Indenture.

“Notice Parties” means the parties identified in Section 11.7 hereof.

“Other Priority Claims” means all Claims against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code that are not Administrative Expense Claims or Priority Tax Claims.

“Other Secured Claims” means all Secured Claims against any Debtor that are not Secured Credit Agreement Claims.

7

“Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

“Petition Date” means the date on which the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

“Plan” means this joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, as may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in accordance with the terms of the Bankruptcy Code and the Bankruptcy Rules.

“Plan Documents” means the agreements, documents and instruments to be entered into as of the Effective Date as contemplated by, and in furtherance of, the Plan, which agreements, documents and instruments shall be reasonably satisfactory, in form and substance, to the Requisite Plan Support Parties.

“Plan Supplement” means the compilation of documents and exhibits Filed not later than 10 days prior to the first date on which the Confirmation Hearing is scheduled to be held, as such documents and exhibits may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules and the terms hereof, and which documents and exhibits shall be reasonably satisfactory, in form and substance, to the Debtors and the Requisite Plan Support Parties.

“Plan Support Agreement” means the agreement, dated as of September 3, 2009, entered into by and among the Debtors and the Plan Support Parties, as may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Plan Support Party” means any Holder of an Impaired Claim that is party to the Plan Support Agreement, including by execution of an assumption agreement in substantially the form attached to the Plan Support Agreement.

“Prepetition Agent” means The Bank of New York Mellon, in its capacity as administrative agent and collateral agent under the Secured Credit Agreement, or any successor administrative agent and collateral agent thereunder.

“Prepetition Equity Agreements” means, collectively, the Prepetition Registration Rights Agreement and the Prepetition Shareholders’ Agreement.

“Prepetition Common Stock” means the common stock of Holdings issued and outstanding as of the Petition Date with a par value $0.0003 per share.

“Prepetition Haights Indebtedness” means, collectively, all amounts due and owing under the Senior Notes and the Secured Credit Agreement.

“Prepetition Holdings Equity Interests” means, collectively, all rights in respect of capital stock of Holdings, including but not limited to the Prepetition Common Stock, options, warrants, or rights, contractual or otherwise, to acquire or receive any such stock or ownership interests in Holdings.

8

“Prepetition Indentures” means, collectively, the Senior Note Indenture and the Senior Discount Note Indenture.

“Prepetition Indenture Trustees” means, collectively, the Senior Note Indenture Trustee and the Senior Discount Note Indenture Trustee.

“Prepetition Notes” means, collectively, the Senior Notes and the Senior Discount Notes.

“Prepetition Shareholders’ Agreement” means the shareholders’ agreement, dated as of August 10, 2007, by and among Holdings and the investors named therein, as amended from time to time.

“Prepetition Registration Rights Agreement” means the registration rights agreement, dated as of December 10, 1999, by and among Holdings, Haights and the Holders (as defined therein), as amended from time to time.

“Priority Tax Claims” means all Claims against any Debtor of the kind specified in section 507(a)(8) of the Bankruptcy Code.

“Professional Advisors” means, collectively, the professional advisors to (A) the Informal Committee of Senior Notes, including, without limitation, Shearman & Sterling LLP, Young Conaway Stargatt & Taylor, LLP and Peter J. Solomon Company L.P., (B) the Lenders and (C) the Debtors, including Houlihan Lokey Howard & Zukin Capital, Inc., Brown Rudnick LLP and Richards, Layton & Finger, P.A.

“Professionals” means (a) all professionals employed in the Chapter 11 Cases pursuant to sections 327, 328, or 1103 of the Bankruptcy Code or otherwise and (b) all professionals or other entities seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

“Pro-Rata Share” means, with respect to any distribution on account of any Allowed Claim in any Class, a distribution equal in amount to the ratio (expressed as a percentage) that the amount of such Allowed Claim bears to the aggregate amount of all Claims, other than Disallowed Claims, in such Class.

“Purchased Shares” means the shares of New Common Stock duly acquired pursuant to the terms of the Rights Offering.

“Qualifying Committee Members” means any member of the Informal Committee of Senior Notes holding an aggregate principal amount of at least $35 million in Prepetition Haights Indebtedness.

“Registration Rights Agreement” means the registration rights agreement containing terms substantially similar to those described in Article VIII.D. to the Disclosure Statement, a copy of which shall be included in the Plan Supplement and shall be reasonably satisfactory, in form and substance, to the Requisite Plan Support Parties.

9

“Releasees” means, collectively, (a) the Existing Personnel and (b) the Chapter 11 Parties.

“Releasors” means, collectively:  (a) all Holders of Claims that have voted to accept the Plan or are entitled to receive, directly or indirectly, a distribution under the Plan (including Persons entitled to receive a distribution through an attorney, agent, indenture trustee or securities intermediary); and (b) all Plan Support Parties.

“Reorganized Debtor” means any Debtor or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

“Reorganized Haights” means Haights or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

“Reorganized Holdings” means Holdings or any successor thereto, by merger, consolidation or otherwise, on or after the Effective Date.

“Reorganized Holdings Board of Directors” means the board of directors of Reorganized Holdings.

“Reorganized Holdings By-Laws” means the amended and restated by-laws of Reorganized Holdings, in substantially the form set forth in the Plan Supplement, which shall (a) be reasonably satisfactory, in form and substance, to the Requisite Plan Support Parties and (b) become effective on the Effective Date.

“Reorganized Holdings Certificate of Incorporation” means the amended and restated certificate of incorporation of Reorganized Holdings, which shall be (a) filed with the Secretary of State of the State of Delaware on or about the Effective Date and (b) reasonably satisfactory, in form and substance, to the Requisite Plan Support Parties.

“Reorganized Holdings Constituent Documents” means, collectively, the Reorganized Holdings By-Laws and the Reorganized Holdings Certificate of Incorporation.

“Reorganized Subsidiary Debtors’ Boards of Directors” means, collectively, the boards of directors of each of the Reorganized Debtors, other than the Reorganized Holdings Board of Directors.

“Representatives”  means, with respect to any Entity, any officer, director, partner, employee, agent, attorney, advisor, investment banker, financial advisor, accountant or other Professional of such Entity, and committee of which such Entity is a member, in each case in such capacity, serving on or after the Petition Date.

“Requisite Plan Support Parties” means all of the members of the Informal Committee of Senior Notes that are Qualifying Committee Members, and any assignee (pursuant to Section 6 of the Plan Support Agreement) of the Prepetition Haights Indebtedness so long as such assignee holds, directly or indirectly, (a) at least $35 million in aggregate principal amount of Prepetition Haights Indebtedness and (b) less than $15 million in aggregate principal amount of Senior Discount Notes.

10

“Restructuring Transactions” has the meaning set forth in Section 4.12.

“Rights Offering” means the offering of Senior Discount Note Rights to the Holders of Allowed Senior Discount Note Claims in accordance with the procedures set forth in the Disclosure Statement.

“Rights Offering Proceeds” means the proceeds of the Rights Offering, if any.

“Secured Claims” means all Claims against any Debtor that are secured by a Lien on, or security interest in, property of such Debtor, or that has the benefit of rights of setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Holder’s interest in such Debtor’s interest in such property, or to the extent of the amount subject to setoff, which value shall be determined as provided in section 506 of the Bankruptcy Code.

“Secured Credit Agreement” means the Credit Agreement, dated as of August 15, 2008, by and among Haights, as borrower, Holdings and other subsidiaries of Haights, as guarantors, the administrative agent and collateral agent thereto and the other parties thereto from time to time, as amended, modified or supplemented from time to time, together with all other agreements entered into and documents delivered in connection therewith.

“Secured Credit Agreement Claims” means all Claims against any Debtor related to, arising out of, or in connection with, the Secured Credit Agreement.

“Secured Credit Agreement Principal Amount” means $109,882,158.23 in principal amount owed as of November 30, 2009 in connection with the Secured Credit Agreement.

“Secured Tax Claim” means any Secured Claim for payment of a Tax.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Discount Note Claims” means all Claims against any Debtor related to, arising out of, or in connection with, the Senior Discount Notes and the Senior Discount Note Indenture.

“Senior Discount Note Indenture” means the indenture governing the Senior Discount Notes, among Holdings, as obligor and the Senior Discount Notes Indenture Trustee, dated as of February 2, 2004, as subsequently amended, modified or supplemented, and the agreements entered into and documents delivered in connection therewith.

“Senior Discount Note Indenture Trustee” means Wilmington Trust Company, as indenture trustee under the Senior Discount Note Indenture, or any successor indenture trustee thereunder.

“Senior Discount Note Principal Amount” means $135 million in principal amount owed in connection with the Senior Discount Notes and the Senior Discount Note Indenture.

11

“Senior Discount Note Rights” means the non-transferable, non-certificated rights to subscribe for shares of New Common Stock, at a price per share equal to the Exercise  Price, on the terms and subject to the conditions set forth in the Disclosure Statement.

“Senior Discount Notes” means the 12 ½% senior discount notes due 2011 issued by Holdings under the Senior Discount Note Indenture.

“Senior Note Cash Consideration” means the portion of the Cash proceeds of an Alternative Financing that is in excess of $100 million, if any.

“Senior Note Claims” means all Claims against any Debtor related to, arising out of, or in connection with, the Senior Notes and the Senior Note Indenture.

“Senior Note Indenture” means the indenture governing the Senior Notes, among Haights, as obligor, Holdings, as parent guarantor, the subsidiary guarantors named therein and the Senior Note Indenture Trustee, dated as of August 20, 2003, as subsequently amended, modified or supplemented, and the agreements entered into and documents delivered in connection therewith .

“Senior Note Indenture Trustee” means Wells Fargo Bank, N.A., as indenture trustee under the Senior Note Indenture, or any successor indenture trustee thereunder.

“Senior Note Principal Amount” means $138.8 million in principal amount owed in connection with the Senior Notes and the Senior Note Indenture.

“Senior Notes” means the 11 ¾% senior notes due 2011 issued by Haights under the Senior Note Indenture.

“Senior Note Stock Consideration” means the number of shares of New Common Stock equal to the difference between (x) 8,280,000 and (y) the number of any Purchased Shares.

“Setoff Claim”  means any Claim with respect to which the Holder thereof has a valid right of setoff against any Debtor, which right is enforceable under section 553 of the Bankruptcy Code as determined by a Final Order or as otherwise agreed in writing by the Debtors, to the extent of the amount subject to such right of setoff.

“Surviving Equity Interests” means all Equity Interests that are not Prepetition Holdings Equity Interests.

“Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, property, environmental or other tax, assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local or foreign taxing authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amounts is determined by reference to the liability of any other Entity.

12

“Unimpaired” means, with respect to any Claim or Equity Interest, such Claim or Equity Interest that is not Impaired.

“Voting Agreement” means the voting agreement containing terms substantially similar to those described in Article VIII.F. to the Disclosure Statement, the preliminary form of which is attached to the Disclosure Statement as Exhibit E and the final form of which shall be reasonably satisfactory, in form and substance, to the Requisite Plan Support Parties.

Section 1.2. Rules of Interpretation and Computation of Time.

(a)  For purposes of the Plan:  (i) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (ii) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document substantially shall be in such form or substantially on such terms and conditions; (iii) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (iv) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (v) the words “herein” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (vi) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (vii) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (viii) any term used in capitalized form in the Plan that is not defined in the Plan but is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

(b)  With respect to any consent required hereunder from the Requisite Plan Support Parties, the Debtors shall be permitted to rely solely on the written representation (including by electronic mail) of the legal counsel to the Informal Committee of Senior Notes as to whether such consent has been obtained.

(c)  The Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Plan Support Parties, and certain other creditors and constituencies, each of whom was represented by counsel who either (i) participated in the formulation and documentation of or (ii) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement and the documents ancillary thereto.  Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentum” shall not apply to the construction or interpretation of any provision of the Plan, the Disclosure Statement or any contract, instrument, release, indenture, or other agreement or document prepared in connection therewith.

(d)  In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

13

ARTICLE II

UNCLASSIFIED CLAIMS

Section 2.1. Administrative Expense Claims.

Each Holder of an Allowed Administrative Expense Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Administrative Expense Claim (except to the extent that such Holder agrees to less favorable treatment thereof) either on, or as soon as practicable after, the latest of (i) the Effective Date, (ii) thirty days after the date on which such Administrative Expense Claim becomes Allowed, (iii) the date on which such Administrative Expense Claim becomes due and payable and (iv) such other date as mutually may be agreed to by such Holder, the Requisite Plan Support Parties and the Debtors.

Section 2.2. Ordinary Course Liabilities.

(a)  Payment of Ordinary Course Liabilities.  Notwithstanding Section 2.1, Allowed Administrative Expense Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including (i) Administrative Expense Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtor's business, (ii) Administrative Expense Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), (iii) Administrative Expense Claims arising from executory contracts and unexpired leases and (iv) Intercompany Claims that are Administrative Expense Claims, will be paid by the applicable Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Expense Claims, without further action by the Holders of such Administrative Expense Claims or further approval by the Bankruptcy Court.

(b)  No Bar Date for Ordinary Course Liabilities.  Holders of Administrative Expense Claims that are based on liabilities incurred in the ordinary course of the Debtors’ businesses (other than Claims of governmental units for Taxes (and for interest and/or penalties related to such Taxes)) shall not be required to File any request for payment of such Claims.  Such Administrative Expense Claims, unless objected to by the Debtors, shall be assumed and paid by the Debtors, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Expense Claims.

Section 2.3. Priority Tax Claims.

Each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction and discharge thereof, Cash equal to the unpaid amount of such Allowed Priority Tax Claim (except to the extent that such Holder agrees to less favorable treatment thereof) either on, or as soon as practicable after, the latest of (i) the Effective Date, (ii) thirty days after the date on which such Priority Tax Claim becomes Allowed, (iii) the date on which such Priority Tax Claim becomes due and payable and (iv) such other date as mutually may be agreed to by such Holder, the Requisite Plan Support Parties and the Debtors; provided, however, that the Debtors shall be authorized, at their option, and in lieu of payment in full of an Allowed Priority Tax Claim, to make deferred Cash payments on account thereof in the manner and to the extent permitted under section 1129(a)(9)(C) of the Bankruptcy Code.

14

Section 2.4. Professional Fees.

(a)  Each Professional requesting compensation pursuant to sections 330, 331 or 503(b) of the Bankruptcy Code for services rendered in connection with the Chapter 11 Cases prior to the Confirmation Date shall File an application for allowance of final compensation and reimbursement of expenses in the Chapter 11 Cases on or before the sixtieth day following the Effective Date.  Without limiting the foregoing, any Debtor or Reorganized Debtor, as the case may be, may pay the charges incurred by the Debtors on and after the Confirmation Date for any Professional’s fees disbursements, expenses or related support services, without application to or approval by the Bankruptcy Court.

(b)  Notwithstanding Section 2.4(a), all reasonable fees and expenses of the Professional Advisors to the Informal Committee of Senior Notes that are incurred in connection with the Chapter 11 Cases (whether incurred before or after the Petition Date, but no later than the Effective Date, and in each case, subject to the terms and provisions of any applicable fee letter or other similar reimbursement agreement between Haights and such Professional Advisors) shall be deemed to be Allowed Administrative Expense Claims for purposes hereof.

Section 2.5. Prepetition Indenture Trustee Fees and Expenses.

The Prepetition Indenture Trustees have provided and will continue to provide necessary services under the Prepetition Indentures prior to and after the Petition Date.  On, or as soon as practicable after, the Effective Date, the Debtors shall pay all reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees in the performance of their duties (including, but not limited to, the reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees’ professionals (to the extent payable under the terms of the Prepetition Indentures)) prior to the Effective Date, provided (a) such fees, costs and expenses are reimbursable under the terms of the applicable Prepetition Indentures and (b) any dispute in connection with such fees, costs and expenses has been resolved by Final Order.  The Reorganized Debtors shall promptly pay to the Prepetition Indenture Trustees any fees, costs and expenses reimbursable under the terms of the applicable Prepetition Indentures that are not disputed and shall attempt to resolve the disputed portion, if any, consensually.  To the extent the Reorganized Debtors and the Prepetition Indenture Trustees are unable to consensually resolve any disputes regarding fees, costs or expenses and the Prepetition Indenture Trustees continue to seek payment of such disputed amount pursuant to Section 2.5, such payment shall occur following the entry of a Final Order of the Bankruptcy Court resolving such dispute.  Notwithstanding Section 4.5 hereof, the Reorganized Debtors shall pay all reasonable fees, costs and expenses incurred by any Prepetition Indenture Trustee (to the extent payable under the terms of the Prepetition Indentures) after the Effective Date in connection with the distributions required pursuant to Section 6.3 or the implementation of any provisions of the Plan (including, but not limited to, the reasonable fees, costs and expenses incurred by the Prepetition Indenture Trustees’ professionals).  Distributions received by the Holders of Allowed Senior Note Claims and Allowed Senior Discount Note Claims, pursuant to the Plan, shall not be reduced on account of the payment of the Prepetition Indenture Trustees’ fees, costs and expenses pursuant to the terms of the Plan.  Nothing in this section shall affect the rights of the Prepetition Indenture Trustees preserved under Section 4.5 hereof.

15

ARTICLE III

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

Section 3.1. Classification.

The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including for purposes of voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.  A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that such Claim or Equity Interest qualifies within the description of such Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class.  A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest has not been paid or otherwise settled prior to the Effective Date.

Claims (except for Administrative Expense Claims and Priority Tax Claims, which are not required to be classified pursuant to section 1123(a)(1) of the Bankruptcy Code) are classified as follows:

(a)           Class 1—Other Priority Claims

(b)           Class 2—Secured Credit Agreement Claims

(c)           Class 3—Other Secured Claims

(d)           Class 4—Senior Note Claims

(e)           Class 5—Senior Discount Note Claims

(f)           Class 6—General Unsecured Claims

(g)           Class 7—Intercompany Claims

(h)           Class 8—Surviving Equity Interests

(i)           Class 9—Prepetition Holdings Equity Interests

Section 3.2. Treatment and Voting Rights of Claims and Equity Interests.

(a) Class 1—Other Priority Claims.

(i)
Impairment and Voting:  Class 1 is Unimpaired by the Plan.  Each Holder of an Allowed Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

16

(ii)
Treatment:  On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Other Priority Claim shall receive Cash in an amount equal to the principal, interest and any other amounts that may be owed in respect of such Claim, so as to leave unaltered the legal, equitable and contractual rights to which such Claim entitles such Holder.

(b) Class 2—Secured Credit Agreement Claims.

(i)	Impairment and Voting: Class 2 is Impaired by the Plan. Each Holder of an Allowed Secured Credit Agreement Claim is entitled to vote to accept or reject the Plan.

(ii)
Allowance:  The Secured Credit Agreement Claims shall be deemed Allowed, in the aggregate, in the sum of (A) the Secured Credit Agreement Principal Amount plus (B) the accrued and unpaid interest thereon (including paid in kind interest and default interest, as applicable) through the Effective Date plus (C) all fees and expenses owed and unpaid in connection with the Secured Credit Agreement, in each case as determined without accounting for any Adequate Protection Payments.

(iii)
Treatment: If the Debtors consummate an Alternative Financing, then on, or as soon as practicable after, the Effective Date, each Holder of Allowed Secured Credit Agreement Claims shall receive, in full satisfaction and discharge thereof, Cash in an amount equal to its Allowed Secured Credit Agreement Claims.  If the Debtors are unable to consummate an Alternative Financing, then on, or as soon as practicable after, the Effective Date, each Holder of Allowed Secured Credit Agreement Claims shall receive, in full satisfaction and discharge thereof, (A) its Pro-Rata Share of the New First Lien Notes; and (B) Cash equal to the difference between (x) the amount of its Allowed Secured Credit Agreement Claims and (y) the principal amount of its Pro-Rata Share of the New First Lien Notes.  All Adequate Protection Payments shall be applied against the Cash distributions contemplated under this Section 3.2(b)(iii), and provided the Confirmation Order becomes a Final Order, no Holder of Secured Credit Agreement Claims will be required to disgorge or otherwise turn over any portion of such payments.

(c) Class 3—Other Secured Claims.

(i)
Impairment and Voting:  Class 3 is Unimpaired by the Plan.  Each Holder of an Allowed Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

17

(ii)
Treatment:  On, or as soon as practicable after, the Effective Date, unless otherwise agreed by the Holder of an Allowed Other Secured Claim, the Requisite Plan Support Parties and the applicable Debtor or Reorganized Debtor, such Holder will receive treatment on account of its Allowed Other Secured Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor.  The applicable Debtor will be deemed to have elected Option B except with respect to (a) any Allowed Other Secured Claim as to which the applicable Debtor elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which the applicable Debtor will be deemed to have elected Option A.

Option A:  On, or as soon as practicable after, the Effective Date, Allowed Claims in Class 3 with respect to which the applicable Debtor elects Option A will receive Cash equal to the amount of such Allowed Claim.

Option B:  On, or as soon as practicable after, the Effective Date, Allowed Claims in Class 3 with respect to which the applicable Debtor elects or is deemed to have elected Option B will be reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Claims are rendered Unimpaired.

Option C:  On, or as soon as practicable after, the Effective Date, a Holder of an Allowed Claim in Class 3 with respect to which the applicable Debtor elects Option C will be entitled to receive (and the applicable Debtor or Reorganized Debtor shall release and transfer to such Holder) the collateral securing such Allowed Claim.

(d) Class 4—Senior Note Claims.

(i)	Impairment and Voting: Class 4 is Impaired by the Plan. Each Holder of an Allowed Senior Note Claim is entitled to vote to accept or reject the Plan.

(ii)
Allowance:  The Senior Note Claims shall be deemed Allowed, in the aggregate, in the sum of (A) the Senior Note Principal Amount plus (B) the accrued and unpaid interest thereon through the Petition Date plus (C) all fees and expenses owed and unpaid in connection with the Senior Notes, to the extent earned or accrued through the Petition Date.

(iii)
Treatment if Class 5 Accepts the Plan:  On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Senior Note Claim shall receive, in full satisfaction and discharge thereof, its Pro-Rata Share of (A) the New Second Lien Notes plus (B) the Senior Note Stock Consideration (subject to adjustment for rounding of fractional shares) plus (C) any Senior Note Cash Consideration plus (D) any Rights Offering Proceeds.

18

(iv)
Treatment if Class 5 Does Not Accept the Plan:  On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Senior Note Claim shall receive, in full satisfaction and discharge thereof, its Pro-Rata Share of (A) the New Second Lien Notes plus (B) 9,000,000 shares of New Common Stock (subject to adjustment for rounding of fractional shares), which amount shall be equal to 100% of the total number of shares of New Common Stock issued under the Plan, plus (C) any Senior Note Cash Consideration.

(e) Class 5—Senior Discount Note Claims.

(i)	Impairment and Voting: Class 5 is Impaired by the Plan. Each Holder of an Allowed Senior Discount Note Claim is entitled to vote to accept or reject the Plan.

(ii)
Allowance:  If Class 5 accepts the Plan, the Senior Discount Note Claims shall be deemed Allowed, in the aggregate, in the sum of (A) the Senior Discount Note Principal Amount plus (B) the accrued and unpaid interest thereon through the Petition Date plus (C) all fees and expenses owed and unpaid in connection with the Senior Discount Notes, to the extent earned or accrued through the Petition Date.

(iii)
Treatment if Class 5 Accepts the Plan:  On, or as soon as practicable after, the Effective Date, each Holder of an Allowed Senior Discount Note Claim shall receive, in full satisfaction and discharge thereof, its Pro-Rata Share of (A) 720,000 shares of New Common Stock (subject to adjustment for rounding of fractional shares), which amount shall be equal to approximately 8% of the total number of shares of New Common Stock issued under the Plan, plus (B) the Exit Warrants.

(iv)
Treatment if Class 5 Does Not Accept the Plan:  No Holder of a Senior Discount Note Claim shall be entitled to, nor shall it receive or retain, any property or interest in property on account of such Senior Discount Note Claim; provided, however, that nothing herein shall affect the rights of the Senior Discount Note Indenture Trustee under Sections 2.5 and 4.5 hereof.

(f) Class 6—General Unsecured Claims.

(i)
Impairment and Voting:  Class 6 is Unimpaired by the Plan.  Each Holder of a General Unsecured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

19

(ii)
Treatment:  Each Holder of an Allowed General Unsecured Claim, at the election of the applicable Debtor or Reorganized Debtor, shall (A) receive Cash equal to the principal amount of its Allowed General Unsecured Claim or (B) have the principal amount of its Allowed General Unsecured Claim reinstated pursuant to section 1124(2) of the Bankruptcy Code.  The failure of the Debtors or any other party in interest to File an objection, prior to the Effective Date, with respect to any General Unsecured Claim that is reinstated hereunder shall be without prejudice to the rights of the Reorganized Debtors or any other party in interest to contest or otherwise defend against such Claim in an appropriate forum (including the Bankruptcy Court, if applicable, in accordance with Article IX of the Plan) when and if such Claim is sought to be enforced.  Any cure amount that the Debtors may be required to pay pursuant to section 1124(2) of the Bankruptcy Code on account of any such reinstated General Unsecured Claim shall be paid on, or as soon as practicable after, the latest of (x) the Effective Date, (y) within five Business Days of the date on which such General Unsecured Claim becomes Allowed, or (z) such other date as may be agreed to by and among the Holder thereof, the Requisite Plan Support Parties and the Debtors.

(g) Class 7—Intercompany Claims.

(i)
Impairment and Voting:  Class 7 is Unimpaired by the Plan.  Each Holder of an Allowed Intercompany Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

(ii)
Treatment:  Each Allowed Intercompany Claim shall be reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Claim is rendered Unimpaired, except to the extent that such Holder agrees to less favorable treatment thereof.

(h) Class 8— Surviving Equity Interests.

(i)
Impairment and Voting:  Class 8 is Unimpaired by the Plan.  Each Holder of a Surviving Equity Interest is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

(ii)	Treatment: On the Effective Date, all Surviving Equity Interests shall be reinstated pursuant to section 1124(2) of the Bankruptcy Code such that such Equity Interests are rendered Unimpaired.

(i) Class 9— Prepetition Holdings Equity Interests.

(i)
Impairment and Voting:  Class 9 is Impaired by the Plan.  Each Holder of a Prepetition Holdings Equity Interest is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code, and, therefore, is not entitled to vote to accept or reject the Plan.

(ii)
Treatment:  No Holder of a Prepetition Holdings Equity Interest shall be entitled to, nor shall it receive or retain, any property or interest in property on account of such Prepetition Holdings Equity Interest.

20

Section 3.3. Nonconsensual Confirmation.

If any Impaired Class of Claims or Equity Interests entitled to vote shall not accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code, the Debtors reserve the right to amend or modify the Plan in accordance with Section 8.4 hereof or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both, in each case, with the consent of the Requisite Plan Support Parties.  With respect to any Class of Claims or Equity Interests that is deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm the Plan pursuant to section 1129(b) of the Bankruptcy Code.

Section 3.4. Special Provision Regarding Unimpaired Claims.

Except as otherwise provided in the Plan, nothing herein shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to Setoff Claims or recoupments against Unimpaired Claims.

Section 3.5. Issuances Subject to Future Dilution.

All of the capital stock rights described herein will be subject to dilution upon future issuances, including management awards.

ARTICLE IV

MEANS FOR IMPLEMENTATION OF THE PLAN

Section 4.1. Compromise of Controversies

In consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan constitute a good faith compromise and settlement of all Claims and controversies resolved under the Plan, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under Bankruptcy Rule 9019.

Section 4.2. Guarantees.

On the Effective Date, all guarantees by any Debtor of the payment, performance, or collection of another Debtor with respect to the Claims specified in Class 2, Class 4 and Class 5 shall be forever discharged, eliminated, cancelled and of no further force and effect.  The Debtors hereby stipulate that upon the occurrence of the Effective Date, no Foreign Subsidiary that is a “Guarantor” under the Senior Note Indenture will guarantee or otherwise directly or indirectly provide credit support for any Indebtedness (as defined in the Senior Note Indenture) of the Company (as defined in the Senior Note Indenture) or any of its Domestic Subsidiaries (as defined in the Senior Note Indenture).  Therefore, pursuant to Section 10.05(d) of the Senior Note Indenture, upon the occurrence of the Effective Date, each such Foreign Subsidiary shall be released and relieved of any and all obligations under its Note Guarantee.  As promptly as practicable after the Effective Date, the Senior Note Indenture Trustee shall execute any and all documents required in order to evidence such release.

21

Section 4.3. Vesting of Assets.

Except as otherwise provided in the Plan or in any Plan Document, on the Effective Date, title to all Assets of any Debtor shall vest in such Reorganized Debtor, free and clear of all Claims, liens, encumbrances and other interests.  Surviving Equity Interests shall be reinstated pursuant to section 1124(2) of the Bankruptcy Code, and the legal, equitable and contractual rights to which the Holders of such Allowed Surviving Equity Interests are entitled shall remain unaltered.  From and after the Effective Date, the Reorganized Debtors may operate their businesses and use, acquire and dispose of property and settle and compromise Claims without supervision by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order.  Without limiting the generality of the foregoing, the Debtors may, without application to or approval by the Bankruptcy Court, pay the fees and expenses of Professionals and other Professional Advisors that they incur after the Effective Date.

Section 4.4. Continued Corporate Existence.

Except as otherwise provided in Section 4.12, each of the Debtors, as Reorganized Debtors, shall continue to exist on and after the Effective Date as a separate legal Entity with all of the powers available to such legal Entity under applicable law and pursuant to the applicable New Constituent Documents, without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) in accordance with such applicable law.  On and after the occurrence of the Effective Date, the Reorganized Debtors shall be authorized to operate their respective businesses, and to use, acquire or dispose of Assets without supervision or approval by the Bankruptcy Court, and free from any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

Section 4.5. Cancellation of Notes, Instruments, Debentures and Equity Interests.

So long as the treatments provided for in, and the distributions contemplated by, Article III are effectuated or made as contemplated herein, upon the Effective Date, each of (a) the Senior Notes, (b) the Senior Discount Notes, (c) the Prepetition Indentures, (d) the Prepetition Holdings Equity Interests, (e) the Secured Credit Agreement and (f) the Loan Documents and (g) any other notes, bonds, indentures, certificates or other instruments or documents evidencing or creating any Claims or Equity Interests that are Impaired hereunder, shall be cancelled and deemed terminated, and shall represent only the right to receive the distributions, if any, to which the Holders thereof are entitled under the Plan; provided, however, that the provisions of the Prepetition Indentures granting the Prepetition Indenture Trustees (1) charging liens or other rights against distributions payable to holders of the Prepetition Notes, to the extent that the Prepetition Indenture Trustees do not receive payments of their fees, costs and expenses payable pursuant to Section 2.5 and (2) ability to make distributions to holders of Prepetition Notes as set forth in the Prepetition Indentures and the Plan, shall survive the cancellation of the Prepetition Indentures and remain in full force and effect.  Except as otherwise provided in Section 6.3, as of the Effective Date, the Prepetition Indenture Trustees shall have no further obligations under their respective Prepetition Indentures.

22

Section 4.6. Cancellation of Liens.

Upon the Effective Date, any Lien securing any Secured Claim (other than a Lien with respect to a Claim that is reinstated pursuant to Section 3.2(c)) shall be deemed released, and the Holder of such Secured Claim shall be authorized and directed to release any collateral or other property of any Debtor (including any cash collateral) held by such Holder and to take such actions as may be requested by the Debtors (or the Reorganized Debtors, as the case may be) to evidence the release of such Lien, including the execution, delivery and filing or recording of such releases as may be requested by the Debtors (or the Reorganized Debtors, as the case may be).

Section 4.7. New Constituent Documents.

On the Effective Date, the Reorganized Debtors shall, in consultation with the Requisite Plan Support Parties, (a) make any and all filings that may be required in connection with the New Constituent Documents with the appropriate governmental offices and/or agencies and (b) take any and all other actions that may be required to render the New Constituent Documents effective.

Section 4.8. Rights Offering.

So long as Class 5 votes to accept the Plan, each Eligible Holder that has voted to accept the Plan and has duly paid its Cash consideration therefor on the terms and subject to the conditions of the Rights Offering shall receive the Purchased Shares allocable to it under the Rights Offering.

Section 4.9. New Officers and Directors of the Reorganized Debtors.

(a) New Officers.  Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each of the New Officers (and, to the extent such Person is an insider, the nature of any compensation for such Person) shall be disclosed in the Plan Supplement.

(b) Initial Reorganized Holdings Board of Directors.  Pursuant to section 1129(a)(5) of the Bankruptcy Code, the identity and affiliations of each proposed member of the initial Reorganized Holdings Board of Directors (and, to the extent such Person is an insider, the nature of any compensation for such Person) shall be disclosed in the Plan Supplement.  The initial Reorganized Holdings Board of Directors shall consist of seven directors.  As long as the Class composed of Senior Discount Note Claims has voted to accept the Plan, one director shall be appointed by Holders of a majority in principal amount of Senior Discount Note Claims and the remaining directors shall be appointed by the Requisite Plan Support Parties.  Notwithstanding the foregoing, in the event that any Holder of an Allowed Senior Discount Note Claim acquires more than 14% of the issued and outstanding shares of New Common Stock pursuant to the terms of the Plan and the Rights Offering, appointment rights shall be modified as described in Article VIII.C.3 to the Disclosure Statement.  Each member of the initial Reorganized Holdings Board of Directors (other than the initial chief executive officer of Reorganized Holdings) shall assume such position on the Effective Date and shall serve from and after the Effective Date until the first annual meeting of the holders of the New Common Stock.  Thereafter, Reorganized Holdings Board of Directors will be elected in accordance with the Reorganized Holdings Constituent Documents and applicable non-bankruptcy law.  Any subsequent Reorganized Holdings Board of Directors shall be elected, classified, and composed in a manner consistent with the Reorganized Holdings Constituent Documents and applicable non-bankruptcy law.

23

(c)           Initial Reorganized Subsidiary Debtors’ Boards of Directors.  The proposed members of each of the initial Reorganized Subsidiary Debtors’ Boards of Directors shall be disclosed in the Plan Supplement.  The classification and composition of each Reorganized Subsidiary Debtor’s Board of Directors shall be consistent with the applicable New Constituent Documents and applicable non-bankruptcy law, and shall be subject to the reasonable consent of the Requisite Plan Support Parties.

(d)           The New Officers and the boards of directors of the Reorganized Debtors shall not be liable to any Person for any Claim that arose prior to the Effective Date in connection with such directors’ or officers’ service to the Reorganized Debtors, in their capacity as director or officer.

Section 4.10. Corporate Action.

Upon the Effective Date, by virtue of the solicitation of votes in favor of the Plan and entry of the Confirmation Order, all actions contemplated by the Plan shall be deemed authorized and approved in all respects, including (a) the adoption of the New Constituent Documents, (b) the selection of the directors and officers for the Reorganized Debtors, (c) the issuance of the New First Lien Notes (or the consummation of the Alternative Financing), (d) the issuance of the New Second Lien Notes (e) the issuance of the New Common Stock, (f) the issuance of the Exit Warrants, (g) the execution of and entry into the Registration Rights Agreement, and (h) all other actions contemplated by the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors or officers of the Debtors or the Reorganized Debtors.  Upon the Effective Date, the appropriate officers of the Reorganized Debtors and members of the boards of directors of the Reorganized Debtors shall be authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan (or necessary or desirable to effect the transactions contemplated by the Plan) in the name of and on behalf of the Reorganized Debtors, including (i) the New First Lien Note Indenture (or the Alternative Financing Documents), (ii) the New Second Lien Note Indenture, (iii) the Registration Rights Agreement, and (iv) any and all other agreements, documents, securities and instruments relating to the foregoing.  The authorizations and approvals contemplated in this Section 4.10 shall be effective notwithstanding any requirements under any applicable non-bankruptcy law.

24

Section 4.11. Sources of Cash for Plan Distribution.

Except as otherwise provided in the Plan or Confirmation Order, all Cash required for the payments to be made hereunder shall be obtained from the Debtors’ and the Reorganized Debtors’ operations and Cash balances, the proceeds of any Alternative Financing, and any Rights Offering Proceeds.

Section 4.12. Restructuring Transactions.

From the Confirmation Date through the Effective Date, the Debtors, subject to the reasonable consent of the Requisite Plan Support Parties, shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effect a corporate restructuring of their businesses, to otherwise simplify the overall corporate structure of the Debtors, or to reincorporate certain of the Debtors under the laws of jurisdictions other than the laws of which such Debtors currently are incorporated, which restructuring may include one or more mergers, consolidations, dispositions, liquidations or dissolutions, as may be determined by the Debtors (subject to the reasonable consent of the Requisite Plan Support Parties) to be necessary or appropriate (collectively, the “Restructuring Transactions”).  In effecting the Restructuring Transactions, the Debtors shall be permitted to (a) execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable state law and such other terms to which the applicable entities may agree, (b) execute and deliver appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree, (c) file appropriate certificates or articles of merger, consolidation or dissolution pursuant to applicable state law and (d) take all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions.  The Restructuring Transactions may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions as may be determined by the Debtors and the Requisite Plan Support Parties to be necessary or appropriate to result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Debtors vesting in one or more surviving, resulting or acquiring corporations.  In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Debtor, such surviving, resulting or acquiring corporation will perform the obligations of such Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Debtor, except as provided in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Debtor will perform such obligations.

Section 4.13. Voting Agreement.

All Persons that are entitled to receive shares of New Common Stock under the terms of the Plan or upon exercise of the Exit Warrants shall be required to become parties to the Voting Agreement, and such Persons shall not be deemed to own such shares or receive certificates therefor unless and until they have executed and returned their respective signature pages to the Voting Agreement.  To the extent that any such Person fails to execute and return its signature page(s) to the Voting Agreement within one year following the Effective Date, the shares of New Common Stock that such Person otherwise would be entitled to receive shall be deemed undeliverable (pursuant to Section 6.5(b) or otherwise) and shall be forfeited to the Reorganized Debtors.

25

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

Section 5.1. Assumption of Executory Contracts and Unexpired Leases.

(a) Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, as of the Effective Date, the Debtors shall be deemed to have assumed each executory contract and unexpired lease to which they are parties (including, but not limited to, non-exclusive or exclusive patent, trademark, copyright or other intellectual property licenses), unless such contract or lease (i) was assumed or rejected by the Debtors prior to such date, (ii) expired or terminated pursuant to its own terms prior to such date, (iii) is the subject of a motion to reject Filed on or before the Confirmation Date or (iv) is set forth in a schedule, Filed as part of the Plan as an executory contract or unexpired lease to be rejected.  The Confirmation Order shall constitute an order of the Bankruptcy Court under sections 365 and 1123 of the Bankruptcy Code approving the contract and lease assumptions or rejections described above, as of the Effective Date.

(b) Each executory contract and unexpired lease assumed pursuant to this Article V shall revest in, and be fully enforceable by, the Reorganized Debtors in accordance with the terms thereof, except as otherwise modified by the provisions of the Plan, or by any order of the Bankruptcy Court.

(c) Each executory contract and unexpired lease assumed pursuant to this Article V and related to the use, ability to acquire, or occupancy of real property will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease, and (ii) all executory contracts or unexpired leases and other rights appurtenant to the property, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other equity interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court or is the subject of a motion to reject Filed on or before the Confirmation Date.

(d) Any monetary amount by which any executory contract or unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, in accordance with section 365(b)(1) of the Bankruptcy Code, by the Debtors.  If there is a dispute regarding (i) the nature or amount of any cure, (ii) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, cure shall occur following the entry of a Final Order of the Bankruptcy Court resolving such dispute and approving the assumption or assumption and assignment, as the case may be.

26

Section 5.2. Claims Based on Rejection of Executory Contracts or Unexpired Leases.

All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed within 30 days after the later of (a) the date of the order of the Bankruptcy Court approving such rejection and (b) the date of the Confirmation Order.  Any Claim arising from the rejection of an executory contract or unexpired lease for which proof of such Claim is not Filed within such time period shall forever be barred from assertion against the Debtors or the Reorganized Debtors, the Estates and their property, unless otherwise ordered by the Bankruptcy Court.  Any Allowed Claim arising from the rejection of executory contracts or unexpired leases for which proof of such Claim timely has been Filed shall be, and shall be treated as, an Allowed General Unsecured Claim under the terms hereof, subject to any limitation under section 502(b) of the Bankruptcy Code or otherwise.

Section 5.3. Indemnification of Directors, Officers and Employees.

Any obligations or rights of the Debtors or Reorganized Debtors to defend, indemnify, reimburse, or limit the liability of Covered Persons pursuant to any applicable certificates of incorporation, by-laws, policy of providing employee indemnification, state law, or specific agreement in respect of any claims, demands, suits, causes of action, or proceedings against such Covered Persons based upon any act or omission related to such Covered Persons’ service with, for, or on behalf of the Debtors prior to the Effective Date, shall be treated as if they were executory contracts that are assumed under the Plan and shall survive the Effective Date and remain unaffected hereby, and shall not be discharged, irrespective of whether such defense, indemnification, reimbursement, or limitation of liability is owed in connection with an occurrence before or after the Petition Date and shall be fully enforceable by the Reorganized Debtors and the Covered Persons.  Without limiting the generality of the foregoing:  (i) the Debtors shall assume all of the directors’ and officers’ liability insurance policies existing as of the Petition Date and (ii) on or before the Effective Date, the Debtors shall purchase tail coverage (solely to the extent such tail coverage does not already exist) for a period of six (6) years under a directors’ and officers’ insurance policy for current and former directors and officers covering claims for, among other things, breach of fiduciary duties.  The Debtors are authorized to purchase such tail coverage and, subject to the Order(s) entered in these Chapter 11 Cases authorizing the Debtors’ use of cash collateral, to pay all amounts with respect thereto, including premiums, payments to insurance brokers and payments of deductible and reserve funding, if applicable.

27

Section 5.4. Reserved.

Section 5.5. Compensation and Benefit Programs.

Except and to the extent previously assumed by an Order of the Bankruptcy Court, on or before the Confirmation Date, all employment and severance policies, and compensation and benefit plans, policies and programs of the Debtors applicable to their employees, retirees and non-employee directors, including all savings plans, retirement plans, healthcare plans, disability plans, severance benefit plans, and life, accidental death and dismemberment insurance plans, including benefit plans and programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as if they were, executory contracts that are to be assumed under this Plan.  The Debtors’ obligations under such plans and programs shall survive confirmation of this Plan, except for (i) executory contracts or benefit plans specifically rejected pursuant to this Plan (to the extent such rejection does not violate sections 1114 and 1129(a)(13) of the Bankruptcy Code) and (ii) such executory contracts or employee benefit plans as have previously been rejected, are the subject of a motion to reject as of the Confirmation Date, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.  In addition, the Debtors may, prior to the Confirmation Date, enter into employment agreements with key employees that may become effective on or prior to the Effective Date and survive consummation of this Plan.  Any such agreements will be annexed to the Plan Supplement or otherwise Filed with the Bankruptcy Court.

Section 5.6. Reserved.

Section 5.7. Termination of Prepetition Equity Agreements.

Upon the Effective Date, each Prepetition Equity Agreement shall be deemed terminated and of no further force and effect, and any Claim in respect thereof shall be treated as a Prepetition Holdings Equity Interest hereunder.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

Section 6.1. Date of Distributions.

Except as otherwise provided in the Plan, any distribution to be made hereunder (and in connection with the Rights Offering) shall be made on the Effective Date, or as soon as practicable thereafter.  Any payment or act required to be made or done hereunder on a day that is not a Business Day shall be made on the next succeeding Business Day.

Section 6.2. Interest On Claims.

Except for interest, fees and expenses owed and owing to the Lenders pursuant to the Loan Documents, unless otherwise specifically provided by this Plan or the Confirmation Order, or by applicable bankruptcy law, post-petition interest shall not accrue and not be paid on Allowed Claims when due under the contract, agreement, or other instrument governing the terms and conditions of the obligation comprising such Allowed Claim.  Post-petition interest shall not accrue and not be paid upon any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made thereon, if and after such Disputed Claim becomes an Allowed Claim.

Section 6.3. Disbursing Agent.

(a) General.  Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Reorganized Debtors, as Disbursing Agent.  The Reorganized Debtors shall be permitted, without further order of the Bankruptcy Court, to employ or contract with any Entities to assist in or make the distributions required hereunder.

28

(b) Prepetition Agent.  The Prepetition Agent shall be deemed to be the Holder of all Secured Credit Agreement Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Secured Credit Agreement Claims shall be made to the Prepetition Agent.  The Prepetition Agent shall hold such distributions for the benefit of the Holders of Allowed Secured Credit Agreement Claims, and, as soon as practicable following such Holders’ compliance with the requirements set forth in Section 6.7, shall deliver such distributions to such Holders.

(c) Senior Note Indenture Trustee.  The Senior Note Indenture Trustee shall be deemed to be the Holder of all Senior Note Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Senior Note Claims shall be made to the Senior Note Indenture Trustee (or in accordance with the instructions provided by the Senior Note Indenture Trustee).  The Senior Note Indenture Trustee (or the recipient of such distributions pursuant to any instructions provided by the Senior Note Indenture Trustee) shall hold all such distributions for the benefit of the Holders of Allowed Senior Note Claims as of the Mandatory Exchange Date, and, as soon as practicable following such Holders’ compliance with the requirements set forth in Section 6.7, shall deliver such distributions to such Holders.

(d) Senior Discount Note Indenture Trustee.  The Senior Discount Note Indenture Trustee shall be deemed to be the Holder of all Senior Discount Note Claims for purposes of distributions to be made hereunder (and in connection with the Rights Offering), and all distributions, if any, on account of Allowed Senior Discount Note Claims (including any shares of New Common Stock to be distributed in connection with the Rights Offering) shall be made to the Senior Discount Note Indenture Trustee (or in accordance with the instructions provided by the Senior Discount Note Indenture Trustee).  The Senior Discount Note Indenture Trustee (or the recipient of such distributions pursuant to any instructions provided by the Senior Discount Note Indenture Trustee) shall hold all such distributions for the benefit of the Holders of Allowed Senior Discount Note Claims as of the Mandatory Exchange Date, and, as soon as practicable following such Holders’ compliance with the requirements set forth in Section 6.7, shall deliver such distributions to such Holders.

Section 6.4. Mandatory Exchange Date.

As of the Mandatory Exchange Date relating to any Prepetition Indenture, the transfer register for such Prepetition Indenture shall be closed and the transfer of the Prepetition Notes issued thereunder, or any interest therein, shall be prohibited.  Neither the Disbursing Agent nor the Prepetition Indenture Trustee under such Prepetition Indenture shall have any obligation to recognize the transfer or sale of, or any participation in, any Allowed Claims relating to such Prepetition Indenture that occurs after such Mandatory Exchange Date, and shall be entitled for all purposes herein to recognize and make distributions only to Holders of such Claims as of the Mandatory Exchange Date.

Section 6.5. Delivery of Distributions and Undeliverable or Unclaimed Distributions.

(a) General.  Any distribution to be made hereunder to a Holder of an Allowed Claim shall be made to the address of such Holder as set forth in the books and records of the Debtors or their agents, or in a letter of transmittal, unless the Debtors have been notified in writing of a change of address, including by the Filing of a proof of claim by such Holder that contains an address for such Holder that is different from the address reflected on such books and records or letter of transmittal.

29

(b) Undeliverable Distributions.  In the event that any distribution or notice provided in connection with the Chapter 11 Cases to any Holder of an Allowed Claim is returned to the Disbursing Agent as undeliverable or otherwise is unclaimed, the Disbursing Agent shall make no further distribution to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then current address.  On, or as soon as practicable after, the date on which a previously undeliverable or unclaimed distribution becomes deliverable and claimed, the Disbursing Agent shall make such distribution without interest thereon.  Any Holder of an Allowed Claim that fails to assert a Claim hereunder for an undeliverable or unclaimed distribution within one year after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall forever be barred and enjoined from asserting such Claim against any of the Debtors, the Estates, or the Reorganized Debtors or their property.  Any Cash amounts in respect of undeliverable or unclaimed distributions for which a Claim is not made within such one-year period shall be forfeited to the Reorganized Debtors.  Any securities issued by the Debtors in respect of undeliverable or unclaimed distributions for which a Claim is not made within such one-year period shall be cancelled and extinguished.  Nothing contained herein shall require, or be construed to require, the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

Section 6.6. Setoff and Recoupment.

The Reorganized Debtors shall be permitted, but not required, to set off against any Claim (other than the Secured Credit Agreement Claims, the Senior Note Claims and the Senior Discount Note Claims, which Claims shall not be subject to setoff, recoupment or reduction of any kind), or the distributions to be made hereunder on account of such Claim, any claims of any nature whatsoever the Debtors have against the Holder of such Claim; provided, however, that neither the failure to exercise such setoff  nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganized Debtors of any such claim the Reorganized Debtors may have against such Holder.

Section 6.7. Surrender of Cancelled Instruments or Securities.

(a) Any Holder of any Claim evidenced by the instruments, securities or other documentation cancelled under Section 4.5 (including the Prepetition Agent and the Prepetition Indenture Trustees) shall surrender such applicable instruments, securities or other documentation to the Reorganized Debtors, in accordance with written instructions to be provided to such Holder by the Reorganized Debtors, unless waived in writing by the Debtors or the Reorganized Debtors.  With respect to any global note relating to any Prepetition Indenture that is held in the name of DTC, DTC shall surrender the applicable instrument to the applicable Prepetition Indenture Trustee, and such Prepetition Indenture Trustee shall surrender such global note to the Reorganized Debtors.  Any distribution required to be made hereunder on account of any such Claim shall be treated as an undeliverable distribution under Section 6.5(b) pending the satisfaction of the terms of this Section 6.7(a).

30

(b) Subject to Section 6.8, any Holder of any Claim evidenced by the instruments, securities or other documentation cancelled under Section 4.5 that fails to surrender such applicable instruments, securities or other documentation in accordance with Section 6.7(a) within two years after the Effective Date shall have such Claim, and the distribution on account of such Claim, discharged, and shall forever be barred from asserting such Claim against any of the Reorganized Debtors or their respective property.

Section 6.8. Lost, Stolen, Mutilated or Destroyed Debt or Equity Securities.

In addition to any requirements under any applicable agreement, any Holder of any Claim evidenced by the instruments, securities or other documentation cancelled under Section 4.5 (including the Prepetition Agent and the Prepetition Indenture Trustees), which instruments, securities or other documentation have been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such instruments, securities or other documentation, deliver to the Reorganized Debtors (a) evidence reasonably satisfactory to the Reorganized Debtors and the Requisite Plan Support Parties of such loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Reorganized Debtors to hold the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such Entity as the Holder of such Allowed Claim.  Such Holder shall, upon compliance with this Article VI, be deemed to have surrendered such instruments, securities or other documentation for all purposes hereunder.

Section 6.9. Fractional Distributions.

Notwithstanding anything contained herein to the contrary, no distributions of fractional shares or fractions of dollars (whether in the form of Cash or notes) shall be made hereunder on account of Claims in Classes 2, 3, 4 and 5, and for purposes of distribution hereunder on account of such Claims, fractional shares and fractions of dollars (whether in the form of Cash or notes) shall be rounded to the nearest whole unit (with any amount equal to or less than one-half share or one-half dollar, as applicable, to be rounded down).

Section 6.10. Manner of Payment Under Plan of Reorganization.

The Disbursing Agent shall be authorized to make any Cash payment required to be made hereunder by check or wire transfer, at its discretion.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

Section 7.1. Prosecution of Objections to Claims.

Holders of Claims and Equity Interests need not File proofs of claim and shall be subject to the Bankruptcy Court process only to the extent provided in the Plan.  On and after the Effective Date, except as otherwise provided herein, all valid Claims shall be paid in the ordinary course of business of the Reorganized Debtors.  If the Debtors dispute any Claim, such dispute shall be determined, resolved or adjudicated, as the case may be, as if the Chapter 11 Cases had not commenced, provided, however, that the Debtors may elect, at their sole discretion, to object under section 502 of the Bankruptcy Code with respect to any proof of claim filed by or on behalf of a Holder of a Claim, provided further however, that before the Effective Date the Debtors shall not take any action pursuant to this Section 7.1 without the reasonable consent of the Requisite Plan Support Parties.

31

Section 7.2. Estimation of Claims.

The Debtors (or the Reorganized Debtors, as the case may be) and any parties in interest, including the Requisite Plan Support Parties, shall be permitted, at any time, to request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether the Debtors (or the Reorganized Debtors, as the case may be) or any parties in interest, including the Requisite Plan Support Parties, previously had objected to such Claim or whether the Bankruptcy Court had ruled on such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any Claim at any time during any litigation concerning any objection to such Claim, including during the pendency of any appeal relating to such objection.  In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If such estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtors (or the Reorganized Debtors, as the case may be), or, prior to the Effective Date, any parties in interest, including the Requisite Plan Support Parties, may elect to pursue any supplemental proceedings to object to the allowance of such Claim.  All of the aforementioned objection, estimation and resolution procedures are cumulative and not exclusive of one another.  Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

Section 7.3. No Distributions Pending Allowance.

Notwithstanding any other provision hereof, if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

Section 7.4. Distributions After Allowance.

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the holder of such Allowed Claim in accordance with the provisions of this Plan.  As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Disbursing Agent shall provide to the holder of such Claim the distribution (if any) to which such holder is entitled under this Plan as of the Effective Date, without any interest to be paid on account of such Claim.

32

ARTICLE VIII

CONDITIONS PRECEDENT TO CONFIRMATION AND EFFECTIVE DATE

Section 8.1. Conditions Precedent to Confirmation.

The Confirmation Order shall not be entered unless and until such Confirmation Order is in form and substance reasonably satisfactory to the Debtors and the Requisite Plan Support Parties.

Section 8.2. Conditions Precedent to the Effective Date.

The Effective Date shall not occur unless and until each of the following conditions has occurred or has been waived in accordance with the terms herein:

(a) the Confirmation Order shall (i) have been entered in form and substance reasonably satisfactory to the Debtors and the Requisite Plan Support Parties, (ii) not have been amended or otherwise modified after its entry in any manner that is not reasonably satisfactory to the Debtors and the Requisite Support Parties and (iii) have become a Final Order;

(b) the execution and delivery of (i) the New First Lien Note Indenture (or Alternative Financing Documents), (ii) the New Second Lien Note Indenture, (iii) the New Constituent Documents, (iv) the Intercreditor Agreement, (v) all other documents and agreements necessary to implement the terms of the Plan and (vi) all other Plan Documents to be executed as of the Effective Date;

(c) the Reorganized Holdings Certificate of Incorporation shall have been duly filed with the Delaware Secretary of State;

(d) all authorizations, consents and approvals determined by the Debtors or the Requisite Plan Support Parties to be necessary to implement the terms of the Plan shall have been obtained;

(e) there shall be no order, opinion, ruling or other decision issued or entered by any governmental entity or any court of competent jurisdiction staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan;

(f) there shall be no circumstance that would give rise to a default or an event of default (or reasonably could be expected with the passage of time to give rise to a default or an event of default) under any of the Plan Documents;

(g) all Plan Documents and the transactions contemplated thereby shall be consistent in all material respects with the Disclosure Statement, and all other documents material to the consummation of the transactions contemplated under the Plan shall be in form and substance reasonably acceptable to the Debtors and Requisite Plan Support Parties; and

(h) all other actions necessary to implement the terms of the Plan shall have been taken.

33

Section 8.3. Waiver of Conditions.

Any condition set forth in this Article VIII may be waived, in whole or in part, at any time by the Debtors, with the reasonable consent of the Requisite Plan Support Parties (not to be conditioned or delayed), without notice or leave or order of the Bankruptcy Court.

Section 8.4. Modification of Plan.

The Debtors, with the reasonable consent of the Requisite Plan Support Parties, may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date.  After the Confirmation Date and prior to substantial consummation of the Plan, as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan so long as such proceedings do not materially adversely affect the treatment of Holders of Claims or Equity Interests under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

Section 8.5. Effect of Withdrawal or Revocation.

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date.  If the Plan is so revoked or withdrawn, or if the Effective Date fails to occur, then the Plan shall be deemed null and void in its entirety, and of no force or effect.  In such event, nothing contained herein shall be deemed to constitute a waiver or release of (a) any Claims or rights of the Informal Committee of Senior Notes or any Plan Support Party or (b) any Claim against or Equity Interest in any Debtor or any other Entity, or to prejudice in any manner, in any further proceedings involving any Debtor, the rights of (i) any Debtor or any other Entity or (ii) the Informal Committee of Senior Notes or any Plan Support Party.

Section 8.6. Reservation of Rights.

The Plan shall have no force or effect unless and until the Confirmation Order is entered.  Prior to the Effective Date, none of the Filing of the Plan, any statement or provision contained in the Plan, or action taken by the Debtors with respect to the Plan shall be, or shall be deemed to be, an admission or waiver of any rights of any Debtor or any other party with respect to any Claims or Equity Interests or any other matter.

Section 8.7. Substantial Consummation of Plan.

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

34

ARTICLE IX

EFFECT OF PLAN CONFIRMATION

Section 9.1. Binding Effect.

On and after the Confirmation Date, the provisions of this Plan shall bind any Holder of a Claim against, or Equity Interest in, the Debtors and such Holder’s respective successors and assigns, whether or not the Claim or Equity Interest of such Holder is Impaired under the Plan and whether or not such holder has accepted the Plan.  This Plan shall also be binding upon the Debtors and their respective successors and assigns, including, without limitation, the Reorganized Debtors.

Section 9.2. Discharge of Claims.

Except as otherwise provided in Article III, upon the Effective Date, all existing Claims and Equity Interests shall be, and shall be deemed to be, discharged and terminated.

Section 9.3. Releases.

(a) Releases By the Debtors.  For good and valuable consideration, the adequacy of which is hereby confirmed, upon the Effective Date, the Debtors, the Reorganized Debtors and any successors, in their individual capacities and as debtors in possession, shall be deemed, to the fullest extent permitted by applicable law, forever to release, waive and discharge the Releasees from all claims, obligations, suits, judgments, damages, demands, debts, rights, Causes of Action and liabilities (other than the rights of the Debtors or Reorganized Debtors to enforce the terms of the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganized Debtors or any successors or their property, the Chapter 11 Cases, the Plan or the Disclosure Statement, and that could have been asserted by or on behalf of the Debtors, the Estates or the Reorganized Debtors; provided, however, that the foregoing shall not release, waive or discharge any claim or obligation relating to or arising out of (i) the willful misconduct, gross negligence, intentional fraud or criminal conduct of any Releasee or (ii) any continuing contractual obligation owed by any Releasee to or for the benefit of the Debtors.

35

(b)  Releases By Holders of Claims.  For good and valuable consideration, the adequacy of which is hereby confirmed, upon the Effective Date, each Releasor, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, shall be deemed forever to release, waive and discharge the Releasees from all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities (other than the rights to enforce the obligations of the Debtors and the Reorganized Debtors under the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered in connection with the Plan), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganized Debtors or any successors or their property, the Chapter 11 Cases, the Plan or the Disclosure Statement; provided, however, that the foregoing shall not release, waive or discharge any claim or obligation relating to or arising out of (x) the willful misconduct, gross negligence, intentional fraud or criminal conduct of any Releasee or (y) any continuing contractual obligation owed by any Releasee to or for the benefit of such Releasor.

(c) Nothing contained in paragraphs (a) and (b) of this Section 9.3 shall limit, abridge, or otherwise affect the rights of Covered Persons pursuant to Section 5.3.

Section 9.4. Exculpation and Limitation of Liability.

None of the Debtors, the Reorganized Debtors, the Releasees or any official committee appointed in the Chapter 11 Cases, or any of their respective present or former members, partners, officers, directors, managers, employees, advisors, attorneys, or agents, shall have or incur any liability to, or be subject to any right of action by, any Holder of a Claim or Equity Interest, or any other party in interest in the Chapter 11 Cases, or any of their respective agents, employees, representatives, financial advisors, attorneys or agents acting in such capacity, or affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to or arising out of, the Chapter 11 Cases, formulation, negotiation or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of confirmation of the Plan, the confirmation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence, willful misconduct, fraud or criminal conduct as determined by a final order entered by a court of competent jurisdiction; provided, however, that the foregoing shall apply to the members of any official committee solely to the extent that any such act or omission constituted an exercise of any such Person’s fiduciary duties acting as an official committee member.  Without limiting the generality of the foregoing, the Debtors, the Reorganized Debtors, the Releasees or any official committee appointed in the Chapter 11 Cases shall, in all respects, be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Section 9.5. Injunction.

(a) General.  All Entities who have held, hold or may hold Claims or Equity Interests (other than the Claims that are reinstated under Section 3.2) and all other parties in interest in the Chapter 11 Cases, along with their respective current and former employees, agents, officers, directors, principals and affiliates, permanently are enjoined, from and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind against the Debtors or the Reorganized Debtors, (ii) enforcing, attaching, collecting or recovering by any manner or means of any judgment, award, decree or order against the Debtors or Reorganized Debtors, (iii) creating, perfecting, or enforcing any encumbrance of any kind against the Debtors or Reorganized Debtors, or (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors or Reorganized Debtors or against the property or interests in property of the Debtors or Reorganized Debtors, on account of such Claims or Equity Interests; provided, however, that nothing contained herein shall preclude such Entities from exercising their rights pursuant to and consistent with the terms hereof and the contracts, instruments, releases, indentures and other agreements and documents delivered under or in connection with the Plan.

36

(b) Injunction Against Interference With Plan.  Upon entry of the Confirmation Order, all Holders of Claims and Equity Interests and their respective current and former employees, agents, officers, directors, principals and affiliates shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan.  Each Holder of an Allowed Claim, by accepting distributions pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in this Section 9.5.

Section 9.6. Term of Bankruptcy Injunction or Stays.

All injunctions or stays provided for in the Chapter 11 Cases under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence as of the Confirmation Date, shall remain in full force and effect until the Effective Date.

Section 9.7. Termination of Subordination Rights and Settlement of Related Claims.

The classification and manner of satisfying all Claims and Equity Interests under the Plan take into consideration all subordination rights, whether arising by contract or under general principles of equitable subordination, section 510(b) or 510(c) of the Bankruptcy Code, or otherwise.  All subordination rights that a Holder of a Claim or Equity Interest may have with respect to any distribution to be made under the Plan shall be discharged and terminated, and all actions related to the enforcement of such subordination rights shall be enjoined permanently.  Accordingly, distributions under the Plan to Holders of Allowed Claims will not be subject to payment of a beneficiary of such terminated subordination rights, or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.

Section 9.8. Preservation of Rights of Action.

Subject to Sections 9.3 and 9.4, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and have the exclusive right to enforce, after the Effective Date, any claims, rights and Causes of Action that the Debtors or the Estates may hold against any Entity, including all claims relating to transactions under section 549 of the Bankruptcy Code, all transfers recoverable under section 550 of the Bankruptcy Code, all Causes of Action against any Entity on account of indebtedness and any other Causes of Action in favor of the Reorganized Debtors or their Estates.  The Reorganized Debtors shall be permitted to pursue such retained claims, rights or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.

37

ARTICLE X

RETENTION OF JURISDICTION

Pursuant to sections 105(c) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order or the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Plan, the Confirmation Order and the Chapter 11 Cases to the fullest extent permitted by law, including jurisdiction to:

(a) Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Expense Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;

(b) Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Confirmation Date; provided, however, that from and after the Confirmation Date, the payment of fees and expenses of the Reorganized Debtors, including fees and expenses of counsel, shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;

(c) Resolve any matters related to the assumption, assumption and assignment, or rejection of any executory contract or unexpired lease to which the Debtors are party or with respect to which any Debtor or Reorganized Debtor may be liable, and hear, determine and, if necessary, liquidate, any Claims arising therefrom;

(d) Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(e) Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(f) Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents created in connection with the Plan, the Rights Offering, or the Confirmation Order;

(g) Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan or any contract, instrument, release, or other agreement or document that is executed or created pursuant to the Plan, or any Entity’s rights arising from or obligations incurred in connection with the Plan or such other documents;

(h) Modify the Plan before or after the Effective Date under section 1127 of the Bankruptcy Code or modify the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Rights Offering or the Confirmation Order, or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document created in connection with the Plan, the Rights Offering or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan, in each case subject to the reasonable consent of the Requisite Plan Support Parties;

38

(i) Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation, implementation, or enforcement of the Plan or the Confirmation Order;

(j) Hear and determine any rights, claims or Causes of Action held or reserved by, or accruing to, the Debtors or the Reorganized Debtors pursuant to the Bankruptcy Code, the Confirmation Order or, in the case of the Debtors, any other applicable law;

(k) Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases;

(l) Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

(m) Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan, the Rights Offering, or the Confirmation Order;

(n) Enter an order of final decree closing the Chapter 11 Cases;

(o) Hear and resolve all matters concerning state, local, and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

(p) Hear and resolve all matters involving the nature, existence or scope of the Debtors’ discharge;

(q) Hear and resolve all matters related to the property of the Estates from and after the Confirmation Date; and

(r)  Hear and resolve such other matters as may be provided in the Confirmation Order or as may be authorized by the Bankruptcy Code.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.1. Payment of Statutory Fees.

All fees payable under section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

39

Section 11.2. Section 1145 Exemption.

Pursuant to section 1145(a) of the Bankruptcy Code, the Exit Warrants, shares of New Common Stock (except those issued in the Rights Offering), shares of New Common Stock issuable upon exercise and payment under the Exit Warrants, the New First Lien Notes and the New Second Lien Notes issued under the Plan shall be exempt from registration under section 5 of the Securities Act and may be resold by holders thereof without registration, unless the holder is an “underwriter” (as defined in section 1145(b)(1) of the Bankruptcy Code) with respect to such securities, in each case, subject to the terms thereof, applicable securities laws, the Reorganized Holdings Constituent Documents and the Registration Rights Agreement, as applicable.

Section 11.3. Governing Law.

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law, rule or regulation is applicable, or to the extent that an exhibit or supplement to the Plan provides otherwise, the Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof that would require application of the law of another jurisdiction.

Section 11.4. Severability of Plan Provisions.

If, prior to the entry of the Confirmation Order, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors (with the reasonable consent of the Requisite Plan Support Parties) shall have the power to alter and interpret such term or provision to render it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as so altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remaining terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired, or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

Section 11.5. Inconsistency.

In the event of any inconsistency among the Plan, the Disclosure Statement, the Plan Documents, any exhibit or schedule to the Plan, or any other instrument or document created or executed pursuant to the Plan, the provisions of the Plan shall govern.

Section 11.6. Filing of Additional Documents.

The Debtors (or the Reorganized Debtors, as the case may be), with the reasonable consent of the Requisite Plan Support Parties, shall File such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

40

Section 11.7. Service of Documents.

All notices, requests and demands provided for or required herein, in order to be deemed effective, shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered (or, in the case of notice by facsimile transmission, when received and telephonically confirmed) addressed as follows:

If to the Debtors or the Reorganized Debtors:

Haights Cross Communications, Inc.
10 New King Street
Suite 102
White Plains, NY 10604
Telephone: (914) 289-9480
Facsimile: (914) 289-9481
Attn: Mark Kurtz, Senior Vice President and Chief Financial Officer

with copies to:

Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Telephone: (617) 856-8200
Facsimile: (617) 856-8201
Attn: Steven D. Pohl

and

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Telephone: (302) 651-7700
Facsimile: (302) 651-7701
Attn: Daniel J. DeFranceschi

If to any Plan Support Party or the Informal Committee of Senior Notes:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Telephone: (212) 848-4000
Facsimile: (212) 848-7179
Attn:  Andrew V. Tenzer, Esq. and Michael H. Torkin, Esq.

41

with copies to:

Young Conaway Stargatt & Taylor, LLP
The Brandywine Building
P.O. Box 391
1000 West Street, 17th Floor
Wilmington, DE 19801
Attn:  Pauline K. Morgan, Esq.

Section 11.8. Section 1125(e) of the Bankruptcy Code.

As of the Confirmation Date, (a) the Debtors shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including section 1125(e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtors, the Plan Support Parties, the Informal Committee of Senior Notes and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys shall be deemed to have participated in good faith, and in compliance with the applicable provisions of the Bankruptcy Code, in the offer and issuance of any securities under the Plan, and therefore, are not, and on account of such offer, issuance and solicitation shall not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

Section 11.9. Exemption from Certain Transfer Taxes.

Pursuant to section 1146(a) of the Bankruptcy Code, no stamp tax, recording tax, personal property tax, real estate transfer tax, sales or use tax or other similar tax shall result from, or be levied on account of, (a) the issuance, transfer or exchange of notes or equity securities, (b) the creation of any mortgage, deed of trust, lien, pledge or other security interest, (c) the making or assignment of any lease or sublease, or (d) the making or delivery of any deed or other instrument of transfer, under, in furtherance of or in connection with, the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale, and transfers of tangible property.  Unless the Bankruptcy Court orders otherwise, all sales, transfers and assignments of owned and leased property approved by the Bankruptcy Court on or before the Effective Date shall be deemed to have been in furtherance of, or in connection with, the Plan.

Section 11.10. Tax Reporting, Withholding and Compliance.

The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.  In connection with this Plan and all distributions hereunder, the Disbursing Agent shall, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  The Disbursing Agent shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.

42

Section 11.11. Schedules and Exhibits.

Other than for purposes of Section 11.5, all exhibits and schedules to the Plan, including the Plan Supplement, are incorporated into and are a part of the Plan as if fully set forth herein.

Section 11.12. No Prejudice.

If the Confirmation Order is vacated or the Effective Date has not occurred within one year of the last day of the Confirmation Hearing, then (a) the Confirmation Order shall be vacated, (b) the Plan shall be null and void in all respects, (c) no distributions under the Plan shall be made, (d) the Debtors and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date and (e) nothing contained in the Plan or the Disclosure Statement shall:  (i) be deemed to constitute a waiver or release of (x) any Claims by the Informal Committee of Senior Notes or the Plan Support Parties or (y) any Claims against, or Equity Interests in, the Debtors; (ii) prejudice in any manner the rights of the Debtors, the Informal Committee of Senior Notes or the Plan Support Parties; or (iii) constitute an admission, acknowledgment, offer or undertaking by the Debtors, the Informal Committee of Senior Notes or the Plan Support Parties, in any respect.

Section 11.13. Allocation of Payments.

To the extent that any Allowed Claim entitled to distribution hereunder is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for all income tax purposes, be allocated to the principal amount of such Claim first, and then, to the extent that the consideration exceeds such principal amount, to the portion of such Claim representing accrued but unpaid interest.

Section 11.14. Successors and Assigns.

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any permitted heir, executor, administrator, successor or assign of such Entity.

Section 11.15. Term Of Injunctions Or Stay

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date.

Section 11.16. No Admissions

Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtors with respect to any matter set forth herein including, without limitation, liability on any Claim.

43

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

44

Dated:  Wilmington, Delaware
             _____________, 2009

HAIGHTS CROSS COMMUNICATIONS, INC.

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

RECORDED BOOKS, LLC

By:
Name:
Title:

TRIUMPH LEARNING, LLC

By:
Name:
Title:

SNEP, LLC

By:
Name:
Title:

COUNSEL:

BROWN RUDNICK LLP
Steven D. Pohl
One Financial Center
Boston, MA 02111
Telephone:       (617) 856-8200
Facsimile:         (617) 856-8201

- and -

45

RICHARDS, LAYTON & FINGER, P.A.
Daniel J. DeFranceschi
Paul N. Heath
Christopher M. Samis
One Rodney Square
920 North King Street
Wilmington, DE 19801
Telephone:  (302) 651-7700
Facsimile:    (302) 651-7701

46

EXHIBIT B
to
Disclosure Statement:
Plan Support Agreement (Redacted)

EXECUTION VERSION

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT, dated as of September 3, 2009 (this “Agreement”), is entered into by and among:

(A)          the undersigned holders (collectively, the “Senior Noteholders”) of 11-¾% senior notes due 2011 (the “Senior Notes”) of Haights Cross Operating Company (“HCOC”) issued pursuant to the Senior Note Indenture;

(B)          the undersigned holders (collectively, the “Senior Discount Noteholders” and, together with the Senior Noteholders, the “Noteholders”) of 12-½% senior discount notes due 2011 (the “Senior Discount Notes”) of Haights Cross Communications, Inc. (“HCC”) issued pursuant to the Senior Discount Note Indenture;

(C)          each of the lenders under that certain Credit Agreement, dated as of August 15, 2008 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among HCOC, as borrower, the guarantors party thereto, including HCC, and DDJ Capital Management, LLC, as administrative agent on behalf of the lenders party thereto from time to time (collectively, the “Credit Agreement Lenders” and, together with the Noteholders, the “Plan Support Parties”); and

(D)          HCC, HCOC and all of its direct and indirect U.S. subsidiaries party to Prepetition Indebtedness, Triumph Learning, LLC, SNEP, LLC and Recorded Books, LLC (collectively, the “Company”).

WHEREAS:

A.           The Company and the Plan Support Parties have discussed consummating a financial restructuring (the “Restructuring”) of the Senior Notes, the Senior Discount Notes and the Credit Agreement Loans (collectively, the “Prepetition Indebtedness”) on substantially the terms set forth in the term sheet attached hereto as Exhibit A (the “Term Sheet”).

B.            The Credit Agreement Lenders have agreed to extend the Forbearance Agreement pursuant to the Extension Letter.

C.            The Company and each Plan Support Party (each a “Party” and collectively, the “Parties”) anticipate that the Restructuring will be implemented either (1) through a solicitation of votes for a “prepackaged” plan of reorganization (a “Prepackaged Case”) pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and sections 1125 and 1145 of chapter 11 of title 11 of the United States Code, 11 U.S.C. §§101 et seq. (as may be amended from time to time, the “Bankruptcy Code”) or (2) through a “prenegotiated” plan of reorganization (a “Prenegotiated Case”), whereby the Definitive Documents will be finalized prior to the Petition Date, and votes on the Plan will be solicited during the Chapter 11 Cases, in either event involving chapter 11 proceedings commenced in either the United States Bankruptcy Court for the Southern District of New York or the District of Delaware, as determined by the Company and the Requisite Plan Support Parties (the “Bankruptcy Court”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

SECTION 1.  Definitions.  The following terms shall have the following definitions:

“Administrative Expense Claims” has the meaning set forth in the Term Sheet.

“Agent” has the meaning set forth in the Credit Agreement.

“Agreement” has the meaning set forth in the preamble hereto.

“Agreement Effective Date” has the meaning set forth in Section 2 hereof.

“Assumption Agreement” has the meaning set forth in Section 6 hereof.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bankruptcy Court” has the meaning set forth in the recitals hereto.

“Bankruptcy Court Filing” has the meaning set forth in Section 8 hereof.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.

“Cash Collateral Stipulation” means a stipulation between the Credit Agreement Lenders, the Agent and the Filing Entities providing for the use of Cash Collateral during the pendency of the Chapter 11 Cases and the provision of “adequate protection” for the benefit of the Credit Agreement Lenders, in form and substance reasonably satisfactory to the Credit Agreement Lenders and the Company.

“Cash Collateral” means all cash in which the Filing Entities have an interest that is “cash collateral,” within the meaning of section 363(a) of the Bankruptcy Code, of the Credit Agreement Lenders.

“Chapter 11 Cases” means the voluntary chapter 11 proceedings to be commenced in the Bankruptcy Court by the Filing Entities for the purpose of consummating the Transactions.

“Company” has the meaning set forth in the preamble hereto.

“Credit Agreement” has the meaning set forth in the preamble hereto.

“Credit Agreement Lenders” has the meaning set forth in the preamble hereto.

2

“Credit Agreement Loans” means the loans made under the Credit Agreement.

“Credit Parties” has the meaning set forth in the Credit Agreement.

“DDJ” means DDJ Capital Management, LLC.

“Definitive Documentation Completion Date” has the meaning set forth in Section 4(a)(iii)(B)(1) hereof.

“Definitive Documents” means the First Day Papers, the Disclosure Statement, the Plan, the Intercreditor Agreement, the Cash Collateral Stipulation, the indentures with respect to the New First Lien Notes and New Second Lien Notes, the Exit Warrants, the shareholders agreement among the holders of the Reorganized HCC Common Stock, and all related documents, exhibits, annexes and schedules, in the respective forms attached to the IC Acknowledgment (to the extent applicable), as such documents may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof and with such immaterial clarifications and grammatical changes as may be necessary.

“Disclosure Statement” means the solicitation and disclosure statement describing, among other things, the Plan and the Restructuring contemplated by the Term Sheet, in the form attached to the IC Acknowledgement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Warrants” means the warrants described in Schedule 3 to the Term Sheet.

“Extension Letter” means that certain letter agreement, dated as of the date hereof, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, as such letter agreement may be modified from time to time.

“Filing Entities” means HCC, HCOC, and any direct or indirect U.S. subsidiaries.

“Financing Commitment” means a commitment letter from one or more financial institutions, reasonably acceptable in form and substance to the Requisite Plan Support Parties and the Company, committing such financial institutions to provide $100 million of debt financing to the Reorganized Company, on terms and conditions reasonably acceptable to the Requisite Plan Support Parties and the Company and, in any event, not on terms and conditions less favorable than the New First Lien Notes (as reasonably determined by the Requisite Plan Support Parties and the Company).

“First Day Papers” means any and all “first day” motions to be filed in connection with the Chapter 11 Cases (and all exhibits, supplements or annexes thereto), including, without limitation, for approval of the Cash Collateral Stipulation.

3

“Forbearance Agreement” means that certain Fourth Forbearance Agreement and Amendment No. 1 to Credit Agreement, dated as of May 7, 2009, as amended by that certain (i) letter agreement, dated as of June 5, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, (ii) letter agreement, dated as of July 16, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, (iii) letter agreement, dated as of July 30, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, (iv) letter agreement, dated as of August 7, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto, (v) letter agreement, dated as of August 20, 2009, by and among the Credit Parties, the Agent and the Credit Agreement Lenders party thereto and (vi) the Extension Letter, as such agreement may be further modified or amended from time to time.

“HCC” has the meaning set forth in the preamble hereto.

“HCOC” has the meaning set forth in the preamble hereto.

“IC Acknowledgment” has the meaning set forth in Section 10 hereof.

“Indentures” means, collectively, the Senior Note Indenture and the Senior Discount Note Indenture.

“Informal Committee of Senior Notes” means the informal committee consisting of DDJ, Bennett Management Corporation, AIG Global Investment Corp. and GoldenTree Asset Management, in each case on behalf of certain funds and accounts, so long as (a) the funds and/or accounts such firms manage and/or advise continue to hold Prepetition HCOC Indebtedness and (b) such firms have not resigned from such committee.

“Intercreditor Agreement” has the meaning set forth in the Term Sheet.

“Material Adverse Change” has the meaning set forth in Section 5(f)(vi) hereof.

“New Event of Default” means any “Event of Default” under Sections 8.1(a) (payment default), 8.1(b) (representations), 8.1(f) (cross-default) (so long as any notice or grace period relating to any applicable “Material Indebtedness” or “Material Rental Obligation” has expired, and provided that in no event shall any “Event of Default” arising from or relating to any breach or violation of the Indentures constitute a “New Event of Default”), 8.1(j) (certain judgments), 8.1(k) (certain ERISA events), 8.1(l) (change of control), 8.1(m) (validity of Liens of Credit Agreement Lenders), 8.1(n) (certain uninsured losses) and/or 8.1(o) (challenge to Credit Agreement or related loan documents by Guarantors) of the Credit Agreement, except that “New Event of Default”: shall not include any Event of Default that is the subject of a Specified Forbearance Item.

“New First Lien Notes” means the notes described in Schedule 1 to the Term Sheet.

“New Second Lien Notes” means the notes described in Schedule 2 to the Term Sheet.

“Noteholders” has the meaning set forth in the preamble hereto.

4

“Outside Date” means November 3, 2009, as may be extended in accordance with the terms hereof.

“Party” has the meaning set forth in the recitals hereto.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means, with respect to each Filing Entity, the date on which it commences a Chapter 11 Case.

“Plan Effective Date” means the date on which the Plan becomes effective in accordance with the terms thereof.

“Plan Support Party” has the meaning set forth in the recitals hereto.

“Plan” means the Filing Entities’ joint “prepackaged” or “prenegotiated” plan of reorganization, in respect of the Chapter 11 Cases, as applicable, including all exhibits and supplements thereto, the terms of which are consistent with the Term Sheet, and in the form attached to the IC Acknowledgement.

“PPS Completion Date” has the meaning set forth in Section 4(a)(iii)(A)(3) hereof.

“Prenegotiated Case” has the meaning set forth in the recitals hereto.

“Prepackaged Case” has the meaning set forth in the recitals hereto.

“Prepackaged Solicitation” means a prepetition solicitation of votes on the Plan in a manner exempt from registration under the Securities Act.

“Prepetition HCOC Indebtedness” means, collectively, the Senior Notes and the Credit Agreement Loans.

“Prepetition Indebtedness” has the meaning set forth in the recitals hereto.

“Priority Tax Claims” has the meaning set forth in the Term Sheet.

“Qualifying Committee Member” means any member of the Informal Committee of Senior Notes holding an aggregate principal amount of at least $35 million in Prepetition HCOC Indebtedness.

“Representative” means, with respect to any Party, such Party’s affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants).

“Reorganized Company” means, collectively, the Filing Entities as reorganized pursuant to the Plan.

5

“Reorganized HCC” means HCC as reorganized pursuant to the Plan.

“Reorganized HCC Common Stock” has the meaning set forth in the Term Sheet.

“Reorganized HCOC” means HCOC as reorganized pursuant to the Plan.

“Requisite Plan Support Parties” means all of the members of the Informal Committee of Senior Notes that are Qualifying Committee Members, and any assignee (pursuant to Section 6 hereof) of the Prepetition HCOC Indebtedness so long as such assignee holds (a) at least $35 million in aggregate principal amount of Prepetition HCOC Indebtedness and (b) less than $15 million in aggregate principal amount of Senior Discount Notes; provided, however, that for purposes of Section 5(f)(i) hereof, solely the Plan Support Parties that are in compliance with the terms of Section 3(c) and (d) hereof shall be considered in the use of this term.

“Restructuring” has the meaning set forth in the recitals hereto.

“Rights Offering” has the meaning set forth in the Term Sheet.

“Rights Offering Proceeds” has the meaning set forth in the Term Sheet.

“Senior Discount Note Indenture” means the indenture governing the Senior Discount Notes, among HCC as obligor and Wells Fargo Bank Minnesota, N.A. as trustee, dated as of February 2, 2004, as subsequently amended, modified or supplemented, and the agreements entered into and documents delivered in connection therewith.

“Senior Discount Noteholders” has the meaning set forth in the preamble hereto.

“Senior Discount Notes” has the meaning set forth in the preamble hereto.

“Senior Note Indenture” means the indenture governing the Senior Notes, among HCOC as obligor, HCC as parent guarantor, the subsidiary guarantors named therein, and Wells Fargo Bank Minnesota, N.A. as trustee, dated as of August 20, 2003, as subsequently amended, modified or supplemented, and the agreements entered into and documents delivered in connection therewith.

“Senior Noteholders” has the meaning set forth in the preamble hereto.

“Senior Notes” has the meaning set forth in the preamble hereto.

“Solicitation Period” means the period during which votes to accept or reject the Plan are being solicited.

“Specified Forbearance Item” has the meaning set forth in the Forbearance Agreement, as modified by the Extension Letter.

6

“Superior Proposal” means either (a) a bona fide written proposal for a transaction or series of transactions that the Board of Directors of the Company determines (after consultation with its legal and financial advisors) in good faith (i) is reasonably likely to be consummated in a timely manner, taking into account all factors deemed relevant by such Board of Directors and (ii) if consummated would, taking into account all factors deemed relevant by such Board of Directors, result in a cash payment (upon the closing of the transaction or series of transactions contemplated in such proposal) to or for the benefit of the holders of the Prepetition HCOC Indebtedness of all amounts due and owing on account thereof (including postpetition interest, if any) or (b) any proposal for a transaction or series of transactions with respect to which the Required Plan Support Parties provide written consent to have treated as a “Superior Proposal” hereunder.

“Target Commencement Date” means October 15, 2009.

“Term Sheet” has the meaning set forth in the recitals hereto.

“Termination Date” has the meaning set forth in Section 5 hereof.

“Termination Event” has the meaning set forth in Section 5 hereof.

“Transactions” means, collectively, the transactions contemplated in this Agreement, the Plan and the Term Sheet (and all exhibits, supplements or annexes thereto).

“Transfer” has the meaning set forth in Section 6 hereof.

“Transferee” has the meaning set forth in Section 6 hereof.

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Term Sheet.

SECTION 2.  Agreement Effective Date; Conditions Precedent.  This Agreement shall be effective at 12:01 a.m. prevailing Eastern Time on the date on which the following conditions have been satisfied (the “Agreement Effective Date”):

(a)           the Company shall have executed and delivered counterpart signature pages to this Agreement to counsel to the Informal Committee of Senior Notes;

(b)           the Requisite Plan Support Parties shall have delivered to the Company counterpart signature pages to this Agreement; and

(c)           the Informal Committee of Senior Notes shall have determined that, except for ordinary course claims for professionals, employees, and the lease of HCC headquarters, substantially all of which are for the benefit of HCOC and its direct and indirect subsidiaries and for which HCC receives reimbursement from HCOC, no claims exist against HCC as of the date hereof, and no such claims are expected to exist as of the filing of the Chapter 11 Cases, other than claims (A) representing or in connection with (i) the Senior Discount Notes, (ii) the guaranty under the Credit Agreement, (iii) the guaranty under the Senior Note Indenture and (iv) the equity of HCC or (B) in an amount and of a priority reasonably acceptable to the Requisite Plan Support Parties.

7

SECTION 3. Commitment of Plan Support Parties. Subject to the occurrence of the Agreement Effective Date and prior to the occurrence of the Termination Date (if applicable), each Plan Support Party shall:

(a)           vote (or cause or instruct any custodian, nominee or other agent to timely vote) all Prepetition Indebtedness beneficially owned by such Plan Support Party or for which it is the nominee, investment manager or advisor for beneficial holders thereof in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and timely return a duly-executed Ballot in connection therewith no later than the tenth (10th) Business Day following the date of commencement of the Solicitation Period (in either a Prepackaged Case, Prenegotiated Case or otherwise);

(b)           not withdraw or revoke its tender, consent or vote, except to the extent that the terms of the related plan of reorganization are inconsistent with the terms of the Definitive Documents;

(c)           with respect to all Senior Notes or Senior Discount Notes held by such Plan Support Party, forbear from exercising any rights or remedies it may have in respect of such notes in accordance with the terms and conditions contained in the Forbearance Agreement, as if (i) such Plan Support Party were party to the Forbearance Agreement in its capacity of a holder of such notes and (ii) the Forbearance Agreement specifically referenced and related to the exercise of rights and remedies under any and all documents relating to such notes;

(d)           forbear from exercising any rights or remedies it may have in respect of the Credit Agreement in accordance with the terms and conditions contained in the Forbearance Agreement;

(e)           following the commencement of the Chapter 11 Cases, not (i) object, on any grounds, to the terms, conditions, nature or amount of the Filing Entities’ proposed use of Cash Collateral, except to the extent that such terms are inconsistent with the terms contained in the Definitive Documents, (ii) object, on any grounds, to confirmation of the Plan (without limiting any right to object to a plan of reorganization containing terms that are inconsistent with the terms of the Definitive Documents), or (iii) directly or indirectly seek, solicit, support, vote for, agree to, accept or encourage (x) any objection to the Plan or (y) any other plan of reorganization or liquidation or any sale process with respect to the Company (or any of its business units), including any sale under section 363 of the Bankruptcy Code;

(f)           not take any other action, including, without limitation, initiating any legal proceeding that is inconsistent with, or that would be reasonably likely to interfere with, delay or impede, directly or indirectly, with the consummation of the Restructuring and the Transactions;

8

(g)           use its commercially reasonable efforts to work with the Company in its efforts to satisfy the relevant timeline set forth in Section 4(a)(iii) hereof and to provide the IC Acknowledgment as soon as practicable;

(g)           permit the filing of this Agreement with the Bankruptcy Court and as an exhibit to the Plan; provided, that unless required by the Bankruptcy Court, the portions of the signature pages reflecting the holdings of Prepetition Indebtedness of the Plan Support Parties shall be redacted from any such filing; and

(h)           not raise any objection and not support any objection to any retention by the Company of:  (a) Brown Rudnick LLP as its legal counsel; and/or (b) Houlihan Lokey, as its financial advisor, so long as such retention is based on terms and conditions that are substantially the same as were disclosed to the Plan Support Parties prior to the date hereof.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with the terms contained herein or in the Definitive Documents and are not for the purpose of hindering, delaying or preventing the consummation of the Transactions.

SECTION 4.   The Company Commitment and Covenants.  (a) The Company agrees:

(i)           to support and use its commercially reasonable efforts to complete the Restructuring;

(ii)           to use its commercially reasonable best efforts to obtain a Financing Commitment and consummate the transactions contemplated thereunder in sufficient time so as not to delay the consummation of the Plan;

(iii)           (A)  in the event of a Prepackaged Case, to use its commercially reasonable efforts to:

(1)           commence the Prepackaged Solicitation on or prior to the Target Commencement Date;

(2)           complete the Prepackaged Solicitation on or prior to the twentieth (20th) Business Day after the actual date on which the Prepackaged Solicitation is commenced;

(3)           commence the Prepackaged Case on or prior to the fifth (5th) Business Day after the completion of the Prepackaged Solicitation (the date of such completion, the “PPS Completion Date”);

(4)           take all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan on or prior to the forty-fifth (45th) Business Day after the PPS Completion Date; and

9

(5)           take all steps reasonably necessary and desirable to cause the effective date of the Plan to occur on or prior to the fifty-fifth (55th) Business Day after the PPS Completion Date, and

(B)           in the event of a Prenegotiated Case, to use its commercially reasonable efforts to:

(1)           finalize the Definitive Documents on or prior to Target Commencement Date (the date on which the Definitive Documents are finalized, the “Definitive Documentation Completion Date”);

(2)           commence the Prenegotiated Case on or prior to the fifth (5th) Business Day after the Definitive Documentation Completion Date;

(3)           take all steps reasonably necessary and desirable to cause the hearing to approve the Disclosure Statement to be held on or prior to the fiftieth (50th) day after the Definitive Documentation Completion Date;

(4)           take all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan on or prior to the eighty-fifth (85th) day after the Definitive Documentation Completion Date; and

(5)           take all steps reasonably necessary and desirable to cause the effective date of the Plan to occur on or prior to the one hundredth (100th) day after the Definitive Documentation Completion Date, and

(iv)         to take commercially reasonable efforts to do all things reasonably necessary and appropriate in furtherance of the Restructuring, including, without limitation, contesting  and immediately seeking to dismiss any involuntary chapter 11 proceeding, receivership, or other insolvency proceeding involuntarily commenced against the Company, or converting such proceeding into a chapter 11 proceeding consistent with the terms of this Agreement;

(v)          to take commercially reasonable efforts to obtain any and all required and material regulatory and/or third-party approvals for the Restructuring;

(vi)         not to commence, with respect to a Prepackaged Case, the Prepackaged Solicitation, and with respect to a Prenegotiated Case, the Chapter 11 Cases, prior to execution and delivery of the IC Acknowledgment by the Requisite Plan Support Parties; and

(vii)        within four (4) Business Days of the Agreement Effective Date, file with the Securities and Exchange Commission (a) a Form 8-K disclosing the material terms of the Restructuring, in form and substance reasonably satisfactory to the Company and the Requisite Plan Support Parties and (b) a Form 15 Notice of Suspension of Duty to File Reports under the Exchange Act.

10

(b)           On or prior to the tenth (10th) Business Day prior to the Target Commencement Date, the Company and the Requisite Plan Support Parties shall determine (which determination shall be recorded in writing) whether to effectuate the Restructuring through a Prepackaged Case or a Prenegotiated Case.

(c)           The Company shall pay (i) all reasonable fees and out-of-pocket expenses of the financial adviser, if any (subject to a written fee agreement setting forth the terms of such engagement, which shall be reasonably satisfactory to the Company), and the legal advisers (including local counsel) to the Informal Committee of Senior Notes, in the case of Shearman & Sterling LLP, in accordance with the terms of that certain fee letter between HCOC and Shearman & Sterling LLP, dated August 14, 2009, as may be amended from time to time and (ii) all reasonable fees and out-of-pocket expenses of advisers to the Agent and Credit Agreement Lenders.

(d)           Nothing in this Agreement shall be deemed to prevent the Company from taking, or refraining from taking, any action that it is obligated to take, or refrain from taking, in the performance of any fiduciary or similar duty which the Board of Directors of the Company owes to any other person, so long as such action (or inaction) is in response to, or in connection with, a Superior Proposal.  The Company, upon the decision of its Board of Directors to take, or refrain from taking, any action, which action or inaction would be contrary to the terms hereof, shall promptly deliver to the counsel to the Informal Committee of Senior Notes a written notice that the Company has elected to exercise its “fiduciary out” rights under this Section 4(d).

(e)           The Company shall cause WF Howes Limited to comply with the terms and conditions contained in this Agreement as if such entity were party hereto.

SECTION 5.  Termination.

(a)           This Agreement shall terminate at 10:00 p.m. prevailing Eastern Time on the Outside Date if: (i) a determination has been made pursuant to Section 4(b) to effectuate the Restructuring through a Prepackaged Case and the Prepackaged Solicitation has not been commenced on or before the Outside Date or (ii) a determination has been made pursuant to Section 4(b) to effectuate the Restructuring through a Prenegotiated Case and the IC Acknowledgement for the Definitive Documents has not been finalized on or before the Outside Date.

(b)           Automatic Termination in respect of a Prepackaged Case.  If the Prepackaged Solicitation is commenced on or prior to the Outside Date, the occurrence of any of the following events also shall be a “Termination Event”:

(i)           if the Prepackaged Solicitation has not been concluded by 11:59 p.m. prevailing Eastern Time on the twenty-fifth (25th) Business Day after the Outside Date;

11

(ii)           if the Company fails to commence the Prepackaged Case by 11:59 p.m. prevailing Eastern Time on the twenty-eighth (28th) Business Day after the Outside Date;

(iii)          if the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on the seventieth (70th) Business Day after the Outside Date;

(iv)          if the Company without the consent of the Requisite Plan Support Parties (1) withdraws from or takes any action materially inconsistent with the Plan or the Restructuring (which withdrawal or action, if capable of being reversed, has not been reversed within five (5) days of the giving of written notice by the Requisite Plan Support Parties to the Company), (2) without the consent of the Requisite Plan Support Parties, supports any plan of reorganization other than the Plan or supports any sale process with respect to the Company (or any of its business units), including any sale under section 363 of the Bankruptcy Code, (3) moves to dismiss any of the Chapter 11 Cases, (4) moves for conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (5) moves for appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (6) breaches any material term contained in the Cash Collateral Stipulation (subject to any applicable cure periods) or (7) seeks to reject or otherwise invalidate, in whole or in part, this Agreement; or

(v)           if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, (2) any of the Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code or (3) any of the Chapter 11 Cases is dismissed.

(c)          Automatic Termination in respect of a Prenegotiated Case.  If the IC Acknowledgement is duly executed and delivered by the Company and the Requisite Plan Support Parties on or prior to the Outside Date, the occurrence of any of the following events shall be a Termination Event:

(i)           if the Company fails to commence the Prenegotiated Case by 11:59 p.m. prevailing Eastern Time on the second (2nd) Business Day after the Outside Date;

(ii)           if the Bankruptcy Court does not approve the Disclosure Statement and permit solicitation of the Plan by 11:59 p.m. prevailing Eastern Time on the fifty-fifth (55th) day after the Outside Date;

(iii)          if the Bankruptcy Court does not confirm the Plan by 11:59 p.m. prevailing Eastern Time on the ninety-fifth (95th) day after the Outside Date;

(iv)          if the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on the hundred tenth (110th) day after the Outside Date;

12

(v)           if the Company without the consent of the Requisite Plan Support Parties (1) withdraws from or takes any action materially inconsistent with the Plan or the Restructuring (which withdrawal or action, if capable of being reversed, has not been reversed within five (5) days of the giving of written notice by the Requisite Plan Support Parties to the Company), (2) without the consent of the Requisite Plan Support Parties, supports any plan of reorganization other than the Plan or supports any sale process with respect to the Company (or any of its business units), including any sale under section 363 of the Bankruptcy Code, (3) moves to dismiss any of the Chapter 11 Cases, (4) moves for conversion of any of the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (5) moves for appointment of a trustee or an examiner with expanded powers pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (6) breaches any material term contained in the Cash Collateral Stipulation (subject to any applicable cure periods) or (7) seeks to reject or otherwise invalidate, in whole or in part, this Agreement; or

(vi)           if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, (2) any of the Chapter 11 Cases is converted to a case under chapter 7 of the Bankruptcy Code or (3) any of the Chapter 11 Cases is dismissed.

(d)           This Agreement shall terminate upon the earlier of (i) the date of receipt of any notice delivered pursuant to Section 4(d) hereof and (ii) the date upon which any action is taken or not taken by the Company, which action or inaction is contrary to the terms of this Agreement, in reliance upon Section 4(d) hereof.

(e)           Notwithstanding any provision in this Agreement to the contrary, upon the written consent of the Requisite Plan Support Parties and the Company, (i) the dates set forth in Sections 5(b)(i) through (iii) or 5(c)(i) through (iv) may be extended prior to or upon each such date and such later dates agreed to in lieu thereof and shall be of the same force and effect as the dates provided herein; and (ii) the automatic termination of this Agreement pursuant to Sections 5(b)(iv) through (v), 5(c)(v) through (vi) and 5(d) may be reversed by a written notice of the Required Plan Support Parties within three Business Days of the occurrence of any event described therein (in which case the terms of this Agreement shall be reinstated in full as if no such termination had occurred; provided, however, that no Plan Support Party shall be deemed to be in breach of this Agreement as a result of any actions taken (or not taken) between the time of such automatic termination and the delivery of such notice).

(f)           Termination Contingent Upon Vote by the Requisite Plan Support Parties.  This Agreement shall terminate and be of no further force or effect upon written notice to the Company from the Requisite Plan Support Parties that:

13

(i)           the trustee under any of the Indentures, or holders of more than 50% of the face amount of Senior Discount Notes or the Senior Notes, as the case may be (A) have commenced any action or proceeding to collect or recover any amount that is or may become due and payable with respect to such notes in which the movant or movants seeks or seek a judgment lien, a prejudgment lien or attachment or any form of equitable relief (including any injunctive relief) and the Company had not filed for protection under chapter 11 of the Bankruptcy Code as of the date and time of such written notice of termination  or (B) have commenced any other action or proceeding to collect or recover any amount that is or may become due and payable with respect to such notes and an order granting the relief requested in such action or proceeding has been entered by the applicable court; for the avoidance of doubt, issuance of a default letter or reservation of rights letter and/or charging the default rate applicable to the Senior Notes or Senior Discount Notes shall not constitute or be deemed to be an action or proceeding under the immediately preceding provision;

(ii)           there has occurred and is continuing any New Event of Default that is not waived by the requisite Credit Agreement Lenders and two (2) Business Days shall have elapsed since Agent’s delivery of written notice to the Company with respect thereto;

(iii)           any court of competent jurisdiction or other competent governmental or regulatory authority issues an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring contemplated hereby;

(iv)           either (1) a filing or commencement by any Filing Entity of (x) any motion, application, adversary proceeding or cause of action challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations referred to in the Credit Agreement, and related agreements (collectively, the “Secured Obligations”) or (y) any other motion, application, adversary proceeding or cause of action challenging the validity, enforceability, perfection or priority of or seeking the avoidance of the Secured Obligations, or that is adversarial to the Agent or any of the Credit Agreement Lenders (or if the Filing Entities support any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party) or (2) the entry of an order of the Bankruptcy Court providing relief against the interests of any Credit Agreement Lender with respect to any of the foregoing causes of action or proceedings;

(v)           a filing by any Filing Entity of any motion, application or adversary proceeding seeking to invalidate or disallow in any respect the claims in respect of the Senior Notes or the Senior Discount Notes;

14

(vi)           there occurs any change, effect, event, occurrence, development, circumstance or state of facts which has or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition or results of operations of the Company (including its foreign subsidiaries and their respective businesses), taken as a whole or which materially impair the Company’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or would reasonably likely be, a material adverse effect:  (i) any effect directly resulting from the public announcement of and compliance with the terms and conditions of this Agreement or the transactions contemplated hereby; or (ii) any effect that results from events, circumstances or situations affecting general worldwide economic or capital market conditions, including acts of war, acts of terrorism or natural disasters, so long as such effect does not disproportionately affect the Company (a “Material Adverse Change”); or

(vii)           the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach (if capable of being cured) has not been cured within five (5) days after the giving of written notice by the Requisite Plan Support Parties to the Company of such breach.

(g)           Termination Contingent Upon Determination by the Company.  This Agreement shall terminate and be of no further force or effect upon written notice to the Plan Support Parties from the Company that:

(i)           any court of competent jurisdiction or other competent governmental or regulatory authority issues an order making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring contemplated hereby;

(ii)           any of the Plan Support Parties has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach (if capable of being cured) has not been cured within five (5) days after the giving of written notice by the Company to the Plan Support Parties of such breach; or

(iii)           the Company has received, and has accepted, a Superior Proposal.

Any termination of this Agreement pursuant to this Section 5 shall constitute a “Termination Event”.  The date on which a Termination Event occurs shall be referred to as the “Termination Date”.  Upon termination of this Agreement, the parties’ respective obligations hereunder shall cease to exist and the parties shall all be restored to the same position that they were in, and shall have the same legal rights that they possessed, immediately prior to their execution and delivery hereof; provided, however, that, no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.  It is expressly agreed that Sections 5, 13, 21, 24, 26, 30 and the second sentence of 27 shall survive termination of this Agreement.

15

SECTION 6.  Transfer of Prepetition Indebtedness.  If, following execution of this Agreement by a Plan Support Party, such Plan Support Party hypothecates, pledges, conveys, transfers, assigns or sells (each, a “Transfer”) all or a part of the Prepetition Indebtedness held by such Plan Support Party to any Person (each such Person, a “Transferee”), such Transferee must, as a condition precedent to such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit B (the “Assumption Agreement”), a fully executed copy of which shall be delivered to the Company and Shearman & Sterling LLP, counsel to the Informal Committee of Senior Notes.  Any Transfer that is made in violation of the immediately preceding sentence shall be null and void.  A Plan Support Party shall notify the Company in writing of any Transfer by it of any Prepetition Indebtedness within five Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer.

SECTION 7. Plan Support Party Representations.  Each Plan Support Party represents and warrants to each other Party that:

(a)           as of the date of this Agreement, it is the beneficial owner of the face amount of the Prepetition Indebtedness, or is the nominee, investment manager or advisor for beneficial holders of the Prepetition Indebtedness in the principal amount set forth on its signature page hereto;

(b)           subject to Section 28(b) hereof, there is no Prepetition Indebtedness of which it or any affiliate is the beneficial owner, or is the nominee, investment manager or advisor for beneficial holders thereof, that are not set forth on the signature page hereto;

(c)           other than pursuant to this Agreement, such Prepetition Indebtedness is free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Plan Support Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed;

(d)           as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization (to the extent applicable to such type of organization), and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)           assuming the due execution and delivery of this Agreement by the Company, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws, or by equitable principles relating to or limiting creditors’ rights generally.

16

SECTION 8.  Cooperation of the Parties.  The Informal Committee of Senior Notes is hereby authorized by each Plan Support Party to continue to pursue and negotiate the terms of the Restructuring and the Definitive Documents containing terms substantially in accordance with the terms set forth in the Term Sheet.  Subject to the occurrence of the Agreement Effective Date and until the occurrence of the Termination Date (if applicable), the Parties will (x) negotiate in good faith the definitive documentation necessary to implement the Restructuring, which shall be, in all material respects, substantially in accordance with the terms and conditions contained in the Term Sheet, and (y) act in good faith to support the implementation and documentation of the Restructuring.  Without limiting the generality of the foregoing, prior to the commencement of and during the Chapter 11 Cases, the Company shall use its commercially reasonable efforts to provide advance draft copies of all substantive motions or applications, requests for relief, objections, responses, replies and other documents the Company intends to file with the Bankruptcy Court (each a “Bankruptcy Court Filing”) to counsel for the Informal Committee of Senior Notes at least three (3) Business Days prior to the date when the Company intends to file any such document, and one (1) Business Day prior to the date when the Company intends to file any procedural motions, and shall consult in good faith with counsel to the Informal Committee of Senior Notes regarding the form and substance of any such proposed filing with the Bankruptcy Court, and shall refrain from making public or filing with a Bankruptcy Court any Bankruptcy Court Filing without the prior consent of the Requisite Plan Support Parties, which consent will not be unreasonably withheld, conditioned or delayed; provided, that if the Company cannot meet its obligations to provide such advance notice, it shall use commercially reasonable efforts to provide as much notice as possible.

SECTION 9.  Service on Official Committee.  Notwithstanding anything herein to the contrary, if a Plan Support Party is appointed to and serves on an official committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit such Plan Support Party’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Plan Support Party of any obligations to vote in favor of the Plan; provided further that nothing in this Agreement shall be construed as requiring any Plan Support Party to serve on any official committee in the Chapter 11 Cases.

SECTION 10. Certification of Definitive Documents.  Prior to the commencement of the Prepackaged Solicitation, or prior to the final agreement of the Definitive Documents, in the event of a Prenegotiated Case, upon the agreement of the Company and the Requisite Plan Support Parties that the Definitive Documents are in final form, the Company and the Requisite Plan Support Parties shall enter into a written intercreditor acknowledgment substantially in the form attached hereto as Exhibit C (the “IC Acknowledgment”), confirming that the documents attached thereto are in final form and are consistent with the terms set forth in the Term Sheet.  Such determination and delivery of the IC Acknowledgment by the Parties shall not be unreasonably withheld, conditioned or delayed by any of the Parties.

SECTION 11. Exclusivity.  Except as expressly set forth herein (including, without limitation, under Section 4(d) hereof), neither the Company nor any of its Representatives will, other than to, from or with respect to the Informal Committee of Senior Notes:  (x) solicit, initiate, encourage or accept any inquiries, proposals or offers from any Person (i) relating to financial restructuring of the Company or any of its subsidiaries or the debt thereof or (ii) enter into any other extraordinary business transaction involving or otherwise relating to the Company; or (y) participate in any discussions, conversations, negotiations or other communications with any other Person regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any Person to seek to do any of the foregoing.

17

SECTION 12. The Company Representations.  The Company represents to each other Party that:

(a)           as of the date of this Agreement, it is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(b)           assuming the due execution and delivery of this Agreement by the Plan Support Parties, this Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws, or by equitable principles relating to or limiting creditors’ rights generally;

(c)           as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other person, is reasonably expected to prevent it from taking any action required of it under this Agreement;

(d)           as of the date of this Agreement, it is not aware of any “Event of Default” under the Credit Agreement that is not the subject of a Specified Forbearance Item; and

(e)           as of the date of this Agreement, it is not aware of any event or circumstance that is reasonably expected to (including with the passage of time) give rise to a termination of, or the ability to terminate, this Agreement under Sections 5(b)(iv), (v), 5(c)(v), (vi) or 5(f) hereof.

SECTION 13. Entire Agreement; Conflict.  This Agreement, including schedules and annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Plan Support Party shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof; provided further that the Parties shall enter into various Definitive Documents to give effect to the transactions contemplated in this Agreement.  Notwithstanding the foregoing, nothing in this Agreement shall be deemed a waiver of any obligations of the Company under the covenants set forth in the Prepetition Indebtedness documents.  In the event that any terms hereof conflict with the terms contained in the Credit Agreement or any of the Indentures, this Agreement shall govern.

SECTION 14. Survival of Agreement.  Each of the Parties acknowledges and agrees: (a) that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Company and in contemplation of the Chapter 11 Cases; and (b) it is the intention of the Parties that, to the fullest extent permitted under applicable law, the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court.

18

SECTION 15. Acquisition of Additional Debt.  This Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Prepetition Indebtedness; provided, however, that any such additional Prepetition Indebtedness automatically shall be deemed to be subject to the terms of this Agreement and the representation contained in Section 7 hereof shall be deemed to have been made with respect to any Prepetition Indebtedness acquired by a Plan Support Party after the date hereof.  A Plan Support Party shall notify the Company and counsel for the Informal Committee of Senior Notes, in writing, of any Prepetition Indebtedness acquired by it within five (5) Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.

SECTION 16. Public Announcements.  Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court (which shall be governed by Section 8 of this Agreement), neither the Company nor the Plan Support Parties shall, nor shall they permit any of their respective affiliates to, make any public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby or by the Definitive Documents without the prior written consent of such parties (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the foregoing, the Company may issue one or more press releases or filings with the Securities and Exchange Commission related to the execution and delivery of this Agreement and the transactions contemplated hereby and shall provide a draft copy thereof at least one (1) Business Day prior to its dissemination or release and reasonably consult with counsel to the Informal Committee of Senior Notes with respect to the text thereof.  The foregoing shall not prohibit the Company from disclosing the existence of this Agreement or the approximate aggregate holdings of Prepetition Indebtedness by the Plan Support Parties as a group.

SECTION 17. Waiver.  If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights.  Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

SECTION 18. Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

SECTION 19. Amendments.  Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without the prior written consent of the Company and the Requisite Plan Support Parties.

SECTION 20. Headings.  The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

19

SECTION 21. Specific Performance.  It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

SECTION 22. Relationship Among Parties.  Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint.  Furthermore, it is understood and agreed that no Plan Support Party has any duty of trust or confidence in any form with any other Plan Support Party, and there are no commitments among or between them.  In this regard, it is understood and agreed that any Plan Support Party may trade in the Prepetition Indebtedness or other debt or equity securities of the Company without the consent of the Company or any other Plan Support Party, subject to applicable securities laws and Sections 6 and 15 of this Agreement.  No Plan Support Party shall have any responsibility for any such trading by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.

SECTION 23. Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 24. Governing Law, Consent to Jurisdiction; and Waiver of Jury Trial.

(a)           This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.  By its execution and delivery of this Agreement, the Parties irrevocably and unconditionally agree that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, the Parties irrevocably accept and submit themselves to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, the Parties agree that the Bankruptcy Court will have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

(b)           THE PARTIES IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

20

SECTION 25. Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to a Plan Support Party, to the address set forth beneath such Plan Support Party’s name below, with a copy to:

If to the Informal Committee of Senior Noteholders:

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attn:      Andrew V. Tenzer, Esq.
Michael H. Torkin, Esq.
Telephone:  (212) 848-4000
Facsimile:  (212) 848-7179

If to Agent under the Credit Agreement:

David Ruediger
Edwards Angell Palmer & Dodge LLP
111 Huntington Avenue
Boston, MA  02199-7613
Tel:  617-239-0266
Fax: 617-227-4420
Email:  druediger@eapdlaw.com

Beth Duggan
Senior Legal Counsel
DDJ Capital Management, LLC
130 Turner Street
Building 3, Suite 600
Waltham, MA 02453
Telephone No.: 781.283.8549
Fax No.: 781.419.9149
Email: eduggan@ddjcap.com

If to the Company:

Haights Cross Communications, Inc.
10 New King Street
Suite 102
White Plains, NY 10604
Attn:  Paul J. Crecca, President and Chief Executive Officer
Telephone:  (914) 289-9422
Facsimile:  (866) 813-6464

21

with a copy to:

Brown Rudnick LLP
One Financial Center
Boston, MA 02111
Attn:      Philip J. Flink, Esq.
Steven D. Pohl, Esq.
Telephone:  (617) 856-8555
Facsimile:  (617) 856-8701

SECTION 26.  Assignment; No Third-Party Beneficiaries.  The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

SECTION 27. Access to Information.  The Company shall, and shall cause its Representatives, financial advisers, investment bankers and counsel to afford the Plan Support Parties, potential financing sources and their respective authorized Representatives and legal and financial advisers reasonable access to the Company’s management, offices, properties, book and records for purposes of undertaking due diligence, evaluating the Company’s business plan and participation in the Plan process; provided, that if in the reasonable judgment of counsel to the Company such access would void the right of the Company to maintain attorney-client, attorney work product or any other applicable privilege as to non-disclosure of information, then denial of such access shall not be a breach of this Agreement.  To the extent such information is provided to the  Credit Agreement Lenders it will be deemed subject to the confidentiality provisions of the Credit Agreement, and any other Plan Support Party shall execute a confidentiality agreement with the Company on comparable terms and conditions.

SECTION 28. Acknowledgment.  (a) This Agreement is not and shall not be deemed to be, under applicable law, a solicitation for acceptance of the Plan.

(b)           The Parties acknowledge that all representations, warranties and covenants made by any Plan Support Party on behalf of the accounts that it manages are being made only with respect to the Prepetition Indebtedness held in such accounts, and shall not apply to (or be deemed to be made in relation to) any Prepetition Indebtedness that may be beneficially owned by the entity on whose behalf such accounts are managed that are not held through such accounts.

(c)           Each Plan Support Party acknowledges that this Agreement modifies certain rights and remedies it may have under the Credit Agreement or the Indentures, and hereby agrees that it shall not attempt to exercise any rights or remedies under the Credit Agreement or the Indentures (or instruct the Agent or the indenture trustees to the Indentures to exercise any such rights or remedies) in contravention of the terms hereof.

SECTION 29. Further Assurances.  All of the parties hereto shall execute such documents and use commercially reasonable efforts to perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) as may be reasonably required or desirable to consummate the Restructuring/

22

SECTION 30. Indemnification.  The Company hereby agrees to indemnify and hold harmless the Plan Support Parties and/or the accounts the Plan Support Parties manage or advise, and each of their respective affiliates, officers, directors, members, partners, employees, agents, advisers, attorneys, and representatives (each an “Indemnified Party”) from and against any and all claims (of the Company or any third party), damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that may be suffered or incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with or in relation to any investigation, litigation or proceeding) arising out of or in connection with this Agreement or the Transactions, except to the extent such claims, damages, losses, liabilities or expenses are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party’s gross negligence, bad faith or willful misconduct.  The foregoing indemnity shall survive termination of this Agreement and shall constitute a joint and several obligation of each entity constituting the “Company” as defined herein.

23

IN WITNESS WHEREOF, the Company and the Plan Support Parties have executed this Agreement as of the date first written above.

Haights Cross Operating Company

By:	/s/ Eugene Davis
Name: Eugene Davis
Title: Chairman of the Board

Haights Cross Communications, Inc.

By:	/s/ Eugene Davis
Name: Eugene Davis
Title: Chairman of the Board

SNEP, LLC (formerly named Sundance/NewBridge Educational Publishing, LLC)

By:	/s/ Eugene Davis
Name: Eugene Davis
Title: Chairman of the Board

Triumph Learning, LLC

By:	/s/ Eugene Davis
Name: Eugene Davis
Title: Chairman of the Board

Recorded Books, LLC

By:	/s/ Eugene Davis
Name: Eugene Davis
Title: Chairman of the Board

24

AMERICAN GENERAL LIFE INSURANCE
COMPANY

By:	AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

AMERICAN GENERAL LIFE AND ACCIDENT INSURANCE COMPANY

By: AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

AMERICAN INTERNATIONAL LIFE AND ASSURANCE COMPANY OF NEW YORK

By: AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

AIG LIFE INSURANCE COMPANY

By: AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

25

THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

By: AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By: AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

EMD INVEST F.M.B.A.

By: AIG Global Investment Corp., Investment Sub-Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

EMPLOYEES RETIREMENT SYSTEM OF TEXAS

By: AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

26

WESTERN NATIONAL LIFE INSURANCE COMPANY (FKA AIG ANNUITY INSURANCE COMPANY

By: AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

SUN AMERICA LIFE INSURANCE COMPANY

By: AIG Global Investment Corp., Investment Adviser

By:	/s/ Bryan Petermann
Name: Bryan Petermann
Title: Managing Director

[REDACTED]

27

DDJ Capital Management Group Trust

By: DDJ Capital Management, LLC, as attorney-in-fact

By:	/s/ Anthony M. Ranaldi
Name: Anthony M. Ranaldi
Title: Authorized Signatory

By:	/s/ Elizabeth B. Duggan
Name: Elizabeth B. Duggan
Title: Authorized Signatory

[REDACTED]

DDJ High Yield Fund

By:	DDJ Capital Management, LLC,
its attorney-in-fact

By:	/s/ Anthony M. Ranaldi
Name: Anthony M. Ranaldi
Title: Authorized Signatory

By:	/s/ Elizabeth B. Duggan
Name: Elizabeth B. Duggan
Title: Authorized Signatory

[REDACTED]

DDJ/Ontario Credit Opportunities Fund, L.P.

By: DDJ Capital Management, LLC, in its capacity as Investment Manager

By:	/s/ Anthony M. Ranaldi
Name: Anthony M. Ranaldi
Title: Authorized Signatory

By:	/s/ Elizabeth B. Duggan
Name: Elizabeth B. Duggan
Title: Authorized Signatory

[REDACTED]

28

DDJ Capital Management, LLC, on behalf of certain accounts it manages, severally and not jointly

By:	/s/ Anthony M. Ranaldi
Name: Anthony M. Ranaldi
Title: Authorized Signatory

By:	/s/ Elizabeth B. Duggan
Name: Elizabeth B. Duggan
Title: Authorized Signatory

[REDACTED]

29

Newstart Factors, Inc.

By:	/s/ John V. Koerber
Name: John V. Koerber
Title:

[REDACTED]

Bennett Restructuring Fund, L.P.

By:	/s/ John V. Koerber
Name: John V. Koerber
Title:

[REDACTED]

Bennett Offshore Restructuring Fund, Inc.

By:	/s/ John V. Koerber
Name: John V. Koerber
Title:

[REDACTED]

Bennett Restructuring Fund, L.P.

By:	/s/ John V. Koerber
Name: John V. Koerber
Title:

[REDACTED]

30

GoldenTree 2004 Trust

By:	GoldenTree Asset Management, LP,
its Investment Advisor

By:	/s/ George Hartigan
Name: George Hartigan
Title: Vice President

[REDACTED]

GoldenTree Credit Opportunities Financing I, Ltd

By:	GoldenTree Asset Management, LP

By:	/s/ George Hartigan
Name: George Hartigan
Title: Vice President

[REDACTED]

GoldenTree Master Fund, Ltd

By: GoldenTree Asset Management, LP

By:	/s/ George Hartigan
Name: George Hartigan
Title: Vice President

[REDACTED]

31

GoldenTree High Yield Value Master Fund, Ltd

By: GoldenTree Asset Management, LP

By:	/s/ George Hartigan
Name: George Hartigan
Title: Vice President

[REDACTED]

32

Exhibit A

Term Sheet

Administrative Expense Claims
“Administrative Expense Claims” shall include (i) Allowed[1] claims for reasonable fees and expenses of professionals retained in the  Chapter 11 Case with the approval of the Bankruptcy Court, (ii) all reasonable fees and expenses incurred by the professional advisors to (A) the Informal Committee of Senior Notes, including, without limitation, Shearman & Sterling LLP pursuant to the terms of their pre-petition engagement letter with the Company, (B) the Agent and Credit Agreement Lenders and (C) the Company, including Houlihan Lokey Howard & Zukin Capital, Inc. and Brown Rudnick LLP, (iii) claims for reasonable out-of-pocket expenses incurred by (A) the members of the Informal Committee of Senior Notes and (B) the Agent and Credit Agreement Lenders and (iv) claims under section 503(b) of the Bankruptcy Code.

Each holder of an Allowed Administrative Expense Claim will receive payment in full in cash of the unpaid portion of such Allowed Administrative Expense Claim (i) on the Plan Effective Date or as soon thereafter as reasonably practicable, (ii) in the ordinary course of the Company’s business or (iii) as otherwise agreed by the Company and such holder.

Priority Tax Claims	Allowed claims under Bankruptcy Code section 507(a)(8) (“Priority Tax Claims”) will be treated in accordance with Bankruptcy Code section 1129(a)(9)(C).

Other Priority Claims
On the Plan Effective Date, or as soon thereafter as reasonably practicable, each holder of an Allowed claim under Bankruptcy Code section 507(a) other than an Administrative Expense Claim or a Priority Tax Claim will receive payment in full.

Credit Agreement Claims
All amounts owed under the terms of the Credit Agreement, including without limitation post-petition interest (including paid in kind interest and default rate interest, as applicable), shall be treated as an allowed claim under the Plan.

1	“Allowed” shall mean any claim that is determined to be an allowed claim in the Company’s bankruptcy case in accordance with section 502 and/or 506 of the Bankruptcy Code.

33

On the Plan Effective Date, each Credit Agreement Lender shall receive cash in the amount equal to its allowed claim under the Credit Agreement; provided, however, that in the event the Company, notwithstanding its commercially reasonable best efforts, is unable to procure financing in an amount sufficient to be able to make such cash payment (pursuant to the Financing Commitment or otherwise), each Credit Agreement Lender shall receive New First Lien Notes in an aggregate principal amount equal to such allowed claim amount.  Each Plan Support Party agrees that it will not contest (i) the claim amount of any Credit Agreement Lender (including based on any valuation) and (ii) the right of the Credit Agreement Lenders to receive adequate protection for interest and fees.

Senior Notes
On the Plan Effective Date, each holder of a Senior Note will receive its pro-rata share of:  (i) New Second Lien Notes, (ii) 92% of the common equity of the Reorganized HCC (the “Reorganized HCC Common Stock”), subject to dilution based on the Rights Offering, if consummated, and any Exit Warrants [and the Management Incentive Plan], plus (iii) the Rights Offering Proceeds (defined below), if any.

The Reorganized HCC Common Stock, among other things, shall (i) be the sole class of equity securities of Reorganized HCC and (ii) qualify for the protections afforded by section 1145 of the Bankruptcy Code.

Senior Discount Notes
On the Plan Effective Date, so long as the class representing the Senior Discount Notes has voted to accept the Plan, each holder of Senior Discount Notes will receive its pro-rata share of:  (i) 8% of the Reorganized HCC Common Stock, subject to dilution based on the Rights Offering, if consummated, and any Exit Warrants [and the Management Incentive Plan]; (ii) subject to the terms and conditions described below, a right to purchase up to [_]% of the Reorganized HCC Common Stock for net cash proceeds equal to the Rights Offering Proceeds; and (iii) the Exit Warrants.

So long as the class representing the Senior Discount Notes has voted to accept the Plan, each holder of Senior Discount Notes will be entitled to participate in a $32.5 million (the “Rights Offering Proceeds”) rights offering (the “Rights Offering”) to acquire [_]% of the Reorganized HCC Common Stock at the exercise price described below.  The Rights Offering shall be consummated prior to the hearing to confirm the Plan, and the terms and conditions of the Rights Offering shall be documented in the Disclosure Statement.

The per share strike price of the warrants and per share exercise price of the rights will be based on: (i) the aggregate principal amount of the New First Lien Notes, plus (ii) the aggregate principal amount of the Senior Notes, plus accrued but unpaid interest thereon through the Petition Date, less (iii) net cash of the Reorganized Company on the Plan Effective Date in excess of $15 million.

34

General Unsecured Claims	On the Plan Effective Date, or as soon thereafter as reasonably practicable, each holder of an allowed general unsecured claim will remain unimpaired.

Equity Interests
The holders of equity interests in HCC will receive no distributions under the Plan on account of such interests.  All existing equity interests, including any options, right, warrants, or other similar interests issued by HCC will be cancelled on the Plan Effective Date.  Equity interests in direct and indirect subsidiaries of HCC will remain in place, as reorganized.

Executory Contracts & Leases	Subject to further review.

Management Incentive Plan
On or as soon as reasonably practicable after the Plan Effective Date, a management incentive plan (the “Management Incentive Plan”) acceptable to the Requisite Plan Support Parties and the Company shall be implemented for designated members of senior management of Reorganized HCC.

Employee Incentive Plan	TBD

Reporting/Trading
Reorganized HCC shall not, upon emergence, be a reporting issuer, and the Reorganized HCC Common Stock shall not be listed for trading on any exchange or automated quotation system.  Reorganized HCC shall provide security holders with audited financial statements prepared in accordance with “public” US GAAP including regular interim financial statements and “MD&A” and, to the extent permitted by applicable law prior to becoming a reporting company, make such audited financial statements publicly available.

Registration Rights Agreement
Noteholders acquiring more than [10]% of the Reorganized HCC Common Stock under the Plan shall, on the Plan Effective Date, enter into a registration rights agreement with respect to the Reorganized HCC Common Stock, reasonably acceptable to such Noteholders and the Company that provides for certain demand and “piggyback” registration rights, as well as customary cutback and lockup provisions reasonably acceptable to such Noteholders and the Company.

Shareholder Agreement	On the Plan Effective Date, Reorganized HCC and each holder of Reorganized HCC Common Stock shall enter into a shareholder agreement acceptable to the Requisite Plan Support Parties and the Company.

Corporate Governance
The initial board of directors of Reorganized HCC will consist of seven directors.  So long as the class representing the Senior Discount Notes has voted to accept the Plan, one director shall be selected by a majority of the holders of Senior Discount Notes.  The remaining directors shall be nominated by the Requisite Plan Support Parties.

35

Additional Conditions to be satisfied prior to the Solicitation Commencement Date or Prepackaged Plan Agreement Date, as the case may be
The Company’s management shall have presented to the Plan Support Parties a business plan for Reorganized HCC for 2010 and 2011 to the Requisite Plan Support Parties.

Confirmation that the Plan includes other customary conditions to effectiveness, including, without limitation, no stay of the confirmation order or occurrence of a Material Adverse Change.

36

Schedule 1

Terms of the New First Lien Notes

Item	Proposed Terms

Issuer	Reorganized HCOC

Guarantors
All domestic subsidiaries that currently guarantee the Credit Agreement, and such other foreign subsidiaries as may be required by the Requisite Plan Support Parties and any parent entity of Reorganized HCOC (together with the Issuer,  the “Note Parties”).

Initial Principal Amount	$100 million

Amortization	None

Interest
LIBOR +1000 bps per annum.  LIBOR floor of 300 bps

Interest shall be payable as follows: on the last day of selected interest periods (which shall be one, two, three and six months) (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year.

Default rate +2%

Funding Protection
Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Maturity	The date that is three years from the Plan Effective Date.

Call Premium	Year 1 1% Year 2 1% Year 3 0%

Collateral	First-priority liens on all assets of HCC and the Subsidiary Guarantors, junior only to certain permitted liens.

37

Item	Proposed Terms

Mandatory Prepayments
Issuer shall make the following mandatory prepayments (subject to certain basket amounts and exceptions to be negotiated in the definitive documentation):

1.           Indebtedness/Equity/Extraordinary Receipts:  Prepayments in an amount equal to (a) ●% of the net cash proceeds received from the incurrence of indebtedness, (b) ●% of the net cash proceeds received from the issuance of additional equity (but specifically excluding any net cash proceeds received in connection with the proposed rights offering with respect to the Company’s proposed plan of reorganization), including the Exit Warrants and (c) ●% of the net cash proceeds from the receipt of any extraordinary receipts (including, without limitation, insurance proceeds, tax refunds and similar receipts outside of the ordinary course) by the Note Parties (other than certain permitted indebtedness, issuances of equity to Issuer or any Guarantor by any of its or their subsidiaries, certain permitted securities having terms to be agreed upon and other exceptions and baskets to be agreed upon, as specified in the definitive documents and including capacity for reinvestment within a specified time period on terms mutually agreeable and in amounts to be determined), payable no later than the fifteenth (15) Business Day following the date of receipt.

2.           Dispositions:  Prepayments in an amount equal to 100% of the net cash proceeds from the sale or other disposition of any property or assets of Borrower or its subsidiaries made outside of the ordinary course of business (including as a result of casualty or condemnation, subject to certain exceptions and baskets to be agreed upon), except for (a) the sale of inventory or obsolete or worn-out property in the ordinary course of business, and (b) certain other customary exceptions (including capacity for reinvestment within a specified time period) to be agreed upon by the Requisite Plan Support Parties.

3.           Excess Cash Flow:  Beginning with the fiscal year ended [2011] prepayments in an amount equal to [50%] of the annual Excess Cash Flow of the Note Parties within ● days following the Issuer’s fiscal year end.  “Excess Cash Flow” to be defined in a manner consistent or no less favorable to the Issuer than the definition given to such term in the existing Credit Agreement.

4.           Change of Control:  Mandatory redemption at 101% of principal amount plus accrued and unpaid interest.

All net proceeds of such sales shall be applied in accordance with the Application of Payments section provided below.

38

Item	Proposed Terms

Application of Payments
All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, to the New First Lien Term Notes until repaid in full, and second, to the New Second Lien Term Notes.

All payments during an event of default shall be applied first to the outstanding principal amount and accrued and unpaid interest, expenses, costs and fees thereon under the New First Lien Notes until repaid in full, thereafter the New Second Lien Term Notes.

Representations and Warranties
Such representations and warranties by the Note Parties as are usual and customary for financings of this kind including, without limitation, financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of documents; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens and priority of the notes; intellectual property; no burdensome restrictions; taxes; ERISA; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; margin regulations; and creation and perfection of security interests.

Affirmative Covenants
Such affirmative covenants by the Note Parties as are usual and customary for financings of this kind including, without limitation, [obtaining a rating from S&P or such other agency acceptable to the Senior Noteholders and the Company], delivery of financial statements, reports, notices of default, litigation and other material events; payment of federal state and material local taxes and other obligations; continuation of business and maintenance of existence and material rights and material privileges; compliance with laws and material contractual obligations, except as would not have a material adverse effect; maintenance of material property and insurance (at levels and of the type maintained by similar sized business in the same or similar businesses); maintenance of books and records; and compliance with environmental laws; further assurances.

39

Item	Proposed Terms

Negative Covenants
Such negative covenants by the Note Parties as are usual and customary for financings of this kind including, without limitation, limitations with respect to other indebtedness (including negative pledge, guarantee obligations); liens; mergers, consolidations, liquidations and dissolution; sales and other dispositions of assets; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of subordinated and other debt instruments with exceptions and baskets to be agreed upon; transactions with affiliates; changes in fiscal year; negative pledge clauses restricting subsidiary distributions; prepayment of other debt; and changes in lines of business, in each case, with exceptions and baskets to be agreed.

Financial Covenants
Financial covenants as are usual and customary for financings of this kind including, without limitation, maximum leverage, maximum capital expenditures, minimum EBITDA and minimum interest coverage (exclusive of non-cash pay PIK interest, if applicable) in amounts to be determined, each to be tested on a quarterly basis (with monthly financial reporting).

Events of Default
Events of default as are usual and customary for financings of this kind including, without limitation, failure to make payments of principal, interest or fees when due; failure to pay other amounts; material inaccuracy of representations and warranties; violations of covenants:  cross-default to material indebtedness to be agreed; certain ERISA events; material monetary and non-monetary judgments; and actual or asserted impairment of any guarantee or security document or security interests.

Governing Law and Jurisdiction
The Note Parties will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury.  New York law shall govern the Loan Documents.

Other	The foregoing is intended to summarize certain basic terms of the New First Lien Notes. It is not intended to be a definitive list of all of the requirements in connection therewith.

40

Schedule 2

Terms of New Second Lien Notes

Item	Proposed Terms

Issuer	Reorganized HCOC

Guarantors	Same as New First Lien Notes

Initial Principal Amount	$80 million

Amortization	None

Interest
L+1300 bps per annum

LIBOR floor of 300 bps

100 bps shall be permitted to PIK, subject to cash flow test which, if met, causes cash payment

Interest shall be payable as follows: on the last day of selected interest periods (which shall be one, two, three and six months) (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year.

Default rate +2%.

Funding Protection
Customary for transactions of this type, including breakage costs, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Maturity	The date that is four years from the Plan Effective Date.

Call Premium	Year 1 3% Year 2 2% Year 3 1% Year 4 0%

Collateral	Second-priority liens on all collateral securing the New First Lien Notes, subject to permitted liens

41

Item	Proposed Terms

Mandatory Prepayments
Subject to the discharge of the New First Lien Notes, the Issuer shall make the following mandatory prepayments (subject to certain basket amounts and exceptions to be negotiated in the definitive documentation):

1.           Indebtedness/Equity/Extraordinary Receipts:  Prepayments in an amount equal to (a) ●% of the net cash proceeds received from the incurrence of indebtedness, (b) ●% of the net cash proceeds received from the issuance of additional equity (but specifically excluding any net cash proceeds received in connection with the proposed rights offering with respect to the Company’s proposed plan of reorganization), including the Exit Warrants and (c) ●% of the net cash proceeds from the receipt of any extraordinary receipts (including, without limitation, insurance proceeds, tax refunds and similar receipts outside of the ordinary course) by the Note Parties (other than certain permitted indebtedness, issuances of equity to Issuer or any Guarantor by any of its or their subsidiaries, certain permitted securities having terms to be agreed upon and other exceptions and baskets to be agreed upon, as specified in the definitive documents and including capacity for reinvestment within a specified time period on terms mutually agreeable and in amounts to be determined), payable no later than the fifteenth (15) Business Day following the date of receipt.

2.           Dispositions:  Prepayments in an amount equal to 100% of the net cash proceeds from the sale or other disposition of any property or assets of Borrower or its subsidiaries made outside of the ordinary course of business (including as a result of casualty or condemnation, subject to certain exceptions and baskets to be agreed upon), except for (a) the sale of inventory or obsolete or worn-out property in the ordinary course of business, and (b) certain other customary exceptions (including capacity for reinvestment within a specified time period) to be agreed upon by the Requisite Plan Support Parties.

3.           Excess Cash Flow:  Beginning with the fiscal year ended [2011] prepayments in an amount equal to [50%] of the annual excess cash flow of the Note Parties within ● days following the Issuer’s fiscal year end.  “Excess Cash Flow” to be defined in a manner consistent or no less favorable to the Issuer than the definition given to such term in the existing Credit Agreement.

4.           Change of Control:  Mandatory redemption at 101% of principal amount plus accrued and unpaid interest.

All net proceeds of such sales shall be applied in accordance with the Application of Payments section provided below.

42

Item	Proposed Terms

Application of Payments:
All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any) and will be applied, first, to the New First Lien Term Notes until repaid in full, and second, to the New Second Lien Term Notes.

All payments during an event of default shall be applied to first to the outstanding principal amount and accrued and unpaid interest, expenses, costs and fees thereon under the New First Lien Notes until repaid in full, thereafter the New Second Lien Term Notes.

Representations and Warranties
Such representations and warranties by the Note Parties as are usual and customary for financings of this kind including, without limitation, financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change, except for the commencement of the Chapter 11 Cases; corporate existence; compliance with law; corporate power and authority; enforceability of documents; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens and priority of the notes; intellectual property; no burdensome restrictions; taxes; ERISA; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; margin regulations; and creation and perfection of security interests.

Affirmative Covenants
Such affirmative covenants by the Note Parties as are usual and customary for financings of this kind including, without limitation, [obtaining a rating from S&P or such other agency acceptable to the Senior Noteholders and the Company], delivery of financial statements, reports, notices of default, litigation and other material events; payment of federal state and material local taxes and other obligations; continuation of business and maintenance of existence and material rights and material privileges; compliance with laws and material contractual obligations, except as would not have a material adverse effect; maintenance of material property and insurance (at levels and of the type maintained by similar sized business in the same or similar businesses); maintenance of books and records; and compliance with environmental laws; further assurances.

43

Item	Proposed Terms

Negative Covenants
Such negative covenants by the Note Parties as are usual and customary for financings of this kind including, without limitation, limitations with respect to other indebtedness (including negative pledge, guarantee obligations); liens; mergers, consolidations, liquidations and dissolution; sales and other dispositions of assets; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of subordinated and other debt instruments with exceptions and baskets to be agreed upon; transactions with affiliates; changes in fiscal year; negative pledge clauses restricting subsidiary distributions; prepayment of other debt; and changes in lines of business, in each case, with exceptions and baskets to be agreed.

Financial Covenants
Financial covenants as are usual and customary for financings of this kind including, without limitation, maximum leverage, maximum capital expenditures, minimum EBITDA and minimum interest coverage (exclusive of non-cash pay PIK interest, if applicable) in amounts to be determined, each to be tested on a quarterly basis (with monthly financial reporting).

Events of Default
Events of default as are usual and customary for financings of this kind including, without limitation, failure to make payments of principal, interest or fees when due; failure to pay other amounts; material inaccuracy of representations and warranties; violations of covenants:  cross-default to material indebtedness to be agreed; certain ERISA events; material monetary and non-monetary judgments; and actual or asserted impairment of any guarantee or security document or security interests.

Governing Law and Jurisdiction:
The Note Parties will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and shall waive any right to trial by jury.  New York law shall govern the Loan Documents.

Other	The foregoing is intended to summarize certain basic terms of the New Second Lien Notes. It is not intended to be a definitive list of all of the requirements in connection therewith.

Intercreditor Agreement
The intercreditor agreement shall contain terms and conditions that are customary for transactions of this nature and that is otherwise reasonably acceptable to the Senior Noteholders and Credit Agreement Lenders, providing for, among other things, lien priority and related creditor rights as between the New First Lien Notes and New Second Lien Notes.

44

Schedule 3

Terms of the Exit Warrants

Item	Proposed Terms

Issuer	Reorganized HCC

Expiry Date	Three years following the Plan Effective Date

Strike Price	A price per share of Reorganized HCC Common Stock based on the price described in the Term Sheet.

Total Shares Purchasable Under Warrants	10% of the issued and outstanding shares of Reorganized HCC Common Stock as of the Plan Effective Date

Adjustments	Splits or combinations and other customary anti-dilution protections

Other terms and conditions	Terms and conditions customary for securities of this nature.

45

Exhibit B

Assumption Agreement

Reference is hereby made to that certain plan support agreement dated as of August [__], 2009 (as such agreement may be amended, modified or supplemented from time to time, the “Plan Support Agreement”) among Haights Cross Communications, Inc., Haights Cross Operating Company and the Senior Noteholders, Senior Discount Noteholders and Credit Agreement Lenders party thereto.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Plan Support Agreement.  As a condition precedent to becoming the beneficial holder or owner of [__________] dollars ($__________) in [___] [Senior Notes][Senior Discount Notes][Credit Agreement Loans](as defined in the Plan Support Agreement), the undersigned ______________ (the “Transferee”), hereby agrees to become bound by the terms, conditions and obligations set forth in the Plan Support Agreement as a Plan Support Party.  The Transferee hereby makes, as of the date hereof, the representation and warranties to the other Plan Support Parties set forth in Section 7 thereof.  This Assumption Agreement shall take effect and shall become an integral part of the Plan Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Plan Support Agreement as a Plan Support Party as of the date hereof.

IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.

Date:  __________, 2009

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Plan Support Party:

Attn:
Tel:
Fax:
Email:

46

Exhibit C

IC Acknowledgment

Reference is made to that certain Plan Support Agreement, dated as of August [__], 2009 among Haights Cross Communications, Inc., Haights Cross Operating Company and the Senior Noteholders, Senior Discount Noteholders and Credit Agreement Lenders party hereto.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan Support Agreement.  HCC and HCOC, on the one hand, and the undersigned Requisite Plan Support Parties, on the other hand, acknowledge and agree that the forms of the Disclosure Statement, and the Plan, and all related documents, exhibits, annexes and schedules thereto, all as attached to this IC Acknowledgment, are not inconsistent with the Term Sheet and otherwise are in form and substance reasonably satisfactory to the Requisite Plan Support Parties, HCC and HCOC.

[REQUISITE PLAN SUPPORT PARTY]

By:
Name:
Title:

HAIGHTS CROSS COMMUNICATIONS, INC.,

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

47

TRIUMPH LEARNING, LLC
SNEP, LLC
RECORDED BOOKS, LLC

By:
[ ]:
[title] for each of the above entities:

48

EXHIBIT C
to
Disclosure Statement:
Reorganized Holdings Certificate of Incorporation

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HAIGHTS CROSS COMMUNICATIONS, INC.

HAIGHTS CROSS COMMUNICATIONS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.           The name of the Corporation is Haights Cross Communications, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 1999.

2.           This Fourth Amended and Restated Certificate of Incorporation (“Certificate”) was made and filed pursuant to an order of the United States Bankruptcy Court, District of Delaware, dated [_____], 2010, in In re:  [Haights Cross Communications, Inc.], Case No. [_____], under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) and Section 303 of the Delaware General Corporation Law (the “DGCL”).

3.           This Certificate hereby amends and restates in its entirety the provisions of the third amended and restated certificate of incorporation of the Corporation, dated October 8, 2008 (the “Third Certificate”).

4.           A list of defined terms and the meanings ascribed to such terms, as used throughout this Certificate, is attached hereto as Schedule I.

5.           The text of the Third Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Haights Cross Communications, Inc.

ARTICLE II
PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The street address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, and the name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE IV
CAPITALIZATION

Section 4.1       Authorized Capital Stock.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 15,000,000 shares, consisting of 14,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 1,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 4.2       Preferred Stock.

Authority is hereby expressly vested in the board of directors of the Corporation (the “Board”), subject to the provisions of this Certificate and to the limitations prescribed by law, without stockholder action, to authorize the issue from time to time of one or more series of Preferred Stock and with respect to each such series to fix by resolution or resolutions adopted by the affirmative vote of at least 5 directors providing for the issue of such series the number of shares thereof and the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof.

Section 4.3       Common Stock.

(a)           The holders of Common Stock (the “Common Stockholders”) shall be entitled to one (1) vote per share of Common Stock held on each matter properly submitted to the stockholders.  Except as otherwise required by law or this Certificate (including any certificate of designations), at any annual or special meeting of the stockholders of the Corporation, the Common Stockholders shall have the right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.  Directors shall be elected by a plurality of votes cast.

(b)           Notwithstanding anything to the contrary permitted herein, under applicable law or in the Bylaws of the Corporation (the “Bylaws”), the Corporation shall not, without first obtaining the approval of [______]1, and subject to the rights of the Proposing Stockholders under Section 8.5, consummate any (A) consolidation, merger, or other business combination involving the Corporation or any of its subsidiaries, on the one hand, and an unaffiliated third party, on the other hand, in which the Corporation or its subsidiary, as the case may be, is not the surviving entity or its Common Stock is exchanged into or for securities or other property of such third party, or (B) sale of all or substantially all of the assets of the Corporation or any of its subsidiaries.

(c)           Subject to the rights of the holders of Preferred Stock, Common Stockholders shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

[1]	To be inserted in final version to be filed as plan supplement.

2

(d)           Subject to the rights of the holders of Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the Common Stockholders shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4       Limitation on Nonvoting Stock.

Notwithstanding anything herein to the contrary, the Corporation shall not issue nonvoting capital stock to the extent prohibited by section 1123 of the Bankruptcy Code; provided, however, that this Section 4.4:  (a) will have no further force and effect beyond that required under section 1123 of the Bankruptcy Code, (b) will have such force and effect only for so long as section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (c) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.  This Section 4.4 shall be of no further force and effect 30 days following the Effective Date.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1       Board Powers.

The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  In addition to the powers and authority expressly conferred upon the Board by statute, this Certificate or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate.

Section 5.2       Number, Election and Term.

(a)           The number of directors of the Corporation shall be seven (7), or such other number as fixed from time to time by the Common Stockholders.  At all times, one (1) director (the “Independent Director”) shall qualify as an “independent director” pursuant to the definition set forth in Rule 5605(a)(2) of the NASDAQ Stock Market Rules, as amended from time to time (and including any successor rule of similar import).

(b)           The term of the initial directors shall terminate at the first annual meeting (the “Initial Meeting”) of stockholders held after the Effective Date; provided, that the Initial Meeting shall be held no earlier than January 1, 2011.  At the Initial Meeting and each succeeding annual meeting of stockholders, successors shall be elected for a one-year term.

(c)           A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

3

(d)           Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3       Vacancies.

Any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled by the affirmative vote of the holders of a plurality of the voting power of all then outstanding shares of Common Stock.

Section 5.4       Committees of the Board.

The Board may designate one or more committees, each committee to consist of one or more directors.  The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee.  In the absence or disqualification of a member or alternative member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member or alternative member.

Section 5.5       Compensation.

The Board may determine the compensation of directors.  In addition, as determined by the Board, directors shall be reimbursed by the Corporation for their expenses, if any, in the performance of their duties as directors.  No such compensation or reimbursement shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

Section 5.6       Board Approval Required

(a)           The Corporation shall not enter into, and the Board shall not approve the entering into of any agreement, arrangement or transaction (a “Related Party Transaction”) with any Related Person, excluding this Certificate, the Registration Rights Agreement, the Voting Agreement, the Financing Agreements or any agreement, arrangement or transaction contemplated by the foregoing or the Plan (and any immaterial modification thereto), without the prior affirmative vote of (i) a majority of the disinterested directors of the Corporation, or (ii) if the number of disinterested directors is less than three, all disinterested directors.

(b)           The Corporation shall not take any of the following actions, and shall not approve the taking of any of the following actions by any of its subsidiaries without the prior affirmative vote of at least five (5) directors of the Corporation:

(i)           the approval of the annual operating budget and capital expenditure budget of the Corporation and its subsidiaries and, with respect to either such budget, the approval of any interim increase in aggregate spending (other than cost of goods sold) that exceeds the greater of 10% of the total amount of such budget or $100,000;

4

(ii)          any authorization, reservation for issuance or issuance of capital stock of the Corporation or its subsidiaries, including an IPO, options, warrants, or conversion or similar rights with respect to any equity interest of the Corporation; provided, however, the issuance of shares of Common Stock pursuant to the Plan or the Rights Offering or upon the exercise of any warrants (including the Exit Warrants) issued pursuant to the Plan or the Rights Offering shall not require any action by the Board.

(iii)         the election, removal, and compensation of the Chief Executive Officer, Chief Operating Officer or the Chief Financial Officer of the Corporation;

(iv)         subject to applicable law, the acquisition, by merger or consolidation, or by purchase of, or investments in, all or substantially all of the assets or stock of, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization;

(v)          any (A) disposition or sale of any material asset or assets of the Corporation or any of its material subsidiaries to an unaffiliated third party, or (B) any corporate restructuring in which there is no change in ultimate control of the Corporation;

(vi)         the incurrence of any indebtedness for borrowed money, or the grant of any guarantee related thereto, by the Corporation or any of its subsidiaries in excess of $10,000,000 in the aggregate or the granting of any lien or encumbrance on the assets or pledge of the capital stock of the Corporation or its subsidiaries (other than (A) indebtedness incurred under, and liens imposed in connection with, debt incurred on the Effective Date, (B) liens or encumbrances granted in the ordinary course of business consistent with past practice, and (C) liens or encumbrances on assets having a value of not more than $10,000,000);

(vii)       entering into or effecting any transaction or series of related transactions in connection with or involving the repurchase, redemption or other acquisition of the capital stock of the Corporation or any subsidiary for an amount equal to or exceeding $1,000,000;

(viii)      declaring or paying any cash or other dividend or making any other distribution on the capital stock of the Corporation or any of its subsidiaries other than dividends or other distributions by a direct or indirect wholly-owned subsidiary of the Corporation to its equity holder;

(ix)         the dissolution, liquidation or winding up of the Corporation or the commencement of a voluntary proceeding seeking reorganization or other similar relief; or

(x)          committing to do any of the actions provided in (i) through (ix) above.

(c)           All amounts referenced in this Section 5.6 may be modified by the affirmative vote of at least five (5) directors.

5

Section 5.7       Observation.

One representative (an “Observer”) of each Principal Stockholder may attend meetings of the Board in a non-voting capacity.  The Corporation shall reimburse each Observer for its reasonable and documented out-of-pocket expenses related to such attendance, and each Observer shall be entitled to receive any documentation provided to the directors in connection with any meeting of the Board that the Observer is entitled to attend (“Documentation”), which Documentation shall be made available to such Observer at substantially the same time as such Documentation is made available to the directors of the Corporation.  The confidentiality of all discussions that take place, and information and Documentation that is disclosed, during or in connection with any meeting of the Board shall be maintained by each Principal Stockholder and its Affiliates, representatives, agents and employees.  The Corporation shall require each Observer to execute a confidentiality agreement in form and substance satisfactory to the Corporation.  Notwithstanding the foregoing, all Observers may be excluded from any meeting of the Board and any Documentation may be withheld from such Observers in the event the directors designated by the Principal Stockholders unanimously agree that such Observers should be excluded and such Documentation should be withheld to preserve the Corporation’s attorney-client privilege.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power, subject to the provisions hereof and the Bylaws, to adopt, amend, modify, rescind or waive the Bylaws.

ARTICLE VII
LIMITED LIABILITY; INDEMNIFICATION; ADVANCEMENT

Section 7.1       Limitation of Personal Liability.

No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended.  If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended.  Any repeal or amendment of this Section 7.1 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.1 will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

6

Section 7.2       Indemnification and Advancement.

(a)           Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), including, without limitation, proceedings by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board.  The right to indemnification conferred by this Section 7.2 shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b)           The rights conferred on any Covered Person by this Section 7.2 shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)           Any repeal or amendment of this Section 7.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section 7.2, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)           This Section 7.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

7

ARTICLE VIII
RESTRICTIONS ON THE TRANSFER OF SHARES

Section 8.1       Restrictions on Transferability.

The Transfer of shares of Common Stock shall be subject to the conditions set forth in this Certificate.  Any Common Stockholder proposing to effect a Transfer of any shares of Common Stock shall submit a notice (a “Transfer Notice”) detailing the terms of the proposed Transfer (including the identity of the transferee and the number of shares to be Transferred) to the Corporation prior to effecting such Transfer.  Within five (5) Business Days of the receipt by the Company of a Transfer Notice (i) the Corporation shall approve the proposed Transfer, (ii) the Corporation shall deny the proposed Transfer based on Section 8.3, or (iii) if the Corporation believes that there is a reasonable question as to the validity of such Transfer under any section of this Certificate other than Section 8.3, the Corporation shall request an opinion (a “Transfer Opinion”) of counsel of the Common Stockholder proposing such Transfer as to the validity of such proposed Transfer.  Within five (5) Business Days following receipt of a Transfer Opinion, the Corporation shall approve the Transfer; provided that the Transfer Opinion states that the proposed Transfer is in compliance with this Certificate.  The Common Stockholder proposing a Transfer only may consummate such Transfer upon approval by the Corporation.  Upon consummation of an approved Transfer, the Corporation shall register such Transfer in its books.

Section 8.2       Compliance with Securities Laws.

Shares of Common Stock shall not be Transferred, and the Corporation shall not be required to register any Transfer of such shares on its books, unless the Corporation shall be reasonably satisfied prior to such Transfer that registration under the Securities Act and the applicable securities laws of any other jurisdiction is not required in connection with or as a result of the transaction resulting in such Transfer.

Section 8.3       Limitation on Number of Stockholders.

No Transfer of shares of Common Stock shall be effective, and any such Transfer shall be deemed null and void, if, as a result of any such Transfer, the record number of holders of the Corporation’s equity securities would exceed 450.

Section 8.4       Tag Along Rights.

(a)           Other than Permitted Transfers, if Common Stockholders (collectively referred to as the “Transferring Stockholder(s)”) propose(s) to Transfer a number of shares of Common Stock representing fifty percent (50%) or more of the Common Stock then outstanding, then (i) the Transferring Stockholder(s) shall give written notice (the “Tag Along Sale Notice”) at least twenty (20) Business Days prior to the closing of such Transfer to the Corporation and the other holders of Common Stock, which Tag Along Sale Notice shall set forth all of the material terms and conditions of such Transfer (including, without limitation, the number of shares of Common Stock to be Transferred, the purchase price per share of Common Stock, and the name, address and telephone number of the proposed buyer or transferee or the broker thereof), and (ii) the other holders of Common Stock shall have the right (but not the obligation) to include in such sale all or any portion of the shares of Common Stock held by such holder (the “Tag Along Right”).  If the proposed purchaser elects to purchase less than all of the shares of Common Stock offered for sale as a result of the holders’ exercise of their respective Tag Along Rights, the Transferring Stockholder(s) and each holder exercising its Tag Along Right (each a “Tag Along Participant”) will have the right to include its Pro Rata Portion of the Common Stock to be Transferred to the proposed purchaser on the same terms and conditions (the “Transfer Terms”), including the same price (the “Purchase Price”) as the Transferring Stockholder(s) including without limitation in exchange for a pro rata share of all consideration received by the Transferring Stockholder(s).

8

(b)           The Tag Along Right may be exercised by each Tag Along Participant by delivery of a written notice to the Transferring Stockholder(s) (the “Tag Along Exercise Notice”) within ten (10) days from the date of receipt of the Tag Along Sale Notice.  The Tag Along Exercise Notice shall state the number of shares of Common Stock (up to its Pro Rata Portion) that such Tag Along Participant wishes to include in such Transfer to the third party purchaser.  Upon the giving of a Tag Along Exercise Notice, such Tag Along Participant shall be entitled and obligated to Transfer the portion of such Tag Along Participant’s Common Stock set forth in the Tag Along Exercise Notice, to the third party purchaser on the Transfer Terms; provided, however, that the Transferring Stockholder(s) shall not consummate the Transfer of any Common Stock offered by it if the third party purchaser does not acquire all Common Stock that each Tag Along Participant is entitled and elects to Transfer pursuant hereto.  After expiration of the ten (10) day period referred to above, if the provisions of this Section 8.4 have been complied with in all respects, the Transferring Stockholder(s) and each Tag Along Participant that delivered a Tag Along Exercise Notice shall Transfer their respective Common Stock to the third party purchaser in accordance with the Transfer Terms at such date as proposed in the Tag Along Sale Notice (or such other date within sixty (60) days of such proposed date as may be agreed among the participants in such Transfer).  The Transferring Stockholder(s) agrees to use its commercially reasonable efforts to ensure that the Transfer Terms provide for several, and not joint, liability, with respect to the indemnification and comparable obligations contained within such Transfer Terms.

(c)           The Common Stockholders shall not have any Tag Along Right with respect to a Majority Sale pursuant to which a Proposing Stockholder has exercised its Drag Along Right under Section 8.5.

Section 8.5       Drag Along Rights.

(a)           In the event that any Common Stockholder or any group of Common Stockholders acting together or pursuant to a common plan or arrangement, proposes to Transfer to a Person or a group of Persons, other than an Affiliate of the transferring Common Stockholders (a “Purchaser”), shares of Common Stock representing more than [__]%2 of the then outstanding shares of Common Stock (a “Majority Sale”), such Common Stockholder(s) (the “Proposing Stockholders”) shall have the right (the “Drag Along Right”) to require each of the other Common Stockholders to Transfer, or cause to be Transferred, to the Purchaser shares of Common Stock held by each such other Common Stockholder in the same proportion relative to the total number of shares of Common Stock held by such other Common Stockholder as that proportion of total number of shares of Common Stock to be Transferred by the Proposing Stockholders relative to the total number of shares of Common Stock held by such Proposing Stockholder, upon the same terms (including the purchase price) and subject to the same conditions as are applicable to the Proposing Stockholders; provided, however, that (i) any representations and warranties relating specifically to any Common Stockholder shall only be made by that Common Stockholder and such Common Stockholder shall be solely responsible for providing indemnification (if any) resulting from inaccuracies of such representations and warranties and (ii) with respect to indemnification provided by the Common Stockholders for inaccuracies of representations or warranties relating to matters not covered by the immediately preceding clause (i) (except in the case of fraud or willful misrepresentation), such indemnification shall be based on the proportion of the relative purchase price being received by each Common Stockholder in respect of its Common Stock in the proposed sale to the aggregate purchase price being received by all Common Stockholders in respect of their Common Stock and, in any event, the liability for any indemnification by any Common Stockholder shall not exceed the purchase price received by such Common Stockholder for the Common Stock Transferred by such Common Stockholder.

[2]	To be inserted in final version to be filed as plan supplement.

9

(b)           The Proposing Stockholders shall provide notice to each of the other Common Stockholders (a “Drag Along Notice”) of (i) the Proposing Stockholders’ intent to exercise their Drag Along Right in accordance with Section 8.5, (ii) the identity of the proposed Purchaser in such Majority Sale and (iii) a summary of the purchase price and other relevant terms and conditions of such Majority Sale, no later than ten (10) Business Days prior to the proposed closing of such Majority Sale.  At the closing of the sale pursuant to the Drag Along Right, the Proposing Stockholders and the other Common Stockholders subject to such Drag Along Right shall deliver to the proposed Purchaser certificates representing their shares of Common Stock, duly endorsed in blank for transfer or accompanied by stock powers duly endorsed in blank, and the Purchaser shall pay to each such Common Stockholder the consideration due to it in accordance with the terms of such transaction, this Certificate and any Preferred Stock Designation.

Section 8.6       Legends.

All certificates representing Common Stock shall be stamped or typed in a conspicuous place with the following legend:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT, AS PROVIDED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS AMENDED FROM TIME TO TIME, TO (I) CERTAIN TRANSFER RESTRICTIONS WHICH RESTRICT THE SALE, ASSIGNMENT, TRANSFER, CONVEYANCE, ENCUMBRANCE, PLEDGE OR OTHER TRANSFER OR ALIENATION (WITH OR WITHOUT CONSIDERATION) OF SUCH SHARES AND (II) AN OBLIGATION TO SELL OR TRANSFER SUCH SHARES IF REQUIRED IN CERTAIN CIRCUMSTANCES.  THE CORPORATION WILL FURNISH TO THE RECORD HOLDER OF THIS CERTIFICATE, WITHOUT CHARGE, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS, A COPY OF THE CERTIFICATE OF INCORPORATION.

10

Section 8.7       Survival.

The terms and conditions set forth in this Article VIII shall not apply to, and shall be of no further force and effect following, an IPO.

ARTICLE IX
AMENDMENT OF
CERTIFICATE OF INCORPORATION

Notwithstanding any other provision of this Certificate, and in addition to any other vote that may be required by law, Supermajority Approval shall be required to amend, alter or repeal, or adopt any provision of this Certificate.

[SIGNATURE PAGE FOLLOWS]

11

IN WITNESS WHEREOF, the Corporation has caused this Fourth Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this ___ day of [_________], 2010.

HAIGHTS CROSS COMMUNICATIONS, INC.

Name: Paul J. Crecca
Title: President and Chief Executive Officer

SCHEDULE I

DEFINED TERMS

“Affiliate” means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified or any Related Fund of a Person.  For purposes of the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.  For the avoidance of doubt, the directors of the Corporation shall be deemed to be Affiliates of the Corporation.

“AIG” means certain funds and accounts managed or advised by AIG Global Investment Corporation (or any successor to or transferee of its entire investment management business), together with any additional funds or accounts managed and/or advised by AIG Global Investment Corporation (or any successor to or transferee of its entire investment management business) or its Affiliates.

“Bankruptcy Code” has the meaning set forth in the recitals hereto.

“Bennett” means Bennett Restructuring Fund, L.P., Bennett Offshore Restructuring Fund, Inc., and BRF High Value Fund, L.P., together with any additional funds or accounts managed and/or advised by Bennett Management Corporation or its Affiliates.

“Board” has the meaning set forth in Section 4.2.

“Business Day” means any day of the year on which banks are not required or authorized to close in New York City.

“Bylaws” has the meaning set forth in Section 4.3(b).

“Certificate” has the meaning set forth in the recitals hereto.

“Common Stock” has the meaning set forth in Section 4.1.

“Common Stockholders” has the meaning set forth in Section 4.3(a).

“Corporation” has the meaning set forth in the preamble hereto.

“Covered Person” has the meaning set forth in Section 7.2(a).

“DDJ” means certain funds or accounts managed and/or advised by DDJ Capital Management, LLC or it Affiliates, party hereto from time to time.

“DGCL” has the meaning set forth in the recitals hereto.

“Documentation” has the meaning set forth in Section 5.7.

“Drag Along Right” has the meaning set forth in Section 8.5(a).

“Drag Along Notice” has the meaning set forth in Section 8.5(b).

“Effective Date” the date on which the Plan became effective pursuant to its own terms.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exit Warrants” has the meaning set forth in the Plan.

“Financing Agreements” means the New First Lien Note Indenture and the New Second Lien Note Indenture (each as defined in the Plan) and any agreement with respect to the refinancing thereof.

“GoldenTree” means GoldenTree Credit Opportunities Financing I, Ltd, GoldenTree Master Fund, Ltd, and GoldenTree High Yield Value Master Fund, Ltd, together with any additional funds or accounts managed and/or advised by GoldenTree Asset Management, LP or its Affiliates.

“Independent Director” has the meaning set forth in Section 5.2(a).

“Initial Meeting” has the meaning set forth in Section 5.2(b).

“IPO” means an initial public offering of the Common Stock, which offering is underwritten by a recognized investment bank and made pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act, whether the shares of Common Stock are to be Transferred by the Corporation or any Common Stockholder.

“Majority Sale” has the meaning set forth in Section 8.5(a).

“Observer” has the meaning set forth in Section 5.7.

“Permitted Transfer” means (i) a Transfer to any Person who is an Affiliate of the Transferring Stockholder or (ii) any Transfer made in a public offering pursuant to an effective registration statement filed with the Commission under the Securities Act; provided, however, that any such Transfer shall be made in good faith and not for the primary purpose of circumventing the Transfer restrictions set forth in Section 8.4.  For example (but in no way limiting the generality of the foregoing), a Transfer to an Affiliate of the Transferring Stockholder in connection with a transaction or series of related transactions in which the control of such Affiliate will be Transferred or is intended to be Transferred to a party other than another Affiliate of the Transferring Stockholder shall not be deemed a “Permitted Transfer”.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act.

“Plan” means that certain Joint Prepackaged Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated [_____], of Haights Cross Communications, Inc. and [each of the entities listed on Annex I thereto], including all exhibits and supplements thereto, which plan became effective on the date of filing of this Certificate with the Secretary of State of the State of Delaware.

“Preferred Stock” has the meaning set forth in Section 4.1.

“Principal Stockholders” means AIG, DDJ, GoldenTree and Bennett; provided, that if any of the foregoing parties at any time holds less than 10% of the then outstanding shares of Common Stock, such party shall permanently cease to be a Principal Stockholder and shall no longer be entitled to the rights and privileges associated therewith (whether under this Certificate or any related agreement) regardless of whether such party subsequently acquires additional shares of Common Stock such that its holdings thereof exceed 10% of those shares of Common Stock then outstanding.3

“proceeding” has the meaning set forth in Section 7.2(a).

“Proposing Stockholders” has the meaning set forth in Section 8.5(a).

“Pro Rata Portion” means that portion determined based on the proportion that the number of shares of Common Stock held by such Transferring Stockholder or Tag Along Participant, as applicable, bears to the total number of shares of Common Stock then outstanding.

“Purchaser” has the meaning set forth in Section 8.5(a).

“Purchase Price” has the meaning set forth in Section 8.4(a).

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, among the Corporation and certain Common Stockholders.

“Related Fund” means any Person managed or advised by the same entity that manages or advises such Person.

“Related Party Transaction” has the meaning set forth in Section 5.6(a).

“Related Person” means any Person together with its Affiliates that directly or indirectly beneficially owns, or otherwise controls, more than 10% of the outstanding shares of Common Stock.

[3]
Subject to modification to account for shares obtained sold pursuant to the Rights Offering and as a distribution under Class 5 of the Plan (“SDN Share Allocations”).  It is proposed that if, immediately following the Effective Date, a Senior Discount Note Shareholder, solely by virtue of its SDN Share Allocation, would own 14% or more of the then issued and outstanding shares of Common Stock, such Senior Discount Note Shareholder shall be deemed to be a Principal Stockholder.

“Rights Offering” has the meaning set forth in the Plan.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder;

“Supermajority Approval” means (i) the approval of the holders of 66-2/3% or more of the then outstanding shares of Common Stock, or (ii) at any time that the Principal Stockholders do not own, in the aggregate, 66-2/3% or more of the then outstanding shares of Common Stock, the approval of the holders of at least a majority of the then outstanding shares of Common Stock.

“Tag Along Exercise Notice” has the meaning set forth in Section 8.4(b).

“Tag Along Participant” has the meaning set forth in Section 8.4(a).

“Tag Along Right” has the meaning set forth in Section 8.4(a).

“Tag Along Sale Notice” has the meaning set forth in Section 8.4(a).

“Third Certificate” has the meaning set forth in the recitals hereto.

“Transfer” means, in respect of any Common Stock, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, or any short position in a security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instruments, whether voluntarily or by merger or otherwise by operation of applicable law or any agreement or commitment to do any of the foregoing.

“Transfer Notice” has the meaning set forth in Section 8.1.

“Transfer Opinion” has the meaning set forth in Section 8.1.

“Transferring Stockholder(s)” has the meaning set forth in Section 8.4(a).

“Transfer Terms” has the meaning set forth in Section 8.4(a).

“Voting Agreement” means that certain Voting Agreement, dated as of the Effective Date, among Haights Cross Communications, Inc. and the Common Stockholders that are signatories thereto.

EXHIBIT D
to
Disclosure Statement:
Term Sheet for the Registration Rights Agreement

REORGANIZED HAIGHTS CROSS
REGISTRATION RIGHTS AGREEMENT TERM SHEET

Parties	●
Reorganized Holdings (the “Company”) and each holder of Registrable Securities[1] that  receives at least 10% of the shares of Common Stock under the Plan[2] and the Rights Offerings and who execute the Registration Rights Agreement (the “Agreement”) are being granted registration rights under the Agreement (collectively, the “Holders”).  The term “Holder” shall include (i) any Affiliate[3] of a Holder and (ii) and any funds or accounts managed and/or advised by any entity that manages and/or advises a Holder or any of its Affiliates (each a “Related Fund”), in each case, to the extent any such Affiliate or Related Fund holds Registrable Securities and becomes a  party to the Agreement.

Date	●	The Effective Date.

Description	●	The parties will enter into the Agreement in connection with the receipt of shares of the common stock of the Company (the “Common Stock”) under the Plan and in the Rights Offering.

[1]
“Registrable Securities” means (a) the shares of Common Stock to be received by Holders pursuant to the Plan or the Rights Offering or subsequently acquired by Holders and (b) any capital stock or other securities of the Company issued or issuable with respect to the shares of Common Stock described in clause (a):  (i) upon any conversion or exchange thereof, (ii) by way of stock dividend or other distribution, stock split or reverse stock split, or (iii) in connection with a combination of shares, recapitalization, merger, consolidation, exchange offer or other reorganization. As to any particular Registrable Securities, once issued such securities will cease to be Registrable Securities when (A) a registration statement with respect to the sale of such securities will have become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement or (B) they will have ceased to be outstanding.

[2]
Capitalized terms used but not defined herein have the meanings ascribed to them in the Company’s joint prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code, as may be amended, supplemented or modified from time to time in accordance with the terms hereof, and in accordance with the terms of the Bankruptcy Code and the Bankruptcy Rules.

[3]
“Affiliate” means any Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  For purposes of the definition of Affiliate, “control” means the possession, directly or indirectly, of the power to direct, or to cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1

Demand Registration
Rights

Request For Registration	●
As described below, the Holders will have the right to require the Company to register under the Securities Act all or part of the Registrable Securities of the Holders making such request for resale (including pursuant to an underwritten offering) (a “Demand Registration”).

Demand Prior to Initial
Public Offering	●
At any time following the date that is 2 years after the Effective Date,  Holders of Registrable Securities representing at least a majority of the Common Stock outstanding at the time of such demand will have the right at any time to require the Company to register all or part of the Registrable Securities held by them for resale under the Securities Act.

Demand Following Initial Public Offering	●
In addition to the demand registration rights described above, at any time following the initial public offering of Common Stock under the Securities Act, Holders of at least a 10% in the aggregate of Registrable Securities  outstanding at the time of such demand will have the right to require the Company to register all or part of the Registrable Securities  held by such Holders for resale (including pursuant to an underwritten offering) under the Securities Act.

Obligations To Effect Registration	●
Within twenty days after receipt by the Company of a written request for Demand Registration, the Company will give written notice of such requested registration to all Holders of Registrable Securities.  Such Holders will have the right, by giving written notice to the Company within 30 days after the Company provides its notice, to elect to have included in such registration such of their Registrable Securities as such Holders may request in such notice of election.  The Company (i) will file a registration statement regarding such Registrable Securities that have been requested to be registered as soon as practicable, but in no event later than 60 days (or, in the case of an initial public offering, 120 days) following the date the Company receives the written request for such Demand Registration and (ii) will use its commercially reasonable efforts to have such registration statement declared effective by the Securities and Exchange Commission (“SEC”) as soon as practicable, but in no event later than 60 days (or, in the case of an initial public offering, 120 days) following the date of the initial filing of such registration statement with the SEC.

2

Limitations on Registration	●
The Company will not be required to effect more than a a total of (i) three Demand Registrations plus (ii) a Demand Registration prior to an initial public offering, and no more than two Demand Registrations in any eighteen-month period (provided that, if the Company is eligible to use Form S-3 for the resale of Registrable Securities, there shall be no limitation on the number of Demand Registrations that may be requested).  In addition, the Company will not be required to effect any registration during the period starting on the date 30 days prior to the Company’s estimated date of filing of, and ending on the date 180 days immediately following the effective date of, any registration statement (other than on Forms S-4 or S-8 under the Securities Act) pertaining to the securities of the Company, provided that the Company is employing in good faith all commercially reasonable efforts to cause such registration statement to become effective.

●
If and whenever the Company is required to use its commercially reasonable efforts to effect the registration under the Securities Act of any Registrable Securities, and if such registration is not withdrawn or abandoned, the Company will not be obligated to file any registration statement with respect to any Registrable Securities at the request or demand of any Holder or Holders of such securities, until a period of 180 days will have elapsed from the effective date of such previous registration statement.

Underwritten Offering	●
The Agreement will not establish additional registration rights with regard to underwritten offerings, but instead set forth procedures applicable to any registration that is also an underwritten offering.

Underwritten Offerings Exclusive	●	Whenever a request for Demand Registration is for an underwritten offering, only securities that are to be distributed by the underwriters may be included in the registration statement.

3

Underwriting Agreement	●
If requested by the underwriters for any underwritten offering by Holders pursuant to a request for Demand Registration, the Company will enter into an underwriting agreement with such underwriters for such offering, such agreement to be reasonably satisfactory in substance and form to the Company and the Holders of a majority of the Registrable Securities to be covered by such registration statement and to the underwriters and to contain such representations and warranties by the Company and the Holders and such other terms and provisions as are customarily contained in agreements of this type, including, but not limited to, indemnities to the effect and to the extent provided in the Agreement or as are otherwise then customary (if more extensive), provisions for the delivery of officers’ certificates, opinions of counsel for the Company and the Holders and accountants’ “comfort” letters, and lock-up arrangements.

Lock-Up Agreements	●
If and whenever the Company proposes to register any of its equity securities under the Securities Act, whether or not for its own account, or is required to use its commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act pursuant to a Demand Registration, each Holder, if required by the managing underwriter in an underwritten offering, agrees by acquisition of such Registrable Securities to enter into a lock-up agreement in form and substance reasonably satisfactory to the Holders representing a majority of the Registrable Securities subject to such registration statement containing terms (including the duration of the lock-up period) that are customary at the time such agreement is entered into for offerings of similar size and type, and the Company agrees to cause each director and executive officer of the Company to enter into a similar agreement with the Company.  The Company further will agree not to effect (other than pursuant to such registration or pursuant to registrations on Form S-4 or S-8 under the Securities Act) any public sale or distribution, or to file any registration statement covering any, of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the 30 days prior to, and up to 180 days after, the effective date of such registration (or the date of the prospectus for such offering, if later) if required by the managing underwriter (or for such longer period as so required).

4

Piggyback Rights	●	Unlimited “piggyback” rights will be provided to all Holders of Registrable Securities.

●
If the Company at any time proposes to register any of its securities of the same class as the Registrable Securities under the Securities Act (other than on Form S-4 or S-8 under the Securities Act), whether or not for sale for its own account (a “Company Registration”), it will, prior to each such filing, give prompt written notice to all Holders of Registrable Securities of its intention to do so and, upon the written request of any Holder given to the Company within 30 days after the Company has provided such notice, the Company will use commercially reasonable efforts to cause all Registrable Securities that the Company has been requested by the Holders thereof to register to be so registered under the Securities Act to the extent necessary to permit their disposition in accordance with the intended methods of distribution specified in the Company’s notice; provided, that if at any time after giving written notice of its intention to effect a Company Registration and prior to the effective date of the registration statement filed in connection with such Company Registration, the Company determines for any reason to abandon or withdraw such Company Registration, the Company may, at its election, give written notice of such determination to each Holder that previously was notified of such registration, and, thereupon, will not register any Registrable Securities in connection with such registration, without prejudice, however, to the rights of any Holders to request that a registration be effected under a Demand Registration.

Allocation	●
If any Company Registration (other than a Demand Registration) involves an underwritten offering and the managing underwriter of such offering advises the Company that, in its good faith view, the number of securities requested to be included in such registration exceeds the largest number that can reasonably be sold in an orderly manner without having a significant and adverse effect on such offering, the Company will include in such registration:

i.	first, all securities that the Company proposes to register for its own account (the “Company Securities”); and

5

ii.
second, to the extent that the number of Company Securities is less than the largest number that can be sold in an orderly manner in such offering within a price range acceptable to the Company, the remaining securities to be included in such registration will be allocated on a pro rata basis among (i) all  Holders requesting that Registrable Securities be included in such Registration, and (ii) all other holders (“Other Holders”) of the Company’s securities who have been granted “piggy-back” registration rights with respect to such securities (the “Other Securities”) and have requested that such Other Securities be included in such registration, based on the number of Registrable Securities and Other Securities that each such Holder and Other Holder requested to be included in such registration bears to the aggregate number of Registrable Securities and Other Securities requested to be included in such registration.

●
If any Demand Registration involves an underwritten offering and the managing underwriter of such offering advises the Company that, in its good faith view, the number of securities requested to be included in such registration exceeds the largest number that can reasonably be sold in an orderly manner without having a significant and adverse effect on such offering, the Company will include in such registration:

i.
first, all Registrable Securities requested by Holders (regardless of whether or not any Holder was among the Holders that made the request for the Demand Registration) to be included in such registration will be included and, if the number of Registrable Securities requested to be included in such registration exceeds the largest number that can reasonably be sold in an orderly manner without having a significant and adverse effect on such offering, all such Registrable Securities will be allocated on a pro rata basis among all Holders requesting that Registrable Securities be included in such registration based on the number of Registrable Securities that each such Holder requesting such registration bears to the aggregate number of Registrable Securities then owned by all such Holders requesting such registration; and

6

ii.
second, to the extent that the number of Registrable Securities requested to be included in such registration is less than the largest number that can be sold in an orderly manner in such offering without having a significant and adverse effect on such offering, the remaining securities to be included in such registration will be allocated on a pro rata basis among the Company to the extent the Company has requested Company Securities be included in such registration and all Other Holders of the Company’s securities who have been granted “piggy-back” registration rights with respect to the Other Securities and have requested that such Other Securities be included in such registration, based on the number of Company Securities and Other Securities that the Company and each such Other Holder requested to be included such registration bears to the aggregate number of Company Securities and Other Securities requested to be included in such registration.

Indemnification

Indemnification By The Company	●
In the event of any registration of any of the Registrable Securities under the Securities Act pursuant to the Agreement, the Company will indemnify and hold harmless the seller of such securities, its directors, officers,  employees and agents, each other person who participates as an underwriter, broker or dealer in the offering or sale of such securities and each of their respective directors, officers, employees and agents, and each other person, if any, who controls such seller, underwriter, broker, dealer or any such participating Person within the meaning of the Securities Act or the Securities Exchange Act of 1934 as amended, (the “Exchange Act”) (any of the forgoing being an “indemnified person”), against any losses, claims, damages, or liabilities, joint or several, to which such indemnified person may become subject under the Securities Act, the Exchange Act, state securities or blue sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary prospectus, free writing prospectus or prospectus contained in the registration statement, or any amendment or supplement thereto , or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or, in the case of the registration statement and any amendment or supplement thereto, necessary to make the statements therein not misleading, or, in the case of any preliminary prospectus, free writing prospectus or prospectus or any amendment or supplement thereto, necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and the Company will reimburse any indemnified person in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon any untrue statement or omission made in such registration statement, preliminary prospectus, free writing prospectus or prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of any such indemnified person specifically for use in the preparation thereof.

7

Indemnification by Holders of Securities	●
In the event of any registration of any of the Registrable Securities under the Securities Act pursuant to the Agreement, each seller of such securities, severally and not jointly, will indemnify and hold harmless the Company, each of its directors and officers and each underwriter (if any) and each person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities, joint or several, to which the Company, such directors and officers, underwriters, or controlling persons may become subject under the Securities Act, Exchange Act, state securities or blue sky laws, or otherwise, insofar as such losses, claims, damages, or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, free writing prospectus or prospectus contained in the registration statement, or any amendment or supplement thereto , or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or, in the case of the registration statement or any amendment or supplement thereto, necessary to make the statements therein not misleading, or, in the case of any preliminary prospectus, free writing prospectus or prospectus or any amendment or supplement thereto, necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that, in each case, the statement or omission was made in reliance upon and in conformity with information relating to such seller furnished in writing to the Company by or on behalf of such seller expressly for use in connection with the preparation of such registration statement, preliminary prospectus, free writing prospectus, prospectus, amendment, or supplement; provided, however, that the liability of each such seller will be in proportion to and limited to the net amount received by such seller (after deducting any underwriting discount and expenses) from the sale of Registrable Securities sold in connection with such registration.

8

Specific Performance	●
Any Holder will, in addition to such other remedies as may be available to it at law or in equity, have the right to enforce its rights hereunder by actions for injunctive relief and specific performance in any court of the United States or any state thereof having jurisdiction, to the extent permitted by law, and the Company shall agree not to oppose any such demand for specific performance on the basis that monetary damages are available.

Registration Expenses	●
The Company will pay the registration expenses (to be defined in the Agreement) of all registrations under the Agreement, including the fees and expenses of one counsel representing the Holders of Registrable Securities as a group, but excluding any underwriting commissions and discounts.

9

Assignment	●
The rights and obligations of a Holder under the Agreement may be assigned in connection with a permitted sale or transfer of Registrable Securities provided that (i) any such transferee (a) holds more than 10% of the outstanding Common Stock outstanding at such time and (b) becomes a party to the Agreement and (ii) the rights and obligations that are assigned shall apply only to the Registrable Securities sold or transferred by a Holder party to the Agreement.

Amendment & Waiver	●	The Agreement may not be amended or otherwise modified without the prior written consent of the Company and the Holders of a majority of the Registrable Securities on the date of such amendment.

Governing Law	●	New York.

10

EXHIBIT E
to
Disclosure Statement:
Voting Agreement

VOTING AGREEMENT

among

HAIGHTS CROSS COMMUNICATIONS, INC.

and

THE COMMON STOCKHOLDERS OF THE COMPANY
SET FORTH ON THE SIGNATURE PAGES HEREOF

dated as of [____________], 2010

Page

ARTICLE I
DEFINITIONS

SECTION 1.01. Certain Defined Terms	3

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE COMMON STOCKHOLDERS

SECTION 2.01. Organization and Authority	6
SECTION 2.02. No Conflict	6
SECTION 2.03. Governmental Consents and Approvals	6

ARTICLE III
GOVERNANCE

SECTION 3.01. Composition of Board – Principal Stockholders	7
SECTION 3.02. Composition of the Board – CEO	8
SECTION 3.03. Nomination and Election of Directors	8
SECTION 3.04. Vacancies	8
SECTION 3.05. Removal; Board Size	8
SECTION 3.06. Senior Discount Note Shareholders	8

ARTICLE IV
TRANSFERS OF SHARES

SECTION 4.01. Drag Along Rights	9
SECTION 4.02. Transferees to Execute Agreement	9
SECTION 4.03. Stock Subscription Rights	9
SECTION 4.04. Legends	10
SECTION 4.05. Improper Sale or Encumbrance	11

ARTICLE V
ADDITIONAL AGREEMENTS

SECTION 5.01. New Common Stockholders to Execute Agreement	11
SECTION 5.02. Further Assurances	11

ARTICLE VI
MISCELLANEOUS

SECTION 6.01. Notices	11
SECTION 6.02. Binding Effect	12
SECTION 6.03. Interpretation	12

i

Schedule I	Common Stockholders
Schedule II	Initial Directors

Exhibit A	Form of Joinder

ii

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of [___________], 2010, is entered into by and among Haights Cross Communications Inc. (the “Company”) and those parties that are or become signatories hereto and own Common Stock (each being a “Common Stockholder” and together the “Common Stockholders”).

WITNESSETH:

WHEREAS, AIG, Bennett, DDJ and GoldenTree (each as defined below), the Company and certain other parties entered into the Plan Support Agreement, dated September 3, 2009 (the “Plan Support Agreement”);

WHEREAS, on [__________], the Company commenced voluntary proceedings under the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, on [__________], the Bankruptcy Court confirmed the Plan (as defined in the Plan Support Agreement) pursuant to § 1129 of the Bankruptcy Code.

WHEREAS, on or before the date hereof,  the Company amended and restated its Certificate of Incorporation (as defined below) pursuant to the Plan (unless otherwise indicated, capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Certificate of Incorporation);

NOW, THEREFORE, in consideration of the promises and the mutual representations, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accredited Investor” means any “accredited investor”, as such term is defined in Rule 501 of Regulation D under the Securities Act.

“Additional Equity Securities” has the meaning set forth in Section 4.03(a)

“Agreement” has the meaning set forth in the preamble hereto.

3

“AIG” means certain funds and accounts managed or advised by AIG Global Investment Corporation (or any successor to or transferee of its entire investment management business), together with any additional funds or accounts managed and/or advised by AIG Global Investment Corporation (or any successor to or transferee of its entire investment management business) or its Affiliates.

“Appointment Threshold” means 10% of the then outstanding shares of Common Stock.

“Bennett” means Bennett Restructuring Fund, L.P., Bennett Offshore Restructuring Fund, Inc., and BRF High Value Fund, L.P., together with any additional funds or accounts managed and/or advised by Bennett Management Corporation or its Affiliates.

“CEO” has the meaning set forth in Section 3.02.

“Certificate of Incorporation” shall mean the certificate of incorporation of the Company, as amended, filed with the Secretary of State of the State of Delaware.

“Common Stockholder” has the meaning set forth in the preamble.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“DDJ” means certain funds or accounts managed and/or advised by DDJ Capital Management, LLC or it Affiliates, party hereto from time to time.

“Designated Director” has the meaning set forth in Section 3.01.

“Director” means a Person who is a member of the Board.

“Excluded Issuances” means the issuance of any equity securities of the Company (i) representing not more than 10% of the fully-diluted equity of the Company (or options for the purchase thereof) granted under an equity incentive plan (including any management incentive plan) (ii) in consideration for a transaction approved by the Board (except pursuant to Section 5.6(b)(ii) of the Certificate of Incorporation), (iii) in connection with a stock split, stock division or stock dividend, (iv) pursuant to the Plan or the Rights Offering, including the issuance or exercise of the Exit Warrants or any other warrants issued pursuant to the Plan or Rights Offering, or (v) in connection with an IPO.

“GoldenTree” means GoldenTree Credit Opportunities Financing I, Ltd, GoldenTree Master Fund, Ltd, and GoldenTree High Yield Value Master Fund, Ltd, together with any additional funds or accounts managed and/or advised by GoldenTree Asset Management, LP or its Affiliates.

“Interest” means a Common Stockholder’s entire equity interest in the Company.

4

“Law” means any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order issued or promulgated by any national, supranational, state, federal, provincial, local or municipal government or any administrative or regulatory body with authority therefrom with jurisdiction over the Company or the Common Stockholders, as the case may be.

“non-purchasing stockholder” has the meaning set forth in Section 4.03(e.

“participating stockholder” has the meaning set forth in Section 4.03(e.

“Senior Discount Note Designated Director” has the meaning set forth in Section 3.06(a).

“Senior Discount Note Indenture” means the indenture governing the Senior Discount Notes, among the Corporation, as obligor, and Wells Fargo Bank Minnesota, N.A., as trustee, dated as of February 2, 2004, as subsequently amended, modified or supplemented, and the agreements entered into and documents delivered in connection therewith.

“Senior Discount Note Shareholders” means those Persons, if any, that received Senior Discount Note Shares on the Effective Date pursuant to the terms of the Plan (it being understood that any Persons to whom the Senior Discount Note Shareholders may transfer the Senior Discount Note Shares shall not be considered Senior Discount Note Shareholders).

“Senior Discount Note Shares” means those shares of Common Stock, if any, distributed on account of the Senior Discount Notes under the terms of the Plan, including any additional shares received by the Senior Discount Note Shareholders in respect of such shares pursuant to Section 4.03 or as a result of a stock-split (it being understood that any other shares of Common Stock received by the Senior Discount Note Shareholders shall not be Senior Discount Note Shares).

“Senior Discount Notes” means the 12-1/2% senior discount notes due 2011 of the Corporation issued and outstanding pursuant to the Senior Discount Note Indenture.

“Significant Stockholder” has the meaning set forth in Section 4.03(a)

“Subscription Notice” has the meaning set forth in Section 4.03(c).

“Subscription Right Sale Notice” has the meaning set forth in Section 4.03(b).

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE COMMON STOCKHOLDERS

Each Common Stockholder severally, but not jointly, represents and warrants to the Company and each other Common Stockholder as follows:

5

SECTION 2.01.  Organization and Authority.  To the extent such Common Stockholder is not a natural person, it is duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority to enter into this Agreement, to carry out its obligations hereunder and to perform the actions contemplated hereby.  Such Common Stockholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed or qualified would not prevent or materially hinder the performance of the actions contemplated by this Agreement.  The execution and delivery of this Agreement by such Common Stockholder, the performance by it of its obligations hereunder and the performance by it of the actions contemplated hereby have been duly authorized by all requisite action on its part.  This Agreement has been duly executed and delivered by such Common Stockholder, and (assuming due authorization, execution and delivery by the other Persons signatory hereto) this Agreement constitutes a legal, valid and binding obligation of such Common Stockholder enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

SECTION 2.02.  No Conflict.  Assuming that all consents, approvals, authorizations and other actions described in Section 2.03 have been obtained, the execution, delivery and performance of this Agreement by such Common Stockholder do not and will not (a) violate, conflict with or result in the breach of any provision of its charter or bylaws (or similar organizational documents), to the extent it has such, (b) conflict with or violate any Law, governmental regulation or governmental order applicable to such party or any of its assets, properties or businesses or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights pursuant to, any contract, agreement or arrangement by which such party is bound; except to the extent that any conflict under (b) or (c) above would not prevent or materially hinder the performance of the actions contemplated by this Agreement.

SECTION 2.03.  Governmental Consents and Approvals.  The execution, delivery and performance of this Agreement by such Common Stockholder do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any governmental authority.

6

ARTICLE III
GOVERNANCE

SECTION 3.01.  Composition of Board – Principal Stockholders.  (a)   Notwithstanding any provision(s) of the Certificate of Incorporation, each Principal Stockholder shall have the right to fill one (1) directorship with a Person designated by such Principal Stockholder (such Director, a “Designated Director”).1  If, at any time following such designation, such Principal Stockholder’s holdings of Common Stock fall below the Appointment Threshold, such Designated Director shall cease to qualify and be deemed to have resigned as a Director and shall be replaced pursuant to Section 5.3 of the Certificate of Incorporation.  The Common Stockholders agree (i) to take all action reasonably necessary to remove a Designated Director who is no longer qualified to serve pursuant to the foregoing and (ii) to vote, or take all action to cause to be voted, their respective shares of Common Stock for the election of all Designated Directors.

(b) The Common Stockholders agree that any Designated Director may be removed without cause only upon the delivery to the Company of written notice by the Principal Stockholder that designated such Designated Director (a “Removed Director”), which notice shall be communicated by the Company to the Common Stockholders.  Any vacancy on the Board occurring as a result of any removal of any Designated Director, whether for or without cause, shall be filled only by a Person designated by the applicable Principal Stockholder in accordance with Section 3.01(a), unless such Designated Director was removed pursuant to Section 3.01(a), in which case such vacancy shall be filled pursuant to Section 3.04.  The Common Stockholders agree to vote, or take all action to cause to be voted, their respective shares of Common Stock for the removal of any Removed Director and, subject to the terms of this Section 3.01(b), the election of any Director designated to fill the vacancy caused by such removal.

(c) Directorships designated by the Principal Stockholders pursuant to Section 3.01(a) shall include, and shall not be in addition to, any Directors designated by the Principal Stockholders prior to the Effective Date (including such Directors designated under the Plan).

[1]
NTD – This Section 3.01 is subject to modification to account for shares obtained by Senior Discount Note Shareholders pursuant to the Rights Offering (as defined in the Plan) and as a distribution under Class 5 of the Plan (“SDN Share Allocations”).  It is proposed that if, immediately following the Effective Date, a Senior Discount Note Shareholder, solely by virtue of its SDN Share Allocation, would own (i) 14% or more of the then issued and outstanding shares of Common Stock, such Senior Discount Note Shareholder shall be deemed to be a Principal Stockholder and shall have the right to fill one directorship with a Person designated by such Senior Discount Note Shareholder, (ii) 42% or more of the then issued and outstanding shares of Common Stock, such Senior Discount Note Shareholder shall be deemed to be a Principal Stockholder and shall have the right to fill three directorships with Persons designated by such Senior Discount Note Shareholder and (iii) 51% or more of the then issued and outstanding shares of Common Stock, such Senior Discount Note Shareholder shall be deemed to be a Principal Stockholder and shall have the right to fill four directorships with Persons designated by such Senior Discount Note Shareholder.  If any directorships are granted hereunder, Class 5 shall not, as a class, be entitled to designate a Director.

7

SECTION 3.02.  Composition of the Board – CEO.  At all times, the Chief Executive Officer of the Company (the “CEO”) shall serve as a Director.  The Common Stockholders (i) agree to vote, or take all action to cause to be voted, their respective shares of Common Stock for the election of the CEO to the Board and (ii) shall not vote their respective shares of Common Stock for the removal of the CEO as a Director except for cause.  Any vacancy occurring as a result of the removal of the CEO as a Director shall be filled pursuant to Section 5.3 of the Certificate of Incorporation until such time as a subsequent CEO is appointed.

SECTION 3.03.  Nomination and Election of Directors.  The Board shall be elected by plurality vote at the Company’s annual meeting of the Common Stockholders or any special meeting of the Common Stockholders at which Directors are to be elected.  The Common Stockholders agree to vote, or take all action to cause to be voted, at such annual meeting, their respective shares of Common Stock to give effect to this Article III.  In addition, no Common Stockholder will (i) vote, or take any action to cause to be voted, its shares of Common Stock in a manner that is inconsistent with this Article III, or (ii) take any other action that is inconsistent with this Article III.  The names of the current Directors of the Company are set forth on Schedule II hereto.

SECTION 3.04.  Vacancies.  Subject to Section 3.01(b), Section 3.02 and Section 3.06(b), any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled pursuant to the Certificate of Incorporation.

SECTION 3.05.  Removal; Board Size.  Subject to Section 3.01(b), Section 3.02 and Section 3.06(b), any or all of the Directors may be removed from office at any time, for or without cause, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of Common Stock.  The Common Stockholders shall not vote their shares of Common Stock to change the number of Directors serving on the Board without the prior written consent of all Principal Stockholders.

SECTION 3.06.  Senior Discount Note Shareholders.  (a)  Should the Senior Discount Note Shareholders be entitled to designate one (1) directorship pursuant to the terms of the Plan, such Director (the “Senior Discount Note Designated Director”) shall serve until the Initial Meeting.  At the Initial Meeting, any right of the Senior Discount Note Shareholders to designate a Senior Discount Note Designated Director under this Section 3.06 shall terminate.

(b)           Prior to the Initial Meeting, the Common Stockholders shall not vote their shares to remove, without cause, any Senior Discount Note Designated Director without the prior written consent of the Senior Discount Note Shareholders.  The Common Stockholders agree to vote their shares to remove, for or without cause, any Senior Discount Note Designated Director upon the delivery to the Company of written notice by the Senior Discount Note Shareholders (which notice shall be communicated to the Common Stockholders by the Company).  Prior to the Initial Meeting, any vacancy on the Board occurring as a result of the removal of the Senior Discount Note Designated Director, whether for or without cause, shall be filled by a Person designated by the Senior Discount Note Shareholders.  The Common Stockholders agree to vote, or take all action to cause to be voted, their respective shares of Common Stock for the election to the Board of such Person.

8

ARTICLE IV
TRANSFERS OF SHARES

SECTION 4.01.  Drag Along Rights.  Any transaction contemplated in connection with a Majority Sale (as provided for by Section 8.5 of the Certificate of Incorporation) may be structured as a merger, consolidation, amalgamation, Transfer of stock or similar transaction at the discretion of the Proposing Stockholders and the Purchaser and, in such event, each Common Stockholder subject to the Drag Along Right agrees, if such transaction entitles Common Stockholders to vote thereupon or consent thereto, (i) to vote all of the shares of Common Stock held by such Common Stockholder in favor of, or to consent to, any such transaction and (ii) if applicable, not to exercise any appraisal or similar rights with respect to such transaction.

SECTION 4.02.  Transferees to Execute Agreement.  Each Common Stockholder agrees that it will not, during the term of this Agreement, directly or indirectly Transfer any shares of Common Stock beneficially owned by such Common Stockholder unless, prior to the consummation of any such Transfer, the Person to whom such Transfer is proposed to be made executes and delivers a joinder to this Agreement, substantially in the form attached hereto as Exhibit A, to the Company and each Common Stockholder.  Upon the execution and delivery by such transferee of this Agreement, Schedule I shall be amended to reflect the addition of such transferee and any other changes in the ownership of Common Stock, and such transferee shall be deemed a “Common Stockholder” for purposes of this Agreement and a party to this Agreement with the rights and subject to the obligations of a Common Stockholder under this Agreement, in each case with respect to the Common Stock owned by such transferee.

SECTION 4.03.  Stock Subscription Rights.  (a)  Each time the Company proposes to issue any equity securities (collectively, the “Additional Equity Securities”), except for Excluded Issuances, the Company shall, no less than thirty (30) days prior to Transferring or issuing any such Additional Equity Securities to any Person, make a written offer of such Additional Equity Securities concurrently to each Common Stockholder that (i) individually or together with its Affiliates, holds at least five percent (5%) of the then outstanding shares of Common Stock and (ii) is an Accredited Investor, (such Common Stockholder, a “Significant Stockholder”).

(b)           The Company shall deliver written notice (a “Subscription Right Sale Notice”) to each Significant Stockholder stating (i) the Company’s bona fide intention to offer such Additional Equity Securities, (ii) the number and type of such Additional Equity Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Additional Equity Securities.

(c)           Upon its receipt of the Subscription Right Sale Notice, each Significant Stockholder shall have the right to elect to purchase, at the price and on the purchase terms specified in such Subscription Right Sale Notice (which price shall be no greater than the price to be paid by, and the purchase terms not materially less favorable than those offered to, any other Person to purchase Additional Equity Securities), up to that portion of such Additional Equity Securities which equals the proportion that the number of shares of Common Stock held by such Significant Stockholder bears to the total number of shares of Common Stock then outstanding.  A Significant Stockholder shall exercise its election to purchase its pro rata share of Additional Equity Securities by delivering written notice (a “Subscription Notice”) to the Company of such election within fifteen (15) days of the Company’s delivery of a Subscription Right Sale Notice to such Significant Stockholder at its address indicated on Schedule I hereto.

9

(d)           In the event that a Subscription Notice is timely delivered to the Company in accordance with Section 4.03(c), the Company shall be obligated to Transfer to such Significant Stockholder its pro rata share of such Additional Equity Securities at the time of the Transfer of Additional Equity Securities to other Persons, but in no event later than sixty (60) days following the delivery by the Company to the Significant Stockholders of the Subscription Right Sale Notice.

(e)           In the event that any Significant Stockholder (a “non-purchasing stockholder”) fails to elect within the fifteen (15) day period set forth in Section 4.03(c) to purchase all of its pro rata share of Additional Equity Securities, the Company shall within two (2) Business Days following the expiration of such aforementioned period send written notice thereof to all Significant Stockholders that timely delivered a Subscription Notice (each, a “participating stockholder”).  Each participating stockholder may, within five (5) Business Days of the Company’s delivery of the aforementioned notice to such participating stockholder at its address indicated on Schedule I hereto, elect to purchase a pro rata portion of the non-purchasing stockholder’s portion of Additional Equity Securities (based on the proportion that the number of shares of Common Stock held by such participating stockholder (on the date of the Subscription Right Sale Notice) bears to the total number of shares of Common Stock held by all participating stockholders (on the date of the Subscription Right Sale Notice) electing to purchase a pro rata portion of the Additional Equity Securities offered for purchase to such non-purchasing stockholder).

(f)            To the extent that any Additional Equity Securities are not subscribed for by the Significant Stockholders pursuant to the above procedures, the Company shall be entitled to Transfer any such unsubscribed Additional Equity Securities to any Person; provided, that the Transfer price for such Additional Equity Securities shall not be lower than the price contained in the Subscription Right Sale Notice and that the purchase terms and conditions of the transaction are not materially more favorable to such Person than those offered to the Significant Stockholders and described in the Subscription Right Sale Notice.

SECTION 4.04.  Legends.  The Company shall affix to each certificate evidencing Common Stock issued to Stockholders a legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN A VOTING AGREEMENT DATED AS OF [___________], AS AMENDED FROM TIME TO TIME, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.  NO REGISTRATION OF TRANSFER OF THESE SHARES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL SUCH RESTRICTIONS SHALL HAVE BEEN COMPLIED WITH.”

10

SECTION 4.05.  Improper Sale or Encumbrance.  Any attempt not in compliance with this Agreement to make any Transfer of any Common Stock shall be null and void and of no force and effect, the purported transferee shall have no rights or privileges in or with respect to the Company, and the Company shall not give any effect in the Company’s stock records to such attempted Transfer.

ARTICLE V
ADDITIONAL AGREEMENTS2

SECTION 5.01.  New Common Stockholders to Execute Agreement.  The Company shall not, at any time prior to the termination of this Agreement, issue any Common Stock, or resell any Common Stock held in its treasury, or issue or resell any security convertible or exchangeable into Common Stock unless, prior to the consummation of any such issuance or Transfer, each Person to whom such security is proposed to be issued or Transferred executes and delivers a joinder to this Agreement to the Company and each Common Stockholder.  Upon the execution and delivery by any Person of a joinder to this Agreement, Schedule I hereto shall be revised to include the name of such Person and such Person shall be deemed a “Common Stockholder” for purposes of this Agreement and shall have the rights and be subject to the obligations of a Common Stockholder as such under this Agreement.

SECTION 5.02.  Further Assurances.  Each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated hereunder.  Each of the parties shall cooperate with the other parties when required in order to effect the transactions contemplated hereunder.

ARTICLE VI
MISCELLANEOUS

SECTION 6.01.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be (i) in writing and given (and deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax or by registered or certified mail (postage prepaid, return receipt requested) or (ii) by electronic mail if electronic mail addresses are designated below (and deemed to have been duly given when the recipient confirms receipt by reply electronic mail (excluding any automatic reply)), to the respective parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section 6.01):

(a)           if to the Company:

Chief Executive Officer
Haights Cross Communications, Inc.
10 New King Street, Suite 102
White Plains, NY 10604

[2]	Information rights to Principal Stockholders to be inserted in final version to be filed as plan supplement.

11

(b)           if to a Common Stockholder, then to the address or fax number set forth opposite such Common Stockholder’s name on Schedule I hereto.

SECTION 6.02.  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

SECTION 6.03.  Interpretation.  Throughout this Agreement, (a) nouns, pronouns and verbs shall be construed as masculine, feminine, neuter, singular or plural, whichever shall be applicable, (b) the terms “include”, “includes” and “including” shall be deemed followed by the words “without limitation”, (c) the words “hereof”, “herein” and “hereunder” and words of similar import shall refer to the Agreement as a whole and not to any particular provision of the Agreement and (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”.  Unless otherwise specified, all references herein to “Articles”, “Sections” and paragraphs shall refer to corresponding provisions of this Agreement.

SECTION 6.04.  Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 6.05.  Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 6.05.

SECTION 6.06.  Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

SECTION 6.07.  Governing Law; Submission to Jurisdiction.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

(a)           Any claim, action, suit or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be heard and determined in any New York state or federal court sitting in The City of New York, County of Manhattan, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such claim, action, suit or proceeding) and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any such claim, action, suit or proceeding in any such court or that any such claim, action, suit or proceeding that is brought in any such court has been brought in an inconvenient forum.

12

(b)           Subject to applicable Law, process in any such claim, action, suit or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing and subject to applicable Law, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.  Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law or at equity.  WITH RESPECT TO ANY SUCH CLAIM, ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

SECTION 6.08.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

SECTION 6.09.  Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 6.10.  Amendments and Waivers; Assignment.  (a)  Any provision contained in Article III of this Agreement may be amended if, and only if, such amendment is in writing and signed by each Principal Stockholder.  Any other provision of this Agreement, including Section 3.06 (which, in addition to the following, shall not be amended without the prior written consent of a majority of the Senior Discount Note Shareholders), may be amended if, and only if, such amendment is in writing and signed by (i) Common Stockholders holding at least 66-2/3% of the then outstanding shares of Common Stock or (ii) at any time that the Principal Stockholders do not own, in the aggregate, 66-2/3% or more of the then outstanding shares of Common Stock, Common Stockholders holding at least a majority of the then outstanding shares of Common Stock; provided, however, that Schedule I to this Agreement shall be amended from time to time by the Company to reflect the admission of a new Common Stockholder or the withdrawal or resignation of a Common Stockholder.

(b) This Agreement shall not be assigned without the express written consent of all the parties hereto (which consent may be granted or withheld in the sole discretion of any party), except in connection with a Transfer of Common Stock permitted under the Certificate of Incorporation and this Agreement.

13

SECTION 6.11.  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and successors, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 6.12.  Headings.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

SECTION 6.13.  Termination.  This Agreement shall terminate upon the earlier of:

(a)           the execution of a written agreement to that effect, signed by each Principal Stockholder; or

(b)           the consummation of an IPO;

provided that no termination of this Agreement pursuant to the foregoing shall affect the right of any party to recover damages or collect indemnification for any breach of the representations, warranties or covenants herein that occurred prior to such termination.

14

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories hereunto duly authorized as of the date first above written.

Haights Cross Communications, Inc.

By:
Name:
Title:

15

SCHEDULE I

LIST OF COMMON STOCKHOLDERS

Common Stockholder	Address

I-1

SCHEDULE II

INITIAL DIRECTORS

II-1

EXHIBIT A

Form of Joinder

The undersigned agrees to be bound by the terms and conditions set forth in that certain Voting Agreement, dated as of [________], 2010, among Haights Cross Communications Inc. (the “Company”) and those holders of the common stock of the Company set forth on the signature pages thereof, as a “Common Stockholder” thereunder.

Name of Common Stockholder:

By:

Name of authorized signatory:
Title:

Address of Common Stockholder:

A-1

EXHIBIT F
to
Disclosure Statement:
New First Lien Note Indenture

HAIGHTS CROSS OPERATING COMPANY

FLOATING RATE SENIOR SECURED NOTES DUE 2013

Indenture

Dated as of [●], 2010

WELLS FARGO BANK, N.A.

Trustee

i

Section 4A.04.	Payment of Obligations	45
Section 4A.05.	Maintenance of Properties; Insurance	45
Section 4A.06.	Books and Records; Teleconference Call with Holders	46
Section 4A.07.	Fiscal Year	46
Section 4A.08.	Compliance with Laws	46
Section 4A.09.	Certain Obligations Respecting Subsidiaries	46
Section 4A.10.	ERISA	47
Section 4A.11.	Environmental Matters; Reporting	48
Section 4A.12.	Matters Relating to Additional Real Property Collateral	48
Section 4A.13.	Cash Deposits; Bank Accounts and Securities Accounts	50
Section 4A.14.	Payment of Notes; Additional Amounts	50
Section 4A.15.	Maintenance of Office or Agency	52

B. NEGATIVE COVENANTS

Section 4B.01.	Indebtedness	52
Section 4B.02.	Liens	54
Section 4B.03.	Contingent Liabilities	56
Section 4B.04.	Fundamental Changes; Asset Sales	56
Section 4B.05.	Investments; Hedging Agreements; Subsidiary Cash	57
Section 4B.06.	Restricted Junior Payments	59
Section 4B.07.	Transactions with Affiliates	60
Section 4B.08.	Restrictive Agreements	61
Section 4B.09.	Sale-Leaseback Transactions	61
Section 4B.10.	Certain Financial Covenants	61
Section 4B.11.	Lines of Business	62
Section 4B.12.	Other Indebtedness	63
Section 4B.13.	Modifications of Certain Documents	63
Section 4B.14.	Special Restrictions on Parent	63

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES

Section 5.01	Organization; Powers	64
Section 5.02	Authorization; Enforceability	64
Section 5.03	Governmental Approvals; No Conflicts	64
Section 5.04	Financial Condition; No Material Adverse Change	65
Section 5.05	Properties	66
Section 5.06	Litigation and Environmental Matters	67
Section 5.07	Compliance with Laws and Agreements	67
Section 5.08	Investment and Holding Company Status	67
Section 5.09	Taxes	68
Section 5.10	ERISA	68
Section 5.11	Disclosure	68
Section 5.12	Capitalization	68
Section 5.13	Subsidiaries	69
Section 5.14	Material Indebtedness, Liens and Agreements	69

ii

iii

iv

Section 12.14	Acts of Holders	104
Section 12.15	Benefit of Indenture	105
Section 12.16	Table of Contents, Headings, Etc	105

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE

Exhibit C	FORM OF COMPLIANCE CERTIFICATE

Exhibit D	FORM OF INTERCOMPANY NOTE

Exhibit E	FORM OF LANDLORD’S WAIVER AND CONSENT

Exhibit F	FORM OF INTERCREDITOR AGREEMENT

Exhibit G	FORM OF MORTGAGE

SCHEDULES

Schedule 1.01(a)	Leasehold Property

Schedule 1.01(b)	Permitted Holders

Schedule 4A.01	Financial Matters

Schedule 4B.01	Indebtedness

Schedule 4B.02	Permitted Liens

Schedule 4B.05	Certain Investments

Schedule 4B.07	Permitted Transactions with Affiliates

Schedule 4B.08	Restrictive Agreements

Schedule 5.03	Governmental Approvals

Schedule 5.04	Exception to No MAC

Schedule 5.05	Copyrights, Patents and Trademarks

Schedule 5.06	Disclosed Matters

Schedule 5.07	Compliance with laws and Agreements

v

Schedule 5.09	Taxes

Schedule 5.10	ERISA

Schedule 5.12	Capitalization

Schedule 5.13	Subsidiaries of the Obligors

Schedule 5.14	Material Indebtedness, Liens and Agreements

Schedule 5.18	Labor and Employment Matters

Schedule 5.19	Bank Accounts

Schedule 5.22	Trade Relations

vi

INDENTURE dated as of [●], 2010 among Haights Cross Operating Company, a Delaware corporation (the “Issuer”), the Initial Guarantors (as defined below) listed on the signature pages hereto and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”).

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of its Floating Rate Senior Secured Notes due 2013 to be issued as a single series under this Indenture.  The Initial Guarantors have duly authorized the execution and delivery of this Indenture to provide for a guarantee of the Notes and of certain of the Issuer’s obligations hereunder.  All things necessary to make this Indenture a valid agreement of the Issuer and the Initial Guarantors, in accordance with its terms, have been done.

The Issuer, the Guarantors and the Trustee (as defined below) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Floating Rate Senior Secured Notes due 2013:

ARTICLE ONE
DEFINITIONS

Section 1.01    Definitions.

“Additional Mortgage” has the meaning ascribed to such term in Section 4A.12(a) hereof.

“Additional Mortgaged Property” means any Material Owned Property or Material Leasehold Property that is now owned or leased, or hereafter acquired, by the Obligors, that becomes subject to an Additional Mortgage under Section 4A.12 hereof.

“Additional Amounts” means any additional amounts which may be due and owing to any Holder pursuant to subsection (b), (c) or (d) of Section 4A.14 hereof.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Notes issued on the date hereof) issued under this Indenture in accordance with Sections 2.02 and 4B.01 hereof.

“Affiliate” means, with respect to a specified Person, another Person that controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Margin” means 10.00% per annum.

1

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Australian Subsidiary” means Wavesound Pty Ltd, a proprietary company organized under the laws of Australia.

“Authentication Order” has the meaning ascribed to such term in Section 2.02 hereof.

“Bankruptcy Code” means title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“BNY” means The Bank of New York Mellon.

“BNY Concentration Account” means deposit account number 8900450355 maintained by the Issuer with BNY and utilized by the Issuer as a concentration account.

“BNY Parent Accounts” means deposit account number 8900538694 maintained by Parent with BNY.

“Board of Directors” means:

(a)          with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control,” a duly authorized committee thereof;

(b)          with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)          with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

(d)          with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Parent or the Issuer, as applicable, to have been duly adopted by the Board of Directors of the Parent or the Issuer, as applicable and to be in full force and effect on the date of such certification.

2

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided that, when used in connection with the calculation of interest on the Notes, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the sum of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease Obligations incurred during such period), without duplication, to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; provided that (a) such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event and (b) such term shall include any Pre-Publication Costs.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control” means (a) the consummation of any transaction (including without limitation, any merger) the result of which is that any “person” (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act), other than the Principals, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the outstanding Total Voting Power of Parent on a fully diluted basis; or (b) any event, transaction or occurrence as a result of which a majority of the seats (other than vacant seats) on the Board of Directors of Parent shall be occupied by Persons who were neither (i) nominated by the Board of Directors of Parent, (ii) appointed by directors so nominated nor (iii) designated by one or more of the Principals; or (c) the failure of Parent to own, beneficially and of record, 100% of the outstanding capital stock or other equity interests of the Issuer; or (d) the failure of the Issuer, to own directly or indirectly through one or more Subsidiaries, 100% of the outstanding capital stock or other equity interests of each of the other Obligors (other than Parent) (other than on account of any transaction permitted by Section 4B.04(c) hereof); or (e) the sale of all or substantially all of the business or assets of any Obligor (other than any such sale permitted by Section 4B.04(c) hereof).

“Chapter 11 Cases” means the voluntary cases of the Issuer and certain of the Initial Guarantors filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code prior to the Effective Time.

3

“Class” means, with respect to First Lien Secured Debt or First Lien Secured Parties, the collective group of individual holders of First Lien Secured Debt under the same agreements, instruments or other documents governing such Indebtedness, with the Holders of any and all Notes issued under this Indenture considered as one Class, [the Senior Lenders under the Senior Credit Facility being considered as one Class,] and the lenders or other creditors under each other class of First Lien Secured Debt being considered as a separate Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Property in which Liens are purported to be granted under the Security Documents as security for the Obligations of the Obligors under this Indenture, the Notes and the Note Guarantees hereunder and under the Second Lien Note Indenture, the Second Lien Notes and the related Guarantees thereof.

"Collateral Trust Agreement" means the Collateral Trust Agreement dated as of the Issue Date among the Obligors, the trustee under the First Lien Note Indenture, the Trustee, the Collateral Trustee and any other Debt Representative party thereto, as the same may be amended or supplemented from time to time.

“Collateral Trustee” means Wells Fargo Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Compliance Certificate” means a certificate executed by a Designated Financial Officer, in substantially the form of Exhibit C.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Control Agreement” means with respect to any bank account, other deposit account or securities account of any Obligor, if applicable, an agreement in form and substance substantially similar to Exhibit [●] to the Security Agreement with such modifications as may be reasonable and customary, or any other agreement reasonably satisfactory to the Collateral Trustee, executed and delivered by the applicable Obligors, the depository institution or securities intermediary at which such bank account, other deposit account or securities account is maintained and the Collateral Trustee, pursuant to which such depository institution or securities intermediary shall agree, among other things, to follow instructions regarding such account originated by the Collateral Trustee without further consent of the Obligors, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Controlling Debt Representative” has the meaning set forth in the Intercreditor Agreement.

4

“Copyrights” means all copyrights, whether statutory or common law, owned by or assigned to the Obligors, and all exclusive and nonexclusive licenses to the Obligors from third parties or rights to use copyrights owned by such third parties, including the registrations, applications and licenses listed on Schedule 5.05, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 12.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt for Borrowed Money” of any Person means, at any date of determination, without duplication, the sum of (i) all amounts that, in accordance with GAAP, would be classified as short term or long term debt on a consolidated balance sheet of such Person at such date, (ii) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (iii) all Synthetic Debt of such Person at such date.

“Debt Representative” means, with respect to each Class of First Lien Secured Debt, such agent or trustee designated by such Class to represent its interests in respect of the Collateral and such First Lien Secured Debt, which in the case of the Notes shall be the Trustee under this Indenture, in the case of the Senior Credit Facility, shall be the administrative agent designated pursuant to the Senior Credit Facility, and, in the case of each other Class of Indebtedness of Issuer or the other Obligors, the agent designated with respect thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A hereto, and such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Financial Officer” means any person who is the chief executive officer, chief financial officer, treasurer, president or chairman of Parent or holds one or more of the following offices with respect to the other Obligors:  chief executive officer, chief financial officer, treasurer, president, chairman or chief operating officer.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.

5

“Disclosure Statement” means the disclosure statement relating to the Plan of Reorganization (including any exhibits and schedules thereto), as amended.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Obligor to any Person excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Obligors and (iii) any Collateral pursuant to an exercise of remedies by the Collateral Trustee under any Security Document.

“Domestic Obligor” means an Obligor organized under the laws of the United States, any state thereof or the District of Columbia and having its chief executive office and principal place of business in the United States.

“Domestic Subsidiary” means any Subsidiary of Parent other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“EBITDA” means, for any period, (a) the net income of the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus, without duplication, (b) to the extent deducted in calculating net income, without duplication, (i) income and franchise taxes and similar charges during such period, (ii) interest and fees in respect of Indebtedness during such period (whether or not actually paid in cash during such period), (iii) depreciation and amortization (including amortization of Pre-Publication Costs) for such period, (iv) amortization of deferred financing costs during such period, (v) net losses related to discontinued operations not to exceed $200,000 during any period of four consecutive fiscal quarters, (vi) Non-Cash Charges, (vii) periodic GAAP restructuring charges (or Restructuring Related Charges), including but not limited to employee severance and relocation costs, lease termination costs, facility moving costs, incurred during any period of four consecutive fiscal quarters beginning with the fiscal quarter ended June 30, 2010, provided that the aggregate amount of such charges shall not exceed $150,000, (viii) dividends (including interest or accretion on the same) paid by Parent during such period on preferred stock of Parent to the extent (but only to the extent) such dividends are permitted to be paid and such preferred stock is permitted to be issued under this Indenture, (ix) any additional costs or expenses incurred or reduced deferred revenue realized during such period that are attributable to the revaluation of Inventory, Pre-Publication Costs or other assets or Deferred Revenue, or any other adjustments in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions, (x) extraordinary loses during such period and (ix) loses incurred during such period in respect of Casualty Events and Dispositions, minus (c) to the extent such items were added in calculating net income (i) extraordinary gains during such period, (ii) gains received during such period in respect of Casualty Events and Dispositions, (iii) non-cash, non-operating income for such period and (iv) interest income for such period; provided, however, that (A) for purposes of determining EBITDA for any period during which a Disposition is consummated, EBITDA shall be adjusted in good faith by the Issuer to give effect to the consummation of the Disposition on a pro-forma basis, as if the Disposition occurred on the first day of such period and (B) for the purposes of determining EBITDA for any period during which any acquisition permitted by this Indenture is consummated, EBITDA shall be adjusted in good faith by the issuer to give effect to the consummation of such acquisition on a pro-forma basis, as if such acquisition occurred on the first day of such period.

6

“Effective Time” means the date and time the Plan of Reorganization becomes effective in accordance with the terms thereof.

“Enforcement Action” means any action or decision taken in connection with the exercise of remedial rights of a First Lien Secured Party (including in respect of the Collateral pursuant to the Security Documents) following the occurrence and during the continuation of a default under any First Lien Secured Debt Document.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equally and ratably” means in reference to the Liens on the Collateral granted to the Collateral Trustee for the benefit of the benefit of Holders of the Notes and any other First Lien Secured Parties or proceeds thereof, as between holders of First Lien Secured Debt, that such Collateral or proceeds thereof will be allocated and distributed to or to the order of the Debt Representative for each Class of First Lien Secured Debt outstanding, for the account of each of the Holders of the Notes and each other holder of First Lien Secured Debt, ratably in proportion to the First Lien Secured Debt (including principal of, interest and premium (if any) on, and other obligations with respect to such Indebtedness (including reimbursement obligations (contingent or otherwise) with respect to outstanding letters of credit and hedging obligations) outstanding and held by each respective holder of First Lien Secured Debt at the time any allocation or distribution in respect of the Collateral is made.

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights, or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

7

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Obligors, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.  Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that, together with the Obligors, is treated as a single employer within the meaning of Section 4001(b) of ERISA.

“ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Obligor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Obligor or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, (f) the receipt by any Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (g) the incurrence by any Obligor, Subsidiary or Affiliate of any liability with respect to any Foreign Plan as a result of any noncompliance with the terms of such Foreign Plan, the failure to satisfy any applicable funding requirements, or any violation of applicable foreign law.

“Event of Default” has the meaning ascribed to such term in Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning assigned thereto in the Security Agreement.

“Excluded Taxes” means, with respect to any Holder or any other recipient of any payment to be made by or on account of any Obligation under this Indenture or the Notes, (a) income, net worth or franchise taxes imposed on (or measured by) its net overall income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which any of its offices is located or in which it is taxable solely on account of some connection other than the holding or ownership of Notes or the receipt of any payments of principal, interest or premium, if any, under the Notes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Issuer is organized, located, carries on a trade or business, or is deemed to be a resident, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Holder and (d) in the case of a Foreign Holder, any withholding tax that is imposed on amounts payable to such Foreign Holder at the time such Foreign Holder becomes a Holder of Notes or is attributable to such Foreign Holder’s failure to comply with Section 4A.14(d)(v) (excluding, for the avoidance of doubt, a failure attributable to a change in applicable law (including resolutions, rulings, case law and treaties) or interpretations thereof.

8

“Existing Debt” means Indebtedness of the Obligors existing on the Issue Date after giving effect to the Effective Time which is permitted to remain outstanding after the Issue Date under Section 4B.01 hereof and is listed on Schedule 4B.01.

“Exit Warrants” means warrants for 1,000,000 shares of New Common Stock, such amount equal to 10% of the fully diluted outstanding shares of New Common Stock of Parent as of the Effective Date.

“Exit Warrant Agreement” means the agreement pursuant to which the Exit Warrants will be issued.

“Extraordinary Receipts” means any cash received by any Obligor not in the ordinary course of business, including without limitation (a) Tax refunds in excess of $500,000 received by the Obligors in the aggregate since the Effective Date, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance, but excluding proceeds of Casualty Events), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement to the extent not needed to reimburse the Obligors for any reasonable and customary out-of-pockets costs and expenses previously incurred by the Obligors with respect to which such purchase price adjustment was received.

“FAC Regulations” has the meaning ascribed to such term in Section 5.21 hereof.

“FCPA” has the meaning ascribed to such term in Section 5.21 hereof.

“First Lien Secured Debt” means the Notes issued on the Issue Date, the related Note Guarantees and Indebtedness incurred under the Senior Credit Facility pursuant to clause (k) of Section 4B.01 in an amount not to exceed $25.0 million, and, in each case, all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, all of which may be secured Equally and Ratably with a First Priority Lien on the Collateral pursuant to the First Lien Security Documents.

“First Lien Secured Debt Documents” means the Notes, this Indenture, the Senior Credit Facility and any other agreements, instruments or other agreements governing such or other First Lien Secured Debt, as amended from time to time.

“First Lien Secured Debt Obligations” means the First Lien Secured Debt and all other obligations of the Issuer or any Guarantor under the First Lien Secured Debt Documents.

“First Lien Secured Party” means each of the Holders of the Notes, [the Senior Lenders] and any other Persons holding First Lien Secured Debt, and each Debt Representative representing the interests of each Class of First Lien Secured Debt.

9

“First Lien Security Documents” means, collectively, the Security Agreement,  the Mortgages, the Control Agreements, the Intercreditor Agreement, the Collateral Trust Agreement and each other security agreement, pledge agreement or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the Notes, this Indenture, any other Note Document, the Senior Credit Facility and any other First Lien Secured Debt Document.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any First Lien Security Document, that such Lien is the most senior Lien to which such Collateral is subject.

“Foreign Holder” means any Holder that is organized under the laws of a jurisdiction other than that in which the Issuer is organized.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee pension, deferred compensation, or other retirement plan, program, or arrangement (other than a Pension Plan) contributed to or maintained by any Obligor, Subsidiary or Affiliate with respect to any employees employed outside of the United States.

“Foreign Subsidiary” means any Subsidiary of Parent organized in a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.07(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means individually and collectively, each Global Note, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.07(b), 2.07(d) or 2.07(g) of this Indenture.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

10

“Guarantor” means the Initial Guarantors and any Subsidiary of Parent which becomes a guarantor hereunder after the Issue Date pursuant to Section 4A.09 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, for any Person, without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising in the ordinary course of business and paid when due, and (ii) accrued expenses and deferred Taxes incurred and paid in the ordinary course of business; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of Hedging Agreements; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; and (g) Indebtedness of others Guaranteed by such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting liabilities, penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

11

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Guarantors” means the Parent, Triumph, Recorded Books and SNEP, LLC.

“Insolvency or Liquidation Proceeding” means:  (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Issuer or any Guarantor, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any Guarantor or with respect to a material portion of the assets of the Issuer or such Guarantor, (iii) any liquidation, dissolution, reorganization or winding up of the Issuer or any of the Guarantors, or (iv) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any of the Issuer or any Guarantor.

“Interest Coverage Ratio” means, at any date of determination thereof, the ratio of (a) Net EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) interest payable on, and amortization of debt discount or premium in respect of, all Debt for Borrowed Money, without duplication (not including non-cash pay interest that is payable in kind), in each case, of or by the Parent and its Subsidiaries for or during such period; provided, however, that interest payable and amortization of debt discount or premium for each of the four consecutive fiscal quarterly periods ended June 30, 2010, September 30, 2010 and December 31, 2010 shall be the amount of such expense incurred from the Issue Date through the end of such period annualized for the entire four consecutive fiscal quarterly period.

“Interest Period” means, for each Note, the period commencing on the Issue Date, and ending on the last day of the period selected by the Issuer pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Issuer pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Issuer may, upon notice received by the Trustee not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           if the Issuer does not select any Interest Period by such time, then the Interest Period shall be three calendar months;

(b)           Interest Periods shall be of the same duration for all Notes;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

12

(d)           whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Intercreditor Agreement” means the Intercreditor Agreement in the form of Exhibit F annexed hereto.

“Intercompany Note” means the Amended and Restated Subordinated Intercompany Demand Promissory Note substantially in the form of Exhibit D annexed hereto, issued by each Obligor to each other Obligor to evidence the intercompany loans among the Obligors permitted by this Indenture.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business, provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit (other than accounts receivable that may be outstanding at any time or from time to time) exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.  Notwithstanding the foregoing, Capital Expenditures shall not be deemed “Investments” for purposes hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issue Date” means the date the Notes are originally issued under the Indenture.

“Issue Date Mortgage” has the meaning ascribed to such term in Section 8.01(g)(i) hereof.

“Issue Date Mortgaged Property” means the real property owned by Recorded Books located at 270 Skipjack Road, Prince Frederick, Maryland.

“Issuer” means Haights Cross Operating Company, as reorganized pursuant to the Plan of Reorganization, until a successor replaces it pursuant to Section 5.01 hereof and thereafter means the successor.

13

“Knowledge” means the actual knowledge of the Obligors’ officers and directors (or any of them), after reasonable investigation.

“Landlord’s Waiver and Consent” means, with respect to any Leasehold Property, if applicable, a letter, certificate or other instrument in writing from the lessor under the related lease, in form and substance similar to Exhibit E hereto or any other form reasonably satisfactory to the Collateral Trustee with such modifications as are customary and reasonable and satisfactory to the Collateral Trustee.

“Leasehold Property” means any leasehold interest of any Obligor as lessee or sublessee under any lease or sublease of real property.

“Leverage Ratio” means, at any date of determination thereof, the ratio of Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries at such date to Net EBITDA of the Parent and its Subsidiaries for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“LIBOR Rate” means a rate per annum equal to the greater of (a) the “London Interbank Offered Rate” for the applicable Interest Period published in The Wall Street Journal or (b) 3.0% per annum.  The LIBOR Rate shall be determined as of the Issue Date for the period from the Issue Date through the last Business Day of ___________ 20___ and, thereafter, on the last day of each Interest Period selected by the Issuer in accordance with the definition of “Interest Period” and, once determined, shall remain in effect until the next Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, any event, circumstance, happening or condition, which has resulted or is reasonably likely to result in a material adverse effect on (a) the business, assets, condition (financial or otherwise), results of operations or prospects of (i) the Obligors taken as a whole, or (ii) any of the Issuer, Triumph or Recorded Books, individually, (b) the ability of any Obligors, taken as a whole, to pay or perform any of their obligations under this Indenture or the other Note Documents, (c) the validity or enforceability of (i) this Indenture, the Notes or any First Lien Security Document, individually, or (ii) the Note Documents, taken as a whole, or (d) any of the material rights of or benefits available to the Trustee, the Collateral Trustee or the Holders under this Indenture or any of the other Note Documents.

“Material Indebtedness” means (a) Indebtedness under the Second Lien Notes (b) Indebtedness under the Senior Credit Facility and (c) other Indebtedness, including obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $5,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

14

“Material Leasehold Property” means (a) the Leasehold Property of the Obligors set forth on Schedule 1.01(a) hereto on the Issue Date and (b) any Leasehold Property acquired by the Obligors after the Issue Date (i) having an annual fair market rental value in excess of $1,000,000 or (ii) at which the Obligors maintain any books and records or Collateral with a fair market value in excess of $1,000,000 in the aggregate.

“Material Owned Property” means (a) the Issue Date Mortgaged Property and (b) any real property owned by any Obligor that is acquired after the Issue Date and that has a fair market value as determined by the Issuer in good faith in excess of $1,000,000.

“Material Rental Obligations” means obligations of the Obligors to pay rent under any one or more operating leases with respect to any Material Leasehold Property.

“Material Subsidiary” means any Subsidiary (i) the total assets of which, together with the total assets of its Subsidiaries, on any date of determination, accounts for at least 5% of the aggregate assets all Obligors or (ii) which, together with its Subsidiaries, has, on any date of determination for the twelve consecutive months most recently then ended, gross revenues that are equal to or greater than 5% of the gross revenues of all Obligors for such period, in each case as determined in accordance with GAAP.

“Maturity Date” means ___________, 2013.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Obligor to the Collateral Trustee in substantially the form and substance of Exhibit G attached hereto in order to grant to the Collateral Trustee, for the benefit of the Holders of the Notes, a Lien on any Real Property Asset, in each case with such changes thereto as may be reasonably recommended by the Collateral Trustee’s local counsel based on local laws or customary local practices, as such security instrument may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including the Issue Date Mortgage and any Additional Mortgages.

“Mortgage Policy” has the meaning ascribed to such term in Section 4A.12 hereof.

15

“Mortgaged Property” means any Issue Date Mortgaged Property and any Additional Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means,

(a)           with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Obligors in respect of such Casualty Event net of (i) reasonable and customary out-of-pocket expenses incurred by the Obligors in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property which is senior to the Lien held by the Collateral Trustee for the benefit of the Holders and (iii) any income and transfer Taxes payable by the Obligors in respect of such Casualty Event;

(b)           with respect to any Disposition, the aggregate amount of all cash payments received by the Obligors directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (but excluding any and all amounts placed in escrow unless and until released and received in the form of cash), net of (i) the amount of any reasonable and customary legal, title, transfer and recording tax expenses, commissions and other fees and reasonable and customary out-of-pocket expenses payable by the Obligors in connection therewith, (ii) any income and transfer Taxes estimated to be payable by the Obligors as a result thereof, (iii) any repayments by the Obligors of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition, such Lien is senior to the Lien held by the Collateral Trustee on such property and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Obligors to minority stockholders if and to the extent permitted hereby; and

(c)           with respect to any incurrence of Indebtedness or offering of equity securities, the aggregate amount of all cash proceeds received by the Obligors therefrom less all reasonable and customary legal, underwriting and similar fees and reasonable and customary out-of-pocket expenses incurred in connection therewith.

“Net EBITDA” means, for any period, the aggregate of (a) EBITDA of Parent and its Subsidiaries for such period minus (b) amortization of Pre-Publication Costs (excluding Non-Cash Charges) plus (c) any additional costs or expenses or amortization incurred during such period that are attributable to the revaluation of Pre-Publication Costs in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions of Parent and its Subsidiaries for such period as determined in accordance with GAAP; provided, however, that Net EBITDA for the fiscal quarters ended September 30, 2009, December 31, 2009 and March 31, 2010 shall be deemed to be $12,764,950, $3,462,776 and $5,789,440, respectively.  [Note: these quarters assume the Company will emerge from bankruptcy during Q1 2010.]

16

“New Common Stock” means the common stock of Parent, par value $0.01 per share, 18,000,000 shares of which shall be authorized pursuant to the Parent’s Certificate of Incorporation, which common stock shall be the sole class of voting stock of Parent.

“Non-Cash Charges” means goodwill impairment charges, inventory impairment charges, fixed asset impairment charges (including, without limitation, on account of furniture and equipment, Pre-Publication Cost impairment charges, impairment charges relating to other intangible assets and charges and charges relating to grants of shares of capital stock to directors or employers of the Obligors and any of their Subsidiaries.

“Notes” means the Floating Rate Senior Secured Notes due 2013 of the Issuer issued on the date hereof and any Additional Notes.  The Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Note Documents” means this Indenture, the Notes, the First Lien Security Documents and any other instruments, certificates or documents executed and delivered or to be delivered from time to time pursuant to this Indenture or the First Lien Security Documents, as the same may be supplemented and amended from time to time in accordance with their respective terms.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Obligations” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g) or (h) hereof.  Without limiting the generality of the foregoing, the Obligations of any Obligor under the Note Documents include (a) the aggregate outstanding principal balance of, and all interest and premium, if any, on the Notes (including any interest accruing after the commencement of any proceeding by or against the Issuer under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against the Issuer in any such proceeding), and (b) all fees, costs, charges, expenses and other obligations from time to time owing to the Trustee, the Collateral Trustee, the Holders or their respective Affiliates by the Obligors hereunder or under any other Note Document, whether such obligations are now existing or hereafter arising or incurred, due or to become due, direct or indirect or absolute or contingent.

“Obligors” means collectively the Issuer and the Guarantors and each, individually, an “Obligor”.

“OFAC Regulations” has the meaning ascribed to such term in Section 5.20 hereof.

17

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer or the Parent, as the case may be by at least two Officers of the Issuer or the Parent as the case may be, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or the Parent, as the case may be, that meets the requirements of Section 12.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Issuer, the Parent or any of their respective Subsidiaries) that meets the requirements of Section 12.05 hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Indenture and the other Note Documents.

“Parent” means Haights Cross Communications, Inc., a Delaware corporation, as reorganized pursuant to the Plan of Reorganization.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Patents” means all patents issued or assigned to and all patent applications made by the Obligors and all exclusive and nonexclusive licenses to the Obligors from third parties or rights to use patents owned by such third parties, including the patents, patent applications and licenses listed on Schedule 5.05, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.

“Paying Agent” has the meaning ascribed to such term in Section 2.04 hereof.

“Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

18

“Permitted Acquisition” means any acquisition of any business by any Obligor, whether through a purchase of capital stock or assets or through a merger, consolidation or amalgamation, of another Person (in each case, reasonably related to the business of the Obligors or incidental thereto) and which complies with each of the following:

(a)           such Obligor shall provide the Trustee with a Compliance Certificate and other evidence reasonably requested by the Trustee that, as of the closing date of the proposed acquisition and on a forward twelve (12) month pro forma basis after giving effect to the proposed acquisition, the Obligors will be in compliance with all financial covenants set forth in Section 4B.10 hereof;

(b)           the acquisition is effected in such manner so that the acquired capital stock or assets are owned either by the Issuer or a Domestic Subsidiary of the Issuer which is or shall become an Obligor in accordance with Section 4A.09 hereof and, if effected by merger, consolidation or amalgamation, the Issuer or such Domestic Subsidiary is the surviving, continuing or resulting Person;

(c)           the Obligors and any Subsidiary of any Obligor that is organized, created, acquired, resulting from or otherwise party to such acquisition and that is not already an Obligor hereunder (or that has not otherwise complied with the provisions of Section 4A.09 hereof) shall have complied with the provisions of Section 4A.09 hereof;

(d)           such Obligor shall have delivered to the Trustee and the Collateral Agent evidence that it is acquiring the assets or stock free and clear of all Liens (other than Permitted Liens;

(e)           such Obligor shall have delivered First Lien Security Documents and any other documents or agreements requested by the Collateral Trustee to perfect the Collateral Trustee’s Lien (subject only to Permitted Liens) on all such assets or stock acquired or formed by such Obligor in such acquisition;

(f)           the total consideration (including cash, earn-outs and assumption of Indebtedness by any of the obligors or any of their Subsidiaries and/or Indebtedness of any Person acquired) for all such acquisitions during the term of this Indenture shall not exceed $25,000,000 in the aggregate; provided, however, that there shall be no restriction or cap on the amount consideration payable for acquisitions to the extent such consideration takes the form of any of the following:  (i) Subordinated Indebtedness permitted by this Indenture, (ii) additional cash equity contributions to Parent made from the proceeds of Qualified Equity Interests issued by Parent or (iii) consideration payable in the form of Qualified Equity Interests of Parent;

(g)           no Default or Event of Default shall exist prior to or will be caused as a result of such acquisition;

(h)           the Acquired EBITDA of the Person (or attributable to the assets) being acquired for the fiscal year then most recently ended shall be not less than $1;

(i)           the assets being acquired (or the assets of the Person being acquired as applicable) shall be located in the United States, Canada, the United Kingdom or Australia and, in the case of an acquisition structured as a stock or other equity acquisition, the entity whose equity interests are being acquired shall be organized under the laws of the United States or any state thereof, Canada, the United Kingdom or Australia (or any state or province thereof); and

19

(j)           in the case of an acquisition structured as a stock or equity acquisition, the Person so acquired shall become a Wholly-Owned Subsidiary of the Issuer or any other Domestic Obligor which is a Subsidiary of the Issuer or such Person shall be merged with and into a Domestic Obligor (other than Parent), provided that such Domestic Obligor shall be the surviving entity of such merger.

As used in this definition of Permitted Acquisitions, “Acquired EBITDA” shall mean with respect to any acquired Person (or acquired assets, as applicable), for any period, the amount for such period of EBITDA (as defined in this Indenture) of such Person (or attributable to such acquired assets as applicable) (determined using such definition as if references to Obligors therein were to such acquired Person and its Subsidiaries), on a consolidated basis for such acquired Person (or attributable to such acquired assets as applicable) in accordance with GAAP.

“Permitted Investments” means:

(a)           direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)           investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000;

(d)           fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)           advances, loans and extensions of credit to any director, officer or employee of the Obligors, if the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business) does not at any time exceed $100,000;

20

(f)           investments in money market mutual funds that are rated AAA by Standard & Poor’s Rating Service;

(g)           trade credit extended by the Issuer and its Subsidiaries in the ordinary course of business, on ordinary business terms and consistent with past practice;

(h)           the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and

(i)           (i) redemptions of the Notes in accordance with Article Three hereof or (ii) repurchases of the Notes, provided that any such repurchases are made on a pro rata basis and at a purchase price not in excess of par plus accrued and unpaid interest thereon.

“Permitted Liens” has the meaning set forth in Section 4B.02 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Obligor or any Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, in whole or in part, other Indebtedness of any Obligor or any Subsidiary (other than intercompany Indebtedness); provided that:

(a)           the amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness (including accreted original issue discount) so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(b)           such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(d)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

21

(e)           such Indebtedness is incurred by either (a) the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) an Obligor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Obligor or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, including, but not limited to, any Pension Plan or Multiemployer Plan.

“Plan of Reorganization” means the joint prepackaged plan of reorganization of the Issuer and certain of the Initial Guarantors filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code, as may be amended, supplemented or modified from time to time, prior to the Effective Time.

“Post-Default Rate” means, a rate per annum equal to the applicable LIBOR Rate plus the Applicable Margin plus two percent (2%).

“Pre-Publication Costs” means the costs incurred by Parent and its Subsidiaries (as determined in accordance with GAAP) associated with the development of new products, including without limitation, author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to such products, which have been capitalized in accordance with GAAP and reflected as an asset in the consolidation balance sheet of Parent and its Subsidiaries.

“Principals” means (a) those Persons listed on Schedule 1.01(b) and any of their Affiliates (together, the “Permitted Holders”) and (b) any group constituting a person (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act) the membership of which includes any Permitted Holder, provided that the Total Voting Power of Parent on a fully diluted basis represented by the equity interests in Parent beneficially owned by all Permitted Holders who are members of such group is at least 50.1% of the Total Voting Power of Parent on a fully diluted basis represented by the equity interests in Parent beneficially owned by all members of such group.

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible, including patents, trademarks, copyrights and other intellectual property rights.

“Proprietary Rights” has the meaning ascribed to such term in Section 5.05(b).

“Qualified Equity Interest” means any equity interest of an issuer other than an equity interest that is mandatorily redeemable or purchasable, in whole or in part, at the option of the holder, pursuant to a sinking fund obligation or otherwise, or exchangeable or convertible into debt securities of the issuer thereof or which entitles the holder thereof to dividend, interest or other payments, in each case, prior to the date which is 180 days after payment in full of all Notes issued under this Indenture.

22

“Real Property Asset” means, at any time of determination, any and all real property owned or leased by the Obligors and the Subsidiaries of the Obligors.

“Recorded Books” means Recorded Books, LLC, a Delaware limited liability company.

“Registrar” has the meaning ascribed to such term in Section 2.04 hereof.

“Related Proceedings” has the meaning ascribed to such term in Section 12.09 hereof.

“Required Holders” means Holders representing a majority of the total principal amount of Notes outstanding.

“Requisite First Lien Secured Debtholders” means, at any time, First Lien Secured Parties of any Class collectively holding more than 50% of the outstanding principal amount of total First Lien Secured Debt (including the principal undrawn amount of outstanding letters of credit); provided, however that notwithstanding anything to the contrary contained in this definition, for purposes of any enforcement decision under the Intercreditor Agreement, “Requisite First Lien Secured Debtholders” shall mean (x) if the Controlling Debt Representative is the administrative agent under the Senior Credit Facility, lenders under the Senior Credit Facility holding a majority of the sum of the aggregate principal amount of Indebtedness outstanding thereunder, including any outstanding letters of credit or (y) if the Controlling Debt Representative is the Trustee under the Indenture, Holders of Notes representing a majority of the aggregate principal amount of Notes outstanding.

“Requisite Plan Support Parties” has the meaning ascribed to such term in the Plan of Reorganization.  With respect to any consent or waiver required hereunder from the Requisite Plan Support Parties, the Obligors and the Trustee shall be permitted to rely solely on the written representation (including by electronic mail) of the legal counsel to the Informal Committee of Senior Notes (as defined in the Plan of Reorganization) as to whether such consent or waiver has been obtained.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and whom shall have direct responsibility for this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred and whom shall have direct responsibility for this Indenture, because of his knowledge of and familiarity with the particular subject.

23

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interest in, any Obligor or any Subsidiary, except a dividend payable solely in shares of Qualified Equity Interests, (ii) any redemption, put, retirement, cancellation, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Obligor or any Subsidiary now or hereafter outstanding, (iii) any payment made to retire, to cancel, or to obtain the surrender of or in connection with the exercise of any put right with respect to, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Obligor or any Subsidiary, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, and (v) any payment made to any Affiliate of any Obligor or any Subsidiary, in each case, in respect of management, consulting or other similar services provided to any Obligor or any Subsidiary; provided, however that Restricted Junior Payments shall not include any compensation (including severance) payable to any officer or director of any Obligor or reimbursement of reasonable and customary fees and expenses incurred in the ordinary course of business.

“Restructuring Documents” means the Note Documents, the Second Lien Note Documents, the Exit Warrants, the Exit Warrant Agreement, the Registration Rights Agreement, the Plan of Reorganization, the Disclosure Statement and the Confirmation Order.

“Restructuring Related Charges” means one-time charges incurred in connection with any business restructuring, including, without limitation, severance paid to terminated employees of the Obligors and costs relating to the hiring of replacement employees therefor, other charges associated with such business restructuring effort, including, without limitation, the costs of moving goods, duplicate facility charges and/or other related expenses that do not satisfy the GAAP definition of a restructuring charge.

“Restructuring Transactions” means the financial restructuring of the Indebtedness of Issuer and certain of the Initial Guarantors that existed prior to the Effective Time as described more fully in the Plan of Reorganization.

“Restrictive Agreements” has the meaning ascribed to such term in Section 5.13(c).

“Rights Offering” means that certain offering to those holders of the 12½% Senior Discount Notes due 2011 of the Haights Cross Communications, Inc. who voted to accept the Plan of Reorganization, pursuant to which such holders where offered the right to participate in a $32.5 million offering to acquire __% of the New Common Stock of the Parent.

“Second Lien Notes” means the Floating Rate Second Priority Secured Subordinated Notes due 2014 issued by the Issuer pursuant to the Second Lien Note Indenture, as the same may be amended or supplemented from time to time.

“Second Lien Note Documents” means, collectively, the Second Lien Notes, the Second Lien Note Indenture, the Second Lien Note Security Documents and all other material documents, instruments and agreements executed in connection therewith, each as amended or supplemented from time to time in accordance with this Indenture.

“Second Lien Note Indenture” means the Indenture dated as of the Issue Date between the Issuer, the Guarantors and Wells Fargo Bank, N.A., as trustee, as the same may be amended or supplemented from time to time, relating to the issuance of the Second Lien Notes.

24

“Second Lien Note Control Agreement” means with respect to any bank account, other deposit account or securities account of any Obligor, if applicable, an agreement in form and substance substantially similar to Exhibit [●] to the Second Lien Note Security Agreement with such modifications as may be reasonable and customary, or any other agreement reasonably satisfactory to the Collateral Trustee, executed and delivered by the applicable Obligors, the depository institution or securities intermediary at which such bank account, other deposit account or securities account is maintained and the Collateral Trustee, pursuant to which such depository institution or securities intermediary shall agree, among other things, to follow instructions regarding such account originated by the Collateral Trustee without further consent of the Obligors, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Second Lien Note Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Obligor to the Collateral Trustee in form and substance satisfactory to the Collateral Trustee, in its reasonable discretion, in order to grant to the Collateral Trustee, for the benefit of the holders of Second Lien Notes, a Lien on any Real Property Asset, in each case with such changes thereto as may be reasonably recommended by the Collateral Trustee’s local counsel based on local laws or customary local practices, as such security instrument may be amended, supplemented or otherwise modified from time to time.

“Second Lien Note Security Agreement” means the Pledge and Security Agreement dated as of the Issue Date among the Collateral Trustee and the Obligors, relating to the Second Lien Notes and the related Guarantees thereof, as amended, supplemented or otherwise modified from time to time.

“Second Lien Security Documents” means, collectively, the Second Lien Note Security Agreement, the Second Lien Note Mortgages, the Second Lien Note Control Agreements, the Intercreditor Agreement, the Collateral Trust Agreement and each other security agreement, pledge agreement or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the Second Lien Notes and the Second Lien Note Indenture.

“Secured Parties” means, collectively, First Lien Secured Parties, the holders of the Second Lien Notes and the trustee under the Second Lien Note Indenture.

“Security Documents” means, collectively, the First Lien Security Documents and the Second Lien Note Security Documents and each other security agreement, pledge agreement or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the any Secured Debt.

“Securities Act” means the Securities Act of 1933, as amended.

[“Senior Credit Facility” means [●]].

25

[“Senior Lenders” means each of the Persons with outstanding loans or commitments to extend credit or loans under the Senior Credit Facility, each of the agents appointed thereunder, and such lenders or Affiliates of such lenders entering into interest rate or currency swap agreement required pursuant to the terms of the Senior Credit Facility.]

“Specified Courts” has the meaning ascribed to such term in Section 12.09 hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means (x) the Second Lien Notes and (y) any unsecured Indebtedness of the Obligors incurred after the Issue Date that (i) by its express terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Notes and the Note Guarantees (ii) does not have any scheduled payment of principal other than upon final maturity and (iii) has a final maturity date that is at least six months after the final maturity date of the Second Lien Notes.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Consolidated by the Parent and/or the Issuer.  References herein to “Subsidiary” or “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to a Subsidiary or Subsidiaries of Parent.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) Obligations of such Person under any lease that is treated as both (i) an operating lease for financial accounting purposes and (ii) a financing lease for tax purposes (i.e., a “synthetic lease”) as the same would be determined in accordance with GAAP and other pronouncements interpretations and guidance of the Financial Accounting Standards Board as in effect at the Effective Time, without regard to any amendments thereto, (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of shares of capital stock or other equity interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

26

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Returns” means all returns, elections filings, forms, and any other documents (whether in electronic, tangible or any other form whatsoever) made, prepared or filed, or to be made, prepared or filed in respect of Taxes.

“Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.

“Trademarks” means all trademarks (including service marks), federal and state trademark registrations and applications made by the Obligors, common law trademarks and trade names owned by or assigned to the Obligors, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 5.05, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.

“TIA” means the Trust Indenture Act of 1939, as in effect on the date on which this Indenture is qualified under the TIA.

“Triumph” means Triumph Learning, LLC, a Delaware limited liability company.

“Trustee” means Wells Fargo Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Subsidiary” means W.F. Howes Limited, a company incorporated under the laws of England and Wales with registered number 03662159.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

27

Section 1.02        Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Issuer and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.03        Rules of Construction.

(a)           Unless the context otherwise requires:

(i)           a term has the meaning assigned to it;

(ii)          an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)         “or” is not exclusive;

(iv)         words in the singular include the plural, and in the plural include the singular;

(v)          provisions apply to successive events and transactions; and

(vi)         references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

28

ARTICLE TWO
THE NOTES

Section 2.01         Form and Dating.

(a)           General.  The Notes and the Trustee’s authentication thereof shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issued in registered, global form without interest coupons and only shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)           Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (and shall include the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

Section 2.02         Execution and Authentication.

Two Officers of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.  The Issuer may, subject to Article Four of this Indenture and applicable law, issue Additional Notes under this Indenture.  The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

29

The Trustee shall, upon a written order of the Issuer signed by two Officers of the Issuer (an “Authentication Order”), authenticate Notes for original issue on the date hereof of $[●].  At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of an Authentication Order, authenticate Notes for original issue in aggregate principal amount specified in such Authentication Order.  The Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03         Methods of Receiving Payments on the Notes.

If a Holder has given wire transfer instructions to the Issuer, the Issuer shall pay, or cause the Paying Agent to pay, all principal, interest and premium and Additional Amounts, if any, on that Holder’s Notes in accordance with those instructions.  All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Section 2.04         Registrar and Paying Agent.

(a)           The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer, the Parent or any of their respective Subsidiaries may act as Paying Agent or Registrar.

(b)           The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.

(c)           The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

30

Section 2.05         Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or one of the other Obligors) shall have no further liability for the money.  If the Issuer, the Parent, or one of their respective Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Parent or any of their respective Subsidiaries, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06         Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.07         Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes are exchangeable by the Issuer for Definitive Notes if (i) DTC (A) notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes and the Issuer fails to appoint a successor Depositary or that it (B) has ceased to be a clearing agency registered under the Exchange Act and the Issuer fails to appoint a successor Depositary; (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.  Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b) or (c) hereof.

31

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)           Transfer of Beneficial Interests in Global Notes.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii)           All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(g) hereof.

(c)           Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.  If any Holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  A Holder of an Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

32

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f)           Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO THE SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

(g)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)          General Provisions Relating to Transfers and Exchanges.

(i)           To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

33

(ii)          No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 3.07, 3.08 and 9.05 hereof).

(iii)         The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)         All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)          The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)         Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)        The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)       All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile or electronic transmission with the original to follow by first class mail.

Section 2.08         Replacement Notes.

(a)           If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for its expenses in replacing a Note.

34

(b)           Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09         Outstanding Notes.

(a)           The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b)           If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c)           If the principal amount of any Note is considered paid under Section 4A.14 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)           If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10         Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or the Parent or any of their respective Subsidiaries, shall be considered as though not outstanding (but, to the fullest extent permitted by the TIA, Notes owned or held by any other Affiliate of the Issuer or the Parent shall be deemed to be outstanding for all purposes under this Indenture), except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.11         Temporary Notes.

(a)           Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

35

(b)           Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.12         Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act).  Certification of the disposition of all canceled Notes shall be delivered to the Issuer.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13         Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4A.14 hereof.  The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuer shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14         CUSIP Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer shall promptly notify the Trustee of any change in the “CUSIP” numbers.

36

ARTICLE THREE
REDEMPTION

Section 3.01         Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof or the Issuer is required to redeem Notes pursuant to the mandatory redemption provisions of Section 3.08 hereof, in either case, it shall furnish to the Trustee, at least 10 Business Days but not more than 30 Business Days before a redemption date, an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02         Selection of Notes to Be Redeemed.

(a)           If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes for redemption as follows (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange, or, (ii) if the Notes are not so listed, on a pro rata basis, subject to adjustments so that no Notes of $1,000 or less will be redeemed in part.

(b)           The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  No Notes in amounts of $1,000 or less shall be redeemed in part.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03         Notice of Redemption.

(a)           At least 10 Business Days but not more than 30 Business Days before a redemption date, the Issuer shall deliver or cause to be delivered, by first class mail or electronic transmission, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(i)           the redemption date;

(ii)          the redemption price;

(iii)         if any Note is being redeemed in part only, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

37

(iv)        the name and address of the Paying Agent;

(v)         that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

(vi)        that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(vii)       the paragraph of the Notes and/or the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii)      that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b)           At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 15 Business Days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.  The notice, if delivered in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice.

Section 3.04         Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may be conditional provided that any preconditions to a redemption shall be set forth in the notice of redemption.  If one or more conditions specified with respect to a redemption are not satisfied or waived, the date of redemption shall be deemed not to have occurred for all purposes of this Indenture and the Issuer shall give written notice of such non-occurrence to the Holders of the applicable Notes and to the Trustee.

Section 3.05         Deposit of Redemption Price.

(a)           One Business Day prior to the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date and all Additional Amounts, if any.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b)           If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4A.14 hereof.

38

Section 3.06         Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.  No Notes in denominations of $1,000 or less shall be redeemed in part.

Section 3.07         Optional Redemption.

(a)           At any time the Issuer may redeem all or a part of the Notes upon not less than 10 Business Days’ nor more than 30 Business Days’ prior notice to the Holders, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued and unpaid interest and Additional Amounts, if any, on the Notes to be redeemed to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period beginning on [●] of the years indicated below:

Year	Percentage
2010	101.00%
2011	101.00%
2012 and thereafter	100.00%

(b)          Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08         Mandatory Redemption.

(a)          The Issuer shall be obligated to redeem the Notes as follows:

(i)           Incurrence of Indebtedness:  If after the Issue Date any Obligor incurs Indebtedness under clause (g) of Section 4B.01 hereof, the Issuer shall, within 15 Business Days after the date of such incurrence, redeem an aggregate principal amount of Notes equal to (x) 50% of the amount of Net Cash Proceeds received by any Obligor from the incurrence of the first $7.0 million aggregate principal amount of such Subordinated Indebtedness (rounded down to the nearest $1,000 principal amount) and (y) 100% of the amount of the Net Cash Proceeds received by any Obligor from the incurrence of Subordinated Indebtedness in excess of $7.0 million aggregate principal amount (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

39

(ii)           Issuance or Sale Equity Securities.  If any Obligor issues or sells equity securities (other than (w) the issuance by Parent of the New Common Stock or the Exit Warrants as of the Effective Time pursuant to the Plan and the issuance of shares of New Common Stock of Parent upon the “cashless exercise” of Exit Warrants pursuant to the terms of the Exit Warrants, (x) the issuance of equity securities in the Rights Offering, (y) the issuance of Qualified Equity Interests of Parent in connection with stock options or the exercise of employee compensation under any employee benefit or incentive plan or similar arrangement, (z) any issuance of Qualified Equity Interests of Parent permitted under Section 4B.06(b) hereof), the Issuer shall, within 15 Business Days after the date of the issuance of such equity securities, redeem an aggregate principal amount of Notes equal to 50% of the amount of the Net Cash Proceeds received by any Obligor from such issuance of equity securities (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing either before or after giving effect thereto, the Issuer shall not be required to redeem any Notes pursuant to this Section 3.08(a)(ii) with respect to the first $10.0 million of Net Cash Proceeds received by the Obligors from the issuance of Qualified Equity Interests of Parent to the extent that such Net Cash Proceeds are used to make a Permitted Acquisition, Capital Expenditures permitted by this Indenture or for general corporate purposes.

(iii)           Sale of Assets.  If after the Issue Date any Obligor consummates a Disposition (other than Dispositions permitted by Section 4B.04(c)(ii) hereof and Dispositions permitted by Section 4B.04(b) hereof), the Issuer shall or shall cause the applicable Obligor to apply the Net Cash Proceeds received from such Disposition (x) within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets disposed of by the Obligors in the Dispositions or make a Capital Expenditure permitted by this Indenture; provided that the aggregate amount of Net Cash Proceeds that may be applied pursuant to this sub-clause (x) since the date of this Indenture shall not exceed $5 million in the aggregate and (y) to the extent such Net Cash Proceeds are not applied within such 180-day period in the manner provided in the preceding clause (x) (any such remaining Net Cash Proceeds referred to herein as “Excess Asset Sale Proceeds”), to redeem an aggregate principal amount of Notes equal to 100% of the amount of such Excess Asset Sale Proceeds (rounded down to the nearest $1,000 principal amount), within 15 Business Days after such 180th day (subject to Section 3.08(b) hereof), at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

(iv)           Proceeds of Casualty Events.  Upon the receipt after the Issue Date by the Collateral Trustee or the Obligors of the proceeds of insurance, a condemnation award or other compensation in respect of any Casualty Event affecting any property of the Obligors, the Issuer shall or shall cause the applicable Obligor to apply the Net Cash Proceeds received in respect of any Casualty Event (x) within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets that were the subject of the Casualty Event or make a Capital Expenditure permitted by this Indenture and (y) to the extent such Net Cash Proceeds are not applied within such 180-day period in the manner provided in the preceding clause (x) (any such remaining Net Cash Proceeds referred to herein as “Excess Casualty Event Proceeds”), the Issuer shall, within 15 Business Days after such 360th day (subject to Section 3.08(b) hereof), redeem an aggregate principal amount of Notes equal to 100% of the amount of such Excess Casualty Event Proceeds (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

40

(v)           Extraordinary Receipts.  Upon the receipt after the Issue Date by any Obligors of any Extraordinary Receipts (other than (A) proceeds from any key man life insurance policy not constituting Collateral, (B) liability insurance proceeds which are payable to a third party as a result of any liability of an Obligor, (C) workers’ compensation insurance, directors’ and officers’ insurance and health insurance payable to workers, directors, officers or employees and (D) proceeds from business interruption insurance), the Issuer shall, within 15 Business Days of receipt of such Extraordinary Receipts (subject to Section 3.08(b) hereof), redeem the Notes in an aggregate principal amount equal to 100% of such Extraordinary Receipts (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.  Notwithstanding the foregoing, as long as no Event of Default shall have occurred and be continuing or otherwise arises as a result thereof, the Issuer shall not be required to redeem any Notes pursuant to this Section 3.08(a)(v) with respect to the first $500,000 of Extraordinary Receipts received by the Obligors in the aggregate to the extent that such Extraordinary Receipts are utilized for working capital purposes, to make Capital Expenditures permitted by this Indenture and for other purposes not prohibited by this Agreement within 180 days after the date of the receipt thereof.

(vi)           Change of Control.  Within 30 Business Days after the occurrence of a Change of Control, the Issuer shall redeem all of the Notes at a redemption price equal to 101% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

(b)           In the event the Issuer is required to redeem all or any part of the Notes pursuant to clauses (iii), (iv) or (v) of Section 3.08(a) hereof, notwithstanding the foregoing provisions, the Issuer will not be required to redeem the Notes until the amount of Net Cash Proceeds that is required to be used to redeem the Notes pursuant to all such clauses is at least $1 million in the aggregate, and in the event that any redemption of the Notes that is required to be made pursuant to any such clause is not made within the time period set forth in such clause due to the provisions of this Section 3.08(b), the Issuer shall (i) segregate and escrow such Net Cash Proceeds until they are used to redeem the Notes and (ii) redeem the Notes within 15 Business Days after the first date on which the amount of Net Cash Proceeds that is required to be used to redeem the Notes pursuant to all such clauses in the aggregate is at least $1 million.

(c)           If any redemption is required to be made in accordance with the terms of this Section 3.08, then such redemption shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof; provided, however, that the Issuer need not issue the notices to the Trustee or otherwise comply with any of the other procedures set forth in Section 3.01 through 3.06 until such time as the payment requirement has affirmatively occurred pursuant to this Section 3.08.  For the avoidance of doubt, any notice periods or procedural periods set forth in Sections 3.01 through 3.06 shall be in addition to and not in lieu of the reinvestment and other time periods set forth in this Section 3.08 such that they shall run in a consecutive and not in a concurrent manner.

41

(d)           To the extent the Issuer is required to redeem Notes pursuant to this Section 3.08 and is also required to redeem Second Lien Notes pursuant to similar redemption provisions in the Second Lien Indenture, any funds deposited with the Trustee shall first be applied to redeem the Notes in full before any such funds are applied to redeem any Second Lien Notes.

ARTICLE FOUR
A. AFFIRMATIVE COVENANTS

Until the Notes issued under this Indenture are no longer outstanding, each Obligor (as to itself and each other Obligor) covenants and agrees that:

Section 4A.01.     Financial Statements and Other Information.

The Obligors (i) will furnish to the Trustee and each Holder the information described in clauses (a), (c) and (d) below within the time periods set forth therein and (ii) will furnish or make available through reasonable website procedures to beneficial owners of the Notes and, upon request, to prospective investors in the Notes the information described in clauses (a) through (e) below, provided that in the case of clause (b) below the Company may require the recipient of such information to agree to keep such information confidential pursuant to reasonable confidentiality provisions:

(a)           as soon as available and in any event (x) with respect to the fiscal year ended December 31, 2009, by the later of (A) the date that is 120 days after the end of such fiscal year and (B) the date that is 120 days after the Effective Time and (y) with respect to each fiscal year after December 31, 2009, 120 days after the end of such fiscal year:

(i)           audited Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal year and the related Consolidated balance sheets of Parent as at the end of such fiscal year, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding fiscal year, which financial statements shall include in the footnotes thereto, among other things, the information required by Rule 3-10 of Regulation S-X under the Exchange Act; provided however, the Obligors shall not be required to comply with Rule 3-16 of Regulation S-X under the Exchange Act;

(ii)           an opinion of J.H. Cohn LLP or any other independent certified public accountants of recognized international standing (and except as otherwise set forth on Schedule 4A.01, without any qualification or exception as to the scope of such audit) stating that such audited consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP; and

42

(iii)         a management discussion and analysis that includes a comparison to budget for that fiscal year, and a comparison of performance for that fiscal year to the prior fiscal year;

(b)           as soon as available and in any event (x) with respect to the fiscal year ended December 31, 2009, by the later of (A) the date that is 45 days after the end of such fiscal year and (B) the date that is 45 days after the Effective Time and (y) with respect to each fiscal year after December 31, 2009, within 45 days of the end of such fiscal year, unaudited Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal year and the related Consolidated balance sheets of Parent as at the end of such fiscal year, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding fiscal year, which financial statements need not include footnotes thereto and shall be subject to further year end audit adjustments;

(c)           as soon as available and in any event prior to the date that is (x) with respect to the fiscal quarter in which the Effective Time occurs, the date that is 75 days after the end of such quarter and (y) with respect to each fiscal quarter thereafter, 45 days after the end of such fiscal quarter (excluding, in each case, the fourth fiscal quarter of each fiscal year):

(i)           Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and the related Consolidated balance sheets of Parent at the end of such period, setting forth in each case in comparative form the corresponding Consolidated figures for the corresponding period in the preceding fiscal year, which financial statements shall include in the footnotes thereto, among other things, the information required by Rule 3-10 of Regulation S-X under the Exchange Act;

(ii)          a certificate of a Designated Financial Officer, which certificate shall state that said Consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the Consolidated financial condition and results of operations of Parent, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments;

(iii)         a management discussion and analysis that includes a comparison to budget for that fiscal quarter, and a comparison of performance for that fiscal quarter to the corresponding period in the prior year;

43

(d)          as soon as available and in any event (i) upon the date on which the quarterly financial statements for each fiscal quarter are required to be delivered pursuant to Section 4A.01(b) hereof, a Compliance Certificate duly executed by a Designated Financial Officer with respect to such quarterly financial statements, and (ii) upon the dates on which the annual financial statements for each fiscal year are required to be delivered pursuant to Section 4A.01(a) hereof, a Compliance Certificate duly executed by a Designated Financial Officer with respect to such annual financial statements; and

(e)           In addition, the Issuer shall, for so long as any Notes remain outstanding, (i) comply with the current public information requirements set forth under Rule 144(c) promulgated under the Securities Act in order to allow any Holders that are Affiliates of the Issue to be able to sell their Notes in accordance with Rule 144 and (ii) furnish to the Holders  and to prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4A.02.     Notices of Material Events.

The Obligors will furnish to the Trustee and each Holder prompt written notice, and in any event within five Business Days of occurrence, of the following and will make available to beneficial owners of the Notes through reasonable website procedures:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor that would reasonably be expected to result in a Material Adverse Effect if adversely determined;

(c)           the occurrence of any ERISA Event related to any Plan or Foreign Plan of any Obligor or Subsidiary or Knowledge of any ERISA Event related to a Plan or Foreign Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Obligors or their Subsidiaries in an aggregate amount exceeding $50,000; and

(d)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 4A.02 shall be accompanied by a statement of two Designated Financial Officers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 4A.03.     Existence; Conduct of Business.

The Obligors shall, and shall cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of this clause (b), such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 4B.04.

44

Section 4A.04.     Payment of Obligations.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, pay its obligations, excluding Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

(b)           The Obligors shall, and shall cause each of their Subsidiaries to, duly and timely file all Tax Returns required to be filed and shall duly and timely pay or cause to be paid all Taxes due except when and so long as (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 4A.05.     Maintenance of Properties; Insurance.  The Obligors shall, and shall cause each of their Subsidiaries to:

(a)           keep and maintain all Property material to the conduct of its business in good working order and condition (for the purpose for which it is used), ordinary wear and tear and immaterial loss from casualty and condemnation excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof except where failure to do so would not materially adversely affect the use of the Property; and

(b)           maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations, including business interruption insurance, product liability insurance and, in the event that any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” flood insurance on such Collateral; provided, however, that the Trustee agrees that the Obligors’ insurance policies and coverage levels existing as of the Effective Time are satisfactory to the Collateral Trustee as of the Effective Time.  Without limiting the generality of the foregoing, the Obligors shall, and shall cause each of their Subsidiaries to, maintain or cause to be maintained replacement value casualty insurance on the Collateral or any other assets with a fair market value of $1.5 million or greater under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Collateral Trustee in its commercially reasonable judgment.  All general liability and other liability policies with respect to any Obligor shall name the Collateral Trustee for the benefit of the Holders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policies shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Trustee that names the Collateral Trustee for the benefit of the Holders as the loss payee thereunder.  The Obligors shall use commercially reasonable efforts to cause all policies of insurance to provide that the insurer shall endeavor to provide at least 30 days prior written notice to the Collateral Trustee of any modifications or cancellation of such policy.

45

Section 4A.06.     Books and Records; Teleconference Call with Holders.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record in all material respects such transactions and activities.

(b)           Within 120 days after the end of each fiscal year and within 60 days after the end of each fiscal quarter, the Obligors will hold a teleconference meeting open to all Holders of the Notes at which the business, results of operations and financial conditions of the Obligors will be discussed.

Section 4A.07.     Fiscal Year.

The fiscal year of the Obligors ends on December 31 of each year and, to enable the ready and consistent determination of compliance with the covenants set forth in Section 4B.10 hereof, the Obligors shall, and shall cause each of their Subsidiaries to, maintain such fiscal year and its existing method of determining the last day of the first three fiscal quarters in each fiscal year.

Section 4A.08.     Compliance with Laws.

The Obligors shall, and shall cause each of their Subsidiaries to, comply with (i) all permits, licenses and authorizations, including environmental permits, licenses and authorizations, issued by a Governmental Authority, except to the extent that any failure to comply therewith would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) all laws, rules, regulations and orders including Environmental Laws, all OFAC Regulations, the Trading with the Enemy Act, the FAC Regulations, the USA Patriot Act of 2001 and the FCPA, of any Governmental Authority, except to the extent that any failure to comply therewith would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (iii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4A.09.     Certain Obligations Respecting Subsidiaries.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, take such action from time to time as shall be reasonably necessary to ensure that the percentage of the issued and outstanding shares of capital stock of any class or character owned by it in any Subsidiary on the date hereof is not at any time decreased; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 4B.04 hereof.

46

(b)           In the event that the Obligors form or acquire any Domestic Subsidiary (or a Subsidiary organized under the laws of one of the provinces of Canada (other than Quebec), the United Kingdom or Australia in accordance with Section 4B.04 hereof) after the Issue Date, this Section 4A.09(b) shall be applicable and the Obligor forming or acquiring such Subsidiary will take or cause to be taken the following actions:  as soon as possible but in any case not later than 20 days after the date on which such Subsidiary is created (or, in the case of the acquisition of any such Subsidiary, concurrently with the consummation of such acquisition) (x) cause such Subsidiary to (A) execute and deliver to the Trustee a supplement to this Indenture in the form of Exhibit B hereto and thereby become a Guarantor hereunder, (B) execute and deliver to the Collateral Trustee a counterpart to the Security Agreement and thereby become a party thereto as an additional “Grantor” thereunder and grant to the Collateral Trustee a First Priority Lien on all “Collateral” of such Subsidiary thereunder, (C) take such other action as shall be necessary to create and perfect valid and enforceable First Priority Liens, subject to Permitted Liens, in favor of the Collateral Trustee on all or substantially all of the assets of such Subsidiary consistent with the provisions of this Indenture and the applicable other First Lien Security Documents and (D) deliver proof of corporate action, incumbency of officers and other documents and opinions as is consistent with those delivered by the Issuer and the Obligors on the Issue Date pursuant to Section 8.01 hereof and (y) execute and deliver to the Collateral Trustee such pledge agreements or such addenda or amendments to the Security Agreement and take such other actions (including delivering the certificates representing such shares of stock or other equity interests to the Collateral Trustee) as shall be reasonably necessary to create and perfect valid and enforceable First Priority Liens in favor of the Collateral Trustee on all of the issued and outstanding stock or other equity interests of such Subsidiary, all of the foregoing to be in form and substance reasonably satisfactory to the Collateral Trustee.

(c)           During the first 90 day period following the effective date hereof, the Required Holders shall have the option to elect that the UK Subsidiary become an Obligor hereunder.  This option shall be exercisable upon delivery of notice by the Trustee, on behalf of the Required Holders, to the Issuer hereunder.  Upon delivery of such notice, the Issuer shall have 45 days from the date of receipt of such notice to take the actions set forth in Section 4A.09(b).

Section 4A.10.     ERISA.

Except where a failure to comply with any of the following, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Obligors will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code, (ii) the Obligors will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would reasonably be expected to subject any Obligor to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Obligor or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Obligor or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto and (iii) the Obligors will maintain, and will cause each Subsidiary to maintain, each Foreign Plan in compliance with the terms thereof and all requirements of applicable law.

47

Section 4A.11.     Environmental Matters; Reporting.

The Obligors shall, and shall cause each of their Subsidiaries to, observe and comply with, and cause each Subsidiary to observe and comply with all Environmental Law, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  The Obligors will give the Trustee prompt written notice of any violation as to any Environmental Law by any Obligor and of the commencement of any judicial or administrative proceeding relating to Environmental Laws which shall, or would reasonably be expected to, have a Material Adverse Effect.

Section 4A.12.     Matters Relating to Additional Real Property Collateral.

(a)           From and after the Issue Date, in the event that any Obligor acquires any Material Owned Property or Material Leasehold Property (each such Property, an “Additional Mortgaged Property”), such Obligor shall, at its sole cost and expense, as soon as reasonably practicable after the acquisition of such Additional Mortgaged Property, but in no event later than 60 days after the acquisition thereof, deliver to Collateral Trustee:

(i)            a fully executed and notarized Mortgage (an “Additional Mortgage”) with respect to the Additional Mortgaged Property, in form suitable for filing or recording in all applicable filing or recording offices that the Collateral Trustee may deem reasonably necessary in order to create a valid First Priority Lien, subject to Permitted Liens, in favor of the Collateral Trustee for the benefit of the Holders of the Notes, and evidence that all applicable filing and recording taxes and fees have been paid;

(ii)            a fully paid American Land Title Association Lender’s Extended Coverage (to the extent commercially reasonable and/or available) title insurance policy (a “Mortgage Policy”) in respect of the Additional Mortgaged Property subject to the Additional Mortgage in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by a nationally-recognized title insurer, insuring the Additional Mortgage to be a valid First Priority Lien on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance as the Collateral Trustee may deem reasonably necessary;

(iii)           to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Trustee for the benefit of the Holders and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Collateral Trustee by a land surveyor duly registered and licensed in the state in which the Additional Mortgaged Property is located and reasonably acceptable to the Collateral Trustee;

(iv)            evidence that the insurance required by Section 4A.05 hereof has been obtained with respect to the Additional Mortgaged Property;

48

(v)           a favorable opinion of local counsel to the respective Obligor or Subsidiary of Obligor, as the case may be, in the state in which the Additional Mortgaged Property is located, with respect to the due execution and delivery, authorization, creation, enforceability and perfection of the Additional Mortgage on the Additional Mortgaged Property and any related fixture filings, and such other matters related thereto as the Collateral Trustee may reasonably request, in form and substance reasonably satisfactory to the Collateral Trustee;

(vi)           evidence that the Additional Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as having special flood hazards, or if the Additional Mortgaged Property or any portion thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), evidence that the flood insurance required under Section 4A.05 hereof has been obtained with respect to the Additional Mortgaged Property;

(vii)           such other consents, agreements and confirmations of lessees, lessors and other parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create a valid First Priority Lien on the property described in the Additional Mortgage has been taken; and

(viii)          upon the reasonable request of the Collateral Trustee, existing environmental and other reports in Issuer’s possession with respect to the Additional Mortgaged Property.

(b)           From and after the Issue Date, in the event that any Obligor enters into any leasehold interest with respect to any real property, such Obligor shall provide prompt written notice thereof to the Collateral Trustee and, if requested by the Collateral Trustee, such Obligor shall deliver promptly to the Collateral Trustee copies of the lease and ancillary documentation relating thereto, and all amendments thereto, between the Obligor and the landlord or tenant, and if such real property constitutes Material Leasehold Property, such Obligor, at its sole cost and expense, shall deliver to Collateral Trustee with respect to such leasehold interest, as soon as reasonably practicable after the entering into the leasehold interest, but in no event later than 60 days after entering into the leasehold interest, a fully executed Landlord’s Waiver and Consent, and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(c)           If requested by the Required Holders or the Collateral Trustee at the direction of the Required Holders at any time when an Event of Default has occurred and is continuing, the Obligors shall, and shall cause each of their Domestic Subsidiaries to, (i) permit an independent real estate appraiser satisfactory to the Collateral Trustee, upon reasonable notice, to visit and inspect any Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Collateral Trustee in its sole discretion) and (ii) deliver or cause to be delivered to the Collateral Trustee reports and other information in form, scope and substance reasonably satisfactory to the Collateral Trustee and prepared by environmental consultants satisfactory to the Collateral Trustee, concerning any environmental hazards or liabilities to which any Obligor may be subject with respect to any Mortgaged Property.  Any appraisal, report or other information referred to in this Section 4A.12(c) which may be requested by the Collateral Trustee or the Required Holders shall be at the sole cost and expense of the Obligors.

49

Section 4A.13.            Cash Deposits; Bank Accounts and Securities Accounts.

The Obligors shall take all actions necessary to maintain, preserve and protect the rights and interests of the Collateral Trustee with respect to all cash deposits of the Obligors (other than payroll, trust and benefit accounts) and all other proceeds of Collateral.  Without limiting the generality of the foregoing, the Obligors shall cause all lock boxes, bank accounts, deposit accounts and securities accounts (including without limitation, the BNY Concentration Account, but excluding any and all payroll, trust and benefit accounts) of the Obligors to be subject to the control of the Collateral Trustee and enter into, and cause each depository institution or securities intermediary which maintains any lock box, bank account, deposit account or securities account on behalf of any Obligor to enter into, a Control Agreement covering each such lock box, bank account, deposit account or securities account and the Obligors shall open any deposit or other bank account or securities account only with the Collateral Trustee’s prior written consent ; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Obligors shall be permitted to maintain deposit accounts (other than the BNY Concentration Account) not subject to the Collateral Trustee’s control so long as the Obligors are in compliance with Section 4B.05(c) hereof at all times.

Section 4A.14.            Payment of Notes; Additional Amounts.

(a)           The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, the Parent or one of their respective Subsidiaries, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

(b)           The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the Post-Default Rate; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate.

(c)           Break Funding Payments.  In the event of (i) the payment of any principal of any Note (including as a result of an Event of Default) or (ii) the failure to redeem any Note on the date specified in any notice of redemption delivered pursuant to Article Three hereof or that is otherwise required to be redeemed, then, in any such event, the Issuer shall compensate each Holder for the loss, cost and expense attributable to such event, as reasonably determined by such Holder in a manner consistent with its customs and practices.  In the event that any Holder is entitled to receive reimbursement pursuant to this Section 4A.14(c), such Holder shall deliver a reasonably detailed certificate to the Issuer setting forth the amount or amounts that such Holder is entitled to receive, which certificate shall be conclusive absent manifest error.  The Issuer shall pay such Holder such amount or amounts within ten (10) days after receipt of such certificate.

50

(d)           Taxes.

(i)           Any and all payments by or on account of any Obligations of the Issuer hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Issuer shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (x) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4A.14(d)) all Holders receive an amount equal to the sum they would have received had no such deductions been made, (y) the Issuer shall deduct all indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes applicable to additional sums payable under this Section 4A.14(d)) and (z) the Issuer shall pay the full amount of the Indemnified Taxes and Other Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)           In addition, the Issuer shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii)           The Issuer shall indemnify each Holder and each Affiliate of such Holder, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4A.14(d)) paid by such Holder or Affiliate (and any liabilities, penalties, interest and reasonable expenses arising therefrom, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A reasonably detailed certificate as to the amount of such payment or liability delivered to the Issuer by a Holder, or by the Trustee on behalf of a Holder shall be conclusive absent manifest error.

(iv)           As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Issuer to a Governmental Authority, the Issuer shall deliver to the Trustee or the Holder, as the case may be, on who’s behalf it paid such Taxes the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Trustee or such Holder.

(v)           Any Foreign Holder that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which the Issuer is organized, or any treaty to which such jurisdiction is a party, with respect to payments under the Notes or this Indenture shall deliver to the Issuer (with a copy to the Trustee), at the time or times prescribed by applicable law or reasonably requested by the Issuer, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

51

Section 4A.15.            Maintenance of Office or Agency.

(a)           The Issuer shall maintain an office or agency (which may be an office of the Trustee or an agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b)           The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)           The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.04 of this Indenture.

B. NEGATIVE COVENANTS

Until the Notes issued under this Indenture are no longer outstanding, each Obligor (as to itself and each other Obligor) covenants and agrees that:

Section 4B.01.             Indebtedness.

The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness of the Issuer represented by the Notes issued on the Issue Date;

(b)           Existing Debt on the Issue Date which is set forth in Schedule 4B.01 and has been designated on such schedule as Indebtedness that will remain outstanding following the Effective Time,

(c)           Indebtedness of a Domestic Obligor (other than Parent) to any other Obligor;

(d)           Guarantees permitted under Section 4B.03 hereof;

(e)           Indebtedness of the Issuer represented by the Second Lien Notes issued on the Issue Date and any Second Lien Notes issued as “pay-in-kind” interest in accordance with the terms of the Second Lien Notes;

(f)           Indebtedness in respect of Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Obligors are exposed in the conduct of their business or the management of their liabilities and not for speculative purposes;

52

(g)           Subordinated Indebtedness of the Obligors, provided that (i) at the time of and immediately after giving effect to the incurrence of such Subordinated Indebtedness, no Default shall have occurred and be continuing, (ii) after giving effect to the incurrence of such Subordinated Indebtedness, the Obligors shall be in compliance with the financial covenants set forth in Section 4B.10 hereof on a pro forma basis (recomputed for the most recent period for which financial statements have been delivered under Section 7A.01 hereof to give effect to the incurrence of such Indebtedness as if such Indebtedness had been incurred on the first day of such period), (iii) such Indebtedness shall be unsecured and (iv) the proceeds of such Indebtedness (less any portion thereof required to be applied to redeem the Notes and the Second Lien Notes pursuant to Section 3.08(a)(i)) shall be used by the Obligors to finance Permitted Acquisitions, to fund Capital Expenditures permitted by this Indenture or for working capital purposes of the Obligors;

(h)           Indebtedness consisting of netting services, overdraft protection and similar arrangements in connection with deposit accounts in the ordinary course of business, provided, however, that such Indebtedness is extinguished within fifteen (15) Business Days of its Incurrence;

(i)           Indebtedness consisting of unsecured subordinated promissory notes issued by Parent to directors or employees to finance the purchase or redemption of capital stock of Parent to the extent such purchase or redemption is permitted by Section 4B.06(d) hereof; and

(j)           Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted under clauses (a), (b), (e), (g), (k), (n), (p) or this clause (j) of this Section 4B.01;

(k)           Indebtedness under a revolving credit facility under the Senior Credit Facility in an amount outstanding (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause) at any one time not to exceed $25.0 million; provided that the  amount borrowed under such revolving credit facility must be repaid within 360 days from the day of borrowing and such amount may not be reborrowed until at least three Business Days later;

(l)           unsecured Indebtedness of any Person acquired pursuant to a Permitted Acquisition and existing at the time of such acquisition and not incurred in contemplation thereof;

(m)           Indebtedness constituting the obligation to make purchase price adjustments, earnout obligations and indemnities in connection with a Permitted Acquisition;

53

(n)           Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of any Obligor, in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (n)) not to exceed $1.0 million any time outstanding;

(o)           Indebtedness, including Indebtedness represented by letters of credit for the account of any Obligor, incurred in respect of workers’ compensation claims, performance, proposal, completion, surety and similar bonds and completion guarantees provided by any Obligor in the ordinary course of business; provided, that the underlying obligation to perform is that of such Obligor; provided further, that such underlying obligation is not in respect of Debt for Borrowed Money; and

(p)           other unsecured Indebtedness not otherwise permitted pursuant to this Section 4B.01 in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (p)) not to exceed $1.0 million at any time outstanding.

Section 4B.02.             Liens.

The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):

(a)           Liens created in favor of the Collateral Trustee under the Security Documents for the benefit of the Secured Parties;

(b)           any Lien on any property or asset of any Obligor existing on the date hereof and set forth in Schedule 4B.02, provided that (i) such Lien shall not apply to any other property or asset of any Obligor and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancing and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Obligor in accordance with GAAP;

(d)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, attorneys’, suppliers’ or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including pre judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 6.01 hereof;

54

(e)           pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f)           easements (including reciprocal easement agreements), licenses, rights-of-way, municipal, building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, title defects or other irregularities that were not incurred in connection with and do not secure the Obligations and do not materially and adversely affect the use of the Property encumbered thereby for its intended purposes or materially detract from the value of the Property encumbered thereby;

(g)           Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;

(h)           leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the Property encumbered thereby for its intended purposes, and any precautionary UCC financing statements filed in connection therewith;

(i)           Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection;

(j)           (i) Liens securing the Indebtedness permitted under Section 4B.01 (n), provided that (x) any such Lien attaches to the subject property concurrently with or within ninety (90) says after acquisition thereof, (y) such Lien attaches only to the subject property and (z) the principal amount of such Indebtedness secured thereby does not exceed 100% of the cost of such property, and (ii) Liens arising from Capital Lease Obligation permitted to exist under this Indenture to the extent such Liens attach only to the property that is the subject of such Capital Lease Obligation;

(k)           Liens securing Indebtedness in respect of Hedging Agreements permitted under Section 4B.01(f);

(l)           Liens on any assets acquired pursuant to a Permitted Acquisition and existing on such assets at the time of acquisition thereof; provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than those of the person or assets acquired; and

(m)           Liens securing any Indebtedness that constitutes Permitted Refinancing Indebtedness to the extent the original Indebtedness was secured by Liens or entitled to be secured by Liens pursuant to this Indenture.

55

Section 4B.03.             Contingent Liabilities.

The Obligors shall not, and shall not permit any of their Subsidiaries to, Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a)           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(b)           Guarantees and letters of credit in effect on the date hereof which are disclosed in Schedule 4B.01, and any replacements thereof in amounts not exceeding such Guarantees and letters of credit;

(c)           Guarantees of the Notes and the Second Lien Notes issued on the Issue Date and any related Guarantees in favor of the Collateral Trustee for the benefit of the Notes and the Second Lien Notes;

(d)           Guarantees by any Obligor of Indebtedness of any Obligor to the extent such Indebtedness is otherwise permitted by Section 4B.01;

(e)           Guarantees by any Obligor of obligations (other than Indebtedness) of any Obligor to the extent such obligations are permitted or not restricted by this Indenture; and

(f)           unsecured Guarantees by any Obligor of Indebtedness of the Australian Subsidiary not in excess of $1.0 million.

Section 4B.04.             Fundamental Changes; Asset Sales.

(a)           The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Obligors shall not, and shall not permit any of their Subsidiaries to, acquire any business or property from, or capital stock of, or other equity interests in, or be a party to any acquisition of, any Person except for purchases, licenses or leases of property in the ordinary course of business, Investments permitted under Section 4B.05 hereof, Capital Expenditures permitted under Section 4B.10(d) hereof and Permitted Acquisitions.  The Obligors shall not, and shall not permit any of their Subsidiaries to, form or acquire any Subsidiary; provided that (i) the Obligors may form any Domestic Subsidiary so long as the Obligors comply with Section 4A.09 hereof and (ii) the Obligors may form a Subsidiary organized under the laws of one of the provinces of Canada (other than Quebec), the United Kingdom or Australia so long as the Obligors comply with Section 4A.09 hereof.

56

(b)           The Obligors shall not, and shall not permit any of their Subsidiaries to, convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or property, whether now owned or hereafter acquired (including receivables, Patents, Trademarks, Copyrights and leasehold interests but excluding (x) obsolete or worn-out tangible property, including leasehold interests (other than Material Leasehold Property), or tools, equipment or other tangible property (other than any Material Leasehold Property or Material Owned Property) no longer used or useful in their business and (y) any inventory or other property (other than receivables) sold or disposed of in the ordinary course of business and on ordinary business terms and (z) any lease or license that has expired in accordance with its terms), provided that the Obligors may sublease real property to the extent such sublease would not interfere with the operation of the business of the Obligors.  The Obligors shall not, and shall not permit any of their Subsidiaries to, offer to issue or issue any capital stock or other equity interests of any Obligor, provided that Parent may issue Qualified Equity Interests so long as (A) the proceeds thereof are applied to redeem the Notes to the extent required by Section 3.08 hereof and (B) no Change of Control results therefrom.

(c)           Notwithstanding the foregoing provisions of this Section 4B.04:

(i)           any Domestic Obligor (other than Parent) may be merged or combined with or into any other Domestic Obligor (other than Parent), provided that if such merger involves the Issuer, (x) the Issuer shall be the surviving entity and (y) no Change of Control shall occur;

(ii)           any Domestic Obligor which is a Subsidiary of the Issuer may sell, lease transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Issuer or any other Domestic Obligor which is a Subsidiary of the Issuer;

(iii)           the Obligors may consummate other Dispositions not otherwise permitted by clauses (i) through (ii) of this Section 4B.04(c), provided that the aggregate fair market value of all such assets sold or otherwise disposed does not exceed $500,000; and

(iv)           the Obligors may sell, lease, transfer or otherwise dispose of the property or capital stock (upon voluntary liquidation or otherwise) of any Subsidiary that is not a Material Subsidiary.

Section 4B.05.             Investments; Hedging Agreements; Subsidiary Cash.

(a)           The Obligors shall not, and shall not permit any of their Subsidiaries to, make or permit to remain outstanding any Investment, except:

(i)           (A) Investments existing on the date hereof and set forth on Schedule 4B.05, (B) Investments existing on the date hereof by any Obligor in the equity interests of its Subsidiaries, (C) Investments by Parent in equity interests of the Issuer, (D) Investments by the Issuer in the equity interests of its Subsidiaries that are Domestic Obligors and (E) Investments by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors;

(ii)           Investments consisting of Guarantees permitted by Section 4B.03 hereof and Indebtedness permitted by Section 4B.01(c) hereof;

(iii)          Permitted Investments;

57

(iv)          Permitted Acquisitions;

(v)           Checking and deposit accounts with banks used in the ordinary course of business;

(vi)          Investments by the Obligors in the UK Subsidiary or any Subsidiary which is not an Obligor as of the Effective Time in an aggregate amount not to exceed $750,000 and additional Investments by the Obligors in the UK Subsidiary or any Subsidiary which is not an Obligor after the Effective Time, provided that (w) all such Investments made after the Effective Time are made solely in cash, (x) the aggregate amount of all Investments made by the Obligors in the UK Subsidiary and all Subsidiaries that are not Obligors from and after the Effective Time shall not exceed $2,000,000 in the aggregate at any time, (y) all loans by the Obligors to such Subsidiary shall be evidenced by the Intercompany Note, which Intercompany Note (together with any necessary endorsements) shall have been pledged to the Collateral Trustee and delivered to the Collateral Trustee to be held as Collateral and (z) no Default or Event of Default exists or would immediately result after giving effect to such transaction occurring after the Effective Time;

(vii)         Investments consisting of capital stock or debt securities received in satisfaction of disputes or in connection with the bankruptcy or restructuring of a customer;

(viii)        Deposits or pledges permitted under Section 4B.02(e) hereof; and

(ix)           Other Investments made under this clause (ix) at any one time outstanding not to exceed $10 million.

In determining the amount of Investments permitted under this Section 4B.05(a), (A) the amount of any Investment not constituting Indebtedness outstanding at any time shall be the aggregate Investment by the applicable Person, less all dividends or other distributions on equity or returns of capital received by such Person with respect to that particular Investment and (B) the amount of any Investment constituting Indebtedness outstanding at any time shall be the outstanding principal balance of such Indebtedness at such time plus all accrued and unpaid interest thereon.

(b)           The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements permitted by Section 4B.01(f) hereof.

(c)           The Obligors shall not permit the sum of (i) the aggregate amount of funds on deposit in all deposit accounts, bank accounts and securities accounts of the Obligors which are not subject to First Priority Liens and Control Agreements in favor of the Collateral Trustee plus (ii) the amount funds on deposit in all deposit accounts, bank accounts and securities accounts of any Subsidiary which is not an Obligor shall not exceed $750,000 at any time.

58

Section 4B.06.             Restricted Junior Payments.

The Obligors shall not, and shall not permit any of their Subsidiaries to declare or make any Restricted Junior Payment at any time; provided, however, that:

(a)           any Subsidiary of a Domestic Obligor (other than Parent) may pay or make dividends and distributions to such Domestic Obligor (other than Parent);

(b)           so long as no Default has occurred and is continuing or would result therefrom, Parent may redeem its capital stock solely in exchange for other capital stock of Parent constituting Qualified Equity Interests;

(c)           the Issuer may make dividends or other distributions to Parent (i) in amounts required for Parent to pay income and similar Taxes imposed directly on Parent to the extent such Taxes are directly attributable to the income of Parent and its Subsidiaries (including by virtue of Parent being the common parent of a consolidated or combined tax group of which the Issuer and its Subsidiaries are members), (ii) in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its existence and (iii) solely to permit Parent to pay, as and when due and payable, obligations incurred in the ordinary course of its business but only to the extent relating to activities otherwise permitted under this Indenture;

(d)           Parent may redeem (and the Issuer may make dividends and distributions to Parent in amounts sufficient to enable Parent to redeem) any of its capital stock or warrants or options to acquire any of its capital stock owned by any terminated employee, provided that (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, (ii) after giving effect to such payment, the Obligors are in compliance on a pro forma basis with the financial covenants set forth in Section 4B.10 hereof (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto), (iii) the aggregate amount of all such payments (whether made in cash, by the issuance of Indebtedness or otherwise) shall not exceed $2,000,000 and (iv) the aggregate amount of all such payments made in cash shall not exceed $500,000;

(e)           Parent may pay or make dividends and distributions to the holders of its capital stock solely in the form of Qualified Equity Interests, and (ii) Issuer may pay or make dividends and distributions to the holders of its capital stock solely in the form of Qualified Equity Interests, provided that they are pledged to the Collateral Trustee, for the benefit of the Holders, as security for the Notes pursuant to a Security Agreement reasonably satisfactory to Collateral Trustee; and

(f)           the applicable Obligor may pay as and when due and payable regularly scheduled interest in respect of Subordinated Indebtedness and the Issuer may redeem Second Lien Notes in accordance with Section 3.08(a)(vii) of the Second Lien Notes Indenture.

59

Section 4B.07.             Transactions with Affiliates.

Except as expressly permitted by this Indenture, the Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate); provided that:

(i)           any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Obligor, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof;

(ii)           the Obligors may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 4B.07 or are referred to in Section 4B.06 hereof (but only to the extent specified in such section);

(iii)           the Obligors may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Obligors than those likely to be obtained in an arms’ length transaction between an Obligor and a non-affiliated third party, so long as the Obligors deliver to the Trustee (A) with respect to any Affiliate transaction effected pursuant to this clause (iii) involving aggregate consideration in excess of $5,000,000, a resolution of the Board of Directors of the applicable Obligor set forth in an officers’ certificate certifying that such Affiliate transaction complies with this clause (iii) and that such Affiliate transaction has been approved by a majority of the disinterested members of the Board of Directors of such Obligor and (B) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $15,000,000, an opinion as to the fairness to the applicable Obligor of such Affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(iv)           the Obligors may engage in transactions among Obligors;

(v)           the Obligors and their Subsidiaries may engage in compensation and employment arrangements with employees (including issuances of Qualified Equity Interests to employees) in the ordinary course of business and to the extent not otherwise prohibited by this Indenture; and

(vi)           any Obligor and its Subsidiaries may enter into other transactions between an Obligor or its Subsidiary that are entered into in the ordinary course of business and pursuant to the reasonable requirements of the business of such Obligor and its Subsidiary; provided, that such transactions and agreements are on fair and reasonable terms not less favorable to such Obligor than those likely to be obtained in an arms’ length transaction between unrelated parties of equal bargaining power.

60

Section 4B.08.             Restrictive Agreements.

The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Indenture, the Second Lien Note Indenture and the Senior Credit Facility) that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of any Obligor to pay dividends or other distributions to such Obligor with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to any Obligor or the ability of any Obligor to Guarantee Indebtedness of any other Obligor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Indenture, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 4B.08 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Obligor pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Indenture if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

Section 4B.09.             Sale-Leaseback Transactions.

The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangements with any Person whereby any Obligor or such Subsidiary shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.

Section 4B.10.             Certain Financial Covenants.

(a)           Leverage Ratio.  The Obligors shall not permit the Leverage Ratio as of each date set forth below to exceed the ratio set opposite such date below:

Date	Ratio
June 30, 2010	6.59 to 1.00
September 30, 2010	7.92 to 1.00
December 31, 2010	7.71 to 1.00
March 31, 2011	8.08 to 1.00
June 30, 2011	7.82 to 1.00
September 30, 2011	7.61 to 1.00
December 31, 2011	7.47 to 1.00
March 31, 2012	7.12 to 1.00
June 30, 2012	6.84 to 1.00
September 30, 2012	6.63 to 1.00
December 31, 2012	6.39 to 1.00

61

(b)           Interest Coverage Ratio.  The Obligors shall not permit the Interest Coverage Ratio as of each date set forth below to be less than the ratio set forth opposite such date below:

Date	Ratio
June 30, 2010	1.09 to 1.00
September 30, 2010	0.91 to 1.00
December 31, 2010	0.94 to 1.00
March 31, 2011	0.89 to 1.00
June 30, 2011	0.91 to 1.00
September 30, 2011	0.92 to 1.00
December 31, 2011	0.93 to 1.00
March 31, 2012	0.97 to 1.00
June 30, 2012	1.00 to 1.00
September 30, 2012	1.02 to 1.00
December 31, 2012	1.05 to 1.00

(c)           Capital Expenditures.  The Obligors shall not permit the aggregate amount of Capital Expenditures (including those incurred in connection with any Capital Lease Obligations) made by the Obligors and their Subsidiaries during each period of four consecutive fiscal quarters ending on the Measurement Dates set forth below to exceed the amount set forth opposite such Measurement Date below:

Measurement Date	Maximum Capital Expenditure Amount
June 30, 2010	$23,161,000
September 30, 2010	$24,741,000
December 31, 2010	$24,119,000
March 31, 2011	$24,100,000
June 30, 2011	$24,434,000
September 30, 2011	$25,057,000
December 31, 2011	$25,907,000
March 31, 2012	$26,258,000
June 30, 2012	$26,552,000
September 30, 2012	$26,829,000
December 31, 2012	$27,156,000

Section 4B.11.             Lines of Business.

The Obligors shall not, and shall not permit any of their Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the types of businesses engaged in by the Obligors as of the Issue Date and businesses substantially related or incidental thereto.

62

Section 4B.12.             Other Indebtedness.

The Obligors shall not, and shall not permit any of their Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness, except to the extent permitted by Section 4B.06 hereof.

Section 4B.13.             Modifications of Certain Documents.

The Obligors shall not, and shall not permit any of their Subsidiaries to, consent to any amendment, modification, supplement or waiver of any of the provisions of any organizational documents of any Obligor or Subsidiary, any documents or agreements evidencing, governing or securing any Subordinated Indebtedness, or any Second Lien Note Documents; provided, however, that the Obligors may amend any term or provision of their organizational documents so long as such amendment does not materially and adversely affect the interests or rights of Holders of the Notes.  By way of illustration and without limiting the condition set forth in the proviso contained in the immediately preceding sentence, any amendment to any term or provision of any organizational documents of the Obligors pertaining to the rights of holders of preferred equity interests, common equity interests or warrants shall be deemed to materially and adversely affect the interests of the Holders of the Notes to the extent that such amendment confers upon the holders thereof rights which, if exercised against any Obligor, would cause an Event of Default to occur.

Section 4B.14.             Special Restrictions on Parent.

Notwithstanding anything herein to the contrary, Parent shall not (a) engage in any business or activity other than holding title to all of the capital stock or other equity interests of the Issuer, (b) hold any assets except for (i) the capital stock or other equity interests of the Issuer and (ii) cash maintained in the BNY Parent Accounts, provided that each of the BNY Parent Accounts is at all times subject to a First Priority Lien in favor of the Collateral Trustee and covered by a Control Agreement in favor of the Collateral Trustee or (c) incur or permit to exist any Indebtedness or other liabilities (other than Indebtedness under the Restructuring Documents), assume or Guarantee any Indebtedness of any other Person (other than pursuant to the Restructuring Documents) or create, incur, assume or permit to exist any Liens on any or all of its assets (other than the Liens created under the Security Documents), or (d) engage in any activities incidental to the foregoing clauses (a) through (c).

63

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to the Trustee and the Holders, as to itself and each other Obligor, as of the Issue Date and as of each date thereafter on which any of the following representations and warranties are required to be restated or remade (whether in connection with any amendment or waiver of any of the provisions of this Indenture or otherwise), that:

Section 5.01                 Organization; Powers.

Each Obligor and each Subsidiary has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization.  Each Obligor and each Subsidiary has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.02                 Authorization; Enforceability.

This Indenture and the other Restructuring Documents have been duly authorized, executed and delivered by each of the Obligors to the extent each is a party thereto and constitute legal, valid and binding obligations of each such Obligor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03                 Governmental Approvals; No Conflicts.

(a)           As of the Effective Time, the execution, delivery and performance of this Indenture, the Notes and the other Restructuring Document by the Obligors to the extent each is a party thereto and the consummation of the Restructuring Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, including the Bankruptcy Court, which has not been obtained, except as disclosed on Schedule 5.03, (ii) will not violate any applicable law, policy or regulation or the organizational documents of the Obligors or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Obligors, or any assets, or give rise to a right thereunder to require any payment to be made by the Obligors, and (iv) except for the Liens created by the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Obligors.

(b)           As of the Effective Time, the Confirmation Order has been entered by the Bankruptcy Court, is in full force and effect, and has not been reversed, vacated, modified or stayed, and no application or motion has been filed or served on the Parent or any Subsidiary seeking leave to appeal or a stay pending appeal and the Plan of Reorganization has not been amended, supplemented or otherwise modified, except as would not have a Material Adverse Effect.

64

Section 5.04                 Financial Condition; No Material Adverse Change.

(a)           The Obligors have heretofore provided the following financial statements to the Trustee:

(i)           in Haights Cross Communications, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission, the consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2008, and the related notes thereto, accompanied by the report of Ernst & Young LLP dated May 26, 2009;

(ii)           in Haights Cross Communications, Inc.’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, the unaudited consolidated balance sheets Haights Cross Communications, Inc. and its Subsidiaries as of March 31, 2009 and June 30, 2009, the related unaudited consolidated statements of operations for the three months ended March 31, 2009 and 2008, and for the three and six months ended June 30, 2009 and 2008 and the related unaudited consolidated statements of cash flows for the three months ended March 31, 2009 and 2008 and for the six months ended June 30, 2009 and 2008, and the related notes thereto;

(iii)           in Haights Cross Communications Inc.’s quarterly reports provided to the Informal Committee of Senior Notes (as defined in the Plan of Reorganization), the unaudited consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of September 30, 2009, the related unaudited consolidated statements of operations for the three and nine months ended September 30, 2009 and the related unaudited consolidated statements of cash flows for the three and nine months ended September 30, 2009, and the related notes thereto; and

(iv)           in the Disclosure Statement, the projected consolidated balance sheets of the Parents and its Subsidiaries as of December 31, 2009, 2010, 2011, 2012, 2013 and 2014, and the related projected consolidated statements of income for each of the years ended December 2009, 2010, 2011, 2012, 2013 and 2014, and the related projected consolidated statements of cash flows for each of the years ended December 2009, 2010, 2011, 2012, 2013 and 2014.

The financial statements referred to in clauses (i) and (iii) above were prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved and present fairly, in all material respects, the respective consolidated financial position and results of operations and cash flows of Haights Cross Communications, Inc. and its Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject in the case of unaudited interim financial statements to year-end audit adjustments.  The projected financial statements referred to in clause (iv) above were prepared by the Parent in good faith and were based on estimates and assumptions that were reasonable when made; provided that such projections are not to be viewed as facts and the actual results during the period or periods covered thereby may differ from such projections and the differences may be material.  There is no assurance, representation, warranty or agreement that any projected or forecasted results will be achieved.

65

(b)           Except as disclosed on Schedule 5.04 and except for the filing of the Chapter 11 Cases, since December 31, 2008, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, or prospects of Parent and its Subsidiaries from that set forth in the financial statements referred to in subsection 5.04(a)(i) above.

(c)           None of the Obligors has as of the Issue Date any contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at the end of the respective periods referred to above, or as referred to or reflected or provided for in the financial statements described in this Section 5.04 or in the Disclosure Statement.

Section 5.05                 Properties.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect, each Obligor and each Subsidiary has (i) good title to, or valid and subsisting leasehold interests in, all its Property, and (ii) marketable fee simple title to any owned Real Property Asset.  All machinery and equipment material to the business of the Obligors and the Subsidiaries is in good operating condition (for the purpose for which it is used) and repair (normal wear and tear and immaterial loss from casualty and condemnation excepted), and all necessary replacements of and repairs thereto have been made so as to preserve and maintain in all material respects the value and operating efficiency of such machinery and equipment.

(b)           Set forth on Schedule 5.05 is a complete list of (i) all Copyrights of Recorded Books that have been registered in the United States Copyright Office and (ii) all Patents and Trademarks of the Obligors that have been registered in the United States Patent and Trademark Office.  All registered Copyrights material to the business of the Obligors, if any, are set forth on Schedule 5.05.  Each Obligor owns, or is licensed to use, all Patents, Trademarks and Copyrights and other intellectual property material to its business (“Proprietary Rights”) and, to the Knowledge of the Obligors, the use thereof by the Obligors does not infringe upon the rights of any other Person, except as would not reasonably be expected to result in a Material Adverse Effect.

(c)           As of the Issue Date, Schedule 5.05 contains a true, accurate and complete list of all Real Property Assets, whether owned or leased.  Except as specified in Schedule 5.05, each lease, sublease or assignment of lease (together with all amendments, modifications, supplements, renewals or extensions thereof) affecting any Leasehold Property of the Obligors is in full force and effect and the Obligors have no Knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Obligor or Subsidiary, as applicable, enforceable against such Obligor or Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

66

Section 5.06                 Litigation and Environmental Matters.

(a)           Except for the Disclosed Matters set forth in part (a) of Schedule 5.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Obligors, threatened against or affecting any Obligor or Subsidiary (i) in which any Person has alleged in writing that the use by any Obligor or Subsidiary of any Patent, Trademark or Copyright violates or infringes on the rights of any Person or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth in part (a) of Schedule 5.06).

(b)           Except for the Disclosed Matters set forth in part (b) Schedule 5.06 or except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Obligors and the Subsidiaries (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the Obligors’ and the Subsidiaries’ business to be in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability; (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law or (iv) do not know of any basis for any Environmental Liability.

Section 5.07                 Compliance with Laws and Agreements.

Except as set forth on Schedule 5.07, each Obligor and each Subsidiary is in compliance (a) with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property where such failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) with all indentures, agreements and other instruments binding upon it or its-property, except, in the case of this clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08                 Investment and Holding Company Status.

No Obligor is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

67

Section 5.09                 Taxes.

Except as set forth on Schedule 5.09, each Obligor and each Subsidiary has timely filed or caused to be filed all Tax Returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except for Taxes being contested in good faith by appropriate proceedings for which reserves have been maintained in accordance with GAAP.

Section 5.10                 ERISA.

Except as set forth on Schedule 5.10, no Obligor or Subsidiary has any Pension Plans or Foreign Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  No Obligor or Subsidiary has a present intention to terminate any Pension Plan or Foreign Plan with respect to which any Obligor or Subsidiary would incur a cost to terminate such plan, including amounts required to be contributed to fund such plan on plan termination and all costs and expenses associated therewith, including without limitation attorneys’ and actuaries’ fees and expenses in connection with such termination and a reasonable estimate of expenses and settlement or judgment costs and attorneys’ fees and expenses in connection with litigation related to such termination, that would reasonably expected to result in a Material Adverse Effect.

Section 5.11                 Disclosure.

As of the Effective Time, the Obligors have disclosed to the Holders in the Disclosure Statement and in this Indenture, including the exhibits and schedules hereto, all material agreements, instruments and corporate or other restrictions to which any Obligor or Subsidiary is subject after the Effective Time, and all other matters known to the Obligors, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The Disclosure Statement, as amended and supplemented as of the Effective Time, and the information included in this Indenture, including the exhibits and schedules hereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

Section 5.12                 Capitalization.

As of the Effective Time, after giving effect to the Restructuring Transactions, the capital structure and ownership of the Obligors (other than Parent) and their Subsidiaries are as set forth on Schedule 5.12.  As of the Effective Time, after giving effect to the Restructuring Transactions (including, without limitation, the Rights Offering), to the Knowledge of the Obligors, the identity of each Person who owns of record 10% or more of the issued and outstanding capital stock of Parent and the percentage of the total issued and outstanding capital stock of Parent held by each such Person are set forth on Schedule 5.12.  As of the Effective Time, after giving effect to the Restructuring Transactions, the authorized, issued and outstanding capital stock and equity interests of the Obligors (other than Parent) and their Subsidiaries consists of the capital stock and equity interests described on Schedule 5.12, all of which is duly and validly issued and outstanding, and in the case of any corporation, fully paid and nonassessable.  As of the Effective Time, after giving effect to the Restructuring Transactions, all issued and outstanding capital stock and equity interests of Parent is duly and validly issued and outstanding, and fully paid and nonassessable.  Except as set forth on Schedule 5.12, as of the Issue Date, (x) there are no outstanding Equity Rights with respect to any Obligor (other than Parent) or any Subsidiary and, (y) there are no outstanding obligations of any Obligor or any Subsidiary to repurchase, redeem, or otherwise acquire any shares of capital stock of or other equity interest in any Obligor or any Subsidiary, nor are there any outstanding obligations of any Obligor or any Subsidiary to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Obligor or any Subsidiary.

68

Section 5.13                 Subsidiaries.

(a)           Set forth on Schedule 5.13 is a complete and correct list of all Subsidiaries of the Obligors as of the Issue Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 5.13, (x) each Obligor and its respective Subsidiaries owns, free and clear of Liens (other than Liens in favor of the Collateral Trustee pursuant to the Security Documents and Permitted Liens), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)           Parent is a holding company and is not engaged in any business or activity other than the ownership of its Subsidiaries and other activities related thereto and such other activities and actions as are permitted pursuant to this Indenture or any other Restructuring Documents.

(c)           Except as set forth on Schedule 4B.08, as of the Issue Date, none of the Obligors is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 4B.08 (“Restrictive Agreements”), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

Section 5.14                 Material Indebtedness, Liens and Agreements.

(a)           Part (a) of Schedule 5.14 contains a complete and correct list, as of the Issue Date, of all Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Obligor or any Subsidiary the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $150,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 5.14.  All Indebtedness set forth on part (a) of Schedule 5.14 which is to be paid and discharged in full at the Effective Time is marked with an asterisk (“*”) on Schedule 5.14.

69

(b)           Part (b) of Schedule 5.14 is a complete and correct list, as of the Issue Date, of each Lien (other than the Liens in favor of the Collateral Trustee) securing Indebtedness of any Person and covering any property of the Obligors or their Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 5.14.  Each such Lien set forth on part (b) of Schedule 5.14 which is to be released and discharged at the Effective Time is marked with an asterisk (“*”) on Schedule 5.14.

(c)           Part (c) of Schedule 5.14 is a complete and correct list, as of the date of this Indenture, of each contract and arrangement to which any Obligor or Subsidiary is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect other than purchase orders made in the ordinary course of business and subject to customary terms.

(d)           All agreements listed on Schedule 5.14 are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Obligor or Subsidiary that is a party thereto and, to the Knowledge of the Obligors, binding upon the other parties thereto in accordance with their terms.  The Obligors are not in default under any such agreements, except as would not reasonably be expected to have a Material Adverse agreements.

Section 5.15                 Federal Reserve Regulations.

No Obligor is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).  The Restructuring Transactions, including the issuance of the Notes, the Second Lien Notes and the Warrants, the security arrangements contemplated by the Security Documents, the execution, delivery and performance of the Restructuring Documents and the consummation of all other transactions contemplated by the Restructuring Transactions, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

Section 5.16                 Solvency.

As of the Effective Time and after giving effect to the Restructuring Transactions and the other transactions contemplated hereby:

(a)           the aggregate value of all properties of the Obligors, taken as a whole, at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and other liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Obligors;

(b)           the Obligors will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(c)           the Obligors, on a consolidated basis, will be able to pay their debts and other liabilities as they mature.

70

Section 5.17                 Force Majeure.

Since December 31, 2008, the business, properties and other assets of the Obligors and their Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

Section 5.18                 Labor and Employment Matters.

(a)           Except as set forth on Schedule 5.18, (A) no employee of the Obligors or any Subsidiary is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and the Obligors and their Subsidiaries do not have any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Obligors or their Subsidiaries; (B) the Obligors do not have Knowledge of any pending or threatened representation campaigns, elections or proceedings, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (C) the Obligors do not have Knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (D) no Obligor or Subsidiary has engaged in, admitted committing or been held to have committed any unfair labor practice, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.18, the Obligors and their Subsidiaries are in compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth on Schedule 5.18, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Obligors and their Subsidiaries are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

Section 5.19                 Bank Accounts.

As of the Issue Date, Schedule 5.19 lists all banks, securities intermediaries and other financial institutions at which any Obligor maintains any deposit account, bank account, securities account and/or other account as of the Issue Date, and such Schedule correctly identifies the name and address of each bank, depository, securities intermediary or other financial institution at which any such account is maintained, the name in which each such account is held, a description of the purpose of each such account, and the complete account number.

71

Section 5.20                 OFAC.

No Obligor, nor any Subsidiary of any Obligor (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.  The regulations and executive orders described in clauses (i) through (iii) of the preceding sentence are referred to herein as “OFAC Regulations”.

Section 5.21                 Patriot Act.

The Obligors are in compliance with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, the “FAC Regulations”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Section 5.22                 Trade Relations.

Except as set forth on Schedule 5.22 and except for the filing of the Chapter 11 Cases prior to the Effective Time, there exists no actual or, to the Knowledge of the Obligors, threatened, termination, cancellation or limitation of, or any adverse modification or adverse change in, the business relationship between any Obligor or Subsidiary and any customer or any group of customers whose purchases of goods or services individually or in the aggregate are material to the business of such Obligor or Subsidiary, or with any material supplier, and there exists no present condition or state of facts or circumstances which could materially adversely affect the Obligors or their Subsidiaries or prevent the Obligors or their Subsidiaries from conducting their businesses after the consummation of the Restructuring Transactions in substantially the same manner in which such businesses heretofore have been conducted.

72

ARTICLE SIX
DEFAULTS AND REMEDIES

Section 6.01                 Events of Default.

Each of the following is an “Event of Default”:

(a)           the Obligors shall fail to pay (i) any principal of any Note when the same shall become due and payable, whether at maturity, upon acceleration, redemption or otherwise or (ii) any interest on any Note or any other Obligation (other than any Obligation specified in clause (i) of this Section 6.01(a)) of the Obligors to the Holders within three (3) days after same shall become due and payable;

(b)           any representation or warranty made or deemed made by or on behalf of any Obligor or any Subsidiary in or in connection with this Indenture or any Note Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Indenture, any of the other Notes Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c)           any Obligor (i) shall fail to observe or perform any covenant, condition or agreement contained in Section 4A.03 (with respect to existence), or in any Section of Article 4B (it being expressly acknowledged and agreed that any Event of Default resulting from the failure of such Obligor at any measurement date to satisfy any financial covenant set forth in Section 4B.10 shall not be deemed to be “cured” or remedied solely by such Obligor’s satisfaction of such financial covenant at any subsequent measurement date), (ii) shall fail to observe or perform any covenant, condition or agreement contained in Sections 4A.02, 4A.08, 4A.09 and such failure described in this clause (ii) shall continue unremedied for a period of 10 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer or (iii) shall fail to observe or perform any other covenant, condition or agreement contained in the Indenture (other than those specified in clauses (a), (b) or (c)(i)-(ii) of this Section 6.01) and such failure described in this clause (iii) shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer;

(d)           any Obligor or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any other Note Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer;

73

(e)           any Obligor or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness or any Material Rental Obligation, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;

(f)           any event or condition occurs that results in (i) any Material Indebtedness of any Obligor or any Subsidiary becoming due prior to its scheduled maturity or that enables or permits (disregarding any notice provisions or grace periods in such Material Indebtedness, except with respect to the Second Lien Notes and Indebtedness incurred under clause (k) of Section 4B.01 hereof, for which any notice shall be deemed to have been given on the earlier of the date actually given or 30 days after the underlying event and any grace period shall be deemed to be the lesser of the actual grace period or 30 days) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (ii) the lease with respect to any Material Rental Obligation of any Obligor or any Subsidiary that enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty to such lease to cause such lease to be terminated prior to its scheduled expiration date and such termination was not initiated by the applicable Obligor or Subsidiary and/or is adverse to such Obligor or such Subsidiary;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Obligor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 6.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)           any Obligor or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

74

(j)           a final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has not denied liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Obligor or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Obligor or any Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)           an ERISA Event shall have occurred that, in the reasonable opinion of the Required Holders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)           any of the following shall occur:  (i) the Liens created hereunder or under the First Lien Security Documents shall at any time (other than by reason of the Collateral Trustee relinquishing such Lien) cease to constitute valid and perfected Liens on Collateral intended to be covered thereby having a fair market value of $500,000 in the aggregate; (ii) except for expiration in accordance with its respective terms, (A) this Indenture, (B) any Note, (C) any First Lien Security Document or (D) the Note Documents, taken as a whole, shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Note Document shall be contested by (x) any Person (other than an Obligor, the Trustee or any Required Holder) in good faith or (y) any Obligor;

(m)           there shall occur any loss, theft, damage or destruction of any Collateral not fully covered by insurance and having a fair market value of $1,500,000 in the aggregate;

(n)           any Guarantor shall assert that its obligations under any Note Document shall be invalid or unenforceable; or

(o)           there shall occur any Material Adverse Effect.

Section 6.02                 Acceleration.

In the case of an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof, all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Parent specifying the Event of Default.  Whenever the events or conditions which caused an Event of Default have ceased to exist, the Event of Default shall be deemed not to be continuing.

Section 6.03                 Other Remedies.

(a)           If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest, and Additional Amounts, if any, with respect to, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

75

(b)           The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

Section 6.04                 Waiver of Past Defaults.

(a)           Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of acceleration pursuant to Section 6.02 hereof, and its consequences, and waive any related existing Default or Event of Default (except a continuing Default or Event of Default in the payment of interest or Additional Amounts, if any, or on the principal of the Notes) if:

(i)           the Issuer has paid or deposited with the Trustee a sum sufficient to pay (x) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses and disbursements and advances of the Trustee, it agents and counsel, (y) all overdue interest and Additional Amounts, if any, on all Notes, (z) the principal of and premium, if any, on any Notes that have become due otherwise than by such declaration or occurrence of acceleration and interest and Additional Amounts, if any, thereon at the rate prescribed therefor by such Notes, and (iv) to the extent that payment for such interest is lawful, interest upon overdue interest, if any, at the rate prescribed in Section 4A.14 hereof,

(ii)           all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(iii)           the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(b)           The Issuer shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to any such waiver and attaching copies of such consents.  In case of any such waiver, the Obligors, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.  This Section 6.04 and Section 9.02 hereof shall be in lieu of Section 316(a)(1)(B) of the TIA and such Section 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

76

Section 6.05                 Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

Section 6.06                 Limitation on Suits.

(a)           A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(i)           the Holder gives the Trustee written notice of a continuing Event of Default;

(ii)           the Holders of at least 25% in aggregate principal amount of then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii)           such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(iv)           the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(v)           during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

Such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Amounts, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

(b)           A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07                 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, interest on, and Additional Amounts, if any, with respect to, the Note, on or after the respective due dates expressed in the Note (including in connection with any redemption required under Section 3.08 hereof), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

77

Section 6.08                 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(g) or (h) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, interest, and Additional Amounts, if any, remaining unpaid on the Notes and interest on overdue principal and premium, if any, and, to the extent lawful, interest and Additional Amounts, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09                 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer or any Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10                 Priorities.

(a)           If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities Incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, and Additional Amounts, if any, respectively; and

78

Third:  the balance, if any, to the Issuer or to such party as a court of competent jurisdiction shall direct.

(b)           The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11                 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than ten percent in principal amount of the then outstanding Notes.

ARTICLE SEVEN
TRUSTEE

Section 7.01                 Duties of Trustee.

Except to the extent, if any, provided otherwise in the Trust Indenture Act of 1939 (as from time to time in effect):

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(i)           the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

79

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)           this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)          the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii)         the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

Section 7.02                 Certain Rights of Trustee.

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

80

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by two Officers of the Issuer.

(f)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.  In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) for any action it takes or omits to take, even if the Trustee has been advised of the likelihood of such loss or damage.

(g)           The Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or written notice of such default or Event of Default is received by the Trustee at the corporate trust office of the Trustee, and such notice references the securities of this Indenture.

Section 7.03                 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest as described in the Trust Indenture Act of 1939 (as in effect at such time), it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04                 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05                 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders of Notes a notice of the Default or Event of Default within 90 days after actual notice to or knowledge by the Trustee.  Except in the case of a Default or Event of Default in payment of principal, premium, if any, interest or Additional Amounts, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

81

Section 7.06                 Reports by Trustee to Holders of the Notes.

(a)           Within 60 days after each May 31 beginning with the May 31 following the date hereof, and for so long as Notes remain outstanding, the Trustee shall deliver to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

(b)           A copy of each report at the time of its delivery to the Holders of Notes shall be delivered to the Issuer and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

Section 7.07                 Compensation and Indemnity.

(a)           The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Issuer.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and legal counsel.

(b)           The Obligors shall indemnify the Trustee for, and hold it harmless against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against any Obligor (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, any Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, or willful misconduct.  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve any Obligor of its obligations hereunder unless and to the extent failure to notify the Issuer materially impairs such Obligor’s ability to defend such claim.  Such Obligor shall defend the claim and the Trustee shall cooperate in the defense.  Neither Issuer nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)           The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(d)           To secure the Issuer’s and Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

82

(e)           When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) and (h) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and legal counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)           The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08                 Replacement of Trustee.

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)           The Trustee may resign by notifying the Issuer in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon 30 days notice by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(i)           the Trustee fails to comply with Section 7.10 hereof;

(ii)          the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)          a custodian or public officer takes charge of the Trustee or its property; or

(iv)          the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)           If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

83

(f)           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall deliver a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09                 Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

Section 7.10                 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or other institution organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $150.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11                 Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.  The Trustee hereby waives any right to set-off any claim that it may have against the Issuer in any capacity (other than as Trustee and Paying Agent) against any of the assets of the Issuer held by the Trustee; provided, however, that if the Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be pari passu with the Notes, then such waiver shall not apply to the extent of such Indebtedness.

Section 7.12                 No Representation by Trustee.

The recitals and statements contained herein (except the name, address and jurisdiction of organization of the Trustee) and in the Notes (other than the Trustee’s authentication of the Notes) shall be taken as the recitals of and statements of the Issuer, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible for and makes no representations as to the validity or sufficiency of this Indenture or of the Notes (except the Trustee’s certificates of authentication thereof) of any series.  The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof.  The Trustee shall have no duty to ascertain or inquire as to the performance of the Issuer’s covenants in Article Four hereof or otherwise established by the terms of the Notes.

84

ARTICLE EIGHT
CONDITIONS TO ISSUANCE OF THE NOTES

Section 8.01                 Conditions Precedent to the Issuance of the Notes.  The authentication and issuance of the Notes is subject to the satisfaction or waiver by the Requisite Plan Support Parties or the Collateral Trustee, as the case may be as further specified below, of each of the following conditions precedent:

(a)           Counterparts of Indenture.  The Trustee shall have received from each party hereto either (i) a counterpart of this Indenture executed on behalf of such party or (ii) written evidence satisfactory to the Trustee (which may include telecopy transmission of an executed signature page of this Indenture) that such party has executed a counterpart of this Indenture.

(b)           Notes.  The Trustee shall have received a duly completed and executed Note for the account of each Holder.

(c)           Existence and Good Standing.  The Requisite Plan Support Parties shall have received such documents and certificates as the Requisite Plan Support Parties may reasonably request relating to the organization, existence and good standing of the Obligors and their Subsidiaries, the authorization of the Restructuring Transactions by the Obligors and the authorization, execution and delivery of the Restructuring Documents by the Obligors to the extent each is a party thereto, all in form and substance reasonably satisfactory to the Requisite Plan Support Parties.

(d)           Security Interests in Personal and Mixed Property.  The Collateral Trustee shall have received the following, each in form and substance reasonably satisfactory to the Collateral Trustee:

(i)           Lien Searches and UCC Termination Statements.  (A) The results of a recent search, by one or more Persons satisfactory to the Collateral Trustee, of all effective UCC financing statements, fixture filings or other comparable filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Obligor, together with copies of all such filings disclosed by such search, and (B) UCC or other comparable termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements, fixture filings or other comparable filings disclosed in such search (other than any such financing statements, fixture filings or other comparable filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Indenture) or if such termination statements cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Notes, an agreement to deliver such termination statements upon receipt by such creditor of payment in full of the amounts due such creditor;

85

(ii)           UCC Financing Statements and Fixture Filings.  UCC financing statements and, where reasonably required by the Collateral Trustee, fixture filings duly authorized by each applicable Obligor with respect to all personal and mixed property Collateral of such Obligor, for filing in all jurisdictions as may be necessary or, in the opinion of the Collateral Trustee, desirable to perfect the security interests created in such Collateral pursuant to the Note Documents;

(iii)           Stock Certificates and Instruments.  The following possessory Collateral (or, if such possessory Collateral cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Notes, an agreement to deliver such possessory Collateral upon receipt by such creditor of payment in full of the amounts due such creditor):  (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, undated and duly endorsed in blank and otherwise reasonably satisfactory in form and substance to the Collateral Trustee) representing all capital stock and other equity interests pledged pursuant to the Security Agreement and the UK Charge Over Shares and (B) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner reasonably satisfactory to the Collateral Trustee) evidencing any Collateral;

(iv)           PTO Cover Sheets, Etc.  All security agreements, cover sheets or other documents or instruments required to be filed with the United States Patent and Trademark Office or United States Copyright Office in order to create or perfect Liens in respect of any Patents, Trademarks or Copyrights; and

(v)           Perfection Certificates.  Perfection certificates dated the Issue Date from each Obligor, in form and substance satisfactory to the Collateral Trustee, duly executed by a Designated Financial Officer of each Obligor.

(e)           Security Agreement.  The Collateral Trustee shall have received from each party thereto a counterpart of the Security Agreement executed on behalf of such party.

(f)           UK Charge Over Shares.  The Collateral Trustee shall have received from Recorded Books a counterpart of the UK Charge Over Shares executed on behalf of such party.

(g)           Mortgage; Etc.  On the Issue Date, the Issuer shall, at its sole cost and expense, deliver to Collateral Trustee:

(i)           a fully executed and notarized Mortgage (the “Issue Date Mortgage”) with respect to the Issue Date Mortgaged Property, in form suitable for filing or recording in all applicable filing or recording offices that the Collateral Trustee may deem reasonably necessary in order to create a valid First Priority Lien, subject to Permitted Liens, in favor of the Collateral Trustee for the benefit of the Holders of the Notes, and evidence that all applicable filing and recording taxes and fees have been paid;

(ii)           a fully paid Mortgage Policy in respect of the Issue Date Mortgaged Property subject to the Issue Date Mortgage in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by a nationally-recognized title insurer, insuring the Issue Date Mortgage to be a valid First Priority Lien on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance as the Collateral Trustee may deem reasonably necessary;

86

(iii)           to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Trustee for the benefit of the Holders and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Collateral Trustee by a land surveyor duly registered and licensed in Maryland and reasonably acceptable to the Collateral Trustee;

(iv)           evidence that the insurance required by Section 4A.05 hereof has been obtained with respect to the Issue Date Mortgaged Property;

(v)            a favorable opinion of Whiteford Taylor & Preston LLP, local Maryland counsel to the Obligors, with respect to the due execution and delivery, authorization, creation, enforceability and perfection of the Issue Date Mortgage on the Issue Date Mortgaged Property and any related fixture filings, and such other matters related thereto as the Collateral Trustee may reasonably request, in form and substance reasonably satisfactory to the Collateral Trustee;

(vi)           evidence that the Issue Date Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as having special flood hazards, or if the Additional Mortgaged Property or any portion thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), evidence that the flood insurance required under Section 4A.05 hereof has been obtained with respect to the Issue Date Mortgaged Property;

(vii)           such other consents, agreements and confirmations of lessees, lessors and other parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create a valid First Priority Lien on the property described in the Issue Date Mortgage has been taken; and

(viii)          upon the reasonable request of the Collateral Trustee, existing environmental and other reports in Issuer’s possession with respect to the Issue Date Mortgaged Property.

(h)           Leases; Landlord’s Waivers and Consents.  In the case of each Material Leasehold Property existing as of the Issue Date, Obligor shall deliver to Collateral Trustee, as soon as reasonably practicable after the Issue Date, but in no event later than 60 days after the Issue Date, copies of the lease and ancillary documentation relating thereto, and all amendments thereto, between the applicable Obligor and the landlord or tenant party thereto, together with a fully executed Landlord’s Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

87

(i)           Evidence of Insurance.  The Collateral Trustee shall have received certificates from the Obligors’ insurance brokers that all insurance required to be maintained pursuant to Section 4A.05 is in full force and effect and that the Collateral Trustee on behalf of the Secured Parties has been named as additional insured or loss payee thereunder to the extent required under Section 4A.05.

(j)           Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc.  The Obligors shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities, including without limitation, the Bankruptcy Court, and all consents of other Persons with respect to Indebtedness, Liens and material agreements listed on Schedule 5.14 (and so identified thereon), in each case that are necessary or advisable in connection with the Restructuring Transactions, the execution, delivery and performance of the Restructuring Documents and the operation of the business of the Obligors as currently conducted and as proposed to be conducted by the Obligors, and each of the foregoing shall be in full force and effect, in each case other than those which the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Restructuring Transactions shall have expired or been terminated without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Restructuring Transactions.  No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(k)           Material Agreements.  The Requisite Plan Support Parties shall have received copies of, and shall be reasonably satisfied with the form and substance of (i) any and all agreements among any of the holders of capital stock or other equity interests in the Obligors, (ii) any stock option plans, phantom stock incentive programs and similar arrangements provided by the Obligors to any Person, (iii) any and all employment contracts with senior management of the Obligors, (iv) any and all management and consulting agreements with any Persons and (v) all agreements set forth on Schedule 5.14, in each case, as such will be in effect from and after the Issue Date.

(l)           Financial Statements; Projections.  The Requisite Plan Support Parties shall have received the certified financial statements and projections referred to in Section 5.04 hereof and the same shall not be materially inconsistent with the information previously provided to the Requisite Plan Support Parties.

(m)           Representations and Warranties.  The representations and warranties of each Obligor set forth in this Indenture and the other Note Documents shall be true and correct in all material respects on and as of the Issue Date, except (i) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date and (ii) that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, subject to the materiality qualification contained therein.

88

(n)           No Defaults.  At the time of, and immediately after giving effect to the issuance of the Notes, no Default shall have occurred and be continuing.

(o)           Financial Officer Certificate.  The Requisite Plan Support Parties shall have received a certificate, dated the Issue Date and executed by a Designated Financial Officer, confirming compliance with the conditions set forth in paragraphs (m) and (n) of this Section 8.01 as of the Issue Date after giving effect to the Effective Time.

(p)           Solvency Certificate.  The Trustee shall have received the Solvency Certificate dated the Issue Date, in substantially the form of Exhibit F hereto, and executed by the Chief Financial Officer of each Obligor.

(q)           No Material Adverse Effect.  There shall have occurred no Material Adverse Effect since December 31, 2008, except for the filing of the Chapter 11 Cases.

(r)           Corporate and Legal Structure and Capitalization.  The Requisite Plan Support Parties shall be reasonably satisfied with the corporate and legal structure and capitalization of each Obligor and each of its Subsidiaries, the Equity Interests in which Subsidiaries is being pledged pursuant to the First Lien Security Documents, including the terms and conditions of the charter, articles, bylaws and each class of Equity Interest in each Obligor and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(s)           Effectiveness of Plan of Reorganization.  The Plan of Reorganization shall have become effective in accordance with its terms.

(t)           The Intercreditor Agreement.  The Collateral Trustee shall have received the Intercreditor Agreement, executed by each party thereto, in form and substance reasonably satisfactory to the Collateral Trustee.

(u)           Opinion of Counsel.  The Trustee and Collateral Trustee shall have received the favorable written opinion (addressed to the Trustee and the Collateral Trustee dated the Issue Date) of (a) Brown Rudnick LLP, special counsel to the Obligors, covering such matters relating to the Obligors, the Note Documents, the other Restructuring Documents or the Restructuring Transactions as the Collateral Trustee or the Trustee shall reasonably request, in form and substance reasonably satisfactory to the Trustee and the Collateral Trustee, and (b) Eversheds LLP, local United Kingdom counsel to the Obligors covering the UK Charge Over Share and such other matters related thereto as the Trustee and the Collateral Trustee shall  reasonably request and in form and substance reasonably satisfactory to the Trustee and the Collateral Trustee.

(v)           Other Documents.  The Trustee, the Collateral Trustee and the Requisite Plan Support Parties shall have received all material contracts, instruments, opinions, certificates, assurances and other documents as the Trustee, the Collateral Trustee or the Requisite Plan Support Parties shall have reasonably requested and the same shall be reasonably satisfactory to each of them.

89

ARTICLE NINE
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01                 Without Consent of Holders of Notes.

(a)           Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors, and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(i)           to cure any ambiguity, defect or inconsistency;

(ii)          to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)         to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, in each case, which is permitted under this Indenture;

(iv)         to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(v)          to comply with the provisions described under Section 4A.09 or Article Ten;

(vi)         to evidence and provide for the acceptance of appointment of a successor Trustee; or

(vii)        to provide for the issuance of Additional Notes in accordance with this Indenture.

(b)           Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of any documents requested under Section 7.02(b) hereof, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02                 With Consent of Holders of Notes.

(a)           Except as otherwise provided in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

90

(b)           The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto.  If a record date is fixed, the Holders on such record date, or its duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

(c)           Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement to this Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

(d)           It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e)           After an amendment, supplement or waiver under this Section becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not:

(i)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)          reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(iii)        change the method of calculating or change the time for payment of interest on any Note;

91

(iv)          waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Amount, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)           make any Note payable in money other than U.S. dollars;

(vi)          make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Amounts, if any, on the Notes;

(vii)         release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(viii)        impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or any Note Guarantee;

(ix)           except as otherwise permitted under Section 4A.09 or Article Ten, consent to the assignment or transfer by the Issuer or any Guarantor of any of their rights or obligations under this Indenture;

(x)           contractually subordinate in right of payment the Notes or any Note Guarantee to any other Indebtedness; or

(xi)           make any change in the preceding amendment and waiver provisions.

Section 9.03                 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a document that complies with the TIA as then in effect.

Section 9.04                 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05                 Notation on or Exchange of Notes.

(a)           The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

92

(b)           Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06                 Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment or supplement to this Indenture or any Note authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer may not sign an amendment or supplemental Indenture or Note until its Board of Directors approves it.  In executing any amendment or supplement or Note, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture, and the Trustee shall be entitled to receive (i) a copy of any Board Resolution passed pursuant to this Section 9.06 and (ii) evidence of any consent of the Holders provided in accordance with Section 9.02.

ARTICLE TEN
NOTE GUARANTEES

Section 10.01               Guarantee.

(a)           Subject to this Article Ten, each of the Guarantors hereby, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of, this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:  (a) the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Subject to Section 6.06 hereof, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

93

(c)           If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02               Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03               Execution and Delivery of Note Guarantee.

(a)           To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

(b)           Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

94

(c)           If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(d)           The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)           If required by Section 4A.09 hereof, the Issuer shall cause such Subsidiaries to execute supplemental indentures to this Indenture and Note Guarantees in accordance with Section 4A.09 hereof and this Article Ten, to the extent applicable.

ARTICLE ELEVEN
COLLATERAL AND SECURITY DOCUMENTS

Section 11.01               Collateral and Security Documents.

[This Section subject to change based on negotiations with any other first lien debt under a credit agreement or otherwise]

(a)           In order to secure the due and punctual payment of the Notes, the Issuer and the Guarantors have entered into and delivered to the Collateral Trustee the Security Agreement and the other First Lien Security Documents, in each case, to which it is a party, to create the Liens on the Collateral securing their respective obligations under the Notes and the Note Guarantees, as well as any other First Lien Secured Debt, in accordance with the terms thereof Pursuant to the provisions of the Intercreditor Agreement, the rights and remedies of the Collateral Trustee and the Holders of the Notes in the Collateral shall be equal and ratable to and pari passu with the other holders of the First Lien Secured Debt Obligations under the First Lien Secured Debt Documents and senior and prior to the holders of the Second Lien Notes.  In the event of a conflict between the terms of this Indenture and the Intercreditor Agreement or any other First Lien Security Documents, the Intercreditor Agreement and other First Lien Security Documents shall control.

(b)           The Issuer and the Guarantors shall comply with all covenants and agreements contained in the First Lien Security Documents the failure to comply with which would have a material and adverse effect on the Liens purported to be created thereby securing the Notes, the Note Guarantees and the other First Lien Secured Debt.

(c)           Until the discharge in full of all the Notes and the other First Lien Secured Debt (whether pursuant to any Insolvency or Liquidation Proceeding or otherwise), all remedies and enforcement actions in respect of the Collateral and any foreclosure actions in respect of any Liens on the Collateral, and all actions, undertakings or consents by the Collateral Trustee in respect of the Collateral shall be undertaken solely at the instruction of the Requisite First Lien Secured Debtholders, including without limitation:

(i)           the exercise or forbearance from exercise of rights and remedies with respect to the Collateral and enforcement of Liens securing First Lien Secured Debt;

95

(ii)           the exercise or forbearance from exercise of rights and powers of a holder of capital stock included in the Collateral;

(iii)          the acceptance of Collateral in full or partial satisfaction of the First Lien Secured Debt; and

(iv)          the exercise and forbearance from exercise of all rights and remedies of a secured party under the UCC or any similar law of any applicable jurisdiction or equity;

provided, however, that any actions constituting a release of all or substantially all of the Collateral shall require the consent of all holders of First Lien Secured Debt, including the Holders of the Notes, and the holders of the Second Lien Notes.

(d)           Until the Notes are discharged in full or are otherwise no longer outstanding, no First Lien Secured Party (including any Holder of Notes) shall have any right to:

(i)           sue, ask or demand or join with any other party to cause the Issuer or any of its Guarantors to commence any Insolvency or Liquidation Proceeding that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to any First Lien Secured Party in respect of the Liens granted to the Collateral Trustee in the Collateral under the First Lien Security Documents for the Equal and Ratable benefit of the First Lien Secured Parties;

(ii)           contest any lawful exercise by the Collateral Trustee, acting at the direction of, or as consented to by, the Requisite First Lien Secured Debtholders, of any remedy or foreclosure of the Liens on the Collateral;

(iii)          contest any other request for judicial relief made in any court by the Collateral Trustee at the direction of, or as consented to by, the Requisite First Lien Secured Debtholders, or

(iv)          oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of Liens granted to the Collateral Trustee in the Collateral under the Security Documents for the Equal and Ratable benefit of First Lien Secured Parties in any Insolvency or Liquidation Proceeding.

Notwithstanding the foregoing, any First Lien Secured Party or Debt Representative may take any actions and exercise any and all rights available to a holder of unsecured claims so long as not in contravention of the restrictions set forth above, including the commencement of an Insolvency or Liquidation Proceeding against the Issuer or any of our Guarantors as an unsecured creditor or any suit to enforce payment of principal, premium, if any, interest and Additional Amounts, if any of any First Lien Secured Debt, including the Notes.

96

Section 11.02               Authorization of Actions to Be Taken.

(a)           Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each First Lien Security Document and the Intercreditor Agreement, in each case, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Trustee and the Trustee to enter into the First Lien Security Documents and the Intercreditor Agreement, and authorizes and empowers the Collateral Trustee and the Trustee to perform their respective obligations, exercise its rights and powers and take any action permitted or required thereunder.

(b)           Each of the Collateral Trustee and the Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Intercreditor Agreement and the First Lien Security Documents and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c)           If an Event of Default occurs under this Indenture, the Trustee shall deliver to the Collateral Trustee a written notice of such Event of Default.  [If, as a result of delivering such notice to the Collateral Trustee, the Trustee becomes the Controlling Debt Representative, then subject to Article Seven hereof and the Intercreditor Agreement, the Trustee, pursuant to the direction of Holders representing a majority of principal amount of Notes outstanding, shall or, in its sole discretion and without the consent of the Holders of Notes, may direct the Collateral Trustee with respect to any action, omission, forbearance, enforcement or exercise of remedies with respect to the Collateral for purposes of any Enforcement Action.  Subject to the terms of the Intercreditor Agreement, each of the Collateral Trustee and the Trustee is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens securing the Notes and the Note Guarantees or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the First Lien Security Documents or this Indenture, and such suits and proceedings as it may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral and the interests of any other First Lien Secured Parties, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens securing the First Lien Secured Debt or be prejudicial to the interests of Holders of Notes, any other First Lien Secured Parties, the Collateral Trustee or the Trustee.

Section 11.03               Application of Proceeds of Collateral.

Upon any realization upon the Collateral, the proceeds thereof shall be applied in accordance with the terms of the Intercreditor Agreement and the Security Documents.

97

Section 11.04               Possession and Use of Collateral.

Unless an Event of Default shall have occurred and be continuing, subject to the terms of the First Lien Secured Debt Documents, the Second Lien Note Indenture and the Security Documents, the Issuer and the Guarantors shall have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any Collateral delivered to the Collateral Trustee or the Trustee in accordance with the provisions of the First Lien Secured Debt Documents, the Second Lien Note Indenture or the Security Documents and other than as set forth in the First Lien Secured Debt Documents, the Second Lien Note Indenture or the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Section 11.05               Trust Indenture Act Requirements; Opinion of Counsel; Certificates of the Issue.

The Issuer and the Guarantors shall furnish to the Collateral Trustee and the Trustee on or prior to July 1 of each year beginning with July 1, 2010, an Opinion of Counsel, dated as of such date, either (a) stating that, in the opinion of such counsel, (i) action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of this Indenture, all supplemental indentures, financing statements, continuation statements or notices, recordings or other instruments of further assurance as is necessary to maintain the Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and (ii) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and perfect the Liens securing the First Lien Secured Debt, to the extent the Liens securing the First Lien Secured Debt can be perfected by the filing of a financing statement; or (b) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens securing the First Lien Secured Debt as effective and perfected.  The Issuer and the Guarantors shall otherwise comply with the provisions of TIA Section 314(b).  In addition, to the extent applicable, the Issuer and the Guarantors shall cause TIA Section 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Liens securing the First Lien Secured Debt or relating to the substitution therefor of any property or securities to be subjected to the Liens securing the First Lien Secured Debt, to be complied with.  Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Issuer, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert reasonably satisfactory to the Trustee.  The determination as to whether an independent Person needs to sign such certificate or opinion shall be made by the Issuer and the Collateral Trustee shall have no responsibility related thereto.  Notwithstanding anything to the contrary in this Article 11, the Issuer shall not be required to comply with all or any portion of TIA Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(d) is inapplicable to one or a series of released Collateral.

98

Section 11.06               Further Assurances.

(a)           Subject to the terms of the Intercreditor Agreement, each of the Issuer and the Guarantors shall, at its own expense, promptly execute and deliver or otherwise authenticate all further instruments and documents and take all further action that may be necessary or desirable or that the Collateral Trustee may request, in order to perfect any pledge or security interest granted to purposed to be granted under the First Lien Security Documents to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder and under the First Lien Security Documents with respect to any Collateral of such grantor.  Without limiting the generality of the foregoing, each of the Issuer and the Guarantors shall at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Trustee from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the Liens securing Notes, the Note Guarantees and any other First Lien Secured Debt, which the Collateral Trustee deems reasonably appropriate or advisable to perfect, preserve or protect its Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt in the Collateral.

(b)           [To the extent that any Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt are not perfected as of the Issue Date (other than as permitted in the Intercreditor Agreement or any First Lien Security Document) the Issuer will take such action as to have such Liens perfected prior to the date that is [90] days from the Issue Date.]

Section 11.07               Release of Collateral.

(a)           The Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt on the Collateral shall be automatically terminated and released without further action by any party, in whole or in part:  (i) upon any sale or disposition of any portion of Collateral in compliance with the Security Documents and Sections 3.08(a)(iii) and 4B.04 hereof; (ii) upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture; (iii) prior to an Enforcement Action, (x) with respect to a release of less than all or substantially all of the Collateral, with the consent Requisite First Lien Secured Debt Holders or as otherwise may be required by the terms of the Security Documents and (y) with respect to a release of all or substantially all of the Collateral, with the consent of all holders of First Lien Secured Debt, including the Holders of the Notes, and the holders of the Second Lien Notes; and (iv) to the extent any Collateral becomes Excluded Assets.

(b)           Without the necessity of any consent of or notice to the Trustee or any Holder of the Notes, the Issuer or any Guarantor may request and instruct the Collateral Trustee to, on behalf of each holder of First Lien Secured Debt Obligations, (A) execute and deliver to the Issuer or any Guarantor, as the case may be, for the benefit of any Person, such release documents as may be reasonably requested, of all Liens held by the Collateral Trustee in any Collateral securing the First Lien Secured Debt Obligations, and (B) deliver any such assets in the possession of the Collateral Trustee to the Issuer or any Guarantor, as the case may be; provided that any such release complies with the terms of this Indenture, the Intercreditor Agreement and the First Lien Security Documents.

99

(c)           The release of any Collateral from the Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt or the release of, in whole or in part, the Liens securing the First Lien Secured Debt created by any of the First Lien Security Documents, will not be deemed to impair the Liens securing the First Lien Secured Debt in contravention of the provisions hereof if and to the extent the Collateral or the Liens securing the First Lien Secured- Debt are released pursuant to the terms of this Indenture, the Intercreditor Agreement and the applicable First Lien Security Documents.  Each of the Holders of the Notes acknowledge that a release of Collateral or Liens securing the Notes, the Note Guarantees and any other First Lien Secured Debt strictly in accordance with the terms of this Indenture, the Intercreditor Agreement and the First Lien Security Documents will not be deemed for any purpose to be an impairment of the First Lien Security Documents or otherwise contrary to the terms of this Indenture.

Section 11.08               Amendments to First Lien Secured Debt Documents.

[The First Lien Secured Debt Documents with respect to each Class of First Lien Secured Debt, including the Notes and this Indenture, are permitted to be amended or modified in accordance with their terms, without the consent of (or any action by) the Requisite First Lien Secured Debtholders, so long as such amendments and modifications do not contravene the Intercreditor Agreement; provided that in no event shall any amendment or modification to any First Lien Secured Debt Document (i) increase the aggregate principal amount of First Lien Secured Debt that may be incurred and secured Equally and Ratably with the first priority Lien on the Collateral pursuant to the First Lien Security Documents in excess of the amount permitted to be so incurred and secured Equally and Ratably under this Indenture or (ii) result in a default under any First Lien Secured Debt Document.]

ARTICLE TWELVE
MISCELLANEOUS

Section 12.01               Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 12.02               Notices.

(a)           Any notice or communication by the Issuer or any Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer or any Guarantor:

c/o Haights Cross Operating Company
10 New King Street
White Plains, New York  10604
Facsimile:  (914) 289-9481
Attention:  Mark Kurtz

100

With copies to:

Brown Rudnick LLP
Boston, MA 02111
Facsimile:  (617) 856-8201
Attention:             Steven D. Pohl, Esq.
Mary D. Bucci, Esq.

If to the Trustee:

Wells  Fargo Bank, N.A.
Corporate Trust Services
Sixth & Marquette-MAC N9311-110
625 Marquette Avenue, 11th Fl.
Minneapolis, MN 55479
Attn: J. Sillman
Fax: (612) 667-9825

(b)           The Issuer the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c)           All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

(d)           Any notice or communication to a Holder shall be delivered by first class mail, certified or registered, return receipt requested, electronic transmission, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so delivered to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e)           If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f)           If the Issuer delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and each Agent at the same time.

Section 12.03               Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to its rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

101

Section 12.04               Certificate and Opinion as to Conditions Precedent.

(a)           Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (except with respect to the initial issuance of the Notes), the Issuer shall furnish to the Trustee:

(i)           an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel (who may rely upon an Officers’ Certificate as to matters of fact), all such conditions precedent and covenants have been satisfied.

Section 12.05               Statements Required in Certificate or Opinion.

(a)           Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(i)           a statement that the Person making such certificate or opinion has read such covenant or condition;

(ii)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)           a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv)           a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 12.06               Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

102

Section 12.07               No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  This waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 12.08               Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES EXCEPT TO THE EXTENT THAT THE TIA SHALL BE APPLICABLE.

Section 12.09               Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court has been brought in an inconvenient forum.

Section 12.10               No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.11               Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors.

103

Section 12.12               Severability.

In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.13               Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 12.14               Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer if made in the manner provided in this Section 12.14.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof.  Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c)           Notwithstanding anything to the contrary contained in this Section 12.14, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04 hereof.

104

(d)           If the Issuer shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a resolution of its Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so.  Notwithstanding TIA § 316(c), such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.06 hereof and not later than the date such solicitation is completed.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

(e)           Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(f)           Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 12.15  Benefit of Indenture.

Nothing, in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 12.16  Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

105

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

Very truly yours,

WELLS FARGO BANK, N.A.

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

HAIGHTS CROSS COMMUNICATION, INC.

By:
Name:
Title:

TRIUMPH LEARNING, LLC

By:
Name:
Title:

RECORDED BOOKS, LLC

By:
Name:
Title:

SNEP, LLC

By:
Name:
Title:

EXHIBIT A

[Face of Note]

[IF GLOBAL NOTE, INSERT GLOBAL NOTE LEGEND]

No.	**$_________	**

HAIGHTS CROSS OPERATING COMPANY

Floating Rate Senior Secured Notes due 2013

Issue Date:

Haights Cross Operating Company, a Delaware corporation (the “Company”, which term includes any successor under this Indenture hereinafter referred to), for value received, promises to pay to                                   , or its registered assigns, the principal sum of                                              ($                                  ) on [●], 2013.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

A-1

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the Floating Rate Senior Secured due 2013 described in the within-mentioned Indenture.

Dated:

[•]

as Trustee

By:
Authorized Signatory

A-2

[Reverse Side of Note]

HAIGHTS CROSS OPERATING COMPANY

Floating Rate Senior Secured Notes due 2013

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           (a) Interest.  The Issuer promises to pay interest on the principal amount of this Note at a rate per annum equal at all times during each Interest Period to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (each such date on which interest shall be paid, an “Interest Payment Date”); provided that all accrued interest on the Notes shall be payable on each date that any portion of the principal of such Note shall be payable hereunder and on the Maturity Date.  Notwithstanding the foregoing, (i) any portion of the Notes which is not paid when due or within any applicable grace or cure period shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 6.01 of the Indenture shall have occurred and be continuing, the outstanding principal balance of the Notes shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g) or (h) of Section 6.01 of the Indenture), following written notice delivered to the Issuer from the Trustee at the request of Holders representing 25% or more of the outstanding principal amount of Notes , the outstanding principal balance of the Notes shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The LIBOR Rate shall be determined by the Trustee, and such determination shall be conclusive absent manifest error.  Promptly after receipt of a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Trustee shall give notice to the Issuer and the Holders of the applicable Interest Period and the applicable interest rate determined by the Trustee for purposes of this Section 1.

(b) Additional Amounts.  Holders of Notes shall be entitled to Additional Amounts at such time, in such amounts and in such manner prescribed by subsections (b), (c) and (d) of Section 4A.14 of the Indenture.

A-3

2.           Method of Payment.  The Issuer shall pay interest on the Notes (except defaulted interest) and Additional Amounts, if any, to the Persons who are registered Holders of Notes at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and Additional Amounts, if any, and interest at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and to any Holder of Notes which shall have provided wire transfer instructions to the Issuer or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.           Paying Agent and Registrar.  Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer, the Parent or any of their respective Subsidiaries may act in any such capacity.

4.           Indenture.  The Issuer issued the Notes under an Indenture dated as of [●], 2010 (“Indenture”) among the Issuer, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

5.           Redemption.  At any time, the Issuer shall have the option to redeem the Notes, in whole or in part, pursuant to Section 3.07 of the Indenture.  The Notes are subject to the mandatory redemption pursuant to Section 3.08 of the Indenture.

6.           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture.  The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer is not required to transfer or exchange any Note selected for redemption.  Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.  Transfer may be restricted as provided in the Indenture.

7.           Persons Deemed Owners.  The registered Holder of a Note shall be treated as its owner for all purposes.

8.           Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).  Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the legal rights under the Indenture of any such Holder.

A-4

9.           Defaults and Remedies.  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to any Obligor or any Subsidiary as provided in Section 6.01(g) and (h), all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Additional Amounts) if it determines that withholding notice is in their interest.  Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of acceleration pursuant to Section 6.02 of the Indenture, and its consequences, and waive any related existing Default or Event of Default if certain conditions are satisfied.

10.           Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

11.           No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

12.           Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

13.           CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

A-5

14.           Guarantee.  The Issuer’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors as provided in Article Ten of the Indenture.

15.           Copies of Documents.  The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Haights Cross Operating Company
10 New King Street, Suite 102
White Plains, New York 10604
Telephone:  (914) 298-9400
Facsimile:  (914) 289-9481
Attention:  Mark Kurtz

A-6

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer.  The agent may substitute another to act for him.

Date:	Your Signature
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*        Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-7

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Note Custodian

A-8

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of                                 , among                                           (the “Guaranteeing Subsidiary”), a subsidiary of Haights Cross Operating Company (or its permitted successor), a Delaware corporation (the “Issuer”), and Wells Fargo Bank, N.A., (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuer and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [•], 2010 providing for the issuance of Floating Rate Senior Secured Notes due 2012 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee.

(a)         In accordance with the terms of Article Ten of the Indenture, the Guaranteeing Subsidiary, along with all other Guarantors, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)          the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof;

B-1

(ii)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  The Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guaranteeing Subsidiary hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)           The Guaranteeing Subsidiary, subject to Section 6.06 of the Indenture, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(d)           The Guaranteeing Subsidiary agrees that if any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)           The Guaranteeing Subsidiary agrees that the Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(f)           The Guaranteeing Subsidiary agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

B-2

(g)           The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of Holders under the Note Guarantee.

(h)           The Guaranteeing Subsidiary confirms, pursuant to Section 10.02 of the Indenture, that it is the intention of such Guaranteeing Subsidiary that its Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Note Guarantee and, to effectuate the foregoing intention, hereby irrevocably agrees that the obligations of such Guaranteeing Subsidiary will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guaranteeing Subsidiary that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article Ten of the Indenture, result in the obligations of such Guaranteeing Subsidiary under its Note Guarantee not constituting a fraudulent transfer or conveyance.

3.           No Recourse Against Others.  Pursuant to Section 12.07 of the Indenture, no director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of such Guaranteeing Subsidiary under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.

4.           NEW YORK LAW TO GOVERN.  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE EXCEPT TO THE EXTENT THAT THE TIA SHALL BE APPLICABLE.

5.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.           Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

B-3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                      ,

[Guaranteeing Subsidiary]

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Trustee

By:
Name:
Title:

B-4

EXHIBIT G
to
Disclosure Statement:
New Second Lien Note Indenture

HAIGHTS CROSS OPERATING COMPANY

FLOATING RATE SECOND PRIORITY SECURED SUBORDINATED NOTES DUE 2014
_______________________

Indenture

Dated as of [●], 2010
_______________________

WELLS FARGO BANK, N.A.

Trustee
_______________________

i

Section 4A.04.	Payment of Obligations	46
Section 4A.05.	Maintenance of Properties; Insurance	47
Section 4A.06.	Books and Records; Teleconference Call with Holders	47
Section 4A.07.	Fiscal Year	48
Section 4A.08.	Compliance with Laws	48
Section 4A.09.	Certain Obligations Respecting Subsidiaries	48
Section 4A.10.	ERISA	49
Section 4A.11.	Environmental Matters; Reporting	49
Section 4A.12.	Matters Relating to Additional Real Property Collateral	50
Section 4A.13.	Cash Deposits; Bank Accounts and Securities Accounts	52
Section 4A.14.	Payment of Notes; Additional Amounts	52
Section 4A.15.	Maintenance of Office or Agency	53

B. NEGATIVE COVENANTS

Section 4B.01.	Indebtedness	54
Section 4B.02.	Liens	56
Section 4B.03.	Contingent Liabilities	57
Section 4B.04.	Fundamental Changes; Asset Sales	58
Section 4B.05.	Investments; Hedging Agreements; Subsidiary Cash	59
Section 4B.06.	Restricted Junior Payments	60
Section 4B.07.	Transactions with Affiliates	61
Section 4B.08.	Restrictive Agreements	63
Section 4B.09.	Sale-Leaseback Transactions	63
Section 4B.10.	Certain Financial Covenants	63
Section 4B.11.	Lines of Business	64
Section 4B.12.	Other Indebtedness	65
Section 4B.13.	Modifications of Certain Documents	65
Section 4B.14.	Special Restrictions on Parent	65

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES

Section 5.01	Organization; Powers	66
Section 5.02	Authorization; Enforceability	66
Section 5.03	Governmental Approvals; No Conflicts	66
Section 5.04	Financial Condition; No Material Adverse Change	66
Section 5.05	Properties	68
Section 5.06	Litigation and Environmental Matters	69
Section 5.07	Compliance with Laws and Agreements	69
Section 5.08	Investment and Holding Company Status	69
Section 5.09	Taxes	69
Section 5.10	ERISA	70
Section 5.11	Disclosure	70
Section 5.12	Capitalization	70
Section 5.13	Subsidiaries	71
Section 5.14	Material Indebtedness, Liens and Agreements	71

ii

iii

iv

EXHIBITS

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF SUPPLEMENTAL INDENTURE

Exhibit C	FORM OF COMPLIANCE CERTIFICATE

Exhibit D	FORM OF INTERCOMPANY NOTE

Exhibit E	FORM OF LANDLORD’S WAIVER AND CONSENT

Exhibit F	FORM OF INTERCREDITOR AGREEMENT

Exhibit G	FORM OF MORTGAGE

SCHEDULES

Schedule 1.01(a)	Leasehold Property

Schedule 1.01(b)	Permitted Holders

Schedule 4A.01	Financial Matters

Schedule 4B.01	Indebtedness

v

Schedule 4B.02	Permitted Liens

Schedule 4B.05	Certain Investments

Schedule 4B.07	Permitted Transactions with Affiliates

Schedule 4B.08	Restrictive Agreements

Schedule 5.03	Governmental Approvals

Schedule 5.04	Exception to No MAC

Schedule 5.05	Copyrights, Patents and Trademarks

Schedule 5.06	Disclosed Matters

Schedule 5.07	Compliance with laws and Agreements

Schedule 5.09	Taxes

Schedule 5.10	ERISA

Schedule 5.12	Capitalization

Schedule 5.13	Subsidiaries of the Obligors

Schedule 5.14	Material Indebtedness, Liens and Agreements

Schedule 5.18	Labor and Employment Matters

Schedule 5.19	Bank Accounts

Schedule 5.22	Trade Relations

vi

INDENTURE dated as of [●], 2010 among Haights Cross Operating Company, a Delaware corporation (the “Issuer”), the Initial Guarantors (as defined below) listed on the signature pages hereto and Wells Fargo Bank, N.A., a national banking association, as trustee (the “Trustee”).

The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance from time to time of its Floating Rate Second Priority Secured Subordinated Notes due 2014 to be issued as a single series under this Indenture.  The Initial Guarantors have duly authorized the execution and delivery of this Indenture to provide for a guarantee of the Notes and of certain of the Issuer’s obligations hereunder.  All things necessary to make this Indenture a valid agreement of the Issuer and the Initial Guarantors, in accordance with its terms, have been done.

The Issuer, the Guarantors and the Trustee (as defined below) agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined below) of the Floating Rate Second Priority Secured Subordinated Notes due 2014:

ARTICLE ONE
DEFINITIONS

Section 1.01       Definitions.

“Additional Mortgage” has the meaning ascribed to such term in Section 4A.12(a) hereof.

“Additional Mortgaged Property” means any Material Owned Property or Material Leasehold Property that is now owned or leased, or hereafter acquired, by the Obligors, that becomes subject to an Additional Mortgage under Section 4A.12 hereof.

“Additional Amounts” means any additional amounts which may be due and owing to any Holder pursuant to subsection (b), (c) or (d) of Section 4A.14 hereof.

“Additional Notes” means an unlimited maximum aggregate principal amount of Notes (other than the Notes issued on the date hereof issued under this Indenture in accordance with Sections 2.02 and 4B.01 hereof including, but not limited to, any PIK Notes issued in respect of PIK Interest.

“Affiliate” means, with respect to a specified Person, another Person that controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, “control,” as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” will have correlative meanings.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Applicable Margin” means 13.00% per annum.

1

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Australian Subsidiary” means Wavesound Pty Ltd, a proprietary company organized under the laws of Australia.

“Authentication Order” has the meaning ascribed to such term in Section 2.02 hereof.

“Bankruptcy Code” means title 11, United States Code, as applicable to the Chapter 11 Cases, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any court with jurisdiction over the Chapter 11 Cases.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“BNY” means The Bank of New York Mellon.

“BNY Concentration Account” means deposit account number 8900450355 maintained by the Issuer with BNY and utilized by the Issuer as a concentration account.

“BNY Parent Accounts” means deposit account number 8900538694 maintained by Parent with BNY.

“Board of Directors” means:

(a)           with respect to a corporation, the board of directors of the corporation or, except in the context of the definitions of “Change of Control,” a duly authorized committee thereof;

(b)           with respect to a partnership, the Board of Directors of the general partner of the partnership;

(c)           with respect to a limited liability company, the managing member or members or any controlling committee or board of directors of such company or of the sole member or of the managing member thereof; and

(d)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Board Resolution” means a resolution certified by the Secretary or an Assistant Secretary of the Parent or the Issuer, as applicable, to have been duly adopted by the Board of Directors of the Parent or the Issuer, as applicable and to be in full force and effect on the date of such certification.

2

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided that, when used in connection with the calculation of interest on the Notes, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the sum of the aggregate amount of expenditures made or liabilities incurred during such period (including the aggregate amount of Capital Lease Obligations incurred during such period), without duplication, to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) computed in accordance with GAAP; provided that (a) such term shall not include any such expenditures in connection with any replacement or repair of Property affected by a Casualty Event and (b) such term shall include any Pre-Publication Costs.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Interest” means the portion of interest which the Issuer elects or is required to pay in cash.

“Casualty Event” means, with respect to any Property of any Person, any loss of or damage to, or any condemnation or other taking of, such Property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“Change of Control” means (a) the consummation of any transaction (including without limitation, any merger) the result of which is that any “person” (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act), other than the Principals, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of the outstanding Total Voting Power of Parent on a fully diluted basis; or (b) any event, transaction or occurrence as a result of which a majority of the seats (other than vacant seats) on the Board of Directors of Parent shall be occupied by Persons who were neither (i) nominated by the Board of Directors of Parent, (ii) appointed by directors so nominated nor (iii) designated by one or more of the Principals; or (c) the failure of Parent to own, beneficially and of record, 100% of the outstanding capital stock or other equity interests of the Issuer; or (d) the failure of the Issuer, to own directly or indirectly through one or more Subsidiaries, 100% of the outstanding capital stock or other equity interests of each of the other Obligors (other than Parent) (other than on account of any transaction permitted by Section 4B.04(c) hereof); or (e) the sale of all or substantially all of the business or assets of any Obligor (other than any such sale permitted by Section 4B.04(c) hereof).

“Chapter 11 Cases” means the voluntary cases of the Issuer and certain of the Initial Guarantors filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code prior to the Effective Time.

3

“Class” means, with respect to any Secured Debt or any Secured Parties, the collective group of individual holders of Secured Debt under the same agreements, instruments or other documents governing such Indebtedness, with the Holders of any and all Notes issued under this Indenture considered as one Class, the holders of any and all First Lien Notes issued under the First Lien Note Indenture considered as one Class [the Senior Lenders under the Senior Credit Facility being considered as one Class,] and the lenders or other creditors under each other class of Secured Debt being considered as a separate Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all of the Property in which Liens are purported to be granted under the Security Documents as security for the Obligations of the Obligors under this Indenture, the Notes and the Note Guarantees hereunder and under the Second Lien Note Indenture, the Second Lien Notes and the related Guarantees thereof.

"Collateral Trust Agreement" means the Collateral Trust Agreement dated as of the Issue Date among the Obligors, the trustee under the First Lien Note Indenture, the Trustee, the Collateral Trustee and any other Debt Representative party thereto, as the same may be amended or supplemented from time to time.

“Collateral Trustee” means Wells Fargo Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Compliance Certificate” means a certificate executed by a Designated Financial Officer, in substantially the form of Exhibit C.

“Confirmation Order” means the order of the Bankruptcy Court confirming the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Cash Flow” means the Parent’s net cash provided by operating activities from continuing operations for any four consecutive fiscal quarters as reflected or derived from the Parent’s Consolidated statement of cash flows, less the amount of Capital Expenditures made by the Parent or any of its Subsidiaries during such period, in each case, in accordance with GAAP, and less the aggregate principal amount of any Notes redeemed pursuant to Section 3.08(a)(vii) hereof during such four consecutive fiscal quarters.

“Control Agreement” means with respect to any bank account, other deposit account or securities account of any Obligor, if applicable, an agreement in form and substance substantially similar to Exhibit [●] to the Security Agreement with such modifications as may be reasonable and customary, or any other agreement reasonably satisfactory to the Collateral Trustee, executed and delivered by the applicable Obligors, the depository institution or securities intermediary at which such bank account, other deposit account or securities account is maintained and the Collateral Trustee, pursuant to which such depository institution or securities intermediary shall agree, among other things, to follow instructions regarding such account originated by the Collateral Trustee without further consent of the Obligors, as such agreement may be amended, supplemented or otherwise modified from time to time.

4

“Controlling Debt Representative” has the meaning set forth in the Intercreditor Agreement.

“Copyrights” means all copyrights, whether statutory or common law, owned by or assigned to the Obligors, and all exclusive and nonexclusive licenses to the Obligors from third parties or rights to use copyrights owned by such third parties, including the registrations, applications and licenses listed on Schedule 5.05, along with any and all (a) renewals and extensions thereof, (b) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign copyrights and any other rights corresponding thereto throughout the world.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Issuer.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt for Borrowed Money” of any Person means, at any date of determination, without duplication, the sum of (i) all amounts that, in accordance with GAAP, would be classified as short term or long term debt on a consolidated balance sheet of such Person at such date, (ii) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (iii) all Synthetic Debt of such Person at such date.

“Debt Representative” means, with respect to each Class of Secured Debt, such agent or trustee designated by such Class to represent its interests in respect of the Collateral and such Secured Debt, which in the case of the Notes shall be the Trustee under this Indenture, in the case of the First Lien Notes shall be the trustee under the First Lien Note Indenture, in the case of the Senior Credit Facility, shall be the administrative agent designated pursuant to the Senior Credit Facility, and, in the case of each other Class of Indebtedness of Issuer or the other Obligors, the agent designated with respect thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.07 hereof, substantially in the form of Exhibit A hereto, and such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.04 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

5

“Designated Financial Officer” means any person who is the chief executive officer, chief financial officer, treasurer, president or chairman of Parent or holds one or more of the following offices with respect to the other Obligors:  chief executive officer, chief financial officer, treasurer, president, chairman or chief operating officer.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.

“Disclosure Statement” means the disclosure statement relating to the Plan of Reorganization (including any exhibits and schedules thereto), as amended.

“Disposition” means any sale, assignment, transfer or other disposition of any property (whether now owned or hereafter acquired) by any Obligor to any Person excluding (a) the granting of Liens permitted hereunder and (b) any sale, assignment, transfer or other disposition of (i) any property sold or disposed of in the ordinary course of business and on ordinary business terms, (ii) any property no longer used or useful in the business of the Obligors and (iii) any Collateral pursuant to an exercise of remedies by the Collateral Trustee under any Security Document.

“Domestic Obligor” means an Obligor organized under the laws of the United States, any state thereof or the District of Columbia and having its chief executive office and principal place of business in the United States.

“Domestic Subsidiary” means any Subsidiary of Parent other than a Foreign Subsidiary.

“DTC” means The Depository Trust Company.

“EBITDA” means, for any period, (a) the net income of the Parent and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period, plus, without duplication, (b) to the extent deducted in calculating net income, without duplication, (i) income and franchise taxes and similar charges during such period, (ii) interest and fees in respect of Indebtedness during such period (whether or not actually paid in cash during such period), (iii) depreciation and amortization (including amortization of Pre-Publication Costs) for such period, (iv) amortization of deferred financing costs during such period, (v) net losses related to discontinued operations not to exceed $200,000 during any period of four consecutive fiscal quarters, (vi) Non-Cash Charges, (vii) periodic GAAP restructuring charges (or Restructuring Related Charges), including but not limited to employee severance and relocation costs, lease termination costs, facility moving costs, incurred during any period of four consecutive fiscal quarters beginning with the fiscal quarter ended June 30, 2010, provided that the aggregate amount of such charges shall not exceed $150,000, (viii) dividends (including interest or accretion on the same) paid by Parent during such period on preferred stock of Parent to the extent (but only to the extent) such dividends are permitted to be paid and such preferred stock is permitted to be issued under this Indenture, (ix) any additional costs or expenses incurred or reduced deferred revenue realized during such period that are attributable to the revaluation of Inventory, Pre-Publication Costs or other assets or Deferred Revenue, or any other adjustments in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions, (x) extraordinary loses during such period and (ix) loses incurred during such period in respect of Casualty Events and Dispositions, minus (c) to the extent such items were added in calculating net income (i) extraordinary gains during such period, (ii) gains received during such period in respect of Casualty Events and Dispositions, (iii) non-cash, non-operating income for such period and (iv) interest income for such period; provided, however, that (A) for purposes of determining EBITDA for any period during which a Disposition is consummated, EBITDA shall be adjusted in good faith by the Issuer to give effect to the consummation of the Disposition on a pro-forma basis, as if the Disposition occurred on the first day of such period and (B) for the purposes of determining EBITDA for any period during which any acquisition permitted by this Indenture is consummated, EBITDA shall be adjusted in good faith by the issuer to give effect to the consummation of such acquisition on a pro-forma basis, as if such acquisition occurred on the first day of such.

6

“Effective Time” means the date and time the Plan of Reorganization becomes effective in accordance with the terms thereof.

“Enforcement Action” means any action or decision taken in connection with the exercise of remedial rights of a Secured Party (including in respect of the Collateral pursuant to the Security Documents) following the occurrence and during the continuation of a default under any Secured Debt Document.

“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Obligor directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equally and Ratably” means in reference to the Liens on the Collateral granted to the Collateral Trustee for the benefit of the benefit of holders of the First Lien Notes and any other First Lien Secured Parties or proceeds thereof, as between holders of First Lien Secured Debt, that such Collateral or proceeds thereof will be allocated and distributed to or to the order of the Debt Representative for each Class of First Lien Secured Debt outstanding, for the account of each of the holders of the First Lien Notes and each other holder of First Lien Secured Debt, ratably in proportion to the First Lien Secured Debt (including principal of, interest and premium (if any) on, and other obligations with respect to such Indebtedness (including reimbursement obligations (contingent or otherwise) with respect to outstanding letters of credit and hedging obligations) outstanding and held by each respective holder of First Lien Secured Debt at the time any allocation or distribution in respect of the Collateral is made.

7

“Equity Rights” means, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights, or agreements of any kind (including any stockholders’ or voting trust agreements) for the issuance or sale of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Obligors, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.  Notwithstanding the foregoing, for purposes of any liability related to a Multiemployer Plan under Title IV of ERISA, the term “ERISA Affiliate” means any trade or business that, together with the Obligors, is treated as a single employer within the meaning of Section 4001(b) of ERISA.

“ERISA Event” means (a) a “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder for which the notice requirement has not been waived with respect to any Pension Plan, (b) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan, (d) the incurrence by any Obligor or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, (e) the receipt by any Obligor or any ERISA Affiliate from the PBGC or plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan, (f) the receipt by any Obligor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or any ERISA Affiliate of any notice of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (g) the incurrence by any Obligor, Subsidiary or Affiliate of any liability with respect to any Foreign Plan as a result of any noncompliance with the terms of such Foreign Plan, the failure to satisfy any applicable funding requirements, or any violation of applicable foreign law.

“Event of Default” has the meaning ascribed to such term in Section 6.01 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning assigned thereto in the Security Agreement.

8

“Excluded Taxes” means, with respect to any Holder or any other recipient of any payment to be made by or on account of any Obligation under this Indenture or the Notes, (a) income, net worth or franchise taxes imposed on (or measured by) its net overall income or net worth by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which any of its offices is located or in which it is taxable solely on account of some connection other than the holding or ownership of Notes or the receipt of any payments of principal, interest or premium, if any, under the Notes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Issuer is organized, located, carries on a trade or business, or is deemed to be a resident, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Holder and (d) in the case of a Foreign Holder, any withholding tax that is imposed on amounts payable to such Foreign Holder at the time such Foreign Holder becomes a Holder of Notes or is attributable to such Foreign Holder’s failure to comply with Section 4A.14(d)(v) (excluding, for the avoidance of doubt, a failure attributable to a change in applicable law (including resolutions, rulings, case law and treaties) or interpretations thereof.

“Existing Debt” means Indebtedness of the Obligors existing on the Issue Date after giving effect to the Effective Time which is permitted to remain outstanding after the Issue Date under Section 4B.01 hereof and is listed on Schedule 4B.01.

“Exit Warrants” means warrants for 1,000,000 shares of New Common Stock, such amount equal to 10% of the fully diluted outstanding shares of New Common Stock of Parent as of the Effective Date.

“Exit Warrant Agreement” means the agreement pursuant to which the Exit Warrants will be issued.

“Extraordinary Receipts” means any cash received by any Obligor not in the ordinary course of business, including without limitation (a) Tax refunds in excess of $500,000 received by the Obligors in the aggregate since the Effective Date, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance, but excluding proceeds of Casualty Events), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments and (f) any purchase price adjustment received in connection with any purchase agreement to the extent not needed to reimburse the Obligors for any reasonable and customary out-of-pockets costs and expenses previously incurred by the Obligors with respect to which such purchase price adjustment was received.

“FAC Regulations” has the meaning ascribed to such term in Section 5.21 hereof.

“FCPA” has the meaning ascribed to such term in Section 5.21 hereof.

“First Lien Note Control Agreement” means with respect to any bank account, other deposit account or securities account of any Obligor, if applicable, an agreement in form and substance substantially similar to Exhibit [●] to the First Lien Note Security Agreement with such modifications as may be reasonable and customary, or any other agreement reasonably satisfactory to the Collateral Trustee, executed and delivered by the applicable Obligors, the depository institution or securities intermediary at which such bank account, other deposit account or securities account is maintained and the Collateral Trustee, pursuant to which such depository institution or securities intermediary shall agree, among other things, to follow instructions regarding such account originated by the Collateral Trustee without further consent of the Obligors, as such agreement may be amended, supplemented or otherwise modified from time to time.

9

“First Lien Notes” means the Floating Rate Senior Secured Notes due 2013 issued by the Issuer pursuant to the First Lien Note Indenture, as the same may be amended or supplemented from time to time.

“First Lien Note Documents” means, collectively, the First Lien Notes, the First Lien Note Indenture, the First Lien Note Security Documents and all other material documents, instruments and agreements executed in connection therewith, each as amended or supplemented from time to time in accordance with this Indenture.

“First Lien Note Indenture” means the Indenture dated as of the Issue Date between the Issuer, the Guarantors and Wells Fargo Bank, N.A., as trustee, as the same may be amended or supplemented from time to time, relating to the issuance of the First Lien Notes.

“First Lien Note Mortgage” means (a) a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Obligor to the Collateral Trustee in form and substance satisfactory to the Collateral Trustee, in its reasonable discretion, in order to grant to the Collateral Trustee, for the benefit of the holders of First Lien Notes, a Lien on any Real Property Asset, in each case with such changes thereto as may be reasonably recommended by the Collateral Trustee’s local counsel based on local laws or customary local practices, as such security instrument may be amended, supplemented or otherwise modified from time to time.

“First Lien Note Security Agreement” means the Pledge and Security Agreement dated as of the Issue Date among the Collateral Trustee and the Obligors, relating to the First Lien Notes and the related Guarantees thereof, as amended, supplemented or otherwise modified from time to time.

“First Lien Note Security Documents” means, collectively, the First Lien Note Security Agreement, the First Lien Note Control Agreements, the First Lien Note Mortgage, the Intercreditor Agreement, the Collateral Trust Agreement and each other security agreement, pledge agreement, mortgage or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the First Lien Notes and the First Lien Note Indenture.

“First Lien Secured Debt” means the First Lien Notes issued on the Issue Date, the related Guarantees thereof and Indebtedness incurred under the Senior Credit Facility pursuant to clause (k) of Section 4B.01 hereof in an amount not to exceed $25.0 million, and, in each case, all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any such Indebtedness, all of which may be secured Equally and Ratably with a First Priority Lien on the Collateral pursuant to the First Lien Security Documents.

“First Lien Secured Debt Documents” means the First Lien Notes, the First Lien Note Indenture, the Senior Credit Facility and any other agreements, instruments or other agreements governing such or other First Lien Secured Debt, as amended from time to time.

10

“First Lien Secured Debt Obligations” means the First Lien Secured Debt and all other obligations of the Issuer or any Guarantor under the First Lien Secured Debt Documents.

“First Lien Security Documents” means, collectively, the First Lien Note Security Documents and each other security agreement, pledge agreement, mortgage or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under any other First Lien Secured Debt Document.

“First Lien Secured Party” means each of the holders of the First Lien Notes, the Senior Lenders under the Senior Credit Facility and any other Persons holding First Lien Secured Debt, and each Debt Representative representing the interests of each Class of First Lien Secured Debt and, collectively, the “First Lien Secured Parties.”

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any First Lien Security Document, that such Lien is the most senior Lien to which such Collateral is subject.

“Foreign Holder” means any Holder that is organized under the laws of a jurisdiction other than that in which the Issuer is organized.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” means any employee pension, deferred compensation, or other retirement plan, program, or arrangement (other than a Pension Plan) contributed to or maintained by any Obligor, Subsidiary or Affiliate with respect to any employees employed outside of the United States.

“Foreign Subsidiary” means any Subsidiary of Parent organized in a jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.07(f) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means individually and collectively, each Global Note, substantially in the form of Exhibit A hereto, issued in accordance with Section 2.01, 2.07(b), 2.07(d) or 2.07(g) of this Indenture.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

11

“Guarantee” means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock or equity interests of any Person, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of such debtor’s obligations or an agreement to assure a creditor against loss, and including causing a bank or other financial institution to issue a letter of credit or other similar instrument for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business.  The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligations in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Guarantor” means the Initial Guarantors and any Subsidiary of Parent which becomes a guarantor hereunder after the Issue Date pursuant to Section 4A.09 hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated or subject to regulation pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, for any Person, without duplication:  (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, advance, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than (i) trade accounts payable (other than for borrowed money) arising in the ordinary course of business and paid when due, and (ii) accrued expenses and deferred Taxes incurred and paid in the ordinary course of business; (c) Capital Lease Obligations of such Person; (d) obligations of such Person in respect of Hedging Agreements; (e) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (f) Indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; and (g) Indebtedness of others Guaranteed by such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

12

“Indemnified Taxes” means all Taxes other than (a) Excluded Taxes and Other Taxes and (b) amounts constituting liabilities, penalties or interest imposed with respect to Excluded Taxes or Other Taxes.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Guarantors” means the Parent, Triumph, Recorded Books and SNEP, LLC.

“Insolvency or Liquidation Proceeding” means:  (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Issuer or any Guarantor, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, receivership, liquidation, reorganization or other similar case or proceeding with respect to the Issuer or any Guarantor or with respect to a material portion of the assets of the Issuer or such Guarantor, (iii) any liquidation, dissolution, reorganization or winding up of the Issuer or any of the Guarantors, or (iv) any general assignment for the benefit of creditors or any other marshalling of assets and liabilities of any of the Issuer or any Guarantor.

“Interest Coverage Ratio” means, at any date of determination thereof, the ratio of (a) Net EBITDA for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date to (b) interest payable on, and amortization of debt discount or premium in respect of, all Debt for Borrowed Money, without duplication (not including non-cash pay interest that is payable in kind), in each case, of or by the Parent and its Subsidiaries for or during such period; provided, however, that interest payable and amortization of debt discount or premium for each of the four consecutive fiscal quarterly periods ended June 30, 2010, September 30, 2010 and December 31, 2010 shall be the amount of such expense incurred from the Issue Date through the end of such period annualized for the entire four consecutive fiscal quarterly period.

“Interest Period” means, for each Note, the period commencing on the Issue Date, and ending on the last day of the period selected by the Issuer pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Issuer pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, as the Issuer may, upon notice received by the Trustee not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a)           if the Issuer does not select any Interest Period by such time, then the Interest Period shall be three calendar months;

13

(b)          Interest Periods shall be of the same duration for all Notes;

(c)           whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)          whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Intercreditor Agreement” means the Intercreditor Agreement in the form of Exhibit F annexed hereto.

“Intercompany Note” means the Amended and Restated Subordinated Intercompany Demand Promissory Note substantially in the form of Exhibit D annexed hereto, issued by each Obligor to each other Obligor to evidence the intercompany loans among the Obligors permitted by this Indenture.

“Investment” means, for any Person:  (a) the acquisition (whether for cash, Property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership, limited liability company or other ownership interests or other securities of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business, provided that in no event shall the term of any such inventory or supply advance, loan or extension of credit (other than accounts receivable that may be outstanding at any time or from time to time) exceed 180 days); or (c) the entering into of any Guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.  Notwithstanding the foregoing, Capital Expenditures shall not be deemed “Investments” for purposes hereof.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issue Date” means the date the Notes are originally issued under the Indenture.

“Issue Date Mortgage” has the meaning ascribed to such term in Section 8.01(g)(i) hereof.

14

“Issue Date Mortgaged Property” means the real property owned by Recorded Books located at 270 Skipjack Road, Prince Frederick, Maryland.

“Issuer” means Haights Cross Operating Company, as reorganized pursuant to the Plan of Reorganization, until a successor replaces it pursuant to Section 5.01 hereof and thereafter means the successor.

“Knowledge” means the actual knowledge of the Obligors’ officers and directors (or any of them), after reasonable investigation.

“Landlord’s Waiver and Consent” means, with respect to any Leasehold Property, if applicable, a letter, certificate or other instrument in writing from the lessor under the related lease, in form and substance similar to Exhibit E hereto or any other form reasonably satisfactory to the Collateral Trustee with such modifications as are customary and reasonable and satisfactory to the Collateral Trustee.

“Leasehold Property” means any leasehold interest of any Obligor as lessee or sublessee under any lease or sublease of real property.

“Leverage Ratio” means, at any date of determination thereof, the ratio of Consolidated Debt for Borrowed Money of the Parent and its Subsidiaries at such date to Net EBITDA of the Parent and its Subsidiaries for the period of four consecutive fiscal quarters ending on or most recently ended prior to such date.

“LIBOR Rate” means a rate per annum equal to the greater of (a) the “London Interbank Offered Rate” for the applicable Interest Period published in The Wall Street Journal or (b) 3.0% per annum.  The LIBOR Rate shall be determined as of the Issue Date for the period from the Issue Date through the last Business Day of ___________ 20___ and, thereafter, on the last day of each Interest Period selected by the Issuer in accordance with the definition of “Interest Period” and, once determined, shall remain in effect until the next Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), other than an operating lease, relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, any event, circumstance, happening or condition, which has resulted or is reasonably likely to result in a material adverse effect on (a) the business, assets, condition (financial or otherwise), results of operations or prospects of (i) the Obligors taken as a whole, or (ii) any of the Issuer, Triumph or Recorded Books, individually, (b) the ability of any Obligors, taken as a whole, to pay or perform any of their obligations under this Indenture or the other Note Documents, (c) the validity or enforceability of (i) this Indenture, the Notes or any Security Document, individually, or (ii) the Note Documents, taken as a whole, or (d) any of the material rights of or benefits available to the Trustee, the Collateral Trustee or the Holders under this Indenture or any of the other Note Documents.

15

“Material Indebtedness” means (a) Indebtedness under the First Lien Notes (b) Indebtedness under the Senior Credit Facility and (c) other Indebtedness, including obligations in respect of one or more Hedging Agreements, in an aggregate principal amount exceeding $5.0 million.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Person in respect of a Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person would be required to pay if such Hedging Agreement were terminated at such time.

“Material Leasehold Property” means (a) the Leasehold Property of the Obligors set forth on Schedule 1.01(a) hereto on the Issue Date and (b) any Leasehold Property acquired by the Obligors after the Issue Date (i) having an annual fair market rental value in excess of $1.0 million or (ii) at which the Obligors maintain any books and records or Collateral with a fair market value in excess of $1.0 million in the aggregate.

“Material Owned Property” means (a) the Issue Date Mortgaged Property and (b) any real property owned by any Obligor that is acquired after the Issue Date and that has a fair market value as determined by the Issuer in good faith in excess of $1.0 million.

“Material Rental Obligations” means obligations of the Obligors to pay rent under any one or more operating leases with respect to any Material Leasehold Property.

“Material Subsidiary” means any Subsidiary (i) the total assets of which, together with the total assets of its Subsidiaries, on any date of determination, accounts for at least 5% of the aggregate assets all Obligors or (ii) which, together with its Subsidiaries, has, on any date of determination for the twelve consecutive months most recently then ended, gross revenues that are equal to or greater than 5% of the gross revenues of all Obligors for such period, in each case as determined in accordance with GAAP.

“Maturity Date” means ___________, 2014.

“Mortgage” means a security instrument (whether designated as a deed of trust or a mortgage, leasehold mortgage, assignment of leases and rents or by any similar title) executed and delivered by any Obligor to the Collateral Trustee in substantially the form and substance of Exhibit G attached hereto in order to grant to the Collateral Trustee, for the benefit of the Holders of the Notes, a Lien on any Real Property Asset, in each case with such changes thereto as may be reasonably recommended by the Collateral Trustee’s local counsel based on local laws or customary local practices, as such security instrument may be amended, supplemented or otherwise modified from time to time.  “Mortgages” means all such instruments, including the Issue Date Mortgage and any Additional Mortgages.

16

“Mortgage Policy” has the meaning ascribed to such term in Section 4A.12 hereof.

“Mortgaged Property” means any Issue Date Mortgaged Property and any Additional Mortgaged Property.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means,

(a)           with respect to any Casualty Event, the aggregate amount of cash proceeds of insurance, condemnation awards and other compensation received by the Obligors in respect of such Casualty Event net of (i) reasonable and customary out-of-pocket expenses incurred by the Obligors in connection therewith and (ii) contractually required repayments of Indebtedness to the extent secured by a Lien on such property which is senior to the Lien held by the Collateral Trustee for the benefit of the Holders and (iii) any income and transfer Taxes payable by the Obligors in respect of such Casualty Event;

(b)           with respect to any Disposition, the aggregate amount of all cash payments received by the Obligors directly or indirectly in connection with such Disposition, whether at the time of such Disposition or after such Disposition under deferred payment arrangements or Investments entered into or received in connection with such Disposition (but excluding any and all amounts placed in escrow unless and until released and received in the form of cash), net of (i) the amount of any reasonable and customary legal, title, transfer and recording tax expenses, commissions and other fees and reasonable and customary out-of-pocket expenses payable by the Obligors in connection therewith, (ii) any income and transfer Taxes estimated to be payable by the Obligors as a result thereof, (iii) any repayments by the Obligors of Indebtedness to the extent that such Indebtedness is secured by a Lien on the property that is the subject of such Disposition, such Lien is senior to the Lien held by the Collateral Trustee on such property and the transferee of (or holder of a Lien on) such property requires that such Indebtedness be repaid as a condition to the purchase of such property, and (iv) any repayments by the Obligors to minority stockholders if and to the extent permitted hereby; and

(c)           with respect to any incurrence of Indebtedness or offering of equity securities, the aggregate amount of all cash proceeds received by the Obligors therefrom less all reasonable and customary legal, underwriting and similar fees and reasonable and customary out-of-pocket expenses incurred in connection therewith.

17

“Net EBITDA” means, for any period, the aggregate of (a) EBITDA of Parent and its Subsidiaries for such period minus (b) amortization of Pre-Publication Costs (excluding Non-Cash Charges) plus (c) any additional costs or expenses or amortization incurred during such period that are attributable to the revaluation of Pre-Publication Costs in connection with the fair value fresh-start accounting treatment of the Restructuring Transactions of Parent and its Subsidiaries for such period as determined in accordance with GAAP; provided, however, that Net EBITDA for the fiscal quarters ended September 30, 2009, December 31, 2009 and March 31, 2010 shall be deemed to be $12,764,950, $3,462,776 and $5,789,440, respectively.  [Note: these quarters assume the Company will emerge from bankruptcy during Q1 2010.]

“New Common Stock” means the common stock of Parent, par value $0.01 per share, 18,000,000 shares of which shall be authorized pursuant to the Parent’s Certificate of Incorporation, which common stock shall be the sole class of voting stock of Parent.

“Non-Cash Charges” means goodwill impairment charges, inventory impairment charges, fixed asset impairment charges (including, without limitation, on account of furniture and equipment), Pre-Publication Cost impairment charges, impairment charges relating to other intangible assets and charges and charges relating to grants of shares of capital stock to directors or employers of the Obligors and any of their Subsidiaries.

“Notes” means the Floating Rate Second Priority Secured Subordinated Notes due 2014 of the Issuer issued on the date hereof and any Additional Notes.  The Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.  For purposes of this Indenture, all references to “principal amount” of the Notes shall include any increase in the principal amount thereof in respect of a PIK Interest.

“Note Documents” means this Indenture, the Notes, the Second Lien Security Documents and any other instruments, certificates or documents executed and delivered or to be delivered from time to time pursuant to this Indenture or the Second Lien Security Documents, as the same may be supplemented and amended from time to time in accordance with their respective terms.

“Note Guarantee” means a Guarantee of the Notes pursuant to this Indenture.

“Obligations” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(g) or (h) hereof.  Without limiting the generality of the foregoing, the Obligations of any Obligor under the Note Documents include (a) the aggregate outstanding principal balance of, and all interest and premium, if any, on the Notes (including any interest accruing after the commencement of any proceeding by or against the Issuer under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal, state or foreign bankruptcy, insolvency or other similar law, and any other interest that would have accrued but for the commencement of such proceeding, whether or not any such interest is allowed as a claim enforceable against the Issuer in any such proceeding), and (b) all fees, costs, charges, expenses and other obligations from time to time owing to the Trustee, the Collateral Trustee, the Holders or their respective Affiliates by the Obligors hereunder or under any other Note Document, whether such obligations are now existing or hereafter arising or incurred, due or to become due, direct or indirect or absolute or contingent.

18

“Obligors” means collectively the Issuer and the Guarantors and each, individually, an “Obligor”.

“OFAC Regulations” has the meaning ascribed to such term in Section 5.20 hereof.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Issuer or the Parent, as the case may be by at least two Officers of the Issuer or the Parent as the case may be, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer or the Parent, as the case may be, that meets the requirements of Section 13.05 hereof.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee (who may be counsel to or an employee of the Issuer, the Parent or any of their respective Subsidiaries) that meets the requirements of Section 13.05 hereof.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Indenture and the other Note Documents.

“Parent” means Haights Cross Communications, Inc., a Delaware corporation, as reorganized pursuant to the Plan of Reorganization.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and with respect to DTC, shall include Euroclear and Clearstream).

“Patents” means all patents issued or assigned to and all patent applications made by the Obligors and all exclusive and nonexclusive licenses to the Obligors from third parties or rights to use patents owned by such third parties, including the patents, patent applications and licenses listed on Schedule 5.05, along with any and all (a) inventions and improvements described and claimed therein, (b) reissues, divisions, continuations, extensions and continuations-in-part thereof, (c) income, royalties, damages, claims and payments now and hereafter due and/or payable under and with respect thereto, including damages and payments for past or future infringements thereof, (d) rights to sue for past, present and future infringements thereof, and (e) any other rights corresponding thereto throughout the world.

“Paying Agent” has the meaning ascribed to such term in Section 2.04 hereof.

19

“Pension Plan” means any Plan that is a defined benefit pension plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Obligor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Permitted Acquisition” means any acquisition of any business by any Obligor, whether through a purchase of capital stock or assets or through a merger, consolidation or amalgamation, of another Person (in each case, reasonably related to the business of the Obligors or incidental thereto) and which complies with each of the following:

(a)          such Obligor shall provide the Trustee with a Compliance Certificate and other evidence reasonably requested by the Trustee that, as of the closing date of the proposed acquisition and on a forward twelve (12) month pro forma basis after giving effect to the proposed acquisition, the Obligors will be in compliance with all financial covenants set forth in Section 4B.10 hereof;

(b)          the acquisition is effected in such manner so that the acquired capital stock or assets are owned either by the Issuer or a Domestic Subsidiary of the Issuer which is or shall become an Obligor in accordance with Section 4A.09 hereof and, if effected by merger, consolidation or amalgamation, the Issuer or such Domestic Subsidiary is the surviving, continuing or resulting Person;

(c)          the Obligors and any Subsidiary of any Obligor that is organized, created, acquired, resulting from or otherwise party to such acquisition and that is not already an Obligor hereunder (or that has not otherwise complied with the provisions of Section 4A.09 hereof) shall have complied with the provisions of Section 4A.09 hereof;

(d)          such Obligor shall have delivered to the Trustee and the Collateral Agent evidence that it is acquiring the assets or stock free and clear of all Liens (other than Permitted Liens;

(e)          such Obligor shall have delivered Security Documents and any other documents or agreements requested by the Collateral Trustee to perfect the Collateral Trustee’s Lien (subject only to Permitted Liens) on all such assets or stock acquired or formed by such Obligor in such acquisition;

(f)           the total consideration (including cash, earn-outs and assumption of Indebtedness by any of the obligors or any of their Subsidiaries and/or Indebtedness of any Person acquired) for all such acquisitions during the term of this Indenture shall not exceed $30 million in the aggregate; provided, however, that there shall be no restriction or cap on the amount consideration payable for acquisitions to the extent such consideration takes the form of any of the following:  (i) Subordinated Indebtedness permitted by this Indenture, (ii) additional cash equity contributions to Parent made from the proceeds of Qualified Equity Interests issued by Parent or (iii) consideration payable in the form of Qualified Equity Interests of Parent;

20

(g)          no Default or Event of Default shall exist prior to or will be caused as a result of such acquisition;

(h)          the Acquired EBITDA of the Person (or attributable to the assets) being acquired for the fiscal year then most recently ended shall be not less than $1;

(i)           the assets being acquired (or the assets of the Person being acquired as applicable) shall be located in the United States, Canada, the United Kingdom or Australia and, in the case of an acquisition structured as a stock or other equity acquisition, the entity whose equity interests are being acquired shall be organized under the laws of the United States or any state thereof, Canada, the United Kingdom or Australia (or any state or province thereof); and

(j)           in the case of an acquisition structured as a stock or equity acquisition, the Person so acquired shall become a Wholly-Owned Subsidiary of the Issuer or any other Domestic Obligor which is a Subsidiary of the Issuer or such Person shall be merged with and into a Domestic Obligor (other than Parent), provided that such Domestic Obligor shall be the surviving entity of such merger.

As used in this definition of Permitted Acquisitions, “Acquired EBITDA” shall mean with respect to any acquired Person (or acquired assets, as applicable), for any period, the amount for such period of EBITDA (as defined in this Indenture) of such Person (or attributable to such acquired assets as applicable) (determined using such definition as if references to Obligors therein were to such acquired Person and its Subsidiaries), on a consolidated basis for such acquired Person (or attributable to such acquired assets as applicable) in accordance with GAAP.

“Permitted Investments” means:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard and Poor’s Ratings Service or from Moody’s Investors Service, Inc.;

(c)           investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250 million;

21

(d)          fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e)          advances, loans and extensions of credit to any director, officer or employee of the Obligors, if the aggregate outstanding amount of all such advances, loans and extensions of credit (excluding travel advances in the ordinary course of business) does not at any time exceed $100,000;

(f)           investments in money market mutual funds that are rated AAA by Standard & Poor’s Rating Service;

(g)          trade credit extended by the Issuer and its Subsidiaries in the ordinary course of business, on ordinary business terms and consistent with past practice;

(h)          the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and

(i)           (i) redemptions of the Notes in accordance with Article Three hereof or (ii) repurchases of the Notes, provided that any such repurchases are made on a pro rata basis and at a purchase price not in excess of par plus accrued and unpaid interest thereon.

“Permitted Liens” has the meaning set forth in Section 4B.02 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of any Obligor or any Subsidiary issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, in whole or in part, other Indebtedness of any Obligor or any Subsidiary (other than intercompany Indebtedness); provided that:

(a)          the amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness (including accreted original issue discount) so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith);

(b)          such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)           if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes and is subordinated in right of payment to the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

22

(d)          if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(e)          such Indebtedness is incurred by either (a) the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or (b) an Obligor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” means interest paid with respect to the Notes in the form of increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“PIK Notes” means additional Notes issued under this Indenture in connection with a PIK Payment, with the same terms as the Notes issued on the Issue Date, except that interest on any PIK Notes shall accrue from their date of issuance.

“PIK Payment” means an interest payment with respect to the Notes made by increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA in which any Obligor or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA, including, but not limited to, any Pension Plan or Multiemployer Plan.

“Plan of Reorganization” means the joint prepackaged plan of reorganization of the Issuer and certain of the Initial Guarantors filed with the Bankruptcy Court under chapter 11 of the Bankruptcy Code, as may be amended, supplemented or modified from time to time, prior to the Effective Time.

“Post-Default Rate” means, a rate per annum equal to the applicable LIBOR Rate plus the Applicable Margin plus two percent (2%).

“Pre-Publication Costs” means the costs incurred by Parent and its Subsidiaries (as determined in accordance with GAAP) associated with the development of new products, including without limitation, author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to such products, which have been capitalized in accordance with GAAP and reflected as an asset in the consolidation balance sheet of Parent and its Subsidiaries.

“Principals” means (a) those Persons listed on Schedule 1.01(b) and any of their Affiliates (together, the “Permitted Holders”) and (b) any group constituting a person (as such term is used in Rule 13(d)-5(b)(1) under the Exchange Act) the membership of which includes any Permitted Holder, provided that the Total Voting Power of Parent on a fully diluted basis represented by the equity interests in Parent beneficially owned by all Permitted Holders who are members of such group is at least 50.1% of the Total Voting Power of Parent on a fully diluted basis represented by the equity interests in Parent beneficially owned by all members of such group.

23

“Property” means any interest of any kind in property or assets, whether real, personal or mixed, and whether tangible or intangible, including patents, trademarks, copyrights and other intellectual property rights.

“Proprietary Rights” has the meaning ascribed to such term in Section 5.05(b).

“Qualified Equity Interest” means any equity interest of an issuer other than an equity interest that is mandatorily redeemable or purchasable, in whole or in part, at the option of the holder, pursuant to a sinking fund obligation or otherwise, or exchangeable or convertible into debt securities of the issuer thereof or which entitles the holder thereof to dividend, interest or other payments, in each case, prior to the date which is 180 days after payment in full of all Notes issued under this Indenture.

“Real Property Asset” means, at any time of determination, any and all real property owned or leased by the Obligors and the Subsidiaries of the Obligors.

“Recorded Books” means Recorded Books, LLC, a Delaware limited liability company.

“Registrar” has the meaning ascribed to such term in Section 2.04 hereof.

“Related Proceedings” has the meaning ascribed to such term in Section 13.09 hereof.

“Required Holders” means Holders representing a majority of the total principal amount of Notes outstanding.

“Requisite Secured Debtholders” means (A) until all First Lien Secured Debt is discharged in full or is otherwise no longer outstanding, at any time, First Lien Secured Parties of any Class collectively holding more than 50% of the outstanding principal amount of total First  Lien Secured Debt (including the principal undrawn amount of outstanding letters of credit); provided, however that notwithstanding anything to the contrary contained in this definition, for purposes of any enforcement decision under the Intercreditor Agreement, “Requisite Secured Debtholders” shall mean (x) if the Controlling Debt Representative is the administrative agent under the Senior Credit Facility, Senior Lenders under the Senior Credit Facility holding a majority of the sum of the aggregate principal amount of Indebtedness outstanding thereunder, including any outstanding letters of credit or (y) if the Controlling Debt Representative is the trustee under the First Lien Note Indenture, holders of First Lien Notes representing a majority of the aggregate principal amount of First Lien Notes outstanding and (B) after all First Lien Secured Debt is discharged in full or is otherwise no longer outstanding, Holders of Notes representing a majority of the aggregate principal amount of Notes outstanding.

24

“Requisite Plan Support Parties” has the meaning ascribed to such term in the Plan of Reorganization.  With respect to any consent or waiver required hereunder from the Requisite Plan Support Parties, the Obligors and the Trustee shall be permitted to rely solely on the written representation (including by electronic mail) of the legal counsel to the Informal Committee of Senior Notes (as defined in the Plan of Reorganization) as to whether such consent or waiver has been obtained.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and whom shall have direct responsibility for this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred and whom shall have direct responsibility for this Indenture, because of his knowledge of and familiarity with the particular subject.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of, or other equity interest in, any Obligor or any Subsidiary, except a dividend payable solely in shares of Qualified Equity Interests, (ii) any redemption, put, retirement, cancellation, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Obligor or any Subsidiary now or hereafter outstanding, (iii) any payment made to retire, to cancel, or to obtain the surrender of or in connection with the exercise of any put right with respect to, any outstanding warrants, options or other rights to acquire shares of any class of stock of, or other equity interest in or Equity Right in respect of, any Obligor or any Subsidiary, (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption purchase, retirement, defeasance (including economic or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness, and (v) any payment made to any Affiliate of any Obligor or any Subsidiary, in each case, in respect of management, consulting or other similar services provided to any Obligor or any Subsidiary; provided, however that Restricted Junior Payments shall not include any compensation (including severance) payable to any officer or director of any Obligor or reimbursement of reasonable and customary fees and expenses incurred in the ordinary course of business.

“Restructuring Documents” means the Note Documents, the First Lien Note Documents, the Exit Warrants, the Exit Warrant Agreement, the Registration Rights Agreement, the Plan of Reorganization, the Disclosure Statement and the Confirmation Order.

“Restructuring Related Charges” means one-time charges incurred in connection with any business restructuring, including, without limitation, severance paid to terminated employees of the Obligors and costs relating to the hiring of replacement employees therefor, other charges associated with such business restructuring effort, including, without limitation, the costs of moving goods, duplicate facility charges and/or other related expenses that do not satisfy the GAAP definition of a restructuring charge.

25

“Restructuring Transactions” means the financial restructuring of the Indebtedness of Issuer and certain of the Initial Guarantors that existed prior to the Effective Time as described more fully in the Plan of Reorganization.

“Restrictive Agreements” has the meaning ascribed to such term in Section 5.13(c).

“Rights Offering” means that certain offering to those holders of the 12½% Senior Discount Notes due 2011 of the Haights Cross Communications, Inc. who voted to accept the Plan of Reorganization, pursuant to which such holders where offered the right to participate in a $32.5 million offering to acquire __% of the New Common Stock of the Parent.

“Second Lien Secured Party” means each of the Holders of the Notes and the Trustee, as the Debt Representative representing the interests of the Holders of the Notes and, collectively, the “Second Lien Secured Parties.”

“Second Lien Security Documents” means, collectively, the Security Agreement, the Control Agreements, the Mortgages, the Intercreditor Agreement, the Collateral Trust Agreement and each other security agreement, pledge agreement, mortgage or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under the Notes and this Indenture.

“Second Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Second Lien Security Document, that such Lien is the most senior  Lien (subject only to the First Priority Lien securing First Lien Secured Debt pursuant to the First Lien Security Documents) to which such Collateral is subject.

”Secured Debt” means, collectively, the First Lien Secured Debt and the Notes and the Note Guarantees.

“Secured Parties” means, collectively, First Lien Secured Parties and the Second Lien Secured Parties and each, individually, a “Secured Party.”

“Security Agreement” means the Pledge and Security Agreement dated as of the Issue Date among the Collateral Trustee and the Obligors, relating to the Notes and the Note Guarantees, as amended, supplemented or otherwise modified from time to time.

“Security Documents” means, collectively, the First Lien Security Documents and the Second Lien Security Documents and each other security agreement, pledge agreement or other instrument or agreement executed and delivered to or in favor of the Collateral Trustee to secure the Obligations of the Obligors under any Secured Debt.

“Securities Act” means the Securities Act of 1933, as amended.

[“Senior Credit Facility” means [●]].

26

“Senior Lenders” means each of the Persons with outstanding loans or commitments to extend credit or loans under the Senior Credit Facility, each of the agents appointed thereunder, and such lenders or Affiliates of such lenders entering into interest rate or currency swap agreement required pursuant to the terms of the Senior Credit Facility.

“Specified Courts” has the meaning ascribed to such term in Section 13.09 hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Obligors incurred after the Issue Date that (i) by its express terms (or by the terms of the instrument under which it is outstanding and to which appropriate reference is made in the instrument evidencing such Subordinated Indebtedness) is made subordinate and junior in right of payment to the Notes and the Note Guarantees (ii) does not have any scheduled payment of principal other than upon final maturity and (iii) has a final maturity date that is at least six months after the final maturity date of the Notes.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Consolidated by the Parent and/or the Issuer.  References herein to “Subsidiary” or “Subsidiaries” shall, unless the context requires otherwise, be deemed to be references to a Subsidiary or Subsidiaries of Parent.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Indebtedness,” all (a) Obligations of such Person under any lease that is treated as both (i) an operating lease for financial accounting purposes and (ii) a financing lease for tax purposes (i.e., a “synthetic lease”) as the same would be determined in accordance with GAAP and other pronouncements interpretations and guidance of the Financial Accounting Standards Board as in effect at the Effective Time, without regard to any amendments thereto, (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of shares of capital stock or other equity interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Indebtedness” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

27

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Returns” means all returns, elections filings, forms, and any other documents (whether in electronic, tangible or any other form whatsoever) made, prepared or filed, or to be made, prepared or filed in respect of Taxes.

“Total Voting Power” means, with respect to any Person, the total number of votes which holders of securities having the ordinary power to vote, in the absence of contingencies, are entitled to cast in the election of directors of such Person.

“Trademarks” means all trademarks (including service marks), federal and state trademark registrations and applications made by the Obligors, common law trademarks and trade names owned by or assigned to the Obligors, all registrations and applications for the foregoing and all exclusive and nonexclusive licenses from third parties of the right to use trademarks of such third parties, including the registrations, applications, unregistered trademarks, service marks and licenses listed on Schedule 5.05, along with any and all (a) renewals thereof, (b) income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including damages, claims and payments for past or future infringements thereof, (c) rights to sue for past, present and future infringements thereof, and (d) foreign trademarks, trademark registrations, and trade name applications for any thereof and any other rights corresponding thereto throughout the world.

“TIA” means the Trust Indenture Act of 1939, as in effect on the date on which this Indenture is qualified under the TIA.

“Triumph” means Triumph Learning, LLC, a Delaware limited liability company.

“Trustee” means Wells Fargo Bank, N.A., until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UK Subsidiary” means W.F. Howes Limited, a company incorporated under the laws of England and Wales with registered number 03662159.

“U.S. Dollars” or “$” refers to lawful money of the United States of America.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing 100% of the equity or ordinary voting power (other than directors’ qualifying shares) or, in the case of a partnership, 100% of the general partnership interests are, as of such date, directly or indirectly owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

28

Section 1.02       Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Issuer and any successor obligor upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

Section 1.03       Rules of Construction.

(a)           Unless the context otherwise requires:

(i)         a term has the meaning assigned to it;

(ii)        an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)       “or” is not exclusive;

(iv)       words in the singular include the plural, and in the plural include the singular;

(v)        provisions apply to successive events and transactions; and

(vi)       references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the Commission from time to time.

29

ARTICLE TWO
THE NOTES

Section 2.01       Form and Dating.

(a)          General.  The Notes and the Trustee’s authentication thereof shall be substantially in the form of Exhibit A hereto.  The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage.  Each Note shall be dated the date of its authentication.  The Notes shall be issued in registered, global form without interest coupons and only shall be in minimum denominations of $1.00 and integral multiples of $1.00 in excess thereof, subject to the issuance of PIK Interest pursuant to Section 1 of the form of Notes set forth in Exhibit A hereto, in which case the aggregate principal amount of Notes may be increased by, or PIK Notes may be issued in, an aggregate principal amount equal to the amount of PIK Interest paid by the Issuer for the applicable period, rounded up the nearest whole dollar.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)          Global Notes.  Notes issued in global form shall be substantially in the form of Exhibit A attached hereto (and shall include the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Notes issued in definitive form shall be substantially in the form of Exhibit A attached hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto).  Each Global Note shall represent such of the outstanding Notes as shall be specified therein and each shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon (giving effect to any PIK Interest made thereon by increasing the aggregate principal amount of such Global Note) and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and payment of PIK Interest.  Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee in accordance with instructions given by the Holder thereof as required by Section 2.07 hereof.

Section 2.02       Execution and Authentication.

Two Officers of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of the Trustee.  Such signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

30

The aggregate principal amount of Notes which may be authenticated and delivered under this Indenture is unlimited.  The Issuer may, subject to Article Four of this Indenture and applicable law, issue Additional Notes under this Indenture.  The Notes issued on the Issue Date and any Additional Notes subsequently issued shall be treated as a single class for all purposes under this Indenture.

The Trustee shall, upon a written order of the Issuer signed by two Officers of the Issuer (an “Authentication Order”), authenticate Notes for original issue on the date hereof of $80 million.  At any time and from time to time after the execution of this Indenture, the Trustee shall, upon receipt of an Authentication Order, authenticate Notes (including PIK Notes or increase the principal amount of all Notes as a result of a PIK Payment) for original issue in aggregate principal amount specified in such Authentication Order.  The Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes.  An authenticating agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by such agent.  An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03       Methods of Receiving Payments on the Notes.

If a Holder has given wire transfer instructions to the Issuer, the Issuer shall pay, or cause the Paying Agent to pay, all principal, interest and premium and Additional Amounts, if any, on that Holder’s Notes in accordance with those instructions.  All other payments on Notes shall be made at the office or agency of the Paying Agent and Registrar unless the Issuer elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Section 2.04       Registrar and Paying Agent.

(a)           The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”).  The Registrar shall keep a register of the Notes and of their transfer and exchange.  The Issuer may appoint one or more co-registrars and one or more additional paying agents.  The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent.  The Issuer may change any Paying Agent or Registrar without prior notice to any Holder.  The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture.  If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such.  The Issuer, the Parent or any of their respective Subsidiaries may act as Paying Agent or Registrar.

(b)           The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.

31

(c)           The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.05       Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment.  While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee.  The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee.  Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or one of the other Obligors) shall have no further liability for the money.  If the Issuer, the Parent, or one of their respective Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent.  Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Parent or any of their respective Subsidiaries, the Trustee shall serve as Paying Agent for the Notes.

Section 2.06       Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a).  If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes and the Issuer shall otherwise comply with TIA § 312(a).

Section 2.07       Transfer and Exchange.

(a)           Transfer and Exchange of Global Notes.  A Global Note may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary.  All Global Notes are exchangeable by the Issuer for Definitive Notes if (i) DTC (A) notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes and the Issuer fails to appoint a successor Depositary or that it (B) has ceased to be a clearing agency registered under the Exchange Act and the Issuer fails to appoint a successor Depositary; (ii) the Issuer, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes; or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.  Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee.  Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.08 and 2.11 hereof.  Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.07 or Section 2.08 or 2.11 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note.  A Global Note may not be exchanged for another Note other than as provided in this Section 2.07(a); however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.07(b) or (c) hereof.

32

(b)           Transfer and Exchange of Beneficial Interests in the Global Notes.  The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.  Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)         Transfer of Beneficial Interests in Global Notes.  Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in a Global Note.  No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.07(b)(i).

(ii)         All Other Transfers and Exchanges of Beneficial Interests in Global Notes.  In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.07(b)(i) above, the transferor of such beneficial interest must deliver to the Registrar (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.  Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount at maturity of the relevant Global Notes pursuant to Section 2.07(g) hereof.

(c)           Transfer or Exchange of Beneficial Interests in Global Notes for Definitive Notes.  If any Holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.07(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.07(g) hereof, and the Issuer shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount.  Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.07(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant.  The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)           Transfer and Exchange of Definitive Notes for Beneficial Interests in Global Notes.  A Holder of an Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time.  Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

33

(e)           Transfer and Exchange of Definitive Notes for Definitive Notes.  Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.07(e), the Registrar shall register the transfer or exchange of Definitive Notes.  Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing.

(f)           Global Note Legend.  Each Global Note shall bear a legend in substantially the following form:

THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.07(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.12 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO THE SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER.

(g)           Cancellation and/or Adjustment of Global Notes.  At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.12 hereof.  At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

34

(h)           General Provisions Relating to Transfers and Exchanges.

(i)         To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon the Issuer’s order or at the Registrar’s request.

(ii)        No service charge shall be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.11, 3.06, 3.07, 3.08 and 9.05 hereof).

(iii)       The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv)       All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid and legally binding obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v)        The Issuer shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi)       Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii)      The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(viii)     All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.07 to effect a registration of transfer or exchange may be submitted by facsimile or electronic transmission with the original to follow by first class mail.

35

Section 2.08       Replacement Notes.

(a)           If any mutilated Note is surrendered to the Trustee or the Issuer and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met.  If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced.  The Issuer may charge for its expenses in replacing a Note.

(b)          Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.09       Outstanding Notes.

(a)           The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section as not outstanding.  Except as set forth in Section 2.10 hereof, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

(b)          If a Note is replaced pursuant to Section 2.08 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

(c)           If the principal amount of any Note is considered paid under Section 4A.14 hereof, it ceases to be outstanding and interest on it ceases to accrue.

(d)           If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any of the foregoing) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.10       Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or the Parent or any of their respective Subsidiaries, shall be considered as though not outstanding (but, to the fullest extent permitted by the TIA, Notes owned or held by any other Affiliate of the Issuer or the Parent shall be deemed to be outstanding for all purposes under this Indenture), except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned shall be so disregarded.

Section 2.11       Temporary Notes.

(a)           Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee.  Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

36

(b)           Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.12       Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation.  The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of canceled Notes in accordance with its procedures for the disposition of canceled securities in effect as of the date of such disposition (subject to the record retention requirement of the Exchange Act).  Certification of the disposition of all canceled Notes shall be delivered to the Issuer.  The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.13       Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4A.14 hereof.  The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment.  The Issuer shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest.  At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall deliver or cause to be delivered to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.14       CUSIP Numbers.

The Issuer in issuing the Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Issuer shall promptly notify the Trustee of any change in the “CUSIP” numbers.

37

ARTICLE THREE
REDEMPTION

Section 3.01       Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof or the Issuer is required to redeem Notes pursuant to the mandatory redemption provisions of Section 3.08 hereof, in either case, it shall furnish to the Trustee, at least 10 Business Days but not more than 30 Business Days before a redemption date, an Officers’ Certificate setting forth (i) the Section of this Indenture pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed and (iv) the redemption price.

Section 3.02       Selection of Notes to Be Redeemed.

(a)           If less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes for redemption as follows (i) if the Notes are listed on any national securities exchange, in compliance with the requirements of such principal national securities exchange, or, (ii) if the Notes are not so listed, on a pro rata basis, subject to adjustments so that no Notes of $1,000 or less will be redeemed in part.

(b)           The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed.  No Notes in amounts of $1,000 or less shall be redeemed in part.  Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000; except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed.  Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03       Notice of Redemption.

(a)           At least 10 Business Days but not more than 30 Business Days before a redemption date, the Issuer shall deliver or cause to be delivered, by first class mail or electronic transmission, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address.

The notice shall identify the Notes to be redeemed and shall state:

(i)         the redemption date;

(ii)        the redemption price;

(iii)       if any Note is being redeemed in part only, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the Holder thereof upon cancellation of the original Note;

38

(iv)       the name and address of the Paying Agent;

(v)        that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price and become due on the date fixed for redemption;

(vi)       that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(vii)      the paragraph of the Notes and/or the Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(viii)     that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

(b)           At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided, however, that the Issuer shall have delivered to the Trustee, at least 15 Business Days prior to the redemption date, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.  The notice, if delivered in the manner provided herein shall be presumed to have been given, whether or not the Holder receives such notice.

Section 3.04       Effect of Notice of Redemption.

Once notice of redemption is delivered in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price.  A notice of redemption may be conditional provided that any preconditions to a redemption shall be set forth in the notice of redemption.  If one or more conditions specified with respect to a redemption are not satisfied or waived, the date of redemption shall be deemed not to have occurred for all purposes of this Indenture and the Issuer shall give written notice of such non-occurrence to the Holders of the applicable Notes and to the Trustee.

Section 3.05       Deposit of Redemption Price.

(a)           One Business Day prior to the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest on all Notes to be redeemed on that date and all Additional Amounts, if any.  The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued interest on, all Notes to be redeemed.

(b)           If the Issuer complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption.  If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date.  If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4A.14 hereof.

39

Section 3.06       Notes Redeemed in Part.

Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered.  No Notes in denominations of $1,000 or less shall be redeemed in part.

Section 3.07       Optional Redemption.

(a)           At any time following the date that the First Lien Notes are discharged in full or are otherwise no longer outstanding, the Issuer may redeem all or a part of the Notes upon not less than 10 Business Days’ nor more than 30 Business Days’ prior notice to the Holders, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued and unpaid interest and Additional Amounts, if any, on the Notes to be redeemed to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period beginning on [●] of the years indicated below:

Year	Percentage
2010	103.00%
2011	102.00%
2012	101.00%
2013 and thereafter	100.00%

(b)           Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08       Mandatory Redemption.

(a)           Subject to clause (d) below, the Issuer shall be obligated to redeem the Notes as follows:

(i)         Incurrence of Indebtedness:  If after the Issue Date any Obligor incurs Indebtedness under clause (g) of Section 4B.01 hereof, the Issuer shall, within 15 Business Days after the date of such incurrence, redeem an aggregate principal amount of Notes equal to (x) 50% of the amount of Net Cash Proceeds received by any Obligor from the incurrence of the first $12.0 million aggregate principal amount of such Subordinated Indebtedness (rounded down to the nearest $1,000 principal amount) and (y) 100% of the amount of the Net Cash Proceeds received by any Obligor from the incurrence of Subordinated Indebtedness in excess of $12.0 million aggregate principal amount (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

40

(ii)        Issuance or Sale Equity Securities.  If any Obligor issues or sells equity securities (other than (w) the issuance by Parent of the New Common Stock or the Exit Warrants as of the Effective Time pursuant to the Plan and the issuance of shares of New Common Stock of Parent upon the “cashless exercise” of Exit Warrants pursuant to the terms of the Exit Warrants, (x) the issuance of equity securities in the Rights Offering, (y) the issuance of Qualified Equity Interests of Parent in connection with stock options or the exercise of employee compensation under any employee benefit or incentive plan or similar arrangement, (z) any issuance of Qualified Equity Interests of Parent permitted under Section 4B.06(b) hereof), the Issuer shall, within 15 Business Days after the date of the issuance of such equity securities, redeem an aggregate principal amount of Notes equal to 50% of the amount of the Net Cash Proceeds received by any Obligor from such issuance of equity securities (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.  Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing either before or after giving effect thereto, the Issuer shall not be required to redeem any Notes pursuant to this Section 3.08(a)(ii) with respect to the first $16.0 million of Net Cash Proceeds received by the Obligors from the issuance of Qualified Equity Interests of Parent to the extent that such Net Cash Proceeds are used to make a Permitted Acquisition, Capital Expenditures permitted by this Indenture or for general corporate purposes.

(iii)       Sale of Assets.  If after the Issue Date any Obligor consummates a Disposition (other than Dispositions permitted by Section 4B.04(c)(ii) hereof and Dispositions permitted by Section 4B.04(b) hereof), the Issuer shall or shall cause the applicable Obligor to apply the Net Cash Proceeds received from such Disposition (x) within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets disposed of by the Obligors in the Dispositions or make a Capital Expenditure permitted by this Indenture; provided that the aggregate amount of Net Cash Proceeds that may be applied pursuant to this sub-clause (x) since the date of this Indenture shall not exceed $7.5 million in the aggregate and (y) to the extent such Net Cash Proceeds are not applied within such 180-day period in the manner provided in the preceding clause (x) (any such remaining Net Cash Proceeds referred to herein as “Excess Asset Sale Proceeds”), to redeem an aggregate principal amount of Notes equal to 100% of the amount of such Excess Asset Sale Proceeds (rounded down to the nearest $1,000 principal amount), within 15 Business Days after such 180th day (subject to Section 3.08(b) hereof), at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

41

(iv)       Proceeds of Casualty Events.  Upon the receipt after the Issue Date by the Collateral Trustee or the Obligors of the proceeds of insurance, a condemnation award or other compensation in respect of any Casualty Event affecting any property of the Obligors, the Issuer shall or shall cause the applicable Obligor to apply the Net Cash Proceeds received in respect of any Casualty Event (x) within 180 days after such receipt, to make a Permitted Acquisition, to replace the assets that were the subject of the Casualty Event or make a Capital Expenditure permitted by this Indenture and (y) to the extent such Net Cash Proceeds are not applied within such 180-day period in the manner provided in the preceding clause (x) (any such remaining Net Cash Proceeds referred to herein as “Excess Casualty Event Proceeds”), the Issuer shall, within 15 Business Days after such 360th day (subject to Section 3.08(b) hereof), redeem an aggregate principal amount of Notes equal to 100% of the amount of such Excess Casualty Event Proceeds (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

(v)        Extraordinary Receipts.  Upon the receipt after the Issue Date by any Obligors of any Extraordinary Receipts (other than (A) proceeds from any key man life insurance policy not constituting Collateral, (B) liability insurance proceeds which are payable to a third party as a result of any liability of an Obligor, (C) workers’ compensation insurance, directors’ and officers’ insurance and health insurance payable to workers, directors, officers or employees and (D) proceeds from business interruption insurance), the Issuer shall, within 15 Business Days of receipt of such Extraordinary Receipts (subject to Section 3.08(b) hereof), redeem the Notes in an aggregate principal amount equal to 100% of such Extraordinary Receipts (rounded down to the nearest $1,000 principal amount) at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.  Notwithstanding the foregoing, as long as no Event of Default shall have occurred and be continuing or otherwise arises as a result thereof, the Issuer shall not be required to redeem any Notes pursuant to this Section 3.08(a)(v) with respect to the first $1.0 of Extraordinary Receipts received by the Obligors in the aggregate to the extent that such Extraordinary Receipts are utilized for working capital purposes, to make Capital Expenditures permitted by this Indenture and for other purposes not prohibited by this Agreement within 180 days after the date of the receipt thereof.

(vi)       Change of Control.  Within 30 Business Days after the occurrence of a Change of Control, the Issuer shall redeem all of the Notes at a redemption price equal to 101% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

(vii)      Redemption of Notes for Previous PIK Interest Upon Positive Consolidated Net Cash Flow.  If at any time (i) the Issuer has previously paid PIK Interest on the Notes, (ii) the aggregate amount of all PIK Interest that has been made previously is greater than the aggregate principal amount of Notes that have been redeemed previously pursuant to this clause (vii) (such excess amount being, the “Outstanding PIK Amount”), and (iii) the Parent’s Consolidated Net Cash Flow for the immediately preceding four consecutive fiscal quarters for which Consolidated financial statements of the Obligors are available is positive, then within 15 Business Days after the date the Obligors have delivered to the Trustee the quarterly or annual financial statements pursuant to clauses (a) or (c), as the case may be, of Section 4A.01 hereof, the Issuer shall redeem an aggregate principal amount of Notes equal to the amount of the Consolidated Net Cash Flow, but not to exceed the Outstanding PIK Amount, at a redemption price equal to 100% of the principal amount of Notes to be redeemed, plus accrued and unpaid interest and Additional Amounts, if any, thereon to the redemption date.

42

In the event the Issuer is required to redeem Notes pursuant to the first paragraph of this clause (vii), notwithstanding the provisions of such paragraph, the Issuer will not be required to redeem Notes until the aggregate principal amount of Notes that is required to be redeemed pursuant to this clause (vii) is at least $200,000, unless at such time the Outstanding PIK Amount is less than $200,000 in which case, the Issuer shall be required to redeem an aggregate principal amount of Notes equal to the Outstanding PIK Amount even if such amount is in excess of the amount of Consolidated Net Cash Flow.   In the event that any redemption of Notes that is required to be made pursuant to this clause (vii) is not made within the time period set forth in the first paragraph of this clause (vii) due to the provisions of this paragraph, the Issuer shall (x) segregate and escrow the funds that otherwise would have been used to redeem Notes pursuant to the first paragraph of this clause (vii) until such funds are used to redeem the Notes and (ii) redeem the Notes within 15 Business Days after the first date on which the amount of funds that is required to be used to redeem Notes pursuant to this paragraph.

(b)          In the event the Issuer is required to redeem all or any part of the Notes pursuant to clauses (iii), (iv) or (v) of Section 3.08(a) hereof, notwithstanding the foregoing provisions, the Issuer will not be required to redeem the Notes until the amount of Net Cash Proceeds that is required to be used to redeem the Notes pursuant to all such clauses is at least $1 million in the aggregate, and in the event that any redemption of the Notes that is required to be made pursuant to any such clause is not made within the time period set forth in such clause due to the provisions of this Section 3.08(b), the Issuer shall (i) segregate and escrow such Net Cash Proceeds until they are used to redeem the Notes and (ii) redeem the Notes within 15 Business Days after the first date on which the amount of Net Cash Proceeds that is required to be used to redeem the Notes pursuant to all such clauses in the aggregate is at least $1 million.

(c)           If any redemption is required to be made in accordance with the terms of this Section 3.08, then such redemption shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof; provided, however, that the Issuer need not issue the notices to the Trustee or otherwise comply with any of the other procedures set forth in Section 3.01 through 3.06 until such time as the payment requirement has affirmatively occurred pursuant to this Section 3.08.  For the avoidance of doubt, any notice periods or procedural periods set forth in Sections 3.01 through 3.06 shall be in addition to and not in lieu of the reinvestment and other time periods set forth in this Section 3.08 such that they shall run in a consecutive and not in a concurrent manner.

(d)           Other than with respect to clause (a)(vii) of this Section 3.08, to the extent the Issuer is required to redeem Notes pursuant to this Section 3.08 and is also required to redeem First Lien Notes pursuant to similar redemption provisions in the First Lien Note Indenture, any funds deposited with the Trustee shall first be applied to redeem the First Lien Notes in full before any such funds are applied to redeem any of the Notes.

43

ARTICLE FOUR
A. AFFIRMATIVE COVENANTS

Until the Notes issued under this Indenture are no longer outstanding, each Obligor (as to itself and each other Obligor) covenants and agrees that:

Section 4A.01.   Financial Statements and Other Information.

The Obligors (i) will furnish to the Trustee and each Holder the information described in clauses (a), (c) and (d) below within the time periods set forth therein and (ii) will furnish or make available through reasonable website procedures to beneficial owners of the Notes and, upon request, to prospective investors in the Notes the information described in clauses (a) through (e) below, provided that in the case of clause (b) below the Company may require the recipient of such information to agree to keep such information confidential pursuant to reasonable confidentiality provisions:

(a)           as soon as available and in any event (x) with respect to the fiscal year ended December 31, 2009, by the later of (A) the date that is 120 days after the end of such fiscal year and (B) the date that is 120 days after the Effective Time and (y) with respect to each fiscal year after December 31, 2009, 120 days after the end of such fiscal year:

(i)         audited Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal year and the related Consolidated balance sheets of Parent as at the end of such fiscal year, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding fiscal year, which financial statements shall include in the footnotes thereto, among other things, the information required by Rule 3-10 of Regulation S-X under the Exchange Act; provided however, the Obligors shall not be required to comply with Rule 3-16 of Regulation S-X under the Exchange Act;

(ii)        an opinion of J.H. Cohn LLP or any other independent certified public accountants of recognized international standing (and except as otherwise set forth on Schedule 4A.01, without any qualification or exception as to the scope of such audit) stating that such audited consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Parent and its Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP; and

(iii)       a management discussion and analysis that includes a comparison to budget for that fiscal year, and a comparison of performance for that fiscal year to the prior fiscal year;

(b)           as soon as available and in any event (x) with respect to the fiscal year ended December 31, 2009, by the later of (A) the date that is 45 days after the end of such fiscal year and (B) the date that is 45 days after the Effective Time and (y) with respect to each fiscal year after December 31, 2009, within 45 days of the end of such  fiscal year, unaudited Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal year and the related Consolidated balance sheets of Parent as at the end of such fiscal year, setting forth in each case in comparative form the corresponding Consolidated figures for the preceding fiscal year, which financial statements need not include footnotes thereto and shall be subject to further year end audit adjustments;

44

(c)           as soon as available and in any event prior to the date that is (x) with respect to the fiscal quarter in which the Effective Time occurs, the date that is 75 days after the end of such quarter and (y) with respect to each fiscal quarter thereafter, 45 days after the end of such fiscal quarter (excluding, in each case, the fourth fiscal quarter of each fiscal year):

(i)         Consolidated statements of operations, shareholders’ equity and cash flows of Parent for such fiscal quarter and for the period from the beginning of the respective fiscal year to the end of such fiscal quarter, and the related Consolidated balance sheets of Parent at the end of such period, setting forth in each case in comparative form the corresponding Consolidated figures for the corresponding period in the preceding fiscal year, which financial statements shall include in the footnotes thereto, among other things, the information required by Rule 3-10 of Regulation S-X under the Exchange Act;

(ii)        a certificate of a Designated Financial Officer, which certificate shall state that said Consolidated financial statements referred to in the preceding clause (i) fairly present in all material respects the Consolidated financial condition and results of operations of Parent, in each case in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments;

(iii)       a management discussion and analysis that includes a comparison to budget for that fiscal quarter, and a comparison of performance for that fiscal quarter to the corresponding period in the prior year;

(d)           as soon as available and in any event (i) upon the date on which the quarterly financial statements for each fiscal quarter are required to be delivered pursuant to Section 4A.01(b) hereof, a Compliance Certificate duly executed by a Designated Financial Officer with respect to such quarterly financial statements, and (ii) upon the dates on which the annual financial statements for each fiscal year are required to be delivered pursuant to Section 4A.01(a) hereof, a Compliance Certificate duly executed by a Designated Financial Officer with respect to such annual financial statements; and

(e)           In addition, the Issuer shall, for so long as any Notes remain outstanding, (i) comply with the current public information requirements set forth under Rule 144(c) promulgated under the Securities Act in order to allow any Holders that are Affiliates of the Issue to be able to sell their Notes in accordance with Rule 144 and (ii) furnish to the Holders  and to prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

45

Section 4A.02.   Notices of Material Events.

The Obligors will furnish to the Trustee and each Holder prompt written notice, and in any event within five Business Days of occurrence, of the following and will make available to beneficial owners of the Notes through reasonable website procedures:

(a)           the occurrence of any Default;

(b)           the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Obligor that would reasonably be expected to result in a Material Adverse Effect if adversely determined;

(c)           the occurrence of any ERISA Event related to any Plan or Foreign Plan of any Obligor or Subsidiary or Knowledge of any ERISA Event related to a Plan or Foreign Plan of any other ERISA Affiliate that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Obligors or their Subsidiaries in an aggregate amount exceeding $50,000; and

(d)           any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 4A.02 shall be accompanied by a statement of two Designated Financial Officers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 4A.03.   Existence; Conduct of Business.

The Obligors shall, and shall cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (a) its legal existence and (b) the rights, licenses, permits, privileges and franchises material to the conduct of its business, except, in the case of this clause (b), such as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 4B.04.

Section 4A.04.   Payment of Obligations.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, pay its obligations, excluding Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

(b)           The Obligors shall, and shall cause each of their Subsidiaries to, duly and timely file all Tax Returns required to be filed and shall duly and timely pay or cause to be paid all Taxes due except when and so long as (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Obligor or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

46

Section 4A.05.   Maintenance of Properties; Insurance.  The Obligors shall, and shall cause each of their Subsidiaries to:

(a)           keep and maintain all Property material to the conduct of its business in good working order and condition (for the purpose for which it is used), ordinary wear and tear and immaterial loss from casualty and condemnation excepted, and will from time to time make or cause to be made all appropriate repairs, renewals and replacements thereof, except where failure to do so would not materially adversely affect the use of the Property; and

(b)           maintain insurance, with financially sound and reputable insurance companies, as may be required by law and such other insurance in such amounts and against such risks as are customarily maintained by similarly sized companies engaged in the same or similar businesses operating in the same or similar locations, including business interruption insurance, product liability insurance and, in the event that any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” flood insurance on such Collateral; provided, however, that the Trustee agrees that the Obligors’ insurance policies and coverage levels existing as of the Effective Time are satisfactory to the Collateral Trustee as of the Effective Time.  Without limiting the generality of the foregoing, the Obligors shall, and shall cause each of their Subsidiaries to, maintain or cause to be maintained replacement value casualty insurance on the Collateral or any other assets with a fair market value of $1.5 million or greater under such policies of insurance, in each case with such insurance companies, in such amounts, with such deductibles, and covering such terms and risks as are at all times satisfactory to the Collateral Trustee in its commercially reasonable judgment.  All general liability and other liability policies with respect to any Obligor shall name the Collateral Trustee for the benefit of the Holders as an additional insured thereunder as its interests may appear, and all business interruption and casualty insurance policies shall contain a loss payable clause or endorsement, satisfactory in form and substance to the Collateral Trustee that names the Collateral Trustee for the benefit of the Holders as the loss payee thereunder.  The Obligors shall use commercially reasonable efforts to cause all policies of insurance to provide that the insurer shall endeavor to provide at least 30 days prior written notice to the Collateral Trustee of any modifications or cancellation of such policy.

Section 4A.06.   Books and Records; Teleconference Call with Holders.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, keep proper books of record and account in which entries are made of all dealings and transactions in relation to its business and activities which fairly record in all material respects such transactions and activities.

(b)           Within 120 days after the end of each fiscal year and within 60 days after the end of each fiscal quarter, the Obligors will hold a teleconference meeting open to all Holders of the Notes at which the business, results of operations and financial conditions of the Obligors will be discussed.

47

Section 4A.07.   Fiscal Year.

The fiscal year of the Obligors ends on December 31 of each year and, to enable the ready and consistent determination of compliance with the covenants set forth in Section 4B.10 hereof, the Obligors shall, and shall cause each of their Subsidiaries to, maintain such fiscal year and its existing method of determining the last day of the first three fiscal quarters in each fiscal year.

Section 4A.08.   Compliance with Laws.

The Obligors shall, and shall cause each of their Subsidiaries to, comply with (i) all permits, licenses and authorizations, including environmental permits, licenses and authorizations, issued by a Governmental Authority, except to the extent that any failure to comply therewith would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) all laws, rules, regulations and orders including Environmental Laws, all OFAC Regulations, the Trading with the Enemy Act, the FAC Regulations, the USA Patriot Act of 2001 and the FCPA, of any Governmental Authority, except to the extent that any failure to comply therewith would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect and (iii) all contractual obligations, in each case applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4A.09.   Certain Obligations Respecting Subsidiaries.

(a)           The Obligors shall, and shall cause each of their Subsidiaries to, take such action from time to time as shall be reasonably necessary to ensure that the percentage of the issued and outstanding shares of capital stock of any class or character owned by it in any Subsidiary on the date hereof is not at any time decreased; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, dissolution or any discontinuance or sale of such business permitted under Section 4B.04 hereof.

(b)           In the event that the Obligors form or acquire any Domestic Subsidiary (or a Subsidiary organized under the laws of one of the provinces of Canada (other than Quebec), the United Kingdom or Australia in accordance with Section 4B.04 hereof) after the Issue Date, this Section 4A.09(b) shall be applicable and the Obligor forming or acquiring such Subsidiary will take or cause to be taken the following actions:  as soon as possible but in any case not later than 20 days after the date on which such Subsidiary is created (or, in the case of the acquisition of any such Subsidiary, concurrently with the consummation of such acquisition) (x) cause such Subsidiary to (A) execute and deliver to the Trustee a supplement to this Indenture in the form of Exhibit B hereto and thereby become a Guarantor hereunder, (B) execute and deliver to the Collateral Trustee a counterpart to the Security Agreement and thereby become a party thereto as an additional “Grantor” thereunder and grant to the Collateral Trustee a Second Priority Lien on all “Collateral” of such Subsidiary thereunder, (C) take such other action as shall be necessary to create and perfect valid and enforceable Second Priority Liens, subject to Permitted Liens, in favor of the Collateral Trustee on all or substantially all of the assets of such Subsidiary consistent with the provisions of this Indenture and the applicable other Second Lien Security Documents and (D) deliver proof of corporate action, incumbency of officers and other documents and opinions as is consistent with those delivered by the Issuer and the Obligors on the Issue Date pursuant to Section 8.01 hereof and (y) execute and deliver to the Collateral Trustee such pledge agreements or such addenda or amendments to the Security Agreement and take such other actions (including delivering the certificates representing such shares of stock or other equity interests to the Collateral Trustee) as shall be reasonably necessary to create and perfect valid and enforceable Second  Priority Liens in favor of the Collateral Trustee on all of the issued and outstanding stock or other equity interests of such Subsidiary, all of the foregoing to be in form and substance reasonably satisfactory to the Collateral Trustee.

48

(c)           During the first 90 day period following the effective date hereof, the Required Holders shall have the option to elect that the UK Subsidiary become an Obligor hereunder.  This option shall be exercisable upon delivery of notice by the Trustee, on behalf of the Required Holders, to the Issuer hereunder.  Upon delivery of such notice, the Issuer shall have 45 days from the date of receipt of such notice to take the actions set forth in Section 4A.09(b).

Section 4A.10.   ERISA.

Except where a failure to comply with any of the following, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (i) the Obligors will maintain, and cause each ERISA Affiliate to maintain, each Plan in compliance with all applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code, (ii) the Obligors will not and, to the extent authorized, will not permit any of the ERISA Affiliates to (a) engage in any transaction with respect to any Plan which would reasonably be expected to subject any Obligor to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, any Obligor or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Pension Plan or (c) fail to make any payments to any Multiemployer Plan that any Obligor or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto and (iii) the Obligors will maintain, and will cause each Subsidiary to maintain, each Foreign Plan in compliance with the terms thereof and all requirements of applicable law.

Section 4A.11.   Environmental Matters; Reporting.

The Obligors shall, and shall cause each of their Subsidiaries to, observe and comply with, and cause each Subsidiary to observe and comply with all Environmental Law, except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  The Obligors will give the Trustee prompt written notice of any violation as to any Environmental Law by any Obligor and of the commencement of any judicial or administrative proceeding relating to Environmental Laws which shall, or would reasonably be expected to, have a Material Adverse Effect.

49

Section 4A.12.   Matters Relating to Additional Real Property Collateral.

(a)           From and after the Issue Date, in the event that any Obligor acquires any Material Owned Property or Material Leasehold Property (each such Property, an “Additional Mortgaged Property”), such Obligor shall, at its sole cost and expense, as soon as reasonably practicable after the acquisition of such Additional Mortgaged Property, but in no event later than 75 days after the acquisition thereof, deliver to Collateral Trustee:

(i)         a fully executed and notarized Mortgage (an “Additional Mortgage”) with respect to the Additional Mortgaged Property, in form suitable for filing or recording in all applicable filing or recording offices that the Collateral Trustee may deem reasonably necessary in order to create a valid First Priority Lien, subject to Permitted Liens, in favor of the Collateral Trustee for the benefit of the Holders of the Notes, and evidence that all applicable filing and recording taxes and fees have been paid;

(ii)        a fully paid American Land Title Association Lender’s Extended Coverage (to the extent commercially reasonable and/or available) title insurance policy (a “Mortgage Policy”) in respect of the Additional Mortgaged Property subject to the Additional Mortgage in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by a nationally-recognized title insurer, insuring the Additional Mortgage to be a valid First Priority Lien on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance as the Collateral Trustee may deem reasonably necessary;

(iii)       to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Trustee for the benefit of the Holders and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Collateral Trustee by a land surveyor duly registered and licensed in the state in which the Additional Mortgaged Property is located and reasonably acceptable to the Collateral Trustee;

(iv)       evidence that the insurance required by Section 4A.05 hereof has been obtained with respect to the Additional Mortgaged Property;

(v)        a favorable opinion of local counsel to the respective Obligor or Subsidiary of Obligor, as the case may be, in the state in which the Additional Mortgaged Property is located, with respect to the due execution and delivery, authorization, creation, enforceability and perfection of the Additional Mortgage on the Additional Mortgaged Property and any related fixture filings, and such other matters related thereto as the Collateral Trustee may reasonably request, in form and substance reasonably satisfactory to the Collateral Trustee;

(vi)       evidence that the Additional Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as having special flood hazards, or if the Additional Mortgaged Property or any portion thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), evidence that the flood insurance required under Section 4A.05 hereof has been obtained with respect to the Additional Mortgaged Property;

50

(vii)      such other consents, agreements and confirmations of lessees, lessors and other parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create a valid First Priority Lien on the property described in the Additional Mortgage has been taken; and

(viii)     upon the reasonable request of the Collateral Trustee, existing environmental and other reports in the Issuer’s possession with respect to the Additional Mortgaged Property.

(b)           From and after the Issue Date, in the event that any Obligor enters into any leasehold interest with respect to any real property, such Obligor shall provide prompt written notice thereof to the Collateral Trustee and, if requested by the Collateral Trustee, such Obligor shall deliver promptly to the Collateral Trustee copies of the lease and ancillary documentation relating thereto, and all amendments thereto, between the Obligor and the landlord or tenant, and if such real property constitutes Material Leasehold Property, such Obligor, at its sole cost and expense, shall deliver to Collateral Trustee with respect to such leasehold interest, as soon as reasonably practicable after the entering into the leasehold interest, but in no event later than 60 days after entering into the leasehold interest, a fully executed Landlord’s Waiver and Consent, and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(c)           If requested by the Required Holders or the Collateral Trustee at the direction of the Required Holders at any time when an Event of Default has occurred and is continuing, the Obligors shall, and shall cause each of their Domestic Subsidiaries to, (i) permit an independent real estate appraiser satisfactory to the Collateral Trustee, upon reasonable notice, to visit and inspect any Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property satisfying the requirements of all applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by the Collateral Trustee in its sole discretion) and (ii) deliver or cause to be delivered to the Collateral Trustee reports and other information in form, scope and substance reasonably satisfactory to the Collateral Trustee and prepared by environmental consultants satisfactory to the Collateral Trustee, concerning any environmental hazards or liabilities to which any Obligor may be subject with respect to any Mortgaged Property.  Any appraisal, report or other information referred to in this Section 4A.12(c) which may be requested by the Collateral Trustee or the Required Holders shall be at the sole cost and expense of the Obligors.

51

Section 4A.13.   Cash Deposits; Bank Accounts and Securities Accounts.

The Obligors shall take all actions necessary to maintain, preserve and protect the rights and interests of the Collateral Trustee with respect to all cash deposits of the Obligors (other than payroll, trust and benefit accounts) and all other proceeds of Collateral.  Without limiting the generality of the foregoing, the Obligors shall cause all lock boxes, bank accounts, deposit accounts and securities accounts (including without limitation, the BNY Concentration Account, but excluding any and all payroll, trust and benefit accounts) of the Obligors to be subject to the control of the Collateral Trustee and enter into, and cause each depository institution or securities intermediary which maintains any lock box, bank account, deposit account or securities account on behalf of any Obligor to enter into, a Control Agreement covering each such lock box, bank account, deposit account or securities account and the Obligors shall open any deposit or other bank account or securities account only with the Collateral Trustee’s prior written consent ; provided that so long as no Default or Event of Default shall have occurred and be continuing, the Obligors shall be permitted to maintain deposit accounts (other than the BNY Concentration Account) not subject to the Collateral Trustee’s control so long as the Obligors are in compliance with Section 4B.05(c) hereof at all times.

Section 4A.14.   Payment of Notes; Additional Amounts.

(a)           The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes.  Principal, premium, if any, and Cash Interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, the Parent or one of their respective Subsidiaries, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and Cash Interest then due.  PIK Interest shall be considered paid on the date due if the Trustee is directed on or prior to such date to issue PIK Notes or increase the principal amount of the applicable Notes, in each case in an amount equal to the amount of the applicable PIK Interest.

(b)           The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the Post-Default Rate; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate.

(c)           Break Funding Payments.  In the event of (i) the payment of any principal of any Note (including as a result of an Event of Default) or (ii) the failure to redeem any Note on the date specified in any notice of redemption delivered pursuant to Article Three hereof or that is otherwise required to be redeemed, then, in any such event, the Issuer shall compensate each Holder for the loss, cost and expense attributable to such event, as reasonably determined by such Holder in a manner consistent with its customs and practices.  In the event that any Holder is entitled to receive reimbursement pursuant to this Section 4A.14(c), such Holder shall deliver a reasonably detailed certificate to the Issuer setting forth the amount or amounts that such Holder is entitled to receive, which certificate shall be conclusive absent manifest error.  The Issuer shall pay such Holder such amount or amounts within ten (10) days after receipt of such certificate.

52

(d)           Taxes.

(i)         Any and all payments by or on account of any Obligations of the Issuer hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Issuer shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (x) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4A.14(d)) all Holders receive an amount equal to the sum they would have received had no such deductions been made, (y) the Issuer shall deduct all indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes applicable to additional sums payable under this Section 4A.14(d)) and (z) the Issuer shall pay the full amount of the Indemnified Taxes and Other Taxes deducted to the relevant Governmental Authority in accordance with applicable law.

(ii)        In addition, the Issuer shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(iii)       The Issuer shall indemnify each Holder and each Affiliate of such Holder, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 4A.14(d)) paid by such Holder or Affiliate (and any liabilities, penalties, interest and reasonable expenses arising therefrom, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A reasonably detailed certificate as to the amount of such payment or liability delivered to the Issuer by a Holder, or by the Trustee on behalf of a Holder shall be conclusive absent manifest error.

(iv)       As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Issuer to a Governmental Authority, the Issuer shall deliver to the Trustee or the Holder, as the case may be, on who’s behalf it paid such Taxes the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Trustee or such Holder.

(v)        Any Foreign Holder that is entitled to an exemption from or reduction of withholding tax under the law of a jurisdiction in which the Issuer is organized, or any treaty to which such jurisdiction is a party, with respect to payments under the Notes or this Indenture shall deliver to the Issuer (with a copy to the Trustee), at the time or times prescribed by applicable law or reasonably requested by the Issuer, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

Section 4A.15.   Maintenance of Office or Agency.

(a)           The Issuer shall maintain an office or agency (which may be an office of the Trustee or an agent of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served.  The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency.  If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

53

(b)           The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations.  The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c)           The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.04 of this Indenture.

B. NEGATIVE COVENANTS

Until the Notes issued under this Indenture are no longer outstanding, each Obligor (as to itself and each other Obligor) covenants and agrees that:

Section 4B.01.       Indebtedness.

The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:

(a)           Indebtedness of the Issuer represented by the Notes issued on the Issue Date and any increase in the outstanding principal amount of the Notes or any PIK Notes issued in respect of a PIK Payment in accordance with the terms of this Indenture;

(b)           Existing Debt on the Issue Date which is set forth in Schedule 4B.01 and has been designated on such schedule as Indebtedness that will remain outstanding following the Effective Time,

(c)           Indebtedness of a Domestic Obligor (other than Parent) to any other Obligor;

(d)           Guarantees permitted under Section 4B.03 hereof;

(e)           Indebtedness of the Issuer represented by the First Lien Notes issued on the Issue Date;

(f)           Indebtedness in respect of Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Obligors are exposed in the conduct of their business or the management of their liabilities and not for speculative purposes;

54

(g)           Subordinated Indebtedness of the Obligors, provided that (i) at the time of and immediately after giving effect to the incurrence of such Subordinated Indebtedness, no Default shall have occurred and be continuing, (ii) after giving effect to the incurrence of such Subordinated Indebtedness, the Obligors shall be in compliance with the financial covenants set forth in Section 4B.10 hereof on a pro forma basis (recomputed for the most recent period for which financial statements have been delivered under Section 7A.01 hereof to give effect to the incurrence of such Indebtedness as if such Indebtedness had been incurred on the first day of such period), (iii) such Indebtedness shall be unsecured and (iv) the proceeds of such Indebtedness (less any portion thereof required to be applied to redeem the Notes pursuant to Section 3.08(a)(i) hereof and the First Lien Notes pursuant to the terms of the First Lien Note Indenture) shall be used by the Obligors to finance Permitted Acquisitions, to fund Capital Expenditures permitted by this Indenture or for working capital purposes of the Obligors;

(h)           Indebtedness consisting of netting services, overdraft protection and similar arrangements in connection with deposit accounts in the ordinary course of business, provided, however, that such Indebtedness is extinguished within fifteen (15) Business Days of its Incurrence;

(i)            Indebtedness consisting of unsecured subordinated promissory notes issued by Parent to directors or employees to finance the purchase or redemption of capital stock of Parent to the extent such purchase or redemption is permitted by Section 4B.06(d) hereof; and

(j)            Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted under clauses (a), (b), (e), (g), (k), (n), (p) or this clause (j) of this Section 4B.01;

(k)           Indebtedness under a revolving credit facility under the Senior Credit Facility in an amount outstanding (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause) at any one time not to exceed $25.0 million; provided that the  amount borrowed under such revolving credit facility must be repaid within 360 days from the date of borrowing and such amount may not be reborrowed until at least three Business Days later;

(l)            unsecured Indebtedness of any Person acquired pursuant to a Permitted Acquisition and existing at the time of such acquisition and not incurred in contemplation thereof;

(m)          Indebtedness constituting the obligation to make purchase price adjustments, earnout obligations and indemnities in connection with a Permitted Acquisition;

(n)           Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of any Obligor, in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (n)) not to exceed $1.5 million any time outstanding;

55

(o)           Indebtedness, including Indebtedness represented by letters of credit for the account of any Obligor, incurred in respect of workers’ compensation claims, performance, proposal, completion, surety and similar bonds and completion guarantees provided by any Obligor in the ordinary course of business; provided, that the underlying obligation to perform is that of such Obligor; provided further, that such underlying obligation is not in respect of Debt for Borrowed Money; and

(p)           other unsecured Indebtedness not otherwise permitted pursuant to this Section 4B.01 in an aggregate principal amount (including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (p)) not to exceed $2.0 million at any time outstanding.

Section 4B.02.       Liens.

The Obligors shall not, and shall not permit any of their Subsidiaries to, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (the following being called “Permitted Liens”):

(a)           Liens created in favor of the Collateral Trustee under the Security Documents for the benefit of the Secured Parties;

(b)           any Lien on any property or asset of any Obligor existing on the date hereof and set forth in Schedule 4B.02, provided that (i) such Lien shall not apply to any other property or asset of any Obligor and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancing and replacements thereof that do not increase the outstanding principal amount thereof;

(c)           Liens imposed by any Governmental Authority for Taxes, assessments or charges not yet delinquent or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Obligor in accordance with GAAP;

(d)           landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, attorneys’, suppliers’ or other like Liens, and vendors’ Liens imposed by statute or common law not securing the repayment of Indebtedness, arising in the ordinary course of business which are not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens securing judgments (including pre judgment attachments) but only to the extent for an amount and for a period not resulting in an Event of Default under Section 6.01 hereof;

(e)           pledges or deposits under worker’s compensation, unemployment insurance and other social security legislation and pledges or deposits to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases (other than capital leases), utility purchase obligations, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

56

(f)           easements (including reciprocal easement agreements), licenses, rights-of-way, municipal, building and zoning ordinances and similar charges, utility agreements, covenants, reservations, restrictions, encroachments, charges, encumbrances, title defects or other irregularities that were not incurred in connection with and do not secure the Obligations and do not materially and adversely affect the use of the Property encumbered thereby for its intended purposes or materially detract from the value of the Property encumbered thereby;

(g)           Liens consisting of bankers’ liens and rights of setoff, in each case, arising by operation of law, and Liens on documents presented in letter of credit drawings;

(h)           leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the Property encumbered thereby for its intended purposes, and any precautionary UCC financing statements filed in connection therewith;

(i)           Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection;

(j)           (i) Liens securing the Indebtedness permitted under Section 4B.01 (n), provided that (x) any such Lien attaches to the subject property concurrently with or within ninety (90) says after acquisition thereof, (y) such Lien attaches only to the subject property and (z) the principal amount of such Indebtedness secured thereby does not exceed 100% of the cost of such property, and (ii) Liens arising from Capital Lease Obligation permitted to exist under this Indenture to the extent such Liens attach only to the property that is the subject of such Capital Lease Obligation;

(k)           Liens securing Indebtedness in respect of Hedging Agreements permitted under Section 4B.01(f);

(l)           Liens on any assets acquired pursuant to a Permitted Acquisition and existing on such assets at the time of acquisition thereof; provided that such Liens were not created in contemplation of such acquisition and do not extend to any assets other than those of the person or assets acquired; and

(m)           Liens securing any Indebtedness that constitutes Permitted Refinancing Indebtedness to the extent the original Indebtedness was secured by Liens or entitled to be secured by Liens pursuant to this Indenture.

Section 4B.03.       Contingent Liabilities.

The Obligors shall not, and shall not permit any of their Subsidiaries to, Guarantee the Indebtedness or other obligations of any Person, or Guarantee the payment of dividends or other distributions upon the stock of, or the earnings of, any Person, except:

(a)           endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

57

(b)           Guarantees and letters of credit in effect on the date hereof which are disclosed in Schedule 4B.01, and any replacements thereof in amounts not exceeding such Guarantees and letters of credit;

(c)           Guarantees of the Notes and the First Lien Notes issued on the Issue Date and any related Guarantees in favor of the Collateral Trustee for the benefit of the Notes and the First Lien Notes;

(d)           Guarantees by any Obligor of Indebtedness of any Obligor to the extent such Indebtedness is otherwise permitted by Section 4B.01;

(e)           Guarantees by any Obligor of obligations (other than Indebtedness) of any Obligor to the extent such obligations are permitted or not restricted by this Indenture; and

(f)           unsecured Guarantees by any Obligor of Indebtedness of the Australian Subsidiary not in excess of $1.0 million.

Section 4B.04.       Fundamental Changes; Asset Sales.

(a)           The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).  The Obligors shall not, and shall not permit any of their Subsidiaries to, acquire any business or property from, or capital stock of, or other equity interests in, or be a party to any acquisition of, any Person except for purchases, licenses or leases of property in the ordinary course of business, Investments permitted under Section 4B.05 hereof, Capital Expenditures permitted under Section 4B.10(d) hereof and Permitted Acquisitions.  The Obligors shall not, and shall not permit any of their Subsidiaries to, form or acquire any Subsidiary; provided that (i) the Obligors may form any Domestic Subsidiary so long as the Obligors comply with Section 4A.09 hereof and (ii) the Obligors may form a Subsidiary organized under the laws of one of the provinces of Canada (other than Quebec), the United Kingdom or Australia so long as the Obligors comply with Section 4A.09 hereof.

(b)           The Obligors shall not, and shall not permit any of their Subsidiaries to, convey, sell, lease, transfer or otherwise dispose (including any Disposition) of, in one transaction or a series of transactions, any part of their business or property, whether now owned or hereafter acquired (including receivables, Patents, Trademarks, Copyrights and leasehold interests but excluding (x) obsolete or worn-out tangible property, including leasehold interests (other than Material Leasehold Property), or tools, equipment or other tangible property (other than any Material Leasehold Property or Material Owned Property) no longer used or useful in their business and (y) any inventory or other property (other than receivables) sold or disposed of in the ordinary course of business and on ordinary business terms and (z) any lease or license that has expired in accordance with its terms), provided that the Obligors may sublease real property to the extent such sublease would not interfere with the operation of the business of the Obligors.  The Obligors shall not, and shall not permit any of their Subsidiaries to, offer to issue or issue any capital stock or other equity interests of any Obligor, provided that Parent may issue Qualified Equity Interests so long as (A) the proceeds thereof are applied to redeem the Notes to the extent required by Section 3.08 hereof and (B) no Change of Control results therefrom.

58

(c)           Notwithstanding the foregoing provisions of this Section 4B.04:

(i)            any Domestic Obligor (other than Parent) may be merged or combined with or into any other Domestic Obligor (other than Parent), provided that if such merger involves the Issuer, (x) the Issuer shall be the surviving entity and (y) no Change of Control shall occur;

(ii)           any Domestic Obligor which is a Subsidiary of the Issuer may sell, lease transfer or otherwise dispose of any or all of its property (upon voluntary liquidation or otherwise) to the Issuer or any other Domestic Obligor which is a Subsidiary of the Issuer;

(iii)          the Obligors may consummate other Dispositions not otherwise permitted by clauses (i) through (ii) of this Section 4B.04(c), provided that the aggregate fair market value of all such assets sold or otherwise disposed does not exceed $1.0 million; and

(iv)          the Obligors may sell, lease, transfer or otherwise dispose of the property or capital stock (upon voluntary liquidation or otherwise) of any Subsidiary that is not a Material Subsidiary.

Section 4B.05.       Investments; Hedging Agreements; Subsidiary Cash.

(a)           The Obligors shall not, and shall not permit any of their Subsidiaries to, make or permit to remain outstanding any Investment, except:

(i)            (A) Investments existing on the date hereof and set forth on Schedule 4B.05, (B) Investments existing on the date hereof by any Obligor in the equity interests of its Subsidiaries, (C) Investments by Parent in equity interests of the Issuer, (D) Investments by the Issuer in the equity interests of its Subsidiaries that are Domestic Obligors and (E) Investments by Subsidiaries that are not Obligors in other Subsidiaries that are not Obligors;

(ii)           Investments consisting of Guarantees permitted by Section 4B.03 hereof and Indebtedness permitted by Section 4B.01(c) hereof;

(iii)           Permitted Investments;

(iv)           Permitted Acquisitions;

(v)           Checking and deposit accounts with banks used in the ordinary course of business;

59

(vi)          Investments by the Obligors in the UK Subsidiary or any Subsidiary which is not an Obligor as of the Effective Time in an aggregate amount not to exceed $750,000 and additional Investments by the Obligors in the UK Subsidiary or any Subsidiary which is not an Obligor after the Effective Time, provided that (w) all such Investments made after the Effective Time are made solely in cash, (x) the aggregate amount of all Investments made by the Obligors in the UK Subsidiary and all Subsidiaries that are not Obligors from and after the Effective Time shall not exceed $2.0 million in the aggregate at any time, (y) all loans by the Obligors to such Subsidiary shall be evidenced by the Intercompany Note, which Intercompany Note (together with any necessary endorsements) shall have been pledged to the Collateral Trustee and delivered to the Collateral Trustee to be held as Collateral and (z) no Default or Event of Default exists or would immediately result after giving effect to such transaction occurring after the Effective Time;

(vii)         Investments consisting of capital stock or debt securities received in satisfaction of disputes or in connection with the bankruptcy or restructuring of a customer;

(viii)        Deposits or pledges permitted under Section 4B.02(e) hereof; and

(ix)           Other Investments made under this clause (ix) at any one time outstanding not to exceed $12 million.

In determining the amount of Investments permitted under this Section 4B.05(a), (A) the amount of any Investment not constituting Indebtedness outstanding at any time shall be the aggregate Investment by the applicable Person, less all dividends or other distributions on equity or returns of capital received by such Person with respect to that particular Investment and (B) the amount of any Investment constituting Indebtedness outstanding at any time shall be the outstanding principal balance of such Indebtedness at such time plus all accrued and unpaid interest thereon.

(b)           The Obligors shall not, and shall not permit any of their Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements permitted by Section 4B.01(f) hereof.

(c)           The Obligors shall not permit the sum of (i) the aggregate amount of funds on deposit in all deposit accounts, bank accounts and securities accounts of the Obligors which are not subject to Second Priority Liens and Control Agreements in favor of the Collateral Trustee plus (ii) the amount funds on deposit in all deposit accounts, bank accounts and securities accounts of any Subsidiary which is not an Obligor shall not exceed $750,000 at any time.

Section 4B.06.       Restricted Junior Payments.

The Obligors shall not, and shall not permit any of their Subsidiaries to declare or make any Restricted Junior Payment at any time; provided, however, that:

(a)           any Subsidiary of a Domestic Obligor (other than Parent) may pay or make dividends and distributions to such Domestic Obligor (other than Parent);

60

(b)           so long as no Default has occurred and is continuing or would result therefrom, Parent may redeem its capital stock solely in exchange for other capital stock of Parent constituting Qualified Equity Interests;

(c)           the Issuer may make dividends or other distributions to Parent (i) in amounts required for Parent to pay income and similar Taxes imposed directly on Parent to the extent such Taxes are directly attributable to the income of Parent and its Subsidiaries (including by virtue of Parent being the common parent of a consolidated or combined tax group of which the Issuer and its Subsidiaries are members), (ii) in amounts equal to the amounts required for Parent to pay franchise taxes and other fees required to maintain its existence and (iii) solely to permit Parent to pay, as and when due and payable, obligations incurred in the ordinary course of its business but only to the extent relating to activities otherwise permitted under this Indenture;

(d)           Parent may redeem (and the Issuer may make dividends and distributions to Parent in amounts sufficient to enable Parent to redeem) any of its capital stock or warrants or options to acquire any of its capital stock owned by any terminated employee, provided that (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such payment, (ii) after giving effect to such payment, the Obligors are in compliance on a pro forma basis with the financial covenants set forth in Section 4B.10 hereof (recomputed for the most recent period for which financial statements have been delivered in accordance with the terms hereof after giving effect thereto), (iii) the aggregate amount of all such payments (whether made in cash, by the issuance of Indebtedness or otherwise) shall not exceed $2.0 million and (iv) the aggregate amount of all such payments made in cash shall not exceed $500,000;

(e)           Parent may pay or make dividends and distributions to the holders of its capital stock solely in the form of Qualified Equity Interests, and (ii) Issuer may pay or make dividends and distributions to the holders of its capital stock solely in the form of Qualified Equity Interests, provided that they are pledged to the Collateral Trustee, for the benefit of the Holders, as security for the Notes pursuant to a Security Agreement reasonably satisfactory to Collateral Trustee; and

(f)           the applicable Obligor may pay as and when due and payable regularly scheduled interest in respect of Subordinated Indebtedness.

Section 4B.07.       Transactions with Affiliates.

Except as expressly permitted by this Indenture, the Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly (a) make any Investment in an Affiliate; (b) transfer, sell, lease, assign or otherwise dispose of any property to an Affiliate; (c) merge into or consolidate with an Affiliate, or purchase or acquire property from an Affiliate; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including guarantees and assumptions of obligations of an Affiliate); provided that:

(i)            any Affiliate who is an individual may serve as a director, officer, employee or consultant of any Obligor, receive reasonable compensation for his or her services in such capacity and benefit from Permitted Investments to the extent specified in clause (e) of the definition thereof;

61

(ii)           the Obligors may engage in and continue the transactions with or for the benefit of Affiliates which are described in Schedule 4B.07 or are referred to in Section 4B.06 hereof (but only to the extent specified in such section);

(iii)          the Obligors may engage in transactions with Affiliates in the ordinary course of business on terms which are no less favorable to the Obligors than those likely to be obtained in an arms’ length transaction between an Obligor and a non-affiliated third party, so long as the Obligors deliver to the Trustee (A) with respect to any Affiliate transaction effected pursuant to this clause (iii) involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the applicable Obligor set forth in an officers’ certificate certifying that such Affiliate transaction complies with this clause (iii) and that such Affiliate transaction has been approved by a majority of the disinterested members of the Board of Directors of such Obligor and (B) with respect to any Affiliate transaction or series of related Affiliate transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the applicable Obligor of such Affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(iv)          the Obligors may engage in transactions among Obligors;

(v)           the Obligors and their Subsidiaries may engage in compensation and employment arrangements with employees (including issuances of Qualified Equity Interests to employees) in the ordinary course of business and to the extent not otherwise prohibited by this Indenture; and

(vi)          any Obligor and its Subsidiaries may enter into other transactions between an Obligor or its Subsidiary that are entered into in the ordinary course of business and pursuant to the reasonable requirements of the business of such Obligor and its Subsidiary; provided, that such transactions and agreements are on fair and reasonable terms not less favorable to such Obligor than those likely to be obtained in an arms’ length transaction between unrelated parties of equal bargaining power.

62

Section 4B.08.       Restrictive Agreements.

The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (other than this Indenture, the First Lien Note Indenture and the Senior Credit Facility) that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary of any Obligor to pay dividends or other distributions to such Obligor with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to any Obligor or the ability of any Obligor to Guarantee Indebtedness of any other Obligor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Indenture, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 4B.08 (but shall apply to any extension or renewal of, or any amendment or modification materially expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of stock or assets of a Subsidiary of a Obligor pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Indenture if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts (excluding license agreements) restricting the assignment thereof.

Section 4B.09.       Sale-Leaseback Transactions.

The Obligors shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into any arrangements with any Person whereby any Obligor or such Subsidiary shall sell or transfer (or request another Person to purchase) any property, real, personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property from any Person.

Section 4B.10.       Certain Financial Covenants.

(a)           Leverage Ratio.  The Obligors shall not permit the Leverage Ratio as of each date set forth below to exceed the ratio set opposite such date below:

Date	Ratio
June 30, 2010	6.67 to 1.00
September 30, 2010	8.21 to 1.00
December 31, 2010	8.07 to 1.00
March 31, 2011	8.59 to 1.00
June 30, 2011	8.31 to 1.00
September 30, 2011	8.08 to 1.00
December 31, 2011	7.94 to 1.00
March 31, 2012	7.57 to 1.00
June 30, 2012	7.27 to 1.00
September 30, 2012	7.04 to 1.00
December 31, 2012	6.79 to 1.00
March 31, 2013	6.61 to 1.00
June 30, 2013	6.44 to 1.00
September 30, 2013	6.23 to 1.00
December 31, 2013	6.09 to 1.00

(b)           Interest Coverage Ratio.  The Obligors shall not permit the Interest Coverage Ratio as of each date set forth below to be less than the ratio set forth opposite such date below:

63

Date	Ratio
June 30, 2010	1.08 to 1.00
September 30, 2010	0.88 to 1.00
December 31, 2010	0.89 to 1.00
March 31, 2011	0.83 to 1.00
June 30, 2011	0.85 to 1.00
September 30, 2011	0.87 to 1.00
December 31, 2011	0.88 to 1.00
March 31, 2012	0.91 to 1.00
June 30, 2012	0.94 to 1.00
September 30, 2012	0.96 to 1.00
December 31, 2012	0.99 to 1.00
March 31, 2013	1.01 to 1.00
June 30, 2013	1.03 to 1.00
September 30, 2013	1.05 to 1.00
December 31, 2013	1.07 to 1.00

(c)           Capital Expenditures.  The Obligors shall not permit the aggregate amount of Capital Expenditures (including those incurred in connection with any Capital Lease Obligations) made by the Obligors and their Subsidiaries during each period of four consecutive fiscal quarters ending on the Measurement Dates set forth below to exceed the amount set forth opposite such Measurement Date below:

Measurement Date	Maximum Capital Expenditure Amount
June 30, 2010	$24,013,000
September 30, 2010	$25,817,000
December 31, 2010	$25,168,000
March 31, 2011	$25,148,000
June 30, 2011	$25,497,000
September 30, 2011	$26,147,000
December 31, 2011	$27,034,000
March 31, 2012	$27,400,000
June 30, 2012	$27,706,000
September 30, 2012	$27,995,000
December 31, 2012	$28,337,000
March 31, 2013	$28,714,000
June 30, 2013	$29,029,000
September 30, 2013	$29,326,000
December 31, 2013	$29,678,000

Section 4B.11.       Lines of Business.

The Obligors shall not, and shall not permit any of their Subsidiaries to, engage to any substantial extent in any line or lines of business activity other than the types of businesses engaged in by the Obligors as of the Issue Date and businesses substantially related or incidental thereto.

64

Section 4B.12.       Other Indebtedness.

The Obligors shall not, and shall not permit any of their Subsidiaries to, purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of any Subordinated Indebtedness, except to the extent permitted by Section 4B.06 hereof.

Section 4B.13.       Modifications of Certain Documents.

The Obligors shall not, and shall not permit any of their Subsidiaries to, consent to any amendment, modification, supplement or waiver of any of the provisions of any organizational documents of any Obligor or Subsidiary, any documents or agreements evidencing, governing or securing any Subordinated Indebtedness; provided, however, that the Obligors may amend any term or provision of their organizational documents so long as such amendment does not materially and adversely affect the interests or rights of Holders of the Notes.  By way of illustration and without limiting the condition set forth in the proviso contained in the immediately preceding sentence, any amendment to any term or provision of any organizational documents of the Obligors pertaining to the rights of holders of preferred equity interests, common equity interests or warrants shall be deemed to materially and adversely affect the interests of the Holders of the Notes to the extent that such amendment confers upon the holders thereof rights which, if exercised against any Obligor, would cause an Event of Default to occur.

Section 4B.14.       Special Restrictions on Parent.

Notwithstanding anything herein to the contrary, Parent shall not (a) engage in any business or activity other than holding title to all of the capital stock or other equity interests of the Issuer, (b) hold any assets except for (i) the capital stock or other equity interests of the Issuer and (ii) cash maintained in the BNY Parent Accounts, provided that each of the BNY Parent Accounts is at all times subject to a Second Priority Lien in favor of the Collateral Trustee and covered by a Control Agreement in favor of the Collateral Trustee or (c) incur or permit to exist any Indebtedness or other liabilities (other than Indebtedness under the Restructuring Documents), assume or Guarantee any Indebtedness of any other Person (other than pursuant to the Restructuring Documents) or create, incur, assume or permit to exist any Liens on any or all of its assets (other than the Liens created under the Security Documents), or (d) engage in any activities incidental to the foregoing clauses (a) through (c).

ARTICLE FIVE
REPRESENTATIONS AND WARRANTIES

Each of the Obligors represents and warrants to the Trustee and the Holders, as to itself and each other Obligor, as of the Issue Date and as of each date thereafter on which any of the following representations and warranties are required to be restated or remade (whether in connection with any amendment or waiver of any of the provisions of this Indenture or otherwise), that:

65

Section 5.01       Organization; Powers.

Each Obligor and each Subsidiary has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of organization.  Each Obligor and each Subsidiary has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to have such power or authority or to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.02       Authorization; Enforceability.

This Indenture and the other Restructuring Documents have been duly authorized, executed and delivered by each of the Obligors to the extent each is a party thereto and constitute legal, valid and binding obligations of each such Obligor, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 5.03       Governmental Approvals; No Conflicts.

(a)           As of the Effective Time, the execution, delivery and performance of this Indenture, the Notes and the other Restructuring Document by the Obligors to the extent each is a party thereto and the consummation of the Restructuring Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, including the Bankruptcy Court, which has not been obtained, except as disclosed on Schedule 5.03, (ii) will not violate any applicable law, policy or regulation or the organizational documents of the Obligors or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Obligors, or any assets, or give rise to a right thereunder to require any payment to be made by the Obligors, and (iv) except for the Liens created by the Security Documents, will not result in the creation or imposition of any Lien on any asset of the Obligors.

(b)           As of the Effective Time, the Confirmation Order has been entered by the Bankruptcy Court, is in full force and effect, and has not been reversed, vacated, modified or stayed, and no application or motion has been filed or served on the Parent or any Subsidiary seeking leave to appeal or a stay pending appeal and the Plan of Reorganization has not been amended, supplemented or otherwise modified, except as would not have a Material Adverse Effect.

Section 5.04       Financial Condition; No Material Adverse Change.

(a)           The Obligors have heretofore provided the following financial statements to the Trustee:

66

(i)            in Haights Cross Communications, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission, the consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2008, and the related notes thereto, accompanied by the report of Ernst & Young LLP dated May 26, 2009;

(ii)           in Haights Cross Communications, Inc.’s quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, the unaudited consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of March 31, 2009 and June 30, 2009, the related unaudited consolidated statements of operations for the three months ended March 31, 2009 and 2008, and for the three and six months ended June 30, 2009 and 2008 and the related unaudited consolidated statements of cash flows for the three months ended March 31, 2009 and 2008 and for the six months ended June 30, 2009 and 2008, and the related notes thereto;

(iii)          in Haights Cross Communications Inc.’s quarterly reports provided to the Informal Committee of Senior Notes (as defined in the Plan of Reorganization), the unaudited consolidated balance sheets of Haights Cross Communications, Inc. and its Subsidiaries as of September 30, 2009, the related unaudited consolidated statements of operations for the three and nine months ended September 30, 2009 and the related unaudited consolidated statements of cash flows for the three and nine months ended September 30, 2009, and the related notes thereto; and

(iv)          in the Disclosure Statement, the projected consolidated balance sheets of the Parents and its Subsidiaries as of December 31, 2009, 2010, 2011, 2012, 2013 and 2014, and the related projected consolidated statements of income for each of the years ended December 2009, 2010, 2011, 2012, 2013 and 2014, and the related projected consolidated statements of cash flows for each of the years ended December 2009, 2010, 2011, 2012, 2013 and 2014.

The financial statements referred to in clauses (i) and (iii) above were prepared in all material respects in accordance with GAAP applied consistently throughout the periods involved and present fairly, in all material respects, the respective consolidated financial position and results of operations and cash flows of Haights Cross Communications, Inc. and its Subsidiaries on a consolidated basis as of such dates and for such periods in accordance with GAAP, subject in the case of unaudited interim financial statements to year-end audit adjustments.  The projected financial statements referred to in clause (iv) above were prepared by the Parent in good faith and were based on estimates and assumptions that were reasonable when made; provided that such projections are not to be viewed as facts and the actual results during the period or periods covered thereby may differ from such projections and the differences may be material.  There is no assurance, representation, warranty or agreement that any projected or forecasted results will be achieved.

67

(b)           Except as disclosed on Schedule 5.04 and except for the filing of the Chapter 11 Cases, since December 31, 2008, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, or prospects of Parent and its Subsidiaries from that set forth in the financial statements referred to in subsection 5.04(a)(i) above.

(c)           None of the Obligors has as of the Issue Date any contingent liabilities, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments in each case that are material, except as referred to or reflected or provided for in the balance sheets as at the end of the respective periods referred to above, or as referred to or reflected or provided for in the financial statements described in this Section 5.04 or in the Disclosure Statement.

Section 5.05       Properties.

(a)           Except as would not reasonably be expected to result in a Material Adverse Effect, each Obligor and each Subsidiary has (i) good title to, or valid and subsisting leasehold interests in, all its Property, and (ii) marketable fee simple title to any owned Real Property Asset.  All machinery and equipment material to the business of the Obligors and the Subsidiaries is in good operating condition (for the purpose for which it is used) and repair (normal wear and tear and immaterial loss from casualty and condemnation excepted), and all necessary replacements of and repairs thereto have been made so as to preserve and maintain in all material respects the value and operating efficiency of such machinery and equipment.

(b)           Set forth on Schedule 5.05 is a complete list of (i) all Copyrights of Recorded Books that have been registered in the United States Copyright Office and (ii) all Patents and Trademarks of the Obligors that have been registered in the United States Patent and Trademark Office.  All registered Copyrights material to the business of the Obligors, if any, are set forth on Schedule 5.05.  Each Obligor owns, or is licensed to use, all Patents, Trademarks and Copyrights and other intellectual property material to its business (“Proprietary Rights”) and, to the Knowledge of the Obligors, the use thereof by the Obligors does not infringe upon the rights of any other Person, except as would not reasonably be expected to result in a Material Adverse Effect.

(c)           As of the Issue Date, Schedule 5.05 contains a true, accurate and complete list of all Real Property Assets, whether owned or leased.  Except as specified in Schedule 5.05, each lease, sublease or assignment of lease (together with all amendments, modifications, supplements, renewals or extensions thereof) affecting any Leasehold Property of the Obligors is in full force and effect and the Obligors have no Knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legal, valid and binding obligation of each applicable Obligor or Subsidiary, as applicable, enforceable against such Obligor or Subsidiary in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

68

Section 5.06       Litigation and Environmental Matters.

(a)           Except for the Disclosed Matters set forth in part (a) of Schedule 5.06, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the Knowledge of the Obligors, threatened against or affecting any Obligor or Subsidiary (i) in which any Person has alleged in writing that the use by any Obligor or Subsidiary of any Patent, Trademark or Copyright violates or infringes on the rights of any Person or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters set forth in part (a) of Schedule 5.06).

(b)           Except for the Disclosed Matters set forth in part (b) Schedule 5.06 or except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Obligors and the Subsidiaries (i) have not failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required in connection with the operation of the Obligors’ and the Subsidiaries’ business to be in compliance with all applicable Environmental Laws, (ii) have not become subject to any Environmental Liability; (iii) have not received notice of any claim with respect to any Environmental Liability or any inquiry, allegation, notice or other communication from any Governmental Authority which is currently outstanding or pending concerning its compliance with any Environmental Law or (iv) do not know of any basis for any Environmental Liability.

Section 5.07       Compliance with Laws and Agreements.

Except as set forth on Schedule 5.07, each Obligor and each Subsidiary is in compliance (a) with all laws, regulations, policies and orders of any Governmental Authority applicable to it or its property where such failure, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (b) with all indentures, agreements and other instruments binding upon it or its-property, except, in the case of this clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08       Investment and Holding Company Status.

No Obligor is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “bank holding company” as defined in, or subject to regulation under, the Bank Holding Company Act of 1956, as amended.

Section 5.09       Taxes.

Except as set forth on Schedule 5.09, each Obligor and each Subsidiary has timely filed or caused to be filed all Tax Returns required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except for Taxes being contested in good faith by appropriate proceedings for which reserves have been maintained in accordance with GAAP.

69

Section 5.10       ERISA.

Except as set forth on Schedule 5.10, no Obligor or Subsidiary has any Pension Plans or Foreign Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  No Obligor or Subsidiary has a present intention to terminate any Pension Plan or Foreign Plan with respect to which any Obligor or Subsidiary would incur a cost to terminate such plan, including amounts required to be contributed to fund such plan on plan termination and all costs and expenses associated therewith, including without limitation attorneys’ and actuaries’ fees and expenses in connection with such termination and a reasonable estimate of expenses and settlement or judgment costs and attorneys’ fees and expenses in connection with litigation related to such termination, that would reasonably expected to result in a Material Adverse Effect.

Section 5.11       Disclosure.

As of the Effective Time, the Obligors have disclosed to the Holders in the Disclosure Statement and in this Indenture, including the exhibits and schedules hereto, all material agreements, instruments and corporate or other restrictions to which any Obligor or Subsidiary is subject after the Effective Time, and all other matters known to the Obligors, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  The Disclosure Statement, as amended and supplemented as of the Effective Time, and the information included in this Indenture, including the exhibits and schedules hereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading.

Section 5.12       Capitalization.

As of the Effective Time, after giving effect to the Restructuring Transactions, the capital structure and ownership of the Obligors (other than Parent) and their Subsidiaries are as set forth on Schedule 5.12.  As of the Effective Time, after giving effect to the Restructuring Transactions (including, without limitation, the Rights Offering), to the Knowledge of the Obligors, the identity of each Person who owns of record 10% or more of the issued and outstanding capital stock of Parent and the percentage of the total issued and outstanding capital stock of Parent held by each such Person are set forth on Schedule 5.12.  As of the Effective Time, after giving effect to the Restructuring Transactions, the authorized, issued and outstanding capital stock and equity interests of the Obligors (other than Parent) and their Subsidiaries consists of the capital stock and equity interests described on Schedule 5.12, all of which is duly and validly issued and outstanding, and in the case of any corporation, fully paid and nonassessable.  As of the Effective Time, after giving effect to the Restructuring Transactions, all issued and outstanding capital stock and equity interests of Parent is duly and validly issued and outstanding, and fully paid and nonassessable.  Except as set forth on Schedule 5.12, as of the Issue Date, (x) there are no outstanding Equity Rights with respect to any Obligor (other than Parent) or any Subsidiary and, (y) there are no outstanding obligations of any Obligor or any Subsidiary to repurchase, redeem, or otherwise acquire any shares of capital stock of or other equity interest in any Obligor or any Subsidiary, nor are there any outstanding obligations of any Obligor or any Subsidiary to make payments to any Person, such as “phantom stock” payments, where the amount thereof is calculated with reference to the fair market value or equity value of any Obligor or any Subsidiary.

70

Section 5.13       Subsidiaries.

(a)           Set forth on Schedule 5.13 is a complete and correct list of all Subsidiaries of the Obligors as of the Issue Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests.  Except as disclosed in Schedule 5.13, (x) each Obligor and its respective Subsidiaries owns, free and clear of Liens (other than Liens in favor of the Collateral Trustee pursuant to the Security Documents and Permitted Liens), and has the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 5.13, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there are no outstanding Equity Rights with respect to such Person.

(b)           Parent is a holding company and is not engaged in any business or activity other than the ownership of its Subsidiaries and other activities related thereto and such other activities and actions as are permitted pursuant to this Indenture or any other Restructuring Documents.

(c)           Except as set forth on Schedule 4B.08, as of the Issue Date, none of the Obligors is subject to any indenture, agreement, instrument or other arrangement containing any provision of the type described in Section 4B.08 (“Restrictive Agreements”), other than any such provision the effect of which has been unconditionally, irrevocably and permanently waived.

Section 5.14       Material Indebtedness, Liens and Agreements.

(a)           Part (a) of Schedule 5.14 contains a complete and correct list, as of the Issue Date, of all Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, any Obligor or any Subsidiary the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $150,000, and the aggregate principal or face amount outstanding or that may become outstanding with respect thereto is correctly described on Schedule 5.14.  All Indebtedness set forth on part (a) of Schedule 5.14 which is to be paid and discharged in full at the Effective Time is marked with an asterisk (“*”) on Schedule 5.14.

(b)           Part (b) of Schedule 5.14 is a complete and correct list, as of the Issue Date, of each Lien (other than the Liens in favor of the Collateral Trustee) securing Indebtedness of any Person and covering any property of the Obligors or their Subsidiaries, and the aggregate Indebtedness secured (or which may be secured) by each such Lien and the Property covered by each such Lien is correctly described in the appropriate part of Schedule 5.14.  Each such Lien set forth on part (b) of Schedule 5.14 which is to be released and discharged at the Effective Time is marked with an asterisk (“*”) on Schedule 5.14.

71

(c)           Part (c) of Schedule 5.14 is a complete and correct list, as of the date of this Indenture, of each contract and arrangement to which any Obligor or Subsidiary is a party for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect other than purchase orders made in the ordinary course of business and subject to customary terms.

(d)           All agreements listed on Schedule 5.14 are valid, subsisting, in full force and effect, are currently binding and will continue to be binding upon each Obligor or Subsidiary that is a party thereto and, to the Knowledge of the Obligors, binding upon the other parties thereto in accordance with their terms.  The Obligors are not in default under any such agreements, except as would not reasonably be expected to have a Material Adverse agreements.

Section 5.15       Federal Reserve Regulations.

No Obligor is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).  The Restructuring Transactions, including the issuance of the Notes, the First Lien Notes and the Warrants, the security arrangements contemplated by the Security Documents, the execution, delivery and performance of the Restructuring Documents and the consummation of all other transactions contemplated by the Restructuring Transactions, will not violate or be inconsistent with any of the provisions of Regulations T, U, or X of the Board of Governors of the Federal Reserve System.

Section 5.16       Solvency.

As of the Effective Time and after giving effect to the Restructuring Transactions and the other transactions contemplated hereby:

(a)           the aggregate value of all properties of the Obligors, taken as a whole, at their present fair saleable value on a going concern basis (i.e., the amount that may be realized within a reasonable time, considered to be six months to one year, either through collection or sale at the regular market value, conceiving the latter as the amount that could be obtained for such properties within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions), exceed the amount of all the debts and other liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Obligors;

(b)           the Obligors will not, on a consolidated basis, have an unreasonably small capital with which to conduct their business operations as heretofore conducted; and

(c)           the Obligors, on a consolidated basis, will be able to pay their debts and other liabilities as they mature.

Section 5.17       Force Majeure.

Since December 31, 2008, the business, properties and other assets of the Obligors and their Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout or other labor trouble, embargo, sabotage, confiscation, contamination, riot, civil disturbance, activity of armed forces or act of God.

72

Section 5.18       Labor and Employment Matters.

(a)           Except as set forth on Schedule 5.18, (A) no employee of the Obligors or any Subsidiary is represented by a labor union, no labor union has been certified or recognized as a representative of any such employee, and the Obligors and their Subsidiaries do not have any obligation under any collective bargaining agreement or other agreement with any labor union or any obligation to recognize or deal with any labor union, and there are no such contracts or other agreements pertaining to or which determine the terms or conditions of employment of any employee of the Obligors or their Subsidiaries; (B) the Obligors do not have Knowledge of any pending or threatened representation campaigns, elections or proceedings, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (C) the Obligors do not have Knowledge of any strikes, slowdowns or work stoppages of any kind, or threats thereof, and no such activities occurred during the 24-month period preceding the date hereof, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (D) no Obligor or Subsidiary has engaged in, admitted committing or been held to have committed any unfair labor practice, except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Except as set forth on Schedule 5.18, the Obligors and their Subsidiaries are in compliance with, all applicable laws, rules and regulations respecting employment, wages, hours, compensation, benefits, and payment and withholding of taxes in connection with employment, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)           Except as set forth on Schedule 5.18, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Obligors and their Subsidiaries are in compliance with, all applicable laws, rules and regulations respecting occupational health and safety, whether now existing or subsequently amended or enacted, including the Occupational Safety & Health Act of 1970, 29 U.S.C. Section 651 et seq. and the state analogies thereto, all as amended or superseded from time to time, and any common law doctrine relating to worker health and safety.

Section 5.19       Bank Accounts.

As of the Issue Date, Schedule 5.19 lists all banks, securities intermediaries and other financial institutions at which any Obligor maintains any deposit account, bank account, securities account and/or other account as of the Issue Date, and such Schedule correctly identifies the name and address of each bank, depository, securities intermediary or other financial institution at which any such account is maintained, the name in which each such account is held, a description of the purpose of each such account, and the complete account number.

73

Section 5.20       OFAC.

No Obligor, nor any Subsidiary of any Obligor (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.  The regulations and executive orders described in clauses (i) through (iii) of the preceding sentence are referred to herein as “OFAC Regulations”.

Section 5.21       Patriot Act.

The Obligors are in compliance with the (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto (collectively, the “FAC Regulations”), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

Section 5.22       Trade Relations.

Except as set forth on Schedule 5.22 and except for the filing of the Chapter 11 Cases prior to the Effective Time, there exists no actual or, to the Knowledge of the Obligors, threatened, termination, cancellation or limitation of, or any adverse modification or adverse change in, the business relationship between any Obligor or Subsidiary and any customer or any group of customers whose purchases of goods or services individually or in the aggregate are material to the business of such Obligor or Subsidiary, or with any material supplier, and there exists no present condition or state of facts or circumstances which could materially adversely affect the Obligors or their Subsidiaries or prevent the Obligors or their Subsidiaries from conducting their businesses after the consummation of the Restructuring Transactions in substantially the same manner in which such businesses heretofore have been conducted.

ARTICLE SIX
DEFAULTS AND REMEDIES

Section 6.01       Events of Default.

Each of the following is an “Event of Default”:

(a)           the Obligors shall fail to pay (i) any principal of any Note when the same shall become due and payable, whether at maturity, upon acceleration, redemption or otherwise or (ii) any interest on any Note or any other Obligation (other than any Obligation specified in clause (i) of this Section 6.01(a)) of the Obligors to the Holders within three (3) days after same shall become due and payable, whether or not prohibited by the provisions of Article Twelve hereof;

74

(b)           any representation or warranty made or deemed made by or on behalf of any Obligor or any Subsidiary in or in connection with this Indenture or any Note Document or any amendment or modification hereof or thereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Indenture, any of the other Notes Documents or any amendment or modification hereof or thereof, shall prove to have been incorrect in any material respect when made or deemed made;

(c)           any Obligor (i) shall fail to observe or perform any covenant, condition or agreement contained in Section 4A.03 (with respect to existence), or in any Section of Article 4B (it being expressly acknowledged and agreed that any Event of Default resulting from the failure of such Obligor at any measurement date to satisfy any financial covenant set forth in Section 4B.10 shall not be deemed to be “cured” or remedied solely by such Obligor’s satisfaction of such financial covenant at any subsequent measurement date), (ii) shall fail to observe or perform any covenant, condition or agreement contained in Sections 4A.02, 4A.08, 4A.09 and such failure described in this clause (ii) shall continue unremedied for a period of 10 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer or (iii) shall fail to observe or perform any other covenant, condition or agreement contained in the Indenture (other than those specified in clauses (a), (b) or (c)(i)-(ii) of this Section 6.01) and such failure described in this clause (iii) shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer;

(d)           any Obligor or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any other Note Document, and such failure shall continue unremedied for a period of 30 days after the earlier of (x) Knowledge by any Obligor or (y) written notice thereof from the Trustee (given at the request of any Holder) to the Issuer;

(e)           any Obligor or any Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Indebtedness or any Material Rental Obligation, when and as the same shall become due and payable, after giving effect to any grace period with respect thereto;

(f)           any event or condition occurs that results in (i) (A) other than with respect to the First Lien Notes or any other First Lien Secured Debt, any Material Indebtedness of any Obligor or any Subsidiary becoming due prior to its scheduled maturity or that enables or permits (disregarding any notice provisions or grace periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or (B) 45 days after the occurrence thereof (so long as the same is then continuing), any “Event of Default” as defined under the First Lien Note Indenture or any other First Lien Secured Debt or (ii) the lease with respect to any Material Rental Obligation of any Obligor or any Subsidiary that enables or permits (with or without the giving of notice, the lapse of time or both) the counterparty to such lease to cause such lease to be terminated prior to its scheduled expiration date and such termination was not initiated by the applicable Obligor or Subsidiary and/or is adverse to such Obligor or such Subsidiary;

75

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Obligor or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           any Obligor or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Section 6.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            any Obligor or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

(j)            a final judgment or judgments for the payment of money in excess of $5.0 million in the aggregate (exclusive of judgment amounts fully covered by insurance where the insurer has not denied liability in respect of such judgment) shall be rendered by one or more courts, administrative tribunals or other bodies having jurisdiction against any Obligor or any Subsidiary and the same shall not be discharged (or provision shall not be made for such discharge), bonded, or a stay of execution thereof shall not be procured, within 60 days from the date of entry thereof and the relevant Obligor or any Subsidiary shall not, within said period of 60 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(k)           an ERISA Event shall have occurred that, in the reasonable opinion of the Required Holders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

76

(l)            any of the following shall occur:  (i) the Liens created hereunder or under the Second Lien Security Documents shall at any time (other than by reason of the Collateral Trustee relinquishing such Lien) cease to constitute valid and perfected Liens on Collateral intended to be covered thereby having a fair market value of $500,000 in the aggregate; (ii) except for expiration in accordance with its respective terms, (A) this Indenture, (B) any Note, (C) any Second Lien Security Document or (D) the Note Documents, taken as a whole, shall for whatever reason be terminated, or shall cease to be in full force and effect; or (iii) the enforceability of any Note Document shall be contested by (x) any Person (other than an Obligor, the Trustee or any Required Holder) in good faith or (y) any Obligor;

(m)          there shall occur any loss, theft, damage or destruction of any Collateral not fully covered by insurance and having a fair market value of $1.5 million in the aggregate;

(n)           any Guarantor shall assert that its obligations under any Note Document shall be invalid or unenforceable; or

(o)           there shall occur any Material Adverse Effect.

Section 6.02       Acceleration.

In the case of an Event of Default specified in Section 6.01(g) or Section 6.01(h) hereof, all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Parent specifying the Event of Default; provided, however, that so long as any First Lien Notes or any other First Lien Secured Debt Obligations are outstanding, the acceleration shall not be effective until the earlier of (1) an acceleration of Indebtedness under the First Lien Notes or any other First Lien Secured Debt or (2) five business days after receipt by the Issuer and the trustee under the First Lien Note Indenture and the Debt Representative of any other First Lien Secured Debt of written notice of such declaration of acceleration of the Notes. Whenever the events or conditions which caused an Event of Default have ceased to exist, the Event of Default shall be deemed not to be continuing.

Section 6.03       Other Remedies.

(a)           If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest, and Additional Amounts, if any, with respect to, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)           The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  All remedies are cumulative to the extent permitted by law.

77

Section 6.04          Waiver of Past Defaults.

(a)           Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of acceleration pursuant to Section 6.02 hereof, and its consequences, and waive any related existing Default or Event of Default (except a continuing Default or Event of Default in the payment of interest or Additional Amounts, if any, or on the principal of the Notes) if:

(i)            the Issuer has paid or deposited with the Trustee a sum sufficient to pay (x) all sums paid or advanced by the Trustee hereunder and the reasonable compensation, expenses and disbursements and advances of the Trustee, it agents and counsel, (y) all overdue interest and Additional Amounts, if any, on all Notes, (z) the principal of and premium, if any, on any Notes that have become due otherwise than by such declaration or occurrence of acceleration and interest and Additional Amounts, if any, thereon at the rate prescribed therefor by such Notes, and (iv) to the extent that payment for such interest is lawful, interest upon overdue interest, if any, at the rate prescribed in Section 4A.14 hereof,

(ii)           all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes that have become due solely by such declaration of acceleration, have been cured or waived, and

(iii)          the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(b)           The Issuer shall deliver to the Trustee an Officers’ Certificate stating that the requisite percentage of Holders have consented to any such waiver and attaching copies of such consents.  In case of any such waiver, the Obligors, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.  This Section 6.04 and Section 9.02 hereof shall be in lieu of Section 316(a)(1)(B) of the TIA and such Section 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.  Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05       Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes.

78

Section 6.06       Limitation on Suits.

(a)           A Holder may not pursue any remedy with respect to this Indenture or the Notes unless:

(i)            the Holder gives the Trustee written notice of a continuing Event of Default;

(ii)           the Holders of at least 25% in aggregate principal amount of then outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii)          such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(iv)          the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(v)           during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

Such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium or Additional Amounts, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

(b)           A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07       Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, interest on, and Additional Amounts, if any, with respect to, the Note, on or after the respective due dates expressed in the Note (including in connection with any redemption required under Section 3.08 hereof), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08       Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(g) or (h) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, interest, and Additional Amounts, if any, remaining unpaid on the Notes and interest on overdue principal and premium, if any, and, to the extent lawful, interest and Additional Amounts, if any, and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

79

Section 6.09       Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer or any Guarantor (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.  Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10       Priorities.

(a)           If the Trustee collects any money pursuant to this Article, it shall pay out the money in the following order:

First:  to the Trustee, its agents and attorneys for amounts due under Section 7.07 hereof, including payment of all compensation, expense and liabilities Incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second:  to First Lien Secured Parties to the extent required by Article Twelve;

Third:  to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, interest and Additional Amounts, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, and Additional Amounts, if any, respectively; and

Fourth:  the balance, if any, to the Issuer or to such party as a court of competent jurisdiction shall direct.

(b)           The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

80

Section 6.11       Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than ten percent in principal amount of the then outstanding Notes.

ARTICLE SEVEN
TRUSTEE

Section 7.01       Duties of Trustee.

Except to the extent, if any, provided otherwise in the Trust Indenture Act of 1939 (as from time to time in effect):

(a)           If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)           Except during the continuance of an Event of Default:

(i)            the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)           in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture.  However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c)           The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)            this paragraph does not limit the effect of paragraph (b) of this Section;

(ii)           the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

81

(iii)          the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d)           Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e)           No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.  The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f)           Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.  The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer.

Section 7.02       Certain Rights of Trustee.

(a)           The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person.  The Trustee need not investigate any fact or matter stated in the document.

(b)           Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel.  The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)           The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d)           The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)           Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by two Officers of the Issuer.

(f)           The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.  In no event shall the Trustee be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) for any action it takes or omits to take, even if the Trustee has been advised of the likelihood of such loss or damage.

82

(g)           The Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or written notice of such default or Event of Default is received by the Trustee at the corporate trust office of the Trustee, and such notice references the securities of this Indenture.

Section 7.03       Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may become a creditor of, or otherwise deal with, the Issuer or any of its Affiliates with the same rights it would have if it were not Trustee.  However, in the event that the Trustee acquires any conflicting interest as described in the Trust Indenture Act of 1939 (as in effect at such time), it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee or resign.  Any Agent may do the same with like rights and duties.  The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04       Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05       Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall deliver to Holders of Notes a notice of the Default or Event of Default within 90 days after actual notice to or knowledge by the Trustee.  Except in the case of a Default or Event of Default in payment of principal, premium, if any, interest or Additional Amounts, if any, on any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06       Reports by Trustee to Holders of the Notes.

(a)           Within 60 days after each May 31 beginning with the May 31 following the date hereof, and for so long as Notes remain outstanding, the Trustee shall deliver to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted).  The Trustee also shall comply with TIA § 313(b)(2).  The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

83

(b)           A copy of each report at the time of its delivery to the Holders of Notes shall be delivered to the Issuer and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d).  The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

Section 7.07       Compensation and Indemnity.

(a)           The Issuer shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder in accordance with a written schedule provided by the Trustee to the Issuer.  The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust.  The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services.  Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and legal counsel.

(b)           The Obligors shall indemnify the Trustee for, and hold it harmless against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against any Obligor (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuer, any Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence, or willful misconduct.  The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity.  Failure by the Trustee to so notify the Issuer shall not relieve any Obligor of its obligations hereunder unless and to the extent failure to notify the Issuer materially impairs such Obligor’s ability to defend such claim.  Such Obligor shall defend the claim and the Trustee shall cooperate in the defense.  Neither Issuer nor Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c)           The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(d)           To secure the Issuer’s and Guarantors’ payment obligations in this Section, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.  Such Lien shall survive the satisfaction and discharge of this Indenture and resignation or removal of the Trustee.

(e)           When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(g) and (h) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and legal counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)           The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

84

Section 7.08       Replacement of Trustee.

(a)           A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)           The Trustee may resign by notifying the Issuer in writing at any time and be discharged from the trust hereby created by so notifying the Issuer.  The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee upon 30 days notice by so notifying the Trustee and the Issuer in writing.  The Issuer may remove the Trustee if:

(i)            the Trustee fails to comply with Section 7.10 hereof;

(ii)           the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(iii)          a custodian or public officer takes charge of the Trustee or its property; or

(iv)          the Trustee becomes incapable of acting.

(c)           If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee.  Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

(d)           If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition at the expense of the Issuer any court of competent jurisdiction for the appointment of a successor Trustee.

(e)           If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)           A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer.  Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture.  The successor Trustee shall deliver a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof.  Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

85

Section 7.09       Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act shall be the successor Trustee.

Section 7.10       Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or other institution organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $150.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5).  The Trustee is subject to TIA § 310(b).

Section 7.11       Preferential Collection of Claims Against Company.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b).  A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.  The Trustee hereby waives any right to set-off any claim that it may have against the Issuer in any capacity (other than as Trustee and Paying Agent) against any of the assets of the Issuer held by the Trustee; provided, however, that if the Trustee is or becomes a lender of any other Indebtedness permitted hereunder to be pari passu with the Notes, then such waiver shall not apply to the extent of such Indebtedness.

Section 7.12       No Representation by Trustee.

The recitals and statements contained herein (except the name, address and jurisdiction of organization of the Trustee) and in the Notes (other than the Trustee’s authentication of the Notes) shall be taken as the recitals of and statements of the Issuer, and the Trustee assumes no responsibility for their correctness.  The Trustee shall not be responsible for and makes no representations as to the validity or sufficiency of this Indenture or of the Notes (except the Trustee’s certificates of authentication thereof) of any series.  The Trustee shall not be accountable for the use or application by the Issuer of the Notes or the proceeds thereof.  The Trustee shall have no duty to ascertain or inquire as to the performance of the Issuer’s covenants in Article Four hereof or otherwise established by the terms of the Notes.

86

ARTICLE EIGHT
CONDITIONS TO ISSUANCE OF THE NOTES

Section 8.01       Conditions Precedent to the Issuance of the Notes.  The authentication and issuance of the Notes is subject to the satisfaction or waiver by the Requisite Plan Support Parties or the Collateral Trustee, as the case may be as further specified below, of each of the following conditions precedent:

(a)           Counterparts of Indenture.  The Trustee shall have received from each party hereto either (i) a counterpart of this Indenture executed on behalf of such party or (ii) written evidence satisfactory to the Trustee (which may include telecopy transmission of an executed signature page of this Indenture) that such party has executed a counterpart of this Indenture.

(b)           Notes.  The Trustee shall have received a duly completed and executed Note for the account of each Holder.

(c)           Existence and Good Standing.  The Requisite Plan Support Parties shall have received such documents and certificates as the Requisite Plan Support Parties may reasonably request relating to the organization, existence and good standing of the Obligors and their Subsidiaries, the authorization of the Restructuring Transactions by the Obligors and the authorization, execution and delivery of the Restructuring Documents by the Obligors to the extent each is a party thereto, all in form and substance reasonably satisfactory to the Requisite Plan Support Parties.

(d)           Security Interests in Personal and Mixed Property.  The Collateral Trustee shall have received the following, each in form and substance reasonably satisfactory to the Collateral Trustee:

(i)            Lien Searches and UCC Termination Statements.  (A) The results of a recent search, by one or more Persons satisfactory to the Collateral Trustee, of all effective UCC financing statements, fixture filings or other comparable filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Obligor, together with copies of all such filings disclosed by such search, and (B) UCC or other comparable termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements, fixture filings or other comparable filings disclosed in such search (other than any such financing statements, fixture filings or other comparable filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Indenture) or if such termination statements cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Notes, an agreement to deliver such termination statements upon receipt by such creditor of payment in full of the amounts due such creditor;

(ii)           UCC Financing Statements and Fixture Filings.  UCC financing statements and, where reasonably required by the Collateral Trustee, fixture filings duly authorized by each applicable Obligor with respect to all personal and mixed property Collateral of such Obligor, for filing in all jurisdictions as may be necessary or, in the opinion of the Collateral Trustee, desirable to perfect the security interests created in such Collateral pursuant to the Note Documents;

87

(iii)          Stock Certificates and Instruments.  The following possessory Collateral (or, if such possessory Collateral cannot be obtained from a creditor whose debt is to be repaid with the proceeds of the Notes, an agreement to deliver such possessory Collateral upon receipt by such creditor of payment in full of the amounts due such creditor):  (A) certificates (which certificates shall be accompanied by irrevocable undated stock powers, undated and duly endorsed in blank and otherwise reasonably satisfactory in form and substance to the Collateral Trustee) representing all capital stock and other equity interests pledged pursuant to the Security Agreement and the UK Charge Over Shares and (B) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner reasonably satisfactory to the Collateral Trustee) evidencing any Collateral;

(iv)          PTO Cover Sheets, Etc.  All security agreements, cover sheets or other documents or instruments required to be filed with the United States Patent and Trademark Office or United States Copyright Office in order to create or perfect Liens in respect of any Patents, Trademarks or Copyrights; and

(v)           Perfection Certificates.  Perfection certificates dated the Issue Date from each Obligor, in form and substance satisfactory to the Collateral Trustee, duly executed by a Designated Financial Officer of each Obligor.

(e)           Security Agreement.  The Collateral Trustee shall have received from each party thereto a counterpart of the Security Agreement executed on behalf of such party.

(f)            UK Charge Over Shares.  The Collateral Trustee shall have received from Recorded Books a counterpart of the UK Charge Over Shares executed on behalf of such party.

(g)           Mortgage; Etc.  On the Issue Date, the Issuer shall, at its sole cost and expense, deliver to Collateral Trustee:

(i)            a fully executed and notarized Mortgage (the “Issue Date Mortgage”) with respect to the Issue Date Mortgaged Property, in form suitable for filing or recording in all applicable filing or recording offices that the Collateral Trustee may deem reasonably necessary in order to create a valid First Priority Lien, subject to Permitted Liens, in favor of the Collateral Trustee for the benefit of the Holders of the Notes, and evidence that all applicable filing and recording taxes and fees have been paid;

(ii)           a fully paid Mortgage Policy in respect of the Issue Date Mortgaged Property subject to the Issue Date Mortgage in form and substance, with endorsements (to the extent available at customary rates) and in amounts reasonably acceptable to the Collateral Trustee, issued by a nationally-recognized title insurer, insuring the Issue Date Mortgage to be a valid First Priority Lien on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance as the Collateral Trustee may deem reasonably necessary;

88

(iii)          to the extent required for issuance of a Mortgage Policy containing customary coverage for survey matters, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Collateral Trustee for the benefit of the Holders and the issuer of the Mortgage Policy in a manner reasonably satisfactory to the Collateral Trustee by a land surveyor duly registered and licensed in Maryland and reasonably acceptable to the Collateral Trustee;

(iv)          evidence that the insurance required by Section 4A.05 hereof has been obtained with respect to the Issue Date Mortgaged Property;

(v)           a favorable opinion of Whiteford Taylor & Preston LLP, local Maryland counsel to the Obligors, with respect to the due execution and delivery, authorization, creation, enforceability and perfection of the Issue Date Mortgage on the Issue Date Mortgaged Property and any related fixture filings, and such other matters related thereto as the Collateral Trustee may reasonably request, in form and substance reasonably satisfactory to the Collateral Trustee;

(vi)          evidence that the Issue Date Mortgaged Property is not located in an area identified by the Federal Emergency Management Agency as having special flood hazards, or if the Additional Mortgaged Property or any portion thereof is identified by the Federal Emergency Management Agency as an area having special flood hazards (including, without limitation, those areas designated as Zone A or Zone V), evidence that the flood insurance required under Section 4A.05 hereof has been obtained with respect to the Issue Date Mortgaged Property;

(vii)         such other consents, agreements and confirmations of lessees, lessors and other parties as the Collateral Trustee may reasonably deem necessary, and evidence that all other actions reasonably requested by the Collateral Trustee that are necessary in order to create a valid First Priority Lien on the property described in the Issue Date Mortgage has been taken; and

(viii)        upon the reasonable request of the Collateral Trustee, existing environmental and other reports in Issuer’s possession with respect to the Issue Date Mortgaged Property.

(h)           Leases; Landlord’s Waivers and Consents.  In the case of each Material Leasehold Property existing as of the Issue Date, Obligor shall deliver to Collateral Trustee, as soon as reasonably practicable after the Issue Date, but in no event later than 60 days after the Issue Date, copies of the lease and ancillary documentation relating thereto, and all amendments thereto, between the applicable Obligor and the landlord or tenant party thereto, together with a fully executed Landlord’s Waiver and Consent with respect thereto and where required by the terms of any lease, the consent of the mortgagee, ground lessor or other party.

(i)            Evidence of Insurance.  The Collateral Trustee shall have received certificates from the Obligors’ insurance brokers that all insurance required to be maintained pursuant to Section 4A.05 is in full force and effect and that the Collateral Trustee on behalf of the Secured Parties has been named as additional insured or loss payee thereunder to the extent required under Section 4A.05.

89

(j)            Necessary Governmental Permits, Licenses and Authorizations and Consents; Etc.  The Obligors shall have obtained all other permits, licenses, authorizations and consents from all other Governmental Authorities, including without limitation, the Bankruptcy Court, and all consents of other Persons with respect to Indebtedness, Liens and material agreements listed on Schedule 5.14 (and so identified thereon), in each case that are necessary or advisable in connection with the Restructuring Transactions, the execution, delivery and performance of the Restructuring Documents and the operation of the business of the Obligors as currently conducted and as proposed to be conducted by the Obligors, and each of the foregoing shall be in full force and effect, in each case other than those which the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Restructuring Transactions shall have expired or been terminated without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Restructuring Transactions.  No action, request for stay, petition for review or rehearing, reconsideration or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Governmental Authority to take action to set aside its consent on its own motion shall have expired.

(k)           Material Agreements.  The Requisite Plan Support Parties shall have received copies of, and shall be reasonably satisfied with the form and substance of (i) any and all agreements among any of the holders of capital stock or other equity interests in the Obligors, (ii) any stock option plans, phantom stock incentive programs and similar arrangements provided by the Obligors to any Person, (iii) any and all employment contracts with senior management of the Obligors, (iv) any and all management and consulting agreements with any Persons and (v) all agreements set forth on Schedule 5.14, in each case, as such will be in effect from and after the Issue Date.

(l)           Financial Statements; Projections.  The Requisite Plan Support Parties shall have received the certified financial statements and projections referred to in Section 5.04 hereof and the same shall not be materially inconsistent with the information previously provided to the Requisite Plan Support Parties.

(m)           Representations and Warranties.  The representations and warranties of each Obligor set forth in this Indenture and the other Note Documents shall be true and correct in all material respects on and as of the Issue Date, except (i) to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case, such representation or warranty shall be true and correct in all material respects as of such date and (ii) that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects, subject to the materiality qualification contained therein.

(n)           No Defaults.  At the time of, and immediately after giving effect to the issuance of the Notes, no Default shall have occurred and be continuing.

90

(o)           Financial Officer Certificate.  The Requisite Plan Support Parties shall have received a certificate, dated the Issue Date and executed by a Designated Financial Officer, confirming compliance with the conditions set forth in paragraphs (m) and (n) of this Section 8.01 as of the Issue Date after giving effect to the Effective Time.

(p)           Solvency Certificate.  The Trustee shall have received the Solvency Certificate dated the Issue Date, in substantially the form of Exhibit F hereto, and executed by the Chief Financial Officer of each Obligor.

(q)           No Material Adverse Effect.  There shall have occurred no Material Adverse Effect since December 31, 2008, except for the filing of the Chapter 11 Cases.

(r)           Corporate and Legal Structure and Capitalization.  The Holders shall be reasonably satisfied with the corporate and legal structure and capitalization of each Obligor and each of its Subsidiaries, the Equity Interests in which Subsidiaries is being pledged pursuant to the Second Lien Security Documents, including the terms and conditions of the charter, articles, bylaws and each class of Equity Interest in each Obligor and each such Subsidiary and of each agreement or instrument relating to such structure or capitalization.

(s)           Effectiveness of Plan of Reorganization.  The Plan of Reorganization shall have become effective in accordance with its terms.

(t)           The Intercreditor Agreement.  The Collateral Trustee shall have received the Intercreditor Agreement, executed by each party thereto, in form and substance reasonably satisfactory to the Collateral Trustee.

(u)           The Collateral Trust Agreement.  The Collateral Trustee shall have received the Collateral Trust Agreement, executed by each party thereto, in form and substance reasonably satisfactory to the Collateral Trustee.

(v)           Opinion of Counsel  The Trustee and Collateral Trustee shall have received the favorable written opinion (addressed to the Trustee and the Collateral Trustee dated the Issue Date) of (a) Brown Rudnick LLP, special counsel to the Obligors, covering such matters relating to the Obligors, the Note Documents, the other Restructuring Documents or the Restructuring Transactions as the Collateral Trustee or the Trustee shall reasonably request, in form and substance reasonably satisfactory to the Trustee and the Collateral Trustee, and (b) Eversheds LLP, local United Kingdom counsel to the Obligors covering the UK Charge Over Share and such other matters related thereto as the Trustee and the Collateral Trustee shall  reasonably request and in form and substance reasonably satisfactory to the Trustee and the Collateral Trustee.

(w)          Other Documents.  The Trustee, the Collateral Trustee and the Requisite Plan Support Parties shall have received all material contracts, instruments, opinions, certificates, assurances and other documents as the Trustee, the Collateral Trustee or the Requisite Plan Support Parties shall have reasonably requested and the same shall be reasonably satisfactory to each of them.

91

ARTICLE NINE
AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01       Without Consent of Holders of Notes.

(a)           Notwithstanding Section 9.02 of this Indenture, the Issuer, the Guarantors, and the Trustee may amend or supplement this Indenture or the Notes without the consent of any Holder of a Note:

(i)            to cure any ambiguity, defect or inconsistency;

(ii)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(iii)          to provide for the assumption of the Issuer’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s or such Guarantor’s assets, in each case, which is permitted under this Indenture;

(iv)          to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(v)           to comply with the provisions described under Section 4A.09 or Article Ten;

(vi)          to evidence and provide for the acceptance of appointment of a successor Trustee; or

(vii)         to provide for the issuance of Additional Notes in accordance with this Indenture.

(b)           Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture, and upon receipt by the Trustee of any documents requested under Section 7.02(b) hereof, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental Indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02       With Consent of Holders of Notes.

(a)           Except as otherwise provided in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture or the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

92

(b)           The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Persons entitled to consent to any indenture supplemental hereto.  If a record date is fixed, the Holders on such record date, or its duly designated proxies, and only such Persons, shall be entitled to consent to such supplemental indenture, whether or not such Holders remain Holders after such record date; provided that unless such consent shall have become effective by virtue of the requisite percentage having been obtained prior to the date which is 90 days after such record date, any such consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

(c)           Upon the request of the Issuer accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement to this Indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee shall join with the Issuer in the execution of such amendment or supplement unless such amendment or supplement directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment or supplement.

(d)           It shall not be necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e)           After an amendment, supplement or waiver under this Section becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver.  Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.  Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) may waive compliance in a particular instance by the Issuer with any provision of this Indenture or the Notes.  However, without the consent of each Holder affected, an amendment or waiver under this Section 9.02 may not:

(i)            reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)           reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(iii)          change the method of calculating or change the time for payment of interest on any Note;

93

(iv)          waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Amount, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(v)           make any Note payable in money other than U.S. dollars;

(vi)          make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Additional Amounts, if any, on the Notes;

(vii)         release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(viii)        impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or any Note Guarantee;

(ix)          except as otherwise permitted under Section 4A.09 or Article Ten, consent to the assignment or transfer by the Issuer or any Guarantor of any of their rights or obligations under this Indenture;

(x)           contractually subordinate in right of payment the Notes or any Note Guarantee to any other Indebtedness; or

(xi)          make any change in the preceding amendment and waiver provisions.

Section 9.03       Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a document that complies with the TIA as then in effect.

Section 9.04       Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note.  However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective.  An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05       Notation on or Exchange of Notes.

(a)           The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated.  The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

94

(b)           Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06       Trustee to Sign Amendments, Etc.

The Trustee shall sign any amendment or supplement to this Indenture or any Note authorized pursuant to this Article Nine if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee.  The Issuer may not sign an amendment or supplemental Indenture or Note until its Board of Directors approves it.  In executing any amendment or supplement or Note, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplement is authorized or permitted by this Indenture, and the Trustee shall be entitled to receive (i) a copy of any Board Resolution passed pursuant to this Section 9.06 and (ii) evidence of any consent of the Holders provided in accordance with Section 9.02.

ARTICLE TEN
NOTE GUARANTEES

Section 10.01     Guarantee.

(a)           Subject to this Article Ten, each of the Guarantors hereby, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of, this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:  (a) the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guarantors hereby agree that, to the maximum extent permitted under applicable law, their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.  Subject to Section 6.06 hereof, each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

95

(c)           If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d)           Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.  Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.  The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(e)           The Note Guarantee of each Guarantor herein shall be, in the manner and to the extent set forth in Article Twelve, subordinated to such Guarantor’s Guarantee of First Lien Secured Debt.

Section 10.02     Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to such Note Guarantee.  To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article Ten, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03     Execution and Delivery of Note Guarantee.

(a)           To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by its President or one of its Vice Presidents.

96

(b)           Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

(c)           If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

(d)           The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e)           If required by Section 4A.09 hereof, the Issuer shall cause such Subsidiaries to execute supplemental indentures to this Indenture and Note Guarantees in accordance with Section 4A.09 hereof and this Article Ten, to the extent applicable.

ARTICLE ELEVEN
COLLATERAL AND SECURITY DOCUMENTS

Section 11.01     Collateral and Security Documents.

[This Section subject to change based on negotiations with any other first lien debt under a credit agreement or otherwise]

(a)           In order to secure the due and punctual payment of the Notes, the Issuer and the Guarantors have entered into and delivered to the Collateral Trustee the Security Agreement and the other Second Lien Security Documents, in each case, to which it is a party, to create the Liens on the Collateral securing their respective obligations under the Notes and the Note Guarantees.  Pursuant to the provisions of the Intercreditor Agreement, the rights and remedies of the Collateral Trustee and the Holders of the Notes in the Collateral shall be junior and subordinated to the holders of the First Lien Secured Debt Obligations under the First Lien Secured Debt Documents.  In the event of a conflict between the terms of this Indenture and the Intercreditor Agreement or Second Lien Security Documents, the Intercreditor Agreement and Second Lien Security Documents shall control.

(b)           The Issuer and the Guarantors shall comply with all covenants and agreements contained in the Second Lien Security Documents the failure to comply with which would have a material and adverse effect on the Liens purported to be created thereby securing the Notes and the Note Guarantees.

(c)           Until the Notes are discharged in full or are otherwise no longer outstanding (whether pursuant to any Insolvency or Liquidation Proceeding or otherwise), all remedies and enforcement actions in respect of the Collateral and any foreclosure actions in respect of any Liens on the Collateral, and all actions, undertakings or consents by the Collateral Trustee in respect of the Collateral shall be undertaken solely at the instruction of the Requisite Secured Debtholders, including without limitation:

97

(i)            the exercise or forbearance from exercise of rights and remedies with respect to the Collateral and enforcement of Liens securing the Secured Debt;

(ii)           the exercise or forbearance from exercise of rights and powers of a holder of capital stock included in the Collateral;

(iii)          the acceptance of Collateral in full or partial satisfaction of any Secured Debt; and

(iv)          the exercise and forbearance from exercise of all rights and remedies of a secured party under the UCC or any similar law of any applicable jurisdiction or equity;

provided, however, that any actions constituting a release of all or substantially all of the Collateral shall require the consent of all holders of First Lien Secured Debt, including the Holders of the First Lien Notes, and all Holders of the Notes.

(d)           Until the Notes are discharged in full or are otherwise no longer outstanding, no Second Lien Secured Party (including any Holder of Notes) shall have any right to:

(i)            sue, ask or demand or join with any other party to cause the Issuer or any of its Guarantors to commence any Insolvency or Liquidation Proceeding that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to any Secured Party in respect of the Liens granted to the Collateral Trustee in the Collateral under the Security Documents for the benefit of first, the holders of First Lien Secured Debt Equally and Ratably and, thereafter, the Holders of the Notes equally and ratably;

(ii)           contest any lawful exercise by the Collateral Trustee, acting at the direction of, or as consented to by, the Requisite Secured Debtholders, of any remedy or foreclosure of the Liens on the Collateral;

(iii)          contest any other request for judicial relief made in any court by the Collateral Trustee at the direction of, or as consented to by, the Requisite Secured Debtholders, or

(iv)          oppose or otherwise contest any motion for relief from the automatic stay or for any injunction against foreclosure or enforcement of Liens granted to the Collateral Trustee in the Collateral under the Security Documents for the benefit of, first, holders of First Lien Secured Debt Equally and Ratably and, thereafter, the Holders of the Notes equally and ratably, in any Insolvency or Liquidation Proceeding.

Notwithstanding the foregoing, subject to the restrictions set forth in Article 12 hereof, any Holder may take any actions and exercise any and all rights available to a holder of unsecured claims so long as not in contravention of the restrictions set forth above, including the commencement of an Insolvency or Liquidation Proceeding against the Issuer or any of our Guarantors as an unsecured creditor or any suit to enforce payment of principal, premium, if any, interest and Additional Interest, if any on the Notes or under any Note Guarantee.

98

Section 11.02     Authorization of Actions to Be Taken.

(a)           Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of each Second Lien Security Document and the Intercreditor Agreement, in each case, as originally in effect and as amended, supplemented or replaced from time to time in accordance with its terms or the terms of this Indenture, authorizes and directs the Collateral Trustee and the Trustee to enter into the Second Lien Security Documents and the Intercreditor Agreement, and authorizes and empowers the Collateral Trustee and the Trustee to perform their respective obligations, exercise its rights and powers and take any action permitted or required thereunder.

(b)           Each of the Collateral Trustee and the Trustee is authorized and empowered to receive for the benefit of the Holders of Notes any funds collected or distributed under the Intercreditor Agreement and the Second Lien Security Documents and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

(c)           If an Event of Default occurs under this Indenture, the Trustee shall deliver to the Collateral Trustee a written notice of such Event of Default.  [If, as a result of delivering such notice to the Collateral Trustee, the Trustee becomes the Controlling Debt Representative, then subject to Article Seven hereof and the Intercreditor Agreement, the Trustee, pursuant to the direction of Holders representing a majority of principal amount of Notes outstanding, shall or, in its sole discretion and without the consent of the Holders of Notes, may direct the Collateral Trustee with respect to any action, omission, forbearance, enforcement or exercise of remedies with respect to the Collateral for purposes of any Enforcement Action.  Subject to the terms of the Intercreditor Agreement, each of the Collateral Trustee and the Trustee is authorized and empowered to institute and maintain such suits and proceedings as it may deem expedient to protect or enforce the Liens securing the Notes and the Note Guarantees or to prevent any impairment of Collateral by any acts that may be unlawful or in violation of the Second Lien Security Documents or this Indenture, and such suits and proceedings as it may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Liens securing the Notes and the Note Guarantees or be prejudicial to the interests of Holders of Notes, the Collateral Trustee or the Trustee.

Section 11.03     Application of Proceeds of Collateral.

Upon any realization upon the Collateral, the proceeds thereof shall be applied in accordance with the terms of the Intercreditor Agreement and the Security Documents.

Section 11.04     Possession and Use of Collateral.

Unless an Event of Default shall have occurred and be continuing, subject to the terms of the First Lien Secured Debt Documents, this Indenture and the Security Documents, the Issuer and the Guarantors shall have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any Collateral delivered to the Collateral Trustee or the Trustee in accordance with the provisions of the First Lien Secured Debt Documents, this Indenture or the Security Documents and other than as set forth in the First  Lien Secured Debt Documents, this Indenture or the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

99

Section 11.05     Trust Indenture Act Requirements; Opinion of Counsel; Certificates of the Issue.

The Issuer and the Guarantors shall furnish to the Collateral Trustee and the Trustee on or prior to July 1 of each year beginning with July 1, 2010, an Opinion of Counsel, dated as of such date, either (a) stating that, in the opinion of such counsel, (i) action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of this Indenture, all supplemental indentures, financing statements, continuation statements or notices, recordings or other instruments of further assurance as is necessary to maintain the Liens securing the Notes and the Note Guarantees and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and (ii) based on relevant laws as in effect on the date of such Opinion of Counsel, all financing statements and continuation statements have been executed and filed that are necessary as of such date and during the succeeding 12 months fully to preserve and perfect the Liens securing the Notes and the Note Guarantees, to the extent the Liens securing the Notes and the Note Guarantees can be perfected by the filing of a financing statement; or (b) stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens securing the Notes or any Note Guarantee as effective and perfected.  The Issuer and the Guarantors shall otherwise comply with the provisions of TIA Section 314(b).  In addition, to the extent applicable, the Issuer and the Guarantors shall cause TIA Section 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Liens securing the Notes and the Note Guarantees or relating to the substitution therefor of any property or securities to be subjected to the Liens securing the Notes and the Note Guarantees, to be complied with.  Any certificate or opinion required by TIA Section 314(d) may be made by an Officer of the Issuer, except in cases where TIA Section 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert reasonably satisfactory to the Trustee.  The determination as to whether an independent Person needs to sign such certificate or opinion shall be made by the Issuer and the Collateral Trustee shall have no responsibility related thereto.  Notwithstanding anything to the contrary in this Article 11, the Issuer shall not be required to comply with all or any portion of TIA Section 314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA Section 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC or its staff, including “no action” letters or exemptive orders, all or any portion of TIA Section 314(d) is inapplicable to one or a series of released Collateral.

100

Section 11.06     Further Assurances.

(a)           Subject to the terms of the Intercreditor Agreement, each of the Issuer and the Guarantors shall, at its own expense, promptly execute and deliver or otherwise authenticate all further instruments and documents and take all further action that may be necessary or desirable or that the Collateral Trustee may request, in order to perfect any pledge or security interest granted to purposed to be granted under the Second Lien Security Documents to enable the Collateral Trustee to exercise and enforce its rights and remedies hereunder and under the Second Lien Security Documents with respect to any Collateral of such grantor.  Without limiting the generality of the foregoing, each of the Issuer and the Guarantors shall at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Trustee from time to time such lists, descriptions and designations of its Collateral, warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the Liens securing Notes and the Note Guarantees, which the Collateral Trustee deems reasonably appropriate or advisable to perfect, preserve or protect its Liens securing the Notes and the Note Guarantees in the Collateral.

(b)           [To the extent that any Liens securing the Notes and the Note Guarantees are not perfected as of the Issue Date (other than as permitted in the Intercreditor Agreement or any Second Lien Security Document) the Issuer will take such action as to have such Liens perfected prior to the date that is [90] days from the Issue Date.]

Section 11.07     Release of Collateral.

(a)           The Liens securing the Notes and the Note Guarantees on the Collateral shall be automatically terminated and released without further action by any party, in whole or in part:  (i) upon any sale or disposition of any portion of Collateral in compliance with the Security Documents and Sections 3.08(a)(iii) and 4B.04 hereof; (ii) upon payment in full of principal, interest and all other Obligations on the Notes issued under this Indenture; (iii) prior to an Enforcement Action, (x) with respect to a release of less than all or substantially all of the Collateral, with the consent of Requisite Secured Debtholders or as otherwise may be required by the Security Documents and (y) with respect to a release of all or substantially all of the Collateral, with the consent of all Holders of Notes and all holders of First Lien Secured Debt; (iv) in connection with an Enforcement Action, at the direction or with the consent of the Requisite Secured Debtholders or as otherwise may be required by the Security Documents; and (v) to the extent any Collateral becomes Excluded Assets.

(b)           Without the necessity of any consent of or notice to the Trustee or any Holder of the Notes, the Issuer or any Guarantor may request and instruct the Collateral Trustee to, on behalf of each Holder of Notes, (A) execute and deliver to the Issuer or any Guarantor, as the case may be, for the benefit of any Person, such release documents as may be reasonably requested, of all Liens held by the Collateral Trustee in any Collateral securing the Notes and the Note Guarantees, and (B) deliver any such assets in the possession of the Collateral Trustee to the Issuer or any Guarantor, as the case may be; provided that any such release complies with the terms of this Indenture, the Intercreditor Agreement and the Second Lien Security Documents.

101

(c)           The release of any Collateral from the Liens securing the Notes and the Note Guarantees or the release of, in whole or in part, the Liens securing the Notes and the Note Guarantees created by any of the Second Lien Security Document will not be deemed to impair the Liens securing the Notes and the Note Guarantees in contravention of the provisions hereof if and to the extent the Collateral or the Liens securing the Notes and the Note Guarantees are released pursuant to the terms of this Indenture, the Intercreditor Agreement and the applicable Second Lien Security Documents.  Each of the Holders of the Notes acknowledge that a release of Collateral or Liens securing the Notes and the Note Guarantees strictly in accordance with the terms of this Indenture, the Intercreditor Agreement and the Second Lien Security Documents will not be deemed for any purpose to be an impairment of the Second Lien Security Documents or otherwise contrary to the terms of this Indenture.

Section 11.08     Amendments to Secured Debt Documents.

[The First Lien Secured Debt Documents with respect to each Class of First Lien Secured Debt, including the First Lien Notes and this First Lien Note Indenture, are permitted to be amended or modified in accordance with their terms, without the consent of (or any action by) the Holders of the Notes, so long as such amendments and modifications do not contravene the Intercreditor Agreement; provided that in no event shall any amendment or modification to any First Lien Secured Debt Document (i) increase the aggregate principal amount of First Lien Secured Debt that may be incurred and secured Equally and Ratably with the First Priority Lien on the Collateral pursuant to the First Lien Security Documents in excess of the amount permitted to be so incurred and secured under this Indenture or (ii) result in a default under any First Lien Secured Debt Document or any Note Document.]

ARTICLE TWELVE
SUBORDINATION

Section 12.01     Agreement to Subordinate.  Each of the Issuer and the Guarantors covenants and agrees, and each Holder by accepting a Note likewise covenants and agrees, that all Notes shall be issued subject to the provisions of this Article 12; and each Person holding any Note accepts and agrees to be bound by such provisions.

The payment of the principal of, premium, if any, interest and Additional Amounts, if any, on all Notes (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Article 3 hereof) issued hereunder shall, to the extent and in the manner hereinafter set forth, be subordinated and subject in right of payment to the prior payment of all First Lien Secured Debt, whether outstanding at the date of this Indenture or thereafter incurred, in full in cash or payment satisfactory to the holders of First Lien Secured Debt.

No provision of this Article 12 shall prevent the occurrence of any Default or Event of Default hereunder.

Section 12.02     Payment to Holders.  No payment shall be made with respect to the principal of, or premium, if any, interest and Additional Amounts, if any, on the Notes (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Article 3 hereof), and no redemption, repurchase or retirement of the Notes shall occur if:

102

(a)           a default in the payment of principal, premium, interest, Additional Amount or other obligations due on any First Lien Secured Debt occurs and is continuing (or, in the case of First Lien Secured Debt for which there is a period of grace, in the event of such a default that continues beyond the period of grace, if any, specified in the First Lien Note Indenture or other instrument evidencing such First Lien Secured Debt), unless and until such default shall have been cured or waived by the appropriate holders of the First Lien Secured Debt or shall have ceased to exist; or

(b)           a default, other than a payment default, on any First Lien Secured Debt occurs and is continuing that then permits holders of such First Lien Secured Debt to accelerate the maturity of all or any portion of such First Lien Secured Debt (or would permit such holders to so accelerate with the giving of notice or the passage of time or both) and the Trustee receives a notice of the default (a “Payment Blockage Notice”) from a Debt Representative or holder of such First Lien Secured Debt or the Issuer.

Subject to the provisions of Section 12.05, if the Trustee receives any Payment Blockage Notice pursuant to clause (b) above, no subsequent Payment Blockage Notice shall be effective for purposes of this Section unless and until at least 360 days shall have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice.  No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee (unless such default was waived, cured or otherwise ceased to exist and thereafter subsequently reoccurred) shall be, or be made, the basis for a subsequent Payment Blockage Notice, whether or not within a period of 360 consecutive days.

Unless this Article 12 otherwise prohibits payments on or distributions in respect of the Notes at the time of such payments or distributions, the Issuer may and shall resume such payments on and distributions:

(A)          in the case of a default referred to in clause (a) above, the date upon which the default is cured or waived by the requisite holders of First Lien Secured Debt or otherwise ceases to exist, or

(B)           in the case of a default referred to in clause (b) above, the earliest to occur of (i) the date on which such default is cured or waived or otherwise ceases to exist or such First Lien Secured Debt is discharged or paid in full, (ii)179 days pass after the date on which the applicable Payment Blockage Notice is received, and (iii) such payment blockage period shall have been terminated by written notice to the Issuer or the Trustee from the Person initiating such payment blockage period, if the maturity of such First Lien Secured Debt has not been accelerated.

103

Upon any payment by the Issuer or any Guarantor, or distribution of assets of the Issuer or any Guarantor of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or liquidation or reorganization of the Issuer or any Guarantor (whether voluntary or involuntary) or in bankruptcy, insolvency, receivership or similar proceedings, all amounts due or to become due upon all First Lien Secured Debt shall first be paid in full in cash, or other payment satisfactory to the holders of First Lien Secured Debt before any payment is made on account of the principal of, premium, if any, interest or Additional Amounts, if any, on the Notes (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Article 3 hereof); and upon any such dissolution or winding-up or liquidation or reorganization of the Issuer or any Guarantor or bankruptcy, insolvency, receivership or other proceeding, any payment by the Issuer or any Guarantor, or distribution of assets of the Issuer or any Guarantor of any kind or character, whether in cash, property or securities, to which the Holders of the Notes or the Trustee would be entitled, except for the provision of this Article 12, shall (except as aforesaid) be paid by the Issuer or such Guarantor or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Holders of the Notes or by the Trustee under this Indenture if received by them or it, directly to the holders of First Lien Secured Debt (pro rata to such holders on the basis of the respective amounts of First Lien Secured Debt held by such holders, or as otherwise required by law or a court order) or their Debt Representative or Debt Representatives, as their respective interests may appear, to the extent necessary to pay all First Lien Secured Debt in full in cash, or other payment satisfactory to the holders of First Lien Secured Debt, after giving effect to any concurrent payment or distribution to or for the holders of First Lien Secured Debt, before any payment or distribution is made to the Holders of the Notes or to the Trustee.

For purposes of this Article 12, the words, “cash, property or securities” shall not be deemed to include shares of stock of the Issuer or any Guarantor as reorganized or readjusted, or securities of the Issuer or any Guarantor or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article 12 with respect to the Notes to the payment of all First Lien Secured Debt which may at the time be outstanding; provided that (i) the First Lien Secured Debt is assumed by the new corporation, if any, resulting from any reorganization or readjustment, and (ii) the rights of the holders of First Lien Secured Debt are not, without the consent of such holders, altered by such reorganization or readjustment.

In the event of the acceleration of the Notes because of an Event of Default, no payment or distribution shall be made to the Trustee or any Holders in respect of the principal of, premium, if any, interest or Additional Amounts, if any, on the Notes by the Issuer or any Guarantor (including, but not limited to, the redemption price with respect to the Notes called for redemption in accordance with Article 3 hereof), except payments and distributions made by the Trustee as permitted by Section 12.05, until all First Lien Secured Debt has been paid in full in cash or other payment satisfactory to the holders of First Lien Secured Debt or such acceleration is rescinded in accordance with the terms of this Indenture.  If payment of the Notes is accelerated because of an Event of Default, the Issuer shall promptly notify holders of First Lien Secured Debt of such acceleration.

In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of the Issuer or any Guarantor of any kind or character, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the provisions of this Article 12, shall be received by the Trustee or any of the Holders before all First Lien Secured Debt is paid in full, in cash or other payment satisfactory to the holders of First Lien Secured Debt, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of First Lien Secured Debt, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of First Lien Secured Debt or their Debt Representative or Debt Representatives, as their respective interests may appear, as calculated by the Issuer.

104

Nothing in this Section 12.02 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 hereof.  This Section 12.02 shall be subject to the further provisions of Section 12.05 hereof.

Section 12.03     Subrogation of Notes.  After the payment in full, in cash or other payment satisfactory to the holders of First Lien Secured Debt of all First Lien Secured Debt (and all commitments with respect to such First Lien Secured Debt have terminated or expired), the rights of the Holders of the Notes shall be subrogated to the extent of the payments or distributions made to the holders of such First Lien Secured Debt pursuant to the provisions of this Article 12 (equally and ratably with the holders of all indebtedness of the Issuer or any Guarantor which by its express terms is subordinated to other indebtedness of the Issuer or such Guarantor to substantially the same extent as the Notes are subordinated and is entitled to like rights of subrogation) to the rights of the holders of First Lien Secured Debt to receive payments or distributions of cash, property or securities of the Issuer or such Guarantor applicable to the First Lien Secured Debt until the principal, premium, if any, interest or Additional Amounts, if any, on the Notes shall be paid in full in cash or other payment satisfactory to the holders of First Lien Secured Debt; and, for the purposes of such subrogation, no payments or distributions to the holders of the First Lien Secured Debt of any cash, property or securities to which the Holders or the Trustee would be entitled except for the provisions of this Article 12, and no payment over pursuant to the provisions of this Article 12, to or for the benefit of the holders of First Lien Secured Debt by Holders or the Trustee, shall, as between the Issuer or any Guarantor, its creditors other than holders of First Lien Secured Debt, and the Holders, be deemed to be a payment by the Issuer or such Guarantor to or on account of the First Lien Secured Debt; and no payments or distributions of cash, property or securities to or for the benefit of the Holders pursuant to the subrogation provisions of this Article 12, which would otherwise have been paid to the holders of First Lien Secured Debt shall be deemed to be a payment by the Issuer or any Guarantor to or for the account of the Notes.  It is understood that the provisions of this Article 12 are and are intended solely for the purposes of defining the relative rights of the Holders, on the one hand, and the holders of the First Lien Secured Debt, on the other hand.

Nothing contained in this Article 12 or elsewhere in this Indenture or in the Notes is intended to or shall impair, as among the Issuer or any Guarantor, its creditors other than the holders of First Lien Secured Debt, and the Holders, the obligation of the Issuer and each Guarantor, which is absolute and unconditional, to pay to the Holders the principal of (and premium, if any), interest and Additional Amounts, if any, on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Issuer and each Guarantor other than the holders of the First Lien Secured Debt, nor shall anything herein or therein prevent the Trustee or the Holders from exercising all remedies otherwise permitted by applicable law upon Default under this Indenture, subject to the rights, if any, under this Article 12 of the holders of First Lien Secured Debt in respect of cash, property or securities of the Issuer or any Guarantor received upon the exercise of any such remedy.

105

Upon any payment or distribution of assets of the Issuer or any Guarantor referred to in this Article 12, the Trustee, subject to the provisions of Section 7.01, and the Holders shall be entitled to conclusively rely upon any order or decree made by any court of competent jurisdiction in which such bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the First Lien Secured Debt and other indebtedness of the Issuer or any Guarantor, the amount thereof or payable thereon and all other facts pertinent thereto or to this Article 12.

Section 12.04     Authorization to Effect Subordination.  Each Holder by accepting a Note authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article 12 and appoints the Trustee to act as such Holder’s attorney-in-fact for any and all such purposes.  If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 12.03 hereof at least 30 days before the expiration of the time to file such claim, the holders of any First Lien Secured Debt or their Debt Representatives are hereby authorized to file an appropriate claim for and on behalf of the Holders and each Holder hereby appoints the holders of First Lien Secured Debt or their respective Representatives to act as its attorney-in-fact for any and all such purposes.

Section 12.05     Notice to Trustee.  The Issuer shall give prompt written notice in the form of an Officer’s Certificate to a Responsible Officer of the Trustee and to any Paying Agent of any fact known to the Issuer which would prohibit the making of any payment of monies to or by the Trustee or any Paying Agent in respect of the Notes pursuant to the provisions of this Article 12.  Notwithstanding the provisions of this Article 12 or any other provision of this Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee in respect of the Notes pursuant to the provisions of this Article 12, unless and until a Responsible Officer of the Trustee shall have received written notice thereof at the office of the Trustee specified in Section 13.02 hereof from the Issuer (in the form of an Officer’s Certificate) or a Debt Representative or a holder or holders of First Lien Secured Debt; and before the receipt of any such written notice, the Trustee, subject to the provisions of Section 7.01, shall be entitled in all respects to assume that no such facts exist; provided that with respect to any such monies that may become payable for any purpose (including, without limitation, the payment of the principal of, or premium, if any, interest or Additional Interest, if any, on any Note) unless the Trustee shall have received, on a date not less than two Business Days immediately prior to the date upon which by the terms hereof such monies shall become payable, the notice provided for in this Section 12.05, then, anything contained in Section 12.02 to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date; provided further that if the Trustee shall receive any such notice on the date upon which by the terms hereof such monies shall become payable, the Trustee may, in its reasonable discretion, waive the time for notice provided in the foregoing provision.

106

The Trustee, subject to the provisions of Section 7.01, shall be entitled to conclusively rely on the delivery to it of a written notice by a Debt Representative or a Person representing himself to be a holder of First Lien Secured Debt to establish that such notice has been given by a Debt Representative or a holder of First Lien Secured Debt.  In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of First Lien Secured Debt to participate in any payment or distribution pursuant to this Article 12, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of First Lien Secured Debt held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article 12, and if such evidence is not furnished the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.

Section 12.06     Trustee’s Relation to First Lien Secured Debt.  The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article 12 in respect of any First Lien Secured Debt at any time held by it, to the same extent as any other holder of First Lien Secured Debt, and nothing in this Indenture shall deprive the Trustee of any of its rights as such holder.  Nothing in this Article 12 shall apply to the claims of, or payment to, the Trustee under or pursuant to Section 7.07.

With respect to the holders of First Lien Secured Debt, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article 12, and no implied covenants or obligations with respect to the holders of First Lien Secured Debt shall be read into this Indenture against the Trustee.  The Trustee shall not be deemed to owe any fiduciary duty to the holders of First Lien Secured Debt and, subject to the provisions of Section 7.01, the Trustee shall not be liable to any holder of First Lien Secured Debt if it shall pay over or deliver to Holders, the Issuer or any other Person money or assets to which any holder of First Lien Secured Debt shall be entitled by virtue of this Article 12 or otherwise.

Section 12.07     No Impairment of Subordination.  No right of any present or future holder of any First Lien Secured Debt to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Issuer or any Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Issuer or any Guarantor with the terms, provisions and covenants of this Indenture, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Section 12.08     Article Applicable to Paying Agents.  If at any time any Paying Agent other than the Trustee shall have been appointed by the Issuer and be then acting hereunder, the term “Trustee” as used in this Article shall (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article in addition to or in place of the Trustee; provided, however, that the first paragraph of Section 12.05 shall not apply to the Issuer or any Affiliate of the Issuer if it or such Affiliate acts as Paying Agent.

107

Section 12.09     First Lien Secured Debt Entitled to Rely.  The holders of First Lien Secured Debt shall have the right to rely upon this Article 12, and no amendment or modification of the provisions of this Article 12 that adversely affect the rights and interests of such holders shall be effective as to such holders unless holders of a majority of First Lien Secured Debt then outstanding (counting commitments to lend as if the related loans had been made) shall have agreed in writing thereto.  Each Holder by accepting a Note acknowledges and agrees that the provisions of Article 12 are, and are intended to be, an inducement and consideration to each holder of First Lien Secured Debt (whether such First Lien Secured Debt was acquired or created before or after the issuance of the Notes) to acquire and hold, or to continue to hold, such First Lien Secured Debt, and such holder of First Lien Secured Debt shall be deemed conclusively to have relied on the provisions of this Article 12 in acquiring and continuing to hold such First Lien Secured Debt.

Section 12.10     Reinstatement.  To the extent the payment of or distribution in respect of any First Lien Secured Debt (whether by or on behalf of the Issuer or any Guarantor as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then if such payment or distribution is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or similar Person, the First Lien Secured Debt or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

Section 12.11     Actions by Holders of First Lien Secured Debt.  The holders of the First Lien Secured Debt may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination provided in this Indenture or the obligations of the Holders hereunder to the holders of the First Lien Secured Debt, do any one or more of the following:

(a)           change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the First Lien Secured Debt or any instrument evidencing the same or any agreement under which any First Lien Secured Debt is outstanding or secured;

(b)           sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise secured;

(c)           release any Person liable in any manner for the collection of First Lien Secured Debt;

(d)           exercise or refrain from exercising any rights against the Issuer, any Guarantor or any other Person; and

(e)           take any other action in the reasonable business judgment of the holders of First Lien Secured Debt.

108

ARTICLE THIRTEEN
MISCELLANEOUS

Section 13.01     Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties shall control.

Section 13.02     Notices.

(a)           Any notice or communication by the Issuer or any Guarantor, on the one hand, or the Trustee on the other hand, to the other is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer or any Guarantor:

c/o Haights Cross Operating Company
10 New King Street
White Plains, New York  10604
Facsimile:  (914) 289-9481
Attention:  Mark Kurtz

With copies to:

Brown Rudnick LLP
Boston, MA 02111
Facsimile:  (617) 856-8201
Attention:             Steven D. Pohl, Esq.
Mary D. Bucci, Esq.

If to the Trustee:

Wells  Fargo Bank, N.A.
Corporate Trust Services
Sixth & Marquette-MAC N9311-110
625 Marquette Avenue, 11th Fl.
Minneapolis, MN 55479
Attn: J. Sillman
Fax: (612) 667-9825

(b)           The Issuer the Guarantors or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

(c)           All notices and communications (other than those sent to Holders) shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

109

(d)           Any notice or communication to a Holder shall be delivered by first class mail, certified or registered, return receipt requested, electronic transmission, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar.  Any notice or communication shall also be so delivered to any Person described in TIA § 313(c), to the extent required by the TIA.  Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(e)           If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(f)           If the Issuer delivers a notice or communication to Holders, it shall deliver a copy to the Trustee and each Agent at the same time.

Section 13.03     Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to its rights under this Indenture or the Notes.  The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04     Certificate and Opinion as to Conditions Precedent.

(a)           Upon any request or application by the Issuer to the Trustee to take any action under this Indenture (except with respect to the initial issuance of the Notes), the Issuer shall furnish to the Trustee:

(i)            an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(ii)           an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel (who may rely upon an Officers’ Certificate as to matters of fact), all such conditions precedent and covenants have been satisfied.

Section 13.05     Statements Required in Certificate or Opinion.

(a)           Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(i)           a statement that the Person making such certificate or opinion has read such covenant or condition;

110

(ii)           a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(iii)          a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(iv)         a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06     Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders.  The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07     No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, manager or partner of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  This waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08     Governing Law.

THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES EXCEPT TO THE EXTENT THAT THE TIA SHALL BE APPLICABLE.

Section 13.09     Consent to Jurisdiction.

Any legal suit, action or proceeding arising out of or based upon this Indenture or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.  Service of any process, summons, notice or document by mail (to the extent allowed under any applicable statute or rule of court) to such party’s address set forth above shall be effective service of process for any suit, action or other proceeding brought in any such court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or other proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any such court has been brought in an inconvenient forum.

111

Section 13.10     No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or of any other Person.  Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.11     Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors.  All agreements of the Trustee in this Indenture shall bind its successors.  All agreements of each Guarantor in this Indenture shall bind its successors.

Section 13.12     Severability.

In case any provision in this Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.13     Counterpart Originals.

The parties may sign any number of copies of this Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

Section 13.14     Acts of Holders.

(a)           Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by the Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agents duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer.  Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments.  Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer if made in the manner provided in this Section 12.14.

(b)           The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such witness, notary or officer the execution thereof.  Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of authority.  The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

112

(c)           Notwithstanding anything to the contrary contained in this Section 12.14, the principal amount and serial numbers of Notes held by any Holder, and the date of holding the same, shall be proved by the register of the Notes maintained by the Registrar as provided in Section 2.04 hereof.

(d)           If the Issuer shall solicit from the Holders of the Notes any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to a resolution of its Board of Directors, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so.  Notwithstanding TIA § 316(c), such record date shall be the record date specified in or pursuant to such resolution, which shall be a date not earlier than the date 30 days prior to the first solicitation of Holders generally in connection therewith or the date of the most recent list of Holders forwarded to the Trustee prior to such solicitation pursuant to Section 2.06 hereof and not later than the date such solicitation is completed.  If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of the then outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the then outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than eleven months after the record date.

(e)           Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration or transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(f)           Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so itself with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

Section 13.15     Benefit of Indenture.

Nothing, in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any Paying Agent, any Registrar and its successors hereunder, and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

Section 13.16     Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

113

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

114

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the day and year first above written.

Very truly yours,

WELLS FARGO BANK, N.A.

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

HAIGHTS CROSS COMMUNICATION, INC.

By:
Name:
Title:

TRIUMPH LEARNING, LLC

By:
Name:
Title:

RECORDED BOOKS, LLC

By:
Name:
Title:

SNEP, LLC

By:
Name:
Title:

EXHIBIT A

[Face of Note]

[IF GLOBAL NOTE, INSERT GLOBAL NOTE LEGEND]

No.	**$____________**

HAIGHTS CROSS OPERATING COMPANY

Floating Rate Second Priority Secured Subordinated Notes due 2014

Issue Date:

Haights Cross Operating Company, a Delaware corporation (the “Company”, which term includes any successor under this Indenture hereinafter referred to), for value received, promises to pay to                                   , or its registered assigns, the principal sum of                                              ($                                  ) on [●], 2014.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed manually or by facsimile by its duly authorized officers.

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

By:
Name:
Title:

(Trustee’s Certificate of Authentication)

This is one of the Floating Rate Second Priority Secured Subordinated due 2014 described in the within-mentioned Indenture.

Dated:

[•]

as Trustee

By:
Authorized Signatory

[Reverse Side of Note]

HAIGHTS CROSS OPERATING COMPANY

Floating Rate Second Priority Secured Subordinated Notes due 2014

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.           (a) Interest.  The Issuer promises to pay interest on the principal amount of this Note at a rate per annum equal at all times during each Interest Period to the sum of the LIBOR Rate for such Interest Period plus the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (each such date on which interest shall be paid, an “Interest Payment Date”); provided that all accrued interest on the Notes shall be payable on each date that any portion of the principal of such Note shall be payable hereunder and on the Maturity Date.  Notwithstanding the foregoing, (i) any portion of the Notes which is not paid when due or within any applicable grace or cure period shall automatically bear interest until paid in full at the Post-Default Rate, (ii) during the period when any Event of Default of the type described in clauses (g), (h) or (i) of Section 6.01 of the Indenture shall have occurred and be continuing, the outstanding principal balance of the Notes shall automatically bear interest, after as well as before judgment, at the Post-Default Rate, (iii) if there shall occur and be continuing any Event of Default (other than an Event of Default of the type described in clauses (g) or (h) of Section 6.01 of the Indenture), following written notice delivered to the Issuer from the Trustee at the request of Holders representing 25% or more of the outstanding principal amount of Notes, the outstanding principal balance of the Notes shall bear interest, after as well as before judgment, at the Post-Default Rate during the period beginning on the date such Event of Default first occurred, and ending on the date such Event of Default is cured or waived.  All interest hereunder shall be computed on the basis of a year of 360 days, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The LIBOR Rate shall be determined by the Trustee, and such determination shall be conclusive absent manifest error.  Promptly after receipt of a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Trustee shall give notice to the Issuer and the Holders of the applicable Interest Period and the applicable interest rate determined by the Trustee for purposes of this Section 1.

For any Interest Period where the Issuer’s Consolidated Net Cash Flow for the four consecutive fiscal quarters preceding any Interest Payment Date for which financial statements are available is negative, then the Issuer may, at its option, elect to pay up to 100 basis points of interest rate on this Note either (i) by increasing the principal amount of this Note or (ii) by issuing PIK Notes (“PIK Interest”).  The Issuer must elect the form of interest payment with respect to each interest period by delivering a notice to the Trustee 30 days prior to an Interest Payment Date.  The Trustee shall promptly deliver a corresponding notice to the Holder of this Note.  In the absence of such an election for any Interest Period, interest on this Note will be payable in cash.

PIK Interest on this Note will be payable by increasing the principal amount of this Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the depositary or otherwise, to authenticate new Global Notes executed by the Issuer with such increased principal amounts).  Following an increase in the principal amount of this Note as a result of a PIK Payment, this Note will bear interest on such increased principal amount from and after the date of such PIK Payment.

(b) Additional Amounts.  Holders of Notes shall be entitled to Additional Amounts at such time, in such amounts and in such manner prescribed by subsections (b), (c) and (d) of Section 4A.14 of the Indenture.

2.           Method of Payment.  The Issuer shall pay interest on the Notes (except defaulted interest) and Additional Amounts, if any, to the Persons who are registered Holders of Notes at the close of business on the record date immediately preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.13 of the Indenture with respect to defaulted interest.  The Notes shall be payable as to principal, premium and Additional Amounts, if any, and interest at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and to any Holder of Notes which shall have provided wire transfer instructions to the Issuer or the Paying Agent.  Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.           Paying Agent and Registrar.  Initially, the Trustee under the Indenture shall act as Paying Agent and Registrar.  The Issuer may change any Paying Agent or Registrar without notice to any Holder.  The Issuer, the Parent or any of their respective Subsidiaries may act in any such capacity.

4.           Indenture.  The Issuer issued the Notes under an Indenture dated as of [●], 2010 (“Indenture”) among the Issuer, the Guarantors and the Trustee.  The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended.  The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms.  To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.  The Indenture pursuant to which this Note is issued provides that an unlimited aggregate principal amount of Additional Notes may be issued thereunder.

5.           Redemption.  At any time after the date First Lien Notes are discharged in full or are otherwise no longer outstanding, the Issuer shall have the option to redeem the Notes, in whole or in part, pursuant to Section 3.07 of the Indenture.  The Notes are subject to the mandatory redemption pursuant to Section 3.08 of the Indenture.

6.           Subordination.  Each Holder by accepting this Note covenants and agrees, that the payment of the principal of, premium, if any, interest and Additional Amounts, if any, on this Note (including, but not limited to, the redemption price with respect to this Notes called for redemption in accordance with Article 3 of the Indenture) shall, to the extent and in the manner set forth in Article Twelve of the Indenture, be subordinated and subject in right of payment to the prior payment of all First Lien Secured Debt, whether outstanding at the date of this Indenture or thereafter incurred, in full in cash or payment satisfactory to the holders of First Lien Secured Debt.

7.           Denominations, Transfer, Exchange.  The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof.  The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.  The Issuer is not required to transfer or exchange any Note selected for redemption.  Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.  Transfer may be restricted as provided in the Indenture.

8.           Persons Deemed Owners.  The registered Holder of a Note shall be treated as its owner for all purposes.

9.           Amendment, Supplement and Waiver.  Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).  Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented to, among other things, cure any ambiguity, defect or inconsistency, or to make any change that does not adversely affect the legal rights under the Indenture of any such Holder.

10.         Defaults and Remedies.  In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to any Obligor or any Subsidiary as provided in Section 6.01(g) and (h), all outstanding Notes shall become due and payable immediately without further action or notice.  If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by notice in writing to the Issuer specifying the Event of Default.  Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.  Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, interest or Additional Amounts) if it determines that withholding notice is in their interest.  Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind and annul a declaration of acceleration pursuant to Section 6.02 of the Indenture, and its consequences, and waive any related existing Default or Event of Default if certain conditions are satisfied.

11.         Trustee Dealings with Company.  The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuer or its Affiliates, and may otherwise deal with the Issuer or its Affiliates, as if it were not the Trustee.

12.         No Recourse Against Others.  No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.  Each Holder of Notes by accepting a Note waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.  The waiver may not be effective to waive liabilities under the federal securities laws.

13.         Authentication.  This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

14.         CUSIP Numbers.  Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

15.         Guarantee.  The Issuer’s obligations under the Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors as provided in Article Ten of the Indenture.

16.         Copies of Documents.  The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture.  Requests may be made to:

Haights Cross Operating Company
10 New King Street, Suite 102
White Plains, New York  10604
Telephone:  (914) 298-9400
Facsimile:  (914) 289-9481
Attention:  Mark Kurtz

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ______________________	Your Signature
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*      Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange or PIK Payment	Amount of Decrease in Principal Amount at Maturity of this Global Note	Amount of Increase in Principal Amount at Maturity of this Global Note	Principal Amount at Maturity of this Global Note Following such decrease (or increase)	Signature of Authorized Officer of Trustee or Note Custodian

EXHIBIT B

FORM OF SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of                                 , among                                           (the “Guaranteeing Subsidiary”), a subsidiary of Haights Cross Operating Company (or its permitted successor), a Delaware corporation (the “Issuer”), and Wells Fargo Bank, N.A., (or its permitted successor), as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuer and the other Guarantors party thereto have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of [•], 2010 providing for the issuance of Floating Rate Second Priority Secured Subordinated Notes due 2014 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.           Capitalized Terms.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.           Agreement to Guarantee.

(a)           In accordance with the terms of Article Ten of the Indenture, the Guaranteeing Subsidiary, along with all other Guarantors, jointly and severally, and fully and unconditionally, guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that:

(i)           the principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium, if any, and interest and Additional Amounts, if any, on the Notes, if lawful (subject in all cases to any applicable grace period provided herein), and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof;

(ii)           in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.  Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.  The Guaranteeing Subsidiary agrees that this is a guarantee of payment and not a guarantee of collection.

(b)           The Guaranteeing Subsidiary hereby agrees that, to the maximum extent permitted under applicable law, its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c)           The Guaranteeing Subsidiary, subject to Section 6.06 of the Indenture, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture.

(d)           The Guaranteeing Subsidiary agrees that if any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors, or any custodian, trustee, liquidator or other similar official acting in relation to any of the Issuer or the Guarantors, any amount paid by any of them to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e)           The Guaranteeing Subsidiary agrees that the Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(f)           The Guaranteeing Subsidiary agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article Six of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article Six of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(g)           The Guaranteeing Subsidiary shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of Holders under the Note Guarantee.

(h)           The Guaranteeing Subsidiary confirms, pursuant to Section 10.02 of the Indenture, that it is the intention of such Guaranteeing Subsidiary that its Note Guarantee not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to its Note Guarantee and, to effectuate the foregoing intention, hereby irrevocably agrees that the obligations of such Guaranteeing Subsidiary will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guaranteeing Subsidiary that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article Ten of the Indenture, result in the obligations of such Guaranteeing Subsidiary under its Note Guarantee not constituting a fraudulent transfer or conveyance.

3.           No Recourse Against Others.  Pursuant to Section 12.07 of the Indenture, no director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of such Guaranteeing Subsidiary under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.

4.           NEW YORK LAW TO GOVERN.  THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE EXCEPT TO THE EXTENT THAT THE TIA SHALL BE APPLICABLE.

5.           Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.           Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

7.           Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Issuer.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                      ,

[Guaranteeing Subsidiary]

By:
Name:
Title:

HAIGHTS CROSS OPERATING COMPANY

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Trustee

By:
Name:
Title:

EXHIBIT H
to
Disclosure Statement:
Third Quarter 2009 Financial Statements and
Management Discussion & Analysis

Consolidated Financial Statements
Haights Cross Communications, Inc.
For the Three and Nine Month Periods Ended
September 30, 2009 and 2008

HAIGHTS CROSS COMMUNICATIONS, INC.

Quarterly Report for the
Three and Nine Month Periods Ended
September 30, 2009 and 2008

Page

Financial Statements
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2009 and 2008 (unaudited)	3
Consolidated Balance Sheets as of September 30, 2009 (unaudited) and December 31, 2008	4
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2009 and 2008 (unaudited)	5
Notes to Unaudited Consolidated Financial Statements	6

HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(In thousands)
Revenue	$43,606	$49,077	$116,834	$135,087
Costs and expenses:
Cost of goods sold	11,913	12,975	31,459	36,641
Marketing and sales	6,884	9,916	21,785	30,910
Fulfillment and distribution	2,776	3,200	7,949	9,938
General and administrative	16,656	7,311	27,372	20,095
Restructuring charges	—	19	500	303
Amortization of pre-publication costs	4,573	4,181	14,477	12,065
Depreciation expense and amortization of intangibles	938	1,024	2,930	3,177
Total cost and expenses	43,740	38,626	106,472	113,129
Income (loss) from operations	(134)	10,451	10,362	21,958
Other (income) expense:
Interest expense	12,525	11,212	35,792	33,353
Interest income	(119)	(242)	(355)	(1,271)
Amortization of deferred financing costs	622	1,154	1,866	2,671
Other expense (income)	241	(107)	(169)	(77)
Total other expenses	13,269	12,017	37,134	34,676
Loss before (provision) benefit for income taxes from continuing operations	(13,403)	(1,566)	(26,772)	(12,718)
(Provision) benefit for income taxes	(543)	(215)	(1,517)	2,639
Income (loss) from continuing operations	(13,946)	(1,781)	(28,289)	(10,079)
Discontinued operations:
Income (loss)from operations of discontinued operations, net of taxes of $0.3 million in 2008	(29)	1,071	(94)	290
Income (loss) on disposal of discontinued operations, net of taxes of $1.2 million in 2008	42	119	85	15,643
Income (loss) on disposal of discontinued operations	13	1,190	(9)	15,933
Net income (loss)	$(13,933)	$(591)	$(28,298)	$5,854

See Accountants’ Report and accompanying notes to unaudited consolidated financial statements.

HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30, 2009 (Unaudited)	December 31, 2008 (Note 1)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$40,733	$47,414
Accounts receivable, net	21,774	15,237
Inventory, net	16,485	18,852
Direct response advertising costs	1,599	2,547
Prepaid royalties	5,514	5,151
Prepaid expenses and other current assets	2,164	2,509
Escrow receivable (Note 8)	—	3,836
Total current assets	88,269	95,546
Pre-publication costs, net	32,261	36,242
Property and equipment, net	6,783	6,934
Goodwill	83,401	83,401
Intangible assets, net	12,967	14,601
Deferred financing costs, net	4,762	6,260
Other assets	291	392
Total assets	$228,734	$243,376
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$17,405	$23,817
Accrued interest	21,386	6,161
Deferred subscription revenue	5,059	4,054
Term loans (Note 14)	109,511	108,200
11 3/4% senior notes	139,652	139,999
12 1/2% senior discount notes	135,000	133,620
Liabilities of discontinued operations	39	215
Total current liabilities	428,052	416,066

Long term liabilities:
Deferred tax liability-long term	15,034	13,798
Other long term liabilities	39	95
Total long term liabilities	15,073	13,893
Commitments and contingencies (Note 15)
Stockholders’ deficit:
Common stock, $.0003 par value, 30,000,000 shares authorized, 9,958,112 shares issued and outstanding at September 30, 2009 and December 31, 2008	3	3
Accumulated other comprehensive loss	(863)	(1,237)
Accumulated deficit	(213,531)	(185,349)
Total stockholders’ deficit	(214,391)	(186,583)
Total liabilities and stockholders’ deficit	$228,734	$243,376

See Accountants’ Report and accompanying notes to unaudited consolidated financial statements.

HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2009	2008
	(In thousands)
Operating activities from Continuing Operations
Loss from continuing operations	$(28,289)	$(10,079)
Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Non-cash interest expense	2,141	11,287
Term loan commitment fee — non-cash	550	—
Provision for doubtful accounts	1,144	2,187
Provision for obsolescence	1,358	866
Depreciation and amortization of property and equipment, pre-publication costs and intangibles	17,407	15,242
Amortization of deferred financing costs	1,866	2,671
Amortization of premium on 11 3/4% senior notes	(347)	(352)
Income tax benefit allocation—non-cash	—	(5,627)
Deferred taxes— non-cash	1,236	2,487
Restricted stock compensation expense	116	128
Other non-operating income — non-cash	311	(1,063)
Changes in operating assets and liabilities:
Accounts receivable	(3,846)	(4,684)
Inventory	992	(3,505)
Prepaid expenses, royalty advances and other current assets	(17)	566
Direct response advertising costs	948	(297)
Other assets	101	(137)
Accounts payable, accrued and other liabilities	(6,418)	(3,946)
Accrued interest	15,225	(6,909)
Deferred subscription revenue	1,005	(432)
Net cash provided by (used in) operating activities from continuing operations	5,483	(1,597)
Investing activities from Continuing Operations
Additions to pre-publication costs	(10,408)	(15,547)
Additions to property and equipment	(1,427)	(839)
Additions to intangible assets	(17)	(24)
Proceeds from the sale of business	—	48,716
Proceeds from the sale of assets	13	1,183
Net cash (used in) provided by investing activities from continuing operations	(11,839)	33,489
Financing activities from Continuing Operations
Proceeds from issuance of New Term Loan	—	108,200
Repayment of Term Loans	—	(124,850)
Repayment of Senior Notes	—	(31,200)
Additions to deferred financing costs	(368)	(2,951)
Net cash used in financing activities from continuing operations	(368)	(50,801)
Effect of exchange rates on cash	278	(296)
Cash flows of discontinued operations
Operating cash flows	(235)	(906)
Investing cash flows	—	(839)
Net cash used in discontinued operations	(235)	(1,745)
Net decrease in cash and cash equivalents	(6,681)	(20,950)
Cash and cash equivalents at beginning of period	47,414	61,784
Cash and cash equivalents at end of period	$40,733	$40,834

See Accountants’ Report accompanying notes to unaudited consolidated financial statements.

HAIGHTS CROSS COMMUNICATIONS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, unless noted otherwise, except for per share data)

1. Basis of Presentation

Haights Cross Communications, Inc., a Delaware corporation (together with its subsidiaries, “we,” “our,” the “Company” or “Haights Cross Communications”), whose predecessor was formed in January 1997, is a holding company that conducts all of its operations through its direct and indirect subsidiaries, including, without limitation, its wholly-owned subsidiary Haights Cross Operating Company (“Haights Cross” or “HCOC”). Between November 2007 and January 2008, we initiated a sales process for all of our operating businesses. On June 30, 2008 we sold the subsidiary that contained our Oakstone Publishing business, which operated our Medical Education segment. On August 27, 2008, we sold substantially all of the assets of the subsidiary that contained our Sundance Newbridge business, which operated our K-12 Supplemental Education segment. As a result of these dispositions, the results of Oakstone Publishing and Sundance Newbridge have been reclassified as discontinued operations for all periods presented in the consolidated financial statements. On July 1, 2008 we announced the suspension of our sale process to offer for sale our Triumph Learning and Recorded Books businesses.

The Company is a developer and publisher of products for the K-12 Education and library markets. The Company’s products include state-specific test preparation materials, skills assessment and intervention books and unabridged audiobooks. The Company’s products are sold primarily to schools and libraries.

 The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions regarding assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

The Company’s business is subject to moderate seasonal fluctuations as a result of many factors, including general economic trends; the traditional cyclical nature of educational material sales; school, library, and consumer purchasing decisions; the unpredictable funding of schools and libraries by federal, state, and local governments; consumer preferences and spending trends; and the timing of introductions of new products. The Company’s revenue and income from operations have historically been higher during the second and third calendar quarters.

The following summarizes the Company’s two segments:

•
Test-prep and Intervention: We publish state-specific test preparation materials for K-12 competency tests under our well-recognized imprints and brands such as Triumph Learning , Coach and Buckle Down . We also offer skills assessment products and intervention materials for struggling math and reading students under the widely known Options Publishing imprint.

•
Library: We publish unabridged audiobooks and other products for adults and children under the Recorded Books brand, and market these titles, as well as selected non-proprietary audiobooks and other products, primarily to public libraries and schools.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has incurred a net loss of $28.3 million for the nine months ended September 30, 2009, has a stockholders’ deficit of $214.4 million and a working capital deficiency of $339.8 million (including long term debt in default classified as current of $384.2 million) as of September 30, 2009.  The Company is in default under several provisions of its credit agreement for its senior secured term loan (the “Credit Agreement”).  Such defaults under the credit agreement include, among other things, the inclusion of a going concern emphasis paragraph in the Company’s financial statements for the year ended December 31, 2008 and certain prior cross defaults with the Company’s obligations under its indentures (collectively, the “Indentures”) for its 11 3/4% Senior Notes due 2011 (“Senior Notes”) and its 12 1/2% Senior Discount Notes due 2011 (“Senior Discount Notes”).

 Rights and remedies of the Lenders under the Credit Agreement upon the occurrence of an event of default include the right to charge a default interest rate, to declare the loans outstanding to be due and payable, either in whole or in part, immediately, and to foreclose on the Company’s assets securing its obligations under the Credit Agreement, including without limitation taking control of the Company’s operating subsidiaries through the Company’s pledge of the shares of those subsidiaries, and blocking its access to cash held in deposit accounts subject to control agreements (which includes substantially all of the Company’s cash) and sweeping that cash into the Lenders’ account. Further, provisions of the Credit Agreement restrict the Company’s ability to make interest payments on its Senior Notes and its Senior Discount Notes if the Company is in default under the Credit Agreement.  The Company does not expect that its cash on hand and cash generated from operations will be sufficient to fund the repayment of the Company’s senior secured term loan under the Credit Agreement should it be declared due. In addition, an acceleration of the senior secured term loan would cause defaults under the Senior Notes and Senior Discount Notes. As of September 30, 2009, the outstanding principal balances excluding any premiums or discounts under the Credit Agreement, the Senior Notes and Senior Discount Notes (at maturity) were $109.5 million, $138.8 million and $135.0 million, respectively.

On April 15, 2009, the Company entered into a short-term forbearance agreement with the Lenders under the Credit Agreement relating to certain financial covenant and reporting defaults and, since that time, has entered into further forbearance agreements to extend the applicable forbearance period, including a Fourth Forbearance Agreement and Amendment No. 1 to Credit Agreement on May 7, 2009, as extended on September 3, 2009 (the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, the Lenders agreed to forbear exercising any rights and remedies relating to certain specified forbearance items with respect to the Credit Agreement until the occurrence of the Termination Date under and as defined in the Plan Support Agreement (hereinafter described), subject to the right of earlier termination in certain other limited circumstances, and also agreed to forbear their enforcement rights to the extent of their holdings in the Senior Notes (see Note 14 for details).

On June 8, 2009, the Company launched a private exchange offer for the Company’s Senior Discount Notes held by qualified investors, pursuant to which the Company offered to exchange such notes for shares of its Common Stock (the “Exchange Offer”).  On June 17, 2009, the Company and Haights Cross executed a commitment letter (the “Commitment Letter”) with certain of the Lenders and the Agent.  Pursuant to the Commitment Letter, certain of the Lenders had made commitments to effectuate a restructuring of the Credit Agreement.  The Lenders’ commitment was subject to the satisfaction or waiver of certain conditions, including the negotiation, execution and delivery of definitive documents.  The Commitment Letter expired upon the deadline for the funding of the facility on August 17, 2009.

On August 20, 2009, the Company reached an agreement in principle with Lenders holding 100% of the principal amount outstanding under the Credit Agreement and holders of more than 80% of the principal amount outstanding under the Senior Notes (collectively, the “Plan Support Parties”) to seek a restructuring through Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on agreed-to-terms.  The parties agreed to negotiate in good faith to memorialize the agreement in principle as a plan support agreement.  In connection therewith, on August 20, 2009, the Company terminated the Exchange Offer for its Senior Discount Notes because it was not able to obtain the requisite level of participation in the Exchange Offer needed to consummate the exchange.

The Company has not made its semi-annual interest payments due August 3, 2009 and August 17, 2009, respectively, on the Senior Discount Notes and Senior Notes.  The Forbearance Agreement and Credit Agreement prohibit the Company from making interest payments on the Senior Discount Notes or Senior Notes while the Company remains in default under the Credit Agreement, and the Company does not intend on making any such interest payments prior to seeking bankruptcy protection.  The Company’s failure to make interest payments is a default under the applicable Indenture governing those notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes. This, in turn, also triggers cross defaults under the Company’s Credit Agreement.

Following discussions with the Plan Support Parties, on September 3, 2009, the Company and its U.S. subsidiaries entered into a Plan Support Agreement (as amended, the “Plan Support Agreement”) with the Plan Support Parties.  The Plan Support Agreement contemplates that the Company and its U.S. subsidiaries will file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code to implement a debt restructuring (the “Restructuring”) through a plan of reorganization (the “Plan”) to improve the Company’s capital structure.  The Plan, as proposed, would restructure the Company’s obligations under the Credit Agreement, Senior Notes and Senior Discount Notes to substantially reduce the Company’s outstanding indebtedness from over $380 million to approximately $180 million of new secured term debt and extend the maturity of the Company’s debt until no earlier than three years from the effectiveness of the Plan.  The Plan will otherwise leave unimpaired the Company’s general unsecured claims, including those of trade creditors, which would be paid in full.

The Plan Support Agreement anticipates that the Restructuring will be implemented either (i) through a solicitation of votes (the “Solicitation”) for a “prepackaged” plan of reorganization pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, and sections 1125 and 1145 of Chapter 11 of the Bankruptcy Code or (ii) through a “pre-negotiated” plan of reorganization, whereby definitive documents related to the Plan will be finalized prior to seeking bankruptcy relief, and votes on the Plan will be solicited, in either event involving Chapter 11 proceedings commenced in a United States Bankruptcy Court (see Note 14 for details).

If the Company is unable to restructure its debt obligations, it does not believe that the Lenders would extend their forbearance and amend the Credit Agreement so as to permit it to make its August 2009 interest payments on its Senior Notes and Senior Discount Notes.  The Company’s current forbearance agreement and Credit Agreement prohibit the Company from making interest payments on the Senior Discount Notes while the Company remains in default.  The Company has not paid its semi-annual interest payment of approximately $8.4 million due August 3, 2009 on its Senior Discount Notes.  Similarly, the Company has not paid  its semi-annual interest payment of approximately $8.1 million due August 17, 2009 on its Senior Notes. The Company’s failure to make interest payments is a default under the applicable Indenture governing those notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes. This in turn also triggered cross defaults under the Company’s Credit Agreement and the Indentures for the Senior Notes and Senior Discount Notes.

In addition, the Senior Discount Notes are obligations of Haights Cross Communications.  These obligations are not guaranteed by any of its subsidiaries and none of its subsidiaries is under any obligation to make payments to Haights Cross Communications. The ability of subsidiaries to make any payments to Haights Cross Communications are limited by statutory and other contractual restrictions that would depend on the earnings or financial condition of its subsidiaries and various business and contractual considerations.  As a result, even if otherwise permitted under the Credit Agreement, Haights Cross Communications may not have the ability to pay the interest or any other obligations under its Senior Discount Notes.

  Given the current negative conditions in the economy generally and the credit markets in particular, the Company cannot give any assurance that it will be successful in restructuring its debt or finding alternative financing arrangements on favorable terms.  The continuing or any additional defaults under one or more of the Company’s debt arrangements, including the Credit Agreement or the Indenture governing the Senior Notes or the Senior Discount Notes, could cause cross defaults of other agreements, any of which could have a material adverse effect on the Company’s business, financial condition, liquidity and operations and raise substantial doubt about the Company’s ability to continue as a going concern.   Accordingly, amounts outstanding under the Company’s senior secured term loan, Senior Notes and Senior Discount Notes have been classified as current liabilities in the accompanying consolidated balance sheets as of December 31, 2008 and September 30, 2009.

These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.  Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation. On June 30, 2008, we sold the subsidiary that contained our Oakstone Publishing business, which operated our Medical Education segment. On August 27, 2008, we sold substantially all of the assets of the subsidiary that contained our Sundance Newbridge business, which operated our K-12 Supplemental Education segment. As a result of these dispositions, the results of Oakstone Publishing and Sundance Newbridge have been reclassified as discontinued operations for all periods presented in the consolidated financial statements.

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. These estimates and assumptions include management’s judgment related to the collectability of accounts receivable, sales returns reserves, inventory obsolescence reserves, the lives and recoverability of direct response advertising costs, the lives and recoverability of pre-publication costs, deferred tax valuation allowances, useful lives of fixed assets and long-lived assets and impairments of goodwill and long lived assets. Actual results may differ from those estimates.

Concentrations of Credit Risk

Concentrations of credit risk with respect to trade accounts receivable are limited due to the number of entities comprising the Company’s customer base. The Company performs ongoing credit evaluations of its customers’ financial condition and does not require collateral. The Company maintains reserves for credit losses, and such losses have been within management’s expectations. Customers are concentrated in the library and educational markets of the United States of America.

Fair Value and Credit Risk of Financial Instruments

All current assets and liabilities are carried at cost, which approximates fair value due to the short-term maturities of those instruments. The fair value of the Company’s 11¾% Senior Notes and 12½% Senior Discount Notes were estimated at December 31, 2008, as presented below based on market quotes. The Company’s Term Loan is a floating rate instrument and fair value is estimated based on market quotes.  At September 30, 2009, based on the pending Chapter 11 filing, Management was unable to obtain market quotes or otherwise determine the fair value of its outstanding debt. Management does believe the current market values of its outstanding debt are substantially lower than at December 31, 2008.

Estimated fair values of the Company’s long term debt instruments at December 31, 2008 were as follows:

	December 31, 2008
	Carrying Value	Fair Value
Term Loan	$108,200	$86,560
11¾% senior notes	139,999	85,708
12½% senior discount notes	133,620	33,750

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Revenue and Expense Recognition

We recognize revenue from books and other non-subscription sales when the product is shipped to the customer. Product shipment terms are FOB shipping point and collectability is reasonably assured at the time of shipment. Subscription revenue is deferred and recognized as the subscription is fulfilled. Short term rental revenue for audiobooks is recognized at the time of the rental and audiobook lease revenue is deferred and recognized ratably over the term of the lease. Revenue is recognized net of provisions for estimated returns. These estimated return provisions are based upon historical experience and other company and specific customer factors including management’s expectations. Actual return experience is monitored and any significant change from management’s expectations results in an adjustment in the reserve rates utilized to estimate returns.

Cost of goods sold is recognized when the related revenue is recognized and primarily consists of paper, media, printing, binding and duplication and author royalty expenses.

Shipping and Handling

Shipping and handling costs are included in fulfillment and distribution expenses, while fees charged to customers for shipping and handling are included in revenue in the accompanying consolidated statements of operations.

Inventory and Related Obsolescence

Inventory consists primarily of books, CDs and audiocassettes, which are valued at the lower of cost or market, as determined by the first-in, first-out method. Obsolescence reserves on slow-moving or excess merchandise are recorded, where applicable, based upon regular reviews of inventories on-hand and estimated future demand. If a book is taken out of print, superseded by a later version or ceases to sell, it is considered obsolete and all related inventory amounts are written-off. If quantities of a book exceed expected future demand based on historical sales of that title, the excess inventory is also written off.

Prepaid Royalties

Royalty advances are recorded as cash is advanced to authors and are expensed as related revenues are earned by authors or when future recovery appears doubtful.

Advertising

Advertising expenses relating to book and non-subscription publishing operations are expensed as incurred and are  included in marketing and sales expenses in the accompanying consolidated statements of operations. Amortization of direct response advertising costs is included in marketing and sales expense in the accompanying consolidated statements of operations.

Direct response advertising costs are incurred to solicit sales from potential new customers who can be shown to have responded specifically to an advertising campaign that results in probable future economic benefits. We have two types of direct response advertising costs: direct mail and catalogs. We are able to track the revenue, costs and profitability from these advertising efforts at the campaign level. Both the direct mail and catalog campaign costs are capitalized and the net recoverability is evaluated on a product-by-product basis at the campaign level. The life and amortization rate are determined by historical experience with similar products at the same business. Direct mail costs are amortized over lives ranging up to 12 months.

Catalog costs are amortized over the estimated life of the catalog, generally between one and eighteen months with greater than 90% of catalog costs being amortized in the first year. The estimated life and amortization rate are based on the sales experience of similar catalogs at the same business segment. If a direct mail solicitation or catalog is determined to be unprofitable, all remaining capitalized costs are written-off at that time.

Prepaid marketing materials include printed promotional marketing pieces which are initially capitalized and expensed upon mailing and are included in prepaid expenses and other current assets in the accompanying consolidated balance sheets.

Pre-Publication Costs

We capitalize the costs associated with the development of our new products. These costs primarily include author fees under work-for-hire agreements (excluding royalties), the costs associated with artwork, photography and master tapes, other external creative costs, internal editorial staff costs and pre-press costs that are directly attributable to the products. These costs are tracked at the product title or product series level and are amortized beginning in the month the product is introduced to market. These costs are amortized over the estimated life cycle of the book or product, based upon the sales performance of similarly existing products that are sold in the same business segment, for periods ranging from eighteen months to five years. The amortization rate is determined by the expected annual performance during the life cycle and, accordingly, in many cases an accelerated amortization method is utilized. Costs determined to be unrecoverable are written off. A write-off occurs most often when sales of a product are lower than anticipated or when a later version of the product is released. In addition, life cycles are periodically monitored for changes in length or rate of sales during the life cycle. When changes are significant, the amortization rate and period are adjusted.

Property and Equipment

Furniture, equipment and leasehold improvements are stated at cost and are depreciated using the straight-line method over their estimated useful lives, generally ranging from three to seven years. Maintenance and repairs are charged to operations as incurred. Buildings are depreciated over 30 years, and leasehold improvements are amortized over the shorter of their estimated useful life or the remaining term of the lease. The Company capitalizes internal use software in accordance with the Accounting Standards Codification (“ASC”) No: 350-40. Such costs are amortized over an estimated useful life ranging from two to five years.

Goodwill and Other Intangible Assets

Goodwill represents the excess of net acquisition cost over the estimated fair value of net assets acquired of purchased companies. Under generally accepted accounting principles (GAAP) in the U.S. (the “GAAP Hierarchy”), intangible assets considered to have indefinite lives, such as goodwill, are no longer amortized to expense but are periodically evaluated for impairment at the reporting unit level. Intangible assets with finite lives continue to be amortized to expense over their useful lives.

Goodwill and other indefinite lived intangible assets are subject to an annual impairment test as well as an interim test if an event occurs or circumstances change between annual tests indicating that the asset might be impaired. The impairment test for goodwill is a two-step process. First, the fair value of the reporting unit is compared to its carrying value. If the fair value is less than the carrying value, a second step is performed. In the second step, an implied goodwill value is determined by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit. If the implied fair value of the goodwill, as calculated, is less than the carrying amount of the goodwill, an impairment charge is taken for the difference. The impairment test for the trademark is performed by comparing the fair value of the trademark to the carrying value.  If the carrying value is more than the fair value an impairment is recorded. The Company tests the goodwill of each of its reporting units and the trademark annually, and more frequently if impairment indicators exist.

Long-Lived Assets

Under GAAP, impairment is recognized for long-lived assets when the carrying value exceeds the long-lived asset’s estimated future undiscounted cash flows. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. In addition, the Company performs an annual evaluation of the recoverability of its pre-publication and direct response advertising costs.

Income Taxes

We account for income taxes pursuant to the provisions of FASB ASC No. 740.  Under ASC No. 740, deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the effects of differences between carrying amounts of existing assets and liabilities for financial reporting and for income tax purposes. A history of generating taxable income is required in order to substantiate the recording of a net tax asset.

Foreign Currency Translation

The Company has determined that the functional currency of its foreign subsidiary is the subsidiary’s local currency. The assets and liabilities of this subsidiary are translated at the applicable exchange rate as of the balance sheet date and revenue and expenses are translated at an average rate over the period. Currency translation adjustments are recorded as a component of accumulated other comprehensive income (loss). Gains and losses on inter-company transactions are recorded in operating expenses and have not been material for the periods presented.

3. Recent Accounting Pronouncements

In June 2009, the FASB issued Statement of Financial Accounting Standards No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“SFAS 168”). SFAS 168 identifies the sources of accounting principles and the framework of selection the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP.  SFAS 168 is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted the Codification at the beginning of its third quarter of fiscal 2009 and in accordance with the Accounting Standards Codification (“ASC”), references to previously issued accounting standards have been replaced by ASC references. Subsequent revisions to GAAP will be incorporated into the ASC through Accounting Standards Updates (“ASU”).

On January 1, 2008, the Company adopted ASC 820 for certain financial assets and liabilities. This standard establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value.  The standard requires that assets and liabilities carried at fair value to be classified and disclosed in one of the following three categories: Level 1: Quoted market prices in active markets for identical assets or liabilities; Level 2: Quoted prices in active markets for similar assets and liabilities in markets that are not active and models for which all significant inputs are observable either directly or indirectly; and  Level 3: Unobservable inputs reflecting the reporting entity’s own assumptions or external inputs for inactive markets. The determination of where assets and liabilities fall within this hierarchy is based upon lowest level of input that is significant to the fair value measurement. As of September 30, 2009 and December 31, 2008, the Company held approximately $40.7 million and $47.4 million, respectively, of “Level 1” overnight cash deposits, of which fair value approximates carrying value. The Company does not have any assets and liabilities that are based on “Level 2” or “Level 3” inputs.

The provisions of ASC 820 related to other nonfinancial assets and liabilities were adopted on January 1, 2009, and applied prospectively. The provisions of ASC 820 related to other nonfinancial assets and liabilities did not have a significant impact on the Company’s consolidated financial statements.

In May 2009, the FASB issued ASC 855 “Subsequent Events”. ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued.  The standard is effective for interim or annual financial periods ending after June 15, 2009.  Accordingly, the Company adopted ASC 855 as of June 30, 2009.  The adoption had no material impact on the Company’s consolidated financial position or results of operations.

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820)–Measuring Liabilities at Fair Value” (ASU 2009-05). ASU 2009-05 amends Subtopic 820-10, “Fair Value Measurements and Disclosures–Overall”, for the fair value of liabilities. This Update provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value of such liability using one or more of the techniques prescribed by the Update. The guidance in this Update will be effective for the first reporting period beginning after the issuance, which for the Company will be the fourth quarter of fiscal 2009. The Company does not expect ASU 2009-05 to have a material effect on its consolidated results of operations or its financial position upon adoption.

4.  Accounts Receivable

Accounts receivable consists of the following:
	September 30, 2009	December 31, 2008
Accounts receivable	$23,081	$17,112
Less allowance for doubtful accounts	(1,307)	(1,875)
Accounts receivable, net	$21,774	$15,237

5. Inventory

Inventory consists of the following:
	September 30, 2009	December 31, 2008
Supplies	$1,060	$1,224
Work-in-process	376	357
Finished goods	18,855	20,632
	20,291	22,213
Less allowance for obsolescence	(3,806)	(3,361)
Inventory, net	$16,485	$18,852

6. Pre-publication Costs

Pre-publication costs consist of the following:
	September 30, 2009	December 31, 2008
Pre-publication costs	$111,883	$100,941
Less accumulated amortization	(79,622)	(64,699)
Pre-publication costs, net	$32,261	$36,242

7.  Property and Equipment

Property and equipment consists of the following:
	September 30, 2009	December 31, 2008
Furniture and fixtures	$1,932	$2,080
Office equipment and software	7,836	7,868
Land and building	2,916	2,916
Leasehold improvements	2,098	2,337
	14,782	15,201
Less accumulated depreciation	(7,999)	(8,267)
Property and equipment, net	$6,783	$6,934

8. Dispositions

Oakstone Publishing

On June 30, 2008, the Company sold the Oakstone Publishing business, reported within the Medical Education segment. The sale of this business was in accordance with the strategic plan initiated by our Board of Directors upon the completion of our recapitalization in August 2007. The Oakstone Publishing business published and marketed to doctors and dentists subscription based continuing education materials on a variety of medical, dental and allied health specialty topics and publishes and markets subscription based wellness information, such as newsletters and calendars, to companies seeking to improve employee awareness of health and wellness issues.

The results of operations of the Oakstone Publishing business have been classified as discontinued operations in the accompanying consolidated financial statements for all periods presented.

The operating results of the Oakstone Publishing business for the nine months ended September 30, 2008 were as follows:

Revenue	$14,523
Cost of goods sold	4,329
Marketing and sales	5,290
Fulfillment and distribution	1,802
General and administrative	1,951
Amortization of pre-publication costs	756
Depreciation expense	650
Loss from operations of Oakstone Publishing before provision for income taxes	$(255)
Provision for income taxes	(313)
Net loss from operations of Oakstone Publishing	$(568)

On June 30, 2008, the assets and liabilities of the Oakstone Publishing business were sold for gross proceeds of $47.5 million, consisting of consideration received from the buyer of $42.8 million and $4.8 million placed in an escrow account to satisfy working capital adjustments and indemnification obligations, if any. Cash consideration from the sale was received on July 1, 2008 and recorded as a sales proceeds account receivable and the escrow account was recorded as a current asset in the consolidated balance sheet as of June 30, 2008.  The escrow account balance of $4.8 million was subject to downward purchase price adjustments, up to the full balance, based on adjustments to working capital and the representations and warranties made in the purchase agreement. Claims made against this escrow balance would have reduced the gain on sale on the Oakstone Publishing business. The Company recorded a $0.3 million accrued liability for an estimated working capital adjustment that was due to the buyer from the escrow account at June 30, 2008. Such accrual was recorded as a reduction in earnings from discontinued operations in the accompanying consolidated statements of operations for the nine months ended September 30, 2008. On December 23, 2008, the Company agreed with the buyer to settle a claim made against representations and warranties for $0.6 million and released escrow funds equal to this amount plus $0.3 million for a working capital adjustment mentioned above. The full escrow balance of $3.8 million was released to the Company on July 1, 2009. The carrying amounts of Oakstone Publishing assets and liabilities as of June 30, 2008 were as follows:

June 30, 2008

Assets and liabilities:
Working capital, net (excluding cash)	$1,292
Pre-publication costs, net	1,884
Property and equipment, net	1,720
Goodwill	20,565
Intangibles, net	4,537
Net assets on date of sale	$29,998

Calculation of gain on sale:
Proceeds	$47,552
Tax provision	(548)
Less: transaction costs	(1,390)
Less: book value of net assets sold	(29,998)
Gain on disposal of Oakstone Publishing	$15,616
The gain on disposal of discontinued operations includes the effect of the write-off of deferred tax assets and liabilities associated with Oakstone Publishing.

Sundance Newbridge

On August 27, 2008 we sold the assets of the subsidiary that contained our Sundance Newbridge business, which operated our K-12 Supplemental Education segment. The Sundance imprint publishes supplemental educational materials for shared reading, guided reading, independent reading, phonics, and comprehension skills for students in PreK-8. Sundance also markets non-proprietary, supplemental literature products for students in grades K-6. The Newbridge imprint publishes nonfiction, guided reading materials, Big Books and teachers’ guides in the content areas of standards-based science, social studies, and math for students in PreK-8.

The results of operations of the Sundance Newbridge business have been classified as discontinued operations in the accompanying consolidated financial statements for all periods presented.

The operating results of the Sundance Newbridge business for the three and nine months ended September 30, 2009 and 2008 were as follows:

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
	(Unaudited)
Revenue	$—	$3,301	$—	$14,079
Cost of goods sold	—	553	—	3,054
Marketing and sales	—	596	—	3,657
Fulfillment and distribution	—	325	—	1,631
General and administrative	29	484	94	1,618
Restructuring charges	—	72	—	1,310
Amortization of pre-publication costs	—	164	—	1,720
Depreciation expense	—	36	—	231
Net income (loss) from operation of Sundance Newbridge	$(29)	$1,071	$(94)	$858

On August 27, 2008, the assets of the Sundance Newbridge business were sold for gross proceeds of $5.9 million. A gain of $0.8 million, as shown below, presented as a gain on disposal of discontinued operations, was recorded on the sale. Subsequent to the sale, in accordance with the sale agreement, the buyer has provided the Company a portion of the accounts receivable proceeds, which were recorded as gain on disposal of Sundance Newbridge business during 2009.

	Three months ended September 30, 2009	Nine months ended September 30, 2009	Three and Nine months ended September 30, 2008
	(Unaudited)
Calculation of gain on sale:
Proceeds	$32	$117	$5,912
Tax provision	—	—	(159)
Less: transaction costs	—	—	(303)
Less: book value of net assets sold	—	—	(4,246)
Less: assumed liabilities	—	—	(428)
Gain on disposal of Sundance Newbridge	$32	$117	$776

We also entered into a post acquisition service agreement with the purchaser of Sundance Newbridge under which Triumph Learning provides warehouse, distribution and customer service to the purchaser under an arms length agreement. The revenues and expenses of this arrangement are reported in other income and expense and included $0.2 million of revenues and $0.2 million of expense in the quarter ended September 30, 2008. This agreement was terminated effective May 16, 2009 and for the nine months ended September 30, 2009 it included revenues of $0.3 million and expenses of $0.1 million.

In addition to gain on the disposal of Oakstone Publishing and Sundance Newbridge, a minimal amount of expense for Chelsea House was recorded for three and nine month periods ended September 30, 2008.  Chelsea House was discontinued during 2005.

9. Goodwill

Goodwill and other intangible assets with indefinite lives are tested for impairment annually and more frequently if impairment indicators exist, as required by GAAP.  First, the fair value of the reporting unit is compared to its carrying value. If the fair value is less than the carrying value, a second step is performed. In the second step, an implied goodwill value is determined by deducting the fair value of all tangible and intangible net assets of the reporting unit from the fair value of the reporting unit. If the implied fair value of the goodwill as calculated is less than the carrying amount of the goodwill, an impairment charge is recorded for the difference.

10. Intangibles

Intangible assets consist primarily of customer relationships, non-compete agreements and trademarks. Intangible assets with finite lives are amortized on a straight-line basis to expense over their useful lives of three to ten years. The Company reassesses the estimated remaining useful lives of these assets in accordance with ASC 360 and has determined that such estimated lives are appropriate. A summary of intangible assets is as follows:

Finite Life Assets	Lives	September 30, 2009	December 31, 2008
Customer list	10 years	$20,380	$20,380
Non-compete agreements	3-5 years	850	850
Other	5 years	181	164
		21,411	21,394
Less: accumulated amortization		(11,185)	(9,534)
		10,226	11,860
Indefinite Life Assets
Trademarks	Indefinite	2,741	2,741
Net intangible assets		$12,967	$14,601

Amortization expense for the three-month periods ended September 30, 2009 and 2008 was $0.5 million and $0.6 million, respectively, and for each of the nine-month periods ended June 30, 2009 and 2008 was $1.7 million. Accumulated amortization amounts by asset type as of September 30, 2009 were $10.2 million for customer list, $0.8 million for non-compete agreements and $0.1 million for other intangible assets. Accumulated amortization by asset type as of December 31, 2008 was $8.7 million for customer lists, $0.7 million for non-compete agreements and $0.1 million for other intangible assets.

Based on the current amount of intangibles subject to amortization, the estimated amortization expense for each of the succeeding five years is as follows:

Total
Amortization of intangibles:

Remainder of 2009	$535
2010	2,055
2011	2,048
2012	2,044
2013	2,041
2014	1,503
$10,226

11. Restructuring Charges

On September 28, 2007, the Board of Directors authorized a restructuring of Options Publishing and Triumph Learning , whereby the management of Options Publishing was merged into Triumph Learning and the warehouse functions of Options Publishing were consolidated into the shared services division; the accounting functions were taken over by the Triumph Learning general accounting group located in New York City; customer services, warehousing and fulfillment were incorporated into the shared service facility in Northborough, MA; and the manufacturing and product purchasing functions were consolidated into a new shared manufacturing group that was formed in our Iowa City, IA location. The purpose of this restructuring was to save operational costs and to improve the product development process. Furthermore, certain functions of Triumph Learning were moved to other locations to improve processes, leverage shared resources and take advantage of lower cost facilities. The accounts receivable and cash applications functions were relocated to Northborough, MA and the manufacturing functions located in New York were moved into the previously discussed shared manufacturing function in Iowa City, IA. Additionally, as of January 1, 2008, the Triumph Learning accounting group took over certain accounting functions from Sundance/Newbridge related to the shared service facility in Northborough, MA. The Company completed the restructuring process during the first quarter of 2008. The Company recorded $57,000 and $64,000  in restructuring charges for the nine months ended September 30, 2008 and 2009, respectively, related to the Buckle Down Warehouse and order fulfillment consolidation and had restructuring liabilities of $42,000 and $0 remaining as of December 31, 2008 and September 30, 2009, respectively. The restructuring charges for three months ended September 30, 2008 and 2009 were minimal.

In November 2008, the board approved the consolidation of the management of the Buckle Down/Options operations in Iowa under the Triumph Learning management in New York City.  This resulted in the elimination of the President of Buckle Down , the moving of the marketing function to the Company’s New York City facility and the consolidation of sales management  and product development to be managed in the New York office.  In addition to reducing costs, this action better allowed the Company to leverage its resources and coordinate activities in product development, sales and marketing. Subsequently, to further control costs and consolidate operations, the Company closed the Iowa facility as of May 2009 and consolidated its manufacturing and remaining product development functions into New York City. The Company recorded $246,000 and $22,000  in restructuring charges for the nine months ended September 30, 2008 and September 30, 2009, respectively, related to the Buckle Down /Options consolidation and had restructuring liabilities of $0 remaining as of December 31, 2008 and September 30, 2009. Related to the Buckle Down/Options consolidation to Triumph Learning, the Company recorded $0 and $84,000  in restructuring charges for the nine months ended September 30, 2008 and 2009, respectively, and had restructuring liabilities of $847,000 and $0 remaining as of December 31, 2008 and September 30, 2009. The restructuring charges for three months ended September 30, 2008 and 2009 were minimal.

Restructuring activity related to Buckle Down, Options Publishing and Triumph are reported within the Test-prep and Intervention segment.

During the first quarter of 2009 the Company initiated a restructuring project under which it will reduce payroll costs as part of cost cutting measures in Recorded Books. The restructuring project resulted in cost associated with severance of nineteen employees. The restructuring project was completed during the second quarter of 2009 and we incurred a total restructuring charge of $0.3 million. This restructuring activity is reported within the Library segment.

12. Stock -Based Compensation

In connection with the consummation of the previously reported recapitalization agreement in August 10, 2007, our stock option plan was terminated and all outstanding options canceled. We do not intend at this time to grant stock options in the future. Therefore the Company did not issue any form of stock options for the three and nine months ended September 30, 2009 and 2008 . However, as described below Restricted Shares were issued to the directors and related compensation expense was recorded. Total stock-based compensation expense is recognized as a “general and administrative expense” in the consolidated statements of operations on a ratable basis over the vesting period for each share.

Pursuant to Management Stock Purchase Agreements dated August 10, 2007, Paul Crecca, our current CEO, and Peter Quandt, our former CEO, purchased, for $0.001 per share, 75,000 and 225,000 shares of restricted stock, respectively. Mr. Quandt’s 225,000 shares of common stock were deemed to be fully vested at the time of his resignation in August 2007.  Mr. Crecca’s restricted shares are subject to a three year vesting period. Each non-employee member of the Board of Directors also received a restricted stock award of 8,117 shares of our common stock with the Chairman receiving 12,175 shares. The restricted stock granted pursuant to all of these awards was to vest in February 2008. During the year ended December 31, 2007, director Eugene I. Davis purchased 12,175 shares of restricted stock, and directors John A. McKenna, Jr., Curry E. Ford and T.J. Vigliotta purchased 8,117 shares of restricted stock each, for $0.001 per share. In January 2008, prior to the vesting of his restricted stock, Mr. Vigliotta elected to forfeit all of his restricted stock. Mr. Vigliotta resigned from the Board of Directors on May 8, 2009.  In January 2008, prior to the vesting of his restricted stock, Mr. Ford elected to forfeit all of his restricted stock in exchange for an issuance by the Company to Glenview Capital Management, LLC, of an equivalent amount under the same terms and conditions. Subsequently, we issued to Glenview Capital Management, LLC, which has designated Mr. Ford to serve as our director, a restricted stock award of 8,117 shares. All outstanding restricted stock awards fully vested on February 10, 2008, for issuances to Mr. Davis and Glenview Capital Management, LLC and on February 21, 2008, for the issuance to Mr. McKenna.

 The compensation expense recorded for these restricted shares was $0 and $0.1 million for the three and nine months ended September 30, 2008, respectively and $0.03 million and $0.1 million for the three and nine months ended September 30, 2009, respectively.

13. Income Taxes

The Company files income tax returns in the U.S. federal, state, local and foreign jurisdictions. Income tax returns filed for fiscal years 2004 and earlier are no longer subject to examination by state, local and foreign authorities. Income tax returns filed for fiscal year 2005 and earlier are no longer subject to examination by U.S. federal authorities. Certain income tax returns for fiscal years 2005 through 2008 remain open to examination by state, local and foreign tax authorities and certain income tax returns for fiscal year 2006 through 2008 remain open to examination by U.S. federal tax authorities. Currently none of the federal tax returns are under examination. Currently, the Company’s New York state tax returns are under examination, however the Company believes that no provisions are required for all income tax uncertainties pertaining to these open tax years.

For all the periods reported, the Company did not recognize any adjustments in the liability for unrecognized tax benefits. The Company does not have any accrued interest or penalties associated with unrecognized tax benefits. The Company’s continuing policy is to recognize interest and penalties related to income tax matters as tax expense. There was no significant interest and penalty expense related to income tax matters recorded during the three and nine months ended September 30, 2009 or 2008.

The continuing operations (provision) benefit for income taxes consists of the following:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Current income tax expense:
Foreign	$(73)	$(158)	$(281)	$(501)
Benefit recognized as a result of the discontinued operations gain		772		5,627
Deferred income tax expense:
U.S. Federal	(470)	(829)	(1,236)	(2,487)
Total benefit (provision) for income taxes	$(543)	$(215)	$(1,517)	$2,639

Foreign income tax expense is derived from taxable earnings on sales in the United Kingdom of $0.2 million and $0.5 million in the three-month periods ended September 30, 2009 and 2008, respectively and $0.9 million and $1.6 million in the nine-month periods ended September 30, 2009 and 2008.

In calculating the provision for income taxes on an interim basis, the Company uses an estimate of the annual effective tax rate based upon facts and circumstances known to the Company. The Company’s effective rate is based on expected pretax income or loss, statutory tax rates, changes in the deferred tax asset valuation allowance and permanent differences between financial statement and tax return income applicable to the Company in the various jurisdictions in which the Company operates. The Company has recorded an income tax benefit in continuing operations of $5.6 million in 2008 as a result of the gain on the disposal of the Oakstone Publishing and Sundance Newbridge businesses, included within discontinued operations. The deferred income tax expense reflects the increase in deferred tax liabilities as a result of the amortization for income tax purposes of goodwill and indefinite lived assets not reflected in book income.

Under Section 382 of the Internal Revenue Code, based on the change of control, there could be limitations on the utilization of the Company’s net operating loss (“NOL”) deductions in future periods. The annual limitation on utilization of NOL’s is expected to be approximately $20 million. The Company has evaluated the impact of this change of control on the utilization of our NOL’s and believes the impact of the 382 limitation will not be significant as built-in gains relating to businesses sold within 5 years of the change in control serve to increase the annual section 382 limitation.

14. Financing Arrangements

The Company is in default under several provisions of its Credit Agreement.  Such defaults under the Credit Agreement include, among other things, the inclusion of a going concern emphasis paragraph in the Company’s financial statements for the year ended December 31, 2008 and certain prior cross defaults with the Company’s obligations under its Indentures for its Senior Notes and Senior Discount Notes.

Rights and remedies of the Lenders under the Credit Agreement upon the occurrence of an event of default include the right to charge a default interest rate, to declare the loans outstanding to be due and payable, either in whole or in part, immediately, and to foreclose on the Company’s assets securing its obligations under the Credit Agreement, including without limitation taking control of the Company’s operating subsidiaries through the Company’s pledge of the shares of those subsidiaries, and blocking its access to cash held in deposit accounts subject to control agreements (which includes substantially all of the Company’s cash) and sweeping that cash into the Lenders’ account. Further, provisions of the Credit Agreement restrict the Company’s ability to make interest payments on its Senior Notes and its Senior Discount Notes if the Company is in default under the Credit Agreement.  The Company does not expect that its cash on hand and cash generated from operations will be sufficient to fund the repayment of the Company’s senior secured term loan under the Credit Agreement should it be declared due. In addition, an acceleration of the senior secured term loan would cause defaults under the Senior Notes and Senior Discount Notes. As of September 30, 2009, the outstanding principal balances excluding any premiums or discounts under the Credit Agreement, the Senior Notes and Senior Discount Notes (at maturity) were $109.5 million, $138.8 million and $135.0 million, respectively.

On April 15, 2009, the Company entered into a short-term forbearance agreement with the Lenders under the Credit Agreement relating to certain financial covenant and reporting defaults and, since that time, has entered into further forbearance agreements to extend the applicable forbearance period, including a Fourth Forbearance Agreement and Amendment No. 1 to Credit Agreement on May 7, 2009, as extended on September 3, 2009 (the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, the Lenders agreed to forbear exercising any rights and remedies relating to certain specified forbearance items with respect to the Credit Agreement until the occurrence of the Termination Date under and as defined in the Plan Support Agreement (hereinafter described), subject to the right of earlier termination in certain other limited circumstances, and also agreed to forbear their enforcement rights to the extent of their holdings in the Senior Notes.

Under the Forbearance Agreement, the Company agreed to pay the Lenders the default rate of interest under the Credit Agreement, an increase of 2% over the stated variable rate.  Effective, May 7, 2009, the Credit Agreement was amended to increase the base interest rate by 4% over the stated variable rate (an increase of 2% over the previous default rate), such that the applicable interest rate under the Credit Agreement is now, at its election, either:

▪	the three month LIBOR rate (with a floor of 3.00%) plus 12.25% per annum, payable monthly (LIBOR rate loans had previously been payable quarterly); or
▪	the prime rate (with a floor of 5.25%) plus 11.0% per annum, payable monthly.

In consideration of this increase and a forbearance fee of $541,000, the Lenders agreed to waive any default interest during the current forbearance period.  As of September 30, 2009, the base rate of interest under the Credit Agreement was 15.25%.  Under certain circumstances, the Company is allowed to make an election to have a portion of the interest, not to exceed 2% per annum, paid-in-kind through an increase in the outstanding principal amount of the term loans.

On June 8, 2009, the Company launched a private exchange offer for the Company’s Senior Discount Notes held by qualified investors, pursuant to which the Company offered to exchange such notes for shares of its Common Stock (the “Exchange Offer”).  On June 17, 2009, the Company and Haights Cross executed a commitment letter (the “Commitment Letter”) with certain of the Lenders and the Agent.  Pursuant to the Commitment Letter, certain of the Lenders had made commitments to effectuate a restructuring of the Credit Agreement.  The Lenders’ commitment was subject to the satisfaction or waiver of certain conditions, including the negotiation, execution and delivery of definitive documents.  The Commitment Letter expired upon the deadline for the funding of the facility on August 17, 2009.

On August 20, 2009, the Company reached an agreement in principle with Lenders holding 100% of the principal amount outstanding under the Credit Agreement and holders of more than 80% of the principal amount outstanding under the Senior Notes (collectively, the “Plan Support Parties”) to seek a restructuring through Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on agreed-to-terms.  The parties agreed to negotiate in good faith to memorialize the agreement in principle as a plan support agreement.  In connection therewith, on August 20, 2009, the Company terminated the Exchange Offer for its Senior Discount Notes because it was not able to obtain the requisite level of participation in the Exchange Offer needed to consummate the exchange.

The Company has not made its semi-annual interest payments due August 3, 2009 and August 17, 2009, respectively, on the Senior Discount Notes and Senior Notes.  The Forbearance Agreement and Credit Agreement prohibit the Company from making interest payments on the Senior Discount Notes or Senior Notes while the Company remains in default under the Credit Agreement, and the Company does not intend on making any such interest payments prior to seeking bankruptcy protection.  The Company’s failure to make interest payments is a default under the applicable Indenture governing those notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes. This, in turn, also triggers cross defaults under the Company’s Credit Agreement.

Following discussions with the Plan Support Parties, on September 3, 2009, the Company and its U.S. subsidiaries entered into a Plan Support Agreement (as amended, the “Plan Support Agreement”) with the Plan Support Parties.  The Plan Support Agreement contemplates that the Company and its U.S. subsidiaries will file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code to implement a debt restructuring (the “Restructuring”) through a plan of reorganization (the “Plan”) to improve the Company’s capital structure.  The Plan, as proposed, would restructure the Company’s obligations under the Credit Agreement, Senior Notes and Senior Discount Notes to substantially reduce the Company’s outstanding indebtedness from over $380 million to approximately $180 million of new secured term debt and extend the maturity of the Company’s debt until no earlier than three years from the effectiveness of the Plan.  The Plan will otherwise leave unimpaired the Company’s general unsecured claims, including those of trade creditors, which would be paid in full.

The Plan Support Agreement anticipates that the Restructuring will be implemented either (i) through a solicitation of votes (the “Solicitation”) for a “prepackaged” plan of reorganization pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, and sections 1125 and 1145 of Chapter 11 of the Bankruptcy Code or (ii) through a “pre-negotiated” plan of reorganization, whereby definitive documents related to the Plan will be finalized prior to seeking bankruptcy relief, and votes on the Plan will be solicited, in either event involving Chapter 11 proceedings commenced in a United States Bankruptcy Court.

Pursuant to the terms of the proposed Plan included in the Plan Support Agreement, the proposed Plan contemplates that on the effective date of the Plan (the “Plan Effective Date”):

▪
reorganized Haights Cross will issue new first lien notes (the “New First Lien Notes”) in an aggregate principal amount of $100 million, with a term of three (3) years and interest accruing at a rate of LIBOR plus 1,000 basis points per annum (with a floor of 300 basis points per annum);

▪
reorganized Haights Cross will issue new second lien notes (the “New Second Lien Notes”) in an aggregate principal amount of $80 million, with a term of four (4) years and interest accruing at a rate of LIBOR plus 1,300 basis points per annum (with a floor of 300 basis points per annum);

▪
all amounts owed under the terms of the Credit Agreement will be an allowed claim and repaid in full; provided, however, that in the event the Company, notwithstanding its commercially reasonable best efforts, is unable to procure financing (on terms no less favorable than those offered by the Plan Support Parties in the form of the New First Lien Notes) in an amount sufficient to be able to make such cash payment, each Lender shall receive New First Lien Notes in an aggregate principal amount equal to such allowed claim amount and cash equal to the difference between (x) the amount of such allowed claim amount and (y) the principal amount of the such Lender’s pro rata portion of the New First Lien Notes;

▪
each holder of a Senior Note will receive its pro-rata share of (i) the New Second Lien Notes; (ii) approximately 92% of the issued and outstanding common stock of the reorganized Company (the “New Common Stock”), subject to reduction for shares issued in a Rights Offering (described below), if consummated, and any Exit Warrants (described below); plus (iii) the proceeds of the Rights Offering;

▪
so long as the class representing the Senior Discount Notes has voted to accept the Plan, each holder of a Senior Discount Note will receive its pro-rata share of: (i) approximately 8% of the issued and outstanding New Common Stock, subject to dilution for the Rights Offering, if consummated, and any Exit Warrants; (ii) a right to purchase New Common Stock pursuant to the Rights Offering; and (iii) the Exit Warrants;

▪	each allowed general unsecured claim, including trade creditors, will remain unimpaired and will be paid in full; and
▪	holders of common stock or other equity interests will not receive any amounts on account of their equity interests, which will be cancelled.

If applicable, the Rights Offering will entitle each holder of a Senior Discount Note to participate in a $32.5 million rights offering to acquire New Common Stock.  Each such share of New Common Stock distributed pursuant to the Rights Offering will reduce the shares given to the holders of Senior Notes.

The Exit Warrants will have a term of three years and allow the holders to purchase up to 10% of the Company’s New Common Stock as of the Plan Effective Date.  The per share strike price of the warrants and per share exercise price of the rights will be based on: (i) the aggregate principal amount of the New First Lien Notes, plus (ii) the aggregate principal amount of the Senior Notes, plus accrued but unpaid interest thereon through the filing of petitions under Chapter 11 of the Bankruptcy Code, less (iii) the estimated net cash of the reorganized Company on the Plan Effective Date in excess of $15 million.  All ownership percentages described above will be subject to dilution for management incentive equity awards, if any.

Confirmation of the Plan will be subject to customary conditions to effectiveness, including, without limitation, no stay of the confirmation order or occurrence of a material adverse change.  The recoveries summarized above are more fully described in the term sheet which forms a part of the Plan Support Agreement.

The Plan Support Agreement requires the Plan Support Parties, and their successors and assigns, to cast their votes in favor of the Plan and generally support the Plan.

The Plan Support Agreement is subject to certain termination events, including, among others, if the parties do not commence or complete the Plan solicitation, file the bankruptcy cases or achieve the Plan Effective Date within the requisite time periods set forth in the Plan Support Agreement.  Certain of the termination events may be extended or waived in accordance with the Plan Support Agreement.

Pursuant to the terms and conditions of the Plan Support Agreement and the Forbearance Agreement, the Plan Support Parties have agreed to forbear exercising any rights or remedies relating to certain specified forbearance items with respect to the Credit Agreement, the Senior Notes or the Senior Discount Notes during the term of the agreement.

If the Company is unable to restructure its debt obligations, it does not believe that the Lenders would extend their forbearance and amend the Credit Agreement so as to permit it to make its August 2009 interest payments on its Senior Notes and Senior Discount Notes.  The Company’s current forbearance agreement and Credit Agreement prohibit the Company from making interest payments on the Senior Discount Notes while the Company remains in default.  The Company has not paid its semi-annual interest payment of approximately $8.4 million due August 3, 2009 on its Senior Discount Notes.  Similarly, the Company has not paid  its semi-annual interest payment of approximately $8.1 million due August 17, 2009 on its Senior Notes. The Company’s failure to make interest payments is a default under the applicable Indenture governing those notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes. This would in turn also trigger cross defaults under the Company’s Credit Agreement and the Indentures for the Senior Notes and Senior Discount Notes.

In addition, the Senior Discount Notes are obligations of Haights Cross Communications.  These obligations are not guaranteed by any of its subsidiaries and none of its subsidiaries is under any obligation to make payments to Haights Cross Communications. The ability of subsidiaries to make any payments to Haights Cross Communications are limited by statutory and other contractual restrictions that would depend on the earnings or financial condition of its subsidiaries and various business and contractual considerations.  As a result, even if otherwise permitted under the Credit Agreement, Haights Cross Communications may not have the ability to pay the interest or any other obligations under its Senior Discount Notes

The Company cannot give any assurance that it will be successful in restructuring its debt or finding alternative financing arrangements on favorable terms.  The continuing or any additional defaults under one or more of the Company’s debt arrangements, including the Credit Agreement or the Indenture governing the Senior Notes or the Senior Discount Notes, could cause cross defaults of other agreements, any of which could have a material adverse effect on the Company’s business, financial condition, liquidity and operations and raise substantial doubt about the Company’s ability to continue as a going concern.   Accordingly, amounts outstanding under the Company’s senior secured term loan, Senior Notes and Senior Discount Notes have been classified as current liabilities in the accompanying consolidated balance sheets as of December 31, 2008 and September 30, 2009.

 11 3/4% Senior Notes

On August 20, 2003, Haights Cross issued $140.0 million aggregate principal amount of its Senior Notes.  On December 10, 2004, Haights Cross issued an additional $30.0 million aggregate principal amount of its Senior Notes under its existing Indenture. These Senior Notes are pari passu with, of the same series as and vote on any matter submitted to bondholders, the original Senior Notes.

The Senior Notes mature on August 15, 2011 and contain customary restrictive covenants and debt incurrence tests. The Senior Notes bear interest at a fixed rate of 11 3/4% with payments due semi-annually on February 15 and on August 15. Interest payments commenced on February 15, 2004. On August 15, 2008, the Company entered into a new Credit Agreement and repurchased and retired Senior Notes in the aggregate principal amount of $31.2 million from certain of the Lenders and their affiliates for a purchase price equal to the aggregate principal amount of the notes retired, plus accrued but unpaid interest, if any.  The Company has not paid its semi-annual interest payment of approximately $8.1 million on its Senior Notes that was due August 17, 2009.  The Company’s failure to make the interest payments is a default under the Indenture for the Senior Notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes.

The Senior Notes are fully and unconditionally guaranteed, jointly and severally, by the Company and each of Haights Cross’ existing and future restricted subsidiaries (see Note 18).

 Term Loan

On August 15, 2008, Haights Cross entered into the Credit Agreement with the Agent and the Lenders. Under the Credit Agreement, Haights Cross borrowed $108.2 million under a senior secured term loan facility (“Term Loan”). Haights Cross used a combination of the net proceeds of the Term Loan and cash on hand, including the net proceeds from its previous sale of its Oakstone Publishing business, to repay the term loans due August 15, 2008 in full.

Haights Cross Communications and all of its direct and indirect subsidiaries (other than Haights Cross) have guaranteed Haights Cross’ obligations under the Term Loan. The Term Loan is secured by first-priority liens on, and first-priority security interests in, substantially all of the assets of the Company and all guarantors to the Credit Agreement and a first priority security interest in 100% of the equity issued by Haights Cross’ direct and indirect subsidiaries.

The final maturity date for the Term Loan is May 15, 2011. The Company is required to apply 75% of its annual consolidated excess cash flow (as defined) to prepay any amounts outstanding under the Term Loan. In addition, subject to certain exceptions and reinvestment basket, the Company is required to use any net proceeds from the sale or disposition of its assets, net casualty, condemnation proceeds or other extraordinary proceeds and net proceeds from the issuance or incurrence of debt or equity to prepay the Term Loan. In general, prepayment premiums are not applicable to partial prepayments in accordance with the above. However, prepayment premiums are applicable to (a) partial prepayments on account of debt or equity issuances above agreed-on baskets, (b) voluntary prepayments, and (c) upon payments of the Term Loan in full on account of any mandatory or voluntary prepayments. When applicable, the following prepayment premiums apply: prepayments on or prior to August 15, 2009 are subject to a premium of 2% of the principal,  prepayments after August 15, 2009, but on or before August 15, 2010 are subject to a premium of 1% of the principal. Thereafter, the Company may make prepayments without paying a premium.

As of September 30, 2009, all amounts outstanding under the Term Loan bore interest, at the Company’s option:

•	the three month LIBOR rate (with a floor of 3.00%) plus 12.25% per annum, payable monthly (LIBOR rate loans had previously been payable quarterly); or
•	the prime rate (with a floor of 5.25%) plus 11.0% per annum, payable monthly.

The Credit Agreement contains affirmative and negative covenants customarily applicable to senior secured credit facilities, including covenants restricting the ability of the Company, subject to negotiated exceptions, to incur additional indebtedness and additional liens on their assets, engage in mergers or acquisitions or dispose of assets in excess of scheduled amounts, enter into sale-leaseback transactions, make capital expenditures in excess of scheduled amounts, pay dividends or make other distributions, voluntarily prepay other indebtedness, enter into transactions with affiliated persons, make investments, and change the nature of their businesses.

The credit facilities require Haights Cross and the other loan parties to maintain a maximum secured leverage ratio, a minimum fixed charge coverage ratio, and a minimum net EBITDA (as defined) . The maximum secured leverage ratio is 3.33:1 beginning with the quarter ending September 30, 2008, and then ranges from 3.36:1 to 2.94:1 through the fiscal quarter ending March 31, 2011. The minimum fixed charge coverage ratio is 0.83:1 beginning with the Company’s fiscal quarter ending September 30, 2008 and then ranges between 0.80:1.00 and 0.67:1 through the fiscal quarter ending March 31, 2011. The minimum net EBITDA is $29.8 million beginning with the Company’s fiscal quarter ending September 30, 2008, and then ranges over time between $29.2 million to $33.4 million through the fiscal quarter ending March 31, 2011. The secured leverage ratio is defined as the ratio of Haights Cross’ senior secured debt (net of up to $10 million of balance sheet cash) to the Company’s consolidated net EBITDA for the four-fiscal quarter period ending on the measurement date. The fixed charge coverage ratio is defined as the ratio of the Company’s consolidated net EBITDA for the four-fiscal quarter period ending on the measurement date to the Company’s consolidated interest expense, plus total taxes and total capital expenditures (subject to certain limited exceptions) for the same period. These terms, and the calculation thereof, are defined in further detail in the Credit Agreement.  As of September 30, 2009 and the date of this report, the Company was and continues to be in default under several provisions of its Credit Agreement including, among other things, the inclusion of a going concern emphasis paragraph in the Company’s financial statements for the year ended December 31, 2008, its failure to meet its financial covenants under the Credit Agreement and certain prior cross defaults with the Company’s obligations under its Indentures for its Senior Notes and Senior Discount Notes.

As of September 30, 2009, the effective interest rate on all borrowings under the New Term Loan was 15.25%. As set forth above, commencing as of April 15, 2009, pursuant to the Forbearance Agreement, the Company agreed to pay the Lenders under the  Term Loan an increase of 2% over the stated variable rate. Effective, May 7, 2009, the Credit Agreement was amended to increase the base interest rate by 4% over the stated variable rate (an increase of 2% over the previous rate).  As of September 30, 2009, this rate of interest was 15.25%.

12 1/2% Senior Discount Notes

On February 2, 2004, Haights Cross Communications issued $135.0 million aggregate principal amount at maturity of its Senior Discount Notes, for which it received net proceeds of $73.7 million. The Senior Discount Notes mature on August 15, 2011, with each Senior Discount Note having an accreted value of $1,000 at maturity. The Senior Discount Notes will not begin to accrue cash interest until February 1, 2009, after which the Company will be required to make cash interest payments every six months in arrears on February 1 and August 1 (or if not a business day, the first business day thereafter), commencing August 1, 2009.  The Company has not paid its semi-annual interest payment of approximately $8.4 million on its Senior Discount Notes that was due August 3, 2009.  The Company’s failure to make the interest payments is a default under the Indenture for the Senior Discount Notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes.

The Senior Discount Notes are general unsecured obligations of Haights Cross Communications and rank equally with all of Haights Cross Communications’ existing and future unsecured senior indebtedness and are senior to all of its future subordinated indebtedness. The Senior Discount Notes are effectively subordinated to all of Haights Cross Communications’ existing and future secured indebtedness, to the extent of the collateral securing such indebtedness. The senior discount notes are also structurally subordinated to all existing and future liabilities of the Company’s subsidiaries, including the Term Loan, Senior Notes and trade payables. The Senior Discount Notes rank pari passu in right of payment to Haights Cross Communications’ guarantee of the Term Loans and the Senior Notes. As of February 15, 2008 the Senior Discount Notes became redeemable by the Company. The Senior Discount Notes contain customary restrictive covenants and debt incurrence tests.

As of December 31, 2008 and September 30, 2009, due to the Term Loan default described above, our Term Loan, Senior Discount Notes and Senior Notes  are classified as a current liabilities in the accompanying consolidated financial statements. The following table is a summary of the Company’s current outstanding debt as of September 30, 2009 (in thousands):

Instrument	Issuance Date	Due Date	Face Amount	Premium (Discount) At Issuance	Interest Rate As of September 30, 2009	Book Value As of September 30, 2009
Haights Cross:
Term Loan	08/15/08	05/15/11	$109,511	––	15.25%	$109,511

11 3/4 % Senior notes	08/20/03	08/15/11	$108,800	––	11.75%	108,800
11 3/4 % Senior notes	12/10/04	08/15/11	$30,000	$3,150	11.75%	30,852
						139,652
Haights Cross Communications:
12 1/2 % Senior discount notes	02/02/04	08/15/11	$135,000	$(61,347)	12.5%	135,000
Total debt						$384,163

15. Commitments and Contingencies

The Company has leased facilities in the states of New York, Maryland, Massachusetts, Pennsylvania, Australia and the United Kingdom. The aggregate future minimum lease payments under non-cancelable operating leases that have initial or remaining lease terms in excess of one year as of September 30, 2009 are as follows:

	Occupancy Space	Equipment
Year ending December 31:
Remainder of 2009	$404	$33
2010	1,101	113
2011	565	40
2012	559	176
2013	432	46
2014	360	3
Total minimum payments	$3,421	$411

From time to time, the Company is involved in litigation that it considers to be ordinary routine litigation incidental to our business. The Company is not presently involved in any such legal proceedings that it expects, individually or in the aggregate, to have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

16. Comprehensive Loss

The following table sets forth the calculation of comprehensive loss for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Net income (loss)	$(13,933)	$(591)	$(28,298)	$5,854
Foreign currency translation adjustment	(144)	(437)	374	(440)
Comprehensive (loss) income	$(14,077)	$(1,028)	$(27,924)	$5,414

17. Segment Reporting

The Company’s operating segments are regularly reviewed by the chief operating decision maker for purposes of allocating resources and assessing performance.

The Company’s financial reporting is organized into two business segments: Test-prep and Intervention and Library.

Our Test-Prep and Intervention segment is comprised of our Triumph Learning and Buckle Down Publishing/ Options Publishing businesses, which have been aggregated due to the similarity of their economic and business characteristics. Our Library segment is comprised of our Recorded Books business. Our Medical Education segment was comprised of our Oakstone Publishing business which was sold on June 30, 2008 and our K-12 Supplemental Education segment was comprised of our Sundance Newbridge business, which was sold on August 27, 2008. As a result of these dispositions, the results of Oakstone Publishing and Sundance Newbridge have been reclassified as discontinued operations for all periods presented in the consolidated financial statements and Medical Education and K-12 Supplemental Education segments are not included in the information below. (See Note 8 “Dispositions”)

The information presented below includes certain expense allocations between the corporate office and the operating business segments. The information is presented after all intercompany and intersegment eliminations and is therefore not necessarily indicative of the results that would be achieved had the business segments been stand-alone businesses. Corporate general and administrative expenses consist of general corporate administration expenses not allocated to the operating business segments.

The results of operations and other data for the two reporting segments and corporate for the three and nine-month periods ending September 30, 2009 and 2008 are as follows:

	Test-prep & Intervention	Library	Corporate	Consolidated
Three Months Ended September 30, 2009 (unaudited)
Revenue	$22,260	$21,346	$––	$43,606
Cost of goods sold	4,216	7,697	––	11,913
Marketing and sales	4,254	2,630	––	6,884
Fulfillment and distribution	1,404	1,372	––	2,776
General and administrative	2,316	1,768	12,572	16,656
Amortization of pre-publication costs	3,099	1,474	––	4,573
Depreciation expense and amortization of intangibles	750	178	10	938
Income (loss) from operations	$6,221	$6,227	$(12,582)	$(134)
Interest expense	$4,516	$219	$7,790	$12,525
Capital expenditures –– property and equipment	264	364	8	636
Capital expenditures –– pre-publication costs	1,382	1,555	––	2,937
Goodwill	18,888	64,513	––	83,401
Total assets	77,667	105,667	45,400	228,734

	Test-prep & Intervention	Library	Corporate	Consolidated
Three Months Ended September 30, 2008 (unaudited)
Revenue	$25,603	$23,474	$––	$49,077
Cost of goods sold	4,712	8,263	––	12,975
Marketing and sales	6,501	3,415	––	9,916
Fulfillment and distribution	1,685	1,515	––	3,200
General and administrative	1,939	2,052	3,320	7,311
Restructuring charges	19	––	––	19
Amortization of pre-publication costs	2,704	1,477	––	4,181
Depreciation expense and amortization of intangibles	838	176	10	1,024
Income (loss) from operations	$7,205	$6,576	$(3,330)	$10,451
Interest expense	$4,409	$754	$6,049	$11,212
Capital expenditures –– property and equipment	123	149	15	287
Capital expenditures –– pre-publication costs	2,848	1,844	––	4,692
Goodwill	50,488	64,513	––	115,001
Total assets	122,026	111,794	50,005	283,825

	Test-prep & Intervention	Library	Corporate	Consolidated
Nine Months Ended September 30, 2009 (unaudited)
Revenue	$56,057	$60,777	$––	$116,834
Cost of goods sold	10,065	21,394	––	31,459
Marketing and sales	12,685	9,100	––	21,785
Fulfillment and distribution	4,172	3,777	––	7,949
General and administrative	6,009	4,873	16,490	27,372
Restructuring charges	167	333	––	500
Amortization of pre-publication costs	10,095	4,382	––	14,477
Depreciation expense and amortization of intangibles	2,352	549	29	2,930
Income (loss) from operations	$10,512	$16,369	$(16,519)	$10,362
Interest expense	$13,372	$1,086	$21,334	$35,792
Capital expenditures –– property and equipment	745	669	13	1,427
Capital expenditures –– pre-publication costs	5,538	4,870	––	10,408
Goodwill	18,888	64,513	––	83,401
Total assets	77,667	105,667	45,400	228,734

	Test-prep & Intervention	Library	Corporate	Consolidated
Nine Months Ended September 30, 2008 (unaudited)
Revenue	$66,768	$68,319	$––	$135,087
Cost of goods sold	12,608	24,033	––	36,641
Marketing and sales	20,091	10,819	––	30,910
Fulfillment and distribution	5,392	4,546	––	9,938
General and administrative	6,102	5,803	8,190	20,095
Restructuring charges	303	––	––	303
Amortization of pre-publication costs	7,695	4,370	––	12,065
Depreciation expense and amortization of intangibles	2,592	548	37	3,177
Income (loss) from operations	$11,985	$18,200	$(8,227)	$21,958
Interest expense	$12,456	$2,481	$18,416	$33,353
Capital expenditures –– property and equipment	376	445	18	839
Capital expenditures –– pre-publication costs	10,553	4,994	––	15,547
Goodwill	50,488	64,513	––	115,001
Total assets	122,026	111,794	50,005	283,825
18. Condensed Consolidating Financial Statements

On August 20, 2003 and December 10, 2004, Haights Cross issued $140.0 million and $30.0 million, respectively, of its Senior Notes, and on August 15, 2008 the Company issued $108.2 million of New Term Loans . Both the Senior Notes and the New Term Loans have been fully and unconditionally guaranteed, jointly and severally, by the Company and each of Haights Cross’ existing and future restricted subsidiaries. Haights Cross and its guarantor subsidiaries are 100% owned, directly or indirectly, by the Company. Subject to certain exceptions, Haights Cross is restricted in its ability to make funds available to the Company. The unaudited interim condensed consolidating financial information of the Company is as follows:

Unaudited Interim Condensed Consolidating Statements of Operations:

	Three Months Ended September 30, 2009
	Parent Guarantor	HCOC	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$––	$––	$43,606	$––	$43,606
Costs and expenses	106	12,476	31,158	––	43,740
(Loss) income from operations	(106)	(12,476)	12,448	––	(134)
Equity in the income (loss) of subsidiaries	(9,014)	6,400		2,614	––
(Income) loss from discontinued operations	––	(10)	(3)	––	(13)
Other expenses (income)	4,813	2,948	6,051	––	13,812
Net (loss) income	$(13,933)	$(9,014)	$6,400	$2,614	$(13,933)

	Three Months Ended September 30, 2008
	Parent Guarantor	HCOC	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$––	$––	$49,077	$––	$49,077
Costs and expenses	127	3,202	35,297	––	38,626
Income (loss) from operations	(127)	(3,202)	13,780	––	10,451
Equity in the income (loss) of subsidiaries	3,582	8,287	––	(11,869)	––
(Income) loss from discontinued operations	––	657	(1,847)	––	(1,190)
Other expenses (income)	4,046	846	7,340	––	12,232
Net (loss) income	$(591)	$3,582	$8,287	$(11,869)	$(591)

	Nine Months Ended September 30, 2009
	Parent Guarantor	HCOC	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$––	$––	$116,834	$––	$116,834
Costs and expenses	346	16,174	89,952	––	106,472
Income (loss) from operations	(346)	(16,174)	26,882	––	10,362
Equity in the income (loss) of subsidiaries	(13,847)	9,650	––	4,197	––
(Income) loss from discontinued operations	––	32	(23)	––	9
Other expenses (income)	14,105	7,291	17,255	––	38,651
Net (loss) income	$(28,298)	$(13,847)	$9,650	$4,197	$(28,298)

	Nine Months Ended September 30, 2008
	Parent Guarantor	HCOC	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Revenue	$––	$––	$135,087	$––	$135,087
Costs and expenses	381	7,846	104,902	––	113,129
Income (loss) from operations	(381)	(7,846)	30,185	––	21,958
Equity in the income (loss) of subsidiaries	14,651	7,408	––	(22,059)	––
(Income) loss from discontinued operations	––	(14,212)	(1,721)	––	(15,933)
Other expenses (income)	8,416	(877)	24,498	––	32,037
Net (loss) income	$5,854	$14,651	$7,408	$(22,059)	$5,854

Unaudited Interim Condensed Consolidating Balance Sheets:

	As of September 30, 2009
	Parent Guarantor	HCOC	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Assets
Current assets	$3,280	$37,316	$47,673	$—	$88,269
Investment in subsidiaries	(57,197)	165,487	—	(108,290)	—
Long term assets	749	4,055	135,661	—	140,465
Total assets	$(53,168)	$206,858	$183,334	$(108,290)	$228,734
Liabilities and Stockholders’ Deficit
Current liabilities	$146,189	$264,055	$17,808	$—	$428,052
Long term liabilities	15,034	—	39	—	15,073
Stockholders’ deficit:
Common stock	3	—	—	—	3
Accumulated deficit and other	(214,394)	(57,197)	165,487	(108,290)	(214,394)
Total stockholders’ deficit	(214,391)	(57,197)	165,487	(108,290)	(214,391)
Total liabilities and stockholders’ deficit	$(53,168)	$206,858	$183,334	$(108,290)	$228,734

	As of December 31, 2008
	Parent Guarantor	HCOC	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Assets
Current assets	$3,991	$47,290	$44,265	$—	$95,546
Investment in subsidiaries	(44,206)	160,755	—	(116,549)	—
Long term assets	1,050	5,283	141,497	—	147,830
Total assets	$(39,165)	$213,328	$185,762	$(116,549)	$243,376
Liabilities and Stockholders’ Deficit
Current liabilities	$133,620	$257,534	$24,912	$—	$416,066
Long term liabilities	13,798	—	95	—	13,893
Stockholders’ deficit:
Common stock	3	—	—	—	3
Accumulated deficit	(186,586)	(44,206)	160,755	(116,549)	(186,586)
Total stockholders’ deficit	(186,583)	(44,206)	160,755	(116,549)	(186,583)
Total liabilities and stockholders’ deficit	$(39,165)	$213,328	$185,762	$(116,549)	$243,376

Unaudited Interim Condensed Consolidating Statements of Cash Flows:

	Nine Months Ended September 30, 2009
	Parent Guarantor	HCOC	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash provided by (used in):
Operating activities from continuing operations:	$(346)	$(11,162)	$16,991	$––	$5,483
Investing activities from continuing operations:
Additions to pre-publication costs	––	––	(10,408)	––	(10,408)
Additions to property and equipment	––	(13)	(1,414)	––	(1,427)
Additions to intangible assets	––	––	(17)	––	(17)
Intercompany activity	(367)	5,658	(5,291)	––	––
Proceeds from sale of assets	––	––	13	––	13
Net cash provided by (used in) investing activities	(367)	5,645	(17,117)	––	(11,839)
Financing activities:				––
Additions to deferred financing costs	––	(368)	––	––	(368)
Net cash used in financing activities	––	(368)	––	––	(368)
Effect of exchange rates on cash	––	––	278	––	278
Net cash used in discontinued operations	––	(82)	(153)	––	(235)
Net change in cash and cash equivalents	(713)	(5,967)	(1)	––	(6,681)
Cash and cash equivalents at beginning of period	3,935	43,121	358	––	47,414
Cash and cash equivalents at end of period	$3,222	$37,154	$357	$––	$40,733

	Nine Months Ended September 30, 2008
	Parent Guarantor	HCOC	Guarantor Subsidiaries	Eliminations	Consolidated
	(in thousands)
Cash provided by (used in):
Operating activities from continuing operations:	$(963)	$(10,876)	$10,242	$––	$(1,597)
Investing activities from continuing operations:
Additions to pre––publication costs	––		(15,547)	––	(15,547)
Additions to property and equipment	––	(19)	(820)	––	(839)
Additions to intangible assets	––	––	(24)	––	(24)
Proceeds from sale of business	––	48,716	––	––	48,716
Proceeds from sale of assets	––	1,181	2	––	1,183
Intercompany activity	1,026	(3,673)	2,647	––	––
Net cash provided by (used in) investing activities	1,026	46,205	(13,742)	––	33,489
Financing activities:					––
Proceeds from issuance of New Term Loans	––	108,200	––	––	108,200
Repayment of Senior Notes	––	(31,200)	––	––	(31,200)
Repayment of Senior Secured Term Loan	––	(124,850)	––	––	(124,850)
Additions to deferred financing costs	––	(2,951)	––	––	(2,951)
Net cash provided used in financing activities	––	(50,801)	––	––	(50,801)
Effect of exchange rates on cash	––	––	(296)	––	(296)
Net cash used in discontinued operations	––	(7,148)	5,403	––	(1,745)
Net change in cash and cash equivalents	63	(22,620)	1,607	––	(20,950)
Cash and cash equivalents at beginning of period	3,872	56,237	1,675	––	61,784
Cash and cash equivalents at end of period	$3,935	$33,617	$3,282	$––	$40,834

19. Subsequent Events

The Company evaluated subsequent events for recognition and disclosure through November 13, 2009.  The evaluation resulted in no impact to the interim consolidated financial statements.

Haights Cross Communications, Inc.

Management’s Discussion and Analysis of Financial Condition
and Results of Operations
For the Three and Nine Month Periods Ended
September 30, 2009 and 2008

HAIGHTS CROSS COMMUNICATIONS, INC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations
 for the
Three and Nine Month Periods Ended
September 30, 2009 and 2008

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

As used herein, unless otherwise indicated, the terms “we,” “our,” “ours,” “us” and “our company” refer, collectively, to Haights Cross Communications, Inc. and its consolidated subsidiaries, including our wholly owned subsidiary Haights Cross Operating Company and its consolidated subsidiaries, references to “Haights Cross Communications” refer to Haights Cross Communications, Inc. and references to “Haights Cross” refer to Haights Cross Operating Company.

We are a leading developer and publisher of products for the K-12 education and library markets. Our products include state-specific test preparation materials, skills assessment and intervention books and unabridged audiobooks. Our high quality products are sold primarily to schools and libraries and we believe we have leading positions in the two markets we serve.

•
Test-prep and Intervention: We publish state-specific test preparation materials for K-12 competency tests under our well-recognized imprints and brands such as Triumph Learning, Coach and Buckle Down. We also offer skills assessment products and intervention materials for struggling math and reading students under the widely known Options Publishing imprint.

•
Library: We publish unabridged audiobooks and other products for adults and children under the Recorded Books brand, and market these titles, as well as selected non-proprietary audiobooks and other products, primarily to public libraries and schools.

We develop our product offerings to address the unique needs of our target customers with a focus on continuous innovation and quality. We recognize the importance of creating and delivering new proprietary products to our customers. Our investment in product development or prepublication costs, which was $19.0 million, or 11.1% of our 2008 revenue, is specific to each of our imprints and brands. Our editors, managers and sales forces generate new product ideas, based on customer feedback and market research, to increase the likelihood of market acceptance and drive new sales growth. We currently offer over 11,000 proprietary titles, which contributed 92% of our 2008 revenue. Our investment in the development of new titles produced over 1,300 new products during 2008, and we believe will contribute to the growth of our profitable backlist. We define our backlist as proprietary titles that generate revenue in any year following the calendar year of their initial release. Titles in our backlist typically sell for five years or more. The strength of our backlist, driven by effective product development and the longevity of our titles, reduces our dependence on new titles for current period revenue.

Our business model is designed to develop a diversified, recurring revenue stream, providing a foundation for organic growth. Of our 2008 revenue, 75.6% was generated from our backlist and 13.1% was generated from subscriptions. Together, 88.7% of our 2008 revenue resulted from these recurring revenue streams, which we believe increase the predictability of our sales and cash flows. We sell our products through multiple channels to approximately 88,000 customers, including educators and school systems, public and school libraries, medical professionals, consumers and employers.

Business Segments

Our financial reporting is organized into two business segments: Test-prep and Intervention and Library.

Test-prep and Intervention. Our Test-prep and Intervention segment publishes state-specific test preparation materials for K-12 state-specific competency tests and proprietary instructional materials with the focus on students in kindergarten through 8th grade, who need more help after using textbooks. This segment is comprised of our Triumph Learning, Coach, Buckle Down Publishing and Options Publishing imprints.

Library. Our Library segment publishes unabridged audiobooks and other products for adults and children and markets these titles, as well as non-proprietary audiobooks and other products, to public libraries and schools. This segment is comprised of our Recorded Books business.

On June 30, 2008, we sold all the assets that comprised our Oakstone Publishing business, which previously constituted our Medical Education segment and on August 27, 2008, we sold all the assets that comprised our Sundance Newbridge business which previously constituted our K-12 Supplemental Education segment. As a result of these dispositions, the results of Oakstone Publishing and Sundance Newbridge have been reclassified as discontinued operations for all periods presented in the consolidated financial statements.

Recent Developments

Refinancing and Repurchase of Senior Notes

On August 15, 2008, we entered into a credit agreement with DDJ Capital Management LLC, as administrative agent, and collateral agent (the “Agent”), and certain other lenders (the “Lenders”) (the “Credit Agreement”). Under the Credit Agreement, we borrowed $108.2 million under a senior secured term loan facility with a maturity of May 15, 2011. We used a combination of the net proceeds of the Term Loan and cash on hand, including the net proceeds from our previous sale of our Oakstone Publishing business, to repay the full amount of our Term Loans due August 15, 2008 in full. In addition, on August 15, 2008, we repurchased and retired Senior Notes in the aggregate principal amount of $31.2 million from certain of the Lenders and their affiliates for a purchase price equal to the aggregate principal amount of the notes retired, plus accrued but unpaid interest, if any. See Note 14 to our consolidated financial statements and “Liquidity and Capital Resources”.

Dispositions

On June 30, 2008, we sold all the assets that comprised our Oakstone Publishing business, which previously constituted our Medical Education segment and on August 27, 2008, we sold all the assets that comprised our Sundance Newbridge business which previously constituted our K-12 Supplemental Education segment. As a result of these dispositions, the results of Oakstone Publishing and Sundance Newbridge have been reclassified as discontinued operations for all periods presented in the consolidated financial statements. We also entered into a post acquisition service agreement with the purchaser of Sundance Newbridge under which Triumph Learning provides warehouse, distribution and customer service to the purchaser under an arms length agreement. This agreement provides for a 60 day cancellation by either party with notice. This agreement was terminated effective May 16, 2009.

Restructuring

On September 28, 2007, the Board of Directors authorized a restructuring of Options Publishing and Triumph Learning , whereby the management of Options Publishing was merged into Triumph Learning and the warehouse functions of Options Publishing were consolidated into the shared services division; the accounting functions were taken over by the Triumph Learning general accounting group located in New York City; customer services, warehousing and fulfillment were incorporated into the shared service facility in Northborough, MA; and the manufacturing and product purchasing functions were consolidated into a new shared manufacturing group that was formed in our Iowa City, IA location. The purpose of this restructuring was to save operational costs and to improve the product development process. Furthermore, certain functions of Triumph Learning were moved to other locations to improve processes, leverage shared resources and take advantage of lower cost facilities. The accounts receivable and cash applications functions were relocated to Northborough, MA and the manufacturing functions located in New York were moved into the previously discussed shared manufacturing function in Iowa City, IA. Additionally, as of January 1, 2008, the Triumph Learning accounting group took over certain accounting functions from Sundance/Newbridge related to the shared service facility in Northborough, MA. The Company completed the restructuring process during the first quarter of 2008.

In November 2008, the board approved the consolidation of the management of the Buckle Down/Options operations in Iowa under the Triumph Learning management in New York City.  This resulted in the elimination of the President of Buckle Down , the moving of the marketing function to the Company’s New York City facility and the consolidation of sales management  and product development to be managed in the New York office.  In addition to reducing costs, this action better allowed the company to leverage its resources and coordinate activities in product development, sales and marketing.  Subsequently, to further control costs and consolidate operations, the Company closed the Iowa facility as of May 2009 and consolidated its manufacturing and remaining product development functions into New York City.

Restructuring activity related to the   Buckle Down, Options Publishing and Triumph are reported within the Test-prep and Intervention segment.

 During the first quarter of 2009 the Company initiated a restructuring project under which it will reduce payroll costs as part of cost cutting measures in Recorded Books. The restructuring project resulted in cost associated with severance of nineteen employees. The restructuring project was completed during the second quarter of 2009 and we incurred a total restructuring charge of $0.3 million. This restructuring activity is reported within the Library segment.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has incurred a net loss of $28.3 million for the nine months ended September 30, 2009, has a stockholders’ deficit of $214.4 million and a working capital deficiency of $339.8 million (including long term debt in default classified as current of $384.2 million) as of September 30, 2009.  The Company is in default under several provisions of its credit agreement for its senior secured term loan (the “Credit Agreement”).  Such defaults under the credit agreement include, among other things, the inclusion of a going concern emphasis paragraph in the Company’s financial statements for the year ended December 31, 2008 and certain prior cross defaults with the Company’s obligations under its indentures (collectively, the “Indentures”) for its 11 3/4% Senior Notes due 2011 (“Senior Notes”) and its 12 1/2% Senior Discount Notes due 2011 (“Senior Discount Notes”).

 Rights and remedies of the Lenders under the Credit Agreement upon the occurrence of an event of default include the right to charge a default interest rate, to declare the loans outstanding to be due and payable, either in whole or in part, immediately, and to foreclose on the Company’s assets securing its obligations under the Credit Agreement, including without limitation taking control of the Company’s operating subsidiaries through the Company’s pledge of the shares of those subsidiaries, and blocking its access to cash held in deposit accounts subject to control agreements (which includes substantially all of the Company’s cash) and sweeping that cash into the Lenders’ account. Further, provisions of the Credit Agreement restrict the Company’s ability to make interest payments on its Senior Notes and its Senior Discount Notes if the Company is in default under the Credit Agreement.  The Company does not expect that its cash on hand and cash generated from operations will be sufficient to fund the repayment of the Company’s senior secured term loan under the Credit Agreement should it be declared due. In addition, an acceleration of the senior secured term loan would cause defaults under the Senior Notes and Senior Discount Notes. As of September 30, 2009, the outstanding principal balances excluding any premiums or discounts under the Credit Agreement, the Senior Notes and Senior Discount Notes (at maturity) were $109.5 million, $138.8 million  and $135.0 million, respectively.

On April 15, 2009, the Company entered into a short-term forbearance agreement with the Lenders under the Credit Agreement relating to certain financial covenant and reporting defaults and, since that time, has entered into further forbearance agreements to extend the applicable forbearance period, including a Fourth Forbearance Agreement and Amendment No. 1 to Credit Agreement on May 7, 2009, as extended on September 3, 2009 (the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, the Lenders agreed to forbear exercising any rights and remedies relating to certain specified forbearance items with respect to the Credit Agreement until the occurrence of the Termination Date under and as defined in the Plan Support Agreement (hereinafter described), subject to the right of earlier termination in certain other limited circumstances, and also agreed to forbear their enforcement rights to the extent of their holdings in the Senior Notes.  (See Note 14 for details)

On June 8, 2009, the Company  launched a private exchange offer for the Company’s Senior Discount Notes held by qualified investors, pursuant to which the Company offered to exchange such notes for shares of its Common Stock (the “Exchange Offer”).  On June 17, 2009, the Company and Haights Cross executed a commitment letter (the “Commitment Letter”) with certain of the Lenders and the Agent.  Pursuant to the Commitment Letter, certain of the Lenders had made commitments to effectuate a restructuring of the Credit Agreement.  The Lenders’ commitment was subject to the satisfaction or waiver of certain conditions, including the negotiation, execution and delivery of definitive documents.  The Commitment Letter expired upon the deadline for the funding of the facility on August 17, 2009.

On August 20, 2009, the Company reached an agreement in principle with Lenders holding 100% of the principal amount outstanding under the Credit Agreement and holders of more than 80% of the principal amount outstanding under the Senior Notes (collectively, the “Plan Support Parties”) to seek a restructuring through Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on agreed-to-terms.  The parties agreed to negotiate in good faith to memorialize the agreement in principle as a plan support agreement.  In connection therewith, on August 20, 2009, the Company terminated the Exchange Offer for its Senior Discount Notes because it was not able to obtain the requisite level of participation in the Exchange Offer needed to consummate the exchange.

The Company has not made its semi-annual interest payments due August 3, 2009 and August 17, 2009, respectively, on the Senior Discount Notes and Senior Notes.  The Forbearance Agreement and Credit Agreement prohibit the Company from making interest payments on the Senior Discount Notes or Senior Notes while the Company remains in default under the Credit Agreement, and the Company does not intend on making any such interest payments prior to seeking bankruptcy protection.  The Company’s failure to make interest payments is a default under the applicable Indenture governing those notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes. This, in turn, also triggers cross defaults under the Company’s Credit Agreement.

Following discussions with the Plan Support Parties, on September 3, 2009, the Company and its U.S. subsidiaries entered into a Plan Support Agreement (as amended, the “Plan Support Agreement”) with the Plan Support Parties.  The Plan Support Agreement contemplates that the Company and its U.S. subsidiaries will file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code to implement a debt restructuring (the “Restructuring”) through a plan of reorganization (the “Plan”) to improve the Company’s capital structure.  The Plan, as proposed, would restructure the Company’s obligations under the Credit Agreement, Senior Notes and Senior Discount Notes to substantially reduce the Company’s outstanding indebtedness from over $380 million to approximately $180 million of new secured term debt and extend the maturity of the Company’s debt until no earlier than three years from the effectiveness of the Plan.  The Plan will otherwise leave unimpaired the Company’s general unsecured claims, including those of trade creditors, which would be paid in full.

The Plan Support Agreement anticipates that the Restructuring will be implemented either (i) through a solicitation of votes (the “Solicitation”) for a “prepackaged” plan of reorganization pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, and sections 1125 and 1145 of Chapter 11 of the Bankruptcy Code or (ii) through a “pre-negotiated” plan of reorganization, whereby definitive documents related to the Plan will be finalized prior to seeking bankruptcy relief, and votes on the Plan will be solicited, in either event involving Chapter 11 proceedings commenced in a United States Bankruptcy Court.  (See Note 14 for details).

Pursuant to the Plan Support Agreement, the Company must commence the Solicitation  by November 16, 2009.

If the Company is unable to restructure its debt obligations, it does not believe that the Lenders would extend their forbearance and amend the Credit Agreement so as to permit it to make its August 2009 interest payments on its Senior Notes and Senior Discount Notes.  The Company’s current forbearance agreement and Credit Agreement prohibit the Company from making interest payments on the Senior Discount Notes while the Company remains in default.  The Company has not paid its semi-annual interest payment of approximately $8.4 million due August 3, 2009 on its Senior Discount Notes.  Similarly, the Company has not paid  its semi-annual interest payment of approximately $8.1 million due August 17, 2009 on its Senior Notes. The Company’s failure to make interest payments is a default under the applicable Indenture governing those notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes. This in turn also triggered cross defaults under the Company’s Credit Agreement and the Indentures for the Senior Notes and Senior Discount Notes.

In addition, the Senior Discount Notes are obligations of Haights Cross Communications.  These obligations are not guaranteed by any of its subsidiaries and none of its subsidiaries is under any obligation to make payments to Haights Cross Communications. The ability of subsidiaries to make any payments to Haights Cross Communications are limited by statutory and other contractual restrictions that would depend on the earnings or financial condition of its subsidiaries and various business and contractual considerations.  As a result, even if otherwise permitted under the Credit Agreement, Haights Cross Communications may not have the ability to pay the interest or any other obligations under its Senior Discount Notes.

  Given the current negative conditions in the economy generally and the credit markets in particular, the Company cannot give any assurance that it will be successful in restructuring its debt or finding alternative financing arrangements on favorable terms.  The continuing or any additional defaults under one or more of the Company’s debt arrangements, including the Credit Agreement or the Indenture governing the Senior Notes or the Senior Discount Notes, could cause cross defaults of other agreements, any of which could have a material adverse effect on the Company’s business, financial condition, liquidity and operations and raise substantial doubt about the Company’s ability to continue as a going concern.   Accordingly, amounts outstanding under the Company’s senior secured term loan, Senior Notes and Senior Discount Notes have been classified as current liabilities in the accompanying consolidated balance sheets as of December 31, 2008 and September 30, 2009.

These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties. See “Management’s Discussion and Analysis of Financial Conditions and Results of Operations – Liquidity and Capital Resources.

Recent U.S. Economic Developments

Weaknesses in the United States economy have resulted in the curtailment, delay or reduction in federal, state and local government funding available to schools and libraries and has adversely impacted retail purchases. In our fourth quarter of 2008 and continuing in the third of quarter 2009, we experienced a decline in revenues across our business lines which we believe was due to this weakness in the economy.  However, the recent federal stimulus package provides for a significant increase in funding for education programs in K-12 education. This significant increase could have an important impact on our businesses. Additional funds for K-12 education could enable school districts to purchase products created by Triumph Learning and the school division of Recorded Books ..

Schools districts are in the process of receiving these additional funds. These funds mostly benefit large urban districts, where both Triumph Learning and the school division of Recorded Books , has an important presence and where our products are already in use.

In addition, the allowable use for these stimulus funds includes after-school, extended day and summer school, and Response to Intervention (RTI) programs. We believe that Triumph Learning, Buckle Down, Options and Recorded Books school products are well suited for these programs.

Triumph Learning and Recorded Books has an already existing relationship with schools currently receiving federal education funds, as a result of their extensive marketing efforts (direct mail, email, inside sales), and national sales organizations. These already existing relationships should position Triumph Learning and Recorded Books to benefit from these additional funds.

Results of Operations

The operations of Oakstone Publishing, and Sundance Newbridge Publishing which were discontinued in the second and third quarters of 2008, respectively, have been removed from the continuing operations for all periods presented.

Three Months Ended September 30, 2009 Compared To Three Months Ended September 30, 2008

The following table summarizes the results of operations and the percentage of total revenue represented by each category for the three—month period ended September 30, 2009 and 2008:

	Three Months Ended September 30,
	2009		2008
	(In thousands)
Revenue
Test Prep and Intervention	$22,260	51.0%	$25,603	52.2%
Library	21,346	49.0%	23,474	47.8%
Total Revenue	43,606	100.0%	49,077	100.0%
Cost of goods sold	11,913	27.3%	12,975	26.4%
Selling, general and administrative expenses:
Marketing and sales	6,884	15.8%	9,916	20.3%
Fulfillment and distribution	2,776	6.4%	3,200	6.5%
General and administrative expense	16,656	38.3%	7,311	14.9%
Restructuring charges	—	(0)%	19	0.0%
Total selling, general and administrative expenses	26,316	60.4%	20,446	41.7%
Amortization of pre-publication costs	4,573	10.5%	4,181	8.5%
Depreciation expense/amortization of intangibles	938	2.1%	1,024	2.1%
Income (loss) from operations	(134)	(0.3)%	10,451	21.3%
Interest expense	12,525	28.7%	11,212	22.8%
Other expenses, net of interest income	(744)	(1.7)%	(805)	(1.7)%
Loss before taxes and discontinued operations	(13,403)	(30.7)%	(1,566)	(3.2)%
Provision for income taxes	(543)	(1.2)%	(215)	(0.4)%
Loss before discontinued operations	(13,946)	(32.0)%	(1,781)	(3.6)%
Income on disposal of discontinued operations	13	0.0%	1,190	2.4%
Net loss	$(13,933)	(32.0)%	$(591)	(1.2)%

Revenue

Our total revenue decreased $5.5 million, or 11.2%, to $43.6 million for the three-month period ended September 30, 2009, from $49.1 million for the three-month period ended September 30, 2008. The decrease is due to the decline in both the Test-Prep and Intervention and Library segments, which are affected by the widespread cuts in School and Library budgets due to the weakness in the economy.

Test-prep and Intervention. Revenue for the Test-prep and Intervention segment decreased $3.3 million, or 13.1%, to $22.3 million for the three-month period ended September 30, 2009, from $25.6 million for the three-month period ended September 30, 2008. This decrease is attributable to state and local budgetary cuts as both our Coach and Buckle Down Options products lines were affected, with revenue down $1.3 million and $2.0 million respectively. A key provision of the NCLB Act required each state to implement, beginning with the 2005-2006 school year, increased standardized testing across many grade levels. The state standardized tests in reading, math, and science and social studies are the subject of Triumph Learning’s test-prep study materials. Triumph Learning proactively sought to benefit from the demand created by the NCLB Act by publishing new state, subject and grade specific test-prep study materials (for example a State of New York, Grade 5, Math test-preparation workbook) corresponding to these new tests for many but not all states. However, with the weakened economy we expect to see the schools to continue to react to budgetary pressures, which will continue to have an adverse impact on revenue.

Library. The Library segment, which consists of our Recorded Books business, publishes unabridged audiobooks and other audio-based products in both CD and audiocassette formats. Recorded Books markets to public libraries, schools, retail vendors and directly to consumers, with sales to public libraries generally accounting for approximately two-thirds of revenue. Revenue for the Library segment decreased $2.1 million, or 0.9%, to $21.3 million for the three-month period ended September 30, 2009, from $23.5 million for the three-month period ended September 30, 2008. The majority of the segment revenue decline is attributable to decreases in our Core Library Channel which includes WF Howes, a UK subsidiary of Recorded Books, due to budget cuts in the US and UK library markets.  Also, contributing to the revenue decline is the decrease in the retail channel partially offset by increase the school channel on the strong performances of our new Plugged Into Reading product.

Cost of Goods Sold

Cost of goods sold decreased $1.1 million, or 8.2%, to $11.9 million for the three-month period ended September 30, 2009, from $13.0 million for the three-month period ended September 30, 2008. Cost of goods sold as a percentage of revenue increased to 27.3% from 26.4% period over period due to increased product obsolescence charges and a change in product mix toward lower margin products.

Test-prep and Intervention. Cost of goods sold for the Test-prep and Intervention segment decreased $0.5 million, or 10.5%, to $4.2 million for the three-month period ended September 30, 2009, from $4.7 million for the three-month period ended September 30, 2008. Cost of goods sold as a percentage of revenue for the Test-prep and Intervention segment increased to 18.9% from 18.4% period over period. The increase in cost of goods sold as a percentage of revenue was due to increased inventory obsolescence charges.

Library. Cost of goods sold for the Library segment decreased $0.6 million, or 6.9%, to $7.7 million for the three-month period ended September 30, 2009 from $8.3 million for the three-month period ended September 30, 2008. Cost of goods sold as a percentage of revenue increased to 36.1% from 35.2% period over period, primarily due to unfavorable product mix. School channel product line carries lower margins as compared to Library channel and presented much higher percentage of sale period over period.

Selling, General  and Administrative Expense

Selling, general and administrative expense is comprised of marketing and sales, fulfillment and distribution, general and administrative, and restructuring charges in the accompanying consolidated statements of operations. Selling, general and administrative expense increased $5.9 million, or 28.7%, to $26.3 million for the three-month period ended September 30, 2009, from $20.4 million for the three-month period ended September 30, 2008. The increase is due to  $6.6 million of forbearance fees incurred due to the default on our term loans, increase costs associated with our debt restructuring efforts of $4.7 million and  costs related to the move of our Shared Services warehouse of $0.7 million. These costs incurred in our efforts to recapitalize the company offset the significant cost decreases that were enacted in our 2008 and 2009 restructuring efforts.  We reduced sales and marketing costs by $3.0 million by cutting overhead costs, and reducing catalogs and direct mail related costs.  We also reduced legal and accounting fees by $2.3 million. Selling, general and administrative expense as a percentage of revenue increased to 60.4% from 41.7% period over period due primarily to the increase in forbearance fees and debt restructuring costs discussed above.

Test-prep and Intervention. Selling, general and administrative expense for the Test-prep and Intervention segment decreased $2.2 million, or 21.4%, to $8.0 million for the three-month period ended September 30, 2009, from $10.2 for the three-month period ended September 30, 2008 primarily due to a $2.2 million decrease in sales and marketing costs related to reduction in overhead costs and decrease in catalogs and direct mail related costs, partially offset by increase costs associated with the move of our Shared Services warehouse of $0.7million. Selling, general and administrative expenses as a percentage of revenue for the Test-prep and Intervention segment decreased to 35.8% from 39.6% period over period due to the decreased catalog and direct mail related expenses and a reduction in overhead costs.

Library. Selling, general and administrative expense for the Library segment decreased $1.2 million, or 17.4%, to $5.8 million for the three-month period ended September 30, 2009, from $7.0 million for the three-month period ended September 30, 2008 primarily due to decreased sales and marketing costs related to reduction in overhead costs and decrease in catalogs and direct mail related costs and decrease severance costs. Selling, general and administrative expense as a percentage of revenue decreased to 27.0% from 29.7% period over period.

Corporate. Our corporate general and administrative expense increased $9.3 million to $12.6 million for the three-month period ended September 30, 2009 from $3.3 million for the three-month period ended September 30, 2008 primarily due to the  $6.6 million forbearance fees due to the default on our term loans, increase costs associated with our debt restructuring efforts of $4.7 million offset by a decrease in legal and accounting fees of $2.3 million.

Amortization of Pre-Publication Costs

Amortization of pre-publication costs increased $0.4 million to $4.6 million for the three-month period ended September 30, 2009, from $4.2 million for the three-month period ended September 30, 2008. The increase over the prior period is a result of increased investments during prior periods for new products within both segments.

Depreciation Expense and Amortization of Intangibles

Depreciation expense and amortization of intangibles decreased $0.1 million to $0.9 million for the three-month period ended September 30, 2009, from $1.0 million for the three-month periods ended September 30, 2008 and 2007.

Interest Expense

Interest expense increased $1.3 million, or 11.7%, to $12.5 million for the three-month period ended September 30, 2009, from $11.2 million for the three-month period ended September 30, 2008 due primarily to an increased interest rate on our Term Loans, which were refinanced  in August 2008.  The interest rate increased  to 15.25% for the three-month period ended September 30, 2009, from an average interest rate of 8.49% for the three-month period ended September 30, 2008, as discussed in Note 14 of the accompanying financial statements. Our total outstanding debt increased to $384.2 million as of September 30, 2009 compared to $377.8 million as of September 30, 2008.

Cash interest expense increased by  $4.9  million to $12.1 million for the three-month period ended September 30, 2009 from $7.3 million for the three-month period ended September 30, 2008, primarily due to cash interest expense on Senior Discount Notes which were incurring paid in kind interest in prior periods. Our cash interest bearing outstanding debt was $384.2 million as of September 30, 2008, compared to $248.3 million as of September 30, 2008.  As discussed in the recent developments section, this interest while requiring cash payment of the interest, is not currently being paid as we are prevented from paying interest on the Senior Discount notes due to the terms of our forbearance agreement.

Interest expense consists of the following:

	Three Months Ended September 30,
	2009	2008
	(In thousands)
Interest expense:
Senior secured term loans- cash	$3,812	$2,800
Senior secured term loans— non-cash	436	—
11 3/4% senior notes— cash	4,077	4,536
12 1/2% senior discount notes — cash	4,243	—
12 1/2% senior discount notes— non-cash	—	3,904
Other	1	7
Total interest expense	12,569	11,247
Less: capitalized interest	(44)	(35)
Net interest expense	$12,525	$11,212

Discontinued Operations

On June 30, 2008, the assets and liabilities of Oakstone Publishing were sold for gross proceeds for $47.5 million, consisting of consideration received from the buyer of $42.8 million and $4.8 million placed in an escrow account, of which $3.8 million was collected in July 2009. A gain of $15.6 million presented as a gain on disposal of discontinued operations, was recorded on the sale.

On August 27, 2008, the assets of Sundance Newbridge Publishing were sold for gross proceeds of $5.9 million. A gain of $0.8 million presented as a gain on disposal of discontinued operations, was recorded on the sale in 2008.

Provision for Income Taxes

The provision for income taxes includes $0.6 million of deferred income tax expense reflecting the increase in deferred tax liabilities as a result of the amortization for income tax purposes of goodwill and indefinite lived assets not reflected in book income.

Net Income (Loss)

Net loss for the three-month period ended September 30, 2009, was $13.9 million and $0.6 million for the three-month period ended September 30, 2008. Net loss for the three-month period ended September 30, 2009 included forbearance fees and debt restructuring costs while net income for the three-month period ended September 30, 2008 included a gain on discontinued operations of $1.2 million. Operating income decreased $10.6 million to a loss of $0.1 million for the three month period ended September 30, 2009, from $10.5 million for the three month period ended September 30, 2008 primarily due to the decrease in revenue combined with increased operating costs. Other income/expenses increased $1.3 million period over period, primarily due to increased interest expense.

Nine Months Ended September 30, 2009 Compared To Nine Months Ended September 30, 2008

The following table summarizes the results of operations and the percentage of total revenue represented by each category for the nine-month period ended September 30, 2009 and 2008:

	Nine Months Ended September 30,
	2009		2008
	(In thousands)
Revenue
Test Prep and Intervention	$56,057	48.0%	$66,768	49.4%
Library	60,777	52.0%	68,319	50.6%
Total Revenue	116,834	100.0%	135,087	100.0%
Cost of goods sold	31,459	26.9%	36,641	27.1%
Selling, general and administrative expenses:
Marketing and sales	21,785	18.7%	30,910	22.8%
Fulfillment and distribution	7,949	6.8%	9,938	7.4%
General and administrative expense	27,372	23.49%	20,095	14.9%
Restructuring charges	500	0.4%	303	0.2%
Total selling, general and administrative expenses	57,606	49.3%	61,246	45.3%
Amortization of pre-publication costs	14,477	12.4%	12,065	8.9%
Depreciation expense/amortization of intangibles	2,930	2.5%	3,177	2.4%
Income from operations	10,362	8.9%	21,958	16.3%
Interest expense	35,792	30.6%	33,353	24.7%
Other (income) expenses, net of interest income	1,342	1.0%	1,323	1.0%
Income/(loss) before taxes	(26,772)	(22.9)%	(12,718)	(9.4)%
Tax benefit (provision)	(1,517)	(1.3)%	2,639	2.0%
Income/(loss) before discontinued operations	(28,289)	(24.2)%	(10,079)	(7.4)%
Income (loss) from discontinued operations	(9)	0.0%	15,933	11.8
Net income (loss)	$(28,298)	(24.2)%	$5,854	4.4%

Revenue

Our total revenue decreased $18.3 million, or 13.5%, to $116.8 million for the nine-month period ended September 30, 2009, from $135.1 million for the nine-month period ended September 30, 2008. The decrease is due to the decline in both the Test-Prep and Intervention and Library segments, which are affected by the widespread cuts in School and Library budgets due to the weakness in the economy.

Test-prep and Intervention. Revenue for the Test-prep and Intervention segment decreased $10.7 million, or 16.0%, to $56.1 million for the nine-month period ended September 30, 2009, from $66.8 million for the nine-month period ended September 30, 2008. This decrease is attributable to decreases in both our Coach and Buckle Down/Options product lines down, $4.7 million and $6.0 million respectively. A key provision of the NCLB Act required each state to implement beginning with the 2005-2006 school year, increased standardized testing across many grade levels. The state standardized tests in reading, math, and science and social studies are the subject of Triumph Learning’s test-prep study materials. Triumph Learning proactively sought to benefit from the demand created by the NCLB Act by publishing new state, subject and grade specific test-prep study materials (for example a State of New York, Grade 5, Math test-preparation workbook) corresponding to these new tests for many but not all states. However, with the weakened economy we expect to see the schools to continue to react to budgetary pressures, which will continue to have an adverse impact on revenue.

Library. Revenue for the Library segment decreased $7.5 million, or 11.0%, to $60.8 million for the nine-month period ended September 30, 2009, from $68.3 million for the nine-month period ended September 30, 2008. The majority of the revenue decline is due to the decrease in the Library channel where budget cuts in the both the US and UK library markets have negatively impacted revenue.  This decline was partially offset by an increase in revenue the School and retail channels. The growth in the School channel revenue is to the success of the new Plugged Into Reading product line, while the growth in the retail channel revenue is due to the solid performance of download audio sales through Audible.

Cost of Goods Sold

Cost of goods sold decreased $5.2 million, or 14.1%, to $31.5 million for the nine-month period ended September 30, 2009, from $36.6 million for the nine-month period ended September 30, 2008. Cost of goods sold as a percentage of revenue decreased to 26.9% from 27.1% period over period.

Test-prep and Intervention. Cost of goods sold for the Test-prep and Intervention segment decreased $2.5 million, or 20.2%, to $10.1 million for the nine-month period ended September 30, 2009, from $12.6 million for the nine-month period ended September 30, 2008 primarily due to reduction in sales. Cost of goods sold as a percentage of revenue for the Test-prep and Intervention segment decreased to 18.0% from 18.9% period over period, primarily due to improved sales mix and lower inventory obsolescence charges in the earlier quarters of 2009.  There were significant inventory obsolescence charges in the third quarter of 2009.

Library. Cost of goods sold for the Library segment increased $2.6 million, or 11.0% to $21.4 million for the nine-month period ended September 30, 2009, from $24.0 million for the nine-month period ended September 30, 2008, due to the decline in revenue. Cost of goods sold as a percentage of revenue was 35.2% for the nine-month periods ended September 30, 2009 and 2008.

Selling, General and Administrative Expense

Selling, general and administrative expense is comprised of marketing and sales, fulfillment and distribution, general and administrative, and restructuring charges in the accompanying consolidated statements of operations. Selling, general and administrative expense decreased $3.6 million, or 5.9%, to $57.6 million for the nine-month period ended September 30, 2009, from $61.2 million for the nine-month period ended September 30, 2008. The decrease is primarily due to our widespread business restructuring efforts in the fall of 2008.  Due to these efforts marketing costs declined significantly including $9.1 million  reduction in overhead costs and decrease in catalogs, commissions and direct mail related costs, decrease in fulfillment and distribution costs of $2.0 million, decrease in legal and accounting fees of $2.6 million, and a reduction in overhead costs of $6.6 million.  These savings were partially offset by the incurrence of forbearance fees due to the default on our term loans, increase costs associated with our debt restructuring efforts of $6.0 million, increase costs related to the move of our Shared Services warehouse of $0.7 million, increase restructuring costs.  Selling, general and administrative expense as a percentage of revenue increased to 49.3% from 45.3% period over period.

Test-prep and Intervention. Selling, general and administrative expense for the Test-prep and Intervention segment decreased $8.9 million, or 27.8%, to $23.0 million for the nine-month period ended September 30, 2009, from $31.9 million for the nine-month period ended September 30, 2008. The decrease was primarily due to decreased catalog, commissions and direct mail related marketing expenses of $7.4 million, reduction in overhead cost and a decrease in freight costs partially offset by increase costs related to the move or our Shared Services warehouse of $0.7million. Selling, general and administrative expenses as a percentage of revenue for the Test-prep and Intervention segment decreased to 41.1% from 47.8% period over period due to the decreased catalog and direct mail related expenses offset by the increased costs associated with the move or the Shared Services warehouse.

Library. Selling, general and administrative expense for the Library segment decreased $3.1 million, or 14.6%, to $18.1 million for the nine-month period ended September 30, 2009, from $21.2 million for the nine-month period ended September 30, 2008, primarily due to decreased catalog and direct mail related expenses, reduction in overhead costs, decreased freight costs, decreased executive severance and legal costs, partially offset by increase restructuring costs related to reorganization.  Selling, general and administrative expense as a percentage of revenue decreased to 31.0% from 32.8% period over period.

Corporate. Our corporate general and administrative expenses increased $8.3 million, or 106.8% to $16.1 million for the nine-month period ended September 30, 2009, from $7.8 million for the nine-month period ended September 30, 2008, primarily due to a $6.6 million forbearance fees due to the default on our term loans, increase costs associated with our debt restructuring efforts of $6.0 million partially offset by  reduction in executive severance of $0.5 million, legal and accounting fees of $2.6 million and decrease in sales transaction costs of $0.8 million.

Amortization of Pre-Publication Costs

Amortization of pre-publication costs increased $2.4 million to $14.5 million for the nine-month period ended September 30, 2009, from $12.1 million for the nine-month period ended September 30, 2008. The increase over the prior period is a direct result of increased investments during prior periods in new products within both the Test-prep and Intervention and Library segments.

Depreciation Expense and Amortization of Intangibles

Depreciation expense and amortization of intangibles decreased $0.3 million, or 7.8%, to $2.9 million for the nine-month period ended September 30, 2009, from $3.2 million for the nine-month period ended September 30, 2007 due to decrease in depreciable assets related to disposals.

Interest Expense
Interest expense increased $2.4 million, or 7.3%, to $35.8 million for the nine-month period ended September 30, 2009, from $33.4 million for the nine-month period ended September 30, 2008. This increase was due to the increased interest rate on our Term Loans, which were refinanced  in August 2008.  The interest rate increased  to 15.25% for the nine-month period ended September 30, 2009, from average interest rate of 7.96% for the nine-month period ended September 30, 2008, as discussed in Note 14 of the accompanying financial statements. Also increasing the interest expense was an increase in total outstanding debt to $384.2 million as of September 30, 2009 compared to $377.8 million as of September 30, 2008.

Cash interest expense increased by  $11.6  million to $33.8 million for the nine-month period ended September 30, 2009 from $22.2 million for the nine-month period ended September 30, 2008, primarily due to cash interest expense on Senior Discount Notes which were incurring paid in kind interest in prior periods. Our cash interest bearing outstanding debt was $384.2 million as of September 30, 2008, compared to $248.3 million as of September 30, 2008. As discussed in the recent developments section, this interest while requiring cash payment of the interest, is not currently being paid as we are prevented from paying interest on the Senior Discount notes due to the terms of our forbearance agreement.

Interest expense consists of the following:

	Nine Months Ended September 30,
	2009	2008
	(In thousands)
Interest expense:
Senior secured term loans- cash	$10,390	$7,621
Senior secured term loans— non-cash	761	—
11 3/4% senior notes— cash	12,191	14,524
12 1/2% senior discount notes — cash	11,189	—
12 1/2% senior discount notes— non-cash	1,380	11,287
Other	7	18
Total interest expense	35,918	33,450
Less: capitalized interest	(126)	(97)
Net interest expense	$35,792	$33,353

Discontinued Operations

On June 30, 2008, the assets and liabilities of Oakstone Publishing was sold for gross proceeds for $47.5 million, consisting of consideration received from the buyer of $42.8 million and $4.5 million placed in an escrow account. A gain of $15.6 million presented as a gain on disposal of discontinued operations, was recorded on the sale.

On August 27, 2008, the assets of Sundance Newbridge Publishing were sold for gross proceeds of $5.9 million. A gain of $0.8 million and $0.1 million presented as a gain on disposal of discontinued operations, was recorded on the sale in nine months ended September 30, 2008 and September 30, 2009 respectively .

Provision for Income Taxes

    The provision includes $1.5 million of deferred income tax expense reflecting the increase in deferred tax liabilities as a result of the amortization for income tax purposes of goodwill and indefinite lived assets not reflected in book income.

Net Income (Loss)

Net loss and net income for the nine-month period ended September 30, 2009, was $28.3 million and $5.8 million for the nine-month period ended September 30, 2008. Net loss for the nine-month period ended September 30, 2009 included forbearance fees and debt restructuring costs while net income for the nine-month period ended September 30, 2008 included a gain on discontinued operations of $15.9 million.  Operating income decreased $11.6 million to $10.4 million for the nine month period ended September 30, 2009 from $22.0 million for the nine month period ended September 30, 2008 primarily due to decrease in revenues partially offset by decrease in operating expenses. Other income/expenses increased $2.5 million period over period, primarily due to the increase in interest expense and decrease in interest income partially offset by decrease in amortization of deferred financing costs.

Liquidity and Capital Resources

We have relied primarily on our available cash balance to fund our working capital, capital expenditures, business acquisition and debt service requirements. As of September  30, 2009, we had an available cash balance of $40.7 million. During the nine months ended September 30, 2009, we funded $10.4 million in pre-publication costs for new product development, $1.4 million of capital expenditures for property and equipment, and $19.8 million of cash interest payments.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has incurred a net loss of $28.3 million for the nine months ended September 30, 2009, has a stockholders’ deficit of $214.4 million and a working capital deficiency of $339.8 million (including long term debt in default classified as current of $384.2 million) as of September 30, 2009. As of September 30, 2009, the outstanding principal balances excluding any premiums or discounts under the Credit Agreement, the Senior Notes and Senior Discount Notes (at maturity) were $109.5 million, $138.8 million  and $135.0 million, respectively. The Senior Notes which remain outstanding are general unsecured obligations of our subsidiary, Haights Cross, and also are guaranteed by our other subsidiaries and Haights Cross Communications. The Senior Notes are effectively subordinated to the Term Loan to the extent of the collateral securing the Term Loan. The Senior Discount Notes are general unsecured obligations of Haights Cross Communications, ranking equally with all of Haights Cross Communications’ senior debt. However, the Senior Discount Notes are structurally subordinated to all existing and future liabilities of our subsidiaries, including the Term Loans and the Senior Notes, and are effectively subordinated to the Term Loan to the extent of the value of the collateral securing the Term Loan.

The Company is in default under several provisions of its Credit Agreement.  Such defaults under the Credit Agreement include, among other things, the inclusion of a going concern emphasis paragraph in the Company’s financial statements for the year ended December 31, 2008 and certain prior cross defaults with the Company’s obligations under its Indentures for its Senior Notes and Senior Discount Notes.

Rights and remedies of the Lenders under the Credit Agreement upon the occurrence of an event of default include the right to charge a default interest rate, to declare the loans outstanding to be due and payable, either in whole or in part, immediately, and to foreclose on the Company’s assets securing its obligations under the Credit Agreement, including without limitation taking control of the Company’s operating subsidiaries through the Company’s pledge of the shares of those subsidiaries, and blocking its access to cash held in deposit accounts subject to control agreements (which includes substantially all of the Company’s cash) and sweeping that cash into the Lenders’ account. Further, provisions of the Credit Agreement restrict the Company’s ability to make interest payments on its Senior Notes and its Senior Discount Notes if the Company is in default under the Credit Agreement.  The Company does not expect that its cash on hand and cash generated from operations will be sufficient to fund the repayment of the Company’s senior secured term loan under the Credit Agreement should it be declared due. In addition, an acceleration of the senior secured term loan would cause defaults under the Senior Notes and Senior Discount Notes

On April 15, 2009, the Company entered into a short-term forbearance agreement with the Lenders under the Credit Agreement relating to certain financial covenant and reporting defaults and, since that time, has entered into further forbearance agreements to extend the applicable forbearance period, including a Fourth Forbearance Agreement and Amendment No. 1 to Credit Agreement on May 7, 2009, as extended on September 3, 2009 (the “Forbearance Agreement”).  Pursuant to the Forbearance Agreement, the Lenders agreed to forbear exercising any rights and remedies relating to certain specified forbearance items with respect to the Credit Agreement until the occurrence of the Termination Date under and as defined in the Plan Support Agreement (hereinafter described), subject to the right of earlier termination in certain other limited circumstances, and also agreed to forbear their enforcement rights to the extent of their holdings in the Senior Notes.

Under the Forbearance Agreement, the Company agreed to pay the Lenders the default rate of interest under the Credit Agreement, an increase of 2% over the stated variable rate.  Effective, May 7, 2009, the Credit Agreement was amended to increase the base interest rate by 4% over the stated variable rate (an increase of 2% over the previous default rate), such that the applicable interest rate under the Credit Agreement is now, at its election, either:

▪	the three month LIBOR rate (with a floor of 3.00%) plus 12.25% per annum, payable monthly (LIBOR rate loans had previously been payable quarterly); or
▪	the prime rate (with a floor of 5.25%) plus 11.0% per annum, payable monthly.

In consideration of this increase and a forbearance fee of $541,000, the Lenders agreed to waive any default interest during the current forbearance period.  As of  September 30, 2009, the base rate of interest under the Credit Agreement was 15.25%.  Under certain circumstances, the Company is allowed to make an election to have a portion of the interest, not to exceed 2% per annum, paid-in-kind through an increase in the outstanding principal amount of the term loans.

On June 8, 2009, the Company  launched a private exchange offer for the Company’s Senior Discount Notes held by qualified investors, pursuant to which the Company offered to exchange such notes for shares of its Common Stock (the “Exchange Offer”).  On June 17, 2009, the Company and Haights Cross executed a commitment letter (the “Commitment Letter”) with certain of the Lenders and the Agent.  Pursuant to the Commitment Letter, certain of the Lenders had made commitments to effectuate a restructuring of the Credit Agreement.  The Lenders’ commitment was subject to the satisfaction or waiver of certain conditions, including the negotiation, execution and delivery of definitive documents.  The Commitment Letter expired upon the deadline for the funding of the facility on August 17, 2009.

On August 20, 2009, the Company reached an agreement in principle with Lenders holding 100% of the principal amount outstanding under the Credit Agreement and holders of more than 80% of the principal amount outstanding under the Senior Notes (collectively, the “Plan Support Parties”) to seek a restructuring through Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on agreed-to-terms.  The parties agreed to negotiate in good faith to memorialize the agreement in principle as a plan support agreement.  In connection therewith, on August 20, 2009, the Company terminated the Exchange Offer for its Senior Discount Notes because it was not able to obtain the requisite level of participation in the Exchange Offer needed to consummate the exchange.

The Company has not made its semi-annual interest payments due August 3, 2009 and August 17, 2009, respectively, on the Senior Discount Notes and Senior Notes.  The Forbearance Agreement and Credit Agreement prohibit the Company from making interest payments on the Senior Discount Notes or Senior Notes while the Company remains in default under the Credit Agreement, and the Company does not intend on making any such interest payments prior to seeking bankruptcy protection.  The Company’s failure to make interest payments is a default under the applicable Indenture governing those notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes. This, in turn, also triggers cross defaults under the Company’s Credit Agreement.

Following discussions with the Plan Support Parties, on September 3, 2009, the Company and its U.S. subsidiaries entered into a Plan Support Agreement (as amended, the “Plan Support Agreement”) with the Plan Support Parties.  The Plan Support Agreement contemplates that the Company and its U.S. subsidiaries will file voluntary petitions for relief under Chapter 11 of the Bankruptcy Code to implement a debt restructuring (the “Restructuring”) through a plan of reorganization (the “Plan”) to improve the Company’s capital structure.  The Plan, as proposed, would restructure the Company’s obligations under the Credit Agreement, Senior Notes and Senior Discount Notes to substantially reduce the Company’s outstanding indebtedness from over $380 million to approximately $180 million of new secured term debt and extend the maturity of the Company’s debt until no earlier than three years from the effectiveness of the Plan.  The Plan will otherwise leave unimpaired the Company’s general unsecured claims, including those of trade creditors, which would be paid in full.

The Plan Support Agreement anticipates that the Restructuring will be implemented either (i) through a solicitation of votes (the “Solicitation”) for a “prepackaged” plan of reorganization pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, and sections 1125 and 1145 of Chapter 11 of the Bankruptcy Code or (ii) through a “pre-negotiated” plan of reorganization, whereby definitive documents related to the Plan will be finalized prior to seeking bankruptcy relief, and votes on the Plan will be solicited, in either event involving Chapter 11 proceedings commenced in a United States Bankruptcy Court.

Pursuant to the terms of the proposed Plan included in the Plan Support Agreement, the proposed Plan contemplates that on the effective date of the Plan (the “Plan Effective Date”):

▪
reorganized Haights Cross will issue new first lien notes (the “New First Lien Notes”) in an aggregate principal amount of $100 million, with a term of three (3) years and interest accruing at a rate of LIBOR plus 1,000 basis points per annum (with a floor of 300 basis points per annum);

▪
reorganized Haights Cross will issue new second lien notes (the “New Second Lien Notes”) in an aggregate principal amount of $80 million, with a term of four (4) years and interest accruing at a rate of LIBOR plus 1,300 basis points per annum (with a floor of 300 basis points per annum);

▪
all amounts owed under the terms of the Credit Agreement will be an allowed claim and repaid in full; provided, however, that in the event the Company, notwithstanding its commercially reasonable best efforts, is unable to procure financing (on terms no less favorable than those offered by the Plan Support Parties in the form of the New First Lien Notes) in an amount sufficient to be able to make such cash payment, each Lender shall receive New First Lien Notes in an aggregate principal amount equal to such allowed claim amount and cash equal to the difference between (x) the amount of such allowed claim amount and (y) the principal amount of the such Lender’s pro rata portion of the New First Lien Notes;

▪
each holder of a Senior Note will receive its pro-rata share of (i) the New Second Lien Notes; (ii) approximately 92% of the issued and outstanding common stock of the reorganized Company (the “New Common Stock”), subject to dilution for a Rights Offering (described below), if consummated, and any Exit Warrants (described below); plus (iii) the proceeds of the Rights Offering;

▪
so long as the class representing the Senior Discount Notes has voted to accept the Plan, each holder of a Senior Discount Note will receive its pro-rata share of: (i) approximately 8% of the issued and outstanding New Common Stock, subject to dilution for the Rights Offering, if consummated, and any Exit Warrants; (ii) a right to purchase New Common Stock pursuant to the Rights Offering; and (iii) the Exit Warrants;

▪	each allowed general unsecured claim, including trade creditors, will remain unimpaired and will be paid in full; and
▪	holders of common stock or other equity interests will not receive any amounts on account of their equity interests, which will be cancelled.

If applicable, the Rights Offering will entitle each holder of a Senior Discount Note to participate in a $32.5 million rights offering to acquire New Common Stock.  Each such share of New Common Stock distributed pursuant to the Rights Offering will reduce the shares given to the holders of Senior Notes.

The Exit Warrants will have a term of three years and allow the holders to purchase up to 10% of the Company’s New Common Stock as of the Plan Effective Date.  The per share strike price of the warrants and per share exercise price of the rights will be based on: (i) the aggregate principal amount of the New First Lien Notes, plus (ii) the aggregate principal amount of the Senior Notes, plus accrued but unpaid interest thereon through the filing of petitions under Chapter 11 of the Bankruptcy Code, less (iii) the estimated net cash of the reorganized Company on the Plan Effective Date in excess of $15 million.  All ownership percentages described above will be subject to dilution for management incentive equity awards, if any.

Confirmation of the Plan will be subject to customary conditions to effectiveness, including, without limitation, no stay of the confirmation order or occurrence of a material adverse change.  The recoveries summarized above are more fully described in the term sheet which forms a part of the Plan Support Agreement.

The Plan Support Agreement requires the Plan Support Parties, and their successors and assigns, to cast their votes in favor of the Plan and generally support the Plan.

The Plan Support Agreement is subject to certain termination events, including, among others, if the parties do not commence or complete the Plan solicitation, file the bankruptcy cases or achieve the Plan Effective Date within the requisite time periods set forth in the Plan Support Agreement.  Certain of the termination events may be extended or waived in accordance with the Plan Support Agreement.

Pursuant to the terms and conditions of the Plan Support Agreement and the Forbearance Agreement, the Plan Support Parties have agreed to forbear exercising any rights or remedies relating to certain specified forbearance items with respect to the Credit Agreement, the Senior Notes or the Senior Discount Notes during the term of the agreement.

Pursuant to the Plan Support Agreement, the Company must commence the Solicitation  by November 16, 2009.

If the Company is unable to restructure its debt obligations, it does not believe that the Lenders would extend their forbearance and amend the Credit Agreement so as to permit it to make its August 2009 interest payments on its Senior Notes and Senior Discount Notes.  The Company’s current forbearance agreement and Credit Agreement prohibit the Company from making interest payments on the Senior Discount Notes while the Company remains in default.  The Company has not paid its semi-annual interest payment of approximately $8.4 million due August 3, 2009 on its Senior Discount Notes.  Similarly, the Company has not paid  its semi-annual interest payment of approximately $8.1 million due August 17, 2009 on its Senior Notes. The Company’s failure to make interest payments is a default under the applicable Indenture governing those notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes. This in turn also triggered cross defaults under the Company’s Credit Agreement and the Indentures for the Senior Notes and Senior Discount Notes.

In addition, the Senior Discount Notes are obligations of Haights Cross Communications.  These obligations are not guaranteed by any of its subsidiaries and none of its subsidiaries is under any obligation to make payments to Haights Cross Communications. The ability of subsidiaries to make any payments to Haights Cross Communications are limited by statutory and other contractual restrictions that would depend on the earnings or financial condition of its subsidiaries and various business and contractual considerations.  As a result, even if otherwise permitted under the Credit Agreement, Haights Cross Communications may not have the ability to pay the interest or any other obligations under its Senior Discount Notes

Given the current negative conditions in the economy generally and the credit markets in particular, the Company cannot give any assurance that it will be successful in restructuring its debt or finding alternative financing arrangements on favorable terms.  The continuing or any additional defaults under one or more of the Company’s debt arrangements, including the Credit Agreement or the Indenture governing the Senior Notes or the Senior Discount Notes, could cause cross defaults of other agreements, any of which could have a material adverse effect on the Company’s business, financial condition, liquidity and operations and raise substantial doubt about the Company’s ability to continue as a going concern.   Accordingly, amounts outstanding under the Company’s senior secured term loan, Senior Notes and Senior Discount Notes have been classified as current liabilities in the accompanying consolidated balance sheets as of December 31, 2008 and September 30, 2009.

These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

11 3/4% Senior Notes

On August 20, 2003, Haights Cross issued $140.0 million aggregate principal amount of its Senior Notes.  On December 10, 2004, Haights Cross issued an additional $30.0 million aggregate principal amount of its Senior Notes under its existing Indenture. These Senior Notes are pari passu with, of the same series as and vote on any matter submitted to bondholders, the original Senior Notes.

The Senior Notes mature on August 15, 2011 and contain customary restrictive covenants and debt incurrence tests. The Senior Notes bear interest at a fixed rate of 11 3/4% with payments due semi-annually on February 15 and on August 15. Interest payments commenced on February 15, 2004. On August 15, 2008, the Company entered into a new Credit Agreement and repurchased and retired Senior Notes in the aggregate principal amount of $31.2 million from certain of the Lenders and their affiliates for a purchase price equal to the aggregate principal amount of the notes retired, plus accrued but unpaid interest, if any.  The Company has not paid  its semi-annual interest payment of approximately $8.1 million on its Senior Notes that was due August 17, 2009.  The Company’s failure to make the interest payments is a default under the Indenture for the Senior Notes and entitles the trustee or the holders of an applicable percentage of those notes to accelerate the Company’s obligations under the notes.

The Senior Notes are fully and unconditionally guaranteed, jointly and severally, by the Company and each of Haights Cross’ existing and future restricted subsidiaries.

 Cash Flows

Net cash provided by operating activities was $5.5 million for the nine  months ended September  30, 2009 compared to net cash used in operating activities of $1.6  million for the nine months ended September 30, 2008. The increase in cash from operating activities was primarily due to an increase in accrued interest.

Cash used in investing activities primarily consists of expenditures for pre-publication costs and property, plant and equipment. Cash used in investing activities was $11.8 million for the nine months ended September 30, 2009, compared to cash provided by investing activities of $33.5 million for the nine months ended September 30, 2008, primarily due to cash provided from the sale of sale of businesses and assets in prior year. Excluding the proceeds from the sale of businesses of $48.7 million and sale of assets of $1.2 million  in prior year , the cash used in investing activities decreased by $4.6 million in 2009, compared to the same period in prior year, primarily due to a decrease in spending for pre-publication cost.

 Cash used in financing activities decreased to $0.4 million for the nine months ended September 30, 2009 from $50.8 million for the nine months ended September 30, 2008.  The cash used in financing activities during the nine months ended September 30, 2008 primarily reflected the principal payments on our Term Loans, Senior Notes and proceeds from the refinancing of the Term Loans.  The cash used in financing activities during the nine months ended September 30, 2009 represents the cost related to our debt restructuring efforts in 2009.

Capital Expenditures

Capital expenditures — pre-publication costs relate to the costs incurred in the development of new products. For the nine months ended September 30, 2009, we had $10.4 million of pre-publication expenditures compared to $15.5 million during the nine months ended September 30, 2008. We plan expenditures of $17.9 million for pre-publication costs in 2009. This level of spending is intended to support our successful core products and allow for the development of new products. The decline in pre-publication cost is primarily due to testing cycles which have resulted in not as much new product being released for Triumph Learning during 2009 as was released during 2008 and efficiencies created in the pre-publication process due to the restructuring.

Capital expenditures — property and equipment relate to the purchase of tangible fixed assets such as computers, software and leasehold improvements. For the nine months ended September 30, 2009, we had $1.4 million of property, building and equipment expenditures compared to $0.8 million for the nine months ended September 30, 2008. We plan expenditures of $1.9 million for property and equipment in 2009.

Contractual Obligations and Commitments

There have been no material changes in our contractual obligations or commitments since December 31, 2008.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

 Seasonality and Quarterly Results of Operations

Our business is subject to moderate seasonal fluctuations. Our revenue and income from operations have historically been higher during the second and third calendar quarters. In addition, our quarterly results of operations have fluctuated in the past and can be expected to continue to fluctuate in the future, as a result of many factors, including, without limitation, general economic trends; the traditional cyclical nature of educational material sales; school, library and consumer purchasing decisions; the unpredictable funding of schools and libraries by federal, state and local governments; consumer preferences and spending trends; and the timing of introductions of new products.

The unaudited quarterly information includes all normal recurring adjustments that management considers necessary for a fair presentation of the information shown. Because of the seasonality of our business and other factors, results for any interim period are not necessarily indicative of the results that may be achieved for the full fiscal year.

EXHIBIT I
to
Disclosure Statement:
Intercreditor Agreement

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”), is dated as of __________, and entered into by and among HAIGHTS CROSS OPERATING COMPANY (the “Company”), WELLS FARGO BANK, N.A., in its capacity as Collateral Trustee for the First Lien Obligations (as defined below), including its successors and assigns from time to time (the “First Lien Collateral Trustee”), and WELLS FARGO BANK, N.A., in its capacity as Collateral Trustee for the Second Lien Obligations (as defined below), including its successors and assigns from time to time (the “Second Lien Collateral Trustee”).  Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below.

RECITALS

The Company has executed and delivered that certain Indenture dated the date hereof with Wells Fargo Bank, N.A. (in such capacity and, together with its successors and assigns, the “First Lien Trustee”), to provide for the issuance from time to time of its Floating Rate Senior Secured Notes due 2013 (the “First Lien Notes”) to be issued in one or more series pursuant to the terms thereof (such Indenture, as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “First Lien Indenture”);

The Company, Haights Cross Communications, Inc. (“Parent”), the lenders and agents party thereto and [Agent], as Lead Arranger, Bookrunner, Administrative Agent and Collateral Trustee, have entered into that certain Credit Agreement dated as of the date hereof providing for a $[25] million revolving credit facility (as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “First Lien Credit Agreement”);

The Company has executed and delivered that certain Indenture dated the date hereof with Wells Fargo Bank, N.A. (in such capacity and, together with its successors and assigns, the “Second Lien Trustee”), to provide for the issuance from time to time of its Floating Rate Second Priority Secured Subordinated Notes due 2014 (the “Second Lien Notes”) to be issued in one or more series pursuant to the terms thereof (such Indenture, as amended, restated, supplemented, modified, replaced or refinanced from time to time, the “Second Lien Indenture”);

Pursuant to (i) each of the First Lien Credit Agreement and the First Lien Indenture, Parent has agreed to guaranty the First Lien Obligations (the “First Lien Parent Guaranty”) and Parent and the Company have agreed to cause certain current and future Subsidiaries to agree to guaranty the First Lien Obligations (the “First Lien Subsidiary Guaranty”) and (ii) the Second Lien Indenture, Parent has agreed to guaranty the Second Lien Obligations (the “Second Lien Parent Guaranty”) and Parent and the Company have agreed to cause certain current and future Subsidiaries to agree to guaranty the Second Lien Obligations (the “Second Lien Subsidiary Guaranty”);

The obligations of the Company under each of the First Lien Indenture, the First Lien Credit Agreement and any Hedge Agreements with a Lender Counterparty, the obligations of Parent under the First Lien Parent Guaranty and the obligations of the Subsidiary guarantors under the First Lien Subsidiary Guaranty will be secured on a first priority basis by liens on substantially all the assets of the Company, Parent and the Subsidiary guarantors (such current and future Subsidiaries of the Company providing a guaranty thereof, the “Guarantor Subsidiaries”), respectively, pursuant to the terms of the First Lien Collateral Documents;

The obligations of the Company under the Second Lien Indenture, the obligations of Parent under the Second Lien Parent Guaranty and the obligations of the Guarantor Subsidiaries under the Second Lien Subsidiary Guaranty will be secured on a second priority basis by liens on substantially all the assets of the Company, Parent and the Guarantor Subsidiaries, respectively, pursuant to the terms of the Second Lien Collateral Documents;

The First Lien Obligation Documents (as defined below) and the Second Lien Note Documents (as defined below) provide, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral; and

In order to induce the First Lien Collateral Trustee and the First Lien Claimholders to consent to the Grantors incurring the Second Lien Obligations and to induce the First Lien Claimholders to purchase the First Lien Notes and to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any other Grantor, the Second Lien Collateral Trustee has agreed on behalf of the Second Lien Claimholders to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.   Definitions.

1.1   Defined Terms.  As used in the Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person, whether through ownership of equity interests, by contract or otherwise.

“Agreement” means this Intercreditor Agreement, as amended, restated, renewed, extended, supplemented or otherwise modified from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cap Amount” has the meaning assigned to that term within the definition of “First Lien Obligations.”

2

“Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, constituting both First Lien Collateral and Second Lien Collateral.

“Company” has the meaning assigned to that term in the Preamble to this Agreement.

“Comparable Second Lien Collateral Document” means, in relation to any Collateral subject to any Lien created under any First Lien Collateral Document, the Second Lien Note Document that creates a Lien on the same Collateral, granted by the same Grantor.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Parent’ and its Subsidiaries’ operations and not for speculative purposes.

“DIP Financing” has the meaning assigned to that term in Section 6.1.

“Discharge of First Lien Obligations” means, except to the extent otherwise expressly provided in Section 5.5:

(a)           payment in full in cash or other settlement acceptable to the First Lien Claimholders of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest would be allowed in such Insolvency or Liquidation Proceeding) on all Indebtedness outstanding under the First Lien Obligation Documents and constituting First Lien Obligations;

(b)           payment in full in cash or other settlement acceptable to the First Lien Claimholders of all other First Lien Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid;

(c)           termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations; and

(d)           termination or cash collateralization (in an amount and manner reasonably satisfactory to the First Lien Collateral Trustee, but in no event greater than [103]% of the aggregate undrawn face amount) of all letters of credit issued under the First Lien Obligation Documents and constituting First Lien Obligations.

“Disposition” has the meaning assigned to that term in Section 5.1(a)(2).

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Noteholders, the First Lien Lenders and the agents and trustees under the First Lien Obligation Documents.

“First Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any First Lien Obligations.

“First Lien Collateral Trustee” has the meaning assigned to that term in the Recitals to this Agreement.

3

“First Lien Collateral Documents” means the Collateral Documents (as defined in the First Lien Credit Agreement) and the Security Documents (as defined in the First Lien Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Credit Agreement” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Parent Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“First Lien Lenders” means the “Lenders” under and as defined in the First Lien Obligation Documents.

“First Lien Loan Documents” means the First Lien Credit Agreement and the Credit Documents (as defined in the First Lien Credit Agreement), including Hedge Agreements entered into with a Lender Counterparty, and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“First Lien Mortgages” means a collective reference to each mortgage, deed of trust and other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any First Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

“First Lien Note Documents” means the First Lien Indenture, the First Lien Notes, and the Note Documents (as defined in the First Lien Indenture) and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations, including any intercreditor or joinder agreement among holders of First Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“First Lien Noteholders” means the Holders, as defined in the First Lien Indenture.

“First Lien Obligations” means all Obligations outstanding under the First Lien Credit Agreement, the First Lien Indenture, the First Lien Notes and the other First Lien Obligation Documents, including Hedge Agreements entered into with any Lender Counterparty.  Without limiting the generality of the foregoing, “First Lien Obligations” shall include all interest accrued or accruing (or that would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant First Lien Obligation Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

4

Notwithstanding the foregoing, if the sum of: (1) Indebtedness for borrowed money constituting principal outstanding under the First Lien Credit Agreement and the other First Lien Obligation Documents plus (2) the aggregate face amount of any letters of credit issued but not reimbursed under the First Lien Credit Agreement plus (3) the aggregate principal amount of issued and outstanding First Lien Notes, is in excess of $125,000,000 in the aggregate (the “Cap Amount”), then only that portion of such Indebtedness and such aggregate face amount of letters of credit equal to the Cap Amount shall be included in First Lien Obligations, and interest and reimbursement obligations with respect to such Indebtedness and letters of credit shall constitute First Lien Obligations only to the extent related to Indebtedness and face amounts of letters of credit included in the First Lien Obligations.

“First Lien Obligation Documents” means the First Lien Loan Documents and the First Lien Note Documents.

“First Lien Subsidiary Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States or a foreign entity or government.

“Grantors” means the Company, Parent, each of the Guarantor Subsidiaries and each other Person that has or may from time to time hereafter execute and deliver a First Lien Collateral Document or a Second Lien Collateral Document as a “Grantor” (or the equivalent thereof).

“Guarantor Subsidiaries” has the meaning set forth in the Recitals to this Agreement.

“Hedge Agreements” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of the First Lien Credit Agreement or otherwise in the ordinary course of Holding’s or any of its Subsidiaries’ businesses.

“Hedging Obligation” of any Person means any obligation of such Person pursuant to any Hedge Agreements.

“Parent” has the meaning set forth in the Recitals to this Agreement.

“Indebtedness” means and includes all Obligations that constitute “Indebtedness” within the meaning of the First Lien Credit Agreement, the First Lien Indenture or the Second Lien Indenture, as applicable.

“Insolvency or Liquidation Proceeding” means:

(a)           any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to any Grantor;

(b)           any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to any Grantor or with respect to a material portion of its assets;

(c)           any liquidation, dissolution, reorganization or winding up of any Grantor, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

5

(d)           any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement that, in each case, is for the purpose of hedging the interest rate exposure associated with Parent’ and its Subsidiaries’ operations and not for speculative purposes.

“Lender Counterparty” means the Lead Arranger and each First Lien Lender or any Affiliate of a First Lien Lender counterparty to a Hedge Agreement (including any Person that is a First Lien Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into a Hedge Agreement, ceases to be a First Lien Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with the First Lien Collateral Trustee.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement and any lease in the nature thereof) and any option, trust, UCC financing statement or other preferential arrangement having the practical effect of any of the foregoing.

“New Agent” has the meaning assigned to that term in Section 5.5.

“Obligations” means all obligations of every nature of each Grantor from time to time owed to any agent or trustee, the First Lien Claimholders, the Second Lien Claimholders or any of them or their respective Affiliates, in each case under the First Lien Obligation Documents, the Second Lien Note Documents or Hedge Agreements, whether for principal, interest or payments for early termination of Interest Rate Agreements, fees, expenses, indemnification or otherwise and all guarantees of any of the foregoing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged Collateral” has the meaning set forth in Section 5.4.

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay, or to issue other indebtedness in exchange or replacement for, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Noteholders and the agents and trustees under the Second Lien Note Documents.

“Second Lien Collateral” means all of the assets and property of any Grantor, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Lien Obligations.

“Second Lien Collateral Trustee” has the meaning assigned to that term in the Preamble of this Agreement.

6

“Second Lien Collateral Documents” means the Security Documents (as defined in the Second Lien Indenture) and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Indenture” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Noteholders” means the Holders under and as defined in the Second Lien Indenture.

“Second Lien Mortgages” means a collective reference to each mortgage, deed of trust and any other document or instrument under which any Lien on real property owned or leased by any Grantor is granted to secure any Second Lien Obligations or under which rights or remedies with respect to any such Liens are governed.

 “Second Lien Note Documents” means the Second Lien Indenture, the Second Lien Notes, and the Note Documents (as defined in the Second Lien Indenture) and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation, and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations, including any intercreditor or joinder agreement among holders of Second Lien Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed or extended from time to time in accordance with the provisions of this Agreement.

“Second Lien Obligations” means all Obligations outstanding under the Second Lien Indenture and the other Second Lien Note Documents.  Without limiting the generality of the foregoing, “Second Lien Obligations” shall include all interest accrued or accruing (or that would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Second Lien Note Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Second Lien Parent Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Second Lien Subsidiary Guaranty” has the meaning assigned to that term in the Recitals to this Agreement.

“Standstill Period” has the meaning set forth in Section 3.1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

7

1.2   Terms Generally.  The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise:

(a)           any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented, modified, renewed or extended;

(b)           any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)           the words “herein,” “hereof” and “hereunder” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)           all references herein to Sections shall be construed to refer to Sections of this Agreement; and

(e)           the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.   Lien Priorities.

2.1   Relative Priorities.  Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing the Second Lien Obligations granted on the Collateral or of any Liens securing the First Lien Obligations granted on the Collateral and notwithstanding any provision of the UCC or any other applicable law or the Second Lien Note Documents or any defect or deficiencies in or failure to perfect the Liens securing the First Lien Obligations or any other circumstance whatsoever, the Second Lien Collateral Trustee hereby agrees on behalf of itself and the Second Lien Claimholders that:

(a)           any Lien on the Collateral securing any First Lien Obligations now or hereafter held by or on behalf of the First Lien Collateral Trustee, any First Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Collateral securing any Second Lien Obligations; and

(b)           any Lien on the Collateral securing any Second Lien Obligations now or hereafter held by or on behalf of the Second Lien Collateral Trustee, any Second Lien Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Collateral securing any First Lien Obligations.  All Liens on the Collateral securing any First Lien Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing any Second Lien Obligations for all purposes, whether or not such Liens securing any First Lien Obligations are subordinated to any Lien securing any other obligation of the Company, any other Grantor or any other Person.

8

2.2   Prohibition on Contesting Liens.  Each of the Second Lien Collateral Trustee agrees for itself and on behalf of each Second Lien Claimholder and the First Lien Collateral Trustee agrees for itself and on behalf of each First Lien Claimholder that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the First Lien Claimholders in the First Lien Collateral or by or on behalf of any of the Second Lien Claimholders in the Second Lien Collateral, as the case may be, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Collateral Trustee or any First Lien Claimholder to enforce this Agreement, including the provisions of this Agreement relating to the priority of the Liens securing the First Lien Obligations as provided in Sections 2.1 and 3.1.

2.3   No New Liens.  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the parties hereto agree that the Company shall not, and shall not permit any other Grantor to:

(a)           grant or permit any additional Liens on any asset or property to secure any Second Lien Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the First Lien Obligations; or

(b)           grant or permit any additional Liens on any asset or property to secure any First Lien Obligations unless it has granted or concurrently grants a Lien on such asset or property to secure the Second Lien Obligations.

To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Collateral Trustee and/or the First Lien Claimholders, the Second Lien Collateral Trustee agrees on behalf of Second Lien Claimholders that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.3 shall be subject to Section 4.2.  In addition, for the avoidance of doubt, to the extent that the foregoing provisions are not complied with and the First Lien Claimholders receive amounts pursuant to or as a result of Liens granted in contravention of this Section 2.3 that under the terms of this Agreement should be applied to the Second Lien Obligations under Section 4.1, the First Lien Collateral Trustee agrees on behalf of the First Lien Claimholders that any such amounts shall be subject to Section 4.1.

2.4   Similar Liens and Agreements.  The parties hereto agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical.  In furtherance of the foregoing and of Section 8.9, the parties hereto agree, subject to the other provisions of this Agreement:

(a)           upon request by the First Lien Collateral Trustee or the Second Lien Collateral Trustee, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Obligation Documents and the Second Lien Note Documents; and

(b)           that the documents and agreements creating or evidencing the First Lien Collateral and the Second Lien Collateral and guarantees for the First Lien Obligations and the Second Lien Obligations, subject to Section 5.3(d), shall be in all material respects the same forms of documents, other than with respect to the first lien and the second lien nature of the Obligations thereunder.

9

SECTION 3.   Enforcement.

3.1   Exercise of Remedies.  (a)  Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, the Second Lien Collateral Trustee and the Second Lien Claimholders:

(1)           will not exercise or seek to exercise any rights or remedies with respect to any Collateral (including the exercise of any right of setoff or any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Collateral Trustee or any Second Lien Claimholder is a party) or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure); provided, however, that the Second Lien Collateral Trustee may exercise any or all such rights or remedies after the passage of a period of at least 120 days has elapsed since the later of: (i) the date on which the Second Lien Collateral Trustee declares the existence of any Event of Default under any Second Lien Note Documents and demands the repayment of all the principal amount of any Second Lien Obligations; and (ii) the date on which the First Lien Collateral Trustee receives notice from the Second Lien Collateral Trustee of such declarations of an Event of Default (the “Standstill Period”); and provided further that, notwithstanding anything herein to the contrary, in no event shall the Second Lien Collateral Trustee or any Second Lien Claimholder exercise any rights or remedies with respect to the Collateral if, notwithstanding the expiration of the Standstill Period, the First Lien Collateral Trustee or First Lien Claimholders shall have commenced and be diligently pursuing the exercise of their rights or remedies with respect to all or any material portion of the Collateral (prompt notice of such exercise to be given to the Second Lien Collateral Trustee);

(2)           will not contest, protest or object to any foreclosure proceeding or action brought by the First Lien Collateral Trustee or any First Lien Claimholder or any other exercise by the First Lien Collateral Trustee or any First Lien Claimholder of any rights and remedies relating to the Collateral under the First Lien Obligation Documents or otherwise; and

(3)           subject to their rights under clause (a)(1) above and except as may be permitted in Section 3.1(c), will not object to the forbearance by the First Lien Collateral Trustee or the First Lien Claimholders from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral;

provided that, in the case of (1), (2) and (3) above, the Liens granted to secure the Second Lien Obligations of the Second Lien Claimholders shall attach to any proceeds resulting from actions taken by the First Lien Collateral Trustee or any First Lien Claimholder in accordance with this Agreement after application of such proceeds to the extent necessary to meet the requirements of a Discharge of First Obligations.

(b)           Until the Discharge of First Lien Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, subject to Section 3.1(a)(1), the First Lien Collateral Trustee and the First Lien Claimholders shall have the right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Collateral without any consultation with or the consent of the Second Lien Collateral Trustee or any Second Lien Claimholder; provided that the Lien securing the Second Lien Obligations shall remain on the proceeds of such Collateral released or disposed of subject to the relative priorities described in Section 2.  In exercising rights and remedies with respect to the Collateral, the First Lien Collateral Trustee and the First Lien Claimholders may enforce the provisions of the First Lien Obligation Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.  Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured creditor under the UCC and of a secured creditor under the Bankruptcy Laws of any applicable jurisdiction.

10

(c)           Notwithstanding the foregoing, the Second Lien Collateral Trustee and any Second Lien Claimholder may:

(1)           file a claim or statement of interest with respect to the Second Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor;

(2)           take any action (not adverse to the priority status of the Liens on the Collateral securing the First Lien Obligations or the rights of any First Lien Collateral Trustee or the First Lien Claimholders to exercise remedies in respect thereof) in order to create, perfect, preserve or protect its Lien on the Collateral;

(3)           file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Lien Claimholders, including any claims secured by the Collateral, if any, in each case in accordance with the terms of this Agreement;

(4)           file any pleadings, objections, motions or agreements that assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement;

(5)           vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement with respect to the Second Lien Obligations and the Collateral; and

(6)           exercise any of its rights or remedies with respect to the Collateral after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1).

The Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that it will not take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Collateral in its capacity as a creditor in violation of this Agreement.  Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Obligations has occurred, except as expressly provided in Sections 3.1(a), 6.3(b) and this Section 3.1(c), the sole right of the Second Lien Collateral Trustee and the Second Lien Claimholders with respect to the Collateral is to hold a Lien on the Collateral pursuant to the Second Lien Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of First Lien Obligations has occurred.

(d)           Subject to Sections 3.1(a) and (c) and Section 6.3(b):

11

(1)           the Second Lien Collateral Trustee agrees for itself and on behalf of the Second Lien Claimholders that the Second Lien Collateral Trustee and the Second Lien Claimholders will not take any action that would hinder any exercise of remedies under the First Lien Obligation Documents or is otherwise prohibited hereunder, including any sale, lease, exchange, transfer or other disposition of the Collateral, whether by foreclosure or otherwise;

(2)           the Second Lien Collateral Trustee hereby waives for itself and on behalf of the Second Lien Claimholders any and all rights it or the Second Lien Claimholders may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Collateral Trustee or the First Lien Claimholders seek to enforce or collect the First Lien Obligations or the Liens securing the First Lien Obligations granted in any of the First Lien Collateral undertaken in accordance with this Agreement, regardless of whether any action or failure to act by or on behalf of the First Lien Collateral Trustee or First Lien Claimholders is adverse to the interest of the Second Lien Claimholders; and

(3)           the Second Lien Collateral Trustee hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Second Lien Collateral Documents or any other Second Lien Note Document (other than this Agreement) shall be deemed to restrict in any way the rights and remedies of the First Lien Collateral Trustee or the First Lien Claimholders with respect to the Collateral as set forth in this Agreement and the First Lien Obligation Documents.

(e)           Except as otherwise specifically set forth in Sections 3.1(a) and (d), the Second Lien Collateral Trustee and the Second Lien Claimholders may exercise rights and remedies as unsecured creditors against the Company or any other Grantor that has guaranteed or granted Liens to secure the Second Lien Obligations in accordance with the terms of the Second Lien Note Documents and applicable law; provided that, in the event that any Second Lien Claimholder becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Obligations) as the other Liens securing the Second Lien Obligations are subject to this Agreement.

(f)           Nothing in this Agreement shall prohibit the receipt by the Second Lien Collateral Trustee or any Second Lien Claimholders of the required payments of interest, principal and other amounts owed in respect of the Second Lien Obligations that are otherwise permitted to be paid under the First Lien Obligations Documents so long as such receipt is not the direct or indirect result of the exercise by the Second Lien Collateral Trustee or any Second Lien Claimholders of rights or remedies as a secured creditor (including set-off) or enforcement in contravention of this Agreement of any Lien held by any of them.  Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Collateral Trustee or the First Lien Claimholders may have with respect to the First Lien Collateral.

SECTION 4.   Payments.

4.1   Application of Proceeds.  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Collateral upon the exercise of remedies by the First Lien Collateral Trustee or First Lien Claimholders shall be applied by the First Lien Collateral Trustee to the First Lien Obligations in such order as specified in the relevant First Lien Obligation Documents.  Upon the Discharge of First Lien Obligations, the First Lien Collateral Trustee shall deliver to the Second Lien Collateral Trustee any Collateral and proceeds of Collateral held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Collateral Trustee to the Second Lien Obligations in such order as specified in the Second Lien Collateral Documents.  Notwithstanding the foregoing, the Second Lien Claimholders are permitted to receive any reasonable amendment or waiver fees prior to the Discharge of First Lien Obligations to the extent that the First Lien Claimholders have also received such fees.

12

4.2   Payments Over in Violation of Agreement.  So long as the Discharge of First Lien Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, any Collateral or proceeds thereof (including assets or proceeds subject to Liens referred to in the final sentence of Section 2.3) received by the Second Lien Collateral Trustee or any Second Lien Claimholders in connection with the exercise of any right or remedy (including set-off) relating to the Collateral in contravention of this Agreement shall be segregated and held in trust and forthwith paid over to the First Lien Collateral Trustee for the benefit of the First Lien Claimholders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.  The First Lien Collateral Trustee is hereby authorized to make any such endorsements as agent for the Second Lien Collateral Trustee or any such Second Lien Claimholders.  This authorization is coupled with an interest and is irrevocable until the Discharge of First Lien Obligations.

SECTION 5.   Other Agreements.

5.1   Releases.  (a)  If, in connection with the exercise of the First Lien Collateral Trustee’s remedies in respect of the Collateral provided for in Section 3.1, the First Lien Collateral Trustee releases for itself or on behalf of any of the First Lien Claimholders any of its Liens on any part of the Collateral or releases any Grantor from its obligations under its guaranty of the First Lien Obligations in connection with the sale of the stock or substantially all the assets of such Grantor, then the Liens, if any, of the Second Lien Collateral Trustee for itself or for the benefit of the Second Lien Claimholders on such Collateral and the obligations of such Grantor under its guaranty of the Second Lien Obligations shall be automatically, unconditionally and simultaneously released; provided, that the First Lien Collateral Trustee shall provide written notice of any such release to the Second Lien Collateral Trustee at least 10 Business Days prior to the date of such release.  The Second Lien Collateral Trustee shall promptly execute and deliver to the First Lien Collateral Trustee or such Grantor for itself and on behalf of any such Second Lien Claimholders such termination statements, releases and other documents as the First Lien Collateral Trustee or such Grantor may request to effectively confirm such release.

(b)           If in connection with any sale, lease, exchange, transfer or other disposition of any Collateral (collectively, a “Disposition”) permitted under the terms of both the First Lien Obligation Documents and the Second Lien Note Documents (other than in connection with the exercise of the First Lien Collateral Trustee’s remedies in respect of the Collateral provided for in Section 3.1), the First Lien Collateral Trustee releases for itself or on behalf of any of the First Lien Claimholders any of its Liens on any part of the Collateral, or releases any Grantor from its obligations under its guaranty of the First Lien Obligations in connection with the sale of the stock, or substantially all the assets, of such Grantor, in each case other than (A) in connection with the Discharge of First Lien Obligations and (B) after the occurrence and during the continuance of any Event of Default under the Second Lien Indenture, then the Liens, if any, of the Second Lien Collateral Trustee for itself or for the benefit of the Second Lien Claimholders on such Collateral and the obligations of such Grantor under its guaranty of the Second Lien Obligations shall be automatically, unconditionally and simultaneously released; provided, that the First Lien Collateral Trustee shall provide written notice of any such release to the Second Lien Collateral Trustee at least 10 Business Days prior to the date of such release.  The Second Lien Collateral Trustee shall promptly execute and deliver to the First Lien Collateral Trustee or such Grantor for itself and on behalf of any such Second Lien Claimholders such termination statements, releases and other documents as the First Lien Collateral Trustee or such Grantor may request to effectively confirm such release.

13

(c)           Until the Discharge of First Lien Obligations occurs, the Second Lien Collateral Trustee for itself and on behalf of the Second Lien Claimholders hereby irrevocably constitutes and appoints the First Lien Collateral Trustee and any officer or agent of the First Lien Collateral Trustee, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Collateral Trustee or such holder or in the First Lien Collateral Trustee’s own name, from time to time in the First Lien Collateral Trustee’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release.

(d)           Until the Discharge of First Lien Obligations occurs, to the extent that the First Lien Collateral Trustee or the First Lien Claimholders (i) have released any Lien on Collateral or any Grantor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any new liens or additional guarantees from any Grantor, then the Second Lien Collateral Trustee shall be granted a Lien on any such Collateral for itself and for the Second Lien Claimholders, subject to the lien subordination provisions of this Agreement, or an additional guaranty, as the case may be.

(e)           In the event that the principal amount of funded and/or issued First Lien Obligations plus the aggregate face amount of letters of credit, if any, issued under the First Lien Credit Agreement and not reimbursed plus the aggregate principal amount of unfunded commitments under the First Lien Credit Agreement (collectively, the “First Lien Obligations Amount”), at any date of determination no longer constitute at least 15% of the sum of (i) the First Lien Obligations Amount and (ii) the principal amount of issued Second Lien Obligations (collectively, the “Second Lien Obligations Amount”), then any agreement provided for in Section 5.1(a) and (b) above (except for releases given in connection with a Disposition permitted under the First Lien Obligation Documents and the Second Lien Note Documents) shall require the consent of First Lien Claimholders and Second Lien Claimholders representing in the aggregate more than 50% of the sum of (i) the First Lien Obligations Amount and (ii) the Second Lien Obligations Amount.

5.2   Insurance.  Unless and until the Discharge of First Lien Obligations has occurred, subject to the terms of, and the rights of the Grantors under, the First Lien Obligation Documents, the First Lien Collateral Trustee and the First Lien Claimholders shall have the sole and exclusive right to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting the Collateral.  Unless and until the Discharge of First Lien Obligations has occurred, and subject to the rights of the Grantors under the First Lien Obligation Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) if in respect of the Collateral and to the extent required by the First Lien Obligation Documents shall be paid to the First Lien Collateral Trustee for the benefit of the First Lien Claimholders pursuant to the terms of the First Lien Obligation Documents (including, without limitation, for purposes of cash collateralization of letters of credit) and thereafter, to the extent no First Lien Obligations are outstanding, to the Second Lien Collateral Trustee for the benefit of the Second Lien Claimholders to the extent required under the Second Lien Collateral Documents and then, to the extent no Second Lien Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct.  Until the Discharge of First Lien Obligations has occurred, if the Second Lien Collateral Trustee or any Second Lien Claimholders shall at any time receive any proceeds of any such insurance policy or any such award or payment in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the First Lien Collateral Trustee in accordance with the terms of Section 4.2.

14

5.3   Amendments to First Lien Obligation Documents and Second Lien Note Documents.  The First Lien Obligation Documents may be amended, supplemented or otherwise modified in accordance with their terms and the First Lien Credit Agreement and First Lien Notes may be Refinanced, in each case, upon 10 Business Days prior written notice to the Second Lien Collateral Trustee (but without the consent of the Second Lien Collateral Trustee or the Second Lien Claimholders), all without affecting the lien subordination or other provisions of this Agreement; provided, however, that the holders of such Refinancing debt bind themselves in a writing addressed to the Second Lien Collateral Trustee and the Second Lien Claimholders to the terms of this Agreement; and provided further that any such amendment, supplement, modification or Refinancing shall not, without the consent of the Second Lien Collateral Trustee:

(1)           increase the sum of (without duplication) (A) the then outstanding aggregate principal amount of the First Lien Credit Agreement, (B) the aggregate amount of Revolving Commitments under the First Lien Credit Agreement, (C) the aggregate face amount of any letters of credit issued under the First Lien Credit Agreement and not reimbursed and (D) the aggregate principal amount of First Lien Notes to an amount in excess of the Cap Amount;

(2)           increase (a) the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the First Lien Obligations by more than 3% per annum (excluding increases [(A) resulting from application of the pricing grid set forth in the First Lien Credit Agreement as in effect on the date hereof or (B)] resulting from the accrual of interest at the default rate) or (b) the default interest rate applicable to the First Lien Obligations; provided, that, for the avoidance of doubt, amendments or modifications providing for LIBOR floors or interest payable in kind shall not be restricted hereunder;

(3)           extend the scheduled maturity of the First Lien Credit Agreement, the First Lien Notes or any Refinancing thereof beyond the scheduled maturity of the Second Lien Notes or any Refinancing thereof;

(4)           reduce the principal amount of Second Lien Notes permitted in the First Lien Obligations Documents as of the date hereof; or

(5)           contravene the provisions of this Agreement.

(b)           Without the prior written consent of the First Lien Collateral Trustee, no Second Lien Note Document may be Refinanced, amended, supplemented or otherwise modified or entered into to the extent such Refinancing, amendment, supplement or modification, or the terms of any new Second Lien Note Document, would:

(1)           increase the principal amount of the Second Lien Notes in excess of the amount permitted under the First Lien Obligation Documents;

(2)           increase (a) the “Applicable Margin” or similar component of the interest rate or yield provisions applicable to the Second Lien Obligations by more than 3% per annum (excluding increases resulting from the accrual of interest at the default rate) or (b) the default interest rate applicable to the Second Lien Obligations; provided, that, for the avoidance of doubt, amendments or modifications providing for LIBOR floors or interest payable in kind shall not be restricted hereunder;

15

(3)           change any default or Event of Default thereunder in a manner adverse to any First Lien Claimholder (other than to eliminate any such Event of Default or increase any grace period related thereto or otherwise make such Event of Default or condition less restrictive or burdensome on the Company); provided, that if any default or Event of Default is made more restrictive or onerous on the Company under the First Lien Obligations Documents, the Second Lien Claimholders will be offered the opportunity to make corresponding modifications to the Second Lien Note Documents subject to preservation of applicable cushions such that any resulting modifications to the Second Lien Note Documents will be less restrictive or onerous on the Company than the corresponding modifications in the First Lien Obligations Documents.

(4)           change (to earlier dates) any dates upon which payments of principal or interest are due thereon;

(5)           change the prepayment provisions thereof;

(6)           increase materially the obligations of the obligor thereunder or to confer any additional material rights on the noteholders under the Second Lien Indenture (or a representative on their behalf) that would be adverse to any First Lien Claimholder; provided, that if any such obligations are increased or any such additional rights are conferred under the First Lien Obligations Documents, the Second Lien Claimholders will be offered the opportunity to make corresponding modifications to the Second Lien Note Documents subject to preservation of applicable cushions such that any resulting modifications to the Second Lien Note Documents will be less restrictive or onerous on the Company than the corresponding modifications in the First Lien Obligations Documents; or

(7)           contravene the provisions of this Agreement.

The Second Lien Notes may be Refinanced to the extent the terms and conditions of such Refinancing debt meet the requirements of this Section 5.3(b), the average life to maturity thereof is greater than or equal to that of the Second Lien Notes and the holders of such Refinancing debt bind themselves in a writing addressed to the First Lien Collateral Trustee and the First Lien Claimholders to the terms of this Agreement.

The Second Lien Collateral Trustee shall provide at least 10 Business Days prior written notice of any amendment, supplement, modification or Refinancing of the Second Lien Note Documents to the First Lien Collateral Trustee.

(c)           The Company agrees that each Second Lien Collateral Document shall include the following language (or language to similar effect approved by the First Lien Collateral Trustee):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Trustee pursuant to this Agreement and the exercise of any right or remedy by the Second Lien Collateral Trustee hereunder are subject to the provisions of the Intercreditor Agreement, dated as of __________, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among HAIGHTS CROSS OPERATING COMPANY, __________, as First Lien Collateral Trustee, and __________, as Second Lien Collateral Trustee, and certain other persons party or that may become party thereto from time to time.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”

16

In addition, the Company agrees that each Second Lien Mortgage covering any Collateral shall contain such other language as the First Lien Collateral Trustee may reasonably request to reflect the subordination of such Second Lien Mortgage to the First Lien Collateral Document covering such Collateral.

(d)           In the event any First Lien Collateral Trustee or the First Lien Claimholders and the relevant Grantor enter into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Collateral Trustee, such First Lien Claimholders, the Company or any other Grantor thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Lien Collateral Document without the consent of the Second Lien Collateral Trustee or the Second Lien Claimholders and without any action by the Second Lien Collateral Trustee, the Company or any other Grantor; provided that:

(1)           no such amendment, waiver or consent shall have the effect of:

(A)           removing or releasing assets subject to the Lien of the Second Lien Collateral Documents, except to the extent that a release of such Lien is permitted or required by Section 5.1 of this Agreement and provided that there is a corresponding release of the Liens securing the First Lien Obligations;

(B)           imposing duties on the Second Lien Collateral Trustee without its consent;

(C)           permitting other Liens on the Collateral not permitted under the terms of the Second Lien Note Documents or Section 6; or

(D)           being prejudicial to the interests of the Second Lien Claimholders to a greater extent than the First Lien Claimholders; and

(2)           notice of such amendment, waiver or consent shall have been given to the Second Lien Collateral Trustee within ten (10) Business Days after the effective date of such amendment, waiver or consent.

(e)           Any amendment, waiver or modification entered into in contravention of this Section 5.3 shall be null and void and without effect.

5.4   Bailee for Perfection.  (a)  The First Lien Collateral Trustee agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC (such Collateral being the “Pledged Collateral”) as Collateral Trustee for the First Lien Claimholders and as bailee for the Second Lien Collateral Trustee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the UCC) and any assignee solely for the purpose of perfecting the security interest granted under the First Lien Obligation Documents and the Second Lien Note Documents, respectively, subject to the terms and conditions of this Section 5.4.

17

(b)           The First Lien Collateral Trustee shall have no obligation whatsoever to the First Lien Claimholders, the Second Lien Collateral Trustee or any Second Lien Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5.4.  The duties or responsibilities of the First Lien Collateral Trustee under this Section 5.4 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.4 and delivering the Pledged Collateral upon a Discharge of First Lien Obligations as provided in paragraph (d) below.

(c)           The First Lien Collateral Trustee acting pursuant to this Section 5.4 shall not have by reason of the First Lien Collateral Documents, the Second Lien Collateral Documents, this Agreement or any other document a fiduciary relationship in respect of the First Lien Claimholders, the Second Lien Collateral Trustee or any Second Lien Claimholder.

(d)           Upon the Discharge of First Lien Obligations under the First Lien Obligation Documents to which the First Lien Collateral Trustee is a party, the First Lien Collateral Trustee shall deliver the remaining Pledged Collateral (if any) together with any necessary endorsements, first, to the Second Lien Collateral Trustee to the extent any Second Lien Obligations remain outstanding, and second, to the Company to the extent no First Lien Obligations or Second Lien Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral).  The First Lien Collateral Trustee further agrees to take all other action reasonably requested by the Second Lien Collateral Trustee in connection with the Second Lien Collateral Trustee obtaining a first-priority interest in the Collateral or as a court of competent jurisdiction may otherwise direct.

(e)           Subject to the terms of this Agreement, so long as the Discharge of First Lien Obligations has not occurred, the First Lien Collateral Trustee shall be entitled to deal with the Pledged Collateral or Collateral within its “control” in accordance with the terms of this Agreement and other First Lien Obligation Documents as if the Liens of the Second Lien Collateral Trustee and Second Lien Claimholders did not exist.

5.5   When Discharge of First Lien Obligations Deemed to Not Have Occurred.  If concurrently with the Discharge of First Lien Obligations, the Company thereafter enters into any Refinancing of any First Lien Obligation Document evidencing a First Lien Obligation, which Refinancing is permitted by the Second Lien Note Documents, then such Discharge of First Lien Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken as a result of the occurrence of such first Discharge of First Lien Obligations), and, from and after the date on which the New First Lien Debt Notice is delivered to the Second Lien Collateral Trustee in accordance with the next sentence, the obligations under such Refinancing of the First Lien Obligation Document shall automatically be treated as First Lien Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the First Lien Collateral Trustee under such First Lien Obligation Document shall be the First Lien Collateral Trustee for all purposes of this Agreement.  Upon receipt of a notice (the “New First Lien Debt Notice”) stating that the Company has entered into a new First Lien Obligation Document (which notice shall include the identity of the new first lien Collateral Trustee, such agent, the “New Agent”), the Second Lien Collateral Trustee shall promptly (a) enter into such documents and agreements (including amendments or supplements to this Agreement) as the Company or such New Agent shall reasonably request in order to provide to the New Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement and (b) deliver to the New Agent any Pledged Collateral held by it together with any necessary endorsements (or otherwise allow the New Agent to obtain control of such Pledged Collateral).  The New Agent shall agree in a writing addressed to the Second Lien Collateral Trustee and the Second Lien Claimholders to be bound by the terms of this Agreement.  If the new First Lien Obligations under the new First Lien Obligation Documents are secured by assets of the Grantors constituting Collateral that do not also secure the Second Lien Obligations, then the Second Lien Obligations shall be secured at such time by a second priority Lien on such assets to the same extent provided in the Second Lien Collateral Documents and this Agreement.

18

5.6   Purchase Right.

Without prejudice to the enforcement of the First Lien Claimholders’ remedies, the First Lien Claimholders agree at any time following either an acceleration of the First Lien Obligations in accordance with the terms of the First Lien Obligation Documents or the expiration of the Standstill Period in accordance with the terms of this Agreement, any one or more of the Second Lien Claimholders shall have the right to purchase the entire aggregate amount of outstanding First Lien Obligations (including unfunded commitments under the First Lien Credit Agreement) at par plus accrued interest (without regard to any prepayment penalty or premium), without warranty or representation or recourse, on a pro rata basis across First Lien Claimholders.  This right shall be exercisable upon ten (10) Business Days prior written notice by such Second Lien Claimholders to each of the First Lien Collateral Trustee and the Second Lien Collateral Trustee that such Second Lien Claimholders intend to purchase the entire aggregate amount of outstanding First Lien Obligations.  Within twenty (20) Business Days of receipt of such notice by the First Lien Collateral Trustee and the Second Lien Collateral Trustee, the First Lien Claimholders and purchasing Second Lien Claimholders shall endeavor to close such purchase transaction pursuant to documentation mutually acceptable to each of the First Lien Collateral Trustee and the Second Lien Collateral Trustee.

SECTION 6.   Insolvency or Liquidation Proceedings.

6.1   Finance Issues.  Until the Discharge of First Lien Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Collateral Trustee shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) on which the First Lien Collateral Trustee or any other creditor has a Lien or to permit the Company or any other Grantor to obtain financing, whether from the First Lien Claimholders or any other Person, under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that it will raise no objection to such Cash Collateral use or DIP Financing so long as such Cash Collateral use or DIP Financing is (i) on commercially reasonable terms, (ii) the Second Lien Collateral Trustee and the Second Lien Claimholders retain the right to object to any ancillary agreements or arrangements regarding the Cash Collateral use or the DIP Financing that are materially prejudicial to their interests and (iii) the DIP Financing (a) does not compel the Company to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document or (b) the DIP Financing documentation or Cash Collateral order does not expressly require the liquidation of the Collateral prior to a default under the DIP Financing documentation or Cash Collateral order.  To the extent the Liens securing the First Lien Obligations are subordinated to or pari passu with a DIP Financing that meets the requirements of clauses (i) through (iii) above, the Second Lien Collateral Trustee will subordinate its Liens in the Collateral to the Liens securing such DIP Financing (and all Obligations relating thereto) and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the First Lien Collateral Trustee or to the extent permitted by Section 6.3).

6.2   Relief from the Automatic Stay.  Until the Discharge of First Lien Obligations has occurred, the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Collateral without the prior written consent of the First Lien Collateral Trustee, unless a motion for adequate protection permitted under Section 6.3 has been denied by the Bankruptcy Court.

19

6.3   Adequate Protection.  (a)  The Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that none of them shall contest (or support any other Person contesting):

(1)           any request by the First Lien Collateral Trustee or the First Lien Claimholders for adequate protection; or

(2)           any objection by the First Lien Collateral Trustee or the First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Collateral Trustee or the First Lien Claimholders claiming a lack of adequate protection.

(b)           Notwithstanding the foregoing provisions in this Section 6.3, in any Insolvency or Liquidation Proceeding the First Lien Collateral Trustee and/or the First Lien Claimholders shall not object:

(1)           if the First Lien Claimholders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any Cash Collateral use or DIP Financing, then the Second Lien Collateral Trustee may seek or request on behalf of itself or any of the Second Lien Claimholders adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing the First Lien Obligations and such Cash Collateral use or DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to the First Lien Obligations under this Agreement; and

(2)           in the event the Second Lien Collateral Trustee seeks or requests on behalf of itself or any of the Second Lien Claimholders adequate protection in respect of the Second Lien Obligations and such adequate protection is granted in the form of additional collateral, then the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that the First Lien Collateral Trustee shall also be granted a senior Lien on such additional collateral as security for the First Lien Obligations and for any Cash Collateral use or DIP Financing provided by the First Lien Claimholders and that any Lien on such additional collateral securing the Second Lien Obligations shall be subordinated to the Lien on such collateral securing the First Lien Obligations and any such DIP Financing provided by the First Lien Claimholders (and all Obligations relating thereto) and to any other Liens granted to the First Lien Claimholders as adequate protection on the same basis as the other Liens securing the Second Lien Obligations are so subordinated to such First Lien Obligations under this Agreement.  Except as otherwise expressly set forth in Section 6.1 or in connection with the exercise of remedies with respect to the Collateral, nothing herein shall limit the rights of the Second Lien Collateral Trustee or the Second Lien Claimholders to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding (including adequate protection in the form of a cash payment, periodic cash payments or otherwise).

6.4   No Waiver.  Subject to Sections 3.1(a) and (d), nothing contained herein shall prohibit or in any way limit the First Lien Collateral Trustee or any First Lien Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by the Second Lien Collateral Trustee or any of the Second Lien Claimholders, including the seeking by the Second Lien Collateral Trustee or any Second Lien Claimholders of adequate protection or the asserting by the Second Lien Collateral Trustee or any Second Lien Claimholders of any of its rights and remedies under the Second Lien Note Documents or otherwise.

20

6.5   Avoidance Issues.  If any First Lien Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Company or any other Grantor any amount paid in respect of the First Lien Obligations (a “Recovery”), then such First Lien Claimholders shall be entitled to a reinstatement of the First Lien Obligations with respect to all such recovered amounts.  If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.6   Reorganization Securities.  If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of the First Lien Obligations and on account of the Second Lien Obligations, then, unless otherwise provided for in a plan of reorganization or similar dispositive restructuring plan, to the extent the debt obligations distributed on account of the First Lien Obligations and on account of the Second Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7   Post-Petition Interest.  (a)  Neither the Second Lien Collateral Trustee nor any Second Lien Claimholder shall oppose or seek to challenge any claim by the First Lien Collateral Trustee or any First Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of First Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of any First Lien Claimholder’s Lien without regard to the existence of the Lien of the Second Lien Collateral Trustee on behalf of the Second Lien Claimholders on the Collateral.

(b)           Neither the First Lien Collateral Trustee nor any other First Lien Claimholder shall oppose or seek to challenge any claim by the Second Lien Collateral Trustee or any Second Lien Claimholder for allowance in any Insolvency or Liquidation Proceeding of Second Lien Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Lien of the Second Lien Collateral Trustee on behalf of the Second Lien Claimholders on the Collateral (after taking into account the First Lien Collateral).

6.8   Waiver.  The Second Lien Collateral Trustee waives for itself and on behalf of the Second Lien Claimholders any claim it may hereafter have against any First Lien Claimholder arising out of the election of any First Lien Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code, out of any cash collateral or financing arrangement or out of any grant of a security interest in connection with the Collateral in any Insolvency or Liquidation Proceeding.

6.9   Separate Grants of Security and Separate Classification.  The Second Lien Collateral Trustee acknowledges and agrees for itself and on behalf of the Second Lien Claimholders and the First Lien Collateral Trustee acknowledges and agrees for itself and on behalf of the First Lien Claimholders that:

(a)           the grants of Liens pursuant to the First Lien Collateral Documents and the Second Lien Collateral Documents constitute two separate and distinct grants of Liens; and

(b)           because of, among other things, their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

21

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Claimholders and the Second Lien Claimholders in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Claimholders), the First Lien Claimholders shall be entitled to receive, in addition to amounts otherwise distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the First Lien Credit Agreement, arising from or related to a default, that is disallowed as a claim in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Second Lien Claimholders with respect to the Collateral, with the Second Lien Collateral Trustee hereby acknowledging and agreeing for itself and on behalf of the Second Lien Claimholders to turn over to the First Lien Collateral Trustee for itself and on behalf of the First Lien Claimholders amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence (with respect to the payment of post-petition interest), even if such turnover has the effect of reducing the claim or recovery of the Second Lien Claimholders).

SECTION 7.   Reliance; Waivers; Etc.

7.1   Reliance.  Other than any reliance on the terms of this Agreement, the First Lien Collateral Trustee acknowledges on behalf of itself and the First Lien Claimholders that it and the First Lien Claimholders have, independently and without reliance on the Second Lien Collateral Trustee or any Second Lien Claimholders, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into such First Lien Obligation Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the First Lien Obligation Documents or this Agreement.  The Second Lien Collateral Trustee acknowledges on behalf of itself and the Second Lien Claimholders that it and the Second Lien Claimholders have, independently and without reliance on the First Lien Collateral Trustee or any First Lien Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Second Lien Note Documents and be bound by the terms of this Agreement and they will continue to make their own credit decision in taking or not taking any action under the Second Lien Note Documents or this Agreement.

7.2   No Warranties or Liability.  The First Lien Collateral Trustee acknowledges and agrees on behalf of itself and the First Lien Claimholders that each of the Second Lien Collateral Trustee and the Second Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Second Lien Note Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the Second Lien Claimholders will be entitled to manage and supervise their respective notes, loans and extensions of credit under the Second Lien Note Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  Except as otherwise provided herein, the Second Lien Collateral Trustee acknowledges and agrees on behalf of itself and the Second Lien Claimholders that the First Lien Collateral Trustee and the First Lien Claimholders have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Obligation Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon.  Except as otherwise provided herein, the First Lien Claimholders will be entitled to manage and supervise their respective notes, loans and extensions of credit under their respective First Lien Obligation Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.  The Second Lien Collateral Trustee and the Second Lien Claimholders shall have no duty to the First Lien Collateral Trustee or any of the First Lien Claimholders, and the First Lien Collateral Trustee and the First Lien Claimholders shall have no duty to the Second Lien Collateral Trustee or any of the Second Lien Claimholders, to act or refrain from acting in a manner that allows or results in the occurrence or continuance of an event of default or default under any agreements with the Company or any other Grantor (including the First Lien Obligation Documents and the Second Lien Note Documents), regardless of any knowledge thereof that they may have or be charged with.

22

7.3   No Waiver of Lien Priorities.  (a)  No right of the First Lien Claimholders, the First Lien Collateral Trustee or any of them to enforce any provision of this Agreement or any First Lien Obligation Document shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any other Grantor or by any act or failure to act by any First Lien Claimholder or the First Lien Collateral Trustee, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Obligation Documents or any of the Second Lien Note Documents, regardless of any knowledge thereof that the First Lien Collateral Trustee or the First Lien Claimholders or any of them may have or be otherwise charged with.

(b)           Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Company and the other Grantors under the First Lien Obligation Documents and subject to the provisions of Section 5.3(a)), the First Lien Claimholders, the First Lien Collateral Trustee and any of them may, at any time and from time to time in accordance with the First Lien Obligation Documents and/or applicable law, without the consent of or notice to the Second Lien Collateral Trustee or any Second Lien Claimholders, without incurring any liabilities to the Second Lien Collateral Trustee or any Second Lien Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Collateral Trustee or any Second Lien Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1)           change the manner, place or terms of payment, change or extend the time of payment of or amend, renew, exchange, increase or alter the terms of any of the First Lien Obligations or any Lien on any First Lien Collateral or guaranty thereof or any liability of the Company or any other Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Collateral Trustee or any of the First Lien Claimholders, the First Lien Obligations or any of the First Lien Obligation Documents; provided that any such increase in the First Lien Obligations shall not increase the sum of the Indebtedness constituting principal under the First Lien Credit Agreement, the First Lien Indenture and the face amount of any letters of credit issued under the First Lien Credit Agreement and not reimbursed to an amount in excess of the Cap Amount;

(2)           sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the First Lien Collateral or any liability of the Company or any other Grantor to the First Lien Claimholders or the First Lien Collateral Trustee or any liability incurred directly or indirectly in respect thereof;

(3)           settle or compromise any First Lien Obligation or any other liability of the Company or any other Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Obligations) in any manner or order; and

23

(4)           exercise or delay in or refrain from exercising any right or remedy against the Company or any security or any other Grantor or any other Person, elect any remedy and otherwise deal freely with the Company, any other Grantor or any First Lien Collateral and any security and any guarantor or any liability of the Company or any other Grantor to the First Lien Claimholders or any liability incurred directly or indirectly in respect thereof.

(c)           Except as otherwise provided herein, the Second Lien Collateral Trustee also agrees on behalf of itself and the Second Lien Claimholders that the First Lien Claimholders and the First Lien Collateral Trustee shall have no liability to the Second Lien Collateral Trustee or any Second Lien Claimholders, and the Second Lien Collateral Trustee hereby waives on behalf of itself and the Second Lien Claimholders any claim against any First Lien Claimholder or the First Lien Collateral Trustee arising out of any and all actions that the First Lien Claimholders or the First Lien Collateral Trustee may take or permit or omit to take with respect to:

(1)           the First Lien Obligation Documents (other than this Agreement);

(2)           the collection of the First Lien Obligations; or

(3)           the foreclosure upon, or sale, liquidation or other disposition of, any First Lien Collateral.

The Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders that the First Lien Claimholders and the First Lien Collateral Trustee have no duty to them in respect of the maintenance or preservation of the First Lien Collateral, the First Lien Obligations or otherwise.

(d)           Until the Discharge of First Lien Obligations, the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

7.4   Obligations Unconditional.  All rights, interests, agreements and obligations of the First Lien Collateral Trustee and the First Lien Claimholders and the Second Lien Collateral Trustee and the Second Lien Claimholders, respectively, hereunder shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of any First Lien Obligation Documents or any Second Lien Note Documents;

(b)           except as otherwise expressly set forth in this Agreement, any change in the time, manner or place of payment of or in any other terms of all or any of the First Lien Obligations or Second Lien Obligations or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any First Lien Obligation Document or any Second Lien Note Document;

(c)           except as otherwise expressly set forth in this Agreement, any change in any security interest in any Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Obligations or Second Lien Obligations or any guaranty thereof;

24

(d)           the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e)           any other circumstances that otherwise might constitute a defense available to or a discharge of the Company or any other Grantor in respect of the First Lien Collateral Trustee, the First Lien Obligations, any First Lien Claimholder, the Second Lien Collateral Trustee, the Second Lien Obligations or any Second Lien Claimholder in respect of this Agreement.

SECTION 8.   Miscellaneous.

8.1   Conflicts.  In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Obligation Documents or the Second Lien Note Documents, the provisions of this Agreement shall govern and control.

8.2   Effectiveness; Continuing Nature of this Agreement; Severability.  This Agreement shall become effective when executed and delivered by the parties hereto.  This is a continuing agreement of lien subordination and the First Lien Claimholders may continue, at any time and without notice to the Second Lien Collateral Trustee or any Second Lien Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Grantor constituting First Lien Obligations in reliance hereon.  The Second Lien Collateral Trustee hereby waives on behalf of itself and the Second Lien Claimholders any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement.  The terms of this Agreement shall survive and shall continue in full force and effect in any Insolvency or Liquidation Proceeding.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  All references to the Company or any other Grantor shall include the Company or such Grantor as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.  This Agreement shall terminate and be of no further force and effect:

(a)           with respect to the First Lien Collateral Trustee, the First Lien Claimholders and the First Lien Obligations, on the date of the Discharge of First Lien Obligations, subject to the rights of the First Lien Claimholders under Section 6.5; and

(b)           with respect to the Second Lien Collateral Trustee, the Second Lien Claimholders and the Second Lien Obligations, upon the later of (1) the date upon which the obligations under the Second Lien Indenture terminate if there are no other Second Lien Obligations outstanding on such date and (2) if there are other Second Lien Obligations outstanding on such date, the date upon which such Second Lien Obligations terminate.

8.3   Amendments; Waivers.  No amendment, modification or waiver of any of the provisions of this Agreement by the Second Lien Collateral Trustee or the First Lien Collateral Trustee shall be deemed to be made unless the same shall be in writing signed on behalf of each party hereto or its authorized agent, and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties hereto in any other respect or at any other time.  Notwithstanding the foregoing, the Company shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent its rights are directly affected (which includes, but is not limited to, any amendment to the Grantors’ ability to cause additional obligations to constitute First Lien Obligations or Second Lien Obligations as the Company may designate).

25

8.4   Information Concerning Financial Condition of the Company and its Subsidiaries.  The First Lien Collateral Trustee and the First Lien Claimholders, on the one hand, and the Second Lien Claimholders and the Second Lien Collateral Trustee, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and its Subsidiaries and all endorsers and/or guarantors of the First Lien Obligations or the Second Lien Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations.  The First Lien Collateral Trustee and the First Lien Claimholders shall have no duty to advise the Second Lien Collateral Trustee or any Second Lien Claimholder of information known to it or them regarding such condition or any such circumstances or otherwise.  In the event the First Lien Collateral Trustee or any of the First Lien Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to the Second Lien Collateral Trustee or any Second Lien Claimholder, it or they shall be under no obligation:

(a)           to make, and the First Lien Collateral Trustee and the First Lien Claimholders shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(b)           to provide any additional information or to provide any such information on any subsequent occasion;

(c)           to undertake any investigation; or

(d)           to disclose any information that pursuant to accepted or reasonable commercial finance practices such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5   Subrogation.  With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Claimholders or the Second Lien Collateral Trustee pays over to the First Lien Collateral Trustee or the First Lien Claimholders under the terms of this Agreement, the Second Lien Claimholders and the Second Lien Collateral Trustee shall be subrogated to the rights of the First Lien Collateral Trustee and the First Lien Claimholders; provided that the Second Lien Collateral Trustee hereby agrees on behalf of itself and the Second Lien Claimholders not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Obligations has occurred.  The Company acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by the Second Lien Collateral Trustee or the Second Lien Claimholders that are paid over to the First Lien Collateral Trustee or the First Lien Claimholders pursuant to this Agreement shall not reduce any of the Second Lien Obligations.

8.6   Application of Payments.  All payments received by the First Lien Collateral Trustee or the First Lien Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Obligation Documents.  The Second Lien Collateral Trustee assents on behalf of itself and the Second Lien Claimholders to any extension or postponement of the time of payment, subject to Section 5.3(a)(3), of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7   SUBMISSION TO JURISDICTION; WAIVERS.  ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY:

26

(1)           ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(2)           WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(3)           AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.8; AND

(4)           AGREES THAT SERVICE AS PROVIDED IN CLAUSE (3) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT.

(b)           EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS.  EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

8.8   Notices.  All notices to the Second Lien Claimholders and the First Lien Claimholders permitted or required under this Agreement shall also be sent to the Second Lien Collateral Trustee and the First Lien Collateral Trustee, respectively.  Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof upon receipt of telefacsimile or telex or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed.  For the purposes hereof, the addresses of the parties hereto shall be as set forth on Annex I hereto or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

27

8.9   Further Assurances.  The First Lien Collateral Trustee agrees on behalf of itself and the First Lien Claimholders, the Second Lien Collateral Trustee agrees on behalf of itself and the Second Lien Claimholders and the Company agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the First Lien Collateral Trustee or the Second Lien Collateral Trustee may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10    APPLICABLE LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

8.11    Binding on Successors and Assigns.  This Agreement shall be binding upon the First Lien Collateral Trustee, the First Lien Claimholders, the Second Lien Collateral Trustee, the Second Lien Claimholders and their respective successors and assigns.

8.12    Specific Performance.  Each of the First Lien Collateral Trustee and the Second Lien Collateral Trustee may demand specific performance of this Agreement.  The First Lien Collateral Trustee hereby irrevocably waives on behalf of itself and the First Lien Claimholders, and the Second Lien Collateral Trustee hereby irrevocably waives on behalf of itself and the Second Lien Claimholders, any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by the First Lien Collateral Trustee or the First Lien Claimholders or the Second Lien Collateral Trustee or the Second Lien Claimholders, as the case may be.

8.13         Headings.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

8.14         Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument, as applicable.

8.15          Authorization.  By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16         No Third Party Beneficiaries.  This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the First Lien Claimholders and the Second Lien Claimholders.  Nothing in this Agreement shall impair, as between the Company and the other Grantors and the First Lien Collateral Trustee and the First Lien Claimholders, or as between the Company and the other Grantors and the Second Lien Collateral Trustee and the Second Lien Claimholders, the obligations of the Company and the other Grantors to pay principal, interest, fees and other amounts as provided in the First Lien Obligation Documents and the Second Lien Note Documents, respectively.

28

8.17         Provisions Solely to Define Relative Rights.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Collateral Trustee and the First Lien Claimholders on the one hand and the Second Lien Collateral Trustee and the Second Lien Claimholders on the other hand.  None of the Company, any other Grantor or any creditor thereof shall have any rights hereunder, and neither the Company nor any Grantor may rely on the terms hereof.  Nothing in this Agreement is intended to or shall impair the obligations of the Company or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations and the Second Lien Obligations as and when the same shall become due and payable in accordance with their terms.

29

IN WITNESS WHEREOF, the parties hereto have executed this Intercreditor Agreement as of the date first written above.

First Lien Collateral Trustee

WELLS FARGO BANK, N.A.,
as First Lien Collateral Trustee,

By:
Name:
Title:

Second Lien Collateral Trustee

WELLS FARGO BANK, N.A.,
as Second Lien Collateral Trustee

By:
Name:
Title:

Acknowledged and Agreed to by:

HAIGHTS CROSS OPERATING COMPANY,

By:
Name:
Title:

Annex I

Notices

First Lien Collateral Trustee

Wells Fargo Bank, National Association
Corporate Trust Services
625 Marquette Ave., 11th Floor
MAC N9311-110
Minneapolis, MN  55479
Attention:  J. Sillman
Phone:  612.316.4305
Fax:  612.667.9825

Second Lien Collateral Trustee

Wells Fargo Bank, National Association
Corporate Trust Services
625 Marquette Ave., 11th Floor
MAC N9311-110
Minneapolis, MN  55479
Attention:  J. Sillman
Phone:  612.316.4305
Fax:  612.667.9825

The Company

c/o Haights Cross Operating Company
10 New King Street
White Plains, New York 10604
Facsimile:  (914) 289-9481
Attention:  Mark Kurtz

With copies to:

Brown Rudnick LLP
Boston, MA 02111
Facsimile:  (617) 856-8201
Attention:   Steven D. Pohl, Esq.
                   Mary D. Bucci, Esq.

A-1

EXHIBIT J
to
Disclosure Statement:
Projections

Haights Cross Communications, Inc.
Income Statement Projections

($ in thousands)

	FY09	FY10	FY11	FY12	FY13	FY14
Income Statement

Net Revenue	$148,891.9	$145,031.2	$155,017.1	$168,592.5	$181,187.3	$194,990.3
Cost of Goods Sold	40,616.6	41,014.2	43,938.4	47,196.4	51,231.0	55,392.8

Gross Margin	$108,275.2	$104,017.1	$111,078.7	$121,396.1	$129,956.4	$139,597.4

Marketing/Sales	29,457.5	32,466.9	35,615.1	38,596.0	40,690.1	43,812.9
Fulfillment/Distribution	10,539.1	10,191.0	10,588.8	11,031.4	11,327.1	11,627.8

Contribution Margin	$68,278.6	$61,359.2	$64,874.8	$71,768.6	$77,939.1	$84,156.8

General & Administration	17,570.9	17,499.6	18,440.5	19,285.4	20,033.6	20,774.9

Gross EBITDA	$50,707.7	$43,859.6	$46,434.3	$52,483.3	$57,905.5	$63,381.9

Amort. of Prod. Dev.	18,864.7	16,795.1	17,336.6	18,401.0	19,792.5	21,044.3

Net EBITDA	$31,843.1	$27,064.5	$29,097.7	$34,082.3	$38,113.0	$42,337.5

Depreciation F&E	1,688.7	2,856.3	3,338.2	3,233.4	3,089.7	2,581.6
Amortization of Goodwill & Intangibles	2,186.8	2,062.2	2,063.0	2,063.0	2,063.0	2,063.0
Operating Income	$27,967.6	$22,146.0	$23,696.5	$28,785.8	$32,960.3	$37,692.9

Non-Operating (Income)/Expenses:
Interest (Inc)/Exp - Non-Cash Interest	3,481.4	803.7	811.7	819.9	828.1	208.3
Interest (Inc)/Exp - Cash Interest	46,027.4	25,045.1	26,071.5	27,107.3	28,152.6	29,723.7
Amort of Deferred Financing Costs	2,489.7	666.7	666.7	666.7	0.0	0.0
(Gain)/Loss on Asset Disposals	239.6	0.0	0.0	0.0	0.0	0.0
Other (Income)/Expense	(366.0)	0.0	0.0	0.0	0.0	0.0
Extraordinary Charges (Non-Operating)	20,608.0	9,146.0	805.2	805.2	805.2	805.2
Tax Provision	2,094.8	3,636.0	4,230.2	4,650.0	4,950.0	5,500.0
Discontinued Operations	32.4	0.0	0.0	0.0	0.0	0.0

Net Income	$(46,639.6)	$(17,151.5)	$(8,888.8)	$(5,263.2)	$(1,775.6)	$1,455.7

Haights Cross Communications, Inc.
Cash Flow Statement Projections

($ in thousands)

	FY09	FY10	FY11	FY12	FY13	FY14
Cash Flow Statement

Gross EBITDA	$50,707.7	$43,859.6	$46,434.3	$52,483.3	$57,905.5	$63,381.9

Non-Operating Expenses	(4,560.2)	(1,155.2)	(805.2)	(805.2)	(805.2)	(805.2)
Capital Expenditures	(17,529.2)	(20,973.5)	(22,528.1)	(23,614.0)	(24,731.3)	(25,888.3)
Cash Interest	(22,236.3)	(25,045.1)	(26,071.5)	(27,107.3)	(28,152.6)	(32,108.9)
Working Capital	3,723.1	(2,133.2)	(2,308.6)	(3,086.8)	(3,276.7)	(3,579.4)
Cash Taxes	(358.7)	(636.0)	(730.2)	(850.0)	(950.0)	(1,000.0)
Term Loan Paydown	0.0	(10,555.1)	0.0	0.0	0.0	0.0
Debt Restructuring Expenses	(15,875.1)	(7,990.8)	0.0	0.0	0.0	0.0
Oakstone Sale Net Proceeds	3,833.7	0.0	0.0	0.0	0.0	0.0
Other	1,574.7	0.0	0.0	0.0	0.0	0.0

Change in Cash	$(720.3)	$(24,629.3)	$(6,009.3)	$(2,980.0)	$(10.2)	$(0.0)

Beginning Cash	47,441.0	46,720.7	22,091.4	16,082.1	13,102.1	13,092.0

Ending Cash	$46,720.7	$22,091.4	$16,082.1	$13,102.1	$13,092.0	$13,092.0

Haights Cross Communications, Inc.
Balance Sheet Projections

($ in thousands)

	FY09	FY10	FY11	FY12	FY13	FY14
Balance Sheet

Assets:
Cash and Cash Equivalents	$46,720.7	$22,091.4	$16,082.1	$13,102.1	$13,092.0	$13,092.0
Accounts Receivable - Net	13,501.2	14,518.6	15,829.1	17,937.3	20,766.1	23,189.8
Inventory - Net	17,646.1	18,833.0	20,007.7	24,547.0	27,557.1	31,288.9
Direct Response Advertising - Current	1,265.7	1,339.0	3,220.9	3,419.5	3,630.5	3,854.4
Royalty Advances	5,531.4	5,686.5	6,084.1	6,388.3	6,822.7	7,279.8
Prepaid Expenses & Other Current Assets	2,432.7	2,060.0	2,167.3	1,992.5	1,948.6	1,920.7
Total Current Assets	$87,097.7	$64,528.5	$63,391.2	$67,386.9	$73,816.9	$80,625.6

Fixed Assets - Net	7,240.1	6,600.8	5,490.7	4,546.2	3,806.5	3,642.9
Product Development Costs - Net	32,911.6	34,872.9	37,836.3	40,760.3	43,349.1	45,775.0
Goodwill & Other Intangibles - Net	100,047.8	112,216.7	109,487.1	106,757.4	104,694.4	102,631.4
Other Long Term Assets	290.8	890.8	890.8	890.8	890.8	890.8
Total Assets	$227,587.9	$219,109.8	$217,096.1	$220,341.6	$226,557.7	$233,565.7

Liabilities and Member's Equity:
Accounts & Notes Payable	$8,828.7	$9,038.1	$9,546.0	$11,160.9	$12,038.4	$13,023.6
Accrued Liabilities	13,297.1	10,576.3	10,591.7	11,610.2	12,699.4	13,932.5
Accrued Interest	29,911.5	29,911.5	29,911.5	29,911.5	29,911.5	27,526.2
Deferred Subscription Income	5,012.0	7,450.4	9,490.4	10,745.8	11,942.8	12,953.7
Total Current Liabilities	$57,049.3	$56,976.2	$59,539.6	$63,428.5	$66,592.1	$67,436.1

Long Term Debt	385,849.9	180,803.1	181,614.2	182,433.4	183,260.9	183,538.6
Deferred Income Taxes	15,534.1	18,534.1	22,034.1	25,834.1	29,634.1	33,434.1
Total Liabilities	$458,433.3	$256,313.4	$263,187.9	$271,696.0	$279,487.1	$284,408.8

Total Net Equity	$(230,845.3)	$(37,203.6)	$(46,091.8)	$(51,354.4)	$(52,929.4)	$(50,843.1)
Total Liabilities & Equity	$227,587.9	$219,109.8	$217,096.1	$220,341.6	$226,557.7	$233,565.7